Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264087

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Strategic Storage Growth Trust II, Inc. (“SSGT II”):

On February 24, 2022, SmartStop Self Storage REIT, Inc. (“SmartStop”), SSGT II Merger Sub, LLC (“Merger Sub”), and SSGT II entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which SSGT II will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of SmartStop. In accordance with the applicable provisions of the Maryland General Corporation Law and Maryland Limited Liability Company Act, if approved by SSGT II’s disinterested stockholders, the separate existence of SSGT II shall cease. The Merger Agreement was entered into after a thorough evaluation and negotiation process conducted by the SSGT II board of directors (the “SSGT II Board”), with the assistance of its legal and financial advisors, and by a special committee of the SmartStop board of directors (the “SmartStop Special Committee”), with the assistance of its own legal and financial advisors. The SmartStop Special Committee is comprised solely of independent directors. The SSGT II Board is comprised of H. Michael Schwartz and James Barry. Mr. Schwartz also serves as Chief Executive Officer of SmartStop and Chairman of the SmartStop Board, and Mr. Barry also serves as Chief Financial Officer of SmartStop. The SSGT II Board and, based on the unanimous recommendation of the SmartStop Special Committee, the SmartStop Board, each unanimously approved the Merger. The obligations of SSGT II and SmartStop to effect the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement and described in this Proxy Statement and Prospectus.

As consideration for the Merger, in exchange for each share of SSGT II’s common stock, SSGT II stockholders will receive 0.9118 shares of SmartStop’s Class A common stock. The Merger is expected to create meaningful operational and financial benefits as described further herein. If the Merger was consummated as of the date of this Proxy Statement and Prospectus, the combined company would own 150 self storage facilities located in 19 states and the Greater Toronto Area of Ontario, Canada (the “Greater Toronto Area”), consisting of approximately 100,000 self storage units and 11.5 million rentable square feet, and interests in nine unconsolidated real estate ventures located in the Greater Toronto Area, consisting of six operating self storage properties and three parcels of land being developed into self storage facilities. The combined company would also manage an additional nine properties, consisting of approximately 6,100 units and 0.6 million rentable square feet.

This Proxy Statement and Prospectus contains important information about SmartStop, SSGT II, the Merger, and the Merger Agreement. You should read this entire Proxy Statement and Prospectus carefully because it contains important information about the Merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 22.

SSGT II will hold a special meeting of its stockholders on May 27, 2022, which will be held as a “virtual meeting” (the “SSGT II Special Meeting”), at which its stockholders will be asked to consider and vote on (i) a proposal to approve the Merger, and (ii) a proposal to adjourn the SSGT II Special Meeting to solicit additional proxies in favor of the proposal to approve the Merger, if necessary. The record date for determining the stockholders entitled to receive notice of, and to vote at, the SSGT II Special Meeting is the close of business on April 14, 2022 (the “Record Date”). The Merger will not be completed unless disinterested SSGT II stockholders approve the Merger by the affirmative vote of at least a majority of the outstanding shares of SSGT II’s common stock entitled to vote.

Based on the number of shares of SSGT II’s common stock outstanding on March 30, 2022, SmartStop expects to issue approximately 11.5 million shares of SmartStop Class A common stock to SSGT II stockholders. As a result, upon completion of the Merger and based upon March 30, 2022 share and operating partnership unit counts, the ownership of the combined company is estimated to be approximately: 78.2% existing SmartStop stockholders, 10.6% current SSGT II stockholders, 9.6% executive officers of SmartStop, and 1.6% other SmartStop OP unitholders. Neither SmartStop’s common stock nor SSGT II’s common stock is listed on a national securities exchange.

Whether you plan to attend the live webcast of the SSGT II Special Meeting or not, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this Proxy Statement and Prospectus.

On behalf of SSGT II’s management team and the SSGT II Board, we thank you for your support and urge you to vote FOR the approval of each of the matters to be presented at the SSGT II Special Meeting.

/s/ H. Michael Schwartz
H. Michael Schwartz,
Chief Executive Officer and President, Strategic Storage Growth Trust II, Inc.

Neither the U.S. Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the Merger or the securities to be issued under this Proxy Statement and Prospectus or has passed upon the adequacy or accuracy of the disclosure in this Proxy Statement and Prospectus. Any representation to the contrary is a criminal offense.

This Proxy Statement and Prospectus is dated April 18, 2022, and is first being mailed to SSGT II stockholders on or about April 18, 2022.

STRATEGIC STORAGE GROWTH TRUST II, INC.

10 Terrace Road

Ladera Ranch, California 92694

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2022

To the Stockholders of Strategic Storage Growth Trust II, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “SSGT II Special Meeting”) of Strategic Storage Growth Trust II, Inc., a Maryland corporation (“SSGT II”), to be held at 9:00 a.m. Pacific Time on May 27, 2022, which will be held as a “virtual meeting.” You will be able to attend the SSGT II Special Meeting and vote and submit your questions during the SSGT II Special Meeting via live webcast by visiting https://meetnow.global/MT94GV7. At the SSGT II Special Meeting, stockholders will be asked to consider and vote upon:

1.

A proposal to approve the merger, referred to as the “Merger,” of SSGT II with and into SSGT II Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”), with Merger Sub surviving the Merger, pursuant to the Agreement and Plan of Merger, dated as of February 24, 2022, by and among SmartStop, Merger Sub, and SSGT II (the “Merger Agreement”), which we refer to as the “Merger Proposal.”

2.

A proposal to adjourn the SSGT II Special Meeting to solicit additional proxies in favor of the Merger Proposal if there are not sufficient votes to approve the Merger Proposal, if necessary and as determined by the chair of the SSGT II Special Meeting, which we refer to as the “Adjournment Proposal.”

The SSGT II board of directors recommends that you vote FOR the Merger Proposal and FOR the Adjournment Proposal.

The SSGT II board of directors has fixed the close of business on April 14, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the SSGT II Special Meeting or any postponement or adjournment thereof. Only record holders of common stock at the close of business on the record date are entitled to notice of and to vote at the SSGT II Special Meeting.

For further information regarding the matters to be acted upon at the SSGT II Special Meeting, I urge you to carefully read the accompanying proxy statement and prospectus. If you have questions about these proposals or would like additional copies of the proxy statement, please contact Nicholas M. Look, SSGT II’s Secretary, via mail at 10 Terrace Road, Ladera Ranch, California 92694 or via telephone at (877) 327-3485.

Whether you own a few or many shares and whether you plan to attend the live webcast or not, it is important that your shares be voted on matters that come before the SSGT II Special Meeting. SSGT II’s shares are widely held, so every stockholder’s vote is important to SSGT II. To make voting easier for you, you may authorize a proxy to vote your shares in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by completing a proxy card at www.proxy-direct.com; or (3) by telephone at 1-800-337-3503. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the SSGT II board of directors.

You are cordially invited to attend the SSGT II Special Meeting and are encouraged to attend the live webcast. Whether or not you plan to attend the live webcast, please authorize a proxy to vote your shares using one of the three prescribed methods. Your vote is very important.

By Order of the Board of Directors,

/s/ Nicholas M. Look
Nicholas M. Look
Secretary of Strategic Storage Growth Trust II, Inc.

Ladera Ranch, California

April 18, 2022

ABOUT THIS PROXY STATEMENT AND PROSPECTUS

This document, which forms part of a registration statement on Form S-4 (Registration No. 333-264087) filed with the Securities and Exchange Commission by SmartStop, constitutes a prospectus of SmartStop under the Securities Act of 1933, as amended, with respect to the SmartStop Class A Common Stock to be issued to SSGT II stockholders pursuant to the Merger Agreement. This document also constitutes a Proxy Statement of SSGT II. Additionally, it constitutes a notice of meeting with respect to the SSGT II Special Meeting.

You should rely only on the information contained in this Proxy Statement and Prospectus. No one has been authorized to provide you with information that is different from that contained in this Proxy Statement and Prospectus. This Proxy Statement and Prospectus is dated April 18, 2022. You should not assume that the information contained in this Proxy Statement and Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement and Prospectus to SSGT II stockholders nor the issuance by SmartStop of SmartStop Class A Common Stock to SSGT II stockholders pursuant to the Merger Agreement will create any implication to the contrary.

This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this Proxy Statement and Prospectus regarding SmartStop has been provided by SmartStop and information contained in this Proxy Statement and Prospectus regarding SSGT II has been provided by SSGT II.

Below is a list of certain terms that are used throughout this Proxy Statement and Prospectus and their associated definitions:

Acquisition Proposal	Any bona fide proposal or offer from any person (other than SmartStop or any of its subsidiaries) made after the date of the Merger Agreement, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving SSGT II or any subsidiary of SSGT II that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of SSGT II, (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT II or any significant subsidiary of SSGT II representing 20% or more of the consolidated assets of SSGT II, (c) issue, sale or other disposition by SSGT II or any subsidiaries of SSGT II (including by way of merger, consolidation, share exchange, business combination or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of SSGT II Common Stock, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of SSGT II Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT II in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of SSGT II Common Stock, or (f) transaction that is similar in form, substance, or purpose to any of the foregoing transactions. However, an Acquisition Proposal does not include (i) the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT II and one or more of the subsidiaries of SSGT II or solely among the subsidiaries of SSGT II.

i

Adjournment Proposal	The proposal to adjourn the SSGT II Special Meeting to solicit additional proxies in favor of the Merger Proposal if there are not sufficient votes to approve the Merger Proposal, if necessary and as determined by the chair of the SSGT II Special Meeting.

Adverse Recommendation Change	Any formal or informal action by the SSGT II Board to (a) withdraw, modify, or amend the SSGT II Board recommendation in any manner adverse to SmartStop, (b) approve, endorse, or recommend any Acquisition Proposal, or (c) fail to make the SSGT II Board recommendation or fail to include the SSGT II Board recommendation in the proxy statement.

Alternative Acquisition Agreement	Any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an acceptable confidentiality agreement) relating to any Acquisition Proposal.

Bass Berry	Bass, Berry & Sims PLC, counsel to the SSGT II Board.

Code	The Internal Revenue Code of 1986, as amended.

Combined Company	SmartStop and its consolidated subsidiaries (including Merger Sub) after the closing of the Merger.

DRP	A distribution reinvestment plan.

Exchange Act	The Securities Exchange Act of 1934, as amended.

Exchange Ratio	The exchange ratio of 0.9118 shares of SmartStop Class A Common Stock for each share of SSGT II Common Stock as provided for in the Merger pursuant to the Merger Agreement.

Former Dealer Manager	Select Capital Corporation, the former dealer manager for SmartStop and SSGT II.

Former External Advisor	Strategic Storage Advisor II, LLC, the former external advisor of SmartStop.

GAAP	United States generally accepted accounting principles.

Go Shop Bidder	Any person that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the SSGT II Board determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five business days before the date of the Go Shop Period End Time, not later than five business days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.

Go Shop Period End Time	11:59 p.m. (California local time) on March 26, 2022.

Intervening Event	A change in circumstances or development that materially affects the business, assets or operations of SSGT II and the subsidiaries of SSGT II, taken as a whole, that was not known to or reasonably foreseeable by the SSGT II Board prior to the execution of the Merger Agreement, which change in circumstances or development becomes known to the SSGT II Board prior to the SSGT II stockholders approving the Merger. However, in no event will the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter related to or a consequence of an Acquisition Proposal, (ii) any effect arising out of or related to the COVID-19 pandemic or COVID-19 measures, and (iii) any effect arising out of the announcement or pendency of, or actions required to be taken pursuant to, the Merger Agreement.

KeyBanc	KeyBanc Capital Markets Inc., financial advisor to the SSGT II Board.

Managed REITs	SSGT II, SST VI and any future REITs sponsored by SRA.

Merger	The merger of SSGT II with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the Merger Agreement.

Merger Consideration	The conversion of each share of SSGT II Common Stock (or fraction thereof) issued and outstanding immediately prior to the effective time of the Merger, into the right to receive 0.9118 shares of SmartStop Class A Common Stock (or fraction thereof).

Merger Proposal	The proposal to approve the Merger.

Merger Sub	SSGT II Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SmartStop.

MGCL	Maryland General Corporation Law or any successor statute.

NASAA	The North American Securities Administrators Association.

NASAA REIT Guidelines	The Statement of Policy Regarding Real Estate Investment Trusts adopted by NASAA.

Nelson Mullins	Nelson Mullins Riley & Scarborough LLP, counsel to SmartStop.

OP Unit	A common unit of limited partnership interest of SmartStop OP.

Outside Date	November 21, 2022.

Record Date	April 14, 2022, the record date for determining stockholders eligible to vote at the SSGT II Special Meeting.

REIT	A real estate investment trust within the meaning of Section 856 through 860 of the Code.

SAM	SmartStop Asset Management, LLC, the former sponsor of SmartStop and SSGT II.

SEC	The United States Securities and Exchange Commission.

Securities Act	The Securities Act of 1933, as amended.

Self Storage Platform	The self storage advisory, asset management and property management businesses and certain joint venture interests of SAM.

Shapiro Sher	Shapiro Sher Guinot & Sandler, P.A., Maryland counsel to the SSGT II Board.

SmartCentres	SmartCentres Real Estate Investment Trust, a Canadian REIT.

SmartStop	SmartStop Self Storage REIT, Inc.

SmartStop Board	The board of directors of SmartStop.

SmartStop Bylaws	The bylaws of SmartStop.

SmartStop Charter	The charter of SmartStop.

SmartStop Class A Common Stock	Shares of Class A common stock of SmartStop, par value $0.001 per share.

SmartStop Class T Common Stock	Shares of Class T common stock of SmartStop, par value $0.001 per share.

SmartStop Common Stock	SmartStop’s common stock, including shares of SmartStop Class A Common Stock and SmartStop Class T Common Stock.

SmartStop DRP Offering	SmartStop’s offering of up to $100.9 million in shares under SmartStop’s DRP.

SmartStop Offering	SmartStop’s initial public offering of SmartStop Common Stock.

SmartStop OP	SmartStop OP, L.P.

SmartStop Equity Incentive Plan	The Employee and Director Long-Term Incentive Plan of SmartStop Self Storage REIT, Inc., as amended.

SmartStop Severance Plan	The SmartStop Self Storage REIT, Inc. Executive Severance and Change of Control Plan, as amended.

SmartStop Special Committee	The special committee of the SmartStop Board, consisting solely of independent directors of SmartStop, that was formed by the SmartStop Board to consider the Merger and the other transactions contemplated by the Merger Agreement.

SmartStop TRS	SmartStop TRS, Inc.

SRA	SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop.

SSA	SmartStop Storage Advisors, LLC, an indirect subsidiary of SmartStop.

SS OP Holdings	SS OP Holdings, LLC, a subsidiary of SAM.

SSGT	Strategic Storage Growth Trust, Inc.

SSGT II	Strategic Storage Growth Trust II, Inc.

SSGT II Advisor	SS Growth Advisor II, Inc., SSGT II’s external advisor and an indirect subsidiary of SmartStop.

SSGT II Advisory Agreement	Advisory Agreement, dated as of October 26, 2018, by and among SSGT II, SSGT II OP, and SSGT II Advisor.

SSGT II Board	The board of directors of SSGT II.

SSGT II Bylaws	The bylaws of SSGT II.

SSGT II Charter	The charter of SSGT II.

SSGT II Common Stock	SSGT II’s common stock, par value $0.001 per share.

SSGT II DRP Offering	SSGT II’s offering of up to $20 million in shares under SSGT II’s DRP.

SSGT II Offering	SSGT II’s private placement offering of SSGT II Common Stock.

SSGT II OP	SS Growth Operating Partnership II, L.P.

SSGT II Operating Partnership Agreement	The First Amended and Restated Limited Partnership Agreement of SSGT II OP, as amended and as may be amended from time to time.

SSGT II Special Meeting	The special meeting of stockholders of SSGT II, which will be a “virtual meeting” via live webcast at 9:00 a.m. Pacific Time on May 27, 2022.

SST IV	Strategic Storage Trust IV, Inc.

SST VI	Strategic Storage Trust VI, Inc., a public non-traded REIT sponsored by SRA.

Stanger	Robert A. Stanger & Co, Inc., financial advisor to the SmartStop Special Committee.

STAS	Strategic Transfer Agent Services, LLC, the transfer agent for SmartStop and SSGT II.

Superior Proposal	A written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” are replaced with “50%”) that the SSGT II Board determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of SSGT II (in their capacities as stockholders) than the Merger and the other transactions contemplated by the Merger Agreement (as it may be proposed to be amended by SmartStop). Such a determination of the SSGT II Board must be made in consultation with its outside legal and financial advisors, after taking into account (a) all of the terms and conditions of the Acquisition Proposal and the Merger Agreement (as it may be proposed to be amended by SmartStop) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the SSGT II Board determines in good faith to be material to such analysis).

Tenant Program	A tenant insurance plan, tenant protection plan or similar program.

Termination Agreement	Termination Agreement, dated as of February 24, 2022, by and among SSGT II, SSGT II OP, and SSGT II Advisor.

Unaffiliated Holders	The holders of shares of SSGT II Common Stock (other than SmartStop and its affiliates).

Venable	Venable LLP, Maryland counsel to the SmartStop Special Committee.

v

PROPOSALS SUBMITTED TO SSGT II STOCKHOLDERS	115

The Merger Proposal	115

The SSGT II Adjournment Proposal	116

Other Business	116

THE MERGER	116

General	116

Background of the Merger	117

SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board	123

SmartStop’s Reasons for the Merger	127

Opinion of the SSGT II Board’s Financial Advisor	130

Certain SmartStop and SSGT II Unaudited Financial Projections	142

Interests of SSGT II’s Directors and Executive Officers in the Merger	144

Relationship of SSGT II and SmartStop	144

Directors and Management of the Combined Company After the Merger	144

Regulatory Approvals Required for the Merger	144

Timing of the Merger	144

Accounting Treatment of the Merger	145

Issuance of Shares of SmartStop Class A Common Stock	145

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	145

Material U.S. Federal Income Tax Consequences of the Merger	147

REIT Qualification of SSGT II and SmartStop	148

Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of SmartStop Class A Common Stock	149

Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships	161

Material U.S. Federal Income Tax Consequences to Holders of SmartStop Class A Common Stock	163

Information Reporting and Backup Withholding	167

Medicare Contribution Tax on Unearned Income	168

Additional Withholding Tax on Payments Made to Foreign Accounts	168

Statement of Stock Ownership	169

Other Tax Consequences	169

DISTRIBUTIONS	169

THE MERGER AGREEMENT	170

Explanatory Note Regarding the Merger Agreement	170

Form, Effective Time, and Closing of the Merger	170

Merger Consideration	170

No Appraisal Rights	171

Representations and Warranties	171

Definition of “Material Adverse Effect”	173

Conditions to Completion of the Merger	174

Covenants and Agreements	176

Termination of the Merger Agreement	187

Specific Performance	189

Fees and Expenses	190

Amendment and Waiver	190

Governing Law; Waiver of Jury Trial	190

DESCRIPTION OF SMARTSTOP STOCK	190

Description of Common Stock	191

Meetings and Special Voting Requirements	192

Restrictions on Ownership and Transfer	192

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and Prospectus (including the Annexes), contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which SmartStop and SSGT II operate and beliefs of, and assumptions made by, SmartStop management and SSGT II management and involve uncertainties that could significantly affect the financial results of SmartStop, SSGT II, or the Combined Company. Words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “continue,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving SmartStop and SSGT II, including future financial and operating results, and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that SmartStop and SSGT II expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations, and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although SmartStop and SSGT II believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, SmartStop and SSGT II can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•	the ability of SSGT II to obtain the required stockholder approval;

•	the satisfaction or waiver of other conditions in the Merger Agreement;

•	the risk that the Merger or other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could cause SSGT II to pay SmartStop a termination payment or either party to reimburse the other party for transaction expenses, as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 187;

•	the ability of SmartStop to acquire and dispose of properties on attractive terms;

•	risks related to disruption of management’s attention from SSGT II’s and SmartStop’s ongoing business operations due to the transaction;

•

the effect of the announcement of the Merger on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally;

•	changes in international, national, regional and local economic conditions, including the impact of the COVID-19 pandemic;

•	changes in financial markets and interest rates, or to the business or financial condition of SmartStop, SSGT II, the Combined Company or their respective businesses;

•	the nature and extent of future competition;

•	the ability of SmartStop, SSGT II and the Combined Company to maintain qualification as a REIT due to economic, market, legal, tax or other considerations;

•	availability to SmartStop, SSGT II and the Combined Company of financing and capital; and

•

those additional risks and factors discussed in reports filed with the SEC by SmartStop from time to time, including those discussed under the heading “Risk Factors” in this Proxy Statement and Prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this Proxy Statement and Prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Proxy Statement and Prospectus. All forward-looking statements, expressed or implied, included in this Proxy Statement and Prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that SmartStop, SSGT II or persons acting on their behalf may issue. Except as required by law, neither SmartStop nor SSGT II undertakes any duty to update any forward-looking statements appearing in this Proxy Statement and Prospectus, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.

SUMMARY OF PRINCIPAL RISK FACTORS

The following list of risks and uncertainties is only a summary of some of the most important risks related to SmartStop, the Merger, and the Combined Company, and is not intended to be exhaustive. This risk factor summary should be read together with the more detailed discussion of risks and uncertainties set forth under “Risk Factors.”

•	The Merger Consideration will not be adjusted in the event of any change in the relative values of SSGT II or SmartStop.

•

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the requirement that SSGT II pay a termination payment to SmartStop or, in certain circumstances, that SSGT II or SmartStop pay expenses to the other party.

•	Failure to complete the Merger could negatively impact the future business and financial results of SSGT II.

•

The pendency of the Merger, including as a result of the restrictions on the operation of SSGT II’s and SmartStop’s business during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of SSGT II, SmartStop, or both.

•

The Merger Agreement contains provisions that could discourage a potential competing acquiror of SSGT II or could result in a competing Acquisition Proposal being at a lower price than it might otherwise be.

•	SSGT II and SmartStop each expect to incur substantial expenses related to the Merger.

•	The ownership positions of the SmartStop and SSGT II stockholders will be diluted by the Merger.

•	The Combined Company will have substantial indebtedness upon completion of the Merger.

•	The Combined Company may be unable to continue paying distributions at or above the rates currently paid by SSGT II and SmartStop.

•

The historical consolidated financial information included elsewhere in this Proxy Statement and Prospectus may not be representative of the Combined Company’s results following the effective time of the Merger, and accordingly, SSGT II stockholders have limited financial information on which to evaluate the Combined Company.

•

The Combined Company may incur adverse tax consequences if, prior to the Merger, SSGT II or SmartStop, or, after the Merger, the Combined Company, fail to qualify as a REIT for U.S. federal income tax purposes.

•

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

•	If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, there may be adverse tax consequences.

•	The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded portfolio and operations following the Merger.

•	A high concentration of the Combined Company’s properties in a particular geographic area would magnify the effects of downturns in that geographic area.

•

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated net asset value per share of SmartStop used to establish the exchange ratio in the Merger.

•

SmartStop has paid, and may continue to pay, distributions from sources other than cash flow from operations; therefore, SmartStop will have fewer funds available for the acquisition of properties, and its stockholders’ overall return may be reduced.

•

There is currently no public trading market for SmartStop’s shares and there may never be one; therefore, it will be difficult for SmartStop’s stockholders to sell their shares. The SmartStop Charter does not require it to pursue a liquidity transaction at any time.

•

SmartStop’s share redemption program is currently suspended, and even if stockholders are able to have their shares redeemed, SmartStop’s stockholders may not be able to recover the amount of their investment in SmartStop’s shares.

•

SmartStop has issued Series A Convertible Preferred Stock that ranks senior to all common stock and grants the holder superior rights compared to common stockholders, which may have the effect of diluting stockholders’ interests in SmartStop and discouraging a takeover or other similar transaction.

•	SmartStop may only calculate the value per share for its shares annually and, therefore, SmartStop’s stockholders may not be able to determine the net asset value of their shares on an ongoing basis.

•	SmartStop may be unable to pay or maintain cash distributions or increase distributions over time.

•

Because SmartStop is focused on the self storage industry, its rental revenues will be significantly influenced by demand for self storage space generally, and a decrease in such demand would likely have a greater adverse effect on its rental revenues than if it owned a more diversified real estate portfolio.

•

If SmartStop or the other parties to its loans breach covenants thereunder, such loan or loans could be deemed in default, which could accelerate SmartStop’s repayment date thereunder and materially adversely affect the value of its stockholders’ investment in SmartStop.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SSGT II SPECIAL MEETING

Below we have provided answers to some questions that SSGT II stockholders may have regarding the proposed transaction between SmartStop and SSGT II and the other proposals to be considered at the SSGT II Special Meeting. SmartStop and SSGT II urge you to carefully read this entire Proxy Statement and Prospectus, including the Annexes, because the information in this section does not provide all of the information that may be important to you.

Q:	Why am I receiving this Proxy Statement and Prospectus?

A:

You are a stockholder of SSGT II, and the Merger cannot be completed unless the disinterested stockholders of SSGT II vote to approve the Merger pursuant to the Merger Agreement. For purposes of approving the Merger pursuant to the Merger Agreement, “disinterested stockholders” means the stockholders of SSGT II, other than SmartStop and its subsidiaries, H. Michael Schwartz, and James Barry (to the extent such individuals or entities hold shares of SSGT II).

SSGT II will hold a special meeting of its stockholders to obtain this approval and to consider and vote on the other proposal as described elsewhere in this Proxy Statement and Prospectus. This Proxy Statement and Prospectus contains important information about the Merger and the proposals being considered and voted on at the SSGT II Special Meeting and you should read it carefully. The enclosed voting materials allow you to vote your shares of SSGT II Common Stock without participating in the meeting via live webcast. Approval by SmartStop stockholders is not required to consummate the Merger.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible.

Q:	What is the proposed Merger?

A:

Pursuant to the Merger Agreement, SSGT II will merge with and into Merger Sub, with Merger Sub surviving the Merger, such that following the Merger, Merger Sub will continue as a wholly owned subsidiary of SmartStop. In accordance with the applicable provisions of the MGCL and MLLCA, the separate existence of SSGT II shall cease.

Q:	What is the relationship of SSGT II and SmartStop?

A:

SRA, which is the sponsor of SSGT II, is controlled and owned by SmartStop. SSGT II Advisor is owned and controlled by SRA. H. Michael Schwartz, Wayne Johnson and Nicholas M. Look are executive officers of each of SSGT II and SmartStop, James Barry is a director of SSGT II and an executive officer of SmartStop, and Mr. Schwartz is a director of each of SSGT II and SmartStop.

Q:	Why is the SSGT II Board recommending the Merger?

A:	The Merger is expected to have a number of benefits for SSGT II stockholders, including the following:

•

Portfolio Diversification – the Combined Company’s portfolio would have a more diverse asset mix than SSGT II’s portfolio on a stand-alone basis, both in terms of physical occupancy, rental rates and geographic location, including an increased presence in key markets;

•	Enhanced Size and Scale – the Combined Company’s balance sheet would have increased assets, equity and liquidity as compared to SSGT II on a stand-alone basis;

•

Creates Efficiencies – the combination of the SSGT II portfolio, which consists of assets already being managed by SmartStop, is expected to create operating and cost efficiencies, including eliminating certain duplicative overhead costs and creating a more streamlined and efficient business structure; and

•

Self Management – the Combined Company’s self-managed and fully integrated structure would allow the combined portfolios to grow without the costs associated with being externally advised, including asset management, construction management, and property management fees.

See the section titled “The Merger— SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board” beginning on page 123.

Q:	What will happen in the Merger?

A:

At the effective time of the Merger, each issued and outstanding share of SSGT II Common Stock (or fraction thereof) will be converted automatically into the right to receive 0.9118 shares of SmartStop Class A Common Stock (or fraction thereof) pursuant to the terms of the Merger Agreement.

See “The Merger Agreement—Merger Consideration” beginning on page 170 for detailed descriptions of the Merger Consideration and treatment of securities.

Q:	Will my rights as a SSGT II stockholder change as a result of the Merger?

A:	Yes. See the section titled “Comparison of Rights of SSGT II Stockholders and SmartStop Stockholders” beginning on page 199.

Q:	How will SmartStop stockholders be affected by the Merger and the issuance of shares of SmartStop Class A Common Stock in connection with the Merger?

A:

After the Merger, each SmartStop stockholder will continue to own the shares of SmartStop Class A Common Stock that such stockholder held immediately prior to the effective time of the Merger. As a result, each SmartStop stockholder will own shares of common stock in a larger company with more assets. However, because SmartStop will be issuing new shares of SmartStop Class A Common Stock to SSGT II stockholders in exchange for shares of SSGT II Common Stock in the Merger, each outstanding share of SmartStop Common Stock immediately prior to the effective time of the Merger will represent a smaller percentage of the aggregate number of shares of SmartStop Common Stock outstanding after the Merger. Upon completion of the Merger, and based upon March 30, 2022 share and operating partnership unit counts, the ownership of the Combined Company is estimated to be approximately: 78.2% existing SmartStop stockholders, 10.6% current SSGT II stockholders, 9.6% executive officers of SmartStop, and 1.6% other SmartStop OP unitholders. See “The Merger Agreement—Merger Consideration” beginning on page 170 for additional information.

Q:	Am I being asked to vote on any other proposals at the SSGT II Special Meeting in addition to the Merger Proposal?

A:

Yes. At the SSGT II Special Meeting, SSGT II stockholders will be asked to consider and vote to approve one or more adjournments of the SSGT II Special Meeting to another date, time or place, if necessary or appropriate and as determined by the chairman of the SSGT II Special Meeting, to solicit additional proxies in favor of the Merger Proposal.

Q:	How does the SSGT II Board recommend that SSGT II stockholders vote?

A:	The SSGT II Board recommends that SSGT II stockholders vote FOR the Merger Proposal and FOR the Adjournment Proposal.

For a more complete description of the recommendation of the SSGT II Board, see “The Merger— SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board” beginning on page 123.

Q:	Will SmartStop and SSGT II continue to pay dividends or other distributions prior to the closing of the Merger?

A:	Yes, the Merger Agreement permits the declaration and payment by SmartStop and SSGT II of regular distributions in accordance with past practice on SmartStop Common Stock and SSGT II Common Stock,

respectively (and in the case of SmartStop, distributions on its Series A Convertible Preferred Stock at an annual rate not to exceed $62.50 per share of Series A Convertible Preferred Stock), as well as any distribution that is reasonably necessary to maintain each company’s respective REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. As previously disclosed, the SSGT II Board approved the suspension of SSGT II’s DRP commencing March 6, 2022, therefore further distributions to SSGT II stockholders are being paid in cash, unless and until SSGT II’s DRP is reinstated. In addition, on March 7, 2022, the SmartStop Board approved the suspension of SmartStop’s DRP. For further information regarding the declaration and payment of distributions by SmartStop and SSGT II prior to the effective time of the Merger, see “Distributions” on page 169.

Q:	What is SmartStop’s distribution rate?

A:

On March 25, 2022, the SmartStop Board declared a daily distribution rate of approximately $0.00164 per day per share on the outstanding shares of SmartStop Common Stock payable to Class A and Class T stockholders of record of such shares as shown on SmartStop’s books at the close of business on each day of the period commencing on April 1, 2022 and ending April 30, 2022. On an annual basis, such distribution equals $0.60 per share per year. Future distributions, including those following the Merger, are not guaranteed and will be determined by the board of directors of the Combined Company in its sole discretion.

Q:

Will SSGT II stockholders who participated in SSGT II’s distribution reinvestment plan immediately prior to the Merger, and who desire to participate in SmartStop’s distribution reinvestment plan following the consummation of the Merger, automatically be able to participate in such plan?

A:

SmartStop’s DRP is currently suspended. If such suspension is lifted, we expect that each SSGT II stockholder who was a participant in the DRP of SSGT II immediately prior to the Merger will be automatically enrolled in the Combined Company’s DRP. Any SSGT II stockholder who was not a participant in SSGT II’s DRP prior to the Merger but who desires to take part in the Combined Company’s DRP following the consummation of the Merger will need to enroll in the Combined Company’s DRP, to the extent the suspension of the DRP is lifted. Such stockholders should contact the SmartStop Investor Relations department by calling (866) 418-5144.

Q:	Will SSGT II Advisor, SSA, or SmartStop receive any fees as a result of the Merger?

A:

Concurrently with the entry into the Merger Agreement, SSGT II, SSGT II OP, and SSGT II Advisor entered into the Termination Agreement, pursuant to which, among other things, the SSGT II Advisory Agreement will terminate upon the effective time of the Merger without any payment to SSGT II Advisor. However, the distribution otherwise payable to SSA, as holder of the special limited partner interest in SSGT II OP, as a result of the Merger (in redemption of the special limited partner interest in SSGT II OP held by SSA) was considered in the determination of the Exchange Ratio, and therefore SmartStop, which is the indirect owner of SSA, will receive the benefit of such distribution.

Q:	When and where will the SSGT II Special Meeting be held?

A:

The SSGT II Special Meeting will be a completely virtual meeting and will be conducted exclusively by webcast. You are entitled to participate in the meeting only if you were a stockholder of SSGT II as of the close of business on the Record Date, or if you hold a valid proxy for the meeting. No physical meeting will be held.

You will be able to attend the meeting online and submit your questions during the meeting by visiting https://meetnow.global/MT94GV7. You also will be able to vote your shares online by attending the meeting by webcast. To participate in the meeting, you will need to log on using the control number from your proxy card or meeting notice. The control number can be found in the shaded box.

The online meeting will begin promptly on May 27, 2022 at 9:00 a.m. (PDT). We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the access instructions as outlined in this proxy statement.

Q:	What if I have trouble accessing the SSGT II Special Meeting virtually?

A:

The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 or 1-781-575-2748.

Q:	Who can vote at the SSGT II Special Meeting?

A:

All holders of SSGT II Common Stock of record as of the close of business on April 14, 2022, the Record Date, are entitled to receive notice of and to vote at the SSGT II Special Meeting. Each share of SSGT II Common Stock is entitled to one vote on each proposal presented at the SSGT II Special Meeting. As of the Record Date, there were approximately 12.7 million shares of SSGT II Common Stock outstanding held by approximately 1,445 holders of record (which includes a total of 126.26 shares of SSGT II Common Stock owned of record by SSGT II Advisor, an indirect subsidiary of SmartStop).

Q:	What constitutes a quorum?

A:

The presence at the SSGT II Special Meeting, in person via webcast or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. There must be a quorum for the meeting to be held. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum.

Q:	Do any of SSGT II’s executive officers or directors have interests in the Merger that may differ from those of SSGT II stockholders?

A:

SSGT II’s directors and some of SSGT II’s executive officers have interests in the Merger that are different from, or in addition to, the interests of SSGT II stockholders. The members of the SSGT II Board are aware of and considered these interests, among other matters, in evaluating the Merger and the other transactions contemplated by the Merger Agreement and in recommending that SSGT II stockholders vote FOR the Merger Proposal and FOR the Adjournment Proposal. For a description of these interests, refer to “The Merger—Interests of SSGT II’s Directors and Executive Officers in the Merger” beginning on page 144.

Q:	When is the Merger expected to be completed?

A:

SmartStop and SSGT II expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the Merger Agreement. If the disinterested SSGT II stockholders approve the Merger, and if the other conditions to closing the Merger are satisfied or waived, it is currently expected that the Merger will be completed in the first half of 2022. However, there is no guarantee that the conditions to the Merger will be satisfied or that the Merger will close on the expected timeline or at all. SmartStop and SSGT II have a mutual right to terminate the Merger Agreement if the Merger is not completed by the Outside Date. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 187.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of SmartStop and SSGT II of an opinion from its respective counsel to that effect. Assuming the Merger qualifies as a reorganization, a holder of shares of SSGT II Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of SmartStop Class A Common Stock in exchange for shares of SSGT II Common Stock in connection with the Merger.

Q:

How will my receipt of SmartStop Class A Common Stock in exchange for my SSGT II Common Stock be recorded? Will I have to take any action in connection with the recording of such ownership of SmartStop Class A Common Stock? Will such shares of SmartStop Class A Common Stock be certificated or in book-entry form?

A:

Pursuant to the Merger Agreement, as soon as practicable following the Merger effective time, SmartStop will cause Strategic Transfer Agent Services, Inc., the exchange agent in connection with the Merger, to record the issuance of SmartStop Class A Common Stock as Merger Consideration pursuant to the Merger Agreement. If the Merger is consummated, you will not have to take any action in connection with the recording of your ownership of SmartStop Class A Common Stock. Shares of SmartStop Class A Common Stock issued as Merger Consideration to you will not be certificated and will be in book-entry form and will be recorded in the books and records of SmartStop.

Q:	Is SmartStop considering a liquidity event at this time?

A:

Like SSGT II Common Stock, SmartStop Class A Common Stock is not currently listed on a national securities exchange and, as such, is not publicly traded. In connection with the suspension of its DRP and share redemption program, SmartStop has disclosed that the SmartStop Board is reviewing alternatives to provide liquidity to SmartStop stockholders. If the Combined Company, following the Merger, completes a liquidity event, the value ascribed to the shares of the Combined Company in connection with such liquidity event may be significantly lower than the estimated net asset value of the SmartStop Class A Common Stock considered by the SSGT II Board and the SmartStop Special Committee and the estimated net asset value per share of the Combined Company that may be reflected on the account statements of stockholders of the Combined Company after the consummation of the Merger. The SmartStop Charter does not require SmartStop to pursue a liquidity event at any time. Moreover, there can be no assurance that SmartStop will complete a liquidity event or that there will ever be a public trading market for the SmartStop Class A Common Stock. In addition, if SmartStop were to list a class of SmartStop Common Stock (other than the SmartStop Class A Common Stock) on a national securities exchange, the SmartStop Charter would prohibit trading any shares of the SmartStop Class A Common Stock until the six month anniversary of the listing, at which time they will automatically convert into shares of the listed class (at an exchange ratio set forth in the SmartStop Charter).

Q:	Are SSGT II stockholders entitled to appraisal rights?

A:	No. SSGT II stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger.

Q:	What do I need to do now?

A:

After you have carefully read this Proxy Statement and Prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of SSGT II Common Stock will be represented and voted at the SSGT II Special Meeting. The method by which you submit a proxy will in no way limit your right to vote at the SSGT II Special Meeting, if you later decide to attend the virtual meeting. If your shares of SSGT II Common Stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote at the virtual SSGT II Special Meeting. Obtaining a legal proxy may take several days and you must provide it to the proxy solicitor in advance of the SSGT II Special Meeting. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you or plan to attend the live webcast of the SSGT II Special Meeting by visiting https://meetnow.global/MT94GV7 at 9:00 a.m. Pacific Time on May 27, 2022.

Q:	How will my proxy be voted?

A:

All shares of SSGT II Common Stock entitled to vote and represented by properly completed proxies received prior to the SSGT II Special Meeting, and not revoked, will be voted at the SSGT II Special Meeting as instructed on the proxies. You have the following three options for submitting your vote by proxy:

•	via mail, by completing, signing, dating, and returning your proxy card in the enclosed envelope;

•	via the Internet at www.proxy-direct.com; or

•	via telephone at 1-800-337-3503.

If you properly sign, date and return a proxy card, but do not indicate how your shares of SSGT II Common Stock should be voted on any proposal, the shares of SSGT II Common Stock represented by your proxy will be voted as the SSGT II Board recommends. If your shares are held in street name through a broker or other nominee and you do not provide voting instructions to your broker or other nominee, your shares of SSGT II Common Stock will NOT be voted at the SSGT II Special Meeting and may result in broker non-votes.

If you elect to participate in the SSGT II Special Meeting via live webcast, you can vote online during the SSGT II Special Meeting prior to the closing of the polls, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	Can I, as a SSGT II stockholder, revoke my proxy or change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the SSGT II Special Meeting. For information on how to revoke your proxy or change your vote, see “The SSGT II Special Meeting—Revocation of Proxies or Voting Instructions” beginning on page 114.

Q:	What does it mean if I receive more than one set of voting materials for the SSGT II Special Meeting?

A:

You may receive more than one set of voting materials for the SSGT II Special Meeting, including multiple copies of this Proxy Statement and Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of SSGT II Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of SSGT II Common Stock. If you are a holder of record and your shares of SSGT II Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Will a proxy solicitor be used?

A:

Yes. SSGT II has contracted with Computershare to assist SSGT II in the distribution of proxy materials and the solicitation of proxies. Computershare will be paid fees of approximately $37,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. SSGT II also expects to incur approximately $23,000 in expenses related to printing of these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person via webcast, by telephone or by electronic communication by SSGT II’s directors and officers who will not receive any additional compensation for such solicitation activities. SSGT II will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to SSGT II’s stockholders.

Q:	Who can answer my questions?

A:

If you have any questions about the Merger or how to submit your proxy or need additional copies of this Proxy Statement and Prospectus, the enclosed proxy card or voting instructions, you should contact:

SSGT II:

Strategic Storage Growth Trust II, Inc.

Attention: Nicholas M. Look, Secretary

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

Computershare Fund Services:

PO Box 5696

Hauppauge, NY 11788-2847

(866) 434-5625

SUMMARY

The following summary highlights some of the information contained in this Proxy Statement and Prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement and the Merger, SmartStop and SSGT II encourage you to read carefully this entire Proxy Statement and Prospectus, including the attached Annexes and the other documents to which we have referred you because this summary does not provide all the information that might be important to you with respect to the Merger. See also the section entitled “Where You Can Find More Information” beginning on page 202. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

SmartStop Self Storage REIT, Inc.

SmartStop Self Storage REIT, Inc. is a public, non-traded REIT that was formed as a Maryland corporation on January 8, 2013. SmartStop elected to be taxed as a REIT beginning with the taxable year ended December 31, 2014.

SmartStop is a self-managed and fully integrated self storage REIT. SmartStop invests in and manages a portfolio of self storage real estate investments located in the United States and the Greater Toronto Area of Ontario, Canada (the “Greater Toronto Area”). As of the date of this Proxy Statement and Prospectus, SmartStop wholly owns 140 operating self storage properties located in 18 states (Alabama, Arizona, California, Colorado, Florida, Illinois, Indiana, Maryland, Massachusetts, Michigan, New Jersey, Nevada, North Carolina, Ohio, South Carolina, Texas, Virginia, and Washington) and the Greater Toronto Area comprising approximately 93,000 units and approximately 10.7 million rentable square feet. SmartStop conducts substantially all of its business through its operating partnership, SmartStop OP. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, is the sponsor of SSGT II and Strategic Storage Trust VI, Inc., a public, non-traded REIT, and also operates the properties owned by SSGT II and SST VI, collectively consisting of 19 properties and approximately 13,800 units and 1.5 million rentable square feet. The principal executive offices of SmartStop are located at 10 Terrace Road, Ladera Ranch, California 92694.

For more information regarding SmartStop, please see the financial statements and accompanying notes included in this Proxy Statement and Prospectus beginning on page F-4 and SmartStop’s management’s discussion and analysis of financial condition and results of operations, attached as Annex C to this Proxy Statement and Prospectus.

Strategic Storage Growth Trust II, Inc.

Strategic Storage Growth Trust II, Inc. is a private REIT that was formed as a Maryland corporation on July 18, 2018. SSGT II elected to be taxed as a REIT beginning with the taxable year ended December 31, 2019.

SSGT II invests in opportunistic self storage facilities and related self storage real estate investments. As of the date of this Proxy Statement and Prospectus, SSGT II wholly owns 10 operating self storage properties located in seven states (Arizona, California, Florida, Nevada, Texas, Washington, and Wisconsin) comprising approximately 7,740 units and approximately 0.9 million rentable square feet. As of the date of this Proxy Statement and Prospectus, SSGT II also owns 50% equity interests in three unconsolidated real estate ventures located in the Greater Toronto Area, consisting of one operating self storage property and two parcels of land being developed into self storage facilities. In addition, SSGT II has entered into a purchase agreement to acquire a property that will be developed into a self storage facility in San Gabriel, California. SSGT II conducts substantially all of its business through its operating partnership, SSGT II OP. SSGT II is externally managed by SSGT II Advisor, an indirect subsidiary of SmartStop. The principal executive offices of SSGT II are located at 10 Terrace Road, Ladera Ranch, California 92694.

For more information regarding SSGT II, please see the financial statements and accompanying notes included in Annex D to this Proxy Statement and Prospectus.

The Combined Company

The Combined Company will retain the name “SmartStop Self Storage REIT, Inc.” and will continue to be a Maryland corporation. If the Merger were to be completed as of the date of this Proxy Statement and Prospectus, the Combined Company would own 150 self storage facilities located in 19 states and the Greater Toronto Area, consisting of approximately 100,000 units and 11.5 million rentable square feet, and interests in nine unconsolidated real estate ventures located in the Greater Toronto Area, consisting of six operating self storage properties and three parcels of land being developed into self storage facilities. The Combined Company would also manage an additional nine properties, consisting of approximately 6,100 units and nearly 0.6 million rentable square feet.

The following reflects the Combined Company’s portfolio of self storage properties, on a pro forma basis:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Rental Income %(3)
Alabama	1	1,090	163,300	1.4%	0.8%
Arizona	4	3,130	329,100	2.9%	2.7%
California	28	18,270	1,932,700	16.8%	20.0%
Colorado	7	4,010	436,000	3.8%	3.2%
Florida	25	19,390	2,307,700	20.2%	22.2%
Illinois	6	3,785	429,540	3.7%	2.7%
Indiana	2	1,030	112,700	1.0%	0.6%
Massachusetts	1	840	93,200	0.8%	1.8%
Maryland	2	1,610	169,500	1.5%	1.6%
Michigan	4	2,220	266,100	2.3%	1.9%
New Jersey	2	2,350	205,100	1.3%	2.0%
Nevada	9	7,160	865,000	7.5%	7.2%
North Carolina	19	9,190	1,192,400	10.4%	8.2%
Ohio	5	2,310	279,700	2.4%	1.6%
South Carolina	3	1,940	246,000	2.1%	1.6%
Texas	12	6,960	919,300	8.0%	6.7%
Virginia	1	830	71,100	0.6%	0.9%
Washington	5	3,000	354,500	3.1%	3.3%
Wisconsin	1	780	83,400	0.7%	0.5%
Ontario, Canada	13	10,610	1,092,300	9.5%	10.5%

Total	150	100,505	11,548,640	100%	100%

(1)	Includes all rentable units, consisting of storage units and parking (approximately 3,300 units).
(2)	Includes all rentable square feet, consisting of storage units and parking (approximately 990,000 square feet).
(3)

Represents rental income (excludes administrative fees, late fees, and other ancillary income) for all facilities owned in a state or province divided by total rental income for the month ended February 28, 2022.

The Combined Company’s principal executive offices will continue to be located at 10 Terrace Road, Ladera Ranch, California 92694, and its telephone number will be (877) 327-3485.

The Merger

The Merger and the Merger Agreement

On February 24, 2022, SmartStop, Merger Sub, and SSGT II entered into the Merger Agreement, which is attached as Annex A to this Proxy Statement and Prospectus, and incorporated herein by reference. SmartStop and SSGT II encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, SSGT II will merge with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of SmartStop. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

In the Merger, each share of SSGT II Common Stock (or fraction thereof) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.9118 shares of SmartStop Class A Common Stock (or fraction thereof). Based on the number of outstanding shares of SSGT II Common Stock as of March 30, 2022, SmartStop expects to issue approximately 11.5 million shares of SmartStop Class A Common Stock in the Merger. There will be no payments of cash in lieu of fractional shares.

Upon completion of the Merger, and based upon March 30, 2022 share and operating partnership unit counts, the ownership of the Combined Company is estimated to be approximately: 78.2% existing SmartStop stockholders, 10.6% current SSGT II stockholders, 9.6% executive officers of SmartStop, and 1.6% other SmartStop OP unitholders.

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m. California local time no later than the third business day following the date on which the last of the conditions to closing of the Merger has been satisfied or waived, or on such other date as may be agreed to in writing by SmartStop and SSGT II.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the SSGT II Board consulted with its independent legal and financial advisors. In deciding to declare advisable and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that SSGT II stockholders vote to approve the Merger, the SSGT II Board considered a number of factors, including various factors that the SSGT II Board viewed as supporting its decision with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In the course of its evaluation of the proposed transactions, the SSGT II Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

A detailed discussion of the factors considered by the SSGT II Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in “The Merger— SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board” beginning on page 123.

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SmartStop Board considered the recommendation of the SmartStop Special Committee. The SmartStop Special Committee, prior to making its unanimous recommendation, evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in consultation with its outside legal and financial advisors. In deciding to declare advisable and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SmartStop Board and SmartStop

Special Committee considered a number of factors, including various factors that the SmartStop Board and the SmartStop Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A detailed discussion of certain factors considered by the SmartStop Special Committee and the SmartStop Board in reaching their decisions to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—SmartStop’s Reasons for the Merger” beginning on page 127.

Recommendation of the SSGT II Board

On February 24, 2022, after careful consideration, the SSGT II Board (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SSGT II and its stockholders, and that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to SSGT II, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger be submitted to a vote of the SSGT II stockholders. Certain factors considered by the SSGT II Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in “The Merger— SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board” beginning on page 123.

The SSGT II Board recommends that SSGT II stockholders vote (i) FOR the Merger Proposal, and (ii) FOR the Adjournment Proposal.

Risks Related to the Merger and the Combined Company

The “Summary of Principal Risk Factors” section beginning on page 3 lists some of the principal risks associated with the Merger and an investment in the Combined Company. You should consider carefully these risks, as well as the risk factors described under “Risk Factors—Risks Related to the Merger” and “—Risks Related to the Combined Company Following the Merger” beginning on pages 22 and 25, together with all of the other information included in this Proxy Statement and Prospectus before deciding how to vote.

The SSGT II Special Meeting

The SSGT II Special Meeting will be held as a “virtual meeting” at 9:00 a.m. Pacific Time on May 27, 2022. You will be able to attend the SSGT II Special Meeting and vote and submit your questions during the SSGT II Special Meeting via live webcast by visiting https://meetnow.global/MT94GV7.

At the SSGT II Special Meeting, SSGT II stockholders will be asked to consider and vote upon the following matters:

1.    the Merger Proposal; and

2.     the Adjournment Proposal.

Approval of the Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal, including a majority of all the votes entitled to be cast by holders of shares of SSGT II Common Stock other than shares of SSGT II Common Stock owned of record or beneficially by SmartStop or any of its subsidiaries, H. Michael Schwartz, or James Barry (to the extent such individuals or entities hold shares of SSGT II Common Stock). Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

As of March 30, 2022, there were approximately 12.7 million shares of SSGT II Common Stock outstanding, of which 126.26 were held by SSGT II Advisor, an indirect subsidiary of SmartStop.

Your vote as a SSGT II stockholder is very important regardless of how many shares of SSGT II Common Stock you own.

Opinion of the SSGT II Board’s Financial Advisor

On February 24, 2022, KeyBanc rendered an oral opinion to the SSGT II Board, which was subsequently confirmed in a written opinion as of the same date, as to the fairness, from a financial point of view, to the Unaffiliated Holders of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement, and based upon and subject to the assumptions made, matters considered and limitations and qualifications with respect to the review undertaken by KeyBanc.

The full text of KeyBanc’s written opinion, dated February 24, 2022, is attached to this Proxy Statement and Prospectus as Annex B and incorporated by reference herein. You should read KeyBanc’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations with respect to the review undertaken by KeyBanc in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. KeyBanc’s opinion was prepared for the use of the SSGT II Board, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement. It does not constitute advice or a recommendation as to how any stockholder should vote with respect to the Merger or any other matter, and does not in any manner address the price at which shares of SSGT II Common Stock or SmartStop Common Stock will trade at any time, if ever.

See “The Merger—Opinion of the SSGT II Board’s Financial Advisor” beginning on page 130.

Stock Ownership of Directors and Executive Officers of SSGT II

No director or executive officer of SSGT II holds shares of SSGT II Common Stock, directly or indirectly. H. Michael Schwartz owns 127.71 units of limited partnership interest in SSGT II OP, which are convertible into shares of SSGT II Common Stock. See “The Companies—Strategic Storage Growth Trust II, Inc.—Stock Ownership” beginning on page 111.

Interests of SSGT II’s Directors and Executive Officers in the Merger

The directors and certain of the executive officers of SSGT II have interests in seeing the Merger completed that are different from, or in addition to, those of the SSGT II stockholders. These directors and executive officers own, directly or beneficially, shares of SmartStop Class A Common Stock and OP Units of SmartStop OP. The value of such equity interests may be impacted by the Merger. In addition, as executive officers of SmartStop, the compensation of H. Michael Schwartz, James Barry, Wayne Johnson, and Nicholas Look, each of whom is also an executive officer of SSGT II, is tied to certain metrics that may be impacted by the Merger.

The Merger Agreement provides that rights relating to indemnification, exculpation, advancement of expenses and directors’ and officers’ insurance for SSGT II’s current directors and officers will be continued for six years after the completion of the Merger. These arrangements are described more fully in “The Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification,” beginning on page 186.

Relationship of SSGT II and SmartStop

SRA, which is the sponsor of SSGT II, is controlled and owned by SmartStop. SSGT II Advisor is owned and controlled by SRA. H. Michael Schwartz, Wayne Johnson and Nicholas M. Look are executive officers of each of SSGT II and SmartStop, James Barry is a director of SSGT II and an executive officer of SmartStop, and Mr. Schwartz is a director of each of SSGT II and SmartStop.

Directors and Management of the Combined Company Following the Merger

The SmartStop Board currently consists of five directors and, upon the consummation of the Merger, all of the directors of SmartStop immediately prior to the effective time of the Merger are expected to comprise the board of directors of the Combined Company after the effective time of the Merger.

The executive officers of SmartStop immediately prior to the effective time of the Merger are expected to continue to serve as the executive officers of the Combined Company after the effective time of the Merger.

Dissenters’ and Appraisal Rights in the Merger

No dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the Merger.

Conditions to Closing of the Merger

As more fully described in this Proxy Statement and Prospectus and the Merger Agreement, the obligation of each of SmartStop and SSGT II to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the Merger, of a number of closing conditions. These conditions include, among other things:

•	approval by SSGT II stockholders of the Merger;

•	receipt of opinions of counsel concerning certain tax matters;

•

the absence of any judgment, injunction, order, or decree issued by any governmental authority of competent jurisdiction prohibiting consummation of the Merger, and the absence of any law enacted, promulgated or enforced by any governmental authority that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

the registration statement of which this Proxy Statement and Prospectus is a part having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose having been initiated by the SEC and not withdrawn;

•	the truth and accuracy of the representations and warranties of each party made in the Merger Agreement as of the closing, subject to certain materiality standards;

•	the performance in all material respects with all agreements required in the Merger Agreement to be performed by each party; and

•	the absence of any material adverse effect with respect to any party.

Neither SmartStop nor SSGT II can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 174 for more information.

Regulatory Approvals

The Merger may implicate certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Neither SmartStop nor SSGT II is aware of any regulatory approvals that are expected to prevent the consummation of the Merger. Under the Merger Agreement, SmartStop and SSGT II have each agreed to use their reasonable best efforts to take all actions necessary, proper or advisable to complete the Merger and the other transactions contemplated by the Merger Agreement.

Alternative Acquisition Proposals; Change in Recommendation

As more fully described in this Proxy Statement and Prospectus and the Merger Agreement, following signing of the Merger Agreement until the Go Shop Period End Time, SSGT II had a “go shop” right that allowed SSGT II and its subsidiaries to, among other things, solicit and encourage inquiries or proposals that might reasonably be expected to lead to a competing Acquisition Proposal with respect to SSGT II and negotiate with other potential acquirors.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that SSGT II may not, and will cause its subsidiaries and direct each of its and their respective directors, officers, affiliates and representatives not to, initiate, solicit, facilitate, or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any persons relating to any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

At any time after the Go Shop Period End Time and prior to obtaining the necessary SSGT II stockholder approval of the Merger, the Merger Agreement provides that SSGT II may, if and only to the extent that the SSGT II Board has either determined that an Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that an Acquisition Proposal could reasonably be expected to lead to a Superior Proposal:

•

provide information in response to a request by a person who has made an unsolicited, bona fide written Acquisition Proposal that did not result from a breach by SSGT II of the non-solicitation provisions in the Merger Agreement; and

•	engage or participate in any discussions or negotiations with any person who has made such a written Acquisition Proposal.

At any time prior to obtaining the necessary SSGT II stockholder approval of the Merger, SSGT II has the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, to give notice of its intention to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal and/or effect an Adverse Recommendation Change, subject to the following conditions:

•

the foregoing determination must have been based upon a good faith determination after consultation with its legal and financial advisors that failing to take such action would be inconsistent with the SSGT II directors’ duties under applicable law;

•

SSGT II has notified SmartStop in writing that the SSGT II Board intends to take such action at least five business days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice must specify the material terms of the Superior Proposal and attach the most current version of such proposal; and

•

during the five business days after SmartStop received such notice, SSGT II has offered to negotiate with SmartStop in good faith (to the extent SmartStop wished to negotiate) to make adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

For other information regarding the limitations on SSGT II and the SSGT II Board to consider other proposals, see “The Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation.”

Termination of the Merger Agreement

SSGT II and SmartStop may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after obtaining the required approval of SSGT II stockholders.

The Merger Agreement may also be terminated prior to the effective time of the Merger by either SSGT II or SmartStop if any of the following occur, each subject to certain exceptions:

•	the Merger has not occurred on or before 11:59 p.m. (California local time) on the Outside Date;

•

there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement; or

•	the approval of SSGT II stockholders of the Merger has not been obtained at the SSGT II Special Meeting.

The Merger Agreement may also be terminated prior to the effective time of the Merger by SmartStop upon either of the following, each subject to certain exceptions:

•

SSGT II breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing, a failure of SSGT II to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SSGT II by the earlier of 20 days following written notice of such breach or failure from SmartStop to SSGT II and two business days before the Outside Date; or

•

at any time beginning six business days after the Go Shop Period End Time (or, in the event of timely delivery by SSGT II of notice of intention to terminate the Merger Agreement in connection with a Superior Proposal by a Go Shop Bidder, six business days after the earlier of the end of the negotiation period with SmartStop or written notice from SmartStop that it does not intend to negotiate further with SSGT II) and prior to obtaining the necessary SSGT II stockholder approval of the Merger, (A) the SSGT II Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of SSGT II Common Stock that constitutes an Acquisition Proposal has been commenced and the SSGT II Board fails to recommend against acceptance of such tender offer or exchange offer by SSGT II stockholders and to publicly reaffirm the SSGT II Board recommendation in favor of the Merger within 10 business days of being requested to do so by SmartStop, or (C) SSGT II has materially breached or failed to comply in any material respect with its obligations described in “The Merger Agreement—Covenants and Agreements—Go Shop Period; Superior Proposals.”

The Merger Agreement may also be terminated prior to the effective time of the Merger by SSGT II upon any of the following, each subject to certain exceptions:

•

SmartStop or Merger Sub breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing, a failure of SmartStop to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SmartStop by the earlier of 20 days following written notice of such breach or failure from SSGT II to SmartStop and two business days before the Outside Date subject to certain exceptions;

•

at any time prior to obtaining the necessary approvals of SSGT II stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the Merger Agreement, so long as the termination payment described in “The Merger Agreement—

Termination of the Merger Agreement—Termination Payment and Expense Reimbursement” below is made in full to SmartStop prior to or concurrently with such termination; or

•	the occurrence of an Intervening Event.

For more information regarding the rights of SmartStop and SSGT II to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement.”

Termination Payment and Expense Reimbursement

In connection with the termination of the Merger Agreement and SSGT II’s entry into an alternative transaction with respect to a Superior Proposal, as well as under other specified circumstances, SSGT II would have been required to pay to SmartStop a termination payment in the amount of $2.6 million in the event of termination of the Merger Agreement arising out of the “go shop,” or $5.2 million in the event of termination under certain other circumstances. In addition, the Merger Agreement provides for customary expense reimbursement (in an amount not to exceed $1.0 million) under specified circumstances set forth in the Merger Agreement. In the event the Merger Agreement is terminated for any reason, the Termination Agreement will automatically terminate and the SSGT II Advisory Agreement will remain in full force and effect (including all fees and obligations set forth therein).

See “The Merger Agreement—Termination of the Merger Agreement—Termination Payment and Expense Reimbursement” for more information on the termination payment that could be payable by SSGT II and the expense reimbursements that could be payable by SSGT II or SmartStop, respectively.

Material U.S. Federal Income Tax Consequences of the Merger

SmartStop and SSGT II intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of SmartStop and SSGT II of an opinion from its respective tax counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder of shares of SSGT II Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of SmartStop Class A Common Stock in exchange for shares of SSGT II Common Stock in connection with the Merger.

For further discussion of certain U.S. federal income tax consequences of the Merger and the ownership and disposition of shares of SmartStop Class A Common Stock, see “Material U.S. Federal Income Tax Considerations” beginning on page 145. SSGT II stockholders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income tax laws and other tax laws) of the Merger and the ownership and disposition of shares of SmartStop Class A Common Stock received in connection with the Merger.

Accounting Treatment of the Merger

SmartStop prepares its financial statements in accordance with GAAP. The Merger will be treated by SmartStop as an asset acquisition under GAAP. See “The Merger—Accounting Treatment of the Merger” on page 145 for more information.

Comparison of Rights of SSGT II Stockholders and SmartStop Stockholders

If the Merger is consummated, stockholders of SSGT II will become stockholders of SmartStop. The rights of SSGT II stockholders are currently governed by and subject to the provisions of the MGCL, and the charter and bylaws of SSGT II. Upon consummation of the Merger, the rights of the former SSGT II stockholders who receive shares of SmartStop Class A Common Stock in the Merger will be governed by the MGCL and SmartStop’s current charter and bylaws, rather than the charter and bylaws of SSGT II. The charter and bylaws of SmartStop contain certain provisions that are different from the charter and bylaws of SSGT II.

For a summary of certain differences between the rights of SmartStop stockholders and SSGT II stockholders, see “Comparison of Rights of SSGT II Stockholders and SmartStop Stockholders” beginning on page 199.

Comparative Market Price and Distribution Data

Neither SmartStop Common Stock nor SSGT II Common Stock is listed on an exchange, and there is no established public trading market for shares of SmartStop Common Stock or SSGT II Common Stock.

SmartStop’s Distribution Data

The following table shows the distributions SmartStop has declared and paid in the fiscal year ended December 31, 2021:

Quarter	OP Unit Holders(1)	Preferred Stockholder(2)	Common Stockholders(1)	Distributions Declared Per Common Share
1st Quarter 2021	$1,377,906	$2,928,620	$8,748,732	$0.15
2nd Quarter 2021	$1,549,658	$3,082,192	$11,899,179	$0.15
3rd Quarter 2021	$1,615,264	$3,116,438	$12,586,324	$0.15
4th Quarter 2021	$1,596,944	$3,150,685	$12,487,739	$0.15

(1)	Declared distributions are paid monthly in arrears.
(2)	Declared distributions are paid quarterly in arrears.

SSGT II’s Distribution Data

The following table shows the distributions SSGT II has declared and paid in the fiscal year ended December 31, 2021:

Quarter	OP Unit Holders	Common Stockholders	Distributions Declared Per Common Share(1)
1st Quarter 2021	$30	$1,071,093	$0.09
2nd Quarter 2021	$30	$1,088,032	$0.09
3rd Quarter 2021	$30	$1,105,289	$0.09
4th Quarter 2021	$30	$1,110,576	$0.09

(1)	Declared distributions are paid monthly in arrears.

RISK FACTORS

In addition to the other information included in this Proxy Statement and Prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 1, you should carefully consider the following risks before deciding how to vote your shares at the SSGT II Special Meeting. In addition, you should read and consider the risks associated with each of the businesses of SSGT II and SmartStop because these risks will also affect the Combined Company. You should also read and consider the other information included or incorporated by reference in this Proxy Statement and Prospectus. See “Where You Can Find More Information” beginning on page 202.

Risks Related to the Merger

The Merger Consideration will not be adjusted in the event of any change in the relative values of SSGT II or SmartStop.

Upon the consummation of the Merger, each outstanding share of SSGT II Common Stock will be converted automatically into the right to receive 0.9118 shares of SmartStop Class A Common Stock. The Exchange Ratio will not be adjusted before or after consummation of the Merger. Except as expressly contemplated in the Merger Agreement, no change in the Merger Consideration will be made for any reason, including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of SSGT II or SmartStop;

•	changes in the estimated value per share of either the shares of SSGT II Common Stock or SmartStop Class A Common Stock;

•	interest rates, general market and economic conditions, market and economic conditions in specific geographic regions, and other factors generally affecting the businesses of SSGT II and SmartStop;

•	federal, state and local legislation, governmental regulation, and legal developments in the businesses in which SSGT II and SmartStop operate;

•	dissident stockholder activity, including any stockholder litigation challenging the transaction; or

•	acquisitions, disposals, or new development opportunities.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the requirement that SSGT II pay a termination payment to SmartStop or, in certain circumstances, that SSGT II or SmartStop pay expenses to the other party.

The Merger Agreement is subject to many conditions, which must be satisfied or waived in order to complete the Merger. The mutual conditions of the parties include, among others, the approval by the SSGT II stockholders of the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties; (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement; (c) the absence of an event that constitutes a material adverse effect on the other party; and (d) the receipt of customary legal opinions. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 174.

There is no assurance that the Merger will be completed. Failure to consummate the Merger may adversely affect SSGT II’s or SmartStop’s results of operations and business prospects for the following reasons, among others: (i) each of SSGT II and SmartStop has incurred and will continue to incur certain transaction costs, regardless of whether the Merger closes, which could adversely affect each company’s financial condition, results of operations and ability to make distributions to its stockholders, and (ii) the Merger, whether or not it closes, will divert the attention of certain management and other key employees of SSGT II and SmartStop from ongoing business activities, including the pursuit of other opportunities that could be beneficial to SSGT II or SmartStop, respectively.

In addition, SSGT II or SmartStop may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger has not been consummated by the Outside Date. The Merger Agreement also may be terminated in certain circumstances if a final and non-appealable order is entered prohibiting the transactions contemplated by the Merger Agreement, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or if the SSGT II stockholders fail to approve the Merger Proposal. In addition, at any time prior to the time the SSGT II stockholders approve the Merger Proposal, SSGT II has the right to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with a third party relating to a Superior Proposal. Finally, at any time commencing five business days after the Go Shop Period End Time and prior to the time the SSGT II stockholders approve the Merger Proposal, SmartStop has the right to terminate the Merger Agreement upon an Adverse Recommendation Change, upon the SSGT II Board’s approval, adoption, or public endorsement or recommendation of any Acquisition Proposal, upon the commencement of a tender offer or exchange offer for any shares of SSGT II Common Stock that constitutes an Acquisition Proposal if the SSGT II Board fails to recommend against acceptance of such tender offer or exchange offer or to publicly reaffirm the SSGT II Board’s recommendation after being requested to do so by SmartStop, if the SSGT II Board fails to include the SSGT II Board’s recommendation in this Proxy Statement and Prospectus, or if SSGT II breaches or fails to comply in any material respect with certain of its obligations regarding the solicitation of and response to Acquisition Proposals. In certain circumstances specified in the Merger Agreement, SSGT II may be required to pay SmartStop a termination payment of $2.6 million in the event of termination arising out of the “go shop,” or $5.2 million in the event of termination under certain other circumstances. In addition, the Merger Agreement provides for customary expense reimbursement (not to exceed $1.0 million). See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 187.

Failure to complete the Merger could negatively impact the future business and financial results of SSGT II.

If the Merger is not completed, the ongoing business of SSGT II could be materially and adversely affected and SSGT II will be subject to a variety of risks associated with the failure to complete the Merger, including the following:

•

SSGT II being required, under certain circumstances in which the Merger Agreement is terminated, to pay to SmartStop a termination payment of $2.6 million in the event of termination arising out of the “go shop,” or $5.2 million in the event of termination under certain other circumstances;

•	SSGT II having to bear certain costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing, and mailing fees;

•	the diversion of SSGT II’s management’s focus and resources from operational matters and other strategic opportunities while working to implement the Merger; and

•	SSGT II failing to achieve economies of scale and to recognize the benefits thereof.

If the Merger is not completed, these risks could materially affect the business and financial results of SSGT II.

The pendency of the Merger, including as a result of the restrictions on the operation of SSGT II’s and SmartStop’s business during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of SSGT II, SmartStop, or both.

During the pendency of the Merger, some business partners or vendors of each of SSGT II and SmartStop may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows, and expenses of SSGT II and SmartStop, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of SSGT II and SmartStop may be unable, without the consent of the other party, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions, and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

The directors and certain of the executive officers of SSGT II have interests in seeing the Merger completed that are different from, or in addition to, those of the SSGT II stockholders.

The directors and certain of the executive officers of SSGT II have interests in seeing the Merger completed that are different from, or in addition to, those of the SSGT II stockholders. These directors and executive officers own, directly or beneficially, shares of SmartStop Class A Common Stock and OP Units of SmartStop OP. The value of such equity interests may be impacted by the Merger. In addition, as executive officers of SmartStop, the compensation of H. Michael Schwartz, James Barry, Wayne Johnson, and Nicholas Look, each of whom is also an executive officer of SSGT II, is tied to certain metrics that may be impacted by the Merger. No director or executive officer of SSGT II is party to an arrangement with SSGT II, or participates in any SSGT II plan, program, or arrangement, that provides such director or executive officer with financial incentives that are contingent upon the consummation of the Merger.

The Merger Agreement contains provisions that could discourage a potential competing acquiror of SSGT II or could result in a competing Acquisition Proposal being at a lower price than it might otherwise be.

Following the expiration of the Go Shop Period End Time, the Merger Agreement restricts SSGT II’s ability to initiate, solicit, facilitate, or knowingly encourage any Acquisition Proposal, subject to limited exceptions. Prior to making an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, SSGT II is required to provide SmartStop with notice of its intention to make such an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement and an opportunity to negotiate (to the extent SmartStop wishes to negotiate) to make adjustments to the terms of the Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal.

Upon termination of the Merger Agreement in certain circumstances involving an Acquisition Proposal, SSGT II is required to pay SmartStop a termination payment of $2.6 million in the event of termination arising out of the “go shop,” or $5.2 million in the event of termination under certain other circumstances. Further, although any fees SSGT II Advisor would have been entitled to receive under the SSGT II Advisory Agreement upon the consummation of the Merger have been taken into account when calculating the Exchange Ratio, SSGT II may be required to pay all or a portion of such fees to SSGT II Advisor in connection with the consummation of certain other Acquisition Proposals. In addition, a third party acquiror may be required to make other potential payments which are not payable in connection with the Merger.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SSGT II’s business from considering or making a competing Acquisition Proposal, even if the potential competing acquiror was prepared to pay consideration with a higher per share cash value than the value proposed to be received or realized in the Merger, or might cause a potential competing acquiror to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the applicable payments and fees that may become payable in certain circumstances.

SSGT II and SmartStop each expect to incur substantial expenses related to the Merger.

SSGT II and SmartStop each expect to incur substantial expenses in connection with completing the Merger and integrating SSGT II’s properties and operations with those of SmartStop. Although SSGT II and SmartStop each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the actual transaction expenses associated with the Merger could significantly exceed the estimated transaction expenses.

The ownership positions of the SmartStop and SSGT II stockholders will be diluted by the Merger.

The Merger will result in the SmartStop stockholders and the SSGT II stockholders having an ownership stake in the Combined Company that is smaller than their current stake in SmartStop and SSGT II, respectively. Upon completion of the Merger, based on the number of shares of SmartStop Common Stock, the number of limited partnership units of SmartStop’s operating partnership, and the number of shares of SSGT II Common Stock outstanding on March 30, 2022, continuing SmartStop stockholders will own approximately 78.2% of the ownership interests in the Combined Company, the SSGT II stockholders will own approximately 10.6% of the ownership interests in the Combined Company, the Combined Company’s executive officers will own approximately 9.6% of the ownership interests in the Combined Company, and other SmartStop OP unitholders will own approximately 1.6% of the ownership interests in the Combined Company. Consequently, the continuing SmartStop stockholders and the SSGT II stockholders will have less influence over the management and policies of the Combined Company following the Merger than they currently exercise over the management and policies of SmartStop and SSGT II, respectively.

Litigation challenging the Merger may increase transaction costs and prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

If any stockholder files a lawsuit challenging the Merger, SSGT II and SmartStop can provide no assurances as to the outcome of any such lawsuit, including the costs associated with defending such claims or any other liabilities that may be incurred in connection with the litigation or settlement of such claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may prevent the completion of the Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.

Risks Related to the Combined Company Following the Merger

The Combined Company will have substantial indebtedness upon completion of the Merger.

In connection with the Merger, the Combined Company will assume, and may refinance, certain indebtedness of SSGT II and will be subject to risks associated with such indebtedness. As of December 31, 2021, SmartStop had approximately $877.5 million of outstanding debt, and SSGT II had approximately $74.0 million of outstanding debt.

The Combined Company’s indebtedness could have important consequences to holders of its common stock, including SSGT II stockholders who receive SmartStop Class A Common Stock in the Merger, including:

•	the risk of a complete loss of stockholders’ investments should the Combined Company become unable to pay its debts;

•	vulnerability of the Combined Company to general adverse economic and industry conditions;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements;

•

requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures, general corporate requirements, and distributions to stockholders;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;

•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and

•	limiting the Combined Company’s ability to access capital markets.

The Combined Company may need to incur additional indebtedness in the future.

It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

The Combined Company may be unable to continue paying distributions at or above the rates currently paid by SSGT II and SmartStop.

Historically, each of SSGT II and SmartStop has generally declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record; however, there is no guarantee that the Combined Company will declare distributions in this manner. SSGT II’s most recent daily distribution rate was approximately $0.000959 per share. SmartStop’s most recent daily distribution rate was approximately $0.00164 per share. Based on the Exchange Ratio, SSGT II stockholders who receive SmartStop Class A Common Stock in the Merger will receive a total annual distribution per share of SSGT II Common Stock of approximately $0.55 following the completion of the Merger as compared to a total annual distribution per share prior to the Merger of $0.35 for SSGT II Common Stock. Furthermore, there is no guarantee that the Combined Company will continue to pay distributions at such rate, if at all, for various reasons, including the following:

•	the Combined Company may not have enough cash to pay such distributions due to changes in the Combined Company’s cash requirements, capital spending plans, cash flow, or financial position;

•

decisions on whether, when, and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change SmartStop’s current distribution practices at any time and for any reason;

•	the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of distributions that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Company will have no contractual or other legal right to distributions that have not been authorized by the Combined Company’s board of directors and declared by the Combined Company.

The historical consolidated financial information included elsewhere in this Proxy Statement and Prospectus may not be representative of the Combined Company’s results following the effective time of the Merger, and accordingly, SSGT II stockholders have limited financial information on which to evaluate the Combined Company.

The historical consolidated financial information included elsewhere in this Proxy Statement and Prospectus has been presented for informational purposes only and is not necessarily indicative of the future operating results or financial position of the Combined Company. This financial information does not reflect the impact of the Merger nor future events that may occur after the effective time of the Merger, including any future nonrecurring charges resulting from the Merger, and does not reflect potential impacts of current market conditions on revenues or expense efficiencies. You should not assume that the historical financial information included herein will be representative of the Combined Company’s results following the Merger.

The Combined Company may incur adverse tax consequences if, prior to the Merger, SSGT II or SmartStop, or, after the Merger, the Combined Company, fail to qualify as a REIT for U.S. federal income tax purposes.

Each of SSGT II and SmartStop has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes and intends to continue to do so through the time of the Merger, and the Combined Company intends to continue operating in such a manner following the Merger. Neither SSGT II nor SmartStop has requested or plans to request a ruling from the Internal Revenue Service (the “IRS”) that it qualifies as a REIT for U.S. federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of SSGT II or SmartStop may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of SSGT II and SmartStop must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.

If SSGT II or SmartStop (or, after the Merger, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•

it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes;

•

unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Merger, the Combined Company will be liable for unpaid taxes of SSGT II for any periods prior to the Merger. In addition, as described above, if SSGT II failed to qualify as a REIT for its taxable year ended December 31, 2019 or thereafter, but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former SSGT II asset during a period of up to five years following the Merger the Combined Company would be subject to U.S. federal corporate income tax with respect to any built-in gain inherent in such asset as of the Merger.

As a result of all these factors, any of SSGT II, SmartStop, or the Combined Company’s failure to qualify as a REIT for any taxable year could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for taxable years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state, and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state, or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of SmartStop Class A Common Stock—Taxation of the Combined Company” beginning on page 149.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, there may be adverse tax consequences.

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of SSGT II and SmartStop of an opinion of its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each SSGT II stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the Merger Consideration (i.e. the fair market value of the shares of SmartStop Class A Common Stock) received by the SSGT II stockholder in the Merger and (ii) the SSGT II stockholder’s adjusted tax basis in its shares of SSGT II Common Stock.

The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The Combined Company’s future success will depend to a significant degree upon the contributions of the Combined Company’s executive officers, each of whom would be difficult to replace. If the Combined Company loses or is unable to retain its executive officers, the Combined Company’s operating results and future growth could suffer.

The future success of the Combined Company will also depend on on-site personnel to maximize customer satisfaction at each of its facilities. The customer service, marketing skills, knowledge of local market demand and competitive dynamics of the Combined Company’s facility managers are contributing factors to the Combined Company’s ability to maximize its rental income and to achieve the highest sustainable rent levels at each of its facilities. Any difficulties the Combined Company encounters in hiring, training, and retaining skilled field personnel may adversely affect rental revenues.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded portfolio and operations following the Merger.

Following the Merger, the Combined Company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions. The future success of the Combined Company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The

Combined Company cannot assure investors that its expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

A high concentration of the Combined Company’s properties in a particular geographic area would magnify the effects of downturns in that geographic area.

In the event that the Combined Company has a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on the Combined Company’s portfolio. For example, if the Merger had been effected prior to the month of February 2022, approximately 22.2%, 20.0%, and 10.5% of the Combined Company’s rental income for the month of February 2022 would have been concentrated in Florida, California, and Toronto, Ontario, respectively.

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated net asset value per share of SmartStop used to establish the exchange ratio in the Merger.

In approving and recommending the Merger, the SSGT II Board and the SmartStop Special Committee considered the most recent estimated net asset value per share of SmartStop Class A Common Stock, which is as of June 30, 2021. The estimated net asset value per share of the Combined Company will only be determined after the Merger. In the event that the Combined Company completes a liquidity event after the consummation of the Merger, the value ascribed to the shares of the Combined Company in connection with such liquidity event may be significantly lower than the estimated net asset value per share of SmartStop Class A Common Stock considered by the SSGT II Board and SmartStop Special Committee and the estimated net asset value per share of the Combined Company that may be reflected on the account statements of stockholders of the Combined Company after the consummation of the Merger.

Risks Related to an Investment in SmartStop Self Storage REIT, Inc.

SmartStop has incurred a net loss to date, has an accumulated deficit, and it is possible that SmartStop’s operations may not be profitable, or maintain profitability, in the future.

SmartStop incurred a net loss attributable to its common stockholders of approximately $29 million for the fiscal year ended December 31, 2021. SmartStop’s accumulated deficit was approximately $171 million as of December 31, 2021. The extent of SmartStop’s future operating losses and the timing of when SmartStop will achieve profitability are uncertain, and SmartStop may never achieve or sustain profitability.

SmartStop has paid, and may continue to pay, distributions from sources other than cash flow from operations; therefore, SmartStop will have fewer funds available for the acquisition of properties, and its stockholders’ overall return may be reduced.

SmartStop may borrow funds, issue additional securities, or sell assets in order to fund distributions to its stockholders. While SmartStop’s DRP is currently suspended, if SmartStop’s DRP is reinstated, SmartStop may also make distributions to its stockholders out of proceeds from its DRP. SmartStop is not prohibited from undertaking such activities by the SmartStop Charter, the SmartStop Bylaws, or SmartStop’s investment policies, and SmartStop may use an unlimited amount from any source to pay its distributions. For the year ended December 31, 2021, SmartStop funded approximately 92% of its distributions using cash flows from operations and 8% using proceeds from the SmartStop DRP Offering. If SmartStop funds distributions from financings, then such financings will need to be repaid, and if SmartStop funds distributions from sources other than cash flow from operations, then it will have fewer funds available for the acquisition of properties, which may affect its ability to generate future cash flows from operations and may reduce its stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in SmartStop stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

There is currently no public trading market for SmartStop’s shares and there may never be one; therefore, it will be difficult for SmartStop’s stockholders to sell their shares. The SmartStop Charter does not require it to pursue a liquidity transaction at any time.

There is currently no public market for SmartStop’s shares and there may never be one. The SmartStop Charter also prohibits the ownership by any one individual of more than 9.8% in value of SmartStop’s stock or 9.8% in value or in number of shares, whichever is more restrictive, of SmartStop Common Stock, unless waived (prospectively or retroactively) by the SmartStop Board, which may inhibit large investors from desiring to purchase SmartStop’s stockholders’ shares. As described below, SmartStop’s share redemption program is currently suspended. If SmartStop lifts the suspension of its share redemption program, stockholders will continue to be limited in terms of the amount of shares which may be redeemed. Therefore, it may be difficult for SmartStop’s stockholders to sell their shares promptly or at all. If SmartStop’s stockholders are able to sell their shares, they will likely have to sell them at a substantial discount to the price they paid for the shares. It also is likely that the shares would not be accepted as the primary collateral for a loan. SmartStop’s stockholders should consider shares only as a long-term investment because of the illiquid nature of the shares.

SmartStop’s share redemption program is currently suspended, and even if stockholders are able to have their shares redeemed, SmartStop’s stockholders may not be able to recover the amount of their investment in SmartStop’s shares.

In March 2022, the SmartStop Board approved the full suspension of SmartStop’s share redemption program. Prior to this time, SmartStop’s share redemption program was partially suspended, except for certain limited circumstances.

If SmartStop’s share redemption program is reinstated or a common stockholder is otherwise able to have its shares redeemed, such stockholder should be fully aware that SmartStop’s share redemption program contains significant restrictions and limitations. Further, the SmartStop Board may limit, suspend, terminate, or amend any provision of the share redemption program upon 30 days’ notice. Redemptions of shares, when requested, will generally be made quarterly to the extent SmartStop has sufficient funds available to it to fund such redemptions. During any calendar year, SmartStop will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and redemptions will be funded solely from proceeds from SmartStop’s distribution reinvestment plan. SmartStop is not obligated to redeem shares under its share redemption program. Therefore, stockholders should not assume that they will be able to sell any of their shares back to SmartStop pursuant to SmartStop’s share redemption program at any time or at all. The redemption price for all redemptions under SmartStop’s share redemption program is equal to the most recently published estimated net asset value per share of the applicable share class. Accordingly, SmartStop’s stockholders may receive less by selling their shares back to SmartStop than the realizable value of their investment.

SmartStop has issued Series A Convertible Preferred Stock that ranks senior to all common stock and grants the holder superior rights compared to common stockholders, which may have the effect of diluting stockholders’ interests in SmartStop and discouraging a takeover or other similar transaction.

SmartStop has issued Series A Convertible Preferred Stock that ranks senior to all other shares of SmartStop stock, including shares of SmartStop Common Stock, and grants the holder (the “Preferred Investor”) certain rights that are superior to the rights of common stockholders, including with respect to the payment of distributions, liquidation preference, redemption rights, and conversion rights.

Distributions on the Series A Convertible Preferred Stock are cumulative and are declared and payable quarterly in arrears. SmartStop is obligated to pay the Preferred Investor its current distributions and any accumulated and unpaid distributions prior to any distributions being paid to SmartStop’s common stockholders and, therefore, any cash available for distribution is used first to pay distributions to the Preferred Investor. If SmartStop fails to pay distributions on the Series A Convertible Preferred Stock for four quarters (whether or not consecutive), the Preferred Investor is permitted to vote on any matter submitted to a vote of SmartStop’s common stockholders, upon which the Preferred Investor and common stockholders shall vote together as a single class. In such a case, the Preferred Investor’s vote would have a dilutive effect on the voting power of SmartStop’s common stockholders.

The Series A Convertible Preferred Stock has a liquidation preference in the event of SmartStop’s voluntary or involuntary liquidation, SmartStop’s dissolution, or the winding up of SmartStop’s affairs (a “liquidation”) which could negatively affect any payments to the common stockholders in the event of a liquidation. Furthermore, the Series A Convertible Preferred Stock is redeemable in certain circumstances. A redemption of SmartStop’s Series A Convertible Preferred Stock, whether at SmartStop’s option or at the option of the holder of SmartStop’s Series A Convertible Preferred Stock, could have an adverse effect on SmartStop’s financial condition, cash flow and the amount available for distributions to SmartStop’s common stockholders.

The Preferred Investor also has, upon the occurrence of certain events, the right to convert any or all of the Series A Convertible Preferred Stock held by the Preferred Investor into shares of SmartStop Class A Common Stock. The issuance of common stock upon conversion of the Series A Convertible Preferred Stock would result in dilution to SmartStop’s common stockholders. As of December 31, 2021, SmartStop had $200 million of Series A Convertible Preferred Stock outstanding, which would represent approximately 18% of SmartStop Common Stock on an as converted, fully diluted basis.

The Series A Convertible Preferred Stock also imposes several negative covenants on SmartStop such as not permitting SmartStop to exceed a leverage ratio of 60% loan-to-value or prohibiting SmartStop from entering into a merger with another entity whose assets are not at least 80% self storage related, in each case without an affirmative vote by the Preferred Investor. Because of these superior rights, the existence of the Series A Convertible Preferred Stock could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the outstanding SmartStop Common Stock might receive a premium for their shares.

SmartStop may only calculate the value per share for its shares annually and, therefore, SmartStop’s stockholders may not be able to determine the net asset value of their shares on an ongoing basis.

On October 19, 2021, the SmartStop Board approved an estimated value per share of SmartStop Class A Common Stock and SmartStop Class T Common Stock of $15.08. The SmartStop Board approved this estimated value per share pursuant to rules promulgated by FINRA. When determining the estimated value per share there are currently no SEC, federal or state rules that establish requirements specifying the methodology to employ in determining an estimated value per share; provided, however, that the determination of the estimated value per share must be conducted by, or with the material assistance or confirmation of, a third-party valuation expert or service and must be derived from a methodology that conforms to standard industry practice.

In determining its estimated value per share, SmartStop primarily relied upon a valuation of its portfolio of properties as of June 30, 2021. Valuations and appraisals of SmartStop’s properties are estimates of fair value and may not necessarily correspond to realizable value upon the sale of such properties; therefore, SmartStop’s estimated net asset value per share may not reflect the amount that would be realized upon a sale of each of its properties.

For the purposes of calculating the estimated value per share, an independent third party appraiser valued SmartStop’s properties as of June 30, 2021. The valuation methodologies used to value SmartStop’s properties involved certain subjective judgments. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions beyond SmartStop’s control and the control of its independent appraiser. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. Therefore, the valuations of SmartStop’s properties and SmartStop’s investments in real estate related assets may not correspond to the timely realizable value upon a sale of those assets. Because SmartStop’s share prices are primarily based on the estimated net asset value per share, SmartStop’s stockholders may pay more than realizable value when such shares are purchased or receive less than realizable value when such shares are sold.

SmartStop may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. SmartStop is currently required to pay dividends with respect to its Series A Convertible Preferred Stock rate of 6.25% per annum. Distributions to SmartStop’s common stockholders will be based principally on distribution expectations of its investors and cash available from its operations. The amount of cash available for distribution will be affected by many factors, such as SmartStop’s operating expense levels, as well as many other variables. Actual cash available for distribution may vary substantially from estimates. SmartStop cannot assure its stockholders that it will be able to pay or maintain distributions or that distributions will increase over time, nor can it give any assurance that rents from the properties will increase, that the securities it buys will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties will increase its cash available for distribution to stockholders. SmartStop also cannot assure its stockholders that the SmartStop Board will not decide to reduce distributions based on other external factors. Additionally, the SmartStop Board may decide to amend SmartStop’s distribution policy to provide for distributions on a quarterly basis instead of a monthly basis. SmartStop’s actual results may differ significantly from the assumptions used by the SmartStop Board in establishing the distribution rate to stockholders. If SmartStop fails to pay distributions on the Series A Convertible Preferred Stock for four quarters (whether or not consecutive), the Preferred Investor is permitted to vote on any matter submitted to a vote of the common stockholders of SmartStop, upon which the Preferred Investor and common stockholders shall vote together as a single class. In such a case, the Preferred Investor’s vote would have a dilutive effect on the voting power of SmartStop’s common stockholders.

SmartStop’s Executive Severance and Change of Control Plan and the related agreements with SmartStop’s executive officers may result in significant expense for SmartStop and may deter a third party from engaging in a change of control transaction with SmartStop that might otherwise result in a premium price to SmartStop’s stockholders.

SmartStop has adopted an Executive Severance and Change of Control Plan that is applicable to its executive officers and has entered into an associated Severance Agreement with each of its executive officers. Pursuant to such documents, if the officer’s employment is terminated other than for cause or if the officer elects to terminate his employment with SmartStop for good reason, SmartStop will make a severance payment equal to the officer’s highest annual compensation in the prior two years plus the officer’s average cash performance bonus earned for the prior three years, multiplied by an amount specified in the Executive Severance and Change of Control Plan, together with continuation of medical coverage for a period of time specified in the Executive Severance and Change of Control Plan. In addition, certain outstanding equity awards may be subject to accelerated vesting or may remain eligible for vesting, as specified further in the Executive Severance and Change of Control Plan. These agreements may result in a significant expense for SmartStop if an executive officer’s employment is terminated for certain reasons, and may discourage a third party from engaging in a change of control transaction with SmartStop that might otherwise result in a premium price for SmartStop’s stockholders.

SmartStop’s trademarks are important, and the loss of or SmartStop’s inability to enforce trademark and other proprietary intellectual property rights could harm SmartStop’s business.

SmartStop owns trademarks and other intellectual property rights, including but not limited to the “SmartStop®” and “Strategic Storage®” brands, which are important to SmartStop’s success and competitive position, and the loss of or SmartStop’s inability to enforce trademark and other proprietary intellectual property rights could harm its business. SmartStop will devote substantial resources to the establishment and protection of its trademarks and other proprietary intellectual property rights.

SmartStop’s efforts to protect its intellectual property may not be adequate. Third parties may misappropriate or infringe on SmartStop’s intellectual property. From time to time, SmartStop may engage in litigation to protect its intellectual property, which could result in substantial costs as well as diversion of management attention. The occurrence of any of these risks could adversely affect SmartStop’s business and results of operations.

Strategic Transfer Agent Services, LLC, SmartStop’s Transfer Agent, has a limited operating history and a failure by SmartStop’s Transfer Agent to perform its functions for SmartStop effectively may adversely affect SmartStop’s operations.

SmartStop’s Transfer Agent is a related party which was recently launched as a new business. While it is a registered transfer agent with the SEC, the business was formed in October 2017 and has had only limited operations to date. Because of its limited experience, there is no assurance that SmartStop’s Transfer Agent will be able to effectively provide transfer agent and registrar services to SmartStop. Furthermore, SmartStop’s Transfer Agent will be responsible for supervising third party service providers who may, at times, be responsible for executing certain transfer agent and registrar services. If SmartStop’s Transfer Agent fails to perform its functions for SmartStop effectively, SmartStop’s operations may be adversely affected.

The SmartStop Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by SmartStop’s stockholders, which could limit SmartStop’s stockholders’ ability to obtain a favorable judicial forum for disputes with SmartStop or its directors, officers, or employees.

The SmartStop Bylaws provide that, unless SmartStop consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by SmartStop’s stockholders with respect to SmartStop, its directors, its officers, or its employees. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with SmartStop or its directors, officers, or employees, which may discourage meritorious claims from being asserted against SmartStop and its directors, officers, and employees. Alternatively, if a court were to find this provision of the SmartStop Bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, SmartStop may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition, or results of operations.

SmartStop is the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations which could have a material adverse effect on SmartStop’s business, financial condition or results of operations.

In the ordinary course of business, SmartStop is the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations, including commercial disputes and employee claims, such as claims of age discrimination, sexual harassment, gender discrimination, immigration violations or other local, state and federal labor law violations, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of SmartStop’s current or future business. While SmartStop has policies in place that are intended to prevent or address such issues, SmartStop cannot be assured that such policies will adequately prevent or mitigate the foregoing concerns and any associated harm. Any claims asserted against SmartStop or its management, regardless of merit or eventual outcome, could harm SmartStop’s reputation or the reputation of SmartStop’s management and have an adverse impact on SmartStop’s relationship with its clients, business partners and other third parties and could lead to additional related claims. In light of the potential cost and uncertainty involved in litigation, SmartStop has in the past and may in the future settle matters even when SmartStop believes it has a meritorious defense. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of SmartStop’s business and operations or increase

SmartStop’s cost of doing business. SmartStop’s insurance or indemnities may not cover all claims that may be asserted against SmartStop. Furthermore, there is no guarantee that SmartStop will be successful in defending itself in pending or future litigation or similar matters under various laws. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on SmartStop’s business, financial condition and results of operations.

Privacy concerns could result in regulatory changes that may harm SmartStop’s business.

The California Consumer Privacy Act (the “CCPA”) went into effect on January 1, 2020. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was passed by Californians via ballot initiative during the November 3, 2020 election. The CPRA is scheduled to take effect on January 1, 2023, with a lookback to January 1, 2022, and will significantly modify the CCPA and will impose additional data protection obligations on companies doing business in California. The CCPA and the CPRA are intended to protect consumer privacy rights, and, among other things, provide California residents with the ability to know what information companies collect about them, to request, in certain circumstances, the deletion of such information, and to affirmatively opt out of the sale of their personal information. SmartStop cannot yet predict the full impact of the CCPA, CPRA, or any rules or regulations promulgated thereunder, nor can SmartStop predict the full impact of any interpretations thereof. While SmartStop believes it has developed processes to comply with CCPA and CPRA requirements, a regulatory agency may not agree with certain of SmartStop’s implementation decisions, which could subject SmartStop to litigation, regulatory actions or changes to its business practices that could increase costs or reduce revenues. Other states have also considered or are considering privacy laws similar to the CCPA and the CPRA. Similar laws may be implemented in other jurisdictions that SmartStop does business in and in ways that may be more restrictive than the CCPA or the CPRA, increasing the cost of compliance, as well as the risk of noncompliance, on SmartStop’s business.

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to SmartStop’s stockholders.

In order for SmartStop to qualify as a REIT, no more than 50% of its outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that SmartStop does not fail to qualify as a REIT under this test, the SmartStop Charter restricts ownership by one person or entity to no more than 9.8% of the value of its then-outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of its then outstanding common stock. This restriction may have the effect of delaying, deferring, or preventing a change in control of SmartStop, including an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of its assets) that might provide a premium price for holders of its common stock.

Future offerings of debt securities, which would be senior to SmartStop’s common stock, or equity securities, which would dilute SmartStop’s existing stockholders and may be senior to SmartStop’s common stock, may adversely affect SmartStop’s stockholders, and SmartStop’s stockholders’ interests in SmartStop will be diluted as SmartStop issues additional shares.

SmartStop may in the future attempt to increase its capital resources by offering debt or equity securities, including notes and classes of preferred or common stock. Debt securities or shares of preferred stock will generally be entitled to receive interest payments or distributions, both current and in connection with any liquidation or sale, prior to the holders of SmartStop’s common stock, including SmartStop Class A Common Stock. SmartStop is not required to offer any such additional debt or equity securities to existing common stockholders on a preemptive basis. Therefore, offerings of common stock or other equity securities may dilute the holdings of SmartStop’s existing stockholders. Because SmartStop may generally issue any such debt or equity securities in the future without obtaining the consent of its stockholders, you will bear the risk of SmartStop’s future offerings reducing the market price of its common stock and diluting your proportionate ownership.

In addition, subject to any limitations set forth under Maryland law, the SmartStop Board may increase the number of authorized shares of stock (currently 900,000,000 shares), increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of the SmartStop Board. Further, SmartStop’s Series A Convertible Preferred Stock may be converted into SmartStop’s common stock under certain circumstances. In addition, SmartStop has granted, and expects to grant in the future, equity awards to its independent directors and certain of its employees, including its executive officers, which to date consist of restricted stock of SmartStop and LTIP units of SmartStop OP, which are convertible into shares of SmartStop’s common stock subject to satisfaction of certain conditions. Finally, a subsidiary of SAM owns units of limited partnership interest in SmartStop OP which are convertible into shares of SmartStop Class A Common Stock under certain circumstances.

Therefore, existing stockholders will experience dilution of their equity investment in SmartStop as SmartStop (1) sells additional shares in the future, including those issued pursuant to SmartStop’s distribution reinvestment plan, (2) sells securities that are convertible into shares of SmartStop’s common stock, (3) issues shares of common stock in a private offering of securities, (4) issues restricted shares of common stock or other equity-based securities to SmartStop’s independent directors and executive officers, (5) issues shares of common stock in a merger or to sellers of properties acquired by SmartStop in connection with an exchange of limited partnership interests of SmartStop OP, or (6) converts shares of its Series A Convertible Preferred Stock into shares of SmartStop Class A Common Stock.

Because the limited partnership interests of SmartStop OP may, in the discretion of the SmartStop Board, be exchanged for shares of SmartStop’s common stock, any merger, exchange or conversion between SmartStop OP and another entity ultimately could result in the issuance of a substantial number of shares of SmartStop’s common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, SmartStop’s stockholders may experience substantial dilution in their percentage ownership of SmartStop’s shares.

SmartStop will not be afforded the protection of Maryland law relating to business combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder (as defined in the statute) or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of the SmartStop Board. Pursuant to the statute, the SmartStop Board has by resolution exempted business combinations between SmartStop and any person, provided that the business combination is first approved by the SmartStop Board. SmartStop cannot assure investors that the SmartStop Board will not amend or repeal this resolution in the future. Therefore, SmartStop will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in the SmartStop Charter would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.

SmartStop will face conflicts of interest relating to the purchase of properties, including conflicts with Strategic Storage Trust VI, Inc. and other programs SmartStop, its officers, its key personnel, or its subsidiaries may sponsor or manage in the future, and there can be no assurance that SmartStop’s allocation policy will adequately address all of the conflicts that may arise or that it will address such conflicts in a manner that is more favorable to SmartStop than to Strategic Storage Trust VI, Inc. or to other programs SmartStop, its officers, its key personnel, or its subsidiaries may sponsor or manage in the future.

SmartStop owns the entities that serve as the sponsor and advisor to SST VI, a public non-traded REIT that has investment objectives similar to SmartStop’s, and SmartStop, its officers, its key personnel, or its subsidiaries may sponsor or manage other programs in the future (each a “Future Program”). SmartStop may be buying properties at the same time as SST VI or a Future Program. Accordingly, SmartStop will have conflicts of interest in allocating potential properties, acquisition expenses, management time, services, and other functions between various existing enterprises or future enterprises with which SST VI or a Future Program may be or become involved. SST VI had assets of approximately $90.9 million as of December 31, 2021.

While SmartStop has adopted an acquisition allocation policy in an effort to appropriately allocate acquisitions among SmartStop, SST VI, and any Future Program, there can be no assurance that such allocation policy will adequately address all of the conflicts that may arise or that it will address such conflicts in a manner that is more favorable to SmartStop than to SST VI or a Future Program. In addition, conflicts of interest may exist in the valuation of SmartStop’s investments and regarding decisions about the allocation of specific investment opportunities among SmartStop, SST VI, and any Future Program and the allocation of fees and costs among SmartStop, SST VI, and any Future Program. To the extent SmartStop fails to appropriately deal with any such conflicts, it could negatively impact its reputation and ability to raise additional funds or result in potential litigation against it.

A subsidiary of SmartStop is the sponsor of SST VI and may sponsor additional programs in the future. As a result, SmartStop could be subject to any litigation that may arise by investors in those entities or the respective operations of those entities.

In the course of their operations, SST VI and any Future Program may be subject to lawsuits. SmartStop may be named in such lawsuits as the sponsor of such entities and may, in some instances, be found to be subject to liability. In such an instance, SmartStop’s ability to seek reimbursement or indemnification from such programs may be limited. If SmartStop is subject to significant legal expenses, it could have an adverse effect on its financial condition.

Certain of SmartStop’s officers and key personnel will face competing demands relating to their time and will face conflicts of interest related to the positions they hold with affiliated entities, which could cause SmartStop’s business to suffer.

Certain of SmartStop’s officers and key personnel and their respective affiliates are officers, key personnel, advisors, managers, and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to SmartStop’s, including SST VI, and may hold similar roles with any Future Program. In addition, SmartStop’s Chief Executive Officer remains (i) an officer and director of Strategic Student & Senior Housing Trust, Inc. and (ii) the Chief Executive Officer of the former sponsor of SmartStop. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between SmartStop’s business and these other activities.

Should these persons not balance these competing demands on their time and resources, SmartStop’s business could suffer. Furthermore, these persons owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to SmartStop’s stockholders and us. Their loyalties to these other entities could result in actions or inactions that are detrimental to SmartStop’s business.

SmartStop’s Chief Executive Officer is a controlling person of an entity that owns a minority interest in SmartStop OP and SmartStop Class A Common Stock, and therefore may face conflicts with regard to his fiduciary duties to SmartStop and his fiduciary duties to that entity, including conditions pertaining to redemption of SmartStop’s outstanding common stock or the limited partnership interests and voting matters related to such interests.

SmartStop’s Chief Executive Officer is a controlling person of SAM, SmartStop’s former sponsor, which indirectly currently owns an approximately 8.8% interest in limited partnership interests in SmartStop OP and 0.5% of SmartStop’s outstanding common stock. Such limited partnership interests may be exchanged for shares of SmartStop Common Stock in the future. In addition, in certain circumstances such as a merger, sale of all or substantially all of SmartStop’s assets, share exchange, conversion, dissolution or amendment to the SmartStop Charter, in each case where the vote of SmartStop’s stockholders is required under Maryland law, the consent of SmartStop OP will also be required, which could result in SmartStop’s Chief Executive Officer being able to influence such matters submitted to a vote of SmartStop’s stockholders. This may result in an outcome that may not be favorable to SmartStop’s stockholders. SmartStop’s Chief Executive Officer may also make decisions on behalf of SAM related to redemptions of either its limited partnership interests or its common stock which may negatively impact SmartStop’s stockholders.

Because SmartStop is focused on the self storage industry, its rental revenues will be significantly influenced by demand for self storage space generally, and a decrease in such demand would likely have a greater adverse effect on its rental revenues than if it owned a more diversified real estate portfolio.

Because SmartStop’s portfolio of properties consists primarily of self storage facilities, it is subject to risks inherent in investments in a single industry. A decrease in the demand for self storage space would likely have a greater adverse effect on SmartStop’s rental revenues than if it owned a more diversified real estate portfolio. Demand for self storage space has been and could be adversely affected by weakness in the national, regional, and local economies and changes in supply of or demand for similar or competing self storage facilities in an area. To the extent that any of these conditions occur, they are likely to affect demand, and market rents, for self storage space, which could cause a decrease in SmartStop’s rental revenue. Any such decrease could impair SmartStop’s ability to continue to pay distributions at the current rate to its stockholders. SmartStop does not expect to invest in other real estate or businesses to hedge against the risk that industry trends might decrease the profitability of its self storage-related investments.

SmartStop faces significant competition in the self storage industry, which may increase the cost of acquisitions or developments or impede its ability to retain customers or re-let space when existing customers vacate.

SmartStop faces intense competition in every market in which it purchases self storage facilities. SmartStop competes with numerous national, regional, and local developers, owners and operators in the self storage industry, including the Managed REITs, publicly traded REITs, other REITs, and institutional investment funds. Moreover, development of self storage facilities has increased in recent years, which has intensified competition, and SmartStop expects it will continue to do so as newly developed facilities are opened. In addition, competition for suitable investments may reduce the number of suitable investment opportunities available to SmartStop, may increase acquisition costs, and may reduce demand for self storage units in certain areas where SmartStop’s facilities are located, all of which may adversely affect its operating results. Additionally, an economic slowdown in a particular market could have a negative effect on SmartStop’s self storage revenues.

If competitors build new facilities that compete with SmartStop’s facilities or offer space at rental rates below the rental rates SmartStop charges its customers, SmartStop may lose potential or existing customers and it may be pressured to discount its rental rates to retain customers. In addition, increased competition for customers may require SmartStop to make capital improvements to facilities that it would not otherwise make. As a result, SmartStop’s rental income could decline, which could have a material adverse impact on SmartStop’s business, financial condition, and results of operations.

Delays in development and lease-up of SmartStop’s properties would reduce its profitability.

SmartStop may acquire properties that require repositioning or redeveloping such properties with the goal of increasing cash flow, value or both. Construction delays to new or existing self storage properties due to weather, unforeseen site conditions, personnel problems, delays in obtaining materials, and other factors could delay SmartStop’s anticipated customer occupancy plan which could adversely affect its profitability and cash flow. Furthermore, SmartStop’s estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in its failure to meet its profitability goals. SmartStop may also encounter unforeseen cost increases associated with building materials or construction services resulting from trade tensions, disruptions, tariffs, duties or restrictions or an epidemic, pandemic or other health crisis, such as the COVID-19 outbreak. Additionally, SmartStop may acquire a new property that has a relatively low physical occupancy, and the cash flow from existing operations may be insufficient to pay the operating expenses associated with that property until the property is adequately leased. If one or more of these properties do not perform as expected or SmartStop is unable to successfully integrate new properties into its existing operations, its financial performance may be adversely affected.

SmartStop’s operating results may be affected by regulatory changes that have an adverse impact on its specific facilities, which may adversely affect its business, financial condition, and results of operations.

Certain regulatory changes may have a direct impact on SmartStop’s self storage facilities, including but not limited to, land use, zoning, and permitting requirements by governmental authorities at the local level, which can restrict the availability of land for development, and special zoning codes which omit certain uses of property from a zoning category. These special uses (i.e., hospitals, schools, and self storage facilities) are allowed in that particular zoning classification only by obtaining a special use permit and the permission of local zoning authority. If SmartStop is delayed in obtaining or unable to obtain a special use permit where one is required, new developments or expansion of existing developments could be delayed or reduced. Additionally, certain municipalities require holders of a special use permit to have higher levels of liability coverage than is normally required. The acquisition of, or the inability to obtain, a special use permit and the possibility of higher levels of insurance coverage associated therewith may have an adverse impact on SmartStop’s business, financial condition, and results of operations.

In certain cases, SmartStop protects its customers’ goods pursuant to its tenant protection plan or other arrangements that may, in some cases, be subject to governmental regulation, which may adversely affect SmartStop’s results.

In certain cases, SmartStop provides a tenant protection plan to customers at its properties, and in certain other cases, SmartStop protects its customers’ goods through other arrangements. SmartStop earns fees in connection with these arrangements. These arrangements, including the payments associated with these arrangements, may be subject to state-specific or provincial-specific governmental regulation. Such regulatory authorities generally have broad discretion to promulgate, interpret and implement regulations, to adopt new or additional licensing requirements, to grant, renew and revoke licenses and approvals, and to evaluate compliance with regulations through periodic examinations, audits, investigations and inquiries. In addition, there has been and may continue to be regulatory or private action in the jurisdictions in which SmartStop operates. Although the marketing of, and management procedures associated with, these arrangements were designed to navigate the regulatory environment in which SmartStop operates, as a result of regulatory or private action in any jurisdiction in which SmartStop operates, SmartStop may be temporarily or permanently suspended from generating revenue with respect to these arrangements, or otherwise fined or penalized or suffer an adverse judgment, which could adversely affect SmartStop’s business and results of operations.

SmartStop discloses funds from operations and funds from operations, as adjusted, each a non-GAAP financial measure, in communications with investors, including documents filed with the SEC. However, funds from operations and funds from operations, as adjusted, are not equivalent to SmartStop’s net income or loss or cash flow from operations as determined under GAAP, and stockholders should consider GAAP measures to be more relevant to SmartStop’s operating performance.

SmartStop uses, and SmartStop discloses to investors, funds from operations (“FFO”) and FFO, as adjusted, which are non-GAAP financial measures. FFO and FFO, as adjusted, are not equivalent to SmartStop’s net income or loss or cash flow from operations as determined in accordance with GAAP, and investors should consider GAAP measures to be more relevant in evaluating SmartStop’s operating performance and ability to pay distributions. FFO and FFO, as adjusted, differ from GAAP net income because FFO and FFO, as adjusted, exclude gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In determining FFO, as adjusted, SmartStop makes further adjustments to FFO to exclude the effects of non-real estate related intangible amortization, acquisition related costs, other write-offs and impairments incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, accretion of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, and gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments.

Because of these differences, FFO and FFO, as adjusted, may not be accurate indicators of SmartStop’s operating performance, especially during periods in which SmartStop is acquiring properties. In addition, FFO and FFO, as adjusted, are not indicative of cash flow available to fund cash needs and investors should not consider FFO and FFO, as adjusted, as alternatives to cash flows from operations or an indication of SmartStop’s liquidity or of funds available to fund SmartStop’s cash needs, including SmartStop’s ability to pay distributions to its stockholders.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO and FFO, as adjusted. Also, because not all companies calculate FFO and FFO, as adjusted, the same way, comparisons with other companies may not be meaningful.

Property taxes may increase, which will adversely affect SmartStop’s net operating income and cash available for distributions.

Each of the properties SmartStop acquires will be subject to real property taxes. Some local real property tax assessors may seek to reassess some of SmartStop’s properties as a result of SmartStop’s acquisition of the property. From time to time, SmartStop’s property taxes may increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. In addition, state or local governments may increase tax rates or assessment levels. Increases in real property taxes will adversely affect SmartStop’s net operating income and cash available for distributions.

For example, a current California law commonly referred to as Proposition 13 generally limits annual real estate tax increases on California properties to 2% of assessed value. Accordingly, the assessed value and resulting property tax SmartStop pays is less than it would be if the properties were assessed at current values. If Proposition 13 is repealed or amended in a way that reduces its beneficial impact, SmartStop’s property tax expense could increase substantially, adversely affecting SmartStop’s net operating income and cash available for distributions.

Changes in the Canadian Dollar/USD exchange rate could have a material adverse effect on SmartStop’s operating results and value of the investment of its stockholders.

SmartStop has purchased and may continue to purchase properties in Canada. In addition, SSGT II and SST VI own properties in Canada where SmartStop, through its subsidiaries, serves as the property manager. As a result, SmartStop’s financial results may be adversely affected by fluctuations in the Canadian Dollar/USD exchange rate. SmartStop cannot predict with any certainty changes in foreign currency exchange rates or its ability to mitigate these risks. Several factors may affect the Canadian Dollar/USD exchange rate, including:

•	sovereign debt levels and trade deficits;

•	domestic and foreign inflation rates and interest rates and investors’ expectations concerning those rates;

•	other currency exchange rates;

•	changing supply and demand for a particular currency;

•	monetary policies of governments;

•	changes in balances of payments and trade;

•	trade restrictions;

•	direct sovereign intervention, such as currency devaluations and revaluations;

•	investment and trading activities of mutual funds, hedge funds, and currency funds; and

•	other global or regional political, economic, or financial events and situations.

These events and actions are unpredictable. In addition, the Canadian Dollar may not maintain its long term value in terms of purchasing power in the future. The resulting volatility in the Canadian Dollar/USD exchange rate could materially and adversely affect SmartStop’s performance.

SmartStop is subject to additional risks due to the location of the properties that it either owns or operates in Canada.

In addition to currency exchange rates, the value of any properties SmartStop purchases in Canada may be affected by factors peculiar to the laws and business practices of Canada. Canadian laws and business practices may expose SmartStop to risks that are different from and in addition to those commonly found in the United States. Ownership and operation of foreign assets pose several risks, including, but not limited to the following:

•	the burden of complying with both Canadian and United States’ laws;

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such laws;

•

existing or new Canadian laws relating to the foreign ownership of real property or loans and laws restricting the ability of Canadian persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates or laws and changes in other operating expenses in Canada;

•	possible challenges to the anticipated tax treatment of SmartStop’s revenue and its properties;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the potential difficulty of enforcing obligations in other countries;

•	changes in the availability, cost, and terms of loan funds resulting from varying Canadian economic policies; and

•	SmartStop’s limited experience and expertise in foreign countries relative to its experience and expertise in the United States.

SmartStop has broad authority to incur debt, and high debt levels could hinder its ability to continue to pay distributions at the current rate and could decrease the value of its stockholders’ investments.

The SmartStop Board may approve unlimited levels of debt. High debt levels would cause SmartStop to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash SmartStop has available to distribute and could result in a decline in the value of its stockholders’ investments.

If SmartStop or the other parties to its loans breach covenants thereunder, such loan or loans could be deemed in default, which could accelerate SmartStop’s repayment date thereunder and materially adversely affect the value of its stockholders’ investment in SmartStop.

Certain of SmartStop’s loans are secured by first mortgages on some of its properties and other loans are secured by pledges of equity interests in the entities that own certain of its properties. Such loans also impose a number of financial or other covenant requirements on SmartStop. If SmartStop, or the other parties to these loans, should breach certain of those financial or other covenant requirements, or otherwise default on such loans, then the respective lenders, as the case may be, could accelerate SmartStop’s repayment dates. If SmartStop does not have sufficient cash to repay the applicable loan at that time, such lenders could foreclose on the property securing the applicable loan or take control of the pledged collateral, as the case may be. Such foreclosure could result in a material loss for SmartStop and would adversely affect the value of its stockholders’ investment in SmartStop. In addition, certain of SmartStop’s loans are cross-collateralized and cross-defaulted with each other such that a default under one loan would cause a default under the other loans.

SmartStop has incurred and intends to continue to incur, mortgage indebtedness and other borrowings, which may increase its business risks.

SmartStop has placed, and intends to continue to place, permanent financing on its properties and it may obtain additional credit facilities or other similar financing arrangements in order to acquire additional properties. SmartStop may also decide to later further leverage its properties. SmartStop may incur mortgage debt and pledge all or some of its real properties as security for that debt to obtain funds to acquire real properties. If SmartStop defaults on its secured indebtedness, the lender may foreclose and SmartStop could lose its entire investment in the properties securing such loan, which could adversely affect distributions to its stockholders. To the extent lenders require SmartStop to cross-collateralize its properties, or its loan agreements contain cross-default provisions, a default under a single loan agreement could subject multiple properties to foreclosure.

In addition, SmartStop may borrow if it needs funds to pay a desired distribution rate to its stockholders. SmartStop may also borrow if it deems it necessary or advisable to assure that it maintains its qualification as a REIT for federal income tax purposes. If there is a shortfall between the cash flow from its properties and the cash flow needed to service mortgage debt, then the amount available for distribution to its stockholders may be reduced.

Increases in interest rates could increase the amount of SmartStop’s debt payments and adversely affect its ability to continue to pay distributions at the current rate to its stockholders.

SmartStop currently has outstanding debt payments which are indexed to variable interest rates. SmartStop may also incur additional debt or issue additional preferred equity in the future which rely on variable interest rates. Increases in these variable interest rates in the future would increase SmartStop’s interest costs and preferred equity distribution payments, which would likely reduce its cash flows and its ability to continue to pay distributions at the current rate to its stockholders. In addition, if SmartStop needs to make payments on instruments which contain variable interest during periods of rising interest rates, it could be required to liquidate one or more of its investments in properties at times that may not permit realization of the maximum return on such investments.

To qualify as a REIT, and to avoid the payment of federal income and excise taxes and maintain its REIT status, SmartStop may be forced to borrow funds, use proceeds from the issuance of securities, or sell assets to pay distributions, which may result in SmartStop distributing amounts that may otherwise be used for its operations.

To obtain the favorable tax treatment accorded to REITs, SmartStop normally will be required each year to distribute to its stockholders at least 90% of its REIT taxable income, generally determined without regard to the deduction for distributions paid and by excluding net capital gains. SmartStop will be subject to federal income tax on its undistributed taxable income and net capital gain and subject to a 4% nondeductible excise tax on any amount by which distributions it pays with respect to any calendar year are less than the sum of (1) 85% of its ordinary income, (2) 95% of its capital gain net income, and (3) 100% of its undistributed income from prior years. These requirements could cause SmartStop to distribute amounts that otherwise would be spent on the acquisition, maintenance or development of properties and it is possible that SmartStop might be required to borrow funds, use proceeds from the issuance of securities or sell assets in order to distribute enough of its taxable income to maintain its REIT status and to avoid the payment of federal income and excise taxes. SmartStop may be required to make distributions to stockholders at times it would be more advantageous to reinvest cash in its business or when it does not have cash readily available for distribution, and it may be forced to liquidate assets on terms and at times unfavorable to it. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of investor’s capital for federal income tax purposes.

If any of SmartStop’s limited partnerships or limited liability companies fails to maintain its status as a partnership for federal income tax purposes, its income would be subject to taxation and SmartStop’s REIT status would be terminated.

SmartStop intends to maintain the status of its limited partnerships, including SmartStop OP, and limited liability companies (as applicable) as partnerships for federal income tax purposes. However, if the IRS were to successfully challenge the status of any of SmartStop’s non-corporate entities as a partnership for federal income tax purposes, it would be taxable as a corporation. Such an event would reduce the amount of distributions that such partnership could make to SmartStop. This could also result in SmartStop losing its REIT status and becoming subject to a corporate level tax on its own income. This would substantially reduce SmartStop’s cash available to pay distributions and the return on its stockholders’ investments. In addition, if any of the entities through which any of SmartStop’s non-corporate entities owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to such partnership. Such a recharacterization of any of SmartStop’s partnerships or an underlying property owner could also threaten SmartStop’s ability to maintain its REIT status.

SmartStop may be required to pay some taxes due to actions of its taxable REIT subsidiaries, which would reduce its cash available for distribution to its stockholders.

Any net taxable income earned directly by SmartStop’s taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes as entities separate from its taxable REIT subsidiaries, will be subject to federal and applicable state and local corporate income taxes. SmartStop has elected to treat SmartStop TRS and SS Growth TRS, Inc. as taxable REIT subsidiaries, and it may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of SmartStop’s income even though as a REIT it is not subject to federal income tax on that income, because not all states and localities follow the federal income tax treatment of REITs. To the extent that SmartStop and its affiliates are required to pay federal, state, and local taxes, SmartStop will have less cash available for distributions to its stockholders.

General Risk Factors

SmartStop faces risks related to an epidemic, pandemic or other health crisis, such as the ongoing COVID-19 pandemic, which could have a material adverse effect on its business, financial condition, liquidity, results of operations and prospects.

SmartStop faces risks related to an epidemic, pandemic or other health crisis, including the ongoing COVID-19 pandemic which impacts the United States, Canada and the markets in which SmartStop operates. SmartStop’s rental revenue and operating results depend significantly on the demand for self storage space. While SmartStop has not seen a material impact on the demand for self storage space resulting from the COVID-19 pandemic as of the date of this Proxy Statement and Prospectus, if the outbreak causes weakness in national, regional and local economies that negatively impact the demand for self storage space and/or increase bad debts, SmartStop’s business, financial condition, liquidity, results of operations and prospects could be adversely impacted. Additionally, SmartStop typically conducts aspects of its leasing activity at its facilities, as well as the offering of various ancillary products, including moving and packing supplies, such as locks and boxes, and other services, such as protection plans, tenant insurance or similar programs. Accordingly, reductions in the ability and willingness of customers to visit SmartStop’s facilities due to the COVID-19 pandemic could reduce rental revenue and ancillary operating revenue produced by its facilities. Concerns relating to such an outbreak could also impact the availability of SmartStop’s personnel to report for work at its facilities, which could adversely affect its ability to adequately manage its facilities. In order to prevent the spread of COVID-19 there have been, and may continue to be, temporary shut downs or restrictions placed on businesses by cities, counties, states, or the federal government. These orders have impacted, and may continue to impact, SmartStop’s facilities and operations. The ultimate extent of the impact of the COVID-19 pandemic on SmartStop’s business, financial condition, liquidity, results of operations and prospects will be driven primarily by the duration, spread, and severity of the pandemic itself, the effectiveness of vaccine and treatment developments, including against variants of COVID-19, public adoption rates of vaccines, including booster shots, as well as the duration of indirect economic impacts and potential longer term changes in consumer behavior, all of which are uncertain and difficult to predict. As a result, SmartStop is unable to estimate the effect of these factors on SmartStop’s business, financial condition, liquidity, results of operations and prospects at this time.

A failure in, or breach of, SmartStop’s operational or security systems or infrastructure, or those of its third party vendors and other service providers or other third parties, including as a result of cyber attacks, could disrupt SmartStop’s businesses, result in the disclosure or misuse of confidential or proprietary information, damage its reputation, increase its costs, and cause losses.

SmartStop relies heavily on communications and information systems to conduct its business. Information security risks for SmartStop’s business have generally increased in recent years in part because of the proliferation of new technologies; the use of the Internet and telecommunications technologies to process, transmit and store electronic information, including the management and support of a variety of business processes, including financial transactions and records, personally identifiable information, and tenant and lease data; and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, SmartStop’s operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. SmartStop’s business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond its control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

SmartStop’s business relies on its digital technologies, computer and email systems, software and networks to conduct its operations. Although SmartStop has information security procedures and controls in place, its technologies, systems and networks and, because the nature of its business involves the receipt and retention of personal information about its customers, its customers’ personal accounts may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of its or its customers’ or other third parties’ confidential information. Third parties with whom SmartStop does business or who facilitate its business activities, including intermediaries or vendors that provide service or security solutions for its operations, and other third parties, could also be sources of operational and information security risk to SmartStop, including from breakdowns or failures of their own systems or capacity constraints. In addition, hardware, software or applications SmartStop develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.

While SmartStop has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. SmartStop’s risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of SmartStop’s controls, processes, and practices designed to protect its systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for SmartStop. As threats continue to evolve, SmartStop may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support SmartStop’s businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that its customers use to access its products and services, could result in customer attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on SmartStop’s business, financial condition, or results of operations. Furthermore, if such attacks are not detected immediately, their effect could be compounded.

THE COMPANIES

SmartStop Self Storage REIT, Inc.

Business

Overview

SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), is a self-managed and fully-integrated self storage REIT, formed on January 8, 2013 under the Maryland General Corporation Law. SmartStop’s year-end is December 31.

Business Objectives and Strategy

SmartStop focuses on the ownership, operation, and acquisition of self storage properties located primarily within the top 100 metropolitan statistical areas, or MSAs, throughout the United States and the top census metropolitan areas, or CMAs, in Canada. According to the 2022 Self Storage Almanac, SmartStop is the 11th largest owner and operator of self storage properties in the United States based on number of properties, units, and rentable square footage. As of December 31, 2021, SmartStop’s wholly-owned portfolio consisted of 139 self storage properties diversified across 18 states and the Greater Toronto Area of Ontario, Canada comprising approximately 92,000 units and 10.6 million net rentable square feet. Additionally, SmartStop had a 50% equity interest in six unconsolidated real estate ventures located in the Greater Toronto Area, which consisted of five operating self storage properties and one parcel of land currently under development into a self storage facility. Further, through its Managed REIT Platform, SmartStop now serves as the sponsor of three Managed REITs: SSGT II, SST VI, and Strategic Storage Growth Trust III, Inc., a new private REIT which is in its initial stages of formation (“SSGT III”), which pay SmartStop fees to manage and operate 17 self storage properties.

SmartStop’s primary business model is focused on owning and operating high quality self storage properties in high growth markets in the United States and Canada. SmartStop finances its portfolio through a diverse capital strategy which includes cash generated from operations, borrowings under its syndicated revolving line of credit, secured and unsecured financing, equity offerings and joint ventures. SmartStop’s business model is designed to maximize cash flow available for distribution to its stockholders and to achieve sustainable long-term growth in cash flow in order to maximize long-term stockholder value at acceptable levels of risk. SmartStop executes its organic growth strategy by pursuing revenue-optimizing and expense-minimizing opportunities in the operations of its existing portfolio. SmartStop executes its external growth strategy by developing, redeveloping, acquiring and managing self storage facilities in the United States and Canada and looks to acquire properties that are physically stabilized, recently developed, in various stages of lease up or at certificate of occupancy. SmartStop seeks to acquire under-managed facilities that are not operated by institutional operators, where it can implement its proprietary management and technology to maximize net operating income.

As an operating business, self storage requires a much greater focus on strategic planning and tactical operation plans. SmartStop’s in-house call center allows it to centralize its sales efforts as it captures new business over the phone, email, web-based chat, and text mediums. As it has grown its portfolio of self storage facilities, SmartStop has been able to consolidate and streamline a number of aspects of its operations through economies of scale. For example, SmartStop has implemented a blanket property and casualty insurance program over all properties owned or managed by it nationwide which, coupled with its size and geographic diversification, reduces its total insurance costs per property. SmartStop also utilizes its digital marketing breadth and expertise which allows it to acquire customers efficiently by leveraging its portfolio size and technological proficiency. To the extent SmartStop acquired facilities in clusters within geographic regions, it sees property management efficiencies resulting in reduction of personnel and other administrative costs.

As discussed herein, SmartStop, through its subsidiaries, also served as the sponsor of SST IV through March 17, 2021, and currently serves as the sponsor of the Managed REITs and operates the properties owned by the Managed REITs, consisting of, as of December 31, 2021, 17 properties and approximately 12,000 units and 1.3 million rentable square feet. Through the Managed REIT Platform (as defined below), SmartStop has the internal capability to originate, structure, and manage additional investment products. SmartStop generates asset management fees, property management fees, acquisition fees, other fees and a portion of the tenant protection program revenue. For the property management and advisory services that SmartStop provides, it is reimbursed for certain expenses which help to offset its net operating expenses.

Investment Objectives

SmartStop focuses on investing in self storage facilities and related self storage real estate investments that are expected to support sustainable stockholder distributions over the long term. SmartStop’s primary investment objectives are to: (1) invest in real property in a manner that allows it to qualify as a REIT for federal income tax purposes; (2) provide regular cash distributions to its stockholders; (3) preserve and protect its stockholders’ invested capital; (4) achieve appreciation in the value of its properties over the long term; and (5) grow net cash flow from operations in order to provide sustainable cash distributions to its stockholders over the long-term.

SmartStop’s management team has experience acquiring self storage facilities across a broad spectrum of opportunities including physically stabilized facilities, recently developed facilities in physical or economic lease up, facilities that have just received a certificate of occupancy (“C/O”), facilities in need of renovation and/or re-development and ground up development. SmartStop has adopted an acquisition allocation policy, pursuant to which it will have first priority for investment opportunities, and if it declines or fails to take action with respect to any such opportunity, the Sponsor will allocate it to another program sponsored by it after considering various factors. In considering and evaluating potential acquisition opportunities, and to augment its seasoned acquisition team, SmartStop employs its proprietary underwriting methodology. SmartStop believes that it maintains a competitive advantage in acquiring facilities given the scale of its business and the experience and industry relationships of its team. SmartStop maintains a network of self storage operators, real estate brokers and other market participants in the US and Canada, which gives it unique insight into new and highly desirable acquisition opportunities.

Seasonality

SmartStop believes that it will experience minor seasonal fluctuations in the occupancy levels of its facilities, which SmartStop believes will be slightly higher over the summer months due to increased moving activity.

Investment Strategy

SmartStop primarily invests in a portfolio of income-producing self storage facilities and related self storage real estate investments that are expected to support sustainable stockholder distributions over the long term. In order to implement this investment strategy, SmartStop primarily focuses on income-producing self storage facilities located in primary and secondary markets. Many of these facilities have stabilized occupancy rates greater than 75%, but will have the opportunity for higher economic occupancy due to SmartStop’s property management capabilities.

SmartStop may make investments in mortgage loans secured by self storage facilities, including but not limited to, senior, mezzanine, or subordinated loans. SmartStop has invested and may continue to invest in self storage facilities internationally.

General Acquisition and Investment Policies

While SmartStop focuses its investment strategy on self storage facilities and related self storage real estate investments, SmartStop may invest in other storage-related investments such as storage facilities for automobiles, recreation vehicles and boats. SmartStop may additionally invest in other types of commercial real estate properties if the SmartStop Board deems appropriate. SmartStop seeks to make investments that will satisfy the primary investment objective of providing regular cash distributions to its stockholders. However, because a significant factor in the valuation of income-producing real property is its potential for future appreciation, SmartStop anticipates that some properties it acquires may have the potential for both growth in value and for providing regular cash distributions to its stockholders.

In selecting a potential property for acquisition, SmartStop considers a number of factors, including, but not limited to, the following:

•	projected demand for self storage facilities in the area;

•	a property’s geographic location and type;

•	a property’s physical location in relation to population density, traffic counts and access;

•	construction quality and condition;

•	potential for capital appreciation;

•	proposed purchase price, terms and conditions;

•	historical financial performance;

•	rental rates and occupancy levels for the property and competing properties in the area;

•	potential for rent increases;

•	demographics of the area;

•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;

•	potential capital improvements and reserves required to maintain the property;

•	prospects for liquidity through sale, financing or refinancing of the property;

•	potential competitors for expanding the physical layout of the property;

•	the potential for the construction of new properties in the area;

•	treatment under applicable federal, state and local tax and other laws and regulations;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonably ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that SmartStop may acquire. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition. In determining whether to purchase a particular property, SmartStop may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is ultimately purchased.

Borrowing Strategy and Policies

SmartStop may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly- or privately-placed debt instruments or financing from institutional investors or other lenders. SmartStop may obtain a credit facility or a separate loan for each acquisition. SmartStop’s indebtedness may be unsecured or may be secured by mortgages or other interests in its properties. SmartStop may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of its stock or to provide working capital.

There is no limitation on the amount SmartStop can borrow for the purchase of any property. SmartStop’s aggregate borrowings are reviewed by the SmartStop Board at least quarterly. SmartStop may re-evaluate and change its debt strategy and policies in the future without a stockholder vote. Factors that SmartStop could consider when re-evaluating or changing its debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of its properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, SmartStop may increase or decrease its ratio of debt to equity in connection with any change of its borrowing policies. As of December 31, 2021, SmartStop’s debt leverage was approximately 54%.

Acquisition Structure

Although SmartStop is not limited as to the form its investments may take, its investments in real estate will generally constitute acquiring fee title or interests in joint ventures or similar entities that own and operate real estate. SmartStop may also enter into the following types of leases relating to real property:

•	a ground lease in which SmartStop enters into a long-term lease (generally greater than 30 years) with the owner for use of the property during the term whereby the owner retains title to the land; or

•

a master lease in which SmartStop enters into a long-term lease (typically 10 years with multiple renewal options) with the owner in which SmartStop agrees to pay rent to the owner and pay all costs of operating and maintaining the property (a net lease) and typically have an option to purchase the property in the future.

SmartStop makes acquisitions of its real estate investments directly or indirectly through SmartStop OP. SmartStop acquires interests in real estate either directly through SmartStop OP or indirectly through limited liability companies or limited partnerships, or through investments in joint ventures.

Conditions to Closing Acquisitions

Generally, SmartStop will not purchase any property unless and until SmartStop obtains at least a Phase I environmental assessment and history for each property purchased and SmartStop is sufficiently satisfied with the property’s environmental status. In addition, SmartStop will generally condition its obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or other independent professionals, including, but not limited to, where appropriate:

•	appraisals, property surveys and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, flood zone studies, if available;

•	licenses, permits, maps and governmental approvals;

•	historical financial statements and tax statement summaries of the properties;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Disposition Policies

SmartStop generally intends to hold each property it acquires for an extended period. However, SmartStop may sell a property at any time if, in its judgment, the sale of the property is in the best interests of its stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance of the property. In connection with sales of properties, SmartStop may lend the purchaser all or a portion of the purchase price. In these instances, SmartStop’s taxable income may exceed the cash received in the sale.

Liquidity Events

Subject to then-existing market conditions, and in the sole discretion of its board of directors, SmartStop intends to seek one or more of the following liquidity events within the next few years: (1) merge, reorganize or otherwise transfer its company or its assets to another entity with listed securities; (2) commence the sale of all of its properties and liquidate its company; (3) list its shares on a national securities exchange; or (4) otherwise create a liquidity event for its stockholders. In connection with a review of liquidity alternatives by the SmartStop Board, on March 7, 2022, the SmartStop Board approved the full suspension of its DRP offering and share redemption program. Notwithstanding the foregoing, there is no requirement for it to complete one of these liquidity events and the SmartStop Board has the sole discretion to continue SmartStop’s operations indefinitely if it deems such continuation to be in the best interests of its stockholders.

Joint Ventures

SmartStop may enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of owning and leasing real properties. Among other reasons, SmartStop may want to acquire properties through a joint venture with third parties or affiliates in order to diversify its portfolio of properties in terms of geographic region or property type or to co-invest with one of its property management partners. Joint ventures may also allow SmartStop to acquire an interest in a property without requiring that SmartStop fund the entire purchase price. In addition, certain properties may be available to it only through joint ventures. For example, in connection with the Self Administration Transaction, SmartStop acquired a joint venture arrangement with SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”), pursuant to which it and SmartCentres work together to identify primarily self storage development opportunities in certain regions in Canada. On March 17, 2021, SmartStop acquired six SmartCentres joint venture properties in the SST IV Merger (defined below). Generally, SmartCentres has been responsible for the development of the properties and SmartStop has been responsible for the operation of the facilities upon completion. For more information, please see Note 4 – Investments in Unconsolidated Real Estate Ventures of the Notes to the Consolidated Financial Statements of SmartStop.

Investments in Mortgage Loans

While SmartStop intends to emphasize equity real estate investments and, hence, operate as what is generally referred to as an “equity REIT,” as opposed to a “mortgage REIT,” SmartStop may invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate or other similar real estate loans consistent with SmartStop’s REIT status. SmartStop may make such loans to developers in connection with construction and redevelopment of self storage facilities. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Benefits Administration or another third party. SmartStop may also invest in participating or convertible mortgages if the SmartStop Board concludes that SmartStop and its stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

Investment Company Act of 1940 and Certain Other Policies

SmartStop operates in such a manner that it will not be subject to regulation under the Investment Company Act of 1940, or the 1940 Act. If at any time the character of SmartStop’s investments could cause it to be deemed as an investment company for purposes of the 1940 Act, SmartStop will take all necessary actions to attempt to ensure that it is not deemed to be an “investment company.” In addition, SmartStop does not intend to underwrite securities of other issuers or actively trade in loans or other investments.

Subject to the restrictions SmartStop must follow in order to qualify to be taxed as a REIT, SmartStop may make investments other than as previously described, although SmartStop does not currently intend to do so. SmartStop has authority to purchase or otherwise reacquire its common stock or any of its other securities. SmartStop has no present intention of repurchasing any of its common stock except pursuant to its share redemption program, and SmartStop would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

Potential and Completed Transactions

Potential SSGT II Merger

As described elsewhere herein, on February 24, 2022, SmartStop, SSGT II, and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, SmartStop will acquire SSGT II by way of the Merger of SSGT II with and into Merger Sub, with Merger Sub being the surviving entity. The Merger is expected to close during the second quarter of 2022.

Assuming all conditions of the Merger Agreement are satisfied and the Merger is consummated in accordance with the terms in the Merger Agreement, SmartStop will acquire all of the real estate owned by SSGT II, which as of February 24, 2022 consisted of (i) 10 self storage facilities located in seven states comprising approximately 7,740 self storage units and approximately 853,900 net rentable square feet, and (ii) SSGT II’s 50% equity interest in three unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada.

SST IV Merger

On March 17, 2021, SmartStop closed on an all-stock merger with SST IV (the “SST IV Merger”). As a result, SmartStop acquired all of the real estate owned by SST IV, consisting of (i) 24 self storage facilities located in 9 states comprising approximately 18,000 self storage units and approximately 2.0 million net rentable square feet, and (ii) SST IV’s 50% equity interest in six unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada (the “JV Properties”). As of the merger date, the JV Properties consisted of three operating self storage properties and three parcels of land in various stages of development into self storage facilities, jointly owned with subsidiaries of SmartCentres.

As a result of the SST IV Merger, approximately 23.1 million shares of SmartStop Class A Common Stock were issued in exchanged for approximately 10.6 million shares of SST IV common stock.

Credit Facility

On March 17, 2021, SmartStop, through SmartStop OP, entered into a credit facility with KeyBank, National Association as administrative agent, with an initial aggregate commitment of $500 million (the “Credit Facility”), which consisted of a $250 million revolving credit facility and a $250 million term loan. SmartStop used the initial draw proceeds of approximately $451 million primarily to pay off certain existing indebtedness as well as indebtedness of SST IV in connection with the SST IV Merger.

On October 7, 2021, SmartStop amended the Credit Facility to increase the commitments on the revolving credit facility by $200 million, to $450 million. As a result of this amendment, the aggregate commitment under the Credit Facility is now $700 million. See Note 6 – Debt, of the Notes to the Consolidated Financial Statements of SmartStop, for additional information.

The Credit Facility was a significant step in migrating out capital stack towards an institutional-grade structure. The collateral for the Credit Facility is a pledge of equity interests in certain special purpose entities, and the pledge can be released upon the achievement of certain financial metrics, resulting in a fully-unsecured

Credit Facility. Once unsecured, the credit spread for the Term Loans and Revolver are reduced, and various financial covenants are converted to reflect those consistent with an unsecured credit arrangement. Additionally, the Credit Facility gives us the ability to draw in either U.S. or Canadian dollars, providing the flexibility to fund SmartStop’s external growth strategies in both the U.S. and Canada.

Self Administration Transaction

On June 28, 2019, SmartStop acquired the self storage advisory, asset management and property management businesses and certain joint venture interests (the “Self Storage Platform”) of SAM, along with certain other assets of SAM (collectively, the “Self Administration Transaction”). As a result of the Self Administration Transaction, SmartStop became self-managed and now, through its subsidiaries, serves as the Sponsor of the Managed REITs. In addition, SmartStop has the internal capability to originate, structure and manage the Managed REIT Platform, which would be sponsored by SRA, its indirect subsidiary. See Note 5 – Self Administration Transaction and Note 10 – Related Party Transactions of the Notes to the Consolidated Financial Statements of SmartStop, for more information.

Equity

SmartStop was formed on January 8, 2013, under the Maryland General Corporation Law. SmartStop commenced its initial public offering in January 2014, in which it offered a maximum of $1.0 billion in SmartStop Common Stock for sale to the public (the “SmartStop Primary Offering”) and $95.0 million in SmartStop Common Stock for sale pursuant to its DRP (collectively, the “SmartStop Offering”), marketed and sold primarily through retail investor channels, including the independent broker dealer channel. At the termination of the SmartStop Offering in January 2017, SmartStop had sold approximately 48 million shares of SmartStop Class A Common Stock and approximately 7 million shares of SmartStop Class T Common Stock for approximately $493 million and $73 million respectively.

In November 2016, SmartStop filed with the SEC a Registration Statement on Form S-3, which registered up to an additional $100.9 million in SmartStop Common Stock under its DRP (the “SmartStop DRP Offering”). The SmartStop DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders. As of December 31, 2021, SmartStop had sold approximately 6.9 million shares of SmartStop Class A Common Stock and approximately 1.0 million shares of SmartStop Class T Common Stock for approximately $73.0 million and $10.6 million, respectively, in the SmartStop DRP Offering. On March 7, 2022, the SmartStop Board suspended its DRP.

On October 29, 2019 (the “Commitment Date”), SmartStop entered into a preferred stock purchase agreement (the “Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase up to $200 million in shares (the aggregate shares to be purchased, the “Preferred Shares”) of SmartStop’s newly-created Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), in one or more closings (each, a “Closing,” and collectively, the “Closings”). The initial closing (the “Initial Closing”) in the amount of $150 million occurred on the Commitment Date, and the second and final closing in the amount of $50 million occurred on October 26, 2020.

On October 19, 2021, the SmartStop Board, upon recommendation of its Nominating and Corporate Governance Committee, approved an estimated net asset value per share of $15.08 for the SmartStop Class A Common Stock and SmartStop Class T Common Stock based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on a fully diluted basis, calculated as of June 30, 2021.

As a result of the calculation of SmartStop’s estimated value per share, beginning in October 2021, shares sold pursuant to its DRP were sold at the estimated net asset value per share of $15.08 for both SmartStop Class A Common Stock and SmartStop Class T Common Stock.

In connection with the determination of the SmartStop estimated net asset value per share in October 2021, the redemption price under its share redemption program is equal to $15.08 for both SmartStop Class A Common Stock and SmartStop Class T Common Stock, effective beginning with redemption requests submitted during the third quarter of 2021. On March 7, 2022, the SmartStop Board fully suspended its share redemption program.

COVID-19

The global economy has been adversely impacted by the COVID-19 pandemic, including in the United States and in the markets in which SmartStop operates. The COVID-19 pandemic and the resulting effects, including shutdowns or weakness in national, regional and local economies have affected its business, primarily starting in late March of 2020. During the second quarter of 2020, many of the factors underlying the demand for self storage were negatively impacted, but improved during the third and fourth quarters, and through 2021. Future governmental orders, rising inflation, or broad economic weakness could adversely impact SmartStop’s business, financial condition, liquidity and results of operations, however, the extent and duration to which its operations will be impacted is highly uncertain and cannot be predicted.

Strategic Storage Trust VI

SmartStop, through its subsidiary, SRA, now serves as Sponsor for SST VI, a public non-traded REIT focused on acquiring income and growth self storage properties. On March 10, 2021, SmartStop OP made an investment of $5.0 million in Strategic Storage Operating Partnership VI, L.P. (“SST VI OP”), the operating partnership of SST VI, in exchange for common units of limited partnership interest in SST VI OP. SST VI commenced a private offering in the first quarter of 2021, which offering terminated in March of 2022, concurrently with SST VI’s public offering being declared effective with the SEC on March 17, 2022. SST VI OP, and its wholly-owned subsidiaries, were consolidated by SmartStop until May 1, 2021. From March 10, 2021 (the date of SmartStop OP’s initial investment in SST VI OP) until May 1, 2021, the portion not wholly-owned by SmartStop OP was presented as noncontrolling interests, and all significant intercompany accounts and transactions were eliminated in consolidation during that period.

Industry and Competition

Self storage refers to properties that offer month-to-month storage unit rental for personal or business use. Self storage facilities offer a cost-effective and flexible storage alternative in which customers rent fully enclosed and secure spaces. Typical unit sizes range from 5x5 feet to 10x30 feet with facilities typically providing a variety of different sizes and configurations. Customers typically have access to their storage units 18 hours a day, with some facilities offering 24-hour access. Rental rates can vary and are determined by the location and size of the rental space, the level of security, and whether the unit is climate controlled. The short-term nature of self storage leases creates the opportunity for real-time rate increases, which has led well-positioned facilities to achieve substantial rate growth in a rising cost environment.

In addition to primary self storage operations, facilities also tend to have a number of other ancillary products that provide incremental revenues. This includes, but is not limited to, tenant insurance, protection or insurance plans, moving and packing supplies, locks and boxes, and other services. Sophisticated operators have the opportunity to substantially increase profitability of under-managed facilities post acquisition.

The customer base of self storage operators includes both local residential customers, typically within a 3- to 5-mile radius of the facility, as well as commercial users. According to the 2022 Self storage Almanac, self storage facilities generally have a customer mix of approximately 79% residential, 14% commercial, 4% military and 3% students.

•	Residential customers generally store items ranging from furniture, household items and appliances to cars, boats and recreational vehicles.

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Commercial customers tend to include small business owners who require easy and frequent access to their goods, records, extra inventory or storage for seasonal goods. Commercial customers are also increasingly utilizing self storage for their distribution logistics, as its ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations all drive operational results.

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While military and student users are a smaller portion of the overall mix, the mix tends to vary by location of the facility, with facilities near military bases and universities achieving higher military and student mixes, respectively.

The self storage industry is highly fragmented, with owners and operators ranging from individual property owners to institutional investors and large, publicly traded REITs. According to the 2022 Self storage Almanac, there are approximately 50,000 primary self storage facilities in the U.S. representing a total of 2.0 billion rentable square feet. The largest 100 operators manage approximately 51% of net rentable square footage, but only 29% of all U.S.-based self storage properties. The six publicly listed self storage companies are Public Storage, Extra Space Storage Inc., AMERCO (the parent company of U-Haul), CubeSmart, LifeStorage, Inc. and National Storage Affiliates Trust, which operate approximately 19% of all U.S.-based self storage properties. Similar to the U.S., the self storage market in Canada exhibits highly fragmented ownership, albeit to a much greater extent. Colliers estimates that approximately 70% of all self storage properties in Canada are owned by individuals with only one or two stores and the top 10 operators in Canada have roughly 20% market share. With the majority of the existing supply operated locally by non-institutional groups in the United States and Canada, there is a significant market opportunity to acquire existing facilities and increase revenue and profitability through professional management, digitalization and physical expansion projects.

Recent strength in housing markets and the ability for employees to work remotely has fueled demand for storage, leading to a record year of operating performance across the industry in 2021. High occupancy levels, supply constraints and inelasticity in pricing, coupled with underlining demand drivers, position the sector for continued rent growth and accelerating profitability. These drivers have driven the self storage sector to achieve outsized rent growth relative to other REIT sectors in 2021. The short-term nature of self storage leases positions operators well in an inflationary environment. The nimble rate and leasing strategies that sophisticated operators have executed on, coupled with the current supply and demand environment, should position self storage favorably in order to achieve incremental growth relative to other real estate sectors. Despite the significant acceleration in recent growth, prior rates suggests that there is a significant runway for continued rate growth. SmartStop believes the sector is well-positioned for continued growth, as self storage fundamentals remain strong.

Industry Segments

Prior to the Self Administration Transaction on June 28, 2019, SmartStop internally evaluated all of its properties and interests therein as one industry segment and, accordingly, did not report segment information.

Subsequent to the Self Administration Transaction, SmartStop now operates in two reportable business segments: (i) self storage operations and (ii) the Managed REIT Platform business.

Management evaluates performance based upon net operating income (“NOI”). For SmartStop’s self storage operations, NOI is defined as leasing and related revenues, less property level operating expenses. NOI for the Managed REIT Platform business represents Managed REIT Platform revenues less Managed REIT Platform expenses.

Government Regulations

SmartStop’s business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Accommodations for Persons with Disabilities

SmartStop is subject to various rules, regulations and standards with respect to accommodations it must make for individuals with disabilities. For example, in the United States, under the Americans with Disabilities Act of 1990, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. SmartStop is also subject to similar requirements in Ontario, Canada, under the Accessibility for Ontarians with Disabilities Act, or AODA. Complying with such requirements could require it to remove access barriers. Failing to comply could result in the imposition of fines by various governmental agencies or an award of damages to private litigants. Although SmartStop intends to acquire properties that substantially comply with these requirements, it may incur additional costs related to compliance. In addition, a number of additional governmental laws may require SmartStop to modify any properties it purchases, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although SmartStop believes that these costs will not have a material adverse effect on it, if required changes involve a greater amount of expenditures than it currently anticipates, SmartStop’s ability to make distributions to its stockholders could be adversely affected.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect SmartStop’s ability to rent units or sell the property, or to borrow using the property as collateral, and may expose it to liability resulting from any release of or exposure to these substances. If SmartStop arranges for the disposal or treatment of hazardous or toxic substances at another location, it may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by it. SmartStop may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that it owns or operates. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The properties SmartStop acquires will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. SmartStop intends to acquire properties that are in material compliance with all such regulatory requirements. However, SmartStop cannot make assurances that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by it and could have an adverse effect on its financial condition and results of operations.

Employees and Human Capital

As of December 31, 2021, SmartStop had approximately 420 employees, none of which are represented by a collective bargaining agreement. SmartStop continually assesses and strives to enhance employee satisfaction and engagement. SmartStop believes its relationship with its employees is good and that it provides them with adequate flexibility to meet personal and family needs. SmartStop also appreciates the importance of retention, growth and development of its employees and believes it offers competitive compensation (including salary and bonuses) and benefits packages to its employees. Further, from professional development opportunities to leadership training, SmartStop has development programs and on-demand opportunities to cultivate talent throughout its organization.

SmartStop strives to foster an inclusive work environment, comprised of top talent and high performing employees. SmartStop maintains policies that strive to protect its employees from discrimination or harassment on the basis of color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression or any other status protected by applicable law. To that end, SmartStop conducts annual training to raise awareness of (and with the goal of preventing) all forms of harassment and discrimination.

For a discussion of additional measures taken by SmartStop with respect to its employees in response to the COVID-19 pandemic, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Market Conditions,” below.

Available Information

SmartStop makes available on the “Information – SEC Filings” subpage of its website (www.investors.smartstopselfstorage.com) free of charge its annual reports on Form 10-K, including this report, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after it electronically files such reports with the SEC. SmartStop’s electronically filed reports can also be obtained on the SEC’s internet site at http://www.sec.gov. Further, copies of SmartStop’s Code of Ethics and the charters for the Audit, Compensation, and Nominating and Corporate Governance Committees of the SmartStop Board are also available on the “Information – Governance” subpage of its website.

Properties

As of December 31, 2021, SmartStop owned 139 operating self storage facilities located in 18 states (Alabama, Arizona, California, Colorado, Florida, Illinois, Indiana, Maryland, Massachusetts, Michigan, New Jersey, Nevada, North Carolina, Ohio, South Carolina, Texas, Virginia, and Washington) and the Greater Toronto Area of Ontario, Canada, comprising approximately 92,000 units and approximately 10.6 million rentable square feet.

See Note 6 – Debt, of the Notes to the Consolidated Financial Statements of SmartStop for more information about SmartStop’s indebtedness secured by its properties.

As of December 31, 2021, SmartStop’s wholly-owned self storage portfolio was comprised as follows:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)	Rental Income %(4)
Alabama	1	1,090	163,300	1.6%	92.2%	0.9%
Arizona	3	2,540	265,000	2.5%	95.4%	2.2%
California	27	17,190	1,824,700	17.3%	95.5%	20.9%
Colorado	7	4,010	436,000	4.2%	93.9%	3.4%
Florida	22	17,010	2,049,800	19.4%	95.7%	21.8%
Illinois	5	2,880	315,600	3.0%	94.9%	2.4%
Indiana	2	1,030	112,700	1.1%	92.7%	0.7%
Massachusetts	1	840	93,200	0.9%	97.8%	1.9%
Maryland	2	1,610	169,500	1.6%	93.9%	1.7%
Michigan	4	2,220	266,100	2.5%	94.4%	2.2%
New Jersey	2	2,350	205,100	1.4%	91.0%	2.2%
Nevada	8	6,210	757,100	7.2%	95.9%	7.0%
North Carolina	19	9,190	1,192,400	11.3%	95.2%	8.8%
Ohio	5	2,310	279,700	2.7%	92.9%	1.7%
South Carolina	3	1,940	246,000	2.3%	95.1%	1.7%
Texas	11	6,320	844,600	8.0%	95.3%	6.6%
Virginia	1	830	71,100	0.7%	95.3%	0.9%
Washington	3	1,680	196,600	1.9%	94.3%	1.9%
Ontario, Canada	13	10,610	1,092,300	10.4%	93.0%	11.1%

Total	139	91,860	10,580,800	100%	94.9%	100%

(1)	Includes all rentable units, consisting of storage units and parking (approximately 3,100 units).
(2)	Includes all rentable square feet, consisting of storage units and parking (approximately 940,000 square feet).
(3)

Represents the occupied square feet of all facilities SmartStop owned in a state or province divided by total rentable square feet of all the facilities SmartStop owned in such state or area as of December 31, 2021.

(4)

Represents rental income (excludes administrative fees, late fees, and other ancillary income) for all facilities SmartStop owned in a state or province divided by SmartStop’s total rental income for the month ended December 31, 2021.

Additionally, SmartStop owns its office located at 10 Terrace Rd, Ladera Ranch, California (the “Ladera Office”) which houses its corporate headquarters.

As a result of the SST IV Merger, SmartStop also acquired six self storage real estate joint ventures located in the Greater Toronto Area of Ontario, Canada. As of December 31, 2021, the real estate joint ventures consisted of five operating properties and one property under development. SmartStop accounts for these investments using the equity method of accounting and they are stated at cost and adjusted for the share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on SmartStop’s ownership interest in the earnings (loss) of each of the unconsolidated investments.

The following table summarizes SmartStop’s 50% ownership interests in unconsolidated real estate ventures in the Greater Toronto Area, Canada:

Location	Date Real Estate Venture Became Operational	Carrying Value of Investment as of December 31, 2021
Oshawa	August 2021	$1,801,413
East York	June 2020	6,393,576
Brampton	November 2020	2,354,346
Vaughan	January 2021	2,871,265
Scarborough	November 2021	2,862,677
Kingspoint	Under Development	2,660,007

		$18,943,284

Legal Proceedings

From time to time, SmartStop is party to legal, regulatory and other proceedings that arise in the ordinary course of SmartStop’s business. In accordance with applicable accounting guidance, management accrues an estimated liability when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. SmartStop is not aware of any such proceedings of which the outcome is reasonably likely to have a material adverse effect on its results of operations or financial condition.

Market Information

As of March 21, 2022, SmartStop had approximately 77.2 million shares of SmartStop Class A Common Stock outstanding and approximately 8.1 million shares of SmartStop Class T Common Stock outstanding, held by a total of approximately 18,100 stockholders of record.

There is no established trading market for SmartStop Common Stock. Therefore, there is a risk that a stockholder may not be able to sell SmartStop Common Stock at a time or price acceptable to the stockholder, or at all. The SmartStop Offering terminated on January 9, 2017. As of December 31, 2021, SmartStop only offered SmartStop Class A Common Stock and SmartStop Class T Common Stock pursuant to its DRP offering, both of which were offered at a price of $15.08 per share. Pursuant to the terms of the SmartStop Charter, certain restrictions are imposed on the ownership and transfer of shares. On March 7, 2022, the SmartStop Board approved the suspension of its DRP and share redemption program such that distributions for the month of March 2022, payable on April 15, 2022, will be paid in cash. See Note 12 – Commitments and Contingencies of the Notes to the Consolidated Financial Statements of SmartStop for additional information.

Unless and until SmartStop shares are listed for trading on a national securities exchange, it is not expected that a public market for its shares will develop. To assist fiduciaries of plans subject to the annual reporting requirements of ERISA and account trustees or custodians to prepare reports relating to an investment in SmartStop’s shares, SmartStop intends to provide reports of its quarterly and annual determinations of the current value of its net assets per outstanding share to those fiduciaries (including account trustees and custodians) who identify themselves to SmartStop and request the reports.

Determination of Estimated Per Share Net Asset Value

On October 19, 2021, the SmartStop Board, upon the recommendation of its Nominating and Corporate Governance Committee (the “NCG Committee”), approved an estimated net asset value per share (“Estimated Per Share NAV”) of SmartStop Common Stock of $15.08 for the SmartStop Class A Common Stock and SmartStop Class T Common Stock based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of June 30, 2021. SmartStop provided this Estimated Per Share NAV to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231, with respect to customer account statements. This valuation was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued in April 2013 (the “IPA Valuation Guidelines”).

The NCG Committee, which is comprised solely of independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals.

The Estimated Per Share NAV was determined after consultation with SmartStop management and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the NCG Committee. Stanger prepared an appraisal report (the “Stanger Appraisal Report”) summarizing key information and assumptions and providing an appraised value on 140 wholly-owned properties and five properties held in unconsolidated joint ventures in SmartStop’s portfolio (the “Stanger Appraised Properties”) in its portfolio as of June 30, 2021. Stanger also prepared a net asset value report (the “Stanger NAV Report”) which estimates the net asset value per share of each of SmartStop Class A Common Stock and SmartStop Class T Common Stock as of June 30, 2021. The Stanger NAV Report relied upon: (i) the Stanger Appraisal Report for the Stanger Appraised Properties; (ii) Stanger’s estimated value of the Managed REIT Platform; (iii) Stanger’s estimated fair market value of secured notes payable; and (iv) SmartStop’s estimate of the value of its cash, other assets, liabilities, and preferred equity, to calculate an estimated net asset value per share of SmartStop Common Stock. The process for estimating the value of SmartStop’s assets and liabilities was performed in accordance with the provisions of the IPA Valuation Guidelines.

Upon the NCG Committee’s receipt and review of the Stanger Appraisal Report and the Stanger NAV Report (the “Reports”), the NCG Committee recommended $15.08 as the Estimated Per Share NAV of each of the SmartStop Class A Common Stock and SmartStop Class T Common Stock as of June 30, 2021 to the SmartStop Board. Upon the SmartStop Board’s receipt and review of the Reports and recommendation of the NCG Committee, the SmartStop Board approved $15.08 as the Estimated Per Share NAV of each of the SmartStop Class A Common Stock and SmartStop Class T Common Stock as of June 30, 2021.

The table below sets forth the calculation of the Estimated Per Share NAV as of June 30, 2021 and SmartStop’s previous estimated value per share as of December 31, 2019:

	June 30,	December 31,
	2021	2019
Assets
Real Estate Properties	$2,447,983,782	$1,462,770,744
Additional assets
Cash	26,580,765	62,279,757
Restricted Cash	7,276,448	6,291,366
Investments in Unconsolidated JV’s	38,682,262	—
Other assets	22,216,661	5,511,883
Managed REIT Platform	86,330,000	79,000,000

Total Assets	$2,629,069,918	$1,615,853,750

Liabilities
Debt	$852,742,137	$719,769,887
Mark-to-market on mortgage debt	20,863,687	12,258,272
Accounts payable and accrued liabilities	24,971,716	18,576,230
Due to affiliates	92,545	406,590
Distributions payable	8,088,854	5,159,105

Total Liabilities	$906,758,939	$756,170,084

Net Asset Value	1,722,310,979	859,683,666
Preferred Equity(1)	—	150,000,000

Net Asset Value to Common	$1,722,310,979	$709,683,666

Net Asset Value for Class A shares	$1,601,952,979	$629,594,488
Number of Class A shares outstanding(1)(2)(3)	106,199,040	60,530,153
Estimated value per Class A share	$15.08	$10.40

Net Asset Value for Class T shares	$120,358,000	$80,089,178
Number of Class T shares outstanding	7,978,951	7,699,893
Estimated value per Class T share	$15.08	$10.40

(1)

Subject to redemption rights in the event of a listing or change of control, the outstanding shares of the Series A Convertible Preferred Stock are convertible into shares of the SmartStop Class A Common Stock on or after the second anniversary of the effective date (October 29, 2021) of that certain preferred stock purchase agreement by and between SmartStop and Extra Space Storage LP (the “Preferred Stock Purchase Agreement”). Upon a liquidation, the holder of the Series A Convertible Preferred Stock would receive the greater of the Liquidation Amount (as defined in the Preferred Stock Purchase Agreement) or the amount that would have been payable upon conversion of the Series A Convertible Preferred Stock into shares of the SmartStop Class A Common Stock. For purposes of the June 30, 2021 analysis, Stanger assumed the conversion of the Series A Convertible Preferred Stock into shares of SmartStop Class A Common Stock based on the conversion rate, as described in the Preferred Stock Purchase Agreement, of $10.66.

(2)	Includes outstanding units in SmartStop OP (“OP Units”) and unvested restricted stock and unvested OP Units issued to SmartStop’s directors and management.
(3)

Excludes Class A-2 OP Units, which are contingent on growth in assets under management or triggering events before being converted to a class of operating partnership units equivalent to a common share.

Methodology and Key Assumptions

In determining the Estimated Per Share NAV, the SmartStop Board considered the recommendation of the NCG Committee, the Reports provided by Stanger and information provided by SmartStop. The goal in calculating the Estimated Per Share NAV was to arrive at a value that is reasonable and supportable using what the NCG Committee and the SmartStop Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its Estimated Per Share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant. The Estimated Per Share NAV is not audited and does not represent the fair value of SmartStop’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of SmartStop’s assets and liabilities or the amount shares of SmartStop Common Stock would trade at on a national securities exchange. The estimated asset values may not, however, represent current market value or book value. The estimated value of the Stanger Appraised Properties does not necessarily represent the value SmartStop would receive or accept if the assets were marketed for sale. The Estimated Per Share NAV does not reflect a real estate portfolio premium or discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale.

Independent Valuation Firm

Stanger was selected by the NCG Committee to appraise and provide a value on the 145 Stanger Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with SmartStop. The compensation SmartStop paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of SmartStop’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Stanger Appraisal Report was reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for SmartStop Common Stock in connection with possible purchases thereof or the acquisition of all or any part of SmartStop.

Stanger collected reasonably available material information that it deemed relevant in appraising SmartStop’s real estate properties. Stanger relied in part on property-level information provided by SmartStop, including: (i) historical and projected operating revenues and expenses; (ii) unit mixes; (iii) rent rolls; and (iv) information regarding recent or planned capital expenditures.

In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Stanger reviewed information supplied or otherwise made available by SmartStop for reasonableness, Stanger assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to Stanger by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of SmartStop’s management and/or the SmartStop Board. Stanger relied on SmartStop to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond its control and SmartStop’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that SmartStop has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Stanger Appraisal Report, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Stanger Appraisal Report contains other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which SmartStop’s real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by SmartStop in connection with public security offerings, private placements, business combinations, and similar transactions. SmartStop does not believe that there are any material conflicts of interest between Stanger, on the one hand, and SmartStop, and their affiliates, on the other hand. SmartStop engaged Stanger, with approval from the NCG Committee, to deliver its Reports to assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, SmartStop has agreed to indemnify Stanger against certain liabilities arising out of this engagement. A special committee of the SmartStop Board had previously engaged Stanger to serve as a financial advisor in connection with SmartStop’s acquisition of Strategic Storage Growth Trust, Inc., SST IV and the Managed REIT Platform acquired from SAM and Stanger provided fairness opinions in connection with those transactions, for which Stanger was paid usual and customary fees. In addition, Stanger was previously engaged by the NCG Committee and performed a net asset value calculation for SmartStop for the periods ended December 31, 2019 and March 31, 2019. In 2021, Stanger was also engaged to provide other financial advisory services to SmartStop. Finally, Stanger served as a financial advisor in the negotiation and closing of the preferred equity investment (the “Preferred Equity”) in SmartStop by Extra Space Storage LP, a subsidiary of Extra Space Storage Inc. Stanger may from time to time in the future perform other services for SmartStop, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Stanger Appraisal Report.

Although Stanger considered any comments received from SmartStop relating to their Reports, the final appraised values of SmartStop’s real estate properties were determined by Stanger for the Stanger Appraised Properties. The Reports are addressed solely to the NCG Committee to assist it in calculating and recommending to the SmartStop Board an Estimated Per Share NAV of SmartStop Common Stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an Estimated Per Share NAV of SmartStop Common Stock, and do not constitute a recommendation to any person to purchase or sell any shares of SmartStop Common Stock.

The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Real Estate Valuation

As described above, SmartStop engaged Stanger to provide an appraisal of the Stanger Appraised Properties consisting of 145 properties in SmartStop’s portfolio, including joint ventures, as of June 30, 2021. In preparing the Stanger Appraisal Report, Stanger, among other things:

•	performed a site visit of each Stanger Appraised Property in the context of this assignment or prior assignments;

•

interviewed SmartStop’s officers to obtain information relating to the physical condition of each Stanger Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such properties;

•

reviewed historical operating statements, asking rental rates by unit type, achieved rental rates, market rental rates, occupancy for the subject properties and competing properties, current tax information and a review of tax comparable properties, where appropriate, and capitalization rates for self storage properties observed in the marketplace based on investor surveys and general discussions in the market, and extracted from recent sales of self storage properties in each property’s region.

Stanger employed the income approach to estimate the value of the Stanger Appraised Properties (other than the office condominium located in Ladera Ranch, CA), which involves an economic analysis of the property based on its potential to provide future net annual income. A direct capitalization analysis was used to determine the value of the portfolio by valuing each Stanger Appraised Property in the portfolio. The direct capitalization analysis was based upon the stabilized net operating income of each property capitalized at an appropriate capitalization rate for each property based upon property characteristics and competitive position and market conditions at the date of the appraisal. Stanger deducted estimated lease up costs for properties that were not considered stabilized and adjusted the value conclusion of properties that suffered from deferred maintenance. Stanger employed the sales comparison approach to value the office condominium located in Ladera Ranch, CA, which utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject property.

Stanger prepared the Stanger Appraisal Report, which summarizes key inputs and assumptions, providing a value for each of the Stanger Appraised Properties it appraised using financial information provided by SmartStop. From such review, Stanger selected the appropriate direct capitalization rate in its direct capitalization analysis.

The total aggregate purchase price of the appraised properties in the Stanger Appraisal Report was approximately $1.65 billion. In addition, through the Valuation Date, SmartStop had invested approximately $70 million in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the Stanger Appraised Properties, before joint venture adjustments, was approximately $2.56 billion. This represents an approximately 49% increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements. The following summarizes the key assumptions that were used in the direct capitalization models to arrive at the appraised value of the Stanger Appraised Properties:

Assumption	Range	Weighted Average
Direct Capitalization rate	3.75% to 5.25%	4.28%

While SmartStop believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Stanger Appraised Properties and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the direct capitalization rates were adjusted by 25 basis points or 5.0%, assuming the value conclusion for each Stanger Appraised Property is based on the method being sensitized and all other factors remain unchanged:

	Estimated Per Share NAV due to:
	Increase 25 Basis Points	Decrease 25 Basis Points	Increase 5.0%	Decrease 5.0%
Direct Capitalization Rate	$13.85	$16.44	$14.02	$16.22

Loans

Values for SmartStop’s credit facility and other consolidated secured notes payable (the “Secured Debt”) were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for notes payable with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates ranged from 2.05% to 4.35% for the Secured Debt.

As of June 30, 2021, Stanger’s estimated fair value of SmartStop’s consolidated Secured Debt was approximately $873.6 million. The weighted-average discount rate applied to the future estimated debt payments of the Secured Debt was approximately 2.70%.

While SmartStop believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the estimated value of SmartStop’s Secured Notes Payable and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the market interest rate of the Secured Notes Payable were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Estimated Per Share NAV due to:
Decrease 25 Basis Points	Increase 25 Basis Points	Decrease 5.0%	Increase 5.0%
$15.04	$15.17	$15.06	$15.13

Cash, Other Assets, Other Liabilities and Preferred Equity

The fair value of SmartStop’s cash, other assets, and other liabilities were estimated by SmartStop to approximate carrying value as of the Valuation Date. In estimating the fair value of the Preferred Equity, Stanger considered the conversion feature of the Preferred Equity, as described above, and determined that as of the Valuation Date it would have been dilutive since the conversion value of $10.66 per share is at a lower value than the Estimated Per Share NAV determined by the SmartStop Board as of the Valuation Date. Therefore, Stanger assumed the Preferred Equity was converted into SmartStop Common Stock and was included in the fully diluted share count as of the Valuation Date. The carrying value of a majority of SmartStop’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as intangible assets and liabilities, estimated liability for distribution and servicing fees and deferred financing costs, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

Managed REIT Platform Value

To derive the estimated value of the Managed REIT Platform, Stanger estimated the market value associated with SmartStop’s asset management and property management contracts (the “Management Contracts”) with SmartStop, SSGT II and SST VI using a comparable transactions analysis. Stanger considered the projected fee income from the Management Contracts and the associated reasonable expenses to support such activities to derive an EBITDA projection for the 12 month period (the “Projected EBITDA”) following the Valuation Date. Stanger then applied an EBITDA multiple to the Projected EBITDA to derive an estimated value associated with the Management Contracts.

To derive the estimated value of the Managed REIT Platform, Stanger also estimated the market value associated with the agreements between SmartStop, SSGT II and SST VI related to the tenant insurance, tenant protection plans or similar programs (“Tenant Protection Programs”) acquired from SAM using a direct capitalization approach. Stanger considered the projected Tenant Protection Program income and related reasonable expenses to derive an EBITDA projection for the 12 month period (the “Projected TI EBITDA”) following the Valuation Date. Stanger then applied a capitalization rate to the Projected TI EBITDA to derive an estimated value associated with the Tenant Protection Programs.

Unconsolidated Joint Ventures Value

SmartStop holds interests in unconsolidated entities with SmartCentres Real Estate Investment Trust, which own self storage properties or developments located in Canada. Stanger estimated the fair market value of the Unconsolidated Joint Ventures by: (i) utilizing the value of the properties owned by the Unconsolidated Joint Ventures based upon the Stanger Appraisal Report; (ii) adding the other tangible assets held by the Unconsolidated Joint Ventures; (iii) deducting the other tangible liabilities held by the Unconsolidated Joint Ventures; and (iv) taking the resulting equity from the Unconsolidated Joint Ventures and processing such equity through the Unconsolidated Joint Venture agreement as it pertains to capital distribution allocations, to determine the amount of equity attributable to SmartStop.

Different parties using different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant. The value of SmartStop’s shares will fluctuate over time in response to developments related to individual assets in SmartStop’s portfolio and the management of those assets and in response to the real estate and finance markets.

The Board’s Determination of the Estimated Per Share NAV

Based upon a review of the Reports provided by Stanger, upon the recommendation of the NCG Committee, the SmartStop Board estimated the Estimated Per Share NAV for each of SmartStop Class A Common Stock and SmartStop Class T Common Stock to be $15.08.

Limitations of Estimated Per Share NAV

The various factors considered by the SmartStop Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, SmartStop is providing the Estimated Per Share NAV to assist broker-dealers that participate, or participated, in the SmartStop Offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV. The Estimated Per Share NAV is not audited and does not represent the fair value of SmartStop’s assets or liabilities according to GAAP.

Accordingly, with respect to the Estimated Per Share NAV, SmartStop can give no assurance that:

•	a stockholder would be able to resell his or her SmartStop Class A Common Stock or SmartStop Class T Common Stock at the Estimated Per Share NAV;

•	a stockholder would ultimately realize distributions per share equal to the Estimated Per Share NAV upon liquidation of SmartStop’s assets and settlement of its liabilities or a sale of SmartStop;

•	SmartStop Class A Common Stock and SmartStop Class T Common Stock would trade at the Estimated Per Share NAV on a national securities exchange;

•	a different independent third-party appraiser or other third-party valuation firm would agree with the Estimated Per Share NAV; or

•

the Estimated Per Share NAV, or the methodology used to estimate the Estimated Per Share NAV, will be found by any regulatory authority to comply with the Employee Retirement Income Security Act (ERISA), the Internal Revenue Code of 1986, as amended, or other regulatory requirements.

Similarly, the amount a stockholder may receive upon repurchase of their shares, if they participate in SmartStop’s share redemption program and such redemption program is available, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by SmartStop.

The Estimated Per Share NAV is based on the estimated value of SmartStop’s assets less the estimated value of SmartStop’s liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2021. The Estimated Per Share NAV was based upon 114,177,991 shares of common equity or equivalent interests outstanding as of June 30, 2021, which was comprised of (i) 76,516,280 outstanding shares of SmartStop Class A Common Stock and unvested restricted SmartStop Class A Common Stock issued to SmartStop’s directors and management, plus (ii) 7,978,951 outstanding shares of SmartStop Class T Common Stock, plus (iii) 18,761,726 shares of SmartStop Common Stock related to the assumed conversion of the Series A Convertible Preferred Stock into common shares, plus (iv) 10,921,034 outstanding and unvested OP Units, which OP Units are, or will be upon vesting (as applicable), exchangeable on a one-for-one basis into Class A shares of SmartStop Common Stock.

Further, the value of SmartStop’s Common Stock will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Estimated Per Share NAV does not reflect a real estate portfolio premium or discount versus the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale or other windup costs. SmartStop currently anticipates publishing a new estimated share value on an annual basis.

Distribution Reinvestment Plan

Pursuant to SmartStop’s DRP, the price per share pursuant to the DRP is equal to the estimated value per share approved by the SmartStop Board and in effect on the date of purchase of shares under DRP. In connection with the determination of the Estimated Per Share NAV, the SmartStop Board approved a share price for the purchase of shares under DRP equal to the Estimated Per Share NAV of $15.08 for both SmartStop Class A Common Stock and SmartStop Class T Common Stock, to be effective for distribution payments being paid beginning in October 2021. On March 7, 2022, the SmartStop Board approved the suspension of SmartStop’s DRP.

Share Redemption Program

Pursuant to SmartStop’s share redemption program, the redemption price for shares SmartStop repurchases under the share redemption program is equal to the most recently published estimated net asset value of the applicable share class. In connection with the determination of the Estimated Per Share NAV, the redemption price under the share redemption program is equal to the Estimated Per Share NAV of $15.08 for both SmartStop Class A Common Stock and SmartStop Class T Common Stock, effective beginning with redemption requests submitted during the third quarter of 2021. On March 7, 2022, the SmartStop Board approved the full suspension of SmartStop’s share redemption program.

Distributions

SmartStop elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with the taxable year ended December 31, 2014. By qualifying as a REIT, SmartStop generally will not be subject to U.S. federal income tax on taxable income that it distributes to its stockholders. If SmartStop fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect the net income and net cash available for distribution to stockholders. However, SmartStop believes that it is organized and operates in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner that SmartStop will remain qualified as a REIT for U.S. federal income tax purposes.

For income tax purposes, distributions to common stockholders are characterized as ordinary dividends, capital gain dividends, or as nontaxable distributions. To the extent that SmartStop makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be a non-taxable return of capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares.

For 2020, SmartStop paid a total of approximately $43.9 million in distributions, which consisted of approximately $35.1 million to its common stockholders and approximately $8.8 million to its preferred stockholders. All of the 2020 distributions constituted a non-taxable return of capital. For 2021, SmartStop paid a total of approximately $58.0 million in distributions, which consisted of approximately $45.7 million to its common stockholders and approximately $12.3 million to its preferred stockholders. Approximately $36.7 million of the 2021 total distributions, comprised of approximately 80% of the common stockholder distributions and none of the preferred stockholder distributions, constituted a non-taxable return of capital.

The following table shows the distributions SmartStop has paid in cash and through its DRP for the years ended December 31, 2020 and 2021:

Quarter	OP Unit Holders(1)	Preferred Stockholder(2)	Common Stockholders(1)	Distributions Declared per Common Share
1st Quarter 2020	$1,358,066	$1,643,836	$8,623,452	$0.15
2nd Quarter 2020	$1,360,517	$2,330,943	$8,862,668	$0.15
3rd Quarter 2020	$1,406,034	$2,330,943	$8,826,940	$0.15
4th Quarter 2020	$1,390,377	$2,480,933	$8,801,192	$0.15
1st Quarter 2021	$1,377,906	$2,928,620	$8,748,732	$0.15
2nd Quarter 2021	$1,549,658	$3,082,192	$11,899,179	$0.15
3rd Quarter 2021	$1,615,264	$3,116,438	$12,586,324	$0.15
4th Quarter 2021	$1,596,944	$3,150,685	$12,487,739	$0.15

(1)	Declared distributions are paid monthly in arrears.
(2)	Declared distributions are paid quarterly in arrears. See Note 7 – Preferred Equity, of the Notes to the Consolidated Financial Statements of SmartStop for additional information.

The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause SmartStop to incur additional interest expense as a result of borrowed funds.

Over the long-term, SmartStop expects that a greater percentage of its distributions will be paid from cash flows from operations. However, its operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including its ability to invest capital at favorable yields, the financial performance of its investments in the current real estate and financial environment and the types and mix of investments in its portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

First Quarter 2022 Distribution Declaration

On December 20, 2021, the SmartStop Board declared a distribution rate for the first quarter of 2022 of $0.00164 per day per share on the outstanding shares of SmartStop Common Stock payable to Class A and Class T stockholders of record of such shares as shown on SmartStop’s books at the close of business on each day of the period commencing on January 1, 2022 and ending March 31, 2022. Such distributions payable to each stockholder of record during a month will be paid the following month.

April 2022 Distribution Declaration

On March 25, 2022, the SmartStop Board declared a daily distribution rate of approximately $0.00164 per day per share on the outstanding shares of SmartStop Common Stock payable to Class A and Class T stockholders of record of such shares as shown on SmartStop’s books at the close of business on each day of the period commencing on April 1, 2022 and ending April 30, 2022. Such distributions payable to each stockholder of record during April 2022 will be paid in May 2022.

Quantitative and Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing its business plan, SmartStop expects that the primary market risk to which it will be exposed is interest rate risk and to a lesser extent, foreign currency risk. SmartStop may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund acquisition, expansion, and financing of its real estate investment portfolio and operations. SmartStop’s interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, SmartStop may borrow at fixed rates or variable rates. SmartStop may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate its interest rate risk on a related financial instrument. SmartStop will not enter into derivative or interest rate transactions for speculative purposes.

As of December 31, 2021, SmartStop’s net debt was approximately $873.9 million, which included approximately $340.7 million in fixed rate debt, $536.8 million in variable rate debt and approximately $0.2 million in net debt premium less approximately $3.9 million in net debt issuance costs. As of December 31, 2020, SmartStop’s net debt was approximately $718 million, which included approximately $302 million in fixed rate debt, approximately $420 million in variable rate debt and approximately $0.6 million in net debt premium less approximately $7.6 million in net debt issuance costs. SmartStop’s debt instruments were entered into for other than trading purposes. Changes in interest rates have different impacts on the fixed and variable debt. A change in interest rates on fixed rate debt impacts its fair value but has no impact on interest incurred or cash flows. A change in interest rates on variable debt could impact the interest incurred and cash flows and its fair value. If the underlying rate of the related index on SmartStop’s variable rate debt were to increase by 100 basis points, the increase in interest, net of its interest rate derivatives, would decrease future earnings and cash flows by approximately $5.1 million annually.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on its financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, SmartStop may take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in SmartStop’s financial structure.

The following table summarizes annual debt maturities and average interest rates on SmartStop’s outstanding debt as of December 31, 2021:

	Year Ending December 31,
	2022	2023	2024	2025	2026	Thereafter	Total
Fixed rate debt	$2,914,434	$3,384,162	$47,043,072	$2,869,188	$91,916,098	$192,605,555	$340,732,509
Average interest rate(1)	4.50%	4.50%	4.45%	4.46%	4.48%	4.45%
Variable rate debt	$—	$40,782,500	$245,996,538	$—	$250,000,000	$—	$536,779,038
Average interest rate(1)	2.08%	2.02%	1.98%	1.92%	1.90%	1.90%

(1)

Interest expense for fixed rate debt was calculated based upon the contractual rate and the interest expense on variable rate debt was calculated based on the rate in effect on December 31, 2021, excluding the impact of interest rate derivatives. Debt denominated in foreign currency has been converted based on the rate in effect as of December 31, 2021.

Currently, SmartStop’s only foreign exchange rate risk comes from its Canadian properties and the Canadian Dollar (“CAD”). SmartStop’s existing foreign currency hedge mitigates most of its foreign currency exposure of its net CAD denominated investments; however, SmartStop generates all of its revenues and expend essentially all of its operating expenses and third party debt service costs related to its Canadian Properties in CAD. As a result of fluctuations in currency exchange, SmartStop’s cash flows and results of operations could be affected.

Executive Officers and Directors

Included below is certain information regarding SmartStop’s current executive officers and directors. All of SmartStop’s directors, including its three independent directors, have been nominated for re-election at SmartStop’s 2022 annual meeting of stockholders. All of SmartStop’s executive officers serve at the pleasure of the SmartStop Board.

Name	Age	Position(s)
H. Michael Schwartz	55	Chairman of the Board of Directors and Chief Executive Officer
Wayne Johnson	64	President and Chief Investment Officer
Joe Robinson	48	Chief Operations Officer
James R. Barry	33	Chief Financial Officer and Treasurer
Michael O. Terjung	45	Chief Accounting Officer
Nicholas M. Look	39	General Counsel and Secretary
Gerald Valle	53	Senior Vice President – Self Storage Operations
Paula Mathews	70	Director
Timothy S. Morris	61	Independent Director
David J. Mueller	69	Independent Director
Harold “Skip” Perry	75	Independent Director

H. Michael Schwartz. Mr. Schwartz is the Chairman of the SmartStop Board and SmartStop’s Chief Executive Officer. Mr. Schwartz has been an officer and director since SmartStop’s initial formation in January 2013; he served as SmartStop’s Chief Executive Officer from January 2013 to June 2019, SmartStop’s Executive Chairman from June 2019 to April 2021, and again as SmartStop’s Chief Executive Officer starting in April 2021. Mr. Schwartz is also the Chief Executive Officer of SmartStop Asset Management, LLC (“SAM”), SmartStop’s former sponsor. He also serves as Chief Executive Officer, President and Chairman of the board of directors of each of the following self storage REITs sponsored by a subsidiary of SmartStop: SSGT II and SST VI. In addition, Mr. Schwartz serves as Chairman of the Board of Strategic Student & Senior Housing Trust, Inc. (“SSSHT”), a public non-traded student and senior housing REIT sponsored by SAM. Previously, Mr. Schwartz served as Chief Executive Officer and Chairman of the board of directors of each of SSGT and SST IV, each a public non-traded self storage REIT. SmartStop acquired each of SSGT and SST IV by way of a merger into subsidiaries of SmartStop’s on January 24, 2019 and March 17, 2021, respectively. Mr. Schwartz also served as Chief Executive Officer, President, and Chairman of the board of directors of SmartStop Self Storage, Inc., SmartStop’s former sponsor, from August 2007 until the merger of SmartStop Self Storage, Inc. with Extra Space Storage, Inc. (“Extra Space”) on October 1, 2015. Since February 2008, Mr. Schwartz has also served as Chief Executive Officer and President of Strategic Storage Holdings, LLC (“SSH”). Prior to this time, Mr. Schwartz held various roles in the real estate and financial services industries, which includes more than 30 years of real estate, securities and corporate financial management experience. Mr. Schwartz holds a B.S. in Business Administration with an emphasis in Finance from the University of Southern California.

SmartStop believes Mr. Schwartz’s active participation in the management of SmartStop’s operations and his experience in the self storage industry supports his appointment to the SmartStop Board.

Wayne Johnson. Mr. Johnson is SmartStop’s President and Chief Investment Officer. He has served as one of SmartStop’s executive officers since SmartStop’s initial formation in January 2013. Since June 2015, he has served as SmartStop’s Chief Investment Officer, and since June 2019 he has also served as SmartStop’s President. In addition, Mr. Johnson serves as the Chief Investment Officer of SSGT II and SST VI. Mr. Johnson also served in various roles at SSGT and SST IV, including most recently as Chief Investment Officer until their respective mergers with SmartStop on January 24, 2019 and March 17, 2021, respectively. Mr. Johnson served as Senior Vice President – Acquisitions for SmartStop Self Storage, Inc. from August 2007 until January 2015 when he was elected Chief Investment Officer until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Prior to joining Strategic Capital Holdings, LLC, Mr. Johnson was involved in all aspects of commercial development and leasing, including office, office warehouse, retail and self storage facilities. During such time, Mr. Johnson developed, managed and operated 14 self storage facilities in excess of one million square feet. Mr. Johnson served on the board and is the past President of the Texas Self Storage Association (TSSA), which is the trade organization for self storage development, ownership and management with approximately 3,800 members consisting of storage owners, developers, operators and vendors throughout Texas. Mr. Johnson entered the commercial real estate business in 1979 after graduating from Southern Methodist University with a B.B.A. in Finance and Real Estate.

Joe Robinson. Mr. Robinson is SmartStop’s Chief Operations Officer, a position he has held since October 2019. Prior to joining SmartStop, Mr. Robinson served as Chief Marketing Officer and Executive Vice President of Simply Self Storage Management LLC from April 2016 until September 2019. At Simply, Mr. Robinson led various functions including all marketing, pricing, information technology, and training. From 2010 to 2016, Mr. Robinson served in several pricing and marketing capacities at Extra Space. Most recently, he was Vice President, Marketing where he led revenue management, data analytics, and the call center. Prior to that, Mr. Robinson served as Director of Revenue Management, where he led the development of multiple industry first centralized pricing models for self storage. Mr. Robinson is a respected authority on Revenue Management in the self storage industry. He has delivered multiple speaking engagements on pricing and has had multiple articles distributed in several industry trade publications. Mr. Robinson holds a B.S. in Computer Science with a Business Minor from Brigham Young University, and an MBA from Rice University.

James R. Barry. Mr. Barry is SmartStop’s Chief Financial Officer and Treasurer, positions he has held since June 2019. Mr. Barry also serves as Chief Financial Officer and Treasurer of the advisors and property managers of SmartStop’s sponsored real estate programs. Mr. Barry served as SmartStop’s Senior Vice President – Finance from August 2018 to June 2019. Prior to being SmartStop’s Senior Vice President – Finance, Mr. Barry served in various positions for SAM, including Senior Vice President – Finance from August 2018 to July 2019 and Director of Finance from October 2015 to August 2018. From 2012 to 2015, Mr. Barry held the title of Financial Analyst, and was highly involved in the negotiations, calculations, and communications for the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. From 2009 to 2012, Mr. Barry served as a Corporate Accountant and Senior Financial Analyst at Thompson National Properties, LLC, a sponsor of commercial real estate offerings. From 2007 to 2009, Mr. Barry worked in various accounting functions at Grubb & Ellis Co. Mr. Barry holds a B.S. in Business Administration with an emphasis in Finance from California State University, Fullerton, and an MBA with an emphasis in Finance from Chapman University, where he graduated with honors.

Michael O. Terjung. Mr. Terjung is SmartStop’s Chief Accounting Officer, a position he has held since June 2019. From January 2017 until December 2019, Mr. Terjung served as the Chief Financial Officer and Treasurer for SSSHT and its related advisor and property management entities. Mr. Terjung was also the Chief Financial Officer and Treasurer of SSGT until that company merged with and into a wholly-owned subsidiary of SmartStop in January 2019. Mr. Terjung was Chief Financial Officer and Treasurer of SSGT II from July 2018 until June 2019. Mr. Terjung has served as the Chief Financial Officer and Treasurer of SAM since January 2017. Previously, from October 2015 to January 2017, Mr. Terjung served as a Controller for SAM. He also served as the Controller of SmartStop Self Storage, Inc. from September 2014 until its merger with Extra Space on October 1, 2015 and served as a Controller of SSH assigned to SmartStop Self Storage, Inc. from September 2009 to September 2014. From July 2004 to September 2009, Mr. Terjung held various positions with NYSE listed Fleetwood Enterprises, Inc., including Corporate Controller responsible for financial reporting and corporate accounting. Mr. Terjung gained public accounting and auditing experience while employed with PricewaterhouseCoopers LLP and Arthur Andersen LLP from September 2000 to July 2004, where he worked on the audits of a variety of both public and private entities, registration statements and public offerings. Mr. Terjung is a Certified Public Accountant, licensed in California, and graduated cum laude with a B.S.B.A. degree from California State University, Fullerton.

Nicholas M. Look. Mr. Look is SmartStop’s General Counsel and Secretary, positions he has held since June 2019. In addition, Mr. Look has served as the Secretary of SSGT II since June 2019 and the Secretary of SST VI since its formation. Mr. Look also served as the Secretary of SST IV, a position he held from June 2019 until its merger with SmartStop in March 2021. Mr. Look was previously Senior Corporate Counsel of SAM, a position he held from June 2017 until June 2019. From September 2017 to June 2019, Mr. Look served as Assistant Secretary of SSSHT. Prior to that, Mr. Look worked with the law firms of K&L Gates LLP, from April 2014 to June 2017, and Latham & Watkins LLP, from October 2010 to April 2014, where he served as corporate counsel to a variety of public and private companies, and where his practice focused on securities matters, capital markets transactions, mergers and acquisitions and general corporate governance and compliance. Mr. Look holds a B.S. in Computer Science from the University of California, Irvine and a J.D. from the Pepperdine University School of Law. He is a member of the State Bar of California.

Gerald Valle. Mr. Valle has served SmartStop’s Senior Vice President – Self Storage Operations since June 2019. Mr. Valle also served as Senior Vice President – Operations at SAM from June 2018 to July 2019, and served as Vice President of Operations at SAM from joining SAM in 2017 to June 2018. Prior to joining SAM in 2017, Mr. Valle served as VP of Operations with The William Warren Group from 2012 to 2017. From 2003 to 2012, Mr. Valle held various positions with Extra Space, including nine years as Divisional VP of Operations and VP of Sales Center, where he was instrumental in the creation of that company’s 100-agent sales center. Mr. Valle also worked for 15 years at Public Storage where he held multiple roles ranging from District Manager to Regional VP of Operations.

Paula Mathews. Ms. Mathews has been a member of SmartStop’s board of directors since January 2016. Previously, Ms. Mathews served as SmartStop’s Secretary and an Executive Vice President from SmartStop’s formation until June 2018. Ms. Mathews also served as Executive Vice President of SmartStop’s former external advisor from January 2013 until June 2018. She previously served as an Executive Vice President of SSSHT until April 2020 and as Secretary of SSSHT until June 2018. In addition, she served as an Executive Vice President and Secretary of SSGT and SST IV until June 2018. Ms. Mathews is an Executive Vice President of SAM. Ms. Mathews served as an Executive Vice President and Assistant Secretary for SmartStop Self Storage, Inc., positions she held from August 2007 and June 2011, respectively, until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Since January 2008, Ms. Mathews has also served as Secretary for SSH. Since 2005, she has also served as Vice President – Commercial Operations for Strategic Capital Holdings, LLC. Prior to joining Strategic Capital Holdings, LLC, Ms. Mathews was a private consultant from 2003 to 2005 providing due diligence services on the acquisition and disposition of assets for real estate firms. Prior to that, Ms. Mathews held senior level executive positions with several pension investment advisors, including the following: a real estate company specializing in 1031 transactions from 2002 to 2003 where she was the Director of Operations; KBS Realty Advisors from 1995 to 2001 where she was responsible for the management of $600 million in “value added” commercial assets in seven states; TCW Realty Advisors (now CBRE Investors) from 1985 to 1992 as a Senior Vice President where her focus was retail assets within closed end equity funds; and PMRealty Advisors from 1983 to 1985 in a portfolio management role. She began her real estate career in 1977 with The Irvine Company, the largest land holder in Orange County, California, where she held several positions within the Commercial/Industrial Division structuring industrial build-to-suits, ground leases and land sales. Ms. Mathews holds a B.S. degree from the University of North Carolina, Chapel Hill.

SmartStop believes Ms. Mathews’s extensive real estate management experience, and particularly self storage experience, across multiple organizations, including SmartStop and SAM, supports her appointment to the SmartStop Board.

Timothy S. Morris. Mr. Morris is one of SmartStop’s independent directors and is a member and Chairman of SmartStop’s compensation committee and a member of SmartStop’s audit committee and SmartStop’s nominating and corporate governance committee. Mr. Morris previously served as an independent director of SmartStop Self Storage, Inc. from February 2008 until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Mr. Morris has more than 30 years of financial and management experience with several international organizations. In 2008, Mr. Morris founded AMDG Worldwide Ltd., a consultancy business for the philanthropic sector. Through this entity, Mr. Morris continues to serve an eclectic range of philanthropic clients. From March 2019 until July 2021, Mr. Morris served as the finance director of the English-Speaking Union, a global charity which helps underprivileged children with speaking and listening skills. From 2014 to 2017, Mr. Morris assumed a part-time executive position as finance director of Tomorrow’s Company, a London-based global think tank focusing on business leadership. From June 2007 to April 2008, Mr. Morris was the Chief Financial Officer for Geneva Global, Inc., a philanthropic advisor and broker which invests funds into developing countries. Prior to joining Geneva Global, Inc., from 2002 to 2007, Mr. Morris was the director of corporate services for Care International UK Ltd., where he was responsible for the finance, internal audit, risk management, human resources, legal insurance and information technology functions during the financial turnaround of that organization. From 2000 to 2002, Mr. Morris was the Controller for Royal Society Mencap, a learning disability charity. From 1996 to 1999, Mr. Morris was the head of global management reporting for Adidas Group AG in Germany and was later the International Controller for Taylor Made Golf Company, Inc., in Carlsbad, California, a subsidiary of Adidas Group AG. Prior to 1996, Mr. Morris held various management and senior finance roles within organizations such as the International Leisure Group, Halliburton/KBR and the Bank for International Settlements in Basel, Switzerland. Mr. Morris has his Bachelor of Science in Economics from Bristol University in the United Kingdom, his MBA from the Cranfield School of Management in the United Kingdom, and he is a Chartered Management Accountant (CIMA, CGMA).

SmartStop believes that Mr. Morris’s extensive financial and management experience across multiple organizations over more than 30 years supports his appointment to the SmartStop Board.

David J. Mueller. Mr. Mueller is one of SmartStop’s independent directors and is a member and Chairman of SmartStop’s audit committee and a member of SmartStop’s compensation committee and nominating and corporate governance committee. Mr. Mueller has more than 35 years of financial management experience with several firms in the financial services industry. In June 2009, Mr. Mueller founded his own CPA firm, specializing in consulting, audit, and tax services for small businesses and non-profits, where he continues to serve as Managing Partner. From June 2001 to May 2009, he worked for Manulife Financial Corporation, serving in several capacities including Controller of Annuities and Chief Financial Officer of Distribution for Manulife Wood Logan, where he was heavily involved in the company’s due diligence and subsequent integration with John Hancock Financial Services. Prior to his time with Manulife Financial Corporation, Mr. Mueller served as Chief Financial Officer of Allmerica Financial Services, the insurance and investment arm of Allmerica Financial Corporation. He began his career in the Boston office of Coopers and Lybrand, specializing in financial services, real estate, and non-profits. Mr. Mueller is a CPA and graduated from the University of Wisconsin-Green Bay with a degree in Finance.

SmartStop believes that Mr. Mueller’s more than 25 years of financial management experience supports his appointment to the SmartStop Board.

Harold “Skip” Perry. Mr. Perry is one of SmartStop’s independent directors and is a member and Chairman of SmartStop’s nominating and corporate governance committee and a member of SmartStop’s audit committee and compensation committee. Mr. Perry previously served as one of SmartStop’s independent directors from October 2013 until June 2014 and served as an independent director of SmartStop Self Storage, Inc. from February 2008 until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Mr. Perry has over 40 years of financial accounting, management and consulting experience for domestic and international organizations in the real estate industry. He is currently the Executive Managing Director of Real Globe Advisors, LLC, a commercial real estate advisory firm which he founded. Mr. Perry also held the same position with Real Globe Advisors, LLC from July 2007 to June 2009. From June 2009 to March 2011, he was the Managing Director of Alvarez & Marsal Real Estate Advisory Services. From 1995 to June 2007, Mr. Perry was a national partner in Ernst & Young LLP’s Transactional Real Estate Advisory Services Group and held a number of leadership positions within Ernst & Young. While at Ernst & Young, he handled complex acquisition and disposition due diligence matters for private equity funds and corporate clients, complex real estate portfolio optimization studies, and monetization strategies within the capital markets arena, including valuation of self storage facilities. Prior to 1995, Mr. Perry headed the Real Estate Consulting Practice of the Chicago office of Kenneth Leventhal & Co. Prior to his time with Kenneth Leventhal & Co., Mr. Perry was a senior principal with Pannell Kerr Forester, a national accounting and consulting firm specializing in the hospitality industry. He is a CPA and holds an MAI designation with the Appraisal Institute and a CRE designation with the Counselors of Real Estate. He graduated with a Bachelor of Arts in Russian and Economics from the University of Illinois, and has an MBA with a concentration in finance from Loyola University in Illinois.

SmartStop believes that Mr. Perry’s more than 40 years of financial accounting, management and consulting experience in the real estate industry supports his appointment to the SmartStop Board.

Director Compensation for the Year Ended December 31, 2021

Summary

The following table provides a summary of the compensation earned by or paid to SmartStop’s directors for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation(2)	Total
H. Michael Schwartz	$—		$—	$—	$—	$—	$327	$327
Paula M. Mathews	$161,000	(3)	$60,000	$—	$—	$—	$393	$221,393
Timothy S. Morris	$255,000	(4)	$60,000	$—	$—	$—	$982	$315,982
David J. Mueller	$255,000	(4)	$60,000	$—	$—	$—	$638	$315,638
Harold “Skip” Perry	$255,000	(4)	$60,000	$—	$—	$—	$310	$315,310

(1)	This column represents the full grant date fair value in accordance with FASB ASC Topic 718.
(2)	Represents payment of life insurance premiums covering each of the members of the SmartStop Board for the benefit of such director’s beneficiaries.
(3)	Amount includes $102,000 in fees paid to Ms. Mathews as a consultant to SmartStop with respect to its insurance policies, claims and insurance broker relationships.
(4)	Amount includes total fees earned or paid in cash during the year ended December 31, 2021.

Terms of Director Compensation

Each of SmartStop’s non-employee directors is entitled to a cash retainer of $50,000 per year and an award of restricted stock with a market value of $60,000, which vests one year from the date of the director’s re-election, for membership on the SmartStop Board. In addition, the chairpersons of the audit committee, nominating and corporate governance committee, and compensation committee receive an annual retainer of $15,000 for such chairperson position, and the other members of each such committee receive an annual retainer of $7,500 for membership on each committee. In the event that the SmartStop Board or any committee thereof meets more than six times per year, a per meeting fee of $1,500 will be paid thereafter. Membership on SmartStop’s committees is comprised solely of independent directors. In addition, during the year ended December 31, 2021, members of the nominating and corporate governance committee formed a special committee for the purpose of evaluating strategic transactions. The nominating and corporate governance committee established the compensation for such committee, with each member thereof receiving a total of $145,000 in cash retainers, and per-meeting fees totaling $16,500.

Employee and Director Long-Term Incentive Plan Awards to Independent Directors

The SmartStop Equity Incentive Plan was approved and adopted prior to the commencement of the SmartStop Offering. The purpose of the SmartStop Equity Incentive Plan is to (1) provide incentives to individuals who are granted awards because of their ability to improve SmartStop’s operations and/or increase SmartStop’s profits; (2) encourage selected persons to accept or continue employment or other service relationship with SmartStop or with its affiliates, determined in accordance with the SmartStop Equity Incentive Plan; and (3) increase the interest of SmartStop’s directors in SmartStop’s success through their participation in the growth in value of SmartStop’s stock. Pursuant to the SmartStop Equity Incentive Plan, SmartStop may issue options, stock appreciation rights, distribution equivalent rights and other equity-based awards, including, but not limited to, restricted stock.

The total number of shares of SmartStop Class A Common Stock authorized and reserved for issuance under the SmartStop Equity Incentive Plan is equal to 10% of the outstanding shares of SmartStop Class A Common Stock and SmartStop Class T Common Stock at any time, net of any shares already issued under the SmartStop Equity Incentive Plan, but not to exceed 10,000,000 shares in the aggregate. As of December 31, 2021, there were approximately 7.4 million shares available for issuance under the SmartStop Equity Incentive Plan. The term of the SmartStop Equity Incentive Plan is 10 years. Upon SmartStop’s earlier dissolution or liquidation, reorganization, merger or consolidation with one or more corporations as a result of which SmartStop is not the surviving corporation, or sale of all or substantially all of SmartStop’s properties, the SmartStop Equity Incentive Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted under the SmartStop Equity Incentive Plan or the replacement of such awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of such awards, the SmartStop Board may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the compensation committee determines is equivalent to the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

In the event the SmartStop Board or the compensation committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of SmartStop’s assets, or other similar corporate transaction or event, affects SmartStop’s stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the SmartStop Equity Incentive Plan or with respect to an award, then the SmartStop Board or compensation committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

As of December 31, 2021, (i) Mr. Mueller has received a total of 28,763 shares of restricted stock, of which 21,888 shares have vested, (ii) Messrs. Morris and Perry have each individually received a total of 27,513 shares of restricted stock of which 20,638 shares have vested, and (iii) Ms. Mathews has received a total of 17,763 shares of restricted stock, of which 11,763 shares have vested.

Director Life Insurance Policies

SmartStop purchased life insurance policies covering each of the members of the SmartStop Board for the benefit of such director’s beneficiaries. For the year ended December 31, 2021, SmartStop paid total premiums of $2,650 on such life insurance policies. Of this amount, $327 was attributed to the policy covering H. Michael Schwartz, $393 was attributed to the policy covering Paula M. Mathews, $982 was attributed to the policy covering Timothy S. Morris, $638 was attributed to the policy covering David J. Mueller, and $310 was attributed to the policy covering Harold “Skip” Perry.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes SmartStop’s compensation program as it relates to SmartStop’s named executive officers (“NEOs”). SmartStop’s NEOs for 2021 and their titles were:

NAME	TITLE
H. Michael Schwartz	Chief Executive Officer
Michael S. McClure	Former Chief Executive Officer
James R. Barry	Chief Financial Officer
Joe Robinson	Chief Operations Officer
Wayne Johnson	President and Chief Investment Officer
Michael O. Terjung	Chief Accounting Officer

2021 Operational and Financial Highlights to Date

SmartStop’s performance in 2021 resulted in significant growth, within the same-store and overall portfolio:(1)

(1)

Same-store NOI and FFO, as adjusted, are non-GAAP measures and a reconciliation of those measures to the most directly comparable GAAP financial measure is attached to this Proxy Statement and Prospectus as Annex E.

Philosophy and Objectives of SmartStop’s Executive Compensation Program

The philosophy underlying SmartStop’s executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of SmartStop’s stockholders. SmartStop’s objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance for SmartStop’s stockholders. SmartStop’s compensation system has been designed to accomplish the following:

•	Retain and hire top-caliber executives: Executives will have market competitive compensation that will allow SmartStop to both hire and retain high-caliber individuals.

•

Reward growth and profitability: Executives will be rewarded for achieving both short- and long-term results, particularly focused on sustained growth and profitability that culminates in longer-term value creation for SmartStop’s stockholders.

•

Align compensation with stockholder interests: Fostering an ownership mentality, a meaningful portion of the interests of SmartStop’s executives will be linked with those of SmartStop’s stockholders through the risks and rewards of ownership of SmartStop’s stock.

The following is an overview of the highlights of SmartStop’s compensation structure, and the fundamental compensation policies and practices SmartStop does and does not use.

WHAT SMARTSTOP DOES

Pay for Performance. SmartStop provides alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of multiple operational and strategic goals through SmartStop’s short-term incentive program, as well as relative performance against SmartStop’s direct self storage peers through SmartStop’s long-term incentive program.

Balanced Compensation. SmartStop balances overall compensation by linking portions of pay to both annual performance goals as well as multi-year performance goals.

Forward-Looking Long-Term Incentive Compensation Structure. SmartStop has implemented a long-term incentive compensation structure that includes forward-looking performance over a multi-year performance period.

Executive Severance Policy. In light of market best practices, SmartStop adopted an Executive Severance and Change of Control Plan (as opposed to employment agreements) covering SmartStop’s executives which is overseen by SmartStop’s compensation committee.

Independent Compensation Consultant. SmartStop’s compensation committee retained Ferguson Partners Consulting (“FPC”), a nationally recognized compensation consulting firm, to review and provide recommendations regarding SmartStop’s executive compensation program.

Compensation Risk Assessments. With the assistance of FPC, SmartStop conducts annual compensation risk assessments to ensure SmartStop’s compensation program does not encourage excessively risky behaviors.

WHAT SMARTSTOP DOESN’T DO

No Guaranteed Annual Salary Increases or Minimum Bonuses. SmartStop does not guarantee annual salary increases (salary increases are made only in the discretion of SmartStop’s compensation committee), nor does SmartStop pay guaranteed minimum bonuses.

No Excessive Perquisites. SmartStop provides limited perquisites to its NEOs that SmartStop believes are reasonable and consistent with the philosophy and objectives of SmartStop’s executive compensation program.

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

SmartStop’s compensation committee is responsible for reviewing and approving corporate goals and objectives related to compensation for SmartStop’s NEOs. SmartStop’s compensation committee does not delegate any substantive responsibility related to the compensation of SmartStop’s NEOs and exercises its independent judgment when approving executive compensation. No member of SmartStop’s compensation committee is a former or current officer of SmartStop or any of its subsidiaries, and all members are independent under current NYSE listing standards.

SmartStop’s compensation committee annually reviews compensation to ensure its alignment with SmartStop’s business strategy, performance, and the interests of SmartStop’s employees and stockholders. In addition, SmartStop’s compensation committee reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive.

SmartStop’s compensation committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the CEO and the other NEOs. SmartStop’s compensation committee considers whether any components of executive compensation might lead to excessive risk taking by management and whether features of the executive compensation program appropriately mitigate risks.

The Role of the Compensation Committee’s Consultant

SmartStop’s compensation committee has sole authority under its committee charter to retain advisors and consultants as it deems appropriate. SmartStop’s compensation committee has retained FPC, which specializes in the REIT industry, as its compensation consultant.

FPC attends meetings of SmartStop’s compensation committee, reviews compensation data with the committee, and participates in general discussions regarding executive compensation issues. Management works with FPC, at the discretion of SmartStop’s compensation committee, to develop materials and analysis essential to the committee’s compensation evaluations and determination. FPC regularly participates in executive sessions with SmartStop’s compensation committee (without any of SmartStop’s personnel or executives present) to discuss compensation matters.

Role of the Chief Executive Officer

Each year SmartStop’s Chief Executive Officer meets with SmartStop’s compensation committee to discuss specific recommendations regarding the base salary, short-term incentive compensation and long-term incentive compensation of each of SmartStop’s NEOs (other than the Chief Executive Officer) and provides further insight into and details of each executive officer’s performance. The other NEOs are not present during these discussions. SmartStop’s compensation committee believes it is valuable to consider the recommendations of the Chief Executive Officer with respect to these matters because, given his knowledge of SmartStop’s operations and the day-to-day responsibilities of such NEOs, he is in a unique position to provide SmartStop’s compensation committee with added perspective into the most appropriate measures and goals in light of SmartStop’s business at a given point in time. However, SmartStop’s compensation committee has the discretion to accept, reject, or modify these recommendations and makes all final determinations on issues within the scope of its authority, including with respect to executive officer compensation. The Chief Executive Officer does not provide his recommendations to SmartStop’s compensation committee regarding his own compensation.

Use of Peer Group

To ensure that SmartStop’s executive compensation programs are reasonable and competitive in the marketplace, SmartStop compares its compensation programs to the compensation programs of two distinct sets of peers. SmartStop’s examines pay practices across a peer set of public REITs that are (i) similarly sized to SmartStop and operate across a range of property types (Size-Based Peer Group) as well as (ii) a smaller peer set of direct competitors focused in the self storage industry of which there are only five (Direct Competitor Peer Group).

PEER GROUP	DESCRIPTION	PURPOSE
Size-Based Peer Group (13 companies)	Represents public real estate investment trusts of similar size in terms of total capitalization that also have active operations.	To periodically reference and compare SmartStop’s overall compensation practices and amounts against a broader mix of companies to ensure that SmartStop’s compensation practices are reasonable in light of the size of the organization.

PEER GROUP	DESCRIPTION	PURPOSE

Direct Competitor Peer Group (5 companies)	Represents public real estate investment trusts within the self storage sector with operations that most nearly approximate SmartStop’s business.	To understand how each NEO’s total compensation compares with the total compensation for reasonably similar positions at SmartStop’s most direct competitors in the self storage industry and to assess and calculate performance for certain relative metrics.

The Size-Based Peer Group currently consists of the following companies (sorted by capitalization):

Peer	Ticker	2021 Total Capitalization ($M)
National Storage Affiliates Trust	NSA	$13,553
Independence Realty Trust, Inc.	IRT	$8,591
Essential Properties Realty Trust, Inc.	EPRT	$4,785
Brandywine Realty Trust	BDN	$4,171
Easterly Government Properties, Inc.	DEA	$3,535
Centerspace	CSR	$2,737
Armada Hoffler Properties, Inc.	AHH	$2,482
UMH Properties, Inc.	UMH	$2,377
InvenTrust Properties Corp.	IVT	$2,372
RPT Realty	RPT	$2,141
Hersha Hospitality Trust	HT	$1,966

*

Note that both Bluerock Residential Growth REIT, Inc. and New Senior Investment Group Inc. were part of the size-based peer group that was used for setting compensation in 2021; however, as both have been or are in the process of being acquired, we have not included them in the table above.

The Direct Competitor Peer Group currently consists of the following companies (sorted by capitalization):

Peer	Ticker	2021 Total Capitalization ($M)
Public Storage	PSA	$77,360
Extra Space Storage Inc.	EXR	$38,419
CubeSmart	CUBE	$16,136
Life Storage, Inc.	LSI	$15,843
National Storage Affiliates Trust	NSA	$13,553

SmartStop’s compensation committee evaluates the median levels of the size-based peer group for compensation as an initial point of reference for setting pay and thereafter considers various qualitative factors for each NEO, such as years of experience, tenure, and historical performance, in arriving at a competitive pay package. Actual compensation paid may fluctuate above or below the median of the peer group based on SmartStop’s performance and the achievement of the goals established by SmartStop’s compensation committee for the NEO. SmartStop’s compensation committee expects to review the peer group annually and make changes as warranted and deemed appropriate by the compensation committee.

Alignment of Pay

SmartStop’s executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of total target compensation to the achievement of financial, operational and strategic goals through SmartStop’s short-term incentive program, as well as rigorous relative portfolio goals through SmartStop’s long-term incentive program. Approximately 80% of the total target compensation delivered to SmartStop’s CEO and 65% delivered to SmartStop’s other NEOs is at risk. The following charts present the allocation of 2021 total target compensation among different components for SmartStop’s Chief Executive Officer and the weighted average of each component for SmartStop’s other NEOs as a group.

CEO Total Target Compensation	Other NEOs Total Target Compensation

Overview of Compensation

On June 28, 2019, SmartStop acquired the self storage advisory, asset management, property management and certain joint venture interests of SAM, which included the self storage management team and self storage employees (the “Self Administration Transaction”). During the first full fiscal year following the Self Administration Transaction, SmartStop formally adopted its executive compensation program for its executive officers, which was later revised in connection with fiscal year 2021 (the “Executive Compensation Program”). The following table summarizes the specific elements in SmartStop’s Executive Compensation Program, along with the primary objectives of each element. A more detailed discussion of these elements follows this table.

	Element	Form	Description

Fixed Compensation	Base Salary	Cash

•   Designed to compensate executive officers for services rendered on a day-to-day basis

•   Provides guaranteed cash compensation to secure services of our executive talent

•   Established based on scope of responsibilities, experience, performance, contributions, and internal pay equity considerations

•   Compensation committee reviews annually

	Element	Form	Description

Variable Compensation	Short-Term Incentive Program	Cash

•   Designed to encourage outstanding individual and company performance—motivates executive officers to achieve short-term company and individual goals by rewarding performance measured against key annual strategic objectives

•   2021 objective performance metrics were same-store NOI growth (excluding property tax)(1), and management funds from operations, as adjusted (per share)(2)

•   Includes 30-40% (varies by executive officer) of subjectively evaluated strategic goals and individual performance

	Long-Term Incentive Program	Time-Based Restricted Stock or LTIP Units (75%)

•   Compensation committee believes a substantial portion of each executive officer’s compensation should be in the form of long-term equity incentives

•   Designed to encourage management to create stockholder value over the long term; value of equity awards directly tied to changes in value of our common stock over time

Perf.-Based Restricted Stock or LTIP Units (25%)

•   2021 awards were 75% time-based restricted stock or LTIP Units and 25% performance-based restricted stock or LTIP Units

•   Performance-based awards are evaluated over a three-year period based on relative three-year average same-store revenue growth vs. a defined peer group of self storage REITs

(1)	NOI is defined as rental and related revenues, less property level operating expenses.
(2)

Funds from operations, or FFO, is widely used as a key measure of financial performance by REITs. The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related intangible amortization, acquisition related costs, other write-offs and impairments incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, accretion of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, and to reflect adjustments for unconsolidated partnerships and jointly owned investments. For a reconciliation of FFO and FFO, as adjusted, to net loss, see SmartStop’s Reconciliation of Non-GAAP Financial Measures attached hereto as Annex E. Management FFO, as adjusted, is defined as FFO, as adjusted, plus adjustments for amortization of debt issuance costs.

Base Salary

Base salary is a portion of the overall compensation package and determined by considering the relative importance of the position, the competitive marketplace and the individual’s performance and contributions based on responsibilities, skills and experience. Base salaries are reviewed annually in light of market practices and changes in responsibilities. Base salaries were established for SmartStop’s executives at the time of the Self Administration Transaction in June 2019 and were maintained in 2020. Base salaries for 2021 were updated based on the results of a peer analysis and the approval of SmartStop’s compensation committee, which were further updated subsequent to fiscal year end by the compensation committee. This Compensation Discussion and Analysis section focuses on the compensation in place during fiscal year 2021.

NEO(1)	TITLE	2019 BASE SALARY(2) ($)	2020 BASE SALARY ($)	2021 BASE SALARY ($)
H. Michael Schwartz	Chief Executive Officer	625,000	625,000	625,000
James R. Barry	Chief Financial Officer	225,000	225,000	275,000
Joe Robinson	Chief Operations Officer	350,000	350,000	350,000
Wayne Johnson	President and Chief Investment Officer	250,000	250,000	250,000
Michael O. Terjung	Chief Accounting Officer	225,000	225,000	250,000

(1)

This excludes SmartStop’s former Chief Executive Officer, Michael S. McClure, who retired as of April 15, 2021. He was not included in the Executive Compensation Program for 2021. As a result, he did not have an increase in base salary 2021.

(2)	2019 base salaries reflect post-Self Administration Transaction levels and have been annualized for the full year.

Annual Cash Incentive Awards

The goal of SmartStop’s variable cash incentive program (the “Short-Term Incentive Program”) is to motivate executive officers to achieve strong performance across various financial, operating and strategic goals with the ultimate objective of contributing to longer-term stockholder value based on SmartStop’s annual performance. The Short-Term Incentive Program includes an objective portion that comprises the majority of the overall program and is based on three performance-based metrics with pre-defined hurdles. For purposes of the 2021 Short-Term Incentive Program, same-store NOI (excluding property taxes) and a measure of Management Funds From Operations were included as quantitative metrics. During fiscal year 2020, Managed REIT Assets Under Management (“AUM”) was included as another quantitative metric, but SmartStop’s compensation committee eliminated this metric in 2021 in an effort to more focus the incentive around only two key financial metrics.

While it is important for the majority of the NEO’s annual cash compensation to be determined objectively, SmartStop also believes that it is important to have a degree of flexibility and assess performance against goals that may not be precise or quantifiable in nature. Therefore, a relatively smaller portion of the Short-Term Incentive Program is subjectively assessed based on various strategic and individual goals. SmartStop provides a range of performance outcomes across each metric; to the extent that the level of actual achievement falls between the established Threshold, Target and Maximum levels, calculation of the amount of the award is interpolated on a straight-line basis. The performance-based metrics had the potential to be paid at 50%, 100% and 150% of target for the threshold, target and maximum criteria for each metric; these targets were updated from fiscal year 2020, which had been set at 75%, 100% and 125% of target for the threshold, target and maximum, respectively. For strategic and individual goals, the threshold, target, and maximum levels were set at 75%, 100%, and 125% of target, respectively, for both fiscal year 2021 and 2020.

2021 Short-Term Incentive Program CEO and Executive Chairman	2021 Short-Term Incentive Program Other NEOs

The actual bonuses awarded reflect the following components for the CEO and other NEOs:

	METRICS & WEIGHTINGS
NAME	SAME-STORE NOI GROWTH, EXCLUDING PROPERTY TAX	MANAGEMENT FFO, AS ADJUSTED	STRATEGIC/ INDIVIDUAL GOALS
H. Michael Schwartz	35%	35%	30%
James R. Barry	30%	30%	40%
Joe Robinson	40%	20%	40%
Wayne Johnson	30%	30%	40%
Michael O. Terjung	30%	30%	40%

Based on the weightings of each criteria, and each NEO’s respective allocations, the threshold, target, and maximum potential bonuses for 2021 were as follows:

NAME	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
H. Michael Schwartz	388,125	675,000	961,875
James R. Barry	75,000	125,000	175,000
Joe Robinson	90,000	150,000	210,000
Wayne Johnson	84,000	140,000	196,000
Michael O. Terjung	60,000	100,000	140,000

These potential bonus levels were updated subsequent to fiscal year end by SmartStop’s compensation committee for fiscal year 2022. However, this Compensation Discussion and Analysis section focuses on the compensation in place during fiscal year 2021.

Financial Goals

As shown and noted above, the financial goals component of the Short-Term Incentive Program included three categories of performance goals. The financial goals established for 2021, the compensation committee’s rationale for establishing them, and the performance level approved for each goal are described below:

Financial Goals	Threshold	Target	Maximum	Actual
Same-Store NOI Growth, Excluding Property Tax(1)	7.00%	8.25%	9.50%	21.9%
Management FFO, as adjusted (per share)(1)	$0.310	$0.335	$0.360	$0.497

(1)

The targets included in the table above were updated subsequent to fiscal year end 2021, as follows: (A) Same-Store NOI Growth, Excluding Property Tax: Threshold (7.00%), Target (7.70%), Maximum (8.50%); and (B) Management FFO, as adjusted (per share): Threshold ($0.54), Target ($0.57), Maximum ($0.60).

Same-store NOI growth, excluding property tax on an absolute basis was set at:

Threshold	7.00%
Target	8.25%
Maximum	9.50%

Actual	21.9%

Rationale: SmartStop’s compensation committee considers same-store NOI to be an important driver of real estate property values and stockholder value. It also is a metric typically evaluated by investors and analysts and is used by many of SmartStop’s peers to evaluate operating performance. This goal was established by the SmartStop Board based on SmartStop’s forecast for 2021 and was discussed with management.

Management FFO, as adjusted (per share) was set at:

Threshold	$0.310
Target	$0.335
Maximum	$0.360

Actual	$0.497

Rationale: SmartStop’s compensation committee considers Management Funds from Operations (“Management FFO”), as adjusted, to be an important indicator of SmartStop’s overall financial performance. FFO, as adjusted, is a metric typically evaluated by investors and analysts and is used by many of SmartStop’s peers to evaluate performance. Management FFO, as adjusted, is defined as FFO, as adjusted, as disclosed in SmartStop’s Annual Report on Form 10-K, plus adjustments for amortization of debt issuance costs. This goal was established by the SmartStop Board at the beginning of 2021 based on management’s forecast for 2021 and was discussed with management.

Strategic Goals

Strategic goals are collective operational goals which were recommended by the Chief Executive Officer for approval by SmartStop’s compensation committee and the SmartStop Board. These goals are developed in connection with the annual strategic planning process and represent key plans and initiatives that the Chief Executive Officer believes will drive short-term performance while adding long-term value. The goals and achievement levels are qualitative by nature and are subjectively evaluated by SmartStop’s compensation committee at the end of the performance period.

For 2021, the strategic goals are described below.

•	SmartStop: Organic growth, external growth, Toronto growth and liquidity strategy for investors.

•	Managed REITs: Monitor equity sales, coordinate debt financing, review financial metrics and pipeline of new acquisitions (stabilized, lease-up and development / redevelopment).

Individual Goals

The Chief Executive Officer recommended individual goals for 2021, which were then submitted for approval by SmartStop’s compensation committee and the SmartStop Board. Individual Goals for the NEOs were set at the beginning of 2021 and included the following:

•

H. Michael Schwartz: technology initiatives; innovation; increasing presence in Canada; Managed REITs; and management goals (execute SmartStop’s business plan, driving process improvement/innovation/employee development, executive management, legal, and IT)

•

James R. Barry, Joe Robinson, Wayne Johnson and Michael O. Terjung: execute SmartStop’s business plan (drive growth in Managed REITs; focusing on process improvement/innovation/employee development, quality and effectiveness of work, professional growth, teamwork, and special projects)

The following table sets forth the Target annual bonus levels established in April 2021, along with the final determination for fiscal year 2021 actual bonus payments.

NAME(1)	TARGET ($)	ACTUAL CASH BONUS ($)	% OF TARGET
H. Michael Schwartz	675,000	961,875	143%
James R. Barry(2)	125,000	175,000	140%
Joe Robinson(2)	150,000	210,000	140%
Wayne Johnson	140,000	196,000	140%
Michael O. Terjung(2)	100,000	140,000	140%

(1)

This excludes SmartStop’s former Chief Executive Officer, Michael S. McClure, who retired as of April 15, 2021. He was not included in the Executive Compensation Program for 2021. As a result, he did not have a bonus target for 2021, nor did he receive a bonus for 2021.

(2)

In addition to the cash bonuses earned in connection with the Short-Term Incentive Program, James R. Barry, Joe Robinson, and Michael O. Terjung were awarded special project bonuses of $25,000 each, for extraordinary initiatives during 2021, and such amounts were excluded from the table above.

Long-Term Stock Based Compensation

SmartStop adopted its long-term incentive program (the “Long-Term Incentive Program”) with the goal of both retaining and motivating SmartStop’s executive officers over a longer-term period. SmartStop provides equity incentive awards in order to foster ownership and alignment with stockholders, which is intended to motivate SmartStop’s executive officers to enhance the long-term value of SmartStop. At the election of each individual executive, such equity awards may come in the form of either long-term incentive plan units (“LTIP Units”) of SmartStop OP or restricted stock awards consisting of shares of SmartStop Common Stock (“RSAs”). Although SmartStop’s compensation committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the executive officer’s overall compensation in the form of equity.

Key highlights of the Long-Term Incentive Program are as follows:

•	Forward-looking program containing a multi-year performance period and to be awarded on a rolling basis.

•	Awards are determined based upon a fixed dollar amount that is then converted to equity based upon a fair value determination of such equity.

•

Introduces a performance-based element (25% of the total targeted award value) with an award that ranges from a threshold of 0% to a maximum of 200% of target, with such percentage being determined based upon SmartStop’s relative same-store revenue growth versus SmartStop’s direct self storage competitors over a three-year period.

•	75% of the total award is time-based, otherwise known as service-vested and subject to continued employment with SmartStop, which vests pro-rata over four years.

The approved grant levels for the NEOs for the 2021-2023 performance period are as follows:

NAME(1)	TIME- BASED AWARDS (75%) ($)	2021-2023 PERFORMANCE- BASED AWARDS (25%)				TOTAL LTIP AWARD AT TARGET ($)
		Last Place ($)	5th Place (Minimum) ($)	3rd Place (Target) ($)	1st Place (Maximum) ($)
H. Michael Schwartz	1,387,500	0	115,625	462,500	925,000	1,850,000
James R. Barry	112,500	0	9,375	37,500	75,000	150,000
Joe Robinson	120,000	0	10,000	40,000	80,000	160,000
Wayne Johnson	187,500	0	15,625	62,500	125,000	250,000
Michael O. Terjung	112,500	0	9,375	37,500	75,000	150,000

(1)

This excludes SmartStop’s former Chief Executive Officer, Michael S. McClure, who retired as of April 15, 2021. He was not included in the Executive Compensation Program for 2021. As a result, he did not receive a grant for the 2021-2023 performance period.

These approved grant levels were updated subsequent to fiscal year end by SmartStop’s compensation committee for fiscal year 2022. However, this Compensation Discussion and Analysis section focuses on the compensation in place during fiscal year 2021. NEOs can elect to receive their Long-Term Incentive Program awards as restricted stock or LTIP Units. During 2021, all NEOs elected to receive the majority of their awards in LTIP Units.

Performance Portion of SmartStop’s 2021-2023 Long-Term Incentive Awards

The metric approved for the 2021-2023 performance period was a relative 3-year average same-store revenue growth when ranked against a peer group, as follows:

METRIC	0% PAYOUT	25% PAYOUT (MINIMUM)		65% PAYOUT		100% PAYOUT (TARGET)		150% PAYOUT		200% PAYOUT (MAXIMUM)
Relative 3-Year Average Same-Store Revenue Growth vs. Peer Group	Last Place	5	th Place	4	th Place	3	rd Place	2	nd Place	1	st Place

In order to be counted in the ranking calculation above, a company must be publicly traded for the entire performance period. To the extent a self-storage peer is acquired within the three-year performance period, then the 25% payout level at 5th place shall be eliminated. The peers by which SmartStop shall be compared against are: CubeSmart, Extra Space Storage Inc., Life Storage, Inc., National Storage Affiliates Trust, and Public Storage.

Other Elements of Compensation

SmartStop’s compensation committee does not view benefits and perquisites for the NEOs as a key component of SmartStop’s executive compensation program. Accordingly, SmartStop does not provide any significant perquisites to its NEOs. SmartStop provides the following benefits to all employees: medical, dental, vision and disability insurance, employer contributions toward medical insurance premiums, 401(k) employer match and group life insurance premiums. The NEOs participate in benefit plans on similar terms as SmartStop’s other participating employees, although SmartStop pays a larger percentage of NEOs’ medical insurance premiums. However, the total value of these benefit plan premiums remains a small percentage of each NEO’s total compensation package. Under SmartStop’s tax-qualified 401(k) plan, SmartStop makes a matching contribution on behalf of each participant equal to 100% match on the first 4% of compensation contributed to the plan by the participant up to the federally mandated maximum. The NEOs may participate in the plan on substantially the same terms as SmartStop’s other participating employees. SmartStop does not maintain any defined benefit or supplemental retirement plans.

SmartStop’s compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs and may revise, amend or add to the benefits and perquisites made available to the NEOs in the future if it deems advisable.

Severance Benefits

In order to achieve SmartStop’s compensation objective of attracting, retaining and motivating qualified executives, SmartStop believes that it needs to provide the NEOs with severance protection. Furthermore, SmartStop seeks to utilize best practices in developing appropriate protection. As such, in connection with the Self Administration Transaction in June 2019, SmartStop adopted an Executive Severance and Change of Control Plan (the “Severance Plan”), rather than using individual employment agreements. Pursuant to the plan, each NEO is entitled to certain severance benefits based on the nature of their termination. See “—Executive Compensation—Severance Plan and Potential Payments Upon Termination or a Change of Control” below for complete details of severance benefits payable to the NEOs upon termination or change of control.

Evaluation of the Risk in Compensation Program

SmartStop’s compensation committee oversees the design of SmartStop’s executive compensation program to ensure that the program does not incentivize SmartStop’s NEOs, either individually or as a group, to make excessively risky business decisions that could maximize short-term results at the expense of long-term value. SmartStop’s compensation committee assesses SmartStop’s executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. SmartStop’s compensation committee, in consultation with its independent compensation consultant, has established a number of protective features including but not limited to: (1) SmartStop does not have uncapped bonus potential, (2) SmartStop uses multiple metrics in evaluating performance, (3) performance includes both absolute and relative performance, (4) SmartStop’s compensation committee retains flexibility and subjectivity in evaluating performance, (5) a meaningful portion of compensation is delivered in equity that vests over time, and (6) the performance portion of SmartStop’s Long-Term Incentive Program is measured on a multi-year basis.

Based on the foregoing, SmartStop does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on SmartStop.

Tax Limits on Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually by a publicly traded entity with respect to certain of its executive officers. The IRS has previously issued private letter rulings holding that Section 162(m) does not apply to compensation paid to employees of a REIT’s operating partnership. SmartStop has therefore determined that compensation paid to SmartStop’s executive officers by SmartStop OP or a subsidiary of SmartStop OP for services to it should not be subject to the deduction limit. Since SmartStop operates as a REIT under the Code and is generally not subject to U.S. federal income tax on its taxable income to the extent that it annually distributes all of its taxable income to stockholders and maintains its qualification as a REIT, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to SmartStop, provided SmartStop continues to distribute 100% of its taxable income without taking into account the disallowed deduction. However, if SmartStop makes compensation payments subject to Section 162(m) limitations on deductibility, SmartStop may be required to make additional distributions to stockholders to comply with its REIT annual distribution requirement and eliminate SmartStop’s U.S. federal income tax liability. As a consequence of additional taxable income, a larger portion of stockholder distributions that would otherwise have been treated as return of capital may be subject to U.S. federal income tax as dividend income. Any such compensation allocated to SmartStop’s taxable REIT subsidiaries, whose income is subject to U.S. federal income tax, would result in an increase in income taxes due to the inability to deduct such compensation.

Executive Compensation Tables

The following tables and narrative summarize the compensation for the years ended December 31, 2019, 2020 and 2021 paid to or earned by SmartStop’s named executive officers (“NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Non-Equity Incentive Plan Compensation	Stock Awards(3)	All Other Compensation(4)	Total

H. Michael Schwartz,	2021	$625,000	$—	$961,875	$1,850,000	$17,395	$3,454,270
Chief Executive Officer	2020	$625,000	$—	$686,094	$1,250,000	$26,643	$2,587,737
	2019	$323,438	$320,205	$—	$1,111,632	$328	$1,755,603

Michael S. McClure, Former Chief Executive Officer(5)	2021	$131,250	$—	$—	$—	$405,193	$536,443
	2020	$450,000	$—	$392,513	$650,000	$17,638	$1,510,151
	2019	$233,542	$270,445	$—	$578,049	$—	$1,082,036

James R. Barry, Chief Financial Officer	2021	$275,000	$25,000	$175,000	$150,000	$25,684	$650,684
	2020	$225,000	$—	$118,475	$100,000	$22,991	$466,466
	2019	$115,771	$75,616	$—	$88,931	$10,491	$290,809

Name and Principal Position	Year	Salary(1)	Bonus(2)	Non-Equity Incentive Plan Compensation	Stock Awards(3)	All Other Compensation(4)	Total
Joe Robinson,(6) Chief Operations Officer	2021	$350,000	$25,000	$210,000	$160,000	$33,038	$778,038
	2020	$350,000	$—	$180,975	$125,000	$12,299	$668,274

Wayne Johnson, President and Chief Investment Officer	2021	$250,000	$—	$196,000	$250,000	$32,961	$728,961
	2020	$250,000	$—	$114,938	$250,000	$25,394	$640,332
	2019	$129,375	$160,143	$—	$222,326	$11,035	$522,879

Michael Terjung,(6) Chief Accounting Officer	2021	$250,000	$25,000	$140,000	$150,000	$31,758	$596,758

(1)

The compensation data for 2019 reflect SmartStop’s direct compensation expenses subsequent to June 28, 2019. Prior to June 28, 2019, SmartStop had no employees and did not directly compensate any officers, including NEOs. Rather, SmartStop’s NEOs were compensated by its Former External Advisor, and SmartStop reimbursed certain fees and expenses to the Former External Advisor pursuant to its advisory agreement. Amounts shown in the “Salary” column do not reflect any such reimbursements.

(2)

Amounts shown in the “Bonus” column for 2021 reflect special non-plan bonuses that were awarded to certain individuals in recognition of their significant contributions to certain strategic projects undertaken by SmartStop in 2021. Amounts shown in the “Bonus” column for 2019 reflect bonuses earned for a full year of service by each individual, including during time such individuals were employed by the Former External Advisor. Subsequent to 2019, annual bonuses were payable pursuant to SmartStop’s incentive plan and are included in the “Non-Equity Incentive Plan Compensation” column above.

(3)

Represents the aggregate grant date fair value of each share of restricted stock and each LTIP Unit computed in accordance with FASB ASC Topic 718. The grant date fair values of performance-based awards included in this table were calculated based on the outcome of performance measured at target levels since that was the probable outcome at the time of grant. The assumptions used in calculating these amounts are discussed in Note 11, Equity-Based Compensation, to SmartStop’s audited consolidated financial statements for the year ended December 31, 2021 beginning on page F-4 herein. Assuming achievement of the maximum performance level, the grant date fair value for awards granted in 2021 would have been $2,312,500, $187,500, $200,000, $312,500, and $187,500 for Messrs. Schwartz, Barry, Robinson, Johnson, and Terjung, respectively.

(4)	The table below sets forth the components of the “All Other Compensation” column for 2021:

Name	Incremental Cost of Medical Insurance Premiums	401(k) Company Match	Life/ AD&D Insurance Premiums	Consulting Fees	PTO Payout
H. Michael Schwartz	$4,251	$11,600	$1,544	$—	$—
Michael S. McClure	$16,289	$11,600	$930	$337,500	$38,874
James R. Barry	$9,767	$15,714	$203	$—	$—
Joe Robinson	$13,451	$19,138	$449	$—	$—
Wayne Johnson	$16,413	$15,686	$862	$—	$—
Michael Terjung	$20,185	$11,269	$304	$—	$—

(5)

Mr. McClure retired from his position as SmartStop’s Chief Executive Officer effective as of April 15, 2021. Pursuant to an Executive Transition Services Agreement between SmartStop and Mr. McClure, Mr. McClure continued to provide consulting services to SmartStop during the 2021 fiscal year. See the section below entitled “Certain Relationships and Related Transactions—Executive Transition Services Agreement,” as well as SmartStop’s Current Report on Form 8-K filed on February 26, 2021, for additional information.

(6)	Mr. Robinson became a NEO in 2020; Mr. Terjung became a NEO in 2021.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to SmartStop’s NEOs in 2021.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares/ Units(3)	Grant Date Fair Value(4)
H. Michael Schwartz
Annual Cash Incentive Bonus		$388,125	$675,000	$961,875
Time-Based Equity	4/16/2021							149,194	$1,387,500
Performance-Based Equity	4/16/2021				12,433	49,731	99,462		$462,500
Michael S. McClure	—	—	—	—	—	—	—	—	—
James R. Barry
Annual Cash Incentive Bonus		$75,000	$125,000	$175,000
Time-Based Equity	4/16/2021							12,097	$112,500
Performance-Based Equity	4/16/2021				1,008	4,032	8,065		$37,500
Joe Robinson
Annual Cash Incentive Bonus		$90,000	$150,000	$210,000
Time-Based Equity	4/16/2021							12,903	$120,000
Performance-Based Equity	4/16/2021				1,075	4,301	8,602		$40,000
Wayne Johnson
Annual Cash Incentive Bonus		$84,000	$140,000	$196,000
Time-Based Equity	4/16/2021							20,161	$187,500
Performance-Based Equity	4/16/2021				1,680	6,721	13,441		$62,500
Michael Terjung
Annual Cash Incentive Bonus		$60,000	$100,000	$140,000
Time-Based Equity	4/16/2021							12,097	$112,500
Performance-Based Equity	4/16/2021				1,008	4,032	8,065		$37,500

(1)

Represents annual incentive awards at the threshold, target and maximum amounts. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for additional discussion regarding bonuses based on 2021 performance.

(2)

Represents performance-based awards, consisting of either restricted stock or LTIP Units in SmartStop OP, awarded in 2021 to SmartStop’s NEOs. Indicated threshold, target and maximum amounts correspond to the number of restricted shares or LTIP Units, as applicable, that would be earned in the event that specified threshold, target and maximum performance levels, respectively, were achieved. In the event that SmartStop’s performance does not meet the threshold requirements for a performance measure, no payment will be made on the quantitative portion of the award based on that performance measure. Performance-based awards vest following the conclusion of a three-year performance period, based on SmartStop’s performance ranked amongst a peer group of companies, conducted using a performance measure of average annual same-store revenue growth, analyzed over the performance period.

(3)

Represents time-based awards, consisting of LTIP Units in SmartStop OP, awarded in 2021 to SmartStop’s NEOs. Time-based awards vest ratably over four years with the first tranche vesting on December 31st of the year of grant, subject to the recipient’s continued employment or service through the applicable vesting date.

(4)

Calculated in accordance with FASB ASC Topic 718. The grant date fair values of performance-based awards were calculated based on the probable outcome of performance measured at target levels at the time of the grant.

Narrative Explanation of Certain Aspects of Summary Compensation Table and Grants of Plan-Based Awards Table

SmartStop’s executive compensation program consists of the following elements: (1) base salaries, (2) a Short-Term Incentive Program, pursuant to which executive officers are entitled to a performance-based cash bonus, and (3) a Long-Term Incentive Program, pursuant to which executive officers are entitled to equity awards, which will be both time-based and performance-based. See “Certain Information About Management – Compensation Discussion and Analysis – Overview of Compensation,” above, for more detail.

Amounts shown in the “Stock Awards” column of the Summary Compensation Table and awards disclosed in the Grants of Plan-Based Awards table consist of RSAs and LTIP Units.

Recipients of time-based RSAs granted prior to 2020 are entitled to distributions paid on the underlying shares of restricted stock but only as and when the restricted shares to which the dividends or other distributions are attributable become vested. Dividends or distributions made prior to such date will be held by SmartStop and transferred to the recipient on the date that the restricted shares become vested. Recipients of time-based RSAs granted in or subsequent to 2020 are entitled to distributions paid on the underlying shares of restricted stock effective as of the effective date of the award. Recipients of performance-based RSAs will accrue distributions during the performance period, and such distributions will only be payable on the date that any such shares of restricted stock vest, based upon the performance level attained.

Recipients of time-based LTIP Units are entitled to distributions and allocations of profits and losses effective as of the effective date of the award. Recipients of performance-based LTIP Units will be entitled to receive distributions and allocations of profits and losses with respect to the performance-based LTIP Units as of the effective date of January 1 of the year of grant, in an amount equal to 10% of the distributions and allocations available on the maximum amount of LTIP Units that may be issued under an award, until the Distribution Participation Date (as defined in the partnership agreement of SmartStop OP). The remaining 90% of distributions will accrue and will be payable on the Distribution Participation Date based upon the performance level attained and number of performance-based LTIP Units that vest. Following the Distribution Participation Date, recipients will be entitled to receive the full amount of distributions and allocations of profits and losses with respect to the vested performance-based LTIP Units. LTIP Units are designed to qualify as “profits interests” in SmartStop OP for federal income tax purposes, and as a result, initially they will not be treated as economically equivalent in value to a common unit, and the issuance of LTIP Units will not be a taxable event to SmartStop OP or the recipient. If and when certain events occur pursuant to applicable tax regulations and in accordance with the partnership agreement of SmartStop OP, LTIP Units may increase in value over time and become equivalent to common units of SmartStop OP on a one-for-one basis.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding RSAs and LTIP Units held by each of SmartStop’s NEOs as of December 31, 2021. The applicable vesting provisions are described in the footnote following the table. For a description of the acceleration of vesting provisions applicable to the RSAs and LTIP Units held by SmartStop’s NEOs, please see the subsection titled “Severance Plan and Potential Payments Upon Termination or a Change of Control” below.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(4)	Number of Unearned Shares, Units or Other Rights that Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(4)
H. Michael Schwartz	6/28/2019	58,630	(1)	$884,146	—		$—
	4/22/2020	51,568	(2)	$777,640	8,595	(5)	$129,607
	4/16/2021	111,895	(3)	$1,687,379	12,433	(7)	$187,487
Michael S. McClure	6/28/2019	30,488	(8)	$459,756	—		$—
	4/22/2020	26,815	(8)	$404,373	2,979	(5)	$44,930
James R. Barry	6/28/2019	4,690	(1)	$70,732	—		$—
	4/22/2020	4,125	(2)	$62,211	639	(6)	$9,637
	4/16/2021	9,073	(3)	$136,815	1,008	(7)	$15,202
Joe Robinson	10/1/2019	1,466	(1)	$22,104	—		$—
	4/22/2020	5,157	(2)	$77,764	799	(6)	$12,046
	4/16/2021	9,677	(3)	$145,935	1,075	(7)	$16,215
Wayne Johnson	6/28/2019	11,726	(1)	$176,829	—		$—
	4/22/2020	10,314	(2)	$155,528	1,719	(5)	$25,921
	4/16/2021	15,121	(3)	$228,024	1,680	(7)	$25,336
Michael Terjung	6/28/2019	4,690	(1)	$70,732	—		$—
	4/22/2020	4,125	(2)	$62,211	688	(5)	$10,369
	4/16/2021	9,073	(3)	$136,815	1,008	(7)	$15,202

(1)	Represents restricted stock which vests ratably over a period of four years from grant date.
(2)	Represents LTIP Units which vest ratably over a period of four years, with the first vesting occurring on December 31, 2020.
(3)	Represents LTIP Units which vest ratably over a period of four years, with the first vesting occurring on December 31, 2021.
(4)

There is no public market for SmartStop’s Common Stock. Amount is calculated as the net asset value of a share of SmartStop Common Stock at the end of the last completed fiscal year (calculated as of June 30, 2021) multiplied by the number of shares of stock or LTIP units, as applicable.

(5)	Represents unearned performance-based LTIP units as of December 31, 2021, assuming that the threshold amount is earned. Awards shown will vest no later than March 31, 2023.
(6)	Represents unearned performance-based restricted stock as of December 31, 2021, assuming that the target amount is earned. Awards shown will vest no later than March 31, 2023.
(7)	Represents unearned performance-based LTIP units as of December 31, 2021, assuming that the threshold amount is earned. Awards shown will vest no later than March 31, 2024.
(8)	Pursuant to the Executive Transition Services Agreement between SmartStop and Mr. McClure, such restricted stock and LTIP units vest on April 15, 2022 upon the completion of the transition period.

Option Exercises and Stock Vested

The following table summarizes vesting of stock applicable to SmartStop’s NEOs during the year ended December 31, 2021. None of the NEOs held any options during 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
H. Michael Schwartz	92,397	$1,393,353
Michael S. McClure	28,651	$432,065
James R. Barry	7,432	$112,076
Joe Robinson	6,537	$98,579
Wayne Johnson	16,060	$242,187
Michael Terjung	7,432	$112,076

(1)	Amount is calculated as the net asset value of a share (calculated as of June 30, 2021) of SmartStop Common Stock multiplied by the number of shares of stock that vested.

Severance Plan and Potential Payments Upon Termination or a Change of Control

On June 28, 2019, SmartStop’s compensation committee adopted and approved the SmartStop Severance Plan and designated certain of SmartStop’s executives, including its NEOs, as participants (each, a “Participant” and together, the “Participants”) in the SmartStop Severance Plan. Assuming a termination of employment occurred on December 31, 2021 and a price per share of SmartStop Common Stock on the date of termination of $15.08 (the estimated net asset value per share of SmartStop Class A Common Stock as of the end of the last completed fiscal year, calculated as of June 30, 2021), the amount of compensation that would have been payable to each NEO in each situation is listed in the table below. The amounts shown in the table below are for illustrative purposes only. Actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from SmartStop.

Estimated Potential Payments Upon Termination
Name	Severance Payment(1)	Healthcare Continuation Coverage(2)	Equity Awards Subject to Vesting(3)		Other Compensation(4)		Total(9)
H. Michael Schwartz
• Without Cause or For Good Reason	$2,897,969	$—	$1,988,953	(5)	$60,096		$4,947,018
• Following Change of Control	$4,346,954	$—	$3,944,766	(6)	$60,096		$8,351,816
• Death or Disability (7)	$961,875	—	$3,944,766		$260,096	(8)	$5,166,737
• Cause or Resignation	—	—	—		$60,096		$60,096
Michael S. McClure
• Without Cause or For Good Reason	—	—	—		—		—
• Following Change of Control	—	—	—		—		—
• Death or Disability(7)	—	—	—		—		—
• Cause or Resignation	—	—	—		—		—
James R. Barry
• Without Cause or For Good Reason	$434,238	$16,762	$158,044	(5)	$22,119		$631,163
• Following Change of Control	$868,475	$33,525	$315,725	(6)	$22,119		$1,239,844

Estimated Potential Payments Upon Termination
Name	Severance Payment(1)	Healthcare Continuation Coverage(2)	Equity Awards Subject to Vesting(3)		Other Compensation(4)	Total(9)
• Death or Disability(7)	$200,000	—	$315,725		$22,119	$537,844
• Cause or Resignation	—	—	—		$22,119	$22,119
Joe Robinson
• Without Cause or For Good Reason	$557,988	$31,738	$152,322	(5)	$23,300	$765,348
• Following Change of Control	$1,115,975	$63,475	$299,547	(6)	$23,300	$1,502,297
• Death or Disability(7)	$235,000	—	$299,547		$23,300	$557,847
• Cause or Resignation	—	—	—		$23,300	$23,300
Wayne Johnson
• Without Cause or For Good Reason	$608,204	$25,143	$345,092	(5)	$21,107	$999,546
• Following Change of Control	$810,938	$33,525	$663,286	(6)	$21,107	$1,528,856
• Death or Disability(7)	$196,000	—	$663,286		$21,107	$880,393
• Cause or Resignation	—	—	—		$21,107	$21,107
Michael Terjung
• Without Cause or For Good Reason	$573,750	$47,467	$159,995	(5)	$23,785	$804,997
• Following Change of Control	$765,000	$63,289	$317,676	(6)	$23,785	$1,169,750
• Death or Disability(7)	$165,000	—	$317,676		$23,785	$506,461
• Cause or Resignation	—	—	—		$23,785	$23,785

(1)

The Severance Payment will be due in the event that the NEO’s employment is terminated (i) by the NEO for Good Reason or (ii) by SmartStop or any of its subsidiaries without Cause. The Severance Payment is based upon a multiple of the sum of such NEO’s (i) highest annual salary within the prior two years and (ii) the average annual cash performance bonus earned for the prior three years. The multiple is equal to 2.0x for the Executive Chairman and the Chief Executive Officer, 1.5x for the Chief Investment Officer and Chief Accounting Officer and 1.0x for all other executive officers. Such Severance Payments are paid in equal installments over an annual period equal to the multiple (i.e., 2 years, 1.5 years, 1 year). If a NEO is terminated without Cause or resigns for Good Reason and this occurs during the 12-month period following a Change of Control, then the multiple increases to 3.0x for the Executive Chairman and the Chief Executive Officer and 2.0x for all other executive officers, and such Severance Payment is paid in a lump sum. All cash bonuses reflected in the above table have been annualized for the full year.

(2)

Represents the cost of medical insurance coverage for each NEO at the same annual level as in effect immediately preceding December 31, 2021 for a period of time equal to the applicable multiple set forth in footnote 1, above. Such amounts are paid in equal installments over an annual period equal to the respective severance multiple (i.e., 2 years, 1.5 years, 1 year). A lesser amount may be due if the NEO becomes eligible to receive healthcare coverage from a subsequent employer.

(3)

For purposes of this table, the market value per restricted share and LTIP Unit is assumed to be $15.08 (the estimated net asset value per share of SmartStop Class A Common Stock as of the end of the last completed fiscal year, calculated as of June 30, 2021).

(4)	Consists of accrued and unused paid time off, pursuant to the definition of “Accrued Obligations” contained in the SmartStop Severance Plan.
(5)

With respect to the treatment of equity awards upon termination not involving a Change of Control: (i) any unvested time-based equity awards that would have otherwise vested over the 12-month period following the date of termination will immediately vest; and (ii) any unvested performance-based equity awards that remain outstanding on the date of termination shall remain outstanding and eligible to be earned following the completion of the performance period based on achievement of performance goals, vesting pro rata if such award becomes earned based on days employed during the performance period. For such performance-based awards, the table above assumes the achievement of all performance goals at target.
(6)

With respect to the treatment of equity awards in the case of termination following a Change of Control: (i) all unvested time-based equity awards vest and become exercisable immediately prior to the Change of Control; and (ii) any performance-based awards that were assumed in connection with the Change of Control and remain unvested on a termination date that occurs within 12 months following the Change of Control shall (a) to the extent only subject to time-based vesting as of the termination date, immediately vest on the termination date, or (b) to the extent subject to performance-based vesting as of the termination date, remain outstanding and eligible to be earned following completion of the performance period based on achievement of performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on days employed during the performance period through the termination date. The table above assumes that all performance-based awards were assumed and all performance goals were achieved at target.

(7)

In the event of a termination due to death or disability, such NEO is entitled to: (i) a pro rata portion of his annual cash performance bonus, as determined by SmartStop’s compensation committee based on actual performance for the performance period and number of days employed during such period, (ii) the immediate vesting of all unvested time-based equity awards, and (iii) any unvested performance awards that remain outstanding on the date of termination shall remain outstanding and eligible to be earned following the completion of the performance period based on achievement of performance goals, vesting pro rata if such award becomes earned based on days employed during the performance period. The amounts herein assume the achievement of the performance components of the cash bonus, based on the actual amount achieved for 2021 and the performance-based equity awards at target.

(8)	Includes $200,000 in proceeds from a life insurance policy purchased by SmartStop, which benefits are payable to Mr. Schwartz’s beneficiary upon his death.
(9)

A NEO will not be entitled to receive any of these payments or benefits, other than the Accrued Obligations, unless the NEO has entered into a general release in favor of SmartStop and its affiliates, and the NEO will be entitled to receive such payments or benefits only so long as such NEO has not materially breached any of the provisions of the general release or the non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the NEO’s letter agreement entered into pursuant to the SmartStop Severance Plan, which contains various obligations by the NEO to SmartStop such as (a) a confidentiality covenant that extends indefinitely, (b) a non-compete provision while the executive is employed by SmartStop, (c) certain employee, investor and customer non-solicitation covenants that extend during the executive’s employment and for a period of time after separation (18 months for Executive Chairman, CEO, or President, 12 months for Chief Investment Officer or Chief Accounting Officer, or 9 months for all other NEOs), and (d) a non-disparagement provision.

The terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions as set forth in the SmartStop Severance Plan:

•

“Cause” is generally defined to mean: (i) willful fraud or material dishonesty in the performance of the executive’s duties; (ii) deliberate or intentional failure by the executive to substantially perform his duties (other than due to incapacity) after a written notice is delivered describing such failures; (iii) willful misconduct by the executive that is materially detrimental to the reputation, goodwill or business operations of SmartStop or its affiliates; (iv) willful disclosure of SmartStop’s confidential information or trade secrets; (v) a breach of any restrictive covenants contained within the Participant’s letter agreement entered into pursuant to the SmartStop Severance Plan, which contains various obligations by the executive to SmartStop such as (a) a confidentiality covenant that extends indefinitely, (b) a non-compete provision while the executive is employed by SmartStop, (c) certain employee, investor and customer non-solicitation covenants that extend during the executives employment and for a period of time after separation (18 months for Executive Chairman, CEO, or President, 12 months for Chief Investment Officer or Chief Accounting Officer, or 9 months for all other NEOs), and (d) a non-disparagement provision; or (vi) the conviction of, or a plea of no contest to a charge of, a felony or crime of moral turpitude.

•

“Good Reason” is generally defined to mean, without the Participant’s consent: (i) a material diminution of base salary, target bonus, target annual equity compensation opportunity, or other annual incentive opportunity; (ii) a material reduction in authority, title, duties or responsibilities; (iii) relocation of principal place of employment greater than thirty (30) miles; or (iv) failure of any successor to SmartStop following a Change of Control to assume the SmartStop Severance Plan and its obligations.

•

“Change of Control” is generally defined to mean: (i) any person acquiring securities of SmartStop representing at least 50% of the voting power; (ii) certain mergers (unless SmartStop stockholders continue to own at least 50% of the combined voting power of the resulting entity at the time of the merger); (iii) a change in the majority of the SmartStop Board during any 12-month period that is not approved by a majority of directors; (iv) a sale of all or substantially all of SmartStop’s assets; or (v) adoption of a plan of liquidation.

The SmartStop Severance Plan provides the following payments upon the occurrence of a Change of Control:

•	All unvested time-based equity awards vest and become exercisable immediately prior to the Change of Control; and

•

All unvested performance-based equity awards that are not continued or assumed by the successor entity in connection with the Change of Control vest and become exercisable immediately prior to the Change of Control based on actual achievement of the applicable performance goals through the date of the Change of Control, as determined in the sole discretion of SmartStop’s compensation committee.

Estimated Potential Payments Upon Change of Control(1)
Name	Time-Based Equity Awards	Performance- Based Equity Awards
H. Michael Schwartz	$3,349,166	$595,600
Michael S. McClure	$—	$—
James R. Barry	$269,757	$45,968
Joe Robinson	$245,803	$53,743
Wayne Johnson	$560,382	$102,905
Michael Terjung	$269,757	$47,918

(1)

This table assumes a change of control as of December 31, 2021 and a price per share of SmartStop Common Stock of $15.08 (the estimated net asset value per share of SmartStop Class A Common Stock as of the end of the last completed fiscal year, calculated as of June 30, 2021). This table also assumes that (i) no performance-based awards were continued or assumed by the successor entity in connection with the Change of Control, and (ii) all applicable performance goals were achieved at target.

CEO Pay Ratio

Pursuant to the rules of the SEC, SmartStop is disclosing the ratio of the annual total compensation of its Chief Executive Officer, which as of December 31, 2021 was H. Michael Schwartz, to the annual total compensation of SmartStop’s median employee.

To identify its median employee, SmartStop examined annual total compensation consisting of all cash compensation, including bonus for all of its employees for 2021. SmartStop did not make any assumptions, adjustments (including cost of living adjustments), or estimates with respect to such total compensation, and SmartStop did not annualize the compensation for any full-time employees who were not employed by SmartStop for all of 2021.

The 2021 annual total compensation for SmartStop’s median employee as determined based on SEC rules was $30,946. The 2021 annual total compensation for SmartStop’s Chief Executive Officer as determined based on SEC rules was $3,454,270. Based on this information, the ratio of SmartStop’s Chief Executive Officer’s annual total compensation to SmartStop’s median employee’s annual total compensation for fiscal year 2021 is 112 to 1.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2021, decisions regarding director compensation were made by SmartStop’s compensation committee.

No member of SmartStop’s compensation committee served as an officer or employee of SmartStop or any of SmartStop’s affiliates during 2021, and none had any relationship requiring disclosure by SmartStop under Item 404 of Regulation S-K under the Exchange Act. None of SmartStop’s executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the SmartStop Board or SmartStop’s compensation committee during the fiscal year ended December 31, 2021.

Director Independence

While the SmartStop Common Stock is not listed for trading on any national securities exchange, as required by the SmartStop Charter, a majority of the members of the SmartStop Board and each committee of the SmartStop Board are “independent” as determined by the SmartStop Board by applying the definition of “independent” adopted by the NYSE and applicable rules and regulations of the SEC. The SmartStop Board has determined that Messrs. Morris, Mueller, and Perry each meet the relevant definition of “independent.”

Stock Ownership

The following table sets forth, as of March 31, 2022, the amount of SmartStop Common Stock and units of limited partnership in SmartStop OP beneficially owned by: (1) any person who is known by SmartStop to be the beneficial owner of more than 5% of any class of the outstanding shares of SmartStop Common Stock; (2) each of SmartStop’s directors; (3) each of SmartStop’s executive officers; and (4) SmartStop’s directors and executive officers as a group. There were a total of approximately 96 million shares of SmartStop Common Stock issued and outstanding as of March 31, 2022.

Name and Address(1) of Beneficial Owner(2)	Number of Shares of Common Stock Beneficially Owned		Number of OP Units		Total	Percentage of All Shares of Common Stock
H. Michael Schwartz, Chairman of the Board of Directors and Chief Executive Officer	541,854	(4)	8,625,586	(5)	9,167,440	9.58%
Wayne Johnson, President and Chief Investment Officer	11,726		510,417		522,143	*
Joe Robinson, Chief Operations Officer	1,466		8,383		9,849	*
James Barry, Chief Financial Officer and Treasurer	4,690		130,916		135,606	*
Michael O. Terjung, Chief Accounting Officer	4,690		130,916		135,606	*
Nicholas M. Look, General Counsel and Secretary	2,346		53,585		55,931	*
Gerald Valle, SVP – Self Storage Operations	3,518		5,110		8,628	*
Paula Mathews, Director	22,610		—	(6)	22,610	*
Timothy S. Morris, Independent Director	23,765		—		23,765	*
David J. Mueller, Independent Director	21,888		—		21,888	*
Harold “Skip” Perry, Independent Director	23,765		—		23,765	*

All directors and executive officers as a group	662,318		9,464,913		10,127,231	10.58%

*	Represents less than 1% of outstanding SmartStop Common Stock as of March 31, 2022.
(1)	The address of each beneficial owner is 10 Terrace Road, Ladera Ranch, California 92694.

(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2022. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of SmartStop Common Stock shown as beneficially owned by them.

(3)

Based on approximately 96 million shares of SmartStop Common Stock outstanding, which includes restricted stock and LTIP units of SmartStop OP that will vest within 60 days following March 31, 2022. Partnership units of SmartStop OP may be redeemed for cash, or at SmartStop’s option, an equal number of shares of SmartStop Common Stock, subject to certain restrictions. Once vested, LTIP units are convertible into common units of SmartStop OP. This table assumes conversion of such LTIP units and issuance of shares of SmartStop Common Stock in exchange for operating partnership units of SmartStop OP. SmartStop OP Holdings, LLC is indirectly owned and controlled by Mr. Schwartz.

(4)

Includes 100 shares of SmartStop Class A Common Stock owned by SmartStop OP Holdings, LLC, and 483,124 shares of SmartStop Class A Common Stock owned by Strategic 1031, LLC, which are indirectly owned and controlled by Mr. Schwartz.

(5)

Includes 8,150,547 Operating Partnership units owned by SmartStop OP Holdings, LLC, 73 units owned by SS Toronto REIT Advisors, Inc., and 386,100 units owned by SS Growth Advisor, LLC, which are indirectly owned and controlled by Mr. Schwartz. This table does not include 345,802 operating partnership units held by SmartStop OP Holdings, LLC which are precluded from being converted into shares until March 29, 2023.

(6)	Does not include 108,672 operating partnership units held by Paula Mathews which are precluded from being converted into shares until March 29, 2023.

Certain Relationships and Related Transactions

General

Certain of SmartStop’s executive officers and two of SmartStop’s directors hold ownership interests in and/or are officers of SAM, SmartStop’s Former Dealer Manager, and other affiliated entities. Accordingly, any agreements or transactions SmartStop has entered into with such entities may present a conflict of interest. For example, in the past, SmartStop has been a party to and is currently a party to agreements giving rise to material transactions between SmartStop and its affiliates, including SmartStop’s Dealer Manager Agreement, Transfer Agent Agreement, and an Administrative Services Agreement. SmartStop’s independent directors reviewed and approved the material transactions between SmartStop and its affiliates arising out of these agreements. Set forth below is a description of the relevant transactions with SmartStop’s affiliates.

Dealer Manager Agreement

SAM indirectly owns a 15% beneficial non-voting equity interest in Select Capital Corporation, SmartStop’s Former Dealer Manager. The Former Dealer Manager served as SmartStop’s dealer manager pursuant to the Dealer Manager Agreement. The Dealer Manager Agreement terminated upon the termination of the SmartStop Offering. Pursuant to the Dealer Manager Agreement, the Former Dealer Manager continued to receive an ongoing stockholder servicing fee that was payable monthly and accrued daily in an amount equal to 1/365th of 1% of the purchase price per share of SmartStop Class T Common Stock sold in the SmartStop Primary Offering. However, the Former Dealer Manager was no longer entitled to such stockholder servicing fee after March 31, 2022.

The Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers authorizing them to sell SmartStop’s shares. The Former Dealer Manager generally re-allowed 100% of the stockholder servicing fee to participating broker-dealers, provided, however, that the Former Dealer Manager did not re-allow the stockholder servicing fee to any registered representative of a participating broker-dealer if such registered representative ceased to serve as the representative for an investor in the SmartStop Offering.

Transfer Agent Agreement

SAM is the manager and sole member of STAS. Pursuant to the Transfer Agent Agreement, which was approved by a majority of SmartStop’s independent directors, STAS provides transfer agent and registrar services to SmartStop. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: providing customer service to SmartStop’s stockholders, processing the distributions and any servicing fees with respect to SmartStop’s shares, and issuing regular reports to SmartStop’s stockholders. STAS may retain and supervise third party vendors in its efforts to administer certain services. STAS conducts transfer agent and registrar services for other non-traded REITs sponsored by SmartStop and by SAM.

The initial term of the Transfer Agent Agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the Transfer Agent Agreement upon 90 days’ prior written notice. In the event that SmartStop terminates the Transfer Agent Agreement, other than for cause, SmartStop will pay STAS all amounts that would have otherwise accrued during the remaining term of the Transfer Agent Agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

SmartStop paid STAS a one-time setup fee. In addition, the other fees to be paid to STAS are based on a fixed quarterly fee, one-time account setup fees, fees from investor inquiries and monthly open account fees. In addition, SmartStop will reimburse STAS for all reasonable expenses or other changes incurred by it in connection with the provision of its services to SmartStop, and SmartStop will pay STAS fees for any additional services SmartStop may request from time to time, in accordance with its rates then in effect. Upon the request of STAS, SmartStop may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it. In connection with the SST IV Merger, SmartStop paid STAS a one-time fee equal to $150,000.

Potential Earn-Out

On June 28, 2019, SmartStop, along with SmartStop OP, entered into the Self Administration Transaction with SAM and SS OP Holdings, pursuant to which, effective as of June 28, 2019, SmartStop acquired the self storage advisory, asset management, property management and certain joint venture interests of SAM, along with certain other assets of SAM. In connection with the Self Administration Transaction, SS OP Holdings was issued Class A-1 Units and Class A-2 Units of SmartStop OP.

The Class A-1 Units are entitled to all rights and duties of the Class A limited partnership units in SmartStop OP, including cash distributions and the allocation of any profits or losses in SmartStop OP. The Class A-2 Units will convert into Class A-1 Units as earn-out consideration, as described below, in connection with the Self Administration Transaction. The Class A-2 Units are not entitled to cash distributions or the allocation of any profits or losses in SmartStop OP until the Class A-2 Units are converted into Class A-1 Units.

The conversion features of the Class A-2 Units are as follows: (A) the first time the aggregate incremental AUM (as defined in the operating partnership agreement of SmartStop OP) of SmartStop OP equals or exceeds $300,000,000, one-third of the Class A-2 Units will automatically convert into Class A- 1 Units (the “First Tier”), (B) the first time the incremental AUM equals or exceeds $500,000,000, an additional one-third of the Class A-2 Units will automatically convert into Class A-1 Units (the “Second Tier”), and (C) the first time the incremental AUM equals or exceeds $700,000,000, the remaining one-third of the Class A-2 Units will automatically convert into Class A-1 Units (the “Third Tier”) (each an “Earn-Out Achievement Date”). On each Earn-Out Achievement Date, the Class A-2 Units will automatically convert into Class A-1 Units based on an earn-out unit exchange ratio, which is equal to $10.66 divided by the then-current value of SmartStop Class A Common Stock. On October 19, 2021, the nominating and corporate governance committee of the SmartStop Board and the SmartStop Board approved resolutions providing that the denominator in the calculation of the earn-out unit exchange ratio will be $10.66 (the value of the SmartStop Class A Common Stock at the time of the Self Administration Transaction, pursuant to which the earn-out was established) until October 19, 2022. The Class A-2 Units will expire seven years following the closing date of the Self Administration Transaction. Notwithstanding the foregoing, the earn-out consideration will be earned and automatically convert in the event of an “Earn-Out Acceleration Event” (as defined in the operating partnership agreement of SmartStop OP), which includes each of the following: certain change of control events (as described in the operating partnership agreement of SmartStop OP), or H. Michael Schwartz being removed either as a member of the SmartStop Board or as an executive officer of SmartStop for any reason other than for cause. On March 24, 2021, 1,094,434 Class A-2 Units held by SS OP Holdings converted into 1,121,795 Class A-1 Units pursuant to the achievement of the First Tier, and on March 29, 2022, 1,094,434 Class A-2 Units held by current and former affiliates and employees of SAM were converted into 1,094,434 Class A-1 Units pursuant to the achievement of the Second Tier.

The operating partnership agreement of SmartStop also provides for a vote on “Extraordinary Matters” which includes any merger, sale of all or substantially all of the assets, share exchange, conversion, dissolution or charter amendment, in each case where the vote of SmartStop’s stockholders is required under Maryland law. SmartStop, as general partner of SmartStop OP, agreed that the consent of SmartStop OP would be required (the “OP Consent”) in connection with any Extraordinary Matter. The OP Consent will be determined by a vote of the partners of SmartStop OP, with SmartStop’s vote as a limited partner being voted in proportion to the votes cast by SmartStop’s stockholders on the Extraordinary Matter.

Administrative Services Agreement

On June 28, 2019, SmartStop, along with SmartStop OP and certain other subsidiaries of SmartStop (collectively, the “Company Parties”) entered into an Administrative Services Agreement with SAM (the “Administrative Services Agreement”), pursuant to which the Company Parties will be reimbursed for providing certain operational and administrative services to SAM which may include, without limitation, accounting and financial support, IT support, HR support, advisory services and operations support, and administrative support as set forth in the Administrative Services Agreement and SAM will be reimbursed for providing certain operational and administrative services to the Company Parties which may include, without limitation, due diligence support, marketing, fulfillment and offering support, events support, insurance support, and administrative and facilities support. SAM will receive a monthly administrative service fee for providing its services and the Company Parties will receive monthly reimbursement based on the amount of services provided under the Administrative Services Agreement. SAM will also pay the Company Parties an allocation of rent and overhead for the portion it occupies in the Ladera Office. Such agreement has a term of three years, and is subject to certain adjustments as defined in the agreement.

For the year ended December 31, 2021, SmartStop incurred fees and reimbursements payable to SAM under the Administrative Services Agreement of approximately $0.2 million. SmartStop also recorded reimbursements from SAM of approximately $0.6 million during the year ended December 31, 2021 related to services provided to SAM as well as reimbursements of rent and overhead for the portion of the Ladera Office occupied by SAM. As of December 31, 2021, a receivable of approximately $60,000 was due from SAM related to the Administrative Services Agreement.

Executive Transition Services Agreement

On February 26, 2021, SmartStop entered into an executive transition services agreement with Michael S. McClure, SmartStop’s former Chief Executive Officer, in connection with his retirement from SmartStop (The “Executive Transition Services Agreement”). Pursuant to the Executive Transition Services Agreement, Mr. McClure will provide consulting services to SmartStop for a twelve-month period commencing on April 15, 2021 (and subject to the early termination provisions contained in the Executive Transition Services Agreement) (the “Transition Period”), in exchange for a monthly fee of $37,500. Mr. McClure may also elect to receive reimbursement for costs of continuing group health insurance coverage. Mr. McClure’s existing time-based equity awards will continue to vest during the Transition Period and, upon successful completion of the Transition Period, any remaining outstanding unvested time-based equity awards will immediately vest in full. Mr. McClure’s existing performance-based equity awards will remain outstanding and vest on a pro rata basis at the rate of two-thirds of the amount that would have otherwise vested based on the terms of the awards and actual performance of SmartStop during the performance period. For the year ended December 31, 2021, Mr. McClure received an aggregate of $349,881 pursuant to the Executive Transition Services Agreement.

Fees Paid to SmartStop’s Affiliates

Pursuant to the terms of the agreements described above, the following table summarizes certain related party costs incurred and paid by SmartStop for the years ended December 31, 2020 and 2021, and any related amounts payable as of December 31, 2020 and 2021:

	Year Ended December 31, 2020			Year Ended December 31, 2021
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Transfer Agent fees	$525,108	$489,108	$36,000	$967,341	$916,349	$86,992
Additional paid-in capital
Transfer Agent expenses	—	—	—	150,000	150,000	—
Stockholder servicing fee(1)	—	645,911	631,429	161,545	636,654	156,320
Stockholder servicing fees—SST IV (2)	—	—	—	1,155,887	814,908	340,979

Total	$525,108	$1,135,019	$667,429	$2,434,773	$2,517,911	$584,291

(1)

SmartStop paid the Former Dealer Manager an ongoing stockholder servicing fee that was payable monthly and accrued daily in an amount equal to 1/365th of 1% of the purchase price per share of SmartStop Class T Common Stock sold in the SmartStop Primary Offering. The amount incurred during the year ended December 31, 2021 represents an adjustment to the estimated stockholder servicing fee recorded at the time of the sale of the SmartStop Class T Common Stock, based on the then estimated cessation date (March 31, 2022) of such stockholder servicing fee.

(2)	Represents the stockholder servicing fee liability assumed in the SST IV Merger.

SSGT II Merger Sub, LLC

Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of SmartStop formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, SSGT II will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of SmartStop. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Strategic Storage Growth Trust II, Inc.

Business

Overview

Strategic Storage Growth Trust II, Inc., a Maryland corporation, was formed on July 18, 2018 under the MGCL for the purpose of engaging in the business of investing in self storage facilities. SSGT II’s year end is December 31. As used in this section, “SSGT II” refers to Strategic Storage Growth Trust II, Inc. and each of its subsidiaries.

Prior to June 28, 2019, both SSGT II and Strategic Storage Trust II, Inc. (“SST II”) were sponsored by SAM. On June 28, 2019, SST II acquired the self storage advisory, asset management and property management business and certain joint venture interests (the “Self Storage Platform”) of SAM, along with certain other assets of SAM (collectively, the “Self Administration Transaction”). Immediately after the Self Administration Transaction, SST II changed its name to SmartStop Self Storage REIT, Inc. (“SmartStop”). As a result of the Self Administration Transaction, SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop, became the sponsor (the “Sponsor”) of the Private Offering (as defined below) of shares of SSGT II Common Stock, as described below. The Sponsor owns 100% of SS Growth Advisor II, LLC (“SSGT II Advisor”) and SS Growth Property Management II, LLC (“SSGT II Property Manager”).

SSGT II has no employees. SSGT II Advisor, a Delaware limited liability company, was formed on July 17, 2018 and is responsible for managing SSGT II’s affairs on a day-to-day basis and identifying and making acquisitions and investments on SSGT II’s behalf under the terms of the SSGT II Advisory Agreement. A majority of SSGT II’s officers are also officers of SSGT II Advisor and the Sponsor.

SSGT II has invested the net proceeds from the SSGT II Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2021, SSGT II wholly owned ten operating self storage properties located in seven states (Arizona, California, Texas, Florida, Nevada, Washington, and Wisconsin) as well as 50% equity interests in two unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada (“Greater Toronto Area”). SSGT II’s unconsolidated real estate ventures consist of one operating self storage property and one parcel of land being developed into a self storage facility, with subsidiaries of SmartCentres Real Estate Investment Trust, one of the largest real estate investment trusts in Canada (“SmartCentres”), owning the other 50% of such entities. In addition, SSGT II has entered into two other contribution agreements with respect to two separate tracts of land in the Greater Toronto Area owned by SmartCentres.

Equity

On July 18, 2018, SSGT II Advisor purchased 114 shares of SSGT II Common Stock for $1,000 and became SSGT II’s initial stockholder. SSGT II’s Articles of Incorporation authorized 30,000 shares of SSGT II Common Stock with a par value of $0.001. SSGT II’s Articles of Amendment and Restatement, which were filed with the State Department of Assessments and Taxation of Maryland on October 26, 2018, authorized 100,000,000 shares of SSGT II Common Stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $0.001 per share. SSGT II commenced a private placement offering of up to $250 million in SSGT II Common Stock (the “SSGT II Primary Offering”), and $20 million in SSGT II Common Stock pursuant to its distribution reinvestment plan (collectively, the “Private Offering”).

On January 9, 2019, SSGT II satisfied the initial escrow conditions of the Private Offering by raising in excess of $1 million, and SSGT II commenced formal operations. On March 30, 2020, the SSGT II Board approved the close of the SSGT II Primary Offering (the “Close Down”) upon the earlier of: (i) the date the aggregate number of investors in the SSGT II Primary Offering reached 1,900 or (ii) September 30, 2020 (the “Close Date”). On April 17, 2020, the SSGT II Board approved the suspension of the SSGT II Primary Offering, effective as of April 30, 2020, based upon various factors, including the uncertainty relating to the ongoing COVID-19 outbreak and its potential economic impact, the status of fundraising in the non-traded REIT industry due to such uncertainty and the termination of SSGT II’s Dealer Manager Agreement. On September 30, 2020, the SSGT II Primary Offering was closed to new investors, although SSGT II continued to offer shares of SSGT II Common Stock to existing stockholders pursuant to its distribution reinvestment plan. As of December 31, 2021, SSGT II had sold approximately 12.6 million shares of SSGT II Common Stock for gross offering proceeds of approximately $110.8 million in the Private Offering.

Other Corporate History

SSGT II Operating Partnership was formed on July 19, 2018. On October 26, 2018, SSGT II contributed SSGT II Advisor’s initial $1,000 capital contribution to SSGT II Operating Partnership in exchange for the general partner interest, and SSGT II Advisor purchased a limited partnership interest in SSGT II Operating

Partnership for $2,000, which limited partnership interest was subsequently transferred to SSA, an affiliate of SSGT II’s Sponsor, in connection with the Self Administration Transaction. Additionally, on January 18, 2019, SSGT II’s Chief Executive Officer and President purchased a limited partnership interest in SSGT II Operating Partnership for $1,000. SSGT II Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the self storage properties that it acquires. As of December 31, 2021, SSGT II owned approximately 99.9% of the common units of limited partnership interests of SSGT II Operating Partnership. The remaining approximately 0.1% of the common units are owned by SSA and SSGT II’s Chief Executive Officer and President. As the sole general partner of SSGT II Operating Partnership, SSGT II has the exclusive power to manage and conduct the business of SSGT II Operating Partnership. SSGT II conducts certain activities through its taxable REIT subsidiary, SS Growth TRS II, Inc., a Delaware corporation (the “SSGT II TRS”), which was formed on August 2, 2018, and is a wholly owned subsidiary of SSGT II Operating Partnership.

SSGT II Property Manager is a Delaware limited liability company which was formed on July 17, 2018 to manage SSGT II’s properties. An affiliate of the Sponsor owns the rights to the “SmartStop® Self Storage” brand. SSGT II Property Manager derives substantially all of its income from the property management services it performs for SSGT II. SSGT II Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager.

SSGT II’s dealer manager was the Former Dealer Manager. On October 26, 2018, SSGT II executed a dealer manager agreement (the “Dealer Manager Agreement”), with the Former Dealer Manager. The Former Dealer Manager was responsible for marketing SSGT II Common Stock to be offered pursuant to the SSGT II Primary Offering. On April 17, 2020, in accordance with provisions of the Dealer Manager Agreement, SSGT II provided a 60-day termination notice to the Former Dealer Manager and pursuant to such notice, the Dealer Manager Agreement was terminated on June 16, 2020. SAM, the prior sponsor of SSGT II, owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in the Former Dealer Manager.

SAM owns 100% of the membership interests of Strategic Transfer Agent Services, LLC, SSGT II’s transfer agent (the “Transfer Agent”). On December 20, 2018, SSGT II executed an agreement (the “Transfer Agent Agreement”), with the Transfer Agent to provide transfer agent and registrar services to SSGT II that are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. The Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services.

As SSGT II accepted subscriptions for shares of SSGT II Common Stock, SSGT II transferred all of the net offering proceeds to SSGT II Operating Partnership as capital contributions in exchange for additional units of interest in SSGT II Operating Partnership. However, SSGT II is deemed to have made capital contributions in the amount of gross proceeds received from investors, and SSGT II Operating Partnership is deemed to have simultaneously paid the sales commissions and other costs associated with the Private Offering. In addition, SSGT II Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of SSGT II Common Stock. Finally, a limited partner in SSGT II Operating Partnership may later exchange its limited partnership units in SSGT II Operating Partnership for shares of SSGT II Common Stock at any time after one year following the date of issuance of the limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of SSGT II Operating Partnership, as amended (the “Operating Partnership Agreement”). SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as SSGT II Advisor is acting as the Advisor pursuant to the SSGT II Advisory Agreement.

Employees

SSGT II has no employees. The employees of SSGT II Advisor and its affiliates provide management, acquisition, advisory and certain administrative services for SSGT II.

Competition

The extent of competition in a market area depends significantly on local market conditions. The primary factors upon which competition in the self storage industry is based are location, rental rates, suitability of the property’s design and the manner in which the property is operated and marketed. SSGT II believes it will compete successfully on these bases.

Many of SSGT II’s competitors are larger and have substantially greater resources than SSGT II does. Such competitors may, among other possible advantages, be capable of paying higher prices for acquisitions and obtaining financing on better terms than SSGT II.

Industry Segments

SSGT II has internally evaluated all of its properties and interests therein as one industry segment and, accordingly, SSGT II does not report segment information.

Properties

As of December 31, 2021, SSGT II’s wholly-owned self storage portfolio was comprised of the following:

Property	Approx. Units(1)	Approx. Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)
Sacramento – CA	1,080	108,000	12.7%	94.4%
Phoenix – AZ	590	64,100	7.5%	93.5%
Houston – TX	640	74,700	8.7%	94.2%
Milwaukee – WI	780	83,400	9.8%	90.3%
Mill Creek – WA	660	65,400	7.7%	95.7%
Homestead – FL	800	96,200	11.3%	96.5%
Lutz – FL	790	87,300	10.2%	94.7%
St. Petersburg – FL	790	74,400	8.7%	96.6%
Las Vegas – NV	950	107,900	12.6%	90.0%
Olympia – WA	660	92,500	10.8%	93.6%

Total	7,740	853,900	100%	93.8%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 160 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 49,000 square feet).
(3)	Represents the occupied square feet divided by total rentable square feet as of December 31, 2021.

As of December 31, 2021, SSGT II also held a joint venture interest in the following properties:

Property	Units	Rentable Sq. Ft. (net)	Physical Occupancy %(1)
Toronto – ONT	720	46,800	93.9%
Aurora – ONT(2)	890	94,400	—

Total(3)	1,610	141,200	93.9%

(1)	Represents the occupied square feet divided by total rentable square feet as of December 31, 2021.
(2)	The Aurora JV property is under development and estimated to be completed in the first half of 2023. Figures shown are estimates upon completion.
(3)	Includes joint venture properties as of December 31, 2021. One additional joint venture development property was added in January 2022.

Additionally, the Company will obtain SSGT II’s rights to acquire a property located in San Gabriel, California.

Investments in Unconsolidated Real Estate Ventures

SSGT II has entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, for tracts of land owned by SmartCentres that are intended to be developed into self storage facilities.

SSGT II accounts for these investments using the equity method of accounting and they will be stated at cost and adjusted for SSGT II’s share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on SSGT II’s ownership interest in the earnings of each of the unconsolidated investments.

Investment Objectives, Strategy, and Related Policies

Overview

SSGT II has invested and may continue to invest in self storage facilities consisting of growth properties and related self storage real estate investments. SSGT II may also use net offering proceeds to pay down debt or make distributions if SSGT II’s cash flows from operations are insufficient. SSGT II may use an unlimited amount from any source to pay distributions. SSGT II’s investment objectives, strategy and policies may be amended or changed at any time by the SSGT II Board. Although SSGT II has no plans at this time to change any of its investment objectives, the SSGT II Board may change any and all such investment objectives, including SSGT II’s focus on self storage facilities, if the SSGT II Board believes such changes are in the best interests of SSGT II’s stockholders. In addition, SSGT II may invest in real estate properties other than self storage facilities if the SSGT II Board deems such investments to be in the best interests of SSGT II’s stockholders. SSGT II cannot assure its stockholders that its policies or investment objectives will be attained or that the value of SSGT II Common Stock will not decrease.

Business Overview

Unlike many other REITs and real estate companies, SSGT II is an operating business. SSGT II develops, acquires, and owns self storage facilities. SSGT II does not directly manage or operate any of its properties. Rather, SSGT II relies on its property manager for such responsibilities. SSGT II’s self storage facilities offer inexpensive, easily accessible, enclosed storage units or parking spaces to residential and commercial users on a month-to-month basis. SSGT II’s facilities are fenced with computerized gates and well illuminated. Many of SSGT II’s properties are single-story, thereby providing customers with the convenience of direct vehicle access to their storage units. At certain of SSGT II’s facilities, SSGT II offers climate controlled units that offer heating in the winter and cooling in the summer. Many of SSGT II’s facilities also offers outside vehicle, boat and recreational vehicle storage areas. SSGT II’s facilities are generally constructed of masonry or steel walls resting on concrete slabs and have standing seam metal, shingle, or tar and gravel roofs. Customers typically have access to their storage units from 6:00 AM – 10:00 PM. Individual storage units are secured by a lock furnished by the customer to provide the customer with control of access to the space, and access to storage units is controlled by keypad enabled entry doors or gate.

Primary Investment Objectives

SSGT II’s primary investment objectives are to:

•	invest in growth self storage properties in a manner that allows it to continue to qualify as a REIT for federal income tax purposes;

•	achieve appreciation in the value of its properties and, hence, appreciation in stockholder value;

•	grow net cash flow from operations in order to provide sustainable cash distributions to its stockholders over the long-term; and

•	preserve and protect its stockholders’ invested capital.

SSGT II cannot provide assurances that it will attain these primary investment objectives.

Self Storage Acquisition Strategy

Investment Strategy

SSGT II acquires or develops growth self storage properties and related self storage real estate investments in locations including, but not limited to, the United States and Canada, with the objective of achieving appreciation in the value of its properties and, hence, appreciation in stockholder value. In order to implement its investment strategy, SSGT II focuses on self storage facilities to be developed, currently under development, in lease-up, and self storage facilities in need of expansion, redevelopment, or repositioning. These properties may be undeveloped, under development, or in need of renovation. SSGT II invests in self storage facilities located in primary and secondary markets. SSGT II acquires properties with lower quality construction or management, with fewer amenities offered, or with low occupancy rates and reposition them by seeking to improve the property, management quality, amenities, and occupancy rates and thereby increase lease revenues and overall property value. SSGT II also acquires properties in markets that are depressed or overbuilt with the anticipation that, within the targeted holding period, the markets will recover and favorably impact the value of these properties. Many of the markets where SSGT II acquires properties may have high growth potential in lease rates and sale prices.

Self Storage Focus

Self storage refers to properties that offer do-it-yourself, month-to-month storage unit rental for personal or business use. Self storage offers a cost-effective and flexible storage alternative. Customers rent fully-enclosed spaces that can vary in size according to their specific needs. Customers typically have access to their storage units 18 hours a day, and some facilities provide 24-hour access. Customers have responsibility for moving their items into and out of their units. Self storage unit sizes typically range from five feet by five feet to 10 feet by 40 feet. In addition to rental revenue, self storage operators have expanded their offerings of ancillary products that provide incremental revenues. Moving and packing supplies, such as locks and boxes, and the offering of other services, such as tenant insurance programs, truck rentals, and delivery services help to increase revenues.

Self storage provides a convenient way for individuals and businesses to store their possessions, whether due to a life change or simply to free up additional space in their primary homes and places of work. According to the 2022 Self storage Almanac, self storage facilities generally have a customer mix of approximately 79% residential, 14% commercial, 4% military, and 3% students. The mix of residential customers using a self storage property is determined by a property’s local demographics and often includes people who are looking to downsize their living space or who are not yet settled in a large home. The items residential customers place in self storage properties range from furniture, household items, and appliances to cars, boats, and recreational vehicles. Commercial customers tend to include small business owners who require easy and frequent access to their goods, records, or extra inventory, or storage for seasonal goods. Self storage properties provide an accessible storage alternative at a relatively low cost. Properties generally have on-site managers who supervise and run the day-to-day operations, providing customers with assistance as needed.

The self storage industry in the United States remains highly fragmented, with the top 100 operators of self storage operating approximately 51% of the total net rentable square footage, according to the 2022 Self storage Almanac. Of the approximately 50,000 primary self storage facilities in the United States, only 29% of those locations are managed by the top 100 operators. In Canada, there were approximately 3,050 facilities comprising approximately 60 million square feet at the end of 2017 according to Colliers International, which represents significantly less than the volume in the United States. SSGT II believes this demonstrates the potential for growth in the Canadian market.

Self storage benefits from demand drivers that occur during both expansionary and recessionary economic environments. The six key demand drivers of self storage are: (1) population growth; (2) percentage of renter-occupied housing units; (3) average household size; (4) average household income; (5) supply constraints; and (6) economic growth. In addition, during the recent strength in the housing markets and the demand for additional space caused by the trend towards remote work, the self storage industry has seen an increase in demand relative to other types of real estate asset classes. These demand drivers coupled with other attractive characteristics, such as no leasing commissions or tenant improvements and relatively lower capital expenditures, make self storage an attractive real estate asset class.

General Acquisition and Investment Policies

While SSGT II focuses its investment strategy on self storage facilities and related self storage real estate investments, SSGT II may invest in other storage-related investments such as storage facilities for automobiles, recreation vehicles, and boats. SSGT II may additionally invest in other types of commercial real estate properties as the SSGT II Board deems appropriate. SSGT II seeks to make investments that will satisfy the primary investment objective of achieving appreciation in the value of its properties and, hence, appreciation in stockholder value.

SSGT II Advisor has substantial discretion with respect to the selection of specific properties. However, each acquisition is approved by the SSGT II Board. The consideration paid for a property is ordinarily based on the fair market value of the property as determined by the SSGT II Board. In selecting a potential property for acquisition, SSGT II and SSGT II Advisor consider a number of factors, including, but not limited to, the following:

•	projected demand for self storage facilities in the area;

•	a property’s geographic location and type;

•	a property’s physical location in relation to population density, traffic counts, and access;

•	construction quality and condition;

•	potential for capital appreciation;

•	proposed purchase price, terms, and conditions;

•	historical financial performance;

•	rental rates and occupancy levels for the property and competing properties in the area;

•	potential for rent increases;

•	demographics of the area;

•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;

•	potential capital improvements and reserves required to maintain the property;

•	prospects for liquidity through sale, financing, or refinancing of the property;

•	potential competitors for expanding the physical layout of the property;

•	the potential for the construction of new properties in the area;

•	treatment under applicable federal, state, and local tax and other laws and regulations;

•	evaluation of title and obtaining satisfactory title insurance; and

•	evaluation of any reasonably ascertainable risks such as environmental contamination.

There is no limitation on the number, size, or type of properties that SSGT II may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in the SSGT II Offering.

Borrowing Strategy and Policies

SSGT II intends to use medium to high leverage (55% to 60% based on loan to purchase price ratio) to make its investments. As of December 31, 2021, SSGT II’s debt leverage was approximately 49%.

SSGT II may incur additional indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties, and publicly- or privately-placed debt instruments or financing from institutional investors or other lenders. SSGT II may obtain a credit facility or a separate loan for each acquisition. SSGT II’s indebtedness may be unsecured or may be secured by mortgages or other interests in SSGT II’s properties. SSGT II may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs, or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of its stock, or to provide working capital. There is no limitation on the amount SSGT II can borrow for the purchase of any property.

Acquisition Structure

Although SSGT II is not limited as to the form its investments may take, its investments in real estate will generally constitute acquiring fee title or interests in joint ventures or similar entities that own and operate real estate. SSGT II may also enter into the following types of leases relating to real property:

•	a ground lease in which SSGT II enters into a long-term lease (generally greater than 30 years) with the owner for use of the property during the term whereby the owner retains title to the land; or

•

a master lease in which SSGT II enters into a long-term lease (typically 10 years with multiple renewal options) with the owner in which SSGT II agrees to pay rent to the owner and pay all costs of operating and maintaining the property (a net lease) and typically has an option to purchase the property in the future.

SSGT II makes acquisitions of its real estate investments directly or indirectly through SSGT II OP. SSGT II acquires or will acquire interests in real estate directly through SSGT II OP, indirectly through limited liability companies or limited partnerships, or through investments in joint ventures.

Conditions to Closing Acquisitions

Generally, SSGT II will not purchase any property unless and until it obtains at least a Phase I environmental assessment and history for each property purchased and SSGT II is sufficiently satisfied with the property’s environmental status. In addition, SSGT II will generally condition its obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or other independent professionals, including, but not limited to, where appropriate:

•	appraisals, property surveys, and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, and flood zone studies, if available;

•	licenses, permits, maps, and governmental approvals;

•	historical financial statements and tax statement summaries of the properties;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Joint Venture Investments

SSGT II may enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of owning and leasing real properties. Among other reasons, SSGT II may want to acquire properties through a joint venture with third parties or affiliates in order to diversify its portfolio of properties in terms of geographic region or property type or to co-invest with one of its property management partners. Joint ventures may also allow SSGT II to acquire an interest in a property without requiring that SSGT II fund the entire purchase price. In addition, certain properties may be available to SSGT II only through joint ventures. For example, from time to time SSGT II enters into joint venture arrangements with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”). In determining whether to recommend a particular joint venture, SSGT II Advisor will evaluate the real property which such joint venture owns or is being formed to own under the same criteria described elsewhere.

To the extent possible and if approved by the SSGT II Board, SSGT II will attempt to obtain a right of first refusal or option to buy if such venture partner elects to sell its interest in the property held by the joint venture. In the event that the venture partner were to elect to sell property held in any such joint venture, however, SSGT II may not have sufficient funds to exercise its right of first refusal to buy the venture partner’s interest in the property held by the joint venture. Entering into joint ventures with affiliates of SSGT II Advisor will result in certain conflicts of interest.

Government Regulations

SSGT II’s business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Complying with the ADA requirements could require SSGT II to remove access barriers. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. Although SSGT II intends to acquire properties that substantially comply with these requirements, SSGT II may incur additional costs to comply with the ADA. In addition, a number of additional federal, state, and local laws may require SSGT II to modify any properties it purchases, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although SSGT II believes that these costs will not have a material adverse effect on it, if required changes involve a greater amount of expenditures than SSGT II currently anticipates, its ability to make expected distributions could be adversely affected.

Environmental Matters

Under various federal, state, and local laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing, or remediating these substances may be substantial, and the presence of these substances may adversely affect SSGT II’s ability to rent units or sell the property, or to borrow using the property as collateral, and may expose SSGT II to liability resulting from any release of or exposure to these substances. If SSGT II arranges for the disposal or treatment of hazardous or toxic substances at another location, SSGT II may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by SSGT II. SSGT II may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that SSGT

II owns or operates. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The properties SSGT II acquires likely will be subject to various federal, state, and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. SSGT II intends to acquire properties that are in material compliance with all such regulatory requirements. However, SSGT II cannot provide any assurances that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by SSGT II and could have an adverse effect on SSGT II’s financial condition and results of operations.

Acquisition Allocation Policy

The following information reflects the current acquisition allocation policy among SmartStop, SSGT II, SST VI and any other programs sponsored by the Sponsor.

In the event that an investment opportunity becomes available, the Sponsor will first allocate such investment opportunity to SmartStop. For portfolios of properties with an aggregate purchase price of $250 million or more, the Sponsor will present the opportunity for consideration by the SmartStop Board. If SmartStop declines or fails to take action with respect to the investment opportunity, the Sponsor will allocate such investment opportunity to another program sponsored by the Sponsor based on the following factors:

•	the investment objectives of each program;

•	the amount of funds available to each program;

•	the financial and investment characteristics of each program, including investment size, potential leverage, transaction structure and anticipated cash flows;

•	the strategic location of the investment in relationship to existing properties owned by each program;

•	the effect of the investment on the diversification of each program’s investments; and

•	the impact of the financial metrics of the investment on each program.

If, after consideration of the foregoing factors, the Sponsor determines that an investment opportunity is suitable for two or more entities sponsored by the Sponsor, then the Sponsor will allocate such investment opportunity among the entities in its sole and absolute discretion.

Disposition Policies

SSGT II generally intends to hold each property it acquires for an extended period. However, SSGT II may sell a property at any time if, in its judgment, the sale of the property is in the best interests of SSGT II stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities, and considerations specific to the condition, value, and financial performance of the property. In connection with sales of properties, SSGT II may lend the purchaser all or a portion of the purchase price. In these instances, SSGT II’s taxable income may exceed the cash received in the sale.

SSGT II may sell assets to third parties or to affiliates of SSGT II Advisor. The nominating and corporate governance committee of the SSGT II Board, which is comprised solely of independent directors, must review and approve all transactions between SSGT II and SSGT II Advisor and its affiliates.

Investments in Mortgage Loans

While SSGT II intends to emphasize equity real estate investments and, hence, operate as what is generally referred to as an “equity REIT,” as opposed to a “mortgage REIT,” SSGT II may invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate, or other similar real estate loans consistent with SSGT II’s REIT status. SSGT II may make such loans to developers in connection with construction and redevelopment of self storage facilities. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Benefits Administration, or another third party. SSGT II may also invest in participating or convertible mortgages if its directors conclude that SSGT II and its stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

Investment Company Act of 1940 and Certain Other Policies

SSGT II intends to operate in such a manner that SSGT II will not be subject to regulation under the Investment Company Act of 1940, or the 1940 Act. SSGT II Advisor will continually review SSGT II’s investment activity to attempt to ensure that SSGT II does not come within the application of the 1940 Act. Among other things, SSGT II Advisor will attempt to monitor the proportion of SSGT II’s portfolio that is placed in various investments so that SSGT II does not come within the definition of an “investment company” under the 1940 Act. If at any time the character of SSGT II’s investments could cause SSGT II to be deemed as an investment company for purposes of the 1940 Act, SSGT II will take all necessary actions to attempt to ensure that SSGT II are not deemed to be an “investment company.” In addition, SSGT II does not intend to underwrite securities of other issuers or actively trade in loans or other investments.

Subject to the restrictions SSGT II must follow in order to qualify to be taxed as a REIT, SSGT II may make investments other than as previously described, although SSGT II does not currently intend to do so. SSGT II has authority to purchase or otherwise reacquire its common shares or any of its other securities. SSGT II has no present intention of repurchasing any of its common shares except pursuant to its share redemption program, and SSGT II would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

Legal Proceedings

From time to time, SSGT II may become subject to legal proceedings arising in the ordinary course of its business. As of December 31, 2021, SSGT II was not a party to any material legal proceedings, nor was SSGT II aware of any such legal proceedings contemplated by governmental authorities.

Stock Ownership

The following table sets forth, as of March 30, 2022, the amount of SSGT II Common Stock beneficially owned by: (1) any person who is known by SSGT II to be the beneficial owner of more than 5% of the outstanding shares of SSGT II Common Stock; (2) each of SSGT II’s directors; (3) each of SSGT II’s executive officers; and (4) all of SSGT II’s directors and executive officers as a group. There were a total of approximately 12.7 million shares of SSGT II Common Stock issued and outstanding as of March 30, 2022.

Common Stock Beneficially Owned(1)
Name and Address(2) of Beneficial Owner	Number of Shares		Percentage
Directors and Executive Officers
H. Michael Schwartz, Chairman of the Board of Directors, Chief Executive Officer, and President	128	(3)	*
James Barry, Director	—		—
Matt F. Lopez, Chief Financial Officer and Treasurer	—		—
Wayne Johnson, Chief Investment Officer	—		—
Nicholas M. Look, Secretary	—		—

All directors and executive officers as a group	128		*

*	Represents less than 1% of outstanding SSGT II Common Stock as of March 30, 2022.
(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following December 31, 2021. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of SSGT II Common Stock shown as beneficially owned by them.

(2)	The address of each of the beneficial owners is 10 Terrace Road, Ladera Ranch, California 92694.
(3)	Represents partnership units of SSGT II OP, which may be redeemed for cash, or at SSGT II’s option, an equal number of Shares of SSGT II Common Stock, subject to certain restrictions.

The Combined Company

General

The Combined Company will retain the name “SmartStop Self Storage REIT, Inc.” and will continue to be a Maryland corporation. The Combined Company will continue to invest in and manage a portfolio of self storage real estate and other real estate-related investments located in the United States and Canada.

The Combined Company’s principal executive offices will continue to be located at 10 Terrace Road, Ladera Ranch, California 92694, and its telephone number will be (877) 327-3485. The Combined Company will continue to have the same management, board of directors and other company policies and strategies as SmartStop, described above under “—SmartStop Self Storage REIT, Inc.”

Property Portfolio

If the Merger were to be completed as of the date of this Proxy Statement and Prospectus, the Combined Company would own 150 self storage facilities located in 19 states and the Greater Toronto Area, consisting of approximately 100,000 units and 11.5 million rentable square feet, and interests in nine unconsolidated real estate ventures located in the Greater Toronto Area, consisting of six operating self storage properties and three parcels of land being developed into self storage facilities. The Combined Company would also manage an additional eight properties, consisting of approximately 5,600 units and nearly 0.6 million rentable square feet.

The following reflects the Combined Company’s portfolio of self storage properties, on a pro forma basis:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Rental Income %(3)
Alabama	1	1,090	163,300	1.4%	0.8%
Arizona	4	3,130	329,100	2.9%	2.7%
California	28	18,270	1,932,700	16.8%	20.0%
Colorado	7	4,010	436,000	3.8%	3.2%
Florida	25	19,390	2,307,700	20.2%	22.2%
Illinois	6	3,785	429,540	3.7%	2.7%
Indiana	2	1,030	112,700	1.0%	0.6%
Massachusetts	1	840	93,200	0.8%	1.8%
Maryland	2	1,610	169,500	1.5%	1.6%
Michigan	4	2,220	266,100	2.3%	1.9%
New Jersey	2	2,350	205,100	1.3%	2.0%
Nevada	9	7,160	865,000	7.5%	7.2%
North Carolina	19	9,190	1,192,400	10.4%	8.2%
Ohio	5	2,310	279,700	2.4%	1.6%
South Carolina	3	1,940	246,000	2.1%	1.6%
Texas	12	6,960	919,300	8.0%	6.7%
Virginia	1	830	71,100	0.6%	0.9%
Washington	5	3,000	354,500	3.1%	3.3%
Wisconsin	1	780	83,400	0.7%	0.5%
Ontario, Canada	13	10,610	1,092,300	9.5%	10.5%

Total	150	100,505	11,548,640	100%	100%

(1)	Includes all rentable units, consisting of storage units and parking (approximately 3,300 units).
(2)	Includes all rentable square feet, consisting of storage units and parking (approximately 990,000 square feet).
(3)

Represents rental income (excludes administrative fees, late fees, and other ancillary income) for all facilities SmartStop owned in a state or province divided by SmartStop’s total rental income for the month ended February 28, 2022.

THE SSGT II SPECIAL MEETING

This Proxy Statement and Prospectus is being furnished in connection with the solicitation of proxies from SSGT II stockholders for use at the SSGT II Special Meeting. This Proxy Statement and Prospectus and accompanying form of proxy are first being mailed to SSGT II stockholders on or about April 18, 2022.

Date, Time, Place and Purpose of the SSGT II Special Meeting

The SSGT II Special Meeting will be held as a “virtual meeting” at 9:00 a.m. Pacific Time on May 27, 2022. You will be able to attend the SSGT II Special Meeting and vote and submit your questions during the SSGT II Special Meeting via live webcast by visiting https://meetnow.global/MT94GV7.

The purpose of the SSGT II Special Meeting is to consider and vote upon the following proposals:

1.	the Merger Proposal; and

2.	the Adjournment Proposal.

SmartStop stockholders are not voting on the proposals to be voted on at the SSGT II Special Meeting.

Recommendation of the SSGT II Board of Directors

The SSGT II Board unanimously recommends that the SSGT II stockholders vote (i) FOR the Merger Proposal and (ii) FOR the Adjournment Proposal. For the reasons the SSGT II Board is making these recommendations, see “The Merger— SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board” beginning on page 123.

SSGT II Record Date; Who Can Vote at the SSGT II Special Meeting

All holders of record of shares of SSGT II Common Stock at the close of business on April 14, 2022, the Record Date, are entitled to notice of, and to vote at, the SSGT II Special Meeting and any adjournment or postponement of the SSGT II Special Meeting.

Each share of SSGT II Common Stock owned as of the close of business on the Record Date is entitled to one vote on each proposal at the SSGT II Special Meeting. As of the Record Date, there were approximately 12.7 million shares of SSGT II Common Stock outstanding held by approximately 1,445 holders of record.

Required Vote; Quorum

Approval of the Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal as of the close of business on the Record Date, including a majority of all the votes entitled to be cast by holders of shares of SSGT II Common Stock other than shares of SSGT II Common Stock owned of record or beneficially owned by SmartStop or any of its subsidiaries, H. Michael Schwartz, or James Barry (to the extent such individuals or entities hold shares of SSGT II Common Stock).

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

Regardless of the number of shares of SSGT II Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

The SSGT II Bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the SSGT II Special Meeting for purposes of determining whether a quorum is present.

No business may be conducted at the SSGT II Special Meeting if a quorum is not present, other than the proposal to adjourn the SSGT II Special Meeting to solicit additional proxies. Pursuant to the SSGT II Bylaws, the chairman of the meeting may adjourn the SSGT II Special Meeting to a later date, time and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST the Merger Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Manner of Submitting Proxy

SSGT II stockholders may vote for or against or abstain from voting on the proposals submitted at the SSGT II Special Meeting in person via live webcast or by proxy. SSGT II stockholders can authorize a proxy in the following ways:

•	via mail, by completing, signing, dating and returning their proxy card in the enclosed envelope;

•	via the Internet at www.proxy-direct.com; or

•	via telephone at 1-800-337-3503.

SSGT II stockholders that authorize a proxy to vote their shares may still attend the SSGT II Special Meeting and vote in person via webcast. Any previous votes submitted by such stockholders, whether by mail, the Internet or telephone, will be superseded by the vote cast by that stockholder at the SSGT II Special Meeting.

All shares of SSGT II Common Stock entitled to vote and represented by properly completed proxies received prior to the SSGT II Special Meeting, and not revoked, will be voted at the SSGT II Special Meeting as instructed on the proxies. If SSGT II stockholders of record return properly executed proxies but do not indicate how their shares of SSGT II Common Stock should be voted on a proposal, the shares of SSGT II Common Stock represented by their properly executed proxy will be voted as the SSGT II Board recommends and, therefore, (i) FOR the Merger Proposal and (ii) FOR the Adjournment Proposal. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will have the same effect as a vote AGAINST the Merger Proposal.

Delivery and Householding of Proxy Materials

SSGT II may give a single notice of the SSGT II Special Meeting to all SSGT II stockholders who share an address, which single notice shall be effective as to any SSGT II stockholder at such address, unless such SSGT II stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, a SSGT II stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, requests should be directed in writing to Strategic Storage Growth Trust II, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694, or via telephone at (877) 327-3485.

Revocation of Proxies or Voting Instructions

SSGT II stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the SSGT II Special Meeting by:

•	submitting notice in writing to Strategic Storage Growth Trust II, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694;

•	submitting a later-dated proxy (via mail, the Internet, or telephone); or

•	attending the SSGT II Special Meeting and voting in person via live webcast.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from SSGT II stockholders is made on behalf of the SSGT II Board. SSGT II will pay the cost of soliciting proxies from SSGT II stockholders. SSGT II has contracted with Computershare to assist SSGT II in the distribution of proxy materials and the solicitation of proxies. Computershare will be paid fees of approximately $37,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. SSGT II also expects to incur approximately $23,000 in expenses related to printing of these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person via webcast, by telephone or by electronic communication by SSGT II’s directors and officers who will not receive any additional compensation for such solicitation activities. SSGT II will also reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to SSGT II stockholders.

Adjournment Proposal

In addition to the approval of the Merger Proposal, SSGT II stockholders are also being asked to approve a proposal to adjourn the SSGT II Special Meeting to another date, time or place to solicit additional proxies in favor of the approval of the Merger Proposal, if necessary and as determined by the chair of the SSGT II Special Meeting. If this proposal is approved, the SSGT II Special Meeting could be successively adjourned to any date not more than 120 days after the Record Date. If the SSGT II Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, SSGT II stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned SSGT II Special Meeting.

Rights of Dissenting Stockholders

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL will be available to holders of shares of SSGT II Common Stock with respect to the Merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the SSGT II Special Meeting, please contact SSGT II’s proxy solicitor at (866) 434-5625.

PROPOSALS SUBMITTED TO SSGT II STOCKHOLDERS

The Merger Proposal

(Proposal 1 on the SSGT II Proxy Card)

SSGT II stockholders are asked to consider and vote on a proposal to approve the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this Proxy Statement and Prospectus, including the information set forth in “The Merger” beginning on page 116 and “The Merger Agreement” beginning on page 170. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement and Prospectus and is incorporated into this Proxy Statement and Prospectus by reference.

Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.

SSGT II is requesting that SSGT II stockholders approve the Merger Proposal. Approval of this proposal requires the affirmative vote of a majority of the votes entitled to be cast on such proposal as of the close of business on the Record Date, including a majority of all the votes entitled to be cast by holders of shares of SSGT II Common Stock other than shares of SSGT II Common Stock owned of record or beneficially by SmartStop and its subsidiaries, H. Michael Schwartz, or James Barry (to the extent such individuals or entities hold shares of SSGT II Common Stock).

Recommendation of the SSGT II Board

The SSGT II Board recommends that SSGT II stockholders vote FOR the Merger Proposal.

The SSGT II Adjournment Proposal

(Proposal 2 on the SSGT II Proxy Card)

SSGT II stockholders are asked to consider and vote on a proposal to approve one or more adjournments of the SSGT II Special Meeting to another date, time or place to solicit additional proxies in favor of the approval of the Merger Proposal, if necessary and as determined by the chair of the SSGT II Special Meeting.

Approval of this proposal requires the affirmative vote of a majority of all votes cast at the SSGT II Special Meeting.

If, at the SSGT II Special Meeting, the number of shares of SSGT II Common Stock present in person or represented by proxy and voting in favor of the approval of the Merger Proposal is insufficient to approve the proposal, SSGT II intends to move to adjourn the SSGT II Special Meeting in order to enable the SSGT II Board to solicit additional proxies for approval of the Merger Proposal.

The SSGT II Special Meeting may not be postponed or adjourned to a date that is more than 120 days from the Record Date for the SSGT II Special Meeting.

SSGT II retains full authority to the extent it is set forth in the SSGT II Bylaws and Maryland law to adjourn the SSGT II Special Meeting, or to postpone the SSGT II Special Meeting before it is convened, without the approval of any stockholder.

Recommendation of the SSGT II Board

The SSGT II Board recommends that SSGT II stockholders vote FOR the Adjournment Proposal.

Other Business

As of the date of this Proxy Statement and Prospectus, SSGT II does not intend to bring any other matters before the SSGT II Special Meeting, and SSGT II does not know of any matters to be presented for consideration at the SSGT II Special Meeting which would be required to be set forth in this Proxy Statement and Prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders. In accordance with the SSGT II Bylaws and Maryland law, business transacted at the SSGT II Special Meeting will be limited to those matters set forth in such notice.

THE MERGER

The following is a description of the material aspects of the Merger. While SSGT II and SmartStop believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to SSGT II stockholders. SSGT II and SmartStop encourage SSGT II stockholders to carefully read this entire Proxy Statement and Prospectus, including the Merger Agreement and the other documents attached to this Proxy Statement and Prospectus and incorporated herein by reference, for a more complete understanding of the Merger.

General

The SSGT II Board has unanimously declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and unanimously approved the Merger Agreement, the

Merger and the other transactions contemplated by the Merger Agreement, based on, among other factors, the reasons described below under “—SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board.”

In the Merger, SSGT II will merge with and into Merger Sub, with Merger Sub being the surviving entity in the Merger and continuing as a wholly owned subsidiary of SmartStop. Upon completion of the Merger, all shares of SSGT II Common Stock will be automatically cancelled and converted into the right to receive SmartStop Class A Common Stock as described below under “The Merger Agreement—Merger Consideration.”

Background of the Merger

SSGT II was incorporated in July 2018. SSGT II commenced a private offering in October 2018 with the goal of raising up to $250 million and acquiring a portfolio of opportunistic self storage assets. SSGT II’s private offering was suspended in April 2020 due to the COVID-19 pandemic. SSGT II raised approximately $110 million of gross proceeds in its private offering and invested the net proceeds, along with borrowed funds, in self storage assets located in the United States and Canada.

Since commencement of its private offering, the SSGT II Board periodically and in the ordinary course has reviewed SSGT II’s operations, strategic plan and long-term objectives. As part of that review process, the SSGT II Board has considered, among other things, SSGT II’s operational and financial performance, its business outlook, macroeconomic factors, and the real estate valuation environment and real estate valuation trends. In addition, the SSGT II Board has also considered the various challenges SSGT II faces as a private REIT, including the competitive environment for acquiring self storage assets, the challenges of owning and managing growth properties and the challenges of raising capital in the private market, as well as the GAAP net losses and accumulated deficit SSGT II has incurred. SSGT II faces intense competition in every market in which it purchases or develops self storage facilities. SSGT II competes with numerous national, regional and local developers, owners and operators in the self storage industry, some of which have substantially greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds to acquire self storage facilities on a cost-effective basis. Likewise, given SSGT II’s smaller scale relative to other self storage REITs, including non-traded and public REITs, its cost of capital has remained higher than that of those other REITs and, because SSGT II is a private company, its ability to raise new capital is limited to the private market. These challenges were further exacerbated due to the COVID-19 pandemic and increased competition within the self storage industry.

Accordingly, as part of SSGT II’s regular review of its strategic plan and in response to the challenges faced by SSGT II, the SSGT II Board considered the possibility of exploring strategic alternatives, including, among other things, joint ventures with large institutional investors, increasing its leverage to acquire additional properties, or a business combination.

On September 24, 2021, H. Michael Schwartz, who serves as Chairman of both the SSGT II Board and the SmartStop Board, approached the other SSGT II director, James Barry, with the possibility of a business combination transaction between SSGT II and SmartStop. SSGT II is sponsored by SRA, a subsidiary of SmartStop, and SRA owns SSGT II Advisor, SSGT II’s external advisor that is primarily responsible for managing SSGT II’s business affairs and carrying out the directives of the SSGT II Board. In addition to Mr. Schwartz’s service on both the SSGT II Board and the SmartStop Board, Mr. Barry and the majority of the officers of SSGT II are also officers of SmartStop, SRA and/or the SSGT II Advisor.

Based on the SSGT II Board’s understanding that SmartStop intended to make an unsolicited proposal to SSGT II regarding a potential transaction, and recognizing the need for independent legal counsel, on September 30, 2021, Mr. Schwartz, on behalf of the SSGT II Board, spoke to a representative of Bass Berry regarding SSGT II’s proposed engagement of that firm should SmartStop propose a transaction with SSGT II.

On October 28, 2021, the nominating and corporate governance committee of the SmartStop Board met and discussed the need to form a special committee to explore a transaction with SSGT II. At the same meeting, Stanger presented an overview of a potential business combination transaction between SmartStop and SSGT II. The nominating and corporate governance committee of the SmartStop Board then formed the SmartStop Special

Committee, and the SmartStop Special Committee then engaged Stanger as financial advisor and Venable as Maryland special counsel in connection with the possible transaction.

On November 8, 2021, the SmartStop Special Committee met, together with representatives of Nelson Mullins, Venable, and Stanger, to discuss a potential term sheet outlining the proposed terms upon which SSGT II would merge with and into SmartStop. The SmartStop Special Committee discussed potential exchange ratios and other terms, then authorized Stanger to submit the term sheet to a representative of SSGT II for consideration.

On November 8, 2021, Stanger delivered to the SSGT II Board a term sheet (the “November 8 term sheet”) from the SmartStop Special Committee proposing a stock-for-stock merger transaction in which each share of SSGT II Common Stock would be converted into the right to receive 0.82135 shares of SmartStop Class A Common Stock, subject to adjustment for any material change in net working capital and transaction fees and expenses prior to signing a definitive merger agreement. The exchange ratio was also conditioned on SSGT II consummating its acquisition of a property under contract prior to a closing under the definitive merger agreement. The November 8 term sheet also provided for a termination payment equal to 3.5% of SSGT II’s equity value payable by SSGT II to SmartStop upon certain customary triggering events, expense reimbursement in an amount up to $1.0 million upon certain customary triggering events and a 60-day exclusivity period. Based on the most recently announced estimated NAV of SmartStop of $15.08 per share of SmartStop Class A Common Stock as of June 30, 2021, the 0.82135 exchange ratio provided in the November 8 term sheet implied an equity value for SSGT II Common Stock of $12.38 per share.

Following receipt of the November 8 term sheet, Bass Berry submitted its engagement letter to SSGT II and thereafter the SSGT II Board engaged Bass Berry.

On November 10, 2021, the SSGT II Board discussed with Bass Berry the engagement of special legal counsel to advise the SSGT II Board on matters of Maryland law, and Bass Berry made its recommendation to the SSGT II Board. With the SSGT II’s Board’s approval, Bass Berry then contacted a representative of Shapiro Sher to discuss Shapiro Sher’s engagement by the SSGT II Board.

On November 11, 2021, Mr. Barry, on behalf of the SSGT II Board, contacted representatives of KeyBanc to request a meeting for the purpose of discussing KeyBanc’s potential engagement to serve as the SSGT II Board’s financial advisor. In addition, Mr. Barry requested that KeyBanc provide, prior to the meeting, a draft engagement letter to enable the SSGT II Board to evaluate and discuss the terms of a proposed engagement, which KeyBanc provided to the SSGT II Board on November 12, 2021.

On November 15, 2021, the SSGT II Board, with the recommendation of Bass Berry, engaged Shapiro Sher as special counsel to the SSGT II Board with respect to matters of Maryland law.

On November 15, 2021, the SSGT II Board met, together with representatives of Bass Berry, to interview KeyBanc. At the November 15 meeting, the SSGT II Board reviewed KeyBanc’s capabilities and qualifications to serve as the financial advisor to the SSGT II Board, including a review of any past or existing relationships between KeyBanc and its affiliates, on the one hand, and either SSGT II or SmartStop, on the other.

On November 17, 2021, the SSGT II Board met, together with representatives of Bass Berry and Shapiro Sher. Shapiro Sher reviewed with the SSGT II Board the directors’ standard of conduct under the MGCL, both generally and in connection with the SSGT II Board’s consideration of the stock-for-stock merger proposed in the November 8 term sheet, as well as any other strategic alternatives that may be considered by the SSGT II Board. At the November 17 meeting, the SSGT II Board also discussed with Bass Berry and Shapiro Sher the proposed engagement of KeyBanc and the terms of its engagement letter, including the fees contemplated by the engagement letter. After discussing KeyBanc’s qualifications and the SSGT II Board’s interview with KeyBanc at the November 15 meeting, the SSGT II Board determined to pursue negotiation of engagement letter terms with KeyBanc to serve as the SSGT II Board’s financial advisor.

From November 17, 2021 through November 22, 2021, Bass Berry, on behalf of the SSGT II Board, and KeyBanc negotiated the terms of KeyBanc’s engagement letter.

On November 18, 2021, at the direction of the SSGT II Board, Bass Berry informed representatives of Stanger, as the financial advisor to the SmartStop Special Committee, Nelson Mullins, as SmartStop’s counsel, and Venable, as Maryland and special counsel to the SmartStop Special Committee (together with Nelson Mullins, the “SmartStop legal advisors”), that KeyBanc, on behalf of the SSGT II Board, was in the process of completing its initial valuation analysis and that the SSGT II Board would not substantively respond to the November 8 term sheet until after the completion of such analysis.

On November 22, 2021, the SSGT II Board met, together with representatives of Bass Berry, to discuss KeyBanc’s proposed engagement and the terms of such engagement. After considering KeyBanc’s familiarity with both SSGT II’s and SmartStop’s portfolios, KeyBanc’s experience in the REIT industry, particularly with the self storage sector, and the nature and scope of the current and historical work performed by KeyBanc for SmartStop, the SSGT II Board determined not to interview other financial advisors and to engage KeyBanc to serve as the SSGT II Board’s exclusive financial advisor for the purpose of assisting the SSGT II Board in its consideration and evaluation of any potential transaction with SmartStop or another party. The SSGT II Board entered into an engagement letter with KeyBanc on November 22, 2021.

From late November 2021 through mid-December 2021, KeyBanc obtained certain publicly available information concerning SSGT II and SmartStop, obtained certain internal information, primarily financial in nature, regarding SSGT II’s business and operations from SSGT II, obtained certain internal financial information, primarily financial in nature, regarding SmartStop’s business and operations from the SmartStop Special Committee (and its advisors), and had discussions with Stanger regarding the calculation of the exchange ratio in connection with the proposed merger.

On December 20, 2021, the SSGT II Board met with representatives of KeyBanc, Bass Berry and Shapiro Sher. At the meeting, KeyBanc presented its initial valuation analysis of both SSGT II and SmartStop to the SSGT II Board. At the meeting, after taking into account KeyBanc’s analysis, the SSGT II Board determined that pursuing a transaction with SmartStop was preferable to abandoning the SmartStop process and remaining a stand-alone company because, among other things, it believed that SSGT II did not have access to capital to grow to a sufficient size to make a listing of its shares on a national stock exchange feasible. Additionally, there would likely be limited opportunities to enhance value through continued operations, and thus, an exchange ratio reflecting a material premium to SSGT II’s most recent offering price would be in the best interests of SSGT II and its stockholders. Further, the SSGT II Board also determined that conducting a broad market check during a go shop period following the signing of a definitive agreement would be more appropriate than performing a pre-signing market check. As a result, KeyBanc was not engaged to, nor did it, run a pre-signing process to seek alternative purchasers for SSGT II. At the meeting, the SSGT II Board also discussed with Bass Berry SmartStop’s November 8 term sheet and the terms of a counterproposal.

On December 22, 2021, the SSGT II Board met again, together with representatives of Bass Berry, Shapiro Sher and KeyBanc, to discuss the SSGT II Board’s proposed response to the November 8 term sheet, after which, at the direction of the SSGT II Board, Bass Berry, on behalf of the SSGT II Board, sent a revised term sheet to Nelson Mullins (the “December 22 term sheet”). The December 22 term sheet proposed an exchange ratio of 1.05371, which was not conditioned on SSGT II consummating its acquisition of a property under contract prior to a closing under the definitive merger agreement. The December 22 term sheet also provided for, among other things, a 45-day go shop period with a termination payment of 1.25% of SSGT II’s equity value during the go shop period, a termination payment of 2.5% of SSGT II’s equity value in the event the definitive merger agreement is terminated outside the go shop period and a termination right for SSGT II as a result of an intervening event. The December 22 term sheet also stated that the closing of the transaction would not be conditioned on the approval of the SmartStop stockholders or SmartStop obtaining any necessary financing. Additionally, the December 22 term sheet provided that the special limited partner interest in SSGT II OP held by SSA would be redeemed without any payment to SSA in connection with the proposed merger. Based on the most recently announced estimated NAV of SmartStop of $15.08 per share of SmartStop Class A Common Stock as of June 30, 2021, the 1.05371 exchange ratio proposed in the December 22 term sheet implied an equity value for SSGT II Common Stock of $15.89 per share.

On December 28, 2021, the SmartStop Special Committee met, together with representatives of Nelson Mullins, Venable, and Stanger, to discuss the December 22 term sheet. At such meeting, Stanger reviewed each of the proposed term sheet terms, as revised by the SSGT II Board. The SmartStop Special Committee discussed with their legal and financial advisors the proposed events that would give rise to a termination right as well as the payments that would be due in the event of a termination, the treatment of the special limited partner interest in SSGT II OP held by SSA, the proposed go shop provision, and the proposed exchange ratio and its impact on the relative implied equity values of SmartStop and SSGT II. On January 3, 2022, the SmartStop Special Committee met to discuss Stanger’s updated analysis of the proposed exchange ratio and treatment of the special limited partner interest. Following this discussion, the SmartStop Special Committee authorized Stanger to provide a counter-proposal to counsel for SSGT II for consideration.

On January 3, 2022, Stanger delivered to KeyBanc and Bass Berry, and the SSGT II Board received, a revised term sheet from the SmartStop Special Committee (the “January 3 term sheet”). The January 3 term sheet proposed an exchange ratio of 0.84549, conditioned on SSGT II consummating its acquisition of a property under contract prior to a closing under the definitive merger agreement. The January 3 term sheet also provided for, among other things, a termination payment of 3.0% of SSGT II’s equity value, eliminated the go shop covenant and the associated go shop termination payment and eliminated SSGT II’s termination right as a result of an intervening event. The January 3 term sheet also provided that the special limited partner interest in SSGT II OP held by SSA would be considered in the derivation of the exchange ratio. Based on the most recently announced estimated NAV of SmartStop of $15.08 per share of SmartStop Class A Common Stock as of June 30, 2021, the 0.84549 exchange ratio proposed in the January 3 term sheet implied an equity value for SSGT II Common Stock of $12.75 per share.

On January 5, 2022, the SSGT II Board met, together with representatives from Bass Berry, Shapiro Sher and KeyBanc, to review and discuss the January 3 term sheet. KeyBanc presented its analysis of the January 3 term sheet, including various financial metrics implied by the proposed exchange ratio. The SSGT II Board also discussed, with input and assistance from Bass Berry, Shapiro Sher and KeyBanc, the terms of a counterproposal to the January 3 term sheet, including an increased exchange ratio and the reinsertion of the go shop covenant and the related termination payment. The SSGT II Board also discussed the treatment of the special limited partner interest in SSGT II OP held by SSA in connection with the proposed exchange ratio. Having the recommendations of KeyBanc, Bass Berry and Shapiro Sher, the SSGT II Board approved the terms of a counterproposal and directed Bass Berry to submit it to Stanger and the SmartStop legal advisors.

On January 8, 2022, Bass Berry provided the SSGT II Board’s term sheet reflecting the January 5 recommendations (the “January 8 term sheet”) to Stanger and the SmartStop legal advisors. The January 8 term sheet proposed an exchange ratio of 1.05371, the same exchange ratio provided in SSGT II’s December 22 term sheet (including no condition for SSGT II to consummate its acquisition of a property under contract prior to a closing under the definitive merger agreement). The January 8 term sheet also provided for a 45-day go shop period with a termination payment of 1.5% of SSGT II’s equity value during the go shop period and a termination payment of 3.0% of SSGT II’s equity value in the event the definitive merger agreement is terminated outside the go shop period. Additionally, the January 8 term sheet provided that the special limited partner interest in SSGT II OP held by SSA would be redeemed without any payment to SSA in connection with the proposed merger.

On January 14, 2022, the SmartStop Special Committee held a meeting, together with representatives of Nelson Mullins, Venable, and Stanger, at which it discussed with its legal and financial advisors (1) the treatment of the value of the special limited partner interest in SSGT II OP, and (2) the analyses of the relative values of

SmartStop and SSGT II, each in connection with the proposed transaction. Following such discussion and a review and discussion of Stanger’s updated presentation materials related to various deal points, the SmartStop Special Committee authorized Stanger to provide a counter-proposal to counsel for SSGT II.

On January 14, 2022, Stanger delivered to KeyBanc and Bass Berry, and the SSGT II Board received, a revised term sheet from the SmartStop Special Committee (the “January 14 term sheet”). The January 14 term sheet proposed an exchange ratio of 0.89058, which was not conditioned on SSGT II consummating its acquisition of a property under contract prior to a closing under the definitive merger agreement. In addition, the January 14 term sheet eliminated the 45-day go shop covenant and the associated termination payment during the go shop period. The January 14 term sheet also provided that the special limited partner interest in SSGT II OP held by SSA would be considered in the derivation of the merger exchange ratio. Based on SmartStop’s most recently announced estimated NAV of $15.08 per share of SmartStop Class A Common Stock as of June 30, 2021, the 0.89058 exchange ratio proposed in the January 14 term sheet implied an equity value for SSGT II Common Stock of $13.43 per share.

On January 17, 2022, the SSGT II Board met, together with representatives of Bass Berry, Shapiro Sher and KeyBanc, to discuss the January 14 term sheet. The SSGT II Board, with input and assistance from Bass Berry, Shapiro Sher and KeyBanc, discussed the possibility of further negotiating terms with SmartStop with respect to the SSGT II OP special limited partner interest held by SSA, and with input and assistance from Bass Berry and Shapiro Sher, discussed the go shop covenant in the context of an interested director transaction under Maryland law. The SSGT II Board also discussed, with input and assistance from Bass Berry, Shapiro Sher and KeyBanc, the exchange ratio to include in a counterproposal to the January 14 term sheet. Having the assistance of KeyBanc, Bass Berry and Shapiro Sher, the SSGT II Board approved the terms of a counterproposal and directed Bass Berry to submit such counterproposal to Stanger and the SmartStop legal advisors on behalf of the SSGT II Board.

On January 17, 2022, Bass Berry provided the SSGT II Board’s term sheet (the “January 17 term sheet”) to Stanger and the SmartStop legal advisors. The January 17 term sheet proposed an exchange ratio of 0.9118. The January 17 term sheet also provided for a 45-day go shop period with a termination payment of 1.5% of SSGT II’s equity value during the go shop period, and the January 17 term sheet provided that the special limited partner interest in SSGT II OP held by SSA would be considered in the derivation of the exchange ratio. Based on the most recently announced estimated NAV of SmartStop of $15.08 per share of SmartStop Class A Common Stock as of June 30, 2021, the 0.9118 exchange ratio proposed in the January 17 term sheet implied an equity value for SSGT II Common Stock of $13.75 per share, representing a premium of approximately 37% to the most recent per share offering price of SSGT II Common Stock.

On January 20, 2022, the SmartStop Special committee met, together with representatives of Nelson Mullins, Venable, and Stanger, to discuss the January 17 term sheet. The Special Committee discussed the incorporation into the exchange ratio of the special limited partner interest in SSGT II OP held by SSA, and the legal advisors to the SmartStop Special Committee reviewed in detail the terms of the proposed go shop period contained in the January 17 term sheet. After discussion with its legal and financial advisors, the SmartStop Special Committee directed Stanger to provide a counter-proposal to counsel for SSGT II.

On January 20, 2022, Stanger delivered to KeyBanc and Bass Berry, and the SSGT II Board received, a revised term sheet from the SmartStop Special Committee (the “January 20 term sheet”). The terms of the January 20 term sheet were consistent with those of the January 17 term sheet, except for the reduction of the proposed go-shop period from 45 days to 30 days. After consideration of the January 20 term sheet and discussion with Bass Berry, the SSGT II Board accepted the January 20 term sheet and directed Bass Berry to communicate the SSGT II Board’s acceptance to Stanger and the SmartStop legal advisors, which Bass Berry did that same day.

On January 21, 2022, Venable delivered to Bass Berry a proposed exclusivity and non-disclosure agreement between SmartStop and SSGT II that provided for an exclusivity period of up to 60 days, consistent with the

January 20 term sheet. The SSGT II Board approved the terms of the exclusivity and non-disclosure agreement. SmartStop and SSGT II executed and delivered the exclusivity and non-disclosure agreement on the same day.

On February 3, 2022, Nelson Mullins delivered to Bass Berry an initial draft of the Merger Agreement. From February 3, 2022 through February 22, 2022, the Merger Agreement was revised in accordance with the outcomes of negotiations between the parties. In the negotiation process, the SSGT II Board met with its advisors to discuss the terms of the Merger Agreement and proposed revisions thereto.

On February 14, 2022, the SmartStop Special Committee held a meeting, together with representatives of Nelson Mullins, Venable, and Stanger. The legal advisors to the SmartStop Special Committee reviewed the terms of the Merger Agreement and discussed with the SmartStop Special Committee the mechanics of the go shop provision.

On February 24, 2022, the SSGT II Board held a meeting, together with representatives of Bass Berry, Shapiro Sher and KeyBanc. KeyBanc reviewed its valuation analysis of SSGT II and SmartStop with the SSGT II Board and delivered its fairness opinion, orally confirming that, as of the date of the meeting, the Merger Consideration is fair, from a financial perspective, to the Unaffiliated Holders. The SSGT II Board discussed with KeyBanc its fairness opinion. Shapiro Sher reviewed with the SSGT II Board the directors’ standard of conduct under the MGCL in connection with the proposed transaction, and Bass Berry reviewed with the SSGT II Board the material terms of the Merger Agreement. The SSGT II Board unanimously determined that the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to SSGT II and advisable and in the best interests of SSGT II and its stockholders, and are on terms and conditions not less favorable to SSGT II than those available from unaffiliated third parties. Accordingly, the SSGT II Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the SSGT II Board unanimously recommended to the SSGT II stockholders that the Merger be approved (upon the terms and subject to the conditions of the Merger Agreement). Additionally, the SSGT II Board discussed with Bass Berry the purpose and adoption of indemnification agreements for the SSGT II directors and executive officers, after which the SSGT II Board approved such agreements. Also, the SSGT II Board approved an amendment to the SSGT II Bylaws that provides for the State of Maryland to serve as the exclusive forum for certain claims. Lastly, the SSGT II Board approved the suspension of the SSGT II distribution reinvestment plan.

Also on February 24, 2022, the SmartStop Special Committee held a meeting, together with representatives of Nelson Mullins, Venable, and Stanger. Stanger presented its analysis of the proposed transaction and rendered its opinion to the SmartStop Special Committee that the proposed transaction was fair, from a financial point of view, to SmartStop. Venable provided an overview of the statutory duties of the directors under Maryland law, and Nelson Mullins reviewed changes to the terms of the Merger Agreement subsequent to the last review by the SmartStop Special Committee. The SmartStop Special Committee unanimously approved the Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement and recommended that the SmartStop Board approve the same. Following the meeting of the SmartStop Special Committee, and also on February 24, 2022, the SmartStop Board held a meeting. Mr. Perry, as chairman of the SmartStop Special Committee, reported on the approvals of the SmartStop Special Committee and its recommendation that the SmartStop Board approve the same. The SmartStop Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

On February 24, 2022, following the meeting of the SSGT II Board, SSGT II entered into indemnification agreements with each of the SSGT II directors and executive officers, and thereafter, following the meetings of both the SSGT II Board and SmartStop Board, SSGT II and SmartStop entered into the Merger Agreement and related transaction documents. On February 24, 2022, SSGT II and SmartStop issued a joint press release announcing the execution and delivery of the Merger Agreement and the transactions contemplated thereby, SSGT II sent a letter to the SSGT II stockholders describing the Merger, and SmartStop filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

Following the execution of the Merger Agreement, pursuant to the go shop covenant set forth in the Merger Agreement, KeyBanc, acting on behalf of the SSGT II Board, commenced the go shop process by soliciting alternative acquisition proposals. The go shop period expired at 11:59 p.m. (California local time) on March 26, 2022. During the go shop period, KeyBanc contacted 20 prospective buyers that the SSGT II Board and KeyBanc believed could have interest in reviewing the opportunity and had the financial ability to pursue a potential transaction. In addition, KeyBanc was contacted, on an unsolicited basis, by one prospective buyer. Of the 21 prospective buyers (which either KeyBank contacted or which contacted KeyBank), seven parties entered into confidentiality agreements with SSGT II and were provided access to a data room containing certain non-public information relating to SSGT II. None of the prospective buyers (which either KeyBank contacted or which contacted KeyBank during the go shop process), including the seven parties that entered into confidentiality agreements with SSGT II, submitted an acquisition proposal to SSGT II or its representatives prior to the expiration of the go shop period.

SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board

In evaluating the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, the SSGT II Board consulted with its legal and financial advisors. In reaching its determination that the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, are fair and reasonable, both financially and otherwise, to SSGT II and advisable and in the best interests of SSGT II and the SSGT II stockholders, the SSGT II Board considered a number of factors, including the following factors which the SSGT II Board viewed as supporting its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and for the SSGT II Board to recommend approval of the Merger pursuant to the Merger Agreement to the SSGT II stockholders:

•	the financial condition, business operations and assets of each of SSGT II and SmartStop, independently and as the Combined Company;

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the receipt by the SSGT II stockholders of the Merger Consideration provides the SSGT II stockholders the opportunity to continue ownership in the Combined Company, which may provide a number of potential benefits, including:

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the Combined Company’s portfolio would have a more diverse asset mix than SSGT II’s portfolio on a stand-alone basis, both in terms of physical occupancy, rental rates and geographic location, including an increased presence in key markets;

•	the Combined Company’s balance sheet would have increased assets, equity and liquidity as compared to SSGT II on a stand-alone basis;

•	the Combined Company would benefit from the (i) elimination of certain duplicative overhead costs and (ii) creation of a more streamlined and efficient business structure;

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the Combined Company’s self-managed and fully integrated structure would allow the combined portfolios to grow without the costs associated with being externally advised, including asset management, construction management, and property management fees;

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the enhanced size and scale of the Combined Company may improve access to capital markets and reduce the cost of capital, which may be used to support strategic investments to drive growth opportunities;

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the Combined Company’s better access to capital may permit the Combined Company to meet the additional capital needs for SSGT II’s assets and, therefore, to hold SSGT II assets longer in order to potentially achieve better returns on those assets than could be achieved by SSGT II because of the potential need for SSGT II to sell assets prematurely to raise capital;

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access for SSGT II stockholders to financial and other information regarding the Combined Company through the reports the Combined Company would file with the SEC, based on the Combined Company’s ongoing public reporting obligations under the Exchange Act;

•	as stockholders in the fully-integrated Combined Company, current SSGT II stockholders may see a reduction in the timeline to liquidity as a result of the Merger;

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the SSGT II Board’s belief that the Merger is the best available option for SSGT II and its stockholders as compared to other options, including (i) continuing to operate SSGT II on a stand-alone basis, (ii) liquidating SSGT II’s assets, (iii) seeking a merger with a third party, or (iv) becoming a public reporting company and listing its shares on a national securities exchange;

•	the risks associated with alternatives to the Merger, namely:

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SSGT II’s prospects as a stand-alone entity are limited by (i) its size relative to its expenses, (ii) its limited cash and limited ability to raise additional equity capital in the private market, and (iii) the potential need to liquidate assets that are not fully stabilized to provide liquidity;

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SSGT II’s cash flow from operations may not fully fund its regular stockholder distributions, and actions SSGT II could take to fund distributions from sources other than cash flow from operations, such as borrowings, could negatively affect the implied value of SSGT II Common Stock in the future;

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an immediate liquidation of SSGT II may not yield favorable sale prices in light of (i) requirements with respect to SSGT II’s joint venture investments, (ii) risks related to the transition of operations to a new management team, and (iii) the potential for increased transaction costs and execution risks to dispose of SSGT II’s assets in multiple transactions;

•	SSGT II’s size and other factors would make it difficult to list its shares on a national securities exchange;

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the SSGT II Board’s belief that the Combined Company would be better positioned than SSGT II alone to achieve certain potential liquidity events, such as listing its shares on a national securities exchange, as a result of increased size, portfolio diversity and other factors noted above;

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the financial analyses performed by KeyBanc and reviewed with the SSGT II Board and the written opinion of KeyBanc, dated February 24, 2022, that, as of that date, and based upon, and subject to, the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, the Merger Consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Holders (see “—Opinion of the SSGT II Board’s Financial Advisor”);

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the value of the Merger Consideration based on the Exchange Ratio represents a premium to SSGT II’s most recent offering price, when using SmartStop’s most recent estimated NAV of $15.08 per share as of June 30, 2021;

•	favorable conditions for sale transactions in the real estate markets generally and the self storage sector specifically, with continued compression in self storage sector capitalization rates;

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the Exchange Ratio in the Merger Agreement will not fluctuate as a result of changes in the value of either SSGT II or SmartStop, which provides additional certainty as to the pro forma percentage ownership of the Combined Company by the SSGT II and SmartStop stockholders, respectively, and limits the impact of external factors on the Merger;

•	the SSGT II Board’s familiarity with the members of the SmartStop Board and its management team;

•	the Combined Company will be managed by a team that is familiar with all of the SSGT II and SmartStop assets that will be owned by the Combined Company;

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the integrated organizational structure of the Combined Company will allow SmartStop to focus its efforts on the operation of the Combined Company instead of on two separate REITs and thereby to achieve substantial operating and cost efficiencies;

•	the closing of the Merger is not subject to a financing or due diligence contingency;

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the Merger Agreement does not include a condition to closing with respect to either party’s existing debt arrangements, which increases certainty of closing; and the parties’ belief that they have strong relationships with their lenders and are highly confident that any lender consents, which are not conditions to the closing of the Merger Agreement, will be obtained;

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the terms of the Merger Agreement were negotiated on an arm’s-length basis between the SSGT II Board, with the assistance of its advisors, on the one hand, and the SmartStop Special Committee, with the assistance of its advisors, on the other hand;

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the fact that the Merger Agreement provided SSGT II with a 30-day go shop period during which SSGT II was permitted to actively solicit any inquiries or the making of any proposal that may have constituted, or could reasonably have been expected to lead to, any Acquisition Proposal, which provided SSGT II with an opportunity to determine if such offer would result in a Superior Proposal;

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the fact that the termination payment payable by SSGT II to SmartStop under the Merger Agreement, whether during or after the go shop period, was viewed by the SSGT II Board, after consultation with its legal and financial advisors, as reasonable and not likely to preclude another party from making a competing Acquisition Proposal;

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the fact that after expiration of the go shop period, the Merger Agreement provides SSGT II with the ability, under certain specified circumstances and subject to certain conditions, to consider an Acquisition Proposal if the SSGT II Board determines, in good faith, that it is reasonably expected to lead to a Superior Proposal, and the Merger Agreement provides the SSGT II Board with the ability, under certain specified circumstances and subject to certain conditions, to make an Adverse Recommendation Change and to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, subject to payment of the applicable termination payment;

•	the SSGT II Board may also change or withdraw its recommendation in the instance of an Intervening Event;

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the Merger is subject to approval by SSGT II stockholders, which requires the affirmative vote of a majority of votes entitled to be cast (including a majority of votes entitled to be cast by holders of shares of SSGT II Common Stock other than holders of shares of SSGT II Common Stock owned of record or beneficially by SmartStop or any of its subsidiaries, H. Michael Schwartz or James Barry (to the extent such individuals or entities hold shares of SSGT II Common Stock));

•	the Merger Agreement permits SSGT II to continue to pay its stockholders regular distributions in the ordinary course of business through the closing of the Merger;

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the structure of the transaction, including the fact that the Merger is intended to qualify as a reorganization for U.S. federal income tax purposes and is, therefore, not expected to be taxable to the SSGT II stockholders;

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the commitment on the part of each of SSGT II and SmartStop to close the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any governmental authority or other third party consents as a condition to the closing of the Merger, and the likelihood that the Merger will be completed on a timely basis and without the challenges frequently encountered integrating unrelated companies based on, among other things, the fact that there is substantial overlap in the management team of each of SSGT II and SmartStop; and

•	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The SSGT II Board also considered a variety of risks and other potentially negative factors in making its determinations with respect to the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, including the following factors:

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because the SmartStop Class A Common Stock is not listed on any national securities exchange, the Merger will not result in a liquidity event for stockholders of SSGT II and there is no guarantee that the Combined Company will complete a liquidity event on favorable terms or at all;

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the risk that a prolonged period of operations before the Combined Company achieves a liquidity event could, when coupled with expected general and administrative expenses of the Combined Company, result in lower investor returns than other strategic alternatives currently available to SSGT II;

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if the Merger is completed, then SSGT II will no longer exist as a stand-alone entity and the SSGT II stockholders will be able to participate in any future earnings growth SSGT II might have achieved solely through their ownership of SmartStop Class A Common Stock;

•	changes in local and national economic conditions may adversely impact the Combined Company’s operating results;

•	KeyBanc did not, and is under no obligation to, update, revise, reaffirm or withdraw its opinion, or otherwise consider events occurring or discovered after the date of its opinion;

•	the Combined Company may not be able to raise additional capital on acceptable terms and conditions, if at all;

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the estimated value of the SmartStop Class A Common Stock to be received by the SSGT II stockholders may decline if the Combined Company does not fully realize, or does not realize at all, any of the anticipated benefits of the Merger (including cost savings and economies of scale) as rapidly or to the extent anticipated;

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after March 26, 2022, which was the end of the go shop period, the terms of the Merger Agreement place limitations on SSGT II’s ability to (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals, offers or other activities that constitute, or may reasonably be expected to lead to, an Acquisition Proposal and (ii) furnish any confidential information to, or engage in negotiations with, a third party interested in pursuing an alternative strategic transaction;

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a termination payment of $5.2 million or $2.6 million, depending upon the circumstances, that SSGT II is required to pay under the Merger Agreement may have discouraged, and may, in the future, discourage, third parties from making a competing Acquisition Proposal that may be more advantageous to the SSGT II stockholders;

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because the Exchange Ratio in the Merger Agreement will not fluctuate as a result of changes in the value of SSGT II or SmartStop, a decline in the value of SmartStop unmatched by a similar decline in the value of SSGT II, or an increase in the value of SSGT II without a similar increase in the value of SmartStop, would reduce the relative value of the shares of the SmartStop Class A Common Stock received by the SSGT II stockholders in the Merger;

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the potential disruption to SSGT II’s business that may result from the announcement of the Merger and the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

•	the risk of stockholder litigation relating to the Merger;

•	the SSGT II stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger;

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the terms of the Merger Agreement place restrictions on the operation of SSGT II’s business during the period between signing the Merger Agreement and the closing of the Merger, which restrictions may delay or prevent SSGT II from undertaking business opportunities that may arise;

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SSGT II and SmartStop have common management; therefore, conflicts of interest may arise when the individuals who comprise the management teams of SSGT II and SmartStop are assisting the SSGT II Board and SmartStop Board in connection with the Merger, and SSGT II’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of the SSGT II stockholders, generally;

•	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived;

•	the risk that SmartStop’s assumption of SSGT II’s debt may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced;

•	the expenses incurred and to be incurred in connection with the Merger;

•	the risk that the Merger may not be completed, or that the completion of the Merger may be delayed for reasons that are beyond SSGT II’s or SmartStop’s control; and

•	the types and nature of the risks described under “Risk Factors” beginning on page 22.

This discussion of the foregoing information and factors considered by the SSGT II Board in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with its evaluations of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, and the complexity of these matters, the SSGT II Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the material factors considered, and individual members of the SSGT II Board may have given different weights to different material factors. The SSGT II Board did not reach a specific conclusion with respect to the factors considered and, instead, conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks and negative consequences of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the SSGT II Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 1.

After careful review and consideration and for the reasons set forth above, the SSGT II Board unanimously recommends to the SSGT II stockholders that they vote FOR the Merger Proposal.

SmartStop’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SmartStop Board considered the recommendation of the SmartStop Special Committee. In reaching their respective determinations, the SmartStop Board and the SmartStop Special Committee considered a number of factors, including the following material factors that the SmartStop Board and the SmartStop Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

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Benefits of the Merger: The issuance of shares of SmartStop Class A Common Stock as merger consideration is a cost efficient use of capital for SmartStop, which is expected to provide several significant potential strategic and financial benefits, including the following:

•	better positioning for the Combined Company to take advantage of opportunities, including facilitating an eventual liquidity event, as a result of its increased size and scale;

•	adding a high quality self-storage portfolio consisting of assets already being managed by SmartStop;

•	a more diverse asset mix, both in terms of occupancy rates and geography, including expansion in the State of Florida;

•	increased presence in key markets, including Arizona, California, Florida, Nevada and the Greater Toronto Area of Ontario, Canada;

•	improved access to capital markets, which could be used to support strategic investments to drive growth opportunities;

•	significant cost of capital advantages generally enjoyed by REITs with greater scale;

•	a lower overall leverage ratio of the Combined Company compared to that of SmartStop; and

•	expected operating and cost efficiencies resulting from the combination of a complementary company managed by SmartStop;

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Fixed Exchange Ratio: The Exchange Ratio, which will not fluctuate as a result of changes in the relative values of SmartStop and SSGT II, provides certainty as to the respective pro forma percentage ownership of the Combined Company by SmartStop stockholders and limits the impact of external factors on the Merger;

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Familiarity with Businesses: Because SmartStop already manages SSGT II, SmartStop management, the SmartStop Special Committee and the SmartStop Board have extensive knowledge of the business, operations, properties, financial condition, earnings and prospects of SSGT II, as well as the current and prospective environment in which SSGT II operates, including economic and market conditions, which will allow SmartStop management to focus its efforts on the operation of a single, integrated REIT;

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Commitment to and Likelihood of Consummation: Each of SmartStop and SSGT II has committed to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement; there are no financing or diligence conditions to the closing of the Merger; the Outside Date allows for sufficient time to complete the Merger; and the stockholder approval required to complete the Merger is likely to be obtained;

•	Unsolicited Acquisition Proposals: The Merger Agreement provides SmartStop with the ability to match a competing proposal which the SSGT II Board determines is a Superior Proposal;

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Termination Payment: In the event SSGT II terminates the Merger Agreement following a change in the SSGT II Board’s recommendation and/or in order to enter into an agreement with respect to a Superior Proposal, SmartStop is entitled to a termination payment of $5.2 million ($2.6 million during the “go shop” period);

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Expense Reimbursement: In the event SmartStop terminates the Merger Agreement due to a breach of SSGT II’s representations and warranties, SmartStop is entitled to collect its transaction expenses from SSGT II in an aggregate amount not to exceed $1.0 million;

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Third Party Consents: The Merger Agreement does not include a condition to closing with respect to either REIT’s existing debt arrangements, which increases certainty of closing; and SmartStop believes that it has strong relationships with both REITs’ lenders and is confident that lender consents, which are not conditions to the closing of the Merger Agreement, will be obtained, if necessary;

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Arms’ Length Negotiations: The Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement were negotiated on an arm’s length basis between the SmartStop Special Committee and its advisors, on the one hand, and the SSGT II Board and its advisors, on the other hand;

•	SmartStop Stockholder Approval: The Merger does not require approval by SmartStop’s stockholders, which increases the likelihood of closing the Merger;

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SSGT II Stockholder Approval: Under the terms of the Merger Agreement, SSGT II must put the Merger to a vote of SSGT II stockholders even if the SSGT II Board has made an Adverse Recommendation Change (unless the Merger Agreement is terminated in accordance with its terms);

•	Appraisal Rights: The SSGT II stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger; and

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Tax Efficient Transaction: The Merger is intended to qualify as a reorganization for U.S. federal income tax purposes, resulting in the issuance of shares of SmartStop Class A Common Stock in the Merger on a tax-deferred basis.

The SmartStop Board and the SmartStop Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

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Go-Shop Provision: The Merger Agreement provides for a 30-day “go shop” period during which SSGT II may initiate, solicit, provide information and enter into discussions concerning proposals relating to an Acquisition Proposal;

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Effect of Potential Non-Consummation or Delay in Consummation of the Transactions: There is a risk that the Merger may not be completed, or that completion may be unduly delayed, and that such a result may have a negative effect on SmartStop operating results in light of the transaction costs incurred prior to the execution of the Merger Agreement;

•	Risk of Not Obtaining Approval: There is a risk that SSGT II stockholders do not approve the Merger;

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Debt Assumption: There is a risk that SmartStop’s assumption of SSGT II’s debt may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced;

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Expense Reimbursement: The Merger Agreement provides that SmartStop will pay SSGT II its transaction expenses (in an amount not to exceed $1.0 million) in the event SSGT II terminates the Merger Agreement due to SmartStop’s breach of its representations and warranties;

•	Uncertainty of Anticipated Strategic / Financial Benefits: There is a risk that the anticipated strategic and financial benefits of the Merger may not be realized;

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Termination of SSGT II Advisory Agreement: Upon the termination of the SSGT II Advisory Agreement, SmartStop will no longer receive the asset management fees and other expense reimbursements provided for under the SSGT II Advisory Agreement;

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Elimination of Property Management Fees: Upon consummation of the Merger, construction management and property management fees that would otherwise be due pursuant to SSGT II’s property management agreements will be eliminated;

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Risks Involved with Common Management: SmartStop and SSGT II are affiliated entities, and there are conflicts of interest inherent where the individuals who comprise the management teams of each entity assisted in connection with the Merger;

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Risk of Diverting Management Attention: There is a risk that SmartStop management’s focus and resources will be diverted from operational matters and other strategic opportunities while working to implement the Merger;

•	Transaction Expenses: Substantial costs will be incurred in connection with the Merger, including the transaction expenses arising from the Merger;

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Post-Signing Restrictions on SmartStop’s Conduct of Business: The restrictions on the conduct of SmartStop business prior to the consummation of the Merger could delay or prevent SmartStop from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of SmartStop absent the pending completion of the Merger; and

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Exchange Ratio: Because the Exchange Ratio will not fluctuate as a result of changes in the value of SmartStop or SSGT II, a decline in the value of SSGT II unmatched by a similar decline in the value of SmartStop, or an increase in the value of SmartStop without a similar increase in the value of SSGT II, would impact the relative value of SSGT II in a manner adverse to SmartStop.

The foregoing discussion of the factors considered by the SmartStop Board and the SmartStop Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes certain material factors considered by the SmartStop Board and the SmartStop Special Committee. In

view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the SmartStop Board and the SmartStop Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and individuals may have given different weights to different factors. The SmartStop Board and the SmartStop Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Opinion of the SSGT II Board’s Financial Advisor

The SSGT II Board retained KeyBanc to act as its financial advisor in connection with the Merger, and has requested that KeyBanc evaluate the fairness, from a financial point of view, to the holders of shares of SSGT II Common Stock (other than SmartStop and its affiliates) (the “Unaffiliated Holders”) of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement. In selecting KeyBanc, the SSGT II Board considered, among other things, the fact that KeyBanc is a reputable investment banking firm with substantial experience advising companies in the self storage sector and in providing strategic advisory services in general.

On February 24, 2022, KeyBanc rendered an oral opinion to the SSGT II Board, which was subsequently confirmed in a written opinion as of the same date, as to the fairness, from a financial point of view, to the Unaffiliated Holders of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement, and based upon and subject to the assumptions made, matters considered and limitations and qualifications with respect to the review undertaken by KeyBanc.

The full text of KeyBanc’s written opinion, dated February 24, 2022, is attached to this Proxy Statement and Prospectus as Annex B and incorporated by reference herein. You should read KeyBanc’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations with respect to the review undertaken by KeyBanc in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. KeyBanc’s opinion was prepared for the use of the SSGT II Board, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement. It does not constitute advice or a recommendation as to how any stockholder should vote with respect to the Merger or any other matter, and does not in any manner address the price at which shares of SSGT II Common Stock or SmartStop Common Stock will trade at any time, if ever.

In connection with rendering its opinion, KeyBanc, among other things:

•	reviewed a February 22, 2022 draft copy of the Merger Agreement, which KeyBanc understood to be in substantially final form;

•	reviewed certain publicly available information concerning SSGT II and SmartStop, that KeyBanc considered relevant to its inquiry;

•	reviewed certain internal information, primarily financial in nature, concerning SSGT II’s business and operations furnished to KeyBanc by SSGT II for purposes of its analysis;

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reviewed certain internal information, primarily financial in nature, concerning SmartStop’s business and operations furnished to KeyBanc by SmartStop’s management at the direction of the SmartStop Special Committee for purposes of its analysis;

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reviewed certain publicly available information with respect to the financial performance and securities of certain publicly traded companies that KeyBanc believed to be comparable to SSGT II and SmartStop; and

•	reviewed certain publicly available information concerning the financial terms of certain other transactions that KeyBanc considered relevant to its inquiry.

In its review and analysis and in arriving at its opinion, KeyBanc assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with KeyBanc or publicly available and further relied upon the assurances of SSGT II’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. KeyBanc also assumed that the representations and warranties of each of the parties to the Merger Agreement are and will be true and correct in all respects material to its analysis. KeyBanc was not engaged to, and has not independently attempted to, verify any of such information or its accuracy or completeness. KeyBanc also relied upon SSGT II’s management as to the reasonableness and achievability of the SSGT II financial projections (and the assumptions and bases therefor) provided to KeyBanc and, with SSGT II’s consent, KeyBanc assumed that such forecast was reasonably prepared on bases that reflected the best then currently available estimates and judgments of SSGT II’s management of SSGT II’s future financial performance and other matters covered thereby. KeyBanc also relied upon SmartStop’s management as to the reasonableness and achievability of the SmartStop financial projections (and the assumptions and bases therefor) as provided to KeyBanc by SmartStop’s management at the direction of the SmartStop Special Committee and its advisors and, with SmartStop’s consent, KeyBanc assumed that such forecast was reasonably prepared on bases that reflected the best then currently available estimates and judgments of SmartStop’s management of SmartStop’s future financial performance and other matters covered thereby. KeyBanc was not engaged to assess the reasonableness or achievability of such financial projections or the assumptions on which they were based, and KeyBanc expresses no view as to such financial projections or assumptions. In addition, KeyBanc has not conducted a physical inspection, valuation or appraisal of any of SSGT II’s or SmartStop’s assets (including properties or facilities) or liabilities. KeyBanc is also not expressing any view or opinion with respect to, and, at the SSGT II Board’s direction, KeyBanc relied upon, the assessments of SSGT II’s representatives regarding legal, regulatory, accounting, tax and similar matters relating to SSGT II, SmartStop and the Merger, as to which matters KeyBanc understands that SSGT II obtained such advice as SSGT II deemed necessary from qualified advisors and professionals. KeyBanc also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SSGT II, SmartStop or the Merger that would be meaningful to its analysis.

KeyBanc’s opinion is based on economic and market conditions and other circumstances existing on, and information made available to KeyBanc as of, the date of its opinion and does not address any matters subsequent to such date. In addition, KeyBanc’s opinion is, in any event, limited to the fairness, as of the date of its opinion, from a financial point of view, of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement and does not address SSGT II’s underlying business decision to engage in the Merger or any other terms of the Merger, or the fairness of the Merger, or any consideration paid in connection therewith, to SSGT II’s creditors or other SSGT II constituencies. In addition, KeyBanc does not express any opinion as to (1) the fairness of the Merger or (2) the amount or the nature of the compensation now paid or to be paid, in each case, to any of SSGT II’s directors, officers or employees, or class of such persons, relative to the consideration to be paid to stockholders of SSGT II. KeyBanc has not evaluated nor does it express any opinion on the solvency or viability of the parties to the Merger Agreement or their respective affiliates or the ability of such parties to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect KeyBanc’s opinion, KeyBanc does not have any obligation to update, revise or reaffirm its opinion.

KeyBanc was not asked to, nor did it, offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger. In rendering its opinion, KeyBanc has assumed, with the SSGT II Board’s consent, that the final executed form of the Merger Agreement did not differ in any material respect from the draft examined by KeyBanc, and that the conditions to the Merger set forth in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver, modification or amendment of any term or condition that would be meaningful to KeyBanc’s analysis.

KeyBanc’s opinion does not constitute a recommendation as to any action the SSGT II Board should take in connection with the Merger or the other transactions contemplated by the Merger Agreement or any aspect thereof and is not a recommendation to any director of SSGT II, any security holder or other party on how that person should act or vote with respect to the Merger or related transactions and proposals or any other matter.

The summary set forth below does not purport to be a complete description of the financial analyses performed by KeyBanc, but describes, in summary form, the material elements of the presentation that KeyBanc made to the SSGT II Board on February 24, 2022, in connection with KeyBanc’s opinion. The following is a summary of the material financial analyses performed by KeyBanc in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses KeyBanc employed in reaching its conclusion.

KeyBanc’s opinion was only one of many factors considered by the SSGT II Board in evaluating the proposed Merger. Neither KeyBanc’s opinion nor its financial analyses were determinative of the Exchange Ratio or of the views of the SSGT II Board or SSGT II’s management with respect to the Exchange Ratio or the Merger. The summary text describing each financial analysis does not constitute a complete description of KeyBanc’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by KeyBanc. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by KeyBanc with respect to any of the analyses performed by it in connection with its opinion. Rather, KeyBanc made its determination as to the fairness, from a financial point of view, to the Unaffiliated Holders of the Exchange Ratio to those stockholders in the Merger pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by KeyBanc in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before February 24, 2022 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

Summary of Financial Analyses of SSGT II’s Financial Advisor

Valuation Analysis of SSGT II

As part of its analysis, KeyBanc performed a valuation analysis of SSGT II on a standalone basis using the valuation approaches described below. In conducting its analysis of SSGT II, KeyBanc differentiated among three different types of assets owned by SSGT II: (1) SSGT’s in-place portfolio, which includes a joint venture asset (the “SSGT II In-Place Portfolio”), (2) the Walnut Grove asset, for which an acquisition is currently under contract (the “SSGT II Acquisition Asset”), and (3) the Mill Creek expansion asset (the “SSGT II Expansion Asset”). In order to reach a view regarding a valuation range for the SSGT II In-Place Portfolio, KeyBanc analyzed the historical and projected financial results of the SSGT II In-Place Portfolio, as well as third party market statistics, and applied the following valuation techniques: (a) a comparable public companies analysis; (b) a comparable portfolio transaction analysis; (c) a NAV analysis; and (d) a discounted cash flow analysis. In addition, KeyBanc utilized a discounted cash flow analysis with respect to the SSGT II Acquisition Asset and the SSGT II Expansion Asset. No individual methodology can be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to SSGT II or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or precedent transactions to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and the ranges applied in KeyBanc’s analysis were considered in conjunction with its experience and the exercise of judgment. KeyBanc used these analyses to determine the impact of various operating metrics on the implied value per share of SSGT II Common Stock. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by KeyBanc collectively and not individually.

SSGT II In-Place Portfolio - Analysis of Comparable Public Companies

For the SSGT II In-Place Portfolio, KeyBanc reviewed and compared certain financial information relating to SSGT II which was provided by SSGT II’s management and valuation multiples, and selected publicly traded companies, including publicly traded equity REITs which principally own and operate self storage properties, that KeyBanc believed, based on its experience with companies in the self storage industry, to be similar to SSGT II’s current operations for purposes of this analysis. Financial data of the selected companies were based on public filings and other publicly available information. For each of these comparable public companies, KeyBanc calculated the applicable company’s implied capitalization rate (“Company Cap Rate”) for the next 12 months, using next 12 months’ net operating income, financial statements as of the most recent filings, and market data relating to such comparable companies, each as available from third party sources, and its professional judgment and experience and calculated the average Company Cap Rate for the comparable publicly traded companies.

KeyBanc reviewed data of SSGT II which was provided by SSGT II’s management and publicly available information for each of the following selected publicly traded companies in the self storage industry, the operations of which KeyBanc deemed comparable to the self storage assets included in SSGT II’s In-Place Portfolio for purposes of this analysis, based on its professional judgment and experience.

•	Public Storage

•	Extra Space Storage, Inc.

•	CubeSmart

•	Life Storage, Inc.

•	National Storage Affiliates Trust

The implied forward 12 month Company Cap Rates were 4.3%, 4.1%, 4.9%, 4.6%, and 4.3% for Public Storage, Extra Space Storage, Inc., CubeSmart, Life Storage, Inc. and National Storage Affiliates Trust, respectively, with an average of 4.4%. KeyBanc applied the average of the Company Cap Rates implied by public market values of each of the comparable companies to the SSGT II In-Place Portfolio’s 2022 budgeted NOI of $10.0 million and applied a range based on a spread of plus or minus 0.40% to the average Company Cap Rate. As a result, KeyBanc determined an implied portfolio value range of the SSGT II In-Place Portfolio of $206.2 million to $247.0 million.

No company utilized in the selected publicly traded companies analysis is identical to SSGT II. In particular, each of the selected publicly traded companies is significantly larger than SSGT II and has liquid stock whereas SSGT II is not publicly traded. In evaluating selected publicly traded companies, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SSGT II’s control, such as the impact of competition on SSGT II and the industry generally, industry growth, and the absence of any material adverse change in SSGT II’s financial condition and prospects or the self storage industry or the financial markets in general.

SSGT II In-Place Portfolio—Analysis of Comparable Portfolio Transactions

For the SSGT II In-Place Portfolio, KeyBanc also performed an analysis of selected comparable portfolio transactions involving self storage companies that shared certain characteristics with the Merger. Based on publicly available information and industry research reports, including certain financial data and the purchase prices paid, KeyBanc identified 23 completed transactions involving self storage companies occurring since January 1, 2019 (the “Portfolio Comparable Transactions”), of which KeyBanc selected eight completed transactions which it believed were most relevant (the “Specified Portfolio Comparable Transactions”). For each of these Specified Portfolio Comparable Transactions, for comparison purposes, KeyBanc applied a 2.5% range in either direction around the average capitalization rate for the Specified Portfolio Comparable Transactions to the 2022 budgeted NOI for the SSGT II In-Place Portfolio, which equaled a range of 3.7% to 3.9% (the “Cap Rate Range”). KeyBanc also applied a 2.5% range in either direction around the average dollar-per-square foot metric for the Specified Portfolio Comparable Transactions to the square footage of the SSGT II In-Place Portfolio, which equaled a range of $239 to $251 (the “Square Foot Range”). In establishing a range of potential values for the SSGT II In-Place Portfolio as compared to the Specified Portfolio Comparable Transactions, KeyBanc utilized both the Cap Rate Range and the Square Foot Range. To create a low end of the range, KeyBanc utilized the highest implied value based on the Square Foot Range. To create a high end of the range, KeyBanc calculated the average implied value based on the Cap Rate Range. This analysis indicated an implied valuation of the SSGT II In-Place Portfolio of $227.1 million to $262.7 million.

The Specified Portfolio Comparable Transactions were as follows:

Closed Date	Acquirer	Seller
December 17, 2021	Life Storage, Inc.	Metro Storage LLC
December 17, 2021	Alpha Storage	Not Disclosed
November 15, 2021	CubeSmart	LAACO / Storage West
November 1, 2021	Public Storage Inc.	All Storage
October 15, 2021	TKG-Storagemart Partners	Storage Masters LLC
July 28, 2021	Centerbridge Partners, GIC Private LTD and Merit Hill	Prime Storage Holdings LLC
Not Disclosed	Not Disclosed	Inland
April 14, 2021	Public Storage Inc.	ezStorage

No company or portfolio transaction utilized as a comparison in the analysis of selected comparable portfolio transactions is identical to SSGT II or directly comparable to the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which SSGT II is being compared. In evaluating the selected precedent transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SSGT II’s control, such as the impact of competition on SSGT II and the industry generally, industry growth and the absence of any adverse material change in SSGT II’s financial conditions and prospects or the self storage industry or the financial markets in general.

SSGT II In-Place Portfolio - NAV Analysis

KeyBanc reviewed certain financial data and the purchase prices paid in 228 real estate transactions involving self storage assets, for which relevant information was publicly available or available from third party data sources commonly used in the real estate industry, to determine a net asset value for the SSGT II In-Place Portfolio. KeyBanc selected the 228 real estate transactions based on the following criteria:

•

closed transactions involving individual self storage assets in the same geographic market as the relevant SSGT II In-Place Portfolio assets (geographic range varies based on transaction volume within each market);

•	transactions closed since February 2020; and

•	transactions including assets of similar quality where dollar-per-square foot data was disclosed.

KeyBanc obtained the capitalization rate, which is generally the net operating income of a subject property divided by the purchase price (the “Property Cap Rate”) and the dollar-per-square foot metric, which is generally the purchase price divided by the square footage of the subject property (the “Square Foot Metric”), where available, for each of the selected transactions from third party data sources commonly used in the real estate industry. For the SSGT II In-Place Portfolio, KeyBanc applied the Property Cap Rate where KeyBanc deemed the Property Cap Rate more relevant to such property. Alternatively, KeyBanc applied the Square Foot Metric in markets that have more consistent dollar-per-square foot data but limited publicly available comparable capitalization rate information. KeyBanc applied a 15% portfolio premium to the NAV for each property to reflect the appropriate premium a portfolio the size of the SSGT II In-Place Portfolio could be expected to achieve. KeyBanc utilized those results to determine an estimated gross asset value of the SSGT II In-Place Portfolio of $267.3 million, and applied a range of 5% above and below this estimate to determine the high and low ends of the range. As a result, KeyBanc determined an implied portfolio value range of the SSGT II In-Place Portfolio of $253.9 million to $280.7 million.

No asset utilized in the NAV analysis is identical to any of the assets in the SSGT II In-Place Portfolio. For example, the transactions used in this analysis occurred in different economic climates than the current one, involved companies with different property profiles and were completed using different consideration. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the Merger Agreement. NAV analysis in isolation from other analyses is not an effective method of evaluating transactions.

SSGT II In-Place Portfolio, SSGT II Expansion Asset & SSGT II Acquisition Asset -Analysis of Discounted Cash Flow

KeyBanc performed an illustrative discounted cash flow analysis of each of the SSGT II In-Place Portfolio, the SSGT II Expansion Asset and the SSGT II Acquisition Asset, which is designed to determine an implied valuation of such assets by discounting to the present the future expected cash flows from such assets.

KeyBanc analyzed the projections of unlevered free cash flows of each of the SSGT II In-Place Portfolio, the SSGT II Expansion Asset and the SSGT II Acquisition Asset for the 2022 through 2026 periods that were included in the SSGT II financial projections. Unlevered free cash flows were determined for each of the SSGT II In-Place Portfolio, the SSGT II Expansion Asset and the SSGT II Acquisition Asset by taking respective projected net operating income (“NOI”) for the 2022 through 2026 periods that were included in the SSGT II financial projections and subtracting expected capital expenditures of 5% of NOI per year based on SSGT II management expectations. In estimating the weighted average cost of capital (“WACC”) for each of the SSGT II In-Place Portfolio, the SSGT II Expansion Asset and the SSGT II Acquisition Asset, KeyBanc utilized the expected investor market return for similar Class A self storage assets. KeyBanc assumed a WACC range of (1) 7.00 to 8.00% in completing its analysis for the SSGT II In-Place Portfolio (which is a range around the 7.50% expected investor return for Class A assets based on third party data) and (ii) 7.50% to 8.50% in completing its analysis for each of the SSGT II Expansion Asset and the SSGT II Acquisition Asset (which is a range around the 8.0% expected investor return for Class A assets based on third party data). The applicable WACC was used as a discount rate for each of the SSGT II In-Place Portfolio, the SSGT II Expansion Asset and the SSGT II Acquisition Asset.

KeyBanc used a discount rate of 7.50% applied to the SSGT II financial projections to determine the present value of the free cash flow of the SSGT II In-Place Portfolio. KeyBanc then calculated the SSGT II In-Place Portfolio’s terminal value in 2027 by applying an exit capitalization rate from the average of the Portfolio Comparable Transactions of 4.56% to the projected 2027 NOI. KeyBanc then calculated the portfolio value of the SSGT II In-Place Portfolio by adding the implied present value of unlevered free cash flows and the implied present value of the terminal value. KeyBanc applied a range of plus or minus 0.25% to the 4.56% exit capitalization rate and the 7.50% discount rate, resulting in an implied portfolio valuation range of $242.2 million to $270.1 million for the SSGT II In-Place Portfolio.

KeyBanc used a discount rate of 8.00% applied to the SSGT II financial projections to determine the present value of the free cash flow of each of the SSGT II Expansion Asset and the SSGT II Acquisition Asset. KeyBanc then calculated each of the SSGT II Expansion Asset’s and the SSGT II Acquisition Asset’s terminal value in 2027 by applying an exit capitalization rate from the average of the Portfolio Comparable Transactions of 4.56% to the projected 2027 NOI. KeyBanc then calculated the portfolio value of each of the SSGT II Expansion Asset and the SSGT II Acquisition Asset by adding the respective implied present value of unlevered free cash flows (after subtracting funding requirements) and the implied present value of the terminal value. KeyBanc applied a range of plus or minus 0.25% to the 4.56% exit capitalization rate and the 8.00% discount rate, resulting in an implied portfolio valuation range of (1) $7.2 million to $8.6 million for the SSGT II Expansion Asset and (2) $5.5 million to $8.0 million for the SSGT II Acquisition Asset.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuations derived from the discounted cash flow analyses are not necessarily indicative of SSGT II’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

SSGT II Valuation Analysis Conclusions

As detailed above, KeyBanc utilized a number of valuation approaches in arriving at a valuation range for SSGT II’s portfolio. However, certain approaches are more relevant than others for SSGT II’s portfolio. KeyBanc thus created high and low cases to create a relevant valuation range for SSGT II’s portfolio.

In preparing the high case valuation, KeyBanc valued (1) the SSGT II In-Place Portfolio at the high end of the range for the discounted cash flow analysis approach ($270.1 million), (2) the SSGT II Expansion Asset at the high end of the range for the discounted cash flow analysis approach ($8.6 million) and (3) the SSGT II Acquisition Asset at the high end of the range for the discounted cash flow analysis approach ($8.0 million).

In preparing the low case valuation, KeyBanc valued (1) the SSGT II In-Place Portfolio at the mid-point of the range for the comparable portfolio transactions analysis approach ($245.0 million), (2) the SSGT II Expansion Asset at the low end of the range for the discounted cash flow analysis approach ($7.2 million) and (3) the SSGT II Acquisition Asset at the low end of the range for the discounted cash flow analysis approach ($5.5 million).

KeyBanc’s analysis of SSGT II’s portfolio suggested a total real estate value in the range of $257.7 million to $286.5 million. After making adjustments for net other assets, joint venture partner share, debt, the SSGT II Advisor’s incentive distribution and transaction costs, and taking into account the approximately 12.6 million shares of SSGT II Common Stock outstanding as of September 30, 2021, the total real estate value range implied a range of $12.56 to $14.06 per share of SSGT II Common Stock.

Valuation Analysis of SmartStop

As part of its analysis, KeyBanc performed a valuation analysis of SmartStop on a standalone basis using the valuation approaches described below. In conducting its analysis of SmartStop, KeyBanc differentiated among two different types of assets owned by SmartStop: (1) established assets that had an operating history as a self storage facility in the market and an established market presence (“SmartStop Established Assets”) and (2) growth assets that were in lease-up following a renovation, re-development or completion of development

(“SmartStop Growth Assets”). In order to reach a view regarding a valuation range for the SmartStop Established Assets, KeyBanc analyzed the historical and projected financial results of the SmartStop Established Assets, as well as third party market statistics, and applied the following valuation techniques: (a) a comparable public companies analysis and (b) a comparable portfolio transaction analysis. In addition, KeyBanc utilized the following valuation techniques for the SmartStop Growth Assets: (i) a discounted cash flow analysis and (ii) a NAV analysis. In addition to the SmartStop Established Assets and the SmartStop Growth Assets, SmartStop has a management platform, which KeyBanc valued by analyzing the management company’s budgeted fee streams. No individual methodology can be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to SmartStop or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or precedent transactions to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and the ranges applied in KeyBanc’s analysis were considered in conjunction with its experience and the exercise of judgment. KeyBanc used these analyses to determine the impact of various operating metrics on the implied value per share of SmartStop Common Stock. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by KeyBanc collectively and not individually.

SmartStop Established Assets - Analysis of Comparable Public Companies

For the SmartStop Established Assets, KeyBanc reviewed and compared certain publicly available financial information, valuation multiples, and market trading data relating to SmartStop and selected publicly traded companies, including publicly traded equity REITs which principally own and operate self storage properties, that KeyBanc believed, based on its experience with companies in the self storage industry, to be similar to SmartStop’s current operations for purposes of this analysis. Financial data of the selected companies were based on public filings and other publicly available information. For each of these comparable companies, KeyBanc calculated the applicable Company Cap Rate for the next 12 months, using next 12 months’ net operating public income, financial statements as of the most recent filings, and market data relating to such comparable companies, each as available from third party sources, and its professional judgment and experience and calculated the average Company Cap Rate for the comparable publicly traded companies.

KeyBanc reviewed data of SmartStop and each of the following selected publicly traded companies in the self storage industry, the operations of which KeyBanc deemed comparable to the self storage assets included in SmartStop’s portfolio for purposes of this analysis, based on its professional judgment and experience.

•	Public Storage

•	Extra Space Storage, Inc.

•	CubeSmart

•	Life Storage, Inc.

•	National Storage Affiliates Trust

The implied forward 12 month Company Cap Rates were 4.3%, 4.1%, 4.9%, 4.6%, and 4.3% for Public Storage, Extra Space Storage, CubeSmart, Life Storage and National Storage Affiliates Trust, respectively, with an average of 4.4%. KeyBanc applied the average of the Company Cap Rates implied by public market values of each of the comparable companies to the SmartStop Established Assets’ 2022 budgeted NOI of $89.4 million and applied a range based on a spread of plus or minus 0.40% to the average Company Cap Rate. As a result, KeyBanc determined an implied portfolio value range of the SmartStop Established Assets of $1,846.1 million to $2,211.5 million.

No company utilized in the selected publicly traded companies analysis is identical to SmartStop. In particular, each of the selected publicly traded companies is larger than SmartStop and has liquid stock. In evaluating selected publicly traded companies, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SmartStop’s control, such as the impact of competition on SmartStop and the industry generally, industry growth, and the absence of any material adverse change in SmartStop’s financial condition and prospects or the self storage industry or the financial markets in general.

SmartStop Established Assets - Analysis of Comparable Portfolio Transactions

KeyBanc also performed an analysis of selected comparable portfolio transactions involving self storage companies that shared certain characteristics with the Merger. Such analysis was only utilized to analyze the value of the SmartStop Established Assets as the portfolios included in the comparable portfolio transactions analysis largely consist of established assets. Based on publicly available information and industry research reports, including certain financial data and the purchase prices paid, KeyBanc identified the 23 Portfolio Comparable Transactions, of which KeyBanc selected the eight Specified Portfolio Comparable Transactions. For each of these Specified Portfolio Comparable Transactions, for comparison purposes, KeyBanc applied a 2.5% range in either direction around the average capitalization rate for the portfolio transaction comparables to the 2022 budgeted NOI for the SmartStop Established Assets, which equaled the Cap Rate Range. KeyBanc also applied a 2.5% range in either direction around the average dollar-per-square foot metric for the Specified Portfolio Comparable Transactions to the square footage of the SmartStop Established Assets, which equaled the Square Foot Range. In establishing a range of potential values for the SmartStop Established Assets as compared to the Specified Portfolio Comparable Transactions, KeyBanc utilized both the Cap Rate Range and the Square Foot Range. To create a low end of the range, KeyBanc utilized the highest implied value based on the Square Foot Range. To create a high end of the range, KeyBanc calculated the average implied value based on the Cap Rate Range. This analysis indicated an implied valuation of the SmartStop Established Assets of $1,995.3 million to $2,352.3 million.

The Specified Portfolio Comparable Transactions were as follows:

Closed Date	Acquirer	Seller
December 17, 2021	Life Storage, Inc.	Metro Storage LLC
December 17, 2021	Alpha Storage	Not Disclosed
November 15, 2021	CubeSmart	LAACO / Storage West
November 1, 2021	Public Storage Inc.	All Storage
October 15, 2021	TKG-Storagemart Partners	Storage Masters LLC
July 28, 2021	Centerbridge Partners, GIC Private LTD and Merit Hill	Prime Storage Holdings LLC
Not Disclosed	Not Disclosed	Inland
April 14, 2021	Public Storage Inc.	ezStorage

No company or portfolio transaction utilized as a comparison in the analysis of selected comparable portfolio transactions is identical to SmartStop or directly comparable to the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which SmartStop is being compared. In evaluating the selected precedent transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SmartStop’s control, such as the impact of competition on SmartStop and the industry generally, industry growth and the absence of any adverse material change in SmartStop’s financial conditions and prospects or the self storage industry or the financial markets in general.

SmartStop Growth Assets - Analysis of Discounted Cash Flow

KeyBanc performed an illustrative discounted cash flow analysis of the SmartStop Growth Assets, which is designed to determine an implied valuation of the SmartStop Growth Assets by discounting to the present the future expected cash flows from such assets. KeyBanc performed the discounted cash flow analysis on the SmartStop Growth Assets using assumptions reflective of each SmartStop Growth Asset’s stage in the growth process.

KeyBanc analyzed the projections of unlevered free cash flows of the SmartStop Growth Assets for the 2022 through 2026 periods that were included in the SmartStop financial projections. Unlevered free cash flows were determined by taking projected NOI of the SmartStop Growth Assets for the 2022 through 2026 periods that were included in the SmartStop financial projections and subtracting expected capital expenditures of 5% of NOI per year based on SmartStop management expectations. In estimating the SmartStop portfolio’s WACC, KeyBanc utilized the expected investor market return for similar Class A self storage assets. KeyBanc assumed a WACC range of 7.00% to 8.00% in completing its analysis, which is a range around the 7.50% expected investor return for Class A assets based on third party data. The WACC was used as a discount rate for the SmartStop Growth Assets.

KeyBanc used a discount rate of 7.50% applied to the SmartStop financial projections to determine the present value of the free cash flow of the SmartStop Growth Assets. KeyBanc then calculated the SmartStop Growth Assets’ terminal value in 2027 by applying an exit capitalization rate from the average of the Portfolio Comparable Transactions of 4.56% to the projected 2027 SmartStop NOI. KeyBanc then calculated the portfolio value of the SmartStop Growth Assets by adding the implied present value of unlevered free cash flows and the implied present value of the terminal value. KeyBanc applied a range of plus or minus 0.25% to the 4.56% exit capitalization rate and the 7.50% discount rate, resulting in an implied portfolio valuation range of $430.2 million to $480.3 million for the SmartStop Growth Assets.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of SmartStop’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

SmartStop Growth Assets - NAV Analysis

KeyBanc reviewed certain financial data and the purchase prices paid in 509 real estate transactions involving self storage assets, for which relevant information was publicly available or available from third party data sources commonly used in the real estate industry, to determine a net asset value for the SmartStop Growth Assets. KeyBanc selected the 509 real estate transactions based on the following criteria:

•

closed transactions involving individual self storage assets in the same geographic market as the relevant SmartStop Growth Asset (geographic range varies based on transaction volume within each market);

•	transactions closing since February 2020; and

•	transactions including assets of similar quality where dollar-per-square foot data was disclosed.

KeyBanc obtained the Property Cap Rate and the Square Foot Metric, where available, for each of the selected transactions from third party data sources commonly used in the real estate industry. KeyBanc utilized a mixture of Square Foot Metric and Property Cap Rate for SmartStop Growth Assets, based on each asset’s progress towards stabilization, with assets closer to stabilization valued with the Property Cap Rate approach. KeyBanc determined high and low ranges by applying a 5% range to the average Square Foot Metric value and the Property Cap Rate, as applicable, of the comparable single asset transactions, and KeyBanc also applied a 15% premium to the NAV for each SmartStop Growth Asset to reflect a customary premium a portfolio the size of SmartStop’s could be expected to achieve.

As a result of these analyses, KeyBanc calculated an implied portfolio value range of the SmartStop Growth Assets of $402.3 million to $444.7 million.

No asset utilized in the NAV analysis is identical to any of the assets in SmartStop’s portfolio. For example, the transactions used in this analysis occurred in different economic climates than the current one, involved companies with different property profiles and were completed using different consideration. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the Merger Agreement. NAV analysis in isolation from other analyses is not an effective method of evaluating transactions.

SmartStop Management Platform Valuation

To establish an estimated valuation range for SmartStop’s management platform, KeyBanc reviewed certain financial data, including budgeted fee streams, relating to the SmartStop management platform.

KeyBanc established a range of multiples based on a 0.25x spread around a 5.25x EBITDA multiple, which was based on KeyBanc’s review of 22 precedent management company acquisition transactions, to an adjusted version of the SmartStop management platform’s budgeted 2022 EBITDA. KeyBanc adjusted the SmartStop management platform’s budgeted 2022 EBITDA to exclude tenant insurance revenues. KeyBanc valued the SmartStop management platform’s tenant insurance revenues separately at a 10% capitalization rate (plus or minus 0.5%), which is within the general range of capitalization rates used by equity research analysts to value publicly traded self storage REIT’s tenant insurance businesses.

KeyBanc’s analysis resulted in a valuation range for the SmartStop management platform of $84.5 million to $93.0 million, as follows:

	Implied Valuation (in millions)
High Range	$92.2	$93.0
Mean	$88.4	$89.2
Low Range	$84.5	$85.3

No management company or acquisition transaction utilized as a comparison in the analysis of the SmartStop management platform is identical to SmartStop’s management platform or directly comparable to the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the management companies to which the SmartStop management platform is being compared. In evaluating the selected precedent management company acquisition transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SmartStop’s control, such as the impact of competition on SmartStop’s management platform and the industry generally, industry growth and the absence of any adverse material change in the SmartStop management platform’s financial conditions and prospects or the self storage industry or the financial markets in general. Additionally, management company valuations are highly negotiated. For these and other reasons, KeyBanc’s valuation of the SmartStop management platform is speculative.

SmartStop Valuation Analysis Conclusions

As detailed above, KeyBanc utilized a number of valuation approaches in arriving at a valuation range for SmartStop’s portfolio. However, certain approaches are more relevant than others for SmartStop’s portfolio. KeyBanc thus created high and low cases to create a relevant valuation range for the SmartStop portfolio.

In preparing the high case valuation, KeyBanc valued (1) the SmartStop Established Assets at the high end of the range for the comparable public companies analysis approach ($2,211.5 million), (2) the SmartStop Growth Assets at the high end of the range for the NAV analysis approach ($444.7 million), and (3) the SmartStop management platform at the high end of the high range ($93.0 million), suggesting a high end valuation of $2,749.3 million.

In preparing the low case valuation, KeyBanc valued (1) the SmartStop Established Assets at the low end of the comparable portfolio transactions analysis approach ($1,995.3 million), (2) the SmartStop Growth Assets at the low end of the range for the discounted cash flow analysis approach ($430.2 million), and (3) the SmartStop management platform at the low end of the low range ($84.5 million), suggesting a low end valuation of $2,510.0 million.

KeyBanc’s analysis of SmartStop’s portfolio and management platform suggests a valuation range of $2,510.0 million to $2,749.3 million of total real estate and management company value. After making adjustments for net other assets, joint venture partner share, debt and transaction costs, and taking into account the approximately 114.6 million shares of SmartStop Common Stock outstanding as of September 30, 2021 (assuming conversion of preferred equity), the total valuation range for SmartStop represented an implied share price range of $14.00 to $16.09 per share of SmartStop Common Stock.

Overall Valuation Analysis Conclusions

Based on the implied price per share of each of SSGT II and SmartStop, as determined pursuant to the methodologies described above, KeyBanc calculated an implied exchange ratio reference range of 0.7809x to 1.0041x, as compared to the Exchange Ratio of 0.9118x.

KeyBanc observed that its analysis supported its determination that the Merger Consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement is fair, from a financial point of view, as of the date of the opinion, to such holders.

Miscellaneous

In connection with KeyBanc’s services as the financial advisor to the SSGT II Board, pursuant to a letter agreement dated November 2021, SSGT II will pay KeyBanc an aggregate fee of approximately $1.0 million, $250,000 of which was payable upon KeyBanc’s delivery of its opinion, and the remaining portion of which is payable upon, and subject to, consummation of the Merger. In addition, SSGT II has agreed to reimburse KeyBanc for certain of its expenses and to indemnify KeyBanc and related persons against various potential liabilities, including certain liabilities that may arise in connection with KeyBanc’s engagement.

From January 1, 2020 through February 24, 2022, KeyBanc and its affiliates performed banking and other related services for SmartStop and received aggregate compensation from SmartStop of approximately $4.2 million (not including any fees in connection with KeyBanc’s engagement in connection with the Merger). In addition, KeyBank National Association, an affiliate of KeyBanc, is the administrative agent under an existing secured term loan for SmartStop.

KeyBanc, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of business, certain of KeyBanc’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SSGT II, SmartStop or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. KeyBanc or its affiliates may provide investment and corporate banking services to SSGT II, SmartStop and their respective affiliates in the future, for which KeyBanc or its affiliates may receive customary fees. KeyBanc provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of SSGT II, SmartStop or their respective affiliates for its own account and for the accounts of customers.

Certain SmartStop and SSGT II Unaudited Financial Projections

SmartStop and SSGT II do not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the SSGT II Board’s consideration of the Merger, management for SmartStop and SSGT II provided SmartStop’s and SSGT II’s property-level projections, from which the anticipated future performance of the (1) SmartStop Growth Assets and the SmartStop Established Assets and (2) SSGT II In-Place Portfolio, in each case on a stand-alone basis, for each of the next five years was derived (collectively, the “projections”), which are summarized below. The projections were provided to the SSGT II Board and KeyBanc.

The projections are summarized in this Proxy Statement and Prospectus solely to give SSGT II stockholders access to certain non-public information that was made available to the SSGT II Board, in connection with its consideration of the Merger, and to KeyBanc, which was authorized to use and rely upon the projections for purposes of providing its valuation analyses and fairness opinion to the SSGT II Board, and are not included in this Proxy Statement and Prospectus to influence any SSGT II stockholder to make any investment or voting decision with respect to the Merger.

The projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the projections in this Proxy Statement and Prospectus should not be regarded as an indication that any of SmartStop, SSGT II, the SSGT II Board, KeyBanc or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events. There can be no assurance that the prospective results will be realized or that actual results will not differ materially from the projections.

The projections reflect numerous assumptions and estimates as to future events. The projections were based on assumptions and estimates that management of SmartStop and SSGT II believed were reasonable at the time the projections were prepared, taking into account relevant information available to SmartStop’s and SSGT II’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 22 and 1, respectively, and in SmartStop’s management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2021, attached as Annex C to this Proxy Statement and Prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of SmartStop and SSGT II and will be beyond the control of the Combined Company.

Furthermore, the projections do not necessarily reflect SmartStop’s and SSGT II’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared. In particular, the projections do not give effect to the Merger, nor do they take into account the effect of any failure of the Merger to occur.

The projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither SmartStop’s independent auditors, SSGT II’s independent auditors, nor any other independent accountants, have compiled, examined or performed any audit or other procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of SmartStop accompanying the consolidated financial statements of SmartStop as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, included herein, and the report of the independent auditors of SSGT II accompanying the consolidated financial statements of SSGT II as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, included herein, relate to the historical financial statements of SmartStop and SSGT II, respectively. They do not extend to the projections and should not be read to do so.

Certain financial measures included in the projections were not prepared in accordance with GAAP and there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, and may not be directly comparable to similarly titled measures of competitors of SmartStop or SSGT II or other companies generally. As a result, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in financial forecasts (including the projections) provided to a board of directors or financial advisor in connection with a business combination transaction (such as the Merger) are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the SSGT II Board or KeyBanc in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the projections is provided in this Proxy Statement and Prospectus.

The inclusion of a summary of the projections herein should not be deemed an admission or representation by SmartStop or SSGT II that such projections are viewed by SmartStop or SSGT II as material information of SmartStop or SSGT II. The projections should be evaluated in conjunction with SmartStop’s and SSGT II’s reported financial results and the risk factors with respect to the business of SmartStop and SSGT II, respectively. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 1 and “Where You Can Find More Information” on page 202.

The following summarizes the projections for the SmartStop Established Assets and the SmartStop Growth Assets on an aggregate basis:

Projected (Dollars in millions)
	2022	2023	2024	2025	2026
NOI	$103.7	$110.9	$117.2	$121.3	$125.5

The SmartStop projections assume (1) stabilization of the SmartStop Growth Assets occurring approximately between Year 1 and Year 3, (2) property-level rental rate growth of 3.5% annually for the SmartStop Growth Assets upon stabilization, and (3) a 6.0% management fee. Management for SmartStop made each of these assumptions and found them to be reasonable.

The following summarizes the projections for the SSGT II In-Place Portfolio on an aggregate basis:

Projected (Dollars in millions)
	2022	2023	2024	2025	2026
NOI	$10.0	$11.5	$12.0	$12.4	$12.8

The SSGT II projections assume (1) stabilization of the SSGT II In-Place Portfolio occurring by the end of Year 2, (2) the SSGT II In-Place Portfolio achieves market rental rates and 94.5% occupancy upon stabilization, (3) property-level rental rate growth of 3.5% annually upon stabilization and (4) a 6.0% management fee for the SSGT II In-Place Portfolio. Management for SSGT II made each of these assumptions and found them to be reasonable.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, SMARTSTOP AND SSGT II DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of SSGT II’s Directors and Executive Officers in the Merger

The directors and certain of the executive officers of SSGT II have interests in seeing the Merger completed that are different from, or in addition to, those of the SSGT II stockholders. These directors and executive officers own, directly or beneficially, shares of SmartStop Class A Common Stock and OP Units of SmartStop OP. The value of such equity interests may be impacted by the Merger. In addition, as executive officers of SmartStop, the compensation of H. Michael Schwartz, James Barry, Wayne Johnson, and Nicholas Look, each of whom is also an executive officer of SSGT II, is tied to certain metrics that may be impacted by the Merger.

The Merger Agreement provides that rights relating to indemnification, exculpation, advancement of expenses and directors’ and officers’ insurance for SSGT II’s current directors and officers will be continued for six years after the completion of the Merger. These arrangements are described more fully in “The Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification,” beginning on page 186.

Relationship of SSGT II and SmartStop

SRA, which is the sponsor of SSGT II, is controlled and owned by SmartStop. SSGT II Advisor is owned and controlled by SRA. Messrs. Schwartz, Johnson and Look are executive officers of each of SSGT II and SmartStop, Mr. Barry is a director of SSGT II and an executive officer of SmartStop, and Mr. Schwartz is a director of each of SSGT II and SmartStop and Mr. Barry is a director of SSGT II.

Directors and Management of the Combined Company After the Merger

The management and board of directors of the Combined Company after the Merger will remain the same as that of SmartStop.

Regulatory Approvals Required for the Merger

SmartStop and SSGT II are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Timing of the Merger

The Merger is expected to be completed in the second quarter of 2022. Neither SSGT II nor SmartStop can predict, however, the actual date on which the Merger will be completed, or if it will be completed at all, because it is subject to the satisfaction or waiver of several closing conditions. See “The Merger Agreement—Conditions to Completion of the Merger.”

Accounting Treatment of the Merger

SmartStop prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the asset acquisition accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired entity is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquiror, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as an asset acquisition under GAAP, with SmartStop being the acquiror.

Issuance of Shares of SmartStop Class A Common Stock

Pursuant to the Merger Agreement, as soon as practicable following the effective time of the Merger, SmartStop will cause STAS, the transfer agent in connection with the Merger, to record on the stock records of SmartStop the issuance of shares of SmartStop Class A Common Stock equal to the merger consideration that is issuable to each former holder of shares of SSGT II Common Stock (including any fractional shares thereof). As a result, each holder of record of shares of SSGT II Common Stock as of the effective time of the Merger will automatically receive, without such holder taking any action, shares of SmartStop Class A Common Stock issuable to such holder as merger consideration. Shares of SmartStop Class A Common Stock issuable as merger consideration in exchange for shares of SSGT II Common Stock will be in uncertificated book-entry form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of SSGT II Common Stock and of the ownership and disposition of shares of SmartStop Class A Common Stock received in the Merger.

This summary is for general information only and is not tax advice. This summary assumes that holders of SSGT II Common Stock (or, following the Merger, of SmartStop Class A Common Stock) hold such SSGT II Common Stock or SmartStop Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes and certain excise taxes applicable to REITs, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Merger or the ownership and disposition of shares of SmartStop Class A Common Stock received in the Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•

persons or entities who hold shares of SSGT II Common Stock (or, following the Merger, SmartStop Class A Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

•	individuals or entities subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens of the United States;

•

persons holding shares of SSGT II Common Stock (or, following the Merger, SmartStop Class A Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell SSGT II Common Stock (or, following the Merger, SmartStop Class A Common Stock) under the constructive sale provisions of the Code;

•	United States persons or entities whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or

•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

For purposes of this summary, a “holder” means a beneficial owner of shares of SSGT II Common Stock (or, following, the Merger, of SmartStop Class A Common Stock), and a “U.S. holder” means a holder that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a holder that is not a “U.S. holder” and not a partnership.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of SSGT II Common Stock (or, following the Merger, SmartStop Class A Common Stock), the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner, the activities of the entity or arrangement and certain tax determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes holding shares of SSGT II Common Stock (or, following the Merger, SmartStop Class A Common Stock) and the owners of such entities or arrangements should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

This discussion of material U.S. federal income tax consequences of the Merger and of the ownership and disposition of SmartStop Class A Common Stock received in the Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SMARTSTOP CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Merger

Qualification of the Merger as a Reorganization

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Merger that Bass Berry, or other nationally recognized tax counsel, renders an opinion to SSGT II and Nelson Mullins, or other nationally recognized tax counsel, renders an opinion to SmartStop to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by SSGT II and SmartStop regarding factual matters (including those contained in the tax representation letters provided by SSGT II and SmartStop), and covenants undertaken by SSGT II and SmartStop. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the Merger or any tax benefits that may be derived from the Merger.

Consequences of the Merger to Holders of SSGT II Common Stock

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of SSGT II Common Stock assuming the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A holder of SSGT II Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of SmartStop Class A Common Stock in exchange for shares of SSGT II Common Stock in connection with the Merger.

A holder will have an aggregate tax basis in SmartStop Class A Common Stock it receives in the Merger equal to the holder’s aggregate tax basis in its SSGT II Common Stock surrendered pursuant to the Merger. If a holder acquired any of its shares of SSGT II Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to shares of SmartStop Class A Common Stock received in the Merger. Such holders should consult their own tax advisors regarding the proper allocation of their basis among its shares of SmartStop Class A Common Stock received in the Merger under these Treasury Regulations.

The holding period of SmartStop Class A Common Stock received by a holder in connection with the Merger will include the holding period of SSGT II Common Stock surrendered in connection with the Merger. Holders owning blocks of shares of SSGT II Common Stock acquired at different times or different prices should consult their own tax advisors with respect to identifying the holding periods of the particular shares of SmartStop Class A Common Stock received in the Merger.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of SSGT II Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the Merger, such holder held 1% or more, by vote or value, of the total outstanding SSGT II Common Stock or has a basis in SSGT II non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the Merger. U.S. holders should consult their own tax advisors as to whether they may be treated as a “significant holder.”

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF SSGT II COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of SSGT II and SmartStop

Tax Opinions from Counsel Regarding REIT Qualification of SSGT II and SmartStop

It is a condition to the obligation of SSGT II to complete the Merger that SSGT II receive an opinion of Nelson Mullins (or other nationally recognized tax counsel to SSGT II) to the effect that, commencing with SmartStop’s taxable year ended December 31, 2014, SmartStop has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, and SmartStop’s ownership, organization and proposed method of operation will enable SmartStop to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by SmartStop. This opinion will not be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

It is a condition to the obligation of SmartStop to complete the Merger that SmartStop receive an opinion of Nelson Mullins (or other nationally recognized tax counsel to SmartStop) to the effect that commencing with SSGT II’s taxable year ended December 31, 2019, SSGT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and SSGT II’s ownership, organization and proposed method of operation will enable SSGT II to continue to meet the requirements for qualification and taxation as a REIT, through the effective time of the Merger, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by SSGT II regarding factual matters. This opinion will not be binding on the IRS or the courts.

No ruling from the IRS has been or is expected to be requested regarding the qualification of SmartStop, SSGT II or the Combined Company as a REIT.

Tax Liabilities and Attributes Inherited from SSGT II

If SSGT II failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, SSGT II would be liable for (and the Combined Company will be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of SSGT II by the close of the taxable year in which the Merger occurs and will be subject to tax on the built-in gain on each SSGT II asset existing at the time of the Merger if the Combined Company were to dispose of the SSGT II asset in a taxable transaction during the five-year period following the Merger. Such tax will be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if SSGT II qualified as a REIT at all relevant times, the Combined Company similarly will be liable for other unpaid taxes (if any) of SSGT II (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the Merger, the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from SSGT II, and to all of the gross income of the Combined Company, including the gross income derived from the assets the Combined Company acquires from SSGT II. As a result, the nature of the assets that the Combined Company acquires from SSGT II and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.

SSGT II’s qualification as a REIT depends on SSGT II’s ability to satisfy numerous requirements, some on an annual and others on a quarterly basis. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which are not entirely within the control of SSGT II.

Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of SmartStop Class A Common Stock

This section summarizes the material U.S. federal income tax consequences under current law generally resulting from the election of SmartStop to be taxed as a REIT and the acquisition, ownership and disposition of SmartStop Class A Common Stock. For purposes of this section “SmartStop” and the “Combined Company” will be used interchangeably.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of SmartStop to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of the Combined Company

SmartStop has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2014. SmartStop believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2014, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that SmartStop has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.

Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders.

This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:

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First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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Second, if the Combined Company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

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Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (1) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

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Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

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Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

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Ninth, the Combined Company’s subsidiaries that are C corporations, including any taxable REIT subsidiary (“TRS”) of the Combined Company, as described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

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Eleventh, if the Combined Company fails to comply with the requirement to send annual letters to its stockholders holding at least a certain percentage of its stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of its stock, and the failure is not due to reasonable cause or is due to willful neglect, the Combined Company will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;

(3)	It would be taxable as a domestic corporation, but for its qualification as a REIT;

(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	It is beneficially owned by 100 or more persons;

(6)

Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in SmartStop’s case, was 2014). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, SmartStop has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.

SmartStop believes that it has been organized and has operated in a manner that has allowed SmartStop, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, the SmartStop Charter provides for restrictions regarding ownership and transfer of

SmartStop’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to SmartStop Common Stock is contained in the discussion in this Proxy Statement and Prospectus under the heading “Description of SmartStop Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that SmartStop has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements. An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships.”

The Combined Company has control of its operating partnership and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs

The Combined Company and its operating partnership may own interests in companies that elect or have elected, together with the Combined Company, to be treated as the Combined Company’s TRSs, including but not limited to, SmartStop TRS, Inc., SS Growth TRS, Inc., SS Growth TRS II, Inc., Strategic Storage TRS IV, Inc. and certain entities organized as corporations under Canadian law that hold title to properties in a nominee capacity for which TRS elections were made by SmartStop and SSGT II. The Combined Company may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The corporate income tax liability of the Combined Company’s TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and limit the Combined Company’s ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transaction Income.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Gross Income Tests

The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:

•	rents from real property;

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interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets (other than gain from prohibited transactions);

•	income and gain derived from foreclosure property; and

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income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property (“Nonqualified Publicly Offered REIT Debt Instruments”)) or any combination of these.

Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to rent received by the Combined Company.

Rents from Real Property. Rents the Combined Company receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of excess ownership by the Combined Company if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

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The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

The Combined Company generally does not intend to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

In the event a mortgage loan is modified, the Combined Company may be required to retest the loan under the apportionment rules discussed above by comparing the outstanding balance of the modified loan to the fair market value of the collateral real property at the time of modification.

Prohibited Transaction Income. The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the “3-year average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the “3-year average fair market value percentage” (defined similarly to the 3-year average adjusted bases percentage but using fair market values) for the taxable year does not exceed 10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.

Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% and 95% gross income tests, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.

Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if: (1) its failure to meet these tests was due to reasonable cause and not due to willful neglect; and (2) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued.

It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.

Asset Tests

At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Combined Company’s total assets must generally consist of:

•	Cash or cash items, including certain receivables and shares in certain money market funds;

•	Government securities;

•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;

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Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;

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Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	Debt instruments of publicly offered REITs; and

•	Personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.

Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 20% of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by Nonqualified Publicly Offered REIT Debt Instruments.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if: (1) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Combined Company disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) the Combined Company files a description of each asset causing the failure with the IRS, and (3) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure. In such case, the Combined Company must pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.

Annual Distribution Requirement

To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its REIT taxable income; plus

•	90% of its after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.

For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the annual distribution requirement.

In order to be taken into account for purposes of annual distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” SmartStop believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, subsidiary REITs it may own from time to time may not be publicly offered REITs.

To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. SmartStop believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirement and to minimize its corporate tax obligations. In this regard, the partnership agreement of the Combined Company’s operating partnership authorizes the Combined Company to take such steps as may be necessary to cause its operating partnership to distribute to its partners an amount sufficient to permit the Combined Company to meet the annual distribution requirement and to minimize its corporate tax obligation.

Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the annual distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the annual distribution requirement, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid with respect to a period for which the Combined Company is not a publicly offered REIT is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the annual distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

SmartStop expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, SmartStop anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the annual distribution requirement described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet the annual distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the annual distribution requirement, while preserving its cash.

Like-Kind Exchanges

The Combined Company may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirement.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.

Failure to Qualify

If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, SmartStop anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its REIT qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.

Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships

The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

We are required to include in our income our distributive share of each partnership’s income and are allowed to deduct our distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and (2) is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of our subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirement.” Further, items of income and deduction of the subsidiary partnership would not pass through to us, and we would be treated as a stockholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the partnership’s taxable income.

Allocations of Income, Gain, Loss and Deduction

Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The Combined Company’s partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnership (1) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnership. An allocation described in clause (1) or (2) above might cause the Combined Company or the other partners to recognize additional taxable income, including taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Taxation of the Combined Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirement.”

Any property acquired by a partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Material U.S. Federal Income Tax Consequences to Holders of SmartStop Class A Common Stock

The following summary describes the material U.S. federal income tax consequences of owning and disposing of SmartStop Class A Common Stock. You should consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of SmartStop Class A Common Stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of Taxable U.S. Holders of SmartStop Class A Common Stock

Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs, or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.

Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by the

Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of SmartStop Class A Common Stock” below.

Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.

Dispositions of SmartStop Class A Common Stock. If a U.S. holder sells or disposes of shares of SmartStop Class A Common Stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder’s holding period for such common stock exceeds one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Holders of SmartStop Class A Common Stock

Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of SmartStop Class A Common Stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code or to the extent of the tax-exempt holder’s allocable shares of the Combined Company’s “excess inclusion income”, if any. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the

“look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, SmartStop does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.

Taxation of Non-U.S. Holders of SmartStop Class A Common Stock

The rules governing non-U.S. holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their own tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.

Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests (“USRPIs”) and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. Any portion of the dividends paid to non-U.S. holders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

If the investment in the Combined Company stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holders is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of SmartStop stock, and the Combined Company will not withhold on the basis of a non-U.S. holder being so engaged unless such non-U.S. holder has filed an IRS Form W-8ECI with SmartStop or the Combined Company. Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders.

For withholding purposes, SmartStop expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. Thus, the Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with SmartStop or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•	the investment in SmartStop Class A Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their own tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their own tax advisors regarding the taxation of such retained net capital gain.

Dispositions of SmartStop Class A Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of SmartStop Class A Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. SmartStop Class A Common Stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. SmartStop believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”

In addition, dispositions of SmartStop Class A Common Stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of SmartStop Class A Common Stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their own tax advisors regarding the application of these rules. Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of SmartStop Class A Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:

•

the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty).

If gain on the sale, exchange or other taxable disposition of SmartStop Class A Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of SmartStop Class A Common Stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders

The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on SmartStop Class A Common Stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Payments of dividends on SmartStop Class A Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on SmartStop Class A Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

U.S. holders that are individuals, estates or trusts that have taxable income in excess of certain thresholds are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the effect, if any, of these rules on their ownership and disposition of SmartStop Class A Common Stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on SmartStop Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on SmartStop Class A Common Stock and to payments of gross proceeds from a sale or redemption of SmartStop Class A Common Stock. However, under proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in SmartStop Class A Common Stock.

Statement of Stock Ownership

REITs are required to demand annual written statements from the record holders of designated percentages of REIT shares disclosing the actual owners of the shares. Any record stockholder who, upon request, does not provide the required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. A REIT also must maintain, within the Internal Revenue District in which it is required to file, federal income tax returns, permanent records showing the information it has received about the actual ownership of shares and a list of those persons failing or refusing to comply with its information request. The Combined Company intends to comply with these requirements.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than U.S. federal income tax. You should consult your own tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in SmartStop Class A Common Stock.

DISTRIBUTIONS

The Merger Agreement permits each of SmartStop and SSGT II to continue to pay regular distributions on common stock to their respective stockholders prior to the closing of the Merger in accordance with past practice, and, in the case of SmartStop, distributions on its Series A Convertible Preferred Stock at an annual rate of $62.50 per share of Series A Convertible Preferred Stock. However, the foregoing limitation will not apply to any distribution that is reasonably necessary for SmartStop or SSGT II to maintain its REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. The Merger Agreement requires SmartStop and SSGT II to notify the other party of the declaration or payment of any distribution prior to the effective time of the Merger, and the parties intend to coordinate distributions so that if either SmartStop stockholders or SSGT II stockholders receive a regular distribution for any particular period prior to the closing of the Merger, the stockholders of the other company will also receive a distribution for the same period.

THE MERGER AGREEMENT

This section of this Proxy Statement and Prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and Prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. SSGT II and SmartStop urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A, which is incorporated by reference into this Proxy Statement and Prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is not intended to provide you with any factual information about SSGT II, SmartStop or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by certain information that SmartStop filed with the SEC prior to entering into the Merger Agreement, as well as by certain disclosure letters each of SSGT II and SmartStop delivered to the other party in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Moreover, some of the representations and warranties contained in the Merger Agreement may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws, or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this Proxy Statement and Prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements, and filings that SmartStop files with the SEC and the other information in this Proxy Statement and Prospectus. See “Where You Can Find More Information” in this Proxy Statement and Prospectus.

Furthermore, SSGT II stockholders are not third-party beneficiaries under the Merger Agreement and are therefore generally unable to directly enforce any of the terms or conditions of the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Form, Effective Time, and Closing of the Merger

The Merger Agreement provides for the combination of SSGT II and SmartStop through the merger of SSGT II with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of SmartStop, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will become effective at such time as the articles of merger are accepted for record by the SDAT or on such later date and time agreed to by SSGT II and SmartStop and specified in the articles of merger (not to exceed 30 days from the date the articles of merger are accepted for record by the SDAT).

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m., California local time, no later than the third (3rd) business day following the date on which all of the conditions to closing of the Merger described under “—Conditions to Completion of the Merger” have been satisfied or waived (other than the conditions that by their nature are to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to in writing by SSGT II and SmartStop.

Merger Consideration

If the Merger is completed, then at the effective time of the Merger, each share of SSGT II Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger (other than

Excluded Shares, which will automatically be cancelled and will cease to exist without any right to payment) will automatically be cancelled and converted into the right to receive the Exchange Ratio of 0.9118 shares of SmartStop Class A Common Stock, subject to limitations on fractional shares. No fractional shares of an amount less than 0.001 of a share of SmartStop Class A Common Stock will be issued as merger consideration and, in lieu of such fractional shares that otherwise might be payable to a person entitled to receive the merger consideration, such fractional shares will be aggregated and rounded up to the nearest 0.001 of a share of SmartStop Class A Common Stock.

The cancellation and conversion of shares of SSGT II Common Stock into the right to receive the merger consideration will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, SmartStop will appoint STAS as the transfer agent to, as soon as reasonably practicable after the effective time of the Merger, record the issuance on the stock records of SmartStop of the amount of SmartStop Class A Common Stock equal to the merger consideration that is issuable to each holder of shares of SSGT II Common Stock.

No Appraisal Rights

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, are available to holders of SSGT II Common Stock with respect to the Merger pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by SSGT II, on the one hand, and SmartStop and Merger Sub, on the other hand. The representations and warranties were made by the respective parties as of the date of the Merger Agreement and do not survive the effective time of the Merger or any earlier termination of the Merger Agreement. The representations and warranties were subject to specified exceptions and qualifications contained in the Merger Agreement, including (1) the disclosure letters delivered by SSGT II and SmartStop and Merger Sub in connection with the Merger Agreement, (2) in the case of SSGT II, the consolidated audited financial statements of SSGT II and its subsidiaries as of and for the years ended December 31, 2020 and 2019, as well as the knowledge of certain specified persons related to SSGT II Advisor, and (3) in the case of SmartStop and Merger Sub, certain information filed with the SEC by SmartStop prior to the date of the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as described below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications (that is, those representations and warranties would not be deemed untrue, inaccurate, or incorrect as a result of matters of which certain specified persons related to the party making the representation or warranty did not have knowledge).

Representations and Warranties of SSGT II

SSGT II made representations and warranties to SmartStop and Merger Sub in the Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing, and qualification to do business of SSGT II and its subsidiaries;

•	due authorization, execution, delivery, and enforceability of the Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	financial statements, internal accounting controls, and inapplicability of the Investment Company Act;

•	absence of material changes to the conduct of SSGT II’s business or any “material adverse effect” (as described below) with respect to SSGT II;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real property and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	intellectual property;

•	insurance coverage;

•	certain benefit plans and absence of employees;

•	certain related party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the Merger;

•	receipt of the opinion of KeyBanc;

•	exemption of the Merger from anti-takeover statutes and the absence of appraisal rights; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Representations and Warranties of SmartStop and Merger Sub

SmartStop and Merger Sub made representations and warranties to SSGT II in the Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing, and qualification to do business of SmartStop, SmartStop’s subsidiaries, and Merger Sub;

•	due authorization, execution, delivery, and enforceability of the Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	documents filed with the SEC and financial statements;

•	internal accounting controls, disclosure controls and procedures, compliance with the Sarbanes-Oxley Act, and inapplicability of the Investment Company Act;

•	absence of material changes to the conduct of SmartStop’s business or any “material adverse effect” (as described below) with respect to SmartStop;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real property and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	intellectual property;

•	insurance coverage;

•	certain benefit plans;

•	employee and labor matters;

•	certain related-party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the Merger;

•	exemption of the Merger from anti-takeover statutes and the absence of appraisal rights;

•	the purpose, activities, and ownership of Merger Sub; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Definition of “Material Adverse Effect”

Many of the representations of SSGT II and SmartStop and Merger Sub are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (1) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT II and its subsidiaries, taken as a whole, or SmartStop and its subsidiaries, taken as a whole, as applicable, or (2) would reasonably be expected to prevent or materially impair the ability of SSGT II or SmartStop, as applicable, to consummate the Merger before November 21, 2022.

However, subject to the below exception, any event, circumstance, change, effect, development, condition, or occurrence to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to the applicable party:

(1)

any failure of SSGT II or SmartStop, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition, or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

(2)	any changes that affect the self storage REIT industry generally;

(3)	any changes in the United States or global economy or capital, financial or securities market generally, including changes in interest or exchange rates;

(4)	any changes in the legal or regulatory conditions in the geographic regions in which SSGT II or SmartStop operate or own or lease properties;

(5)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the Merger Agreement;

(6)	the taking of any action expressly required by the Merger Agreement;

(7)	earthquakes, hurricanes, floods, or other natural disasters;

(8)	any damage or destruction of real property or improvements owned or leased by SSGT II or SmartStop or their subsidiaries that is substantially covered by insurance;

(9)

any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 measures), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date of the Merger Agreement, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any governmental authority in connection with any epidemic, pandemic or disease outbreak; or

(10)	changes or prospective changes in GAAP or in any law of general applicability unrelated to the Merger or the interpretation or enforcement thereof.

However, notwithstanding the foregoing exceptions, if any event described in clause (2), (3), (4), (5), (7), (8), (9) or (10) above has a disproportionate adverse impact on SSGT II and its subsidiaries, taken as a whole, or SmartStop and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the self storage REIT industry in the United States, then the incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred with respect to SSGT II or SmartStop, as applicable.

Conditions to Completion of the Merger

The obligation of each of SSGT II, SmartStop and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver (which in the case of SSGT II, means waiver by the SSGT II Board and, in the case of SmartStop, means waiver by the SmartStop Special Committee), at or prior to the effective time of the Merger, of the following conditions:

•

all consents, authorizations, orders, or approvals of each governmental authority necessary for the consummation of the Merger having been obtained and any applicable waiting periods in respect thereof having expired or been terminated;

•	approval of the Merger by SSGT II stockholders having been obtained;

•

the absence of any judgment, injunction, order, or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law enacted, entered, promulgated, or enforced by any governmental authority after the date of the Merger Agreement prohibiting, restraining, enjoining, or making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

the registration statement on Form S-4, of which this Proxy Statement and Prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn.

The obligation of SmartStop and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

•

certain representations and warranties of SSGT II regarding (i) the organization and qualification of SSGT II and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the

Merger Agreement, (iii) certain aspects of SSGT II’s capital structure, and (iv) SSGT II’s qualification as a REIT, being true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

certain representations and warranties of SSGT II regarding SSGT II’s capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

the representations and warranties of SSGT II, other than those set forth above, being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SSGT II;

•

SSGT II having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing of the Merger;

•	no circumstance shall exist that constitutes a material adverse effect on SSGT II;

•

SmartStop having received from SSGT II a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of SSGT II, certifying that the conditions described in the preceding bullet points have been satisfied;

•

SmartStop having received a written opinion from Nelson Mullins, in form and substance reasonably acceptable to SmartStop, regarding SSGT II’s qualification and taxation as a REIT under the Code commencing with SSGT II’s taxable year that ended on December 31, 2019 through the effective time of the Merger; and

•

SmartStop having received a written opinion from Nelson Mullins, in form and substance reasonably acceptable to SmartStop, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of SSGT II to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

•

certain representations and warranties of SmartStop and Merger Sub regarding (i) the organization and qualification of SmartStop and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the Merger Agreement, (iii) certain aspects of SmartStop’s capital structure, (iv) the inapplicability of the Investment Company Act, and (v) SmartStop’s qualification as a REIT, being true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

certain representations and warranties of SmartStop and Merger Sub regarding SmartStop’s capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

the representations and warranties of SmartStop and Merger Sub, other than those set forth above, being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SmartStop;

•

SmartStop and Merger Sub having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing of the Merger;

•	no circumstance shall exist that constitutes a material adverse effect on SmartStop;

•

SSGT II having received from SmartStop a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of SmartStop, certifying that the conditions described in the six preceding bullet points have been satisfied;

•

SSGT II having received a written opinion from Nelson Mullins, in form and substance reasonably acceptable to SSGT II, regarding SmartStop’s qualification and taxation as a REIT under the Code commencing with SmartStop’s taxable year that ended on December 31, 2014 through the effective time of the Merger;

•

SSGT II having received a written opinion from Bass Berry, in form and substance reasonably acceptable to SSGT II, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

•

the Termination Agreement shall continue to be a legal, valid, and binding obligation of each of the parties thereto, and shall continue to be in full force and effect and shall not have been rescinded or withdrawn in any way.

Covenants and Agreements

Conduct of the Business of SSGT II Pending the Merger

SSGT II has agreed to certain covenants in the Merger Agreement regarding the conduct of its business from the date of the Merger Agreement until the earlier of the effective time of the Merger and the valid termination of the Merger Agreement.

In particular, other than to the extent required by applicable law, with the consent of SmartStop (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the Merger Agreement or set forth on the disclosure letter delivered by SSGT II, SSGT II agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course, (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SSGT II as a REIT, (C) maintain its material assets and properties in their current condition (other than normal wear and tear) and (D) continue the development of any properties currently under construction in accordance with applicable development agreements and budgets and (iii) not take any of the following actions:

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amend or propose to amend the SSGT II Charter, the SSGT II Bylaws or the equivalent organizational or governing documents of any subsidiary of SSGT II, or waive the Aggregate Stock Ownership Limit or create an Excepted Holder Limit (each as defined in the SSGT II Charter) under the SSGT Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of SSGT II or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT II or any SSGT II subsidiary or other equity securities or ownership interests in SSGT II or any SSGT II subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SSGT II of regular dividends in accordance with past practice for SSGT II Common Stock, (B) the declaration and payment by SSGT II Operating Partnership of regular distributions in accordance with past practice on the SSGT II Operating Partnership Units, (C) the declaration and payment of dividends or other distributions to

SSGT II by any SSGT II subsidiary in accordance with past practice in accordance with the organizational documents of such subsidiary; provided, however, that SSGT II may make distributions reasonably necessary to maintain SSGT II’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of SSGT II’s capital stock or other equity interests in SSGT II or any SSGT II subsidiary or securities convertible or exchangeable into or exercisable therefor, other than any acquisition of shares of SSGT II Common Stock contemplated under Article 7 of the SSGT II Charter;

•

except for transactions among SSGT II and one or more of the SSGT II subsidiaries or among one or more of the SSGT II subsidiaries, issue, sell, pledge, dispose, encumber, or grant any shares of capital stock of SSGT II or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of SSGT II or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of SSGT II or any shares of capital stock or equity interests in any of its subsidiaries;

•

acquire or agree to acquire, or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any lien upon, any material property or assets, except (A) acquisitions by SSGT II or any SSGT II subsidiary of or from an existing SSGT II subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 10.0% of the equity value of SSGT II per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to 90% of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and liens in the ordinary course of business;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a SSGT II subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SSGT II or any SSGT II subsidiary, except (A) indebtedness incurred under SSGT II’s existing credit facility in the ordinary course of business, (B) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $500,000, (C) refinancing of existing indebtedness of SSGT II on terms not materially more onerous on SSGT II compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

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make any loans, advances or capital contribution to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any subsidiary of SSGT II;

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other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any material contract in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing material contract that (1) occurs automatically without any action (other than notice of renewal) by SSGT II or any of its subsidiaries or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under an applicable material contract or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement;

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make any payment, direct or indirect, of any liability of SSGT II or any of its subsidiaries before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the Merger Agreement;

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waive, release, assign, settle or compromise any material claim, action, litigation, or other proceeding, other than waivers, releases, assignments, settlements or compromises that (A) involve only the payment of monetary damages in an amount no greater than $500,000 (less certain permitted payments) in the aggregate, do not impose any injunctive relief against SSGT II, any of its subsidiaries or the surviving entity in the Merger and do not provide for any admission of material liability by SSGT II or any of its subsidiaries, or (B) are made with respect to any claim, action, litigation, or other proceeding involving any present, former or purported holder or group of holders of SSGT II Common Stock in accordance with certain procedural requirements specified in the Merger Agreement;

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hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;

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fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;

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form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, except in the ordinary course of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

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enter into or modify in a manner adverse to SSGT II certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve SSGT II’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of SSGT II as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) SSGT II to fail to qualify as a REIT or (B) any SSGT II subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

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adopt a plan of merger (except in connection with any transaction permitted above in a manner that would not reasonably be expected to be materially adverse to SSGT II or to prevent or impair the ability of SSGT II to consummate the Merger) or complete or partial liquidation or resolutions providing for or authorizing such merger or liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	make any payment, loan, distribution, or transfer of assets to any SSGT II Manager, except in such amount and as expressly contemplated by the Merger Agreement or SSGT II Management Agreement;

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take any action (or fail to take any action) that would make dissenters’, appraisal, or similar rights available to the holders of SSGT II Common Stock with respect to the Merger or any other transactions contemplated by the Merger Agreement;

•	authorize, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing; or

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terminate that certain Purchase and Sale Agreement dated January 4, 2018 for the purchase and sale of the property located at 5216 Walnut Grove Avenue, San Gabriel, CA 91776, which is referred to as the Walnut Grove Purchase Agreement.

Notwithstanding the above restrictions agreed to by SSGT II, nothing in the Merger Agreement prohibits SSGT II from taking any action, or refraining to take any action, (i) if the SSGT II Board determines in its reasonable judgment that such action or inaction is reasonably necessary (A) for SSGT II to avoid incurring entity level income or excise taxes under the Code (or applicable state law) or to maintain its qualification as a REIT under the Code, or (B) to avoid the imposition of any requirement that SSGT II or any of its subsidiaries be registered as an investment company under the Investment Company Act, or (ii) in order to respond in good faith to the actual or anticipated effects of COVID-19 or COVID-19 measures on SSGT II or any subsidiary of SSGT II (including changes in relationships with partners, financing sources, directors, officers, consultants, affiliates, agents, and other business partners).

Conduct of the Business of SmartStop Pending the Merger

SmartStop has agreed to certain covenants in the Merger Agreement regarding the conduct of its business from the date of the Merger Agreement until the earlier of the effective time of the Merger and the valid termination of the Merger Agreement.

In particular, other than to the extent required by applicable law, with the consent of SSGT II (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the Merger Agreement or set forth on the disclosure letter delivered by SmartStop, SmartStop agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course, (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SmartStop as a REIT, (C) maintain its material assets and properties in their current condition (other than normal wear and tear) and (D) continue the development of any properties currently under construction in accordance with applicable development agreements and budgets (iii) not take any of the following actions:

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amend or propose to amend the SmartStop Charter, the SmartStop Bylaws or the governing documents of SmartStop OP, or waive the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit or create an Excepted Holder Limit (each as defined in the SmartStop Charter) under the SmartStop Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of SmartStop or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SmartStop or any SmartStop subsidiary or other equity securities or ownership interests in SmartStop or any SmartStop subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SmartStop of regular dividends in accordance with past practice for SmartStop Common Stock and a an annual rate not to exceed $62.50 per share of SmartStop Preferred Stock, (B) the declaration and payment by SmartStop Operating Partnership of regular distributions in accordance with past practice on the SmartStop Operating Partnership Units, (C) the declaration and payment of dividends or other distributions to

SmartStop by any SmartStop subsidiary in accordance with past practice in accordance with the organizational documents of such subsidiary; provided, however, SmartStop may make distributions reasonably necessary to maintain SmartStop’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of SmartStop’s capital stock or other equity interests in SmartStop or any SmartStop subsidiary or securities convertible or exchangeable into or exercisable therefor, other than (A) the withholding of shares to satisfy withholding tax obligations in respect of restricted shares of SmartStop Common Stock granted under the SmartStop Equity Incentive Plan, (B) the conversion of Class A-2 Units into Class A-1 Units of the SmartStop Operating Partnership pursuant to its terms, (C) redemptions of SmartStop Operating Partnership Units pursuant to the SmartStop Operating Partnership Agreement, (D) the redemption of SmartStop Common Stock pursuant to SmartStop’s share redemption program, and (E) any acquisition of shares of SmartStop Common Stock contemplated under Article VI of the SmartStop Charter;

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except for (A) transactions among SmartStop and one or more of the SmartStop subsidiaries or among one or more SmartStop Subsidiaries or (B) the issuance of Class A-1 Units upon the conversion of Class A-2 Units of the SmartStop Operating Partnership pursuant to its terms, (C) the issuance of equity awards to officers and directors pursuant to the SmartStop Equity Incentive Plan and (D) shares of SmartStop Common Stock pursuant to SmartStop’s distribution reinvestment plan, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of SmartStop or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of SmartStop or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of SmartStop or any shares of capital stock or equity interests in any of its subsidiaries;

•

acquire or agree to acquire, or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any lien upon, any material property or assets, except (A) acquisitions by SmartStop or any SmartStop subsidiary of or from an existing SmartStop subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 15.0% of the equity value of SmartStop per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to 90% of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and liens in the ordinary course of business;

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incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a SmartStop subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SmartStop or any SmartStop subsidiary, except (A) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $2,500,000, (B) refinancing of existing indebtedness on terms not materially more onerous on SmartStop compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants) in excess of $2,500,000, make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any subsidiary of SmartStop;

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fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

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enter into or modify in a manner adverse to SmartStop certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting; file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve SmartStop’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of SmartStop as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) SmartStop to fail to qualify as a REIT or (B) any SmartStop subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger (except in connection with any transaction permitted above in a manner that would not reasonably be expected to be materially adverse to SmartStop or to prevent or impair the ability of SmartStop to consummate the Merger) or complete or partial liquidation or resolutions providing for or authorizing such merger or liquidation or a dissolution, consolidation, recapitalization, or bankruptcy reorganization; or

•	authorize, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by SmartStop, nothing in the Merger Agreement prohibits SmartStop from taking any action, or refraining to take any action, (i) if the SmartStop Board determines in its reasonable judgment that such action or inaction is reasonably necessary (A) for SmartStop to avoid incurring entity level income or excise taxes under the Code or applicable state law or to maintain its qualification as a REIT under the Code, or (B) to avoid the imposition of any requirement that SmartStop or any of its subsidiaries be registered as an investment company under the Investment Company Act, or (ii) in order to respond in good faith to the actual or anticipated effects of COVID-19 or COVID-19 measures on SmartStop or any subsidiary of SmartStop (including changes in relationships with partners, financing sources, directors, officers, consultants, affiliates, agents, and other business partners).

Form S-4; Proxy Statement and Prospectus; SSGT II Stockholders Meeting

SSGT II agreed to prepare the proxy statement included in this Proxy Statement and Prospectus, and SmartStop agreed to prepare and file a registration statement on Form S-4 with respect to the Merger, which includes this Proxy Statement and Prospectus. SSGT II and SmartStop also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger.

SSGT II agreed to use its reasonable best efforts to cause this Proxy Statement and Prospectus to be mailed to its stockholders entitled to vote at the SSGT II Special Meeting and to hold the SSGT II Special Meeting as soon as practicable after the Form S-4 is declared effective (provided there are no outstanding SEC comments on the Form S-4 and the SEC has not otherwise enjoined mailing or use of the proxy statement). SSGT II further agreed to include in this Proxy Statement and Prospectus the SSGT II Board’s recommendations to SSGT II stockholders that they approve the Merger Proposal and to use its reasonable best efforts to obtain SSGT II stockholder approval of the Merger Proposal, except to the extent the SSGT II Board made an Adverse Recommendation Change, as permitted by the Merger Agreement.

Access to Information; Confidentiality

The Merger Agreement requires each of SSGT II, SmartStop and Merger Sub to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other parties and their representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel, and records that the other party may reasonably request, and a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities laws as the other party may reasonably request.

Each of SSGT II and SmartStop will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the confidentiality provisions contained in the exclusivity agreement by and between SSGT II and SmartStop.

Go Shop Period; Superior Proposals

Pursuant to the terms of the Merger Agreement, until the Go Shop Period End Time, SSGT II had a “go shop” right that allowed SSGT II and its subsidiaries to do the following:

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initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of SSGT II and its subsidiaries and furnishing non-public information pursuant to one or more acceptable confidentiality agreements (as long as SSGT II previously or contemporaneously furnished, made available or provided access to such non-public information to SmartStop);

•

enter into, continue, or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;

•	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to SSGT II or its subsidiaries; and

•	disclose to SSGT II stockholders any information required to be disclosed under applicable law, subject to certain conditions.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that SSGT II may not, and will cause its subsidiaries not to, do any of the following:

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initiate, solicit, facilitate, or knowingly encourage any inquiries proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

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enter into or engage in, continue, or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or furnish to any person (other than SmartStop or its representatives) any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal;

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release any person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (except to permit the offering of a confidential Acquisition Proposal directly to the SSGT II Board if the SSGT II Board determines in good faith after consultation with its legal and financial advisors that any such failure to waive or to not enforce would be inconsistent with the SSGT II directors’ duties under applicable law);

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withdraw, modify, or amend the SSGT II Board recommendation in favor of the Merger in any manner adverse to SmartStop or fail to make the SSGT II Board recommendation or fail to include the SSGT II Board recommendation in the proxy statement;

•	approve, publicly endorse, or recommend any Acquisition Proposal;

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enter into any oral or written contract, agreement, binding commitment or other obligation contemplating or otherwise relating to an Acquisition Proposal (other than an acceptable confidentiality agreement); or

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take any action to exempt any person from any takeover statute or similar restrictive provision of the SSGT II Charter, the SSGT II Bylaws or the organizational documents or agreements of any SSGT II subsidiary.

Notwithstanding the foregoing, at any time after the Go Shop Period End Time and prior to obtaining the necessary SSGT II stockholder approval of the Merger, the Merger Agreement provides that SSGT II, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of SSGT II’s obligations, may:

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contact such Person to clarify the terms and conditions of such Acquisition Proposal and provide information in response to a request therefor by the Person who made such written Acquisition Proposal; provided that such information is provided pursuant to (and only pursuant to) one or more acceptable confidentiality agreements, and SSGT II, prior to or concurrently with the time such information is provided, provides such information to SmartStop; and

•	engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal;

in each such case, if and only to the extent that the SSGT II Board has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with legal counsel and financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

At any time on or before the fifth business day after the Go Shop Period End Time, the SSGT II Board had the right, if the SSGT II Board determined in good faith (after consultation with its legal advisor) that failing to do so would be inconsistent with the directors’ duties under applicable law, upon receipt by SSGT II of an Acquisition Proposal from a Go Shop Bidder that constituted a Superior Proposal, to give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal, subject to the following conditions:

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SSGT II notified SmartStop in writing that the SSGT II Board intended to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement to such notice and;

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during the five business day period following SmartStop’s receipt of such notice, SSGT II offered to negotiate with (and, if accepted, negotiated in good faith with) SmartStop in making adjustments to the terms and conditions of the Merger Agreement such that the Superior Proposal ceases to be a Superior Proposal.

In addition, at any time beginning on the sixth business day after the Go Shop Period End Time and prior to obtaining the necessary SSGT II stockholder approval of the Merger, the SSGT II Board may, if the SSGT II Board determines in good faith (after consultation with its legal advisor) that the failure to do so would be inconsistent with the directors’ duties under applicable law, upon receipt by SSGT II of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change (and SSGT II may terminate the Merger Agreement and enter into an agreement related to such Superior Proposal), subject to the following conditions:

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such Acquisition Proposal did not result from SSGT II’s material breach of its obligations and the SSGT II Board has determined in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and that the failure of SSGT II to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by SmartStop;

•	SSGT II has notified SmartStop in writing that the SSGT II Board intends to make an Adverse Recommendation Change; and

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during the five business day period following SmartStop’s receipt of such notice, SSGT II has offered to negotiate with (and, if accepted, has negotiated in good faith with) SmartStop in making adjustments to the terms and conditions of the Merger Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided, that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal will be deemed a new Acquisition Proposal and SSGT II may not make an Adverse Recommendation Change unless SSGT II has satisfied all of the foregoing conditions with respect to each such new Acquisition Proposal (except that the new negotiating period following notice to SmartStop will be three business days instead of five business days).

Notwithstanding anything in the Merger Agreement to the contrary, at any time before obtaining the necessary SSGT II stockholder approval of the Merger, the SSGT II Board may, if the SSGT II Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with SSGT II’s directors’ duties under Maryland law, make an Adverse Recommendation Change in response to an Intervening Event.

The Merger Agreement also does not prevent the SSGT II Board or SSGT II, directly or indirectly, from (i) taking and disclosing to SSGT II stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, with respect to an Acquisition Proposal, (ii) making any required disclosure to SSGT stockholders under applicable law, or (iii) making any disclosure to SSGT II stockholders if the SSGT II Board determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the SSGT II directors under Maryland law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT II Board with respect to the Merger Agreement or an Acquisition Proposal, such disclosure generally will be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the recommendation of the SSGT II Board.

Publicity

Each of SSGT II and SmartStop have agreed, subject to limited exceptions, such as with respect to an Adverse Recommendation Change, that they and their respective affiliates will not issue any press release or other public statement or filing with respect to the Merger or the Merger Agreement without the prior consent of the other party (which consent is not to be unreasonably withheld, delayed, or conditioned).

Consents and Approvals

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of SSGT II and SmartStop has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) taking all actions necessary to satisfy each party’s conditions to closing, (ii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the Merger Agreement, (iv) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger and (v) executing and delivering any instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

However, notwithstanding anything to the contrary in the Merger Agreement, neither SSGT II nor SmartStop has any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such party, any of its subsidiaries (including subsidiaries of SmartStop after the closing of the Merger) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including subsidiaries of SmartStop after the closing of the Merger) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

Each of SSGT II and SmartStop has agreed to give any notices to any person, and each of SSGT II and SmartStop will use its reasonable best efforts to obtain any consents from any person that are necessary, proper, or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement. Each of the parties will, and will cause their respective affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority and will cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the Merger Agreement. To the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance and each of the parties will consult the other party on, all the information relating to the other party and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the Merger and the other transactions contemplated by the Merger Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties may participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation, or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental authority.

Notification of Certain Actions; Litigation

The parties have agreed to give prompt notice to each other:

•

in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the Merger, the Merger Agreement, or the other transactions contemplated thereby, or (ii) any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement;

•

if (i) any representation or warranty made by such party in the Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the Merger Agreement would be incapable of being satisfied by November 21, 2022 or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the Merger Agreement; and

•

of any action commenced, or to the knowledge of such party, threatened against, relating to, or involving such party or any of their subsidiaries, or any of their respective directors, officers, or partners, which relates to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement.

The parties have each agreed to (i) give the other party the opportunity to reasonably participate in the defense and settlement of any action against such party and/or its directors, officers or partners relating to the Merger Agreement and the transactions contemplated thereby, (ii) consider in good faith the advice of the other party and (iii) obtain the written consent (such consent not to be unreasonably withheld, delayed or conditioned) prior to entering into any settlement in respect of any such action.

Directors’ and Officers’ Insurance and Indemnification

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, SmartStop will, and will cause the surviving entity to, indemnify, defend and hold harmless the current and former managers, directors, officers, partners, members, trustees, employees and agents of SSGT II or any of its subsidiaries or other individuals with rights to indemnification or exculpation under the governing documents of SSGT II or any indemnification agreements of SSGT II or its subsidiaries (the “Indemnified Parties”), to the fullest extent permitted under applicable law and the governing documents of SSGT II, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal proceeding to the extent arising out of or pertaining to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity in service to SSGT II or its subsidiaries or (ii) the Merger Agreement, including the transactions contemplated thereby. SmartStop also agreed to advance costs and expenses to Indemnified Parties, subject to repayment if it is ultimately determined that such person was not entitled to indemnification. SmartStop and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger and advancement of expenses existing in favor of any Indemnified Party as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect in accordance with their terms.

For a period of six years after the effective time of the Merger, the organizational documents of SmartStop and any applicable subsidiary of SmartStop will contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the organizational documents of SSGT II and its subsidiaries.

For a period of six years after the effective time of the Merger, SmartStop shall cause the surviving entity to maintain in effect SSGT II’s directors’ and officers’ liability insurance covering each person currently covered under such policy for acts and omissions occurring prior to and through the effective time of the Merger; provided that in lieu of such obligation (i) the surviving entity may substitute policies of an insurance company with the same or better rating as SSGT II’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SSGT II’s existing policies, or (ii) in consultation with SmartStop, SSGT II may obtain extended reporting period coverage under SSGT II’s existing insurance programs for a period of six years after the effective time of the Merger for a cost not in excess of three times the current annual premiums for such insurance; provided further that in no event shall the surviving entity be required to pay annual premiums in excess of 300% of the most recent annual premiums paid by SSGT II for such purpose.

Termination of the Merger Agreement

Termination by Mutual Agreement

SSGT II and SmartStop (to the extent duly authorized by the SSGT II Board and the SmartStop Special Committee) may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after obtaining the required approval of SSGT II stockholders.

Termination by Either SSGT II or SmartStop

The Merger Agreement may also be terminated prior to the effective time of the Merger by either SSGT II (with the prior approval of the SSGT II Board) or SmartStop (with the prior approval of the SmartStop Special Committee) in the following circumstances:

(1)

The Merger has not occurred on or before November 21, 2022. However, the right to terminate due to the failure of the Merger to occur on or before November 21, 2022 will not be available to SSGT II or SmartStop if the failure of SSGT II or SmartStop (including Merger Sub), as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated by November 21, 2022.

(2)

There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to SSGT II or SmartStop if the issuance of such final, non-appealable order was primarily due to the failure of SSGT II or SmartStop (including Merger Sub), as applicable, to perform or comply in all material respects with any of their respective obligations, covenants, or agreements under the Merger Agreement.

(3)

The approval of SSGT II stockholders of the Merger is not obtained at the SSGT II Special Meeting. The right to terminate due to the failure to receive the requisite approval of SSGT II stockholders will not be available to SSGT II or SmartStop if such failure was primarily due to the failure of SSGT II or SmartStop, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants, or agreements under the Merger Agreement.

Termination by SSGT II

The Merger Agreement may also be terminated prior to the effective time of the Merger by SSGT II (with the prior approval of the SSGT II Board) in the following circumstances:

(1)

SmartStop or Merger Sub breaches any of its representations or warranties or fails to perform or comply with any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing would result in a failure of SmartStop to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SmartStop by the earlier of 20 days following written notice of such breach or failure from SSGT II to SmartStop and two business days before November 21, 2022; provided, however, that SSGT II will not have the right to terminate the Merger Agreement pursuant to the foregoing if SSGT II is then in breach of any of its respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that SSGT II would not satisfy any closing condition;

(2)

if SSGT II has accepted a Superior Proposal by a Go Shop Bidder within five business days after the Go Shop Period End Time (or, in the event of timely delivery by SSGT II of notice of its intention to terminate the Merger Agreement, five business days after the earlier of the end of the negotiation period with SmartStop or written notice from SmartStop that it does not intend to negotiate further with

SSGT II); provided, however, that the Merger Agreement may not be terminated unless terminated concurrently with payment of the termination payment in full to SmartStop and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(3)

if SSGT II has accepted a Superior Proposal at any time (A) beginning on the later of: (1) six business days after the Go Shop Period End Time and (2) in the event of timely delivery by SSGT II of notice of its intention to terminate the Merger Agreement in connection with a Superior Proposal by a Go Shop Bidder, six business days after the earlier of the end of the negotiation period with SmartStop or written notice from SmartStop that it does not intend to negotiate further with SSGT II, and (B) prior to receipt of the necessary SSGT II stockholder approval of the Merger; provided, however, that the Merger Agreement may not be so terminated unless terminated concurrently with payment of the termination payment in full to SmartStop and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(4)

if, prior to receipt of the necessary SSGT II stockholder approval of the Merger, an Intervening Event has occurred and the SSGT II Board has determined in good faith (after consultation with its legal and financial advisors) that the failure to terminate the Merger Agreement would be inconsistent with the directors’ duties under applicable law.

Termination by SmartStop

The Merger Agreement may also be terminated prior to the effective time of the Merger by SmartStop (with the prior approval of the SmartStop Special Committee) in the following circumstances:

(1)

SSGT II breaches any of its representations or warranties or fails to perform any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing would result in a failure of SSGT II to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SSGT II by the earlier of 20 days following written notice of such breach or failure from SmartStop to SSGT II and two business days before November 21, 2022; provided, however, that SmartStop will not have the right to terminate the Merger Agreement pursuant to the foregoing if SmartStop or Merger Sub is then in breach of any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that SmartStop would not satisfy any closing condition;

(2)

if, at any time (A) beginning on the later of six business days after the Go Shop Period End Time or in the event of timely delivery by SSGT II of notice of its intention to terminate the Merger Agreement in connection with a Superior Proposal by a Go Shop Bidder, six business days after the earlier of the end of the negotiation period with SmartStop or written notice from SmartStop that it does not intend to negotiate further with SSGT II, and (B) prior to the receipt of the necessary SSGT II stockholder approval of the Merger:

•	the SSGT II Board has made an Adverse Recommendation Change,

•	the SSGT II Board has approved, adopted or publicly endorsed or recommended any Acquisition Proposal,

•

a tender offer or exchange offer for any shares of SSGT II Common Stock that constitutes an Acquisition Proposal (other than by SmartStop or any of its Affiliates) has been commenced and the SSGT II Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SSGT II and to publicly reaffirm the SSGT II Board’s recommendation in favor of the Merger within ten business days of being requested to do so by SmartStop,

•	the SSGT II Board has failed to include the SSGT II Board’s recommendation in favor of the Merger in this Proxy Statement and Prospectus, or

•

SSGT II has materially breached or failed to comply in any material respect with any of its obligations described above in “—Covenants and Agreements—Go Shop Period; Superior Proposals” (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Termination Payment and Expense Reimbursement

SSGT II must pay SmartStop a termination payment in the amount of $5.2 million if the Merger Agreement is terminated by:

(1)

SmartStop pursuant to item (1) under “—Termination by SmartStop” above and (a) prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for this purpose, all percentages included in the definition of “Acquisition Proposal” increased to 50%) was publicly announced, disclosed or otherwise communicated to the SSGT II Board or any Person publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (b) within 12 months after the date of such termination, (i) a transaction in respect of an Acquisition Proposal is consummated, (ii) SSGT II enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter or (iii) SSGT II recommends to SSGT II stockholders or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter;

(2)

SSGT II or SmartStop pursuant to item (3) under “—Termination by Either SSGT II or SmartStop” above and (a) prior to the SSGT II Special Meeting, an Acquisition Proposal with respect to SSGT II was publicly announced, disclosed or otherwise communicated to SSGT II’s stockholders (and not withdrawn) or any Person publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (b) within 12 months after the date of such termination, (i) a transaction in respect of an Acquisition Proposal is consummated, (ii) SSGT II enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter or (iii) SSGT II recommends to SSGT II stockholders or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter;

(3)	SSGT II pursuant to item (3) or (4) under “—Termination by SSGT II” above; or

(4)	SmartStop pursuant to item (2) under “—Termination by SmartStop” above.

SSGT II would have been required to pay SmartStop a termination payment in the amount of $2.6 million if the Merger Agreement had been terminated by SSGT II pursuant to item (2) under “—Termination by SSGT II” above.

SmartStop must pay SSGT II expense reimbursement in an amount up to $1.0 million if the Merger Agreement is terminated by SSGT II pursuant to item (1) under “—Termination by SSGT II” above.

SSGT II must pay SmartStop expense reimbursement in an amount up to $1.0 million if the Merger Agreement is terminated by SmartStop pursuant to item (1) under “—Termination by SmartStop” above.

Specific Performance

The parties to the Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of such breach or non-performance. Accordingly, the parties agreed that, at any time prior to the effective time of any termination of the Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent one or more breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action should be brought in equity to enforce the specific performance provisions of the Merger Agreement, no party thereto will allege, and each party thereto waives the defense, that there is an adequate remedy at law. To the extent any party brings an action to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than an action to specifically enforce any provision that survives termination of the Merger Agreement) when expressly available to such party pursuant to the terms of the Merger Agreement, the outside date (November 21, 2022) will automatically be extended to (a) the twentieth business day following the resolution of such action, or (b) such other time period established by the court presiding over such action.

Notwithstanding the foregoing, or anything else in the Merger Agreement to the contrary, in the event a termination payment or expense reimbursement payment becomes payable and is paid, then such payment will be the receiving party’s and its affiliates’ sole and exclusive remedy against the paying party and its subsidiaries.

Fees and Expenses

Except as described above under “Termination of the Merger Agreement,” all fees and expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Amendment and Waiver

Any time prior to the effective time of the Merger, to the extent permitted under applicable law, the parties may amend any provision of the Merger Agreement provided that such amendment is specifically set forth in an instrument in writing signed on behalf of all parties. In addition, at any time prior to the effective time of the Merger, to the extent permitted under applicable law, a party may grant an extension for the time for performance of any obligation of the other party, waive any inaccuracy in the representations and warranties of the other party or waive the other party’s compliance with any agreement or condition contained in the Merger Agreement by specifically setting forth such extension or amendment in an instrument written by such party.

Governing Law; Waiver of Jury Trial

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles. Each party to the Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any litigation directly or indirectly arising out of or in connection with the Merger Agreement.

DESCRIPTION OF SMARTSTOP STOCK

The following summary of the capital stock of SmartStop does not purport to be complete and is qualified in its entirety by reference to the SmartStop Charter and SmartStop Bylaws, and certain provisions of the MGCL. The following summary should be read in conjunction with the SmartStop Charter, the SmartStop Bylaws and the applicable provisions of the MGCL for complete information regarding SmartStop’s capital stock. To obtain copies of the SmartStop Charter and the SmartStop Bylaws, see the section “Where You Can Find More Information” in this Proxy Statement and Prospectus.

Description of Common Stock

The SmartStop Charter authorizes SmartStop to issue up to 900,000,000 shares of stock, of which 700,000,000 shares are designated as common stock at $0.001 par value per share and 200,000,000 shares are designated as preferred stock at $0.001 par value per share. Of the 700,000,000 shares of common stock authorized, 350,000,000 shares are classified as Class A common stock and 350,000,000 shares are classified as Class T common stock. Of the 200,000,000 shares of preferred stock authorized, 200,000 shares are classified and designated as Series A Convertible Preferred Stock. The SmartStop Board, with the approval of a majority of the entire SmartStop Board and without any action by SmartStop’s stockholders, may amend the SmartStop Charter from time to time to increase or decrease the aggregate number of SmartStop’s authorized shares of stock or the number of shares of stock of any class or series that SmartStop has authority to issue.

The SmartStop Charter also contains a provision permitting the SmartStop Board, with the approval of a majority of the SmartStop Board and without any action by SmartStop’s stockholders, to reclassify any unissued shares of SmartStop Common Stock or classify any unissued shares of preferred stock or reclassify any previously classified but unissued shares of preferred stock of any series from time to time into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time.

Subject to any preferential rights of any other class or series of stock and to the provisions of the SmartStop Charter regarding the restriction on the transfer of stock, the holders of SmartStop Common Stock are entitled to such distributions as may be authorized from time to time by the SmartStop Board out of legally available funds and declared by SmartStop and, upon SmartStop’s liquidation, are entitled to receive all assets available for distribution to SmartStop’s stockholders. In the event of any voluntary or involuntary liquidation, dissolution or winding up of SmartStop, or any liquidating distribution of SmartStop’s assets, then such assets, or the proceeds therefrom, will be distributed between the holders of SmartStop Class A Common Stock and SmartStop Class T Common Stock ratably in proportion to the respective net asset value for each class until the net asset value for each class has been paid. SmartStop will calculate the estimated net asset value per share as a whole for all shares of SmartStop Class A Common Stock and SmartStop Class T Common Stock and then will determine any differences attributable to each class. SmartStop expects the estimated net asset value per share of SmartStop Class A Common Stock and SmartStop Class T Common Stock to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Upon issuance for full payment, all common stock issued will be fully paid and non-assessable. Holders of SmartStop Common Stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that SmartStop issues, or preference, conversion, exchange, cumulative, sinking fund, redemption or appraisal rights (unless, in the case of appraisal rights, the SmartStop Board, upon such terms and conditions as may be specified by the SmartStop Board, determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such stock would otherwise be entitled to exercise appraisal rights). SmartStop may offer a share redemption program relating to shares of SmartStop Common Stock from time to time, but the existence and terms of any such program would be subject to the discretion of the SmartStop Board. Generally, holders of SmartStop Class A Common Stock and SmartStop Class T Common Stock will vote together as a single class, and each share is entitled to one vote on each matter submitted to a vote at a meeting of SmartStop’s stockholders; provided that with respect to any matter that would alter only the contract rights of a particular class of SmartStop Common Stock, only the holders of such affected class are entitled to vote.

Meetings and Special Voting Requirements

Subject to the restrictions on transfer of SmartStop’s stock contained in the SmartStop Charter, and subject to the express terms of any series of preferred stock, each holder of SmartStop Common Stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of the SmartStop Board, which means that the holders of a majority of outstanding shares of SmartStop Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of SmartStop Common Stock will not be able to elect any directors. A plurality of all votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Under Maryland law, a Maryland corporation generally cannot dissolve or liquidate, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The SmartStop Charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

However, under the MGCL and the SmartStop Charter, the following events do not require stockholder approval:

•	stock exchanges in which SmartStop is the successor;

•

mergers with or into a 90% or more owned subsidiary corporation, provided that the charter of the successor is not amended and that the contract rights of any stock issued in the merger are identical to those of the stock that was exchanged;

•	mergers in which SmartStop is the successor and does not:

○	reclassify or change the terms of any of shares that are outstanding immediately before the effective time of the merger;

○	amend the SmartStop Charter; and

○	issue more than 20% of the number of shares of any class or series of stock outstanding immediately before the merger; and

•	transfers of less than substantially all of SmartStop’s assets.

Also, SmartStop’s operating assets are held by its subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of SmartStop’s stockholders; provided, however, the merger or sale of all or substantially all of the operating assets held by SmartStop OP will require the approval of SmartStop’s stockholders.

Restrictions on Ownership and Transfer

In order for SmartStop to qualify as a REIT, SmartStop must meet the following criteria regarding its stockholders’ ownership of shares:

•

five or fewer individuals (as defined in the Code to include certain tax-exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of the outstanding shares of SmartStop’s stock during the last half of a taxable year; and

•	100 or more persons must beneficially own shares of SmartStop’s stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

SmartStop may prohibit certain acquisitions and transfers of shares so as to ensure SmartStop’s initial and continued qualification as a REIT under the Code. However, SmartStop cannot assure stockholders that this prohibition will be effective. Because SmartStop believes it is essential for SmartStop to qualify and continue to qualify as a REIT, the SmartStop Charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares of SmartStop’s stock or more than 9.8% of the number or value (whichever is more restrictive) of the outstanding shares of SmartStop Common Stock.

The SmartStop Board, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to the SmartStop Board, including certain representations and undertakings required by the SmartStop Charter is presented that such ownership will not then or in the future jeopardize SmartStop’s status as a REIT. Also, these restrictions on transferability and ownership will not apply if SmartStop’s directors determine that it is no longer in SmartStop’s best interests to continue to qualify as a REIT or that compliance is no longer required in order for SmartStop to qualify as a REIT.

Additionally, the SmartStop Charter further prohibits the transfer or issuance of SmartStop’s stock if such transfer or issuance:

•	with respect to transfers only, results in SmartStop stock being beneficially owned by fewer than 100 persons;

•	results in SmartStop being “closely held” within the meaning of Section 856(h) of the Code;

•	results in SmartStop owning, directly or indirectly, more than 9.9% of the ownership interests in any tenant; or

•	otherwise results in SmartStop’s disqualification as a REIT.

Any attempted transfer of SmartStop’s stock which, if effective, would result in SmartStop’s stock being beneficially owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of SmartStop’s stock which, if effective, would result in (1) violation of the ownership limit discussed above, (2) SmartStop being “closely held” under Section 856(h) of the Code, (3) SmartStop owning (directly or indirectly) more than 9.9% of the ownership interests in any tenant, or (4) SmartStop otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to one or more trusts for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares held in trust will remain issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to SmartStop’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to SmartStop’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if SmartStop has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from SmartStop that shares of stock have been transferred to the trust, the trustee of the beneficial trust will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the 9.8% ownership limit or the other restrictions on transfer. Upon sale of the shares held in trust, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiaries as follows. The intended transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in the SmartStop Charter, of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. Any net sale proceeds in excess of the amount payable per share to the intended transferee will be paid immediately to the charitable beneficiaries. If, prior to SmartStop’s discovery that shares of stock have been transferred to the trust, the shares are sold by the intended transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the intended transferee received an amount for the shares that exceeds the amount such intended transferee was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares of stock held in the trust will be deemed to have been offered for sale to SmartStop, or its designee, at a price per share equal to the lesser of (1) the price per share paid in the transfer that created the shares held in trust or, in the case of a devise or gift, the market price at the time of the devise or gift or (2) the market price on the date SmartStop, or its designee, accepts the offer. SmartStop will have the right to accept the offer until the trustee has sold the shares. Upon a sale to SmartStop, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee. SmartStop may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. SmartStop may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.

If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or SmartStop’s failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be null and void and the intended transferee will acquire no rights in such shares.

Any person who acquires or attempts to acquire shares of SmartStop’s stock in violation of the foregoing limitations or would have owned shares that resulted in a transfer to a charitable trust must immediately give notice to SmartStop of such event or, in the case of a proposed or attempted transaction, give at least 15 days prior written notice to SmartStop. In both cases, such persons must provide to SmartStop such other information as SmartStop may request in order to determine the effect, if any, of such transfer on SmartStop’s status as a REIT. The foregoing restrictions will continue to apply until the SmartStop Board determines it is no longer in SmartStop’s best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

The ownership restriction does not apply to the underwriter in a public offering or private placement of shares of stock or to a person or persons exempted (prospectively or retroactively) from the ownership limit by the SmartStop Board based upon appropriate assurances, including certain representations and undertakings required by the SmartStop Charter, that SmartStop’s qualification as a REIT is not jeopardized. Any person who owns 5% or more of the outstanding shares of stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Conversion Upon Listing

The SmartStop Charter provides that, upon the six-month anniversary of the listing of shares of SmartStop Common Stock for trading on a national securities exchange or such earlier date as shall be approved by the SmartStop Board, each share of the class or classes of SmartStop Common Stock that are not so listed will automatically and without any action on the part of the holder thereof convert into a number of shares of the SmartStop Common Stock that are listed equal to a fraction, the numerator of which is the net asset value allocable to the shares of the applicable non-listed class of SmartStop Common Stock and the denominator of which is the net asset value allocable to the shares of the SmartStop Common Stock that are listed.

Distributions

Distributions are authorized at the discretion of the SmartStop Board, which are directed, in substantial part, by its obligation to cause SmartStop to comply with the REIT requirements of the Code. The SmartStop Board may increase, decrease, or eliminate the distribution rate that is being paid at any time. SmartStop may decide to make stock distributions or to make distributions using a combination of stock and cash, or to fund some or all of its distributions from available funds, from debt financing, or pursuant to SmartStop’s DRP. Because substantially all of SmartStop’s operations will be performed indirectly through SmartStop OP, SmartStop’s ability to pay distributions will depend in large part on SmartStop OP’s ability to pay distributions to its partners, including to SmartStop. In the event SmartStop does not have enough cash from operations to fund cash distributions, SmartStop may borrow, issue additional securities or sell assets in order to fund the distributions.

Stockholder Liability

The MGCL provides that SmartStop’s stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by SmartStop or the SmartStop Board; and

•

are under no obligation to SmartStop or its creditors with respect to their shares of stock other than the obligation to pay to SmartStop the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, the SmartStop Board has by resolution exempted business combinations between SmartStop and any person, provided that the business combination is first approved by the SmartStop Board. In connection with the issuance of the Series A Convertible Preferred Stock, the SmartStop Board approved also such an exemption with respect to the holders of the Series A Convertible Preferred Stock.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by SmartStop’s officers; and

•	owned by SmartStop’s employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the SmartStop Board to call a special meeting of SmartStop’s stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, SmartStop may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some restrictions and limitations, SmartStop may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if SmartStop is a party to the transaction or to acquisitions approved or exempted by the SmartStop Charter or the SmartStop Bylaws.

As permitted by the MGCL, the SmartStop Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of SmartStop stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The SmartStop Charter sets forth SmartStop’s election pursuant to Subtitle 8 that, except as may be provided by the SmartStop Board in setting the terms of any class or series of preferred stock, vacancies on the SmartStop Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. In addition, through provisions unrelated to Subtitle 8, the SmartStop Charter and the SmartStop Bylaws vest in the SmartStop Board the exclusive power to fix the number of directorships and the SmartStop Bylaws require, unless called by the chairman of the SmartStop Board, SmartStop’s chief executive officer or president or the SmartStop Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Advance Notice of Director Nominations and New Business

The SmartStop Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the SmartStop Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to SmartStop’s notice of the meeting, (2) by or at the direction of the SmartStop Board, or (3) by a stockholder who is a stockholder of record at the record date set by the SmartStop Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by the SmartStop Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the SmartStop Bylaws.

With respect to special meetings of stockholders, only the business specified in SmartStop’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the SmartStop Board at a special meeting may be made only (1) by or at the direction of the SmartStop Board or (2) provided that the meeting has been called in accordance with the SmartStop Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the SmartStop Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by the SmartStop Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the SmartStop Bylaws.

Forum for Certain Litigation

The SmartStop Bylaws provide that, unless SmartStop consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of SmartStop, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of SmartStop to SmartStop or to SmartStop’s stockholders, (c) any action asserting a claim against SmartStop or any director or officer or other employee of SmartStop arising pursuant to any provision of the MGCL, the SmartStop Charter, or the SmartStop Bylaws, or (d) any action asserting a claim against SmartStop or any director or officer or other employee of SmartStop that is governed by the internal affairs doctrine.

Preferred Stock

The SmartStop Charter authorizes the SmartStop Board to designate and issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. The issuance of one or more series or classes of preferred stock must be approved by a majority of the SmartStop Board. Because the SmartStop Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of SmartStop Common Stock.

SmartStop has issued Series A Convertible Preferred Stock that ranks senior to all other shares of SmartStop’s capital stock, including SmartStop Common Stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of SmartStop.

Additionally, as described in the Articles Supplementary for the Series A Convertible Preferred Stock, after certain triggering events, the holders of Series A Convertible Preferred Stock have the right to convert any or all of the Series A Convertible Preferred Stock held by such holders into SmartStop Common Stock.

The holders of Series A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of SmartStop’s stockholders, except that in the event that the dividend for the Series A Convertible Preferred Stock has not been paid for at least four quarters (whether or not consecutive), the holders of Series A Convertible Preferred Stock have the right to vote together with SmartStop’s stockholders on any matter submitted to a vote of the stockholders, upon which the holders of the Series A Convertible Preferred Stock and holders of SmartStop Common Stock will vote together as a single class. The number of votes applicable to a share of Series A Convertible Preferred Stock will be equal to the number of shares of SmartStop Common Stock into which a share of Series A Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) SmartStop’s real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with the Executive Chairman of SmartStop as of October 29, 2019, or his affiliates, (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related and (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of SmartStop’s revenues for SmartStop’s last fiscal year.

If SmartStop issues additional preferred stock with a distribution preference over SmartStop Common Stock, payment of any distribution preferences of outstanding preferred stock would further reduce the amount of funds available for the payment of distributions on SmartStop Common Stock. Further, holders of preferred stock are normally entitled (and holders of the Series A Convertible Preferred Stock are entitled) to receive a preference payment in the event SmartStop liquidates, dissolves, or winds up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.

COMPARISON OF RIGHTS OF SSGT II STOCKHOLDERS AND SMARTSTOP STOCKHOLDERS

If the Merger is consummated, SSGT II stockholders will become SmartStop stockholders. The rights of SSGT II stockholders are currently governed by and subject to the provisions of the MGCL, the SSGT II Charter and the SSGT II Bylaws. Upon consummation of the Merger, the rights of the former SSGT II stockholders who receive SmartStop Class A Common Stock in connection with the Merger will continue to be governed by the MGCL and will be governed by the SmartStop Charter and the SmartStop Bylaws, rather than the SSGT II Charter and the SSGT II Bylaws.

The following is a summary comparison of material differences between the rights of stockholders of SSGT II under the MGCL and the SSGT II Charter and the SSGT II Bylaws, on the one hand, and the rights of stockholders of SmartStop under the MGCL and the SmartStop Charter and the SmartStop Bylaws (which will be the rights of stockholders of the Combined Company following the Merger), on the other hand. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the SmartStop Charter, (iii) the SSGT II Charter, (iv) the SmartStop Bylaws and (v) the SSGT II Bylaws.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the MGCL, as well as the governing corporate instruments of each of SmartStop and SSGT II referred to herein, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this Proxy Statement and Prospectus is delivered, by following the instructions under “Where You Can Find More Information.”

Rights of SmartStop Stockholders	Rights of SSGT II Stockholders
Corporate Structure

SmartStop is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of SmartStop stockholders are governed by the MGCL, the SmartStop Charter and the SmartStop Bylaws.

SSGT II is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of SSGT II stockholders are governed by the MGCL, the SSGT II Charter and the SSGT II Bylaws.

Authorized Capital Stock

SmartStop is authorized to issue an aggregate of 900,000,000 shares of capital stock, consisting of 700,000,000 shares of SmartStop Common Stock, of which 350,000,000 are classified as SmartStop Class A Common Stock and 350,000,000 are classified as SmartStop Class T Common Stock, and 200,000,000 shares of preferred stock, $0.001 par value per share, of which 200,000 are classified as Series A Convertible Preferred Stock.	SSGT II is authorized to issue an aggregate of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of SSGT II Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share.

Rights of SmartStop Stockholders	Rights of SSGT II Stockholders
Number of Directors

The SmartStop Charter provides that the number of directors will be five, which number may be increased or decreased from time to time pursuant to the SmartStop Bylaws but will never be less than the minimum number required by the MGCL. The SmartStop Bylaws further provide that the number may not be more than 15. The current size of the SmartStop Board is five.	The SSGT II Charter provides that the number of directors will be two, which number may be increased or decreased from time to time pursuant to the SSGT II Bylaws but will never be less than the minimum number required by the MGCL. The SSGT II Bylaws further provide that the number may not be more than 15. The current size of the SSGT II Board is two.

Filling of Board Vacancies

Except as may be provided by the SmartStop Board in setting the terms of any class or series of preferred stock, any and all vacancies on the SmartStop Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.	Any vacancy on the SSGT II Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire SSGT Board. In addition, the stockholders of SSGT II may fill a vacancy on the SSGT II Board which results from the removal of a director. A director elected by the SSGT II Board to fill a vacancy serves until the next annual meeting of stockholders and until a successor is duly elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

Voting Rights

Except as may be provided otherwise in the SmartStop Charter, and subject to the express terms of any class or series of preferred stock, each holder of SmartStop Common Stock votes together with the holders of all other shares of SmartStop Common Stock as a single class on all actions to be taken by SmartStop’s stockholders. However, with respect to any matter that would alter only the contract rights of a particular class of SmartStop Common Stock, only the holders of such affected class of SmartStop Common Stock will have the right to vote on such matter.

In addition, in the event that SmartStop seeks to engage in an extraordinary transaction requiring the vote of SmartStop’s stockholders, the consent of SmartStop OP will be required. Such consent by SmartStop OP will be determined by a vote of the unitholders of SmartStop OP, with SmartStop voting its units in proportion to the votes cast by its stockholders on the extraordinary transaction.

Each holder of SSGT II Common Stock votes together with the holders of all other shares of SSGT II Common Stock on all actions to be taken by holders of SSGT II Common Stock. There is only one class of SSGT II Common Stock.

Rights of SmartStop Stockholders	Rights of SSGT II Stockholders
Restrictions on Ownership and Transfer

The SmartStop Charter provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate of the outstanding shares of stock of SmartStop or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of SmartStop Common Stock.	The SSGT II Charter provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate of the outstanding shares of stock of SSGT II.

Business Opportunities

The MGCL permits SmartStop to renounce, in the SmartStop Charter or by resolution of the SmartStop Board, any interest or expectancy of SmartStop in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to SmartStop or developed by or presented to one or more of its directors or officers. The SmartStop Charter does not address, and the SmartStop Board has not adopted any resolution addressing, business opportunities.	The MGCL permits SSGT II to renounce, in the SSGT II Charter or by resolution of the SSGT II Board, any interest or expectancy of SSGT II in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to SSGT II or developed by or presented to one or more of its directors or officers. The SSGT II Charter provides that, except as may be provided to the contrary in the SSGT II Advisory Agreement, the SSGT II Advisor is under no obligation to recommend or offer to SSGT II or any of its affiliates any investment opportunity of which it becomes aware, regardless of whether or not such opportunity may be appropriate for and in the best interests of SSGT II, and may engage in whatever activities it chooses, whether or not the activity is competitive with SSGT II, without having or incurring any obligation to offer any interest in such activities to SSGT II or any of its affiliates.

LEGAL MATTERS

It is a condition to the Merger that (i) SSGT II receive opinions from Bass Berry (or such other counsel reasonably satisfactory to SSGT II) concerning the U.S. federal income tax consequences of the Merger and from Nelson Mullins (or such counsel reasonably satisfactory to SmartStop) regarding SmartStop’s qualification as a REIT and (ii) SmartStop receive opinions from Nelson Mullins (or such other counsel reasonably satisfactory to SmartStop) concerning the U.S. federal income tax consequences of the Merger and from Nelson Mullins (or such counsel reasonably satisfactory to SSGT II) regarding SSGT II’s qualification as a REIT. The opinions in (i) and (ii) above are issued (A) upon the filing of this Registration Statement on Form S-4, and are attached as Exhibits 8.1, 8.2, 8.3, and 8.4 hereto, and (B) upon the closing of the Merger. The validity of the shares of SmartStop to be issued in the Merger will be passed upon for SmartStop by Nelson Mullins.

EXPERTS

The consolidated financial statements and financial statement schedule of SmartStop Self Storage REIT, Inc. and its subsidiaries as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this Proxy Statement and Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Strategic Storage Growth Trust II, Inc. and its subsidiaries as of December 31, 2021 and 2020, and for the years then ended, included in this Proxy Statement and Prospectus have been so included in reliance on the report of BDO USA, LLP, independent auditors, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Only one copy of this Proxy Statement and Prospectus is being delivered to multiple security holders who share an address unless SSGT II has received contrary instructions from one or more SSGT II stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. SSGT II will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and Prospectus to a security holder of a shared address to which a single copy was delivered. Also, security holders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting SSGT II’s proxy solicitor, Computershare, by telephone at (866) 434-5625.

WHERE YOU CAN FIND MORE INFORMATION

SmartStop has filed with the SEC a registration statement on Form S-4, of which this Proxy Statement and Prospectus is a part, to register the issuance of the SmartStop Class A Common Stock to SSGT II stockholders in the Merger. As allowed by SEC rules, this Proxy Statement and Prospectus does not contain all the information one can find in the registration statement or the exhibits to the registration statement.

SmartStop files annual, quarterly, and current reports, proxy statements, and other information with the SEC. All of these filings are also available to the public at the SEC’s website at www.sec.gov. In addition, one may obtain copies of such documents at SmartStop’s website at www.strategicreit.com/site/sst2. Information included in the foregoing website is not incorporated by reference into this Proxy Statement and Prospectus and such reference is intended to be inactive textual references only.

SSGT II stockholders may obtain a copy of this Proxy Statement and Prospectus for free from the SEC at the SEC’s website (with respect to SmartStop’s filings with the SEC) at www.sec.gov or by contacting SSGT II in writing or by telephone:

Strategic Storage Growth Trust II, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(866) 418-5144

Attn: Investor Relations

Statements or summaries contained in this Proxy Statement and Prospectus regarding the contents of any document that is attached or filed as an exhibit hereto are not necessarily complete, and each such statement or summary is qualified in its entirety by reference to the full text of such document. Descriptions contained in this Proxy Statement and Prospectus regarding the terms and conditions of any agreement that is described herein, including descriptions of the representations and warranties that each of SmartStop and SSGT II made to the other in the Merger Agreement, should not be read alone and instead should be read only in conjunction with the other information provided elsewhere in this document.

To receive documents in advance of the SSGT II Special Meeting, please make a request for such documents no later than May 20, 2022 for documents requested to be sent by mail and May 25, 2022 for documents requested to be sent by email.

INDEX TO FINANCIAL INFORMATION

SMARTSTOP SELF STORAGE REIT, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

(AUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SmartStop Self Storage REIT, Inc.

Ladera Ranch, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SmartStop Self Storage REIT, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Valuations in Connection with the Strategic Storage Trust IV, Inc. Merger

As described in Notes 2 and 3 to the consolidated financial statements, the Company acquired approximately $286 million of tangible and intangible real estate and other assets, which is net of approximately $89 million debt and other liabilities assumed, in connection with the merger of Strategic Storage Trust IV, Inc. (“SST IV Merger”). The accounting for the SST IV Merger resulted in valuations being performed by a third-party valuation specialist to determine the fair value allocation of the properties acquired, including those owned by the acquired joint venture entities, in-place lease intangibles, and the properties wholly-owned by the Company. The determination of fair value requires significant judgment by management and third-party valuation specialists to develop significant estimates and market-based assumptions used in the valuation models.

We identified the property valuations, including the properties owned by the joint venture entities acquired in the SST IV Merger and those wholly-owned by the Company, and in-place lease intangible valuations that were performed in connection with the SST IV Merger as a critical audit matter. Specifically, the choice of valuation methodologies, historical operating data related to the properties, land sales comparisons, average lease-up period “as if” properties were considered vacant, growth rates, discount rates, and capitalization rates required significant management judgment. In turn, auditing management’s judgments regarding these assumptions used in the valuation models involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

•

Evaluating the reasonableness of significant inputs used in valuing the properties, including historical operating data related to the properties, land sales comparisons, growth rates, discount rates and capitalization rates.

•

Evaluating the reasonableness of significant inputs used in valuing the in-place lease intangibles, including historical operating data, average lease-up period “as if” considered vacant, growth rates and discount rates.

•

Utilizing personnel with specialized knowledge and skill to assist in evaluating the reasonableness of the valuation methodologies and assumptions used in the valuation of properties and in-place lease intangibles, including land sales comparisons, growth rates, discount rates and capitalization rates.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2017.

Costa Mesa, California

March 23, 2022

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2021 and 2020

	December 31,
	2021	2020
ASSETS
Real estate facilities:
Land	$397,508,081	$335,800,354
Buildings	1,117,204,944	810,480,845
Site improvements	78,910,603	63,821,383

	1,593,623,628	1,210,102,582
Accumulated depreciation	(155,926,875)	(115,903,045)

	1,437,696,753	1,094,199,537
Construction in process	1,799,004	1,761,303

Real estate facilities, net	1,439,495,757	1,095,960,840
Cash and cash equivalents	37,254,226	72,705,624
Restricted cash	7,432,135	7,952,052
Investments in unconsolidated real estate ventures (Note 4)	18,943,284	—
Investments in and advances to Managed REITs	12,404,380	15,624,389
Other assets, net	15,423,508	7,734,276
Intangible assets, net of accumulated amortization	14,337,820	12,406,427
Trademarks, net of accumulated amortization	16,052,941	16,194,118
Goodwill	53,643,331	53,643,331
Debt issuance costs, net of accumulated amortization	3,305,394	—

Total assets	$1,618,292,776	$1,282,221,057

LIABILITIES AND EQUITY
Debt, net	$873,866,855	$717,952,233
Accounts payable and accrued liabilities	22,693,941	23,038,976
Due to affiliates	584,291	667,429
Distributions payable	8,360,420	6,650,317
Contingent earnout	30,000,000	28,600,000
Deferred tax liability	7,719,098	8,380,215

Total liabilities	943,224,605	785,289,170

Commitments and contingencies (Note 12)
Redeemable common stock	71,334,675	57,335,575
Preferred stock, $0.001 par value; 200,000,000 shares authorized:
Series A Convertible Preferred Stock, $0.001 par value; 200,000 shares authorized; 200,000 and 200,000 shares issued and outstanding at December 31, 2021 and 2020, respectively, with aggregate liquidation preferences of $203,150,685, and $202,928,620 at December 31, 2021 and 2020, respectively	196,356,107	196,356,107
Equity:
SmartStop Self Storage REIT, Inc. equity:
Class A common stock, $0.001 par value; 350,000,000 shares authorized; 77,057,743 and 52,660,402 shares issued and outstanding at December 31, 2021 and 2020, respectively	77,058	52,661
Class T common stock, $0.001 par value; 350,000,000 shares authorized; 8,056,198 and 7,903,911 shares issued and outstanding at December 31, 2021 and 2020 respectively	8,056	7,904
Additional paid-in capital	724,739,872	492,408,006
Distributions	(210,964,464)	(163,953,169)
Accumulated deficit	(170,846,475)	(141,444,880)
Accumulated other comprehensive loss	(279,975)	(3,834,228)

Total SmartStop Self Storage REIT, Inc. equity	342,734,072	183,236,294

Noncontrolling interests in our Operating Partnership	64,632,417	59,982,111
Other noncontrolling interests	10,900	21,800

Total noncontrolling interests	64,643,317	60,003,911

Total equity	407,377,389	243,240,205

Total liabilities and equity	$1,618,292,776	$1,282,221,057

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2021, 2020 and 2019

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues:
Self storage rental revenue	$150,610,337	$104,888,883	$99,494,560
Ancillary operating revenue	7,552,597	5,286,042	3,706,700
Managed REIT Platform revenue	6,322,970	8,048,630	3,068,306
Reimbursable costs from Managed REITs	4,278,667	5,800,808	3,258,983

Total revenues	168,764,571	124,024,363	109,528,549

Operating expenses:
Property operating expenses	48,127,657	38,305,199	35,723,111
Property operating expenses – affiliates	—	—	6,605,670
Managed REIT Platform expenses	1,451,166	2,806,921	2,739,556
Reimbursable costs from Managed REITs	4,278,667	5,800,808	3,258,983
General and administrative	23,265,196	16,471,199	10,461,453
Depreciation	40,946,406	32,294,627	29,605,278
Intangible amortization expense	12,422,205	9,777,116	11,493,394
Self administration transaction expenses	—	—	1,572,238
Acquisition expenses – affiliates	—	—	84,061
Other acquisition expenses	934,838	1,366,092	141,489
Contingent earnout adjustment	12,619,744	(2,500,000)	200,000
Impairment of goodwill and intangible assets	—	36,465,732	—
Impairment of investments in Managed REITs	—	4,376,879	—
Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control	8,389,573	—	—

Total operating expenses	152,435,452	145,164,573	101,885,233

Gain on sale of real estate	178,631	—	3,944,696

Income (loss) from operations	16,507,750	(21,140,210)	11,588,012
Other income (expense):
Interest expense	(31,818,237)	(32,597,613)	(37,563,247)
Interest expense – accretion of fair market value of secured debt	110,942	130,682	131,611
Interest expense – debt issuance costs	(1,676,309)	(3,586,381)	(3,996,676)
Net loss on extinguishment of debt	(2,444,788)	—	(2,647,633)
Gain resulting from acquisition of unconsolidated affiliates	—	—	8,017,353
Other, net	(244,076)	5,986,719	(624,958)

Net loss	(19,564,718)	(51,206,803)	(25,095,538)
Net loss attributable to the noncontrolling interests in our Operating Partnership	2,663,123	6,901,931	2,010,959
Less: Distributions to preferred stockholders	(12,500,000)	(10,049,522)	(1,665,754)

Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(29,401,595)	$(54,354,394)	$(24,750,333)

Net loss per Class A share – basic and diluted	$(0.37)	$(0.91)	$(0.42)
Net loss per Class T share – basic and diluted	$(0.37)	$(0.91)	$(0.42)

Weighted average Class A shares outstanding – basic and diluted	71,454,798	51,813,718	50,734,472
Weighted average Class T shares outstanding – basic and diluted	7,983,576	7,802,689	7,607,654

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Years Ended December 31, 2021, 2020 and 2019

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss	$(19,564,718)	$(51,206,803)	$(25,095,538)
Other comprehensive income (loss):
Foreign currency translation adjustment	65,261	965,103	2,371,517
Foreign currency hedge contract losses	(394,417)	(596,969)	(3,226,682)
Interest rate swap and cap contract gains (losses)	4,335,323	(2,541,625)	(2,575,366)

Other comprehensive gain (loss)	4,006,167	(2,173,491)	(3,430,531)

Comprehensive loss	(15,558,551)	(53,380,294)	(28,526,069)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests in our Operating Partnership	2,211,209	7,196,529	2,095,801

Comprehensive loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(13,347,342)	$(46,183,765)	$(26,430,268)

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2021, 2020 and 2019

	Common Stock
	Class A		Class T
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total SmartStop Self Storage REIT, Inc. Equity	Noncontrolling Interests	Total Equity	Preferred Stock	Redeemable Common Stock
Balance as of December 31, 2018	50,437,059	$50,437	7,533,790	$7,534	$500,474,807	$(94,248,326)	$(62,340,153)	$1,390,354	$345,334,653	$(77,756)	$345,256,897	$—	$32,226,815
Offering costs	—	—	—	—	(42,039)	—	—	—	(42,039)	—	(42,039)	—	—
Issuance of preferred stock	—	—	—	—	—	—	—	—	—	—	—	150,000,000	—
Preferred stock issuance costs	—	—	—	—	—	—	—	—	—	—	—	(3,573,836)	—
Issuance of limited partnership units in our Operating Partnership in connection with the SSGT Mergers	—	—	—	—	—	—	—	—	—	4,217,399	4,217,399		—
Issuance of limited partnership units in our Operating Partnership in connection with the Self Administration Transaction	—	—	—	—	—	—	—	—	—	63,643,000	63,643,000		—
Issuance of limited partnership units in our Operating Partnership in exchange for special limited partnership interest	—	—	—	—	9,687,035	—	—	—	9,687,035	9,112,965	18,800,000	—	—
Contribution of special limited partnership interest in exchange for limited partnership interests in our Operating Partnership	—	—	—	—	(18,800,000)	—	—	—	(18,800,000)	—	(18,800,000)	—	—
Noncontrolling interests related to the consolidated Tenant Protection Programs joint ventures	—	—	—	—	—	—	—	—	—	21,800	21,800	—	—
Redemption of limited partnership interests held by our Former Advisor	—	—	—	—	(291,103)	—	—	—	(291,103)	91,103	(200,000)	—	—
Changes to redeemable common stock	—	—	—	—	(16,045,030)	—	—	—	(16,045,030)	—	(16,045,030)	—	16,046,535
Redemptions of common stock	(556,575)	(557)	(35,079)	(35)	—	—	—	—	(592)	—	(592)	—	(4,881,988)
Issuance of restricted stock	251,993	252	—	—	—	—	—	—	252	—	252	—	—
Distributions	—	—	—	—	—	(34,394,461)	—	—	(34,394,461)	—	(34,394,461)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(2,902,654)	(2,902,654)	—	—
Issuance of shares for distribution reinvestment plan	1,302,647	1,303	201,182	201	16,045,030	—	—	—	16,046,534	—	16,046,534	—	—
Equity based compensation expense	—	—	—	—	404,540	—	—	—	404,540	—	404,540	—	—
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	—	—	—	—	—	—	(24,750,333)	—	(24,750,333)	—	(24,750,333)	—	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	(2,010,959)	(2,010,959)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	2,311,488	2,311,488	60,029	2,371,517	—	—
Foreign currency forward contract loss	—	—	—	—	—	—	—	(3,030,727)	(3,030,727)	(195,955)	(3,226,682)	—	—
Interest rate swap and cap contract gain (loss)	—	—	—	—	—	—	—	(2,626,450)	(2,626,450)	51,084	(2,575,366)	—	—

Balance as of December 31, 2019	51,435,124	$51,435	7,699,893	$7,700	$491,433,240	$(128,642,787)	$(87,090,486)	$(1,955,335)	$273,803,767	$72,010,056	$345,813,823	$146,426,164	$43,391,362

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2021, 2020 and 2019

	Common Stock
	Class A		Class T
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total SmartStop Self Storage REIT, Inc. Equity	Noncontrolling Interests	Total Equity	Preferred Stock	Redeemable Common Stock
Balance as of December 31, 2019	51,435,124	$51,435	7,699,893	$7,700	$491,433,240	$(128,642,787)	$(87,090,486)	$(1,955,335)	$273,803,767	$72,010,056	$345,813,823	$146,426,164	$43,391,362
Offering costs	—	—	—	—	(46,907)	—	—	—	(46,907)	—	(46,907)	—	—
Issuance of preferred stock	—	—	—	—	—	—	—	—	—	—	—	50,000,000	—
Preferred stock issuance costs	—	—	—	—	—	—	—	—	—	—	—	(70,057)	—
Changes to redeemable common stock	—	—	—	—	(15,954,081)	—	—	—	(15,954,081)	—	(15,954,081)	—	15,954,081
Redemptions of common stock	(164,894)	(165)	—	—	—	—	—	—	(165)	—	(165)	—	(2,009,868)
Issuance of restricted stock	71,567	72	—	—	—	—	—	—	72	—	72	—	—
Distributions	—	—	—	—	—	(35,310,382)	—	—	(35,310,382)	—	(35,310,382)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(5,525,293)	(5,525,293)	—	—
Issuance of shares for distribution reinvestment plan	1,318,605	1,319	204,018	204	15,952,558	—	—	—	15,954,081	—	15,954,081	—	—
Equity based compensation expense	—	—	—	—	1,023,196	—	—	—	1,023,196	715,677	1,738,873	—	—
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	—	—	—	—	—	—	(54,354,394)	—	(54,354,394)	—	(54,354,394)	—	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	(6,901,931)	(6,901,931)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	845,698	845,698	119,405	965,103	—	—
Foreign currency hedge contract loss	—	—	—	—	—	—	—	(525,540)	(525,540)	(71,429)	(596,969)	—	—
Interest rate swap and cap contract loss	—	—	—	—	—	—	—	(2,199,051)	(2,199,051)	(342,574)	(2,541,625)	—	—

Balance as of December 31, 2020	52,660,402	$52,661	7,903,911	$7,904	$492,408,006	$(163,953,169)	$(141,444,880)	$(3,834,228)	$183,236,294	$60,003,911	$243,240,205	$196,356,107	$57,335,575

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2021, 2020 and 2019

	Common Stock
	Class A		Class T
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total SmartStop Self Storage REIT, Inc. Equity	Noncontrolling Interests	Total Equity	Preferred Stock	Redeemable Common Stock
Balance as of December 31, 2020	52,660,402	52,661	7,903,911	7,904	492,408,006	(163,953,169)	(141,444,880)	(3,834,228)	183,236,294	60,003,911	243,240,205	196,356,107	57,335,575
Gross proceeds from issuance of operating partnership units in SST VI OP	—	—	—	—	—	—	—	—	—	4,761,315	4,761,315	—	—
Offering Costs of SST VI OP	—	—	—	—	—	—	—	—	—	(1,239,194)	(1,239,194)	—	—
Issuance of common stock in connection with SST IV Merger	23,137,540	23,138	—	—	231,389,332	—	—	—	231,412,470	—	231,412,470	—	—
Issuance of Class A-1 Units in our Operating Partnership in connection with the contingent earnout related to the Self Administration Transaction	—	—	—	—	—	—	—	—	—	11,219,744	11,219,744	—	—
Acquisition of noncontrolling interest related to the Tenant Protection Programs joint ventures	—	—	—	—	—	—	—	—	—	(10,900)	(10,900)	—	—
Offering costs	—	—	—	—	(335,175)	—	—	—	(335,175)	—	(335,175)	—	—
Changes to redeemable common stock	—	—	—	—	(19,564,929)	—	—	—	(19,564,929)	—	(19,564,929)	—	19,564,929
Redemptions of common stock	(359,976)	(360)	(30,158)	(30)	—	—	—	—	(390)	—	(390)	—	(5,565,829)
Issuance of restricted stock	78,192	78	—	—	—	—	—	—	78	—	78	—	—
Distributions	—	—	—	—	—	(47,011,295)	—	—	(47,011,295)	—	(47,011,295)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(6,338,488)	(6,338,488)	—	—
Issuance of shares for distribution reinvestment plan	1,541,585	1,541	182,445	182	19,563,206	—	—	—	19,564,929	—	19,564,929	—	—
Equity based compensation expense	—	—	—	—	1,279,432	—	—	—	1,279,432	1,628,376	2,907,808	—	—
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	—	—	—	—	—	—	(29,401,595)	—	(29,401,595)	—	(29,401,595)	—	—
Deconsolidation of SST VI OP	—	—	—	—	—	—	—	—	—	(3,170,238)	(3,170,238)	—	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	(2,663,123)	(2,663,123)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	47,424	47,424	17,837	65,261	—	—
Foreign currency hedge contract loss	—	—	—	—	—	—	—	(337,219)	(337,219)	(57,198)	(394,417)	—	—
Interest rate swap and cap contract gain	—	—	—	—	—	—	—	3,844,048	3,844,048	491,275	4,335,323	—	—

Balance as of December 31, 2021	77,057,743	$77,058	8,056,198	$8,056	$724,739,872	$(210,964,464)	$(170,846,475)	$(279,975)	$342,734,072	$64,643,317	$407,377,389	$196,356,107	$71,334,675

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2021, 2020 and 2019

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flows from operating activities:
Net loss	$(19,564,718)	$(51,206,803)	$(25,095,538)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,368,611	42,071,743	41,098,672
Change in deferred tax liability	(2,025,869)	(5,926,732)	(806,083)
Accretion of fair market value adjustment of secured debt	(110,942)	(130,682)	(131,611)
Amortization of debt issuance costs	1,676,309	3,586,381	3,996,676
Equity based compensation expense	2,907,808	1,738,873	404,540
Contingent earnout adjustment	12,619,744	(2,500,000)	200,000
Equity in loss of unconsolidated joint ventures	1,050,250	—	—
Unrealized foreign currency and derivative (gains) losses	467,989	(93,878)	(797,999)
Net loss on extinguishment of debt	2,444,788	—	2,647,633
Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control	8,389,573	—	—
Gain on deconsolidation of SST VI OP	(169,533)	—	—
Gain on sale of real estate	(178,631)	—	(3,944,696)
Impairment of goodwill and intangible assets	—	36,465,732	—
Impairment of investments in Managed REITs	—	4,376,879	—
Gain resulting from acquisition of unconsolidated affiliates	—	—	(8,017,353)
Increase (decrease) in cash from changes in assets and liabilities:
Other assets, net	(1,367,439)	(1,170,734)	(835,114)
Accounts payable and accrued liabilities	99,039	298,510	1,576,029
Managed REITs receivables	(304,468)	(428,284)	(122,629)
Due to affiliates	(537,527)	(311,134)	(405,505)

Net cash provided by operating activities	58,764,984	26,769,871	9,767,022

Cash flows from investing activities:
Purchase of real estate	(64,585,072)	(612,892)	(9,435,343)
Additions to real estate	(10,288,805)	(14,946,580)	(12,291,574)
Deposits on acquisition of real estate	(340,000)	(298,317)	(200,000)
Purchase of SSGT II Preferred Units	—	(32,500,000)	—
Redemption of SSGT II Preferred Units	13,500,000	19,000,000	—
Settlement of foreign currency hedges	(3,190,899)	398,951	918,558
Investments in unconsolidated real estate entities, net	(5,795,399)	—	—
Deconsolidation of SST VI OP	(3,011,368)	—	—
SST VI OP repayment of debt	5,600,000	—	—
Investment in SST VI Mezzanine Loan debt	(6,800,000)	—	—
Purchase of other investments	(1,967,476)	—	—
SST IV Merger, net of cash acquired	(46,486,510)	—	—
Net proceeds from the sale of real estate	256,237	—	15,721,610
Settlement of company owned life insurance	2,894,561	—	3,122,962
Proceeds from sale of real estate joint venture	—	—	3,358,814
SSGT Mergers, net of cash acquired	—	—	(345,538,595)
Self Administration Transaction, net of cash acquired	—	—	(3,292,958)
Purchase of foreign currency hedge	—	—	(147,347)

Net cash used in investing activities	(120,214,731)	(28,958,838)	(347,783,873)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flows from financing activities:
Gross proceeds from issuance of non-revolver debt	$271,675,995	$341,717	$535,852,363
Proceeds from issuance of revolver debt	246,505,250	—	—
Repayment of revolver debt	(15,000,000)	—	—
Repayment of non-revolver debt	(422,190,754)	—	(251,732,077)
Scheduled principal payments on non-revolver debt	(1,294,637)	(701,136)	(802,789)
Debt issuance costs	(6,970,064)	(4,537)	(8,531,362)
Debt defeasance costs	(525,467)	—	(1,690,703)
Common stock offering costs	(971,752)	(656,524)	(709,842)
Redemption of common stock	(4,622,000)	(1,708,305)	(5,740,677)
Gross proceeds from issuance of equity in SST VI OP	4,015,815	—	—
Offering costs related to issuance of equity in SST VI OP	(373,067)	—	—
Distributions paid to preferred stockholders	(12,277,935)	(8,786,655)	—
Distributions paid to common stockholders	(26,157,045)	(19,160,171)	(18,207,418)
Distributions paid to noncontrolling interests in our Operating Partnership	(6,139,772)	(5,514,994)	(2,440,247)
Gross proceeds from issuance of preferred stock	—	50,000,000	150,000,000
Preferred stock issuance costs	—	(70,057)	(3,573,836)
Redemption of noncontrolling interest	—	—	(200,000)

Net cash provided by financing activities	25,674,567	13,739,338	392,223,412

Impact of foreign exchange rate changes on cash and restricted cash	(196,135)	536,182	352,354

Change in cash, cash equivalents, and restricted cash	(35,971,315)	12,086,553	54,558,915
Cash, cash equivalents, and restricted cash beginning of year	80,657,676	68,571,123	14,012,208

Cash, cash equivalents, and restricted cash end of year	$44,686,361	$80,657,676	$68,571,123

Supplemental disclosures and non-cash transactions:
Cash paid for interest	$27,220,673	$32,834,244	$35,942,900
Supplemental disclosure of noncash activities:
Issuance of shares pursuant to distribution reinvestment plan	$19,564,929	$15,954,081	$16,046,534
Distributions payable	$8,360,420	$6,650,317	$5,159,105
Redemption of common stock included in accounts payable and accrued liabilities	$1,676,874	$732,725	$431,326
Deposit applied to the purchase of real estate	$156,940	$200,000	$1,000,000
Real estate and construction in process included in accounts payable and accrued liabilities	$19,056	$248,845	$1,420,217
Foreign currency contracts, interest rate swaps, and interest rate cap contract in accounts payable and accrued liabilities and other assets	$4,335,673	$4,862,285	$3,575,580
Issuance of common stock in connection with the SST IV Merger	$231,412,470	$—	$—
Debt assumed in the SST IV Merger	$81,165,978	$—	$—
Conversion of A-2 Units into A-1 Units	$11,219,744	$—	$—
Issuance of units in our Operating Partnership in SSGT Mergers	$—	$—	$4,217,399
Debt assumed in SSGT Mergers	$—	$—	$5,038,435
Net liabilities assumed in SSGT Mergers	$—	$—	$1,712,596
Issuance of Class A-1 units in our Operating Partnership in the Self Administration Transaction	$—	$—	$63,643,000
Debt assumed in the Self Administration Transaction	$—	$—	$19,219,126
Contingent earnout consideration issued in the Self Administration Transaction	$—	$—	$30,900,000
Issuance of limited partnership units in our Operating Partnership in exchange for special limited partnership interest	$—	$—	$18,800,000
Deferred tax liabilities related to the Self Administration Transaction	$—	$—	$7,415,654
Accounts payable and other accrued liabilities assumed in the Self Administration Transaction	$—	$—	$722,286
Transfer of other assets to debt issuance costs	$—	$—	$1,075,000

See notes to consolidated financial statements.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Note 1. Organization

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company”), is a self-managed and fully-integrated self storage real estate investment trust (“REIT”), formed on January 8, 2013 under the Maryland General Corporation Law. Our year-end is December 31. As used in this report, “we,” “us,” “our,” and “Company” refer to SmartStop Self Storage REIT, Inc. and each of our subsidiaries.

We acquire, own and operate self storage facilities—including facilities owned by us as well as those owned by the entities sponsored by us. As of December 31, 2021, we owned 139 self storage facilities located in 18 states (Alabama, Arizona, California, Colorado, Florida, Illinois, Indiana, Maryland, Massachusetts, Michigan, New Jersey, Nevada, North Carolina, Ohio, South Carolina, Texas, Virginia, and Washington) and the Greater Toronto Area of Ontario, Canada, as well as 50% equity interests in six unconsolidated real estate ventures located in the Greater Toronto Area. As of December 31, 2021, our unconsolidated real estate ventures consisted of five operating self storage properties and one parcel of land being development into a self storage facility, with subsidiaries of SmartCentres owning the other 50% of such entities.

As discussed herein, we, through our subsidiaries, also served as the sponsor of Strategic Storage Trust IV, Inc., a public non-traded REIT (“SST IV”) through March 17, 2021, and currently serve as the sponsor of Strategic Storage Growth Trust II, Inc., a private REIT (“SSGT II”) and Strategic Storage Trust VI, Inc., a publicly-registered non-traded REIT (“SST VI”) (SSGT II, SST VI, and prior to March 17, 2021, SST IV, the “Managed REITs”), and operate the properties owned by the Managed REITs, consisting of, as of December 31, 2021, 17 properties and approximately 12,000 units and 1.3 million rentable square feet.

Potential and Completed Transactions

Potential SSGT II Merger

On February 24, 2022, the Company, SSGT II, and SSGT II Merger Sub, LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Company (“SSGT II Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “SSGT II Merger Agreement”). Pursuant to the SSGT II Merger Agreement, the Company will acquire SSGT II by way of a merger of SSGT II with and into SSGT II Merger Sub, with SSGT II Merger Sub being the surviving entity (the “SSGT II Merger”). The SSGT II Merger is expected to close during the second quarter of 2022.

Assuming all of the conditions of the SSGT II Merger are satisfied and the SSGT II Merger is consummated in accordance with the terms in the SSGT II Merger Agreement, the Company will acquire all of the real estate owned by SSGT II, which as of February 24, 2022 consisted of (i) 10 self storage facilities located in seven states comprising approximately 7,740 self storage units and approximately 853,900 net rentable square feet, and (ii) SSGT II’s 50% equity interests in three unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada.

See Note 14 – Subsequent Events, for additional information related to the potential SSGT II Merger.

SST IV Merger

On March 17, 2021, we closed on our merger with SST IV (the “SST IV Merger”). As a result, we acquired all of the real estate owned by SST IV, consisting of (i) 24 self storage facilities located in 9 states comprising approximately 18,000 self storage units and approximately 2.0 million net rentable square feet, and (ii) SST IV’s 50% equity interest in six unconsolidated real estate ventures located in the Greater Toronto Area of Ontario,

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Canada (the “JV Properties”). As of the merger date, the JV Properties consisted of three operating self storage properties and three parcels of land in various stages of development into self storage facilities, jointly owned with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”).

As a result of the SST IV Merger, approximately 23.1 million shares of SmartStop class A common stock (“Class A Shares”) were issued in exchange for approximately 10.6 million shares of SST IV common stock.

New Credit Facility

On March 17, 2021, we, through SmartStop OP, L.P. (our “Operating Partnership”), entered into a credit facility with KeyBank, National Association as administrative agent, with an initial aggregate commitment of $500 million (the “Credit Facility”), which consisted of a $250 million revolving credit facility and a $250 million term loan. We used the initial draw proceeds of approximately $451 million primarily to pay off certain existing indebtedness as well as indebtedness of SST IV in connection with the SST IV Merger.

On October 7, 2021, we amended the Credit Facility to increase the commitments on the revolving credit facility by $200 million, to $450 million. As a result of this amendment, the aggregate commitment under the Credit Facility is now $700 million. See Note 6 – Debt, for additional information.

Equity

The Company was formed on January 8, 2013, under the Maryland General Corporation Law. We commenced our initial public offering in January 2014, in which we offered a maximum of $1.0 billion in common shares for sale to the public (the “Primary Offering”) and $95.0 million in common shares for sale pursuant to our distribution reinvestment plan (collectively, the “Offering”), marketed and sold primarily through retail investor channels, including the independent broker dealer channel. At the termination of our Offering in January 2017, we had sold approximately 48 million Class A Shares and approximately 7 million shares of Class T common stock (“Class T Shares”) for approximately $493 million and $73 million respectively.

In November 2016, we filed with the SEC a Registration Statement on Form S-3, which registered up to an additional $100.9 million in shares under our distribution reinvestment plan (our “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders. As of December 31, 2021, we had sold approximately 6.9 million Class A Shares and approximately 1.0 million Class T Shares for approximately $73.0 million and $10.6 million, respectively, in our DRP Offering.

On October 29, 2019 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase up to $200 million in shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), in one or more closings (each, a “Closing,” and collectively, the “Closings”). The initial closing (the “Initial Closing”) in the amount of $150 million occurred on the Commitment Date, and the second and final closing in the amount of $50 million occurred on October 26, 2020.

On October 19, 2021, our board of directors, upon recommendation of our Nominating and Corporate Governance Committee, approved an estimated value per share of our common stock of $15.08 for our Class A Shares and Class T Shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on a fully diluted basis, calculated as of June 30, 2021.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

As a result of the calculation of our estimated value per share, beginning in October 2021, shares sold pursuant to our DRP Offering are being sold at the estimated value per share of $15.08 for both Class A Shares and Class T Shares. On March 7, 2022, the board of directors approved the suspension of the Company’s distribution reinvestment plan and share redemption program. See Note 12 – Commitments and Contingencies of the Notes to the Consolidated Financial Statements contained in this report for additional information.

Prior to the termination of our Primary Offering, Select Capital Corporation, a California corporation (our “Former Dealer Manager”), was responsible for marketing our shares offered pursuant to our Primary Offering. SAM indirectly owns a 15% non-voting equity interest in our Former Dealer Manager. Now that our Primary Offering has terminated, our Former Dealer Manager no longer provides such services for us. However, we pay our Former Dealer Manager an ongoing stockholder servicing fee with respect to the Class T Shares sold. See Note 10 – Related Party Transactions – Former Dealer Manager Agreement.

Other Corporate History

Our Operating Partnership was formed on January 9, 2013. During 2013, Strategic Storage Advisor II, LLC, our former external advisor (“Former External Advisor”) purchased limited partnership interests in our Operating Partnership for $200,000 and on August 2, 2013, we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. See Note 5 – Self Administration Transaction, for additional information.

As we accepted subscriptions for shares of our common stock, we transferred all of the net Offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we were deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership was deemed to have simultaneously paid the sales commissions and other costs associated with the Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in our Operating Partnership’s limited partnership agreement.

Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the self storage properties that we own. As of December 31, 2021, we owned approximately 89.2% of the common units of limited partnership interests of our Operating Partnership. The remaining approximately 10.8% of the common units are owned by current and former members of our executive management team or indirectly by SAM, its affiliates, and affiliates of our Former Dealer Manager. As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We conduct certain activities through SmartStop TRS, Inc. (our “TRS”), or other taxable REIT subsidiaries which are directly or indirectly wholly-owned subsidiaries of our Operating Partnership.

COVID-19

Our rental revenue and operating results depend significantly on the demand for self storage space. Since the beginning of the COVID-19 pandemic in late March 2020, our operations have been affected by COVID-19 in various ways, including but not limited to, national and local jurisdictions issuing orders causing temporary restrictions on our business in certain markets, temporary shutdowns of certain of our facilities, customer behavior and their comfort levels visiting our facilities, as well as the broader economic impacts of COVID-19.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The negative financial and operational impact associated with these items was most significant in the second quarter of 2020, with customer demand for self storage resuming at or above normalized levels during the second half of 2020, and through 2021. Future governmental orders or broad economic weakness could adversely impact our business, financial condition, liquidity and results of operations, however, the extent and duration to which our operations will be impacted is highly uncertain and cannot be predicted.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Unaudited Information

The square footage, unit count, and occupancy percentage data and disclosures included in these notes to the consolidated financial statements are unaudited.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation.

Strategic Storage Operating Partnership VI, L.P. (“SST VI OP”), the operating partnership of SST VI, and its wholly-owned subsidiaries, were consolidated by us until May 1, 2021. From March 10, 2021 (the date of our initial investment in SST VI OP) until May 1, 2021, the portion not wholly-owned by us was presented as noncontrolling interests, and all intercompany accounts and transactions were eliminated in consolidation during that period.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as we are currently the primary beneficiary. Our sole significant asset is our investment in our Operating Partnership; as a result, substantially all of our assets and liabilities represent those assets and liabilities of our Operating Partnership and its wholly-owned subsidiaries. Additionally, from March 10, 2021 until May 1, 2021, we were deemed to be the primary beneficiary of SST VI OP, and their operations were therefore consolidated by us. Subsequent to May 1, 2021, we are no longer the primary beneficiary, and their operations are no longer consolidated by us.

As of December 31, 2021, we were not a party to any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres acquired in the SST IV Merger, which are all accounted for under the equity method of accounting (see Note 4 – Investments in Unconsolidated Real Estate Ventures for additional information), and our Tenant Protection Programs joint venture with SSGT II and SST VI, which are consolidated.

As of December 31, 2020, we were also a party to and consolidated our Tenant Protection Programs joint venture with SST IV, which became a wholly-owned entity as a result of the SST IV Merger.

Equity Investments

Under the equity method, our investments will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions and impairments, as applicable. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

Investments in and Advances to Managed REITs

As of December 31, 2021, and 2020, we owned equity and debt investments with a carrying value of approximately $11.0 million, and $15.1 million, respectively, in the Managed REITs; such amounts are included in Investments in and advances to Managed REITs within our consolidated balance sheets. We account for our equity investments using the equity method of accounting as we have the ability to exercise significant influence, but not control, over the Managed REITs’ operating and financial policies through our advisory and property management agreements with the respective Managed REITs. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for our share of equity in the respective Managed REIT’s earnings and reduced by distributions. We record the interest on the debt investments on the accrual basis and such income is included in other in our consolidated statements of operations.

Also included in Investments in and advances to Managed REITs as of December 31, 2021 are receivables from the Managed REITs of approximately $1.4 million. As of December 31, 2020, receivables from the Managed REITs approximated $0.5 million. For additional discussion, see Note 10 – Related Party Transactions.

Noncontrolling Interests in Consolidated Entities

We account for the noncontrolling interests in our Operating Partnership and the noncontrolling interests in our Tenant Protection Programs joint ventures with SSGT II and SST VI in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partners, our Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company and the limited partner interests are reflected as noncontrolling interests in the accompanying consolidated balance sheets. We also consolidate our interests in the SSGT II and SST VI Tenant Protection Programs and present the minority interests as noncontrolling interests in the accompanying consolidated balance sheets. The noncontrolling interests shall be attributed their share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the ongoing fair value determination of contingent liabilities, the determination if certain entities should be consolidated, the evaluation of potential impairment of indefinite and long-lived assets and goodwill, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes, insurance and capital improvements in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values as of the date of acquisition. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date. We engage third-party valuation specialists to assist in the determination of significant estimates and market-based assumptions used in the valuation models.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $21.5 million, none, and $13.6 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2021, 2020 and 2019, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Other factors considered as part of the purchase price allocation include historical operating data related to the properties, land sales comparisons, growth rates and discount rates.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the years ended December 31, 2021 and 2020, our property acquisitions did not meet the definition of a business because substantially all of the fair value was concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisitions did not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed.

During the years ended December 31, 2021, 2020, and 2019 we expensed approximately $0.9 million, $1.4 million, and $0.2 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy during the respective periods.

Purchase Price Allocation for the Acquisition of a Business

Should the initial accounting for an acquisition that meets the definition of a business be incomplete by the end of a reporting period that falls within the measurement period, we report provisional amounts in our financial statements. During the measurement period, we may adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and we record those adjustments to our financial statements. We apply any measurement period adjustments in the period in which the provisional amounts are finalized.

As discussed in Note 5 – Self Administration Transaction, the Self Administration Transaction was an acquisition of a business.

Evaluation of Possible Impairment of Real Property Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our real property assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the real property assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the real property assets to the fair value and recognize an impairment loss. For the years ended December 31, 2021, 2020, and 2019, no impairment losses were recognized.

Goodwill Valuation

We initially recorded goodwill as a result of the Self Administration Transaction. Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is allocated to various reporting units, as applicable, and is not amortized. We perform an annual impairment test for goodwill, and between annual tests, we evaluate the recoverability of goodwill whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be fully recoverable. In our impairment test of goodwill, we perform a quantitative analysis to compare the fair value of each reporting unit to its respective carrying amount. If the carrying amount of goodwill exceeds its fair value, an impairment charge will be recognized.

See Note 5 – Self Administration Transaction for additional information.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Trademarks

In connection with the Self Administration Transaction, we recorded the fair value associated with the two primary trademarks acquired therein.

Trademarks are based on the value of our brands. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible fair value of our ownership of the brand name.

As of December 31, 2021 and December 31, 2020, $15.7 million was recorded related to the SmartStop® Self Storage trademark, which is an indefinite lived trademark. As of December 31, 2021 and December 31, 2020, approximately $0.4 million and $0.5 million, respectively, was recorded to the “Strategic Storage®” trademark, which is a definite lived trademark. The total estimated future amortization expense of the “Strategic Storage®” trademark asset for the years ending December 31, 2022, 2023, 2024, and thereafter is approximately $140,000, $140,000, $70,000, and none thereafter, respectively.

We qualitatively evaluate whether any triggering events or changes in circumstances have occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. If any change in circumstance or triggering event occurs, and results in a significant impact to our revenue and profitability projections, or any significant assumption in our valuation methods is adversely impacted, the impact could result in a material impairment charge in the future.

See Note 5 – Self Administration Transaction for additional information.

Revenue Recognition

Self Storage Operations

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in accounts payable and accrued liabilities in our consolidated balance sheets, and contractually due but unpaid rent is included in other assets.

Managed REIT Platform

We earn property management and asset management revenue, pursuant to the respective property management and advisory agreement contracts, in connection with providing services to the Managed REITs. We have determined under ASC 606 – Revenue from Contracts with Customers (“ASC 606”), that the performance obligation for the property management services and asset management services are satisfied as the services are rendered. While we are compensated for our services on a monthly basis, these services represent a series of distinct daily services in accordance with ASC 606. Such revenue is recorded in the Managed REIT Platform revenue line within our consolidated statements of operations.

The Managed REITs’ advisory agreements also provide for reimbursement to us of our direct and indirect costs of providing administrative and management services to the Managed REITs. These reimbursements include costs incurred in relation to organization and offering services provided to the Managed REITs and the reimbursement of salaries, bonuses, and other expenses related to benefits paid to our employees while performing services for the

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Managed REITs. The Managed REITs’ property management agreements also provide reimbursement to us for the property manager’s costs of managing the properties. Reimbursable costs include wages and salaries and other expenses that arise in operating, managing and maintaining the Managed REITs’ properties.

Under ASC 606, direct reimbursement of such costs does not represent a separate performance obligation from our obligation to perform property management and asset management services. The reimbursement income is considered variable consideration, and is recognized as the costs are incurred, subject to limitations on the Managed REIT Platform’s ability to incur offering costs or limitations imposed by the advisory agreements. We have elected to separately record such revenue in the Reimbursable costs from Managed REITs line within our consolidated statements of operations.

Additionally, we earn revenue in connection with our Tenant Protection Programs joint ventures with our Managed REITs. We also earn development and construction management revenue from services we provide in connection with the project design, coordination and oversite of development and certain capital improvement projects undertaken by the Managed REITs. We recognize such revenue in the Managed REIT Platform revenue line within our consolidated statements of operations as the services are performed or delivered. See Note 10 – Related Party Transactions, for additional information regarding revenue generated from our Managed REIT Platform.

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records this general reserve estimate based upon a review of the current status of accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of December 31, 2021 and 2020, approximately $0.5 million and $0.3 million were recorded to allowance for doubtful accounts, respectively.

Advertising Costs

Advertising costs are expensed in the period in which the cost is incurred and are included in property operating expenses and general and administrative lines within our consolidated statements of operations, depending on the nature of the expense. The Company incurred advertising costs of approximately $3.7 million, $2.9 million, and $2.9 million for the years ended December 31, 2021, 2020, and 2019, respectively, within property operating expenses, and approximately $0.8 million, $0.6 million, and $0.7 million for the years ended December 31, 2021, 2020, and 2019, respectively, within general and administrative.

Real Estate Facilities

We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	30-40 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives, generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place lease intangibles. We amortize in-place lease intangibles on a straight-line basis over the estimated future benefit period, which is generally 18 months. As of December 31, 2021, the gross amount allocated to in-place lease intangibles was approximately $68.6 million and accumulated amortization of in-place lease intangibles totaled approximately $56.8 million. As of December 31, 2020, the gross amounts allocated to in-place lease intangibles were approximately $47.3 million and accumulated amortization of in-place lease intangibles totaled approximately $45.7 million.

The total estimated future amortization expense of intangible assets related to our self storage properties for the years ending December 31, 2022, 2023, 2024, 2025, and thereafter is approximately $10.5 million, $0.2 million, $0.1 million, $0.1 million, and $1.0 million respectively.

In connection with the Self Administration Transaction, we allocated a portion of the consideration to the contracts that we acquired related to the Managed REITs and the customer relationships related to the Tenant Protection Programs joint ventures. For these intangibles, we are amortizing such amounts on a straight-line basis over the estimated benefit period of the contracts and customer relationships.

As of December 31, 2021, the gross amount of the intangible assets related to the Managed REITs contracts and the customer relationships related to the Tenant Protection Programs joint ventures was approximately $6.8 million and the accumulated amortization was approximately $4.3 million. As of December 31, 2020, the gross amount of the intangibles related to the Managed REITs contracts and the customer relationships related to the Tenant Protection Programs joint ventures was approximately $18.1 million and accumulated amortization of those intangibles totaled approximately $7.3 million.

The total estimated future amortization expense for such intangible assets for the years ending December 31, 2022, 2023, 2024, 2025 and thereafter is approximately $0.7 million, $0.7 million, $0.7 million, $0.3 million and none thereafter, respectively.

We evaluate whether any triggering events or changes in circumstances have occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. If any change in circumstance or triggering event occurs, and results in a significant impact to our revenue and profitability projections, or any significant assumption in our valuations methods is adversely impacted, the impact could result in a material impairment charge in the future.

See Note 5 – Self Administration Transaction for additional information.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the balance sheet as a deduction from debt; amounts incurred related to obtaining revolving debt are included in the debt issuance costs line on our consolidated balance sheet (see Note 6 – Debt). Debt issuance costs are amortized using the effective interest method.

As of December 31, 2021, the gross amount of debt issuance costs related to our revolving credit facility totaled approximately $4.1 million and accumulated amortization of debt issuance costs related to our revolving credit facility totaled approximately $0.8 million. As of December 31, 2020, the gross amount of debt issuance costs related to our revolving credit facility totaled none, and accumulated amortization of debt issuance costs related to our revolving credit facility totaled none.

As of December 31, 2021, the gross amount allocated to debt issuance costs related to non-revolving debt totaled approximately $5.8 million and accumulated amortization of debt issuance costs related to non-revolving debt totaled approximately $1.9 million. As of December 31, 2020, the gross amount allocated to debt issuance costs related to non-revolving debt totaled approximately $12.0 million and accumulated amortization of debt issuance costs related to non-revolving debt totaled approximately $7.9 million.

Organizational and Offering Costs

We pay our Former Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares sold in the Primary Offering. In accordance with the selling agreements we entered into with respect to the sale of Class T Shares, we will cease paying the stockholder servicing fee with respect to the Class T Shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets; (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of both Class A Shares and Class T Shares in our Primary Offering, which calculation shall be made by us with the assistance of our Former Dealer Manager commencing after the termination of the Primary Offering; (iii) the fifth anniversary of the last day of the fiscal quarter in which our Primary Offering (i.e., excluding our distribution reinvestment plan offering) terminated (or March 31, 2022); and (iv) the date that such Class T Share is redeemed or is no longer outstanding. Our Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorized them to sell our shares. Upon sale of our shares by such broker-dealers, our Former Dealer Manager re-allowed all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Former Dealer Manager was also permitted to re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Former Dealer Manager, payment of attendance fees required for employees of our Former Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. We recorded a liability within due to affiliates for the future estimated stockholder servicing fees at the time of sale of Class T Shares as an offering cost.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All adjustments related to amounts classified as long term net investments are recorded in accumulated other comprehensive income

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

(loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Changes in investments not classified as long term are recorded in other income (expense) and represented a loss of approximately $3.8 million and a gain of approximately $0.6 million for the years ended December 31, 2021 and 2020, respectively.

Redeemable Common Stock

We adopted a share redemption program (“SRP”) that enables stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the SRP as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our SRP is limited to the number of shares we can repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in the accompanying consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. When we determine we have a mandatory obligation to repurchase shares under the SRP, we reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

On August 26, 2019, our board of directors approved a partial suspension of our SRP, effective as of September 27, 2019, so that common shares were redeemable at the option of the holder only in connection with (i) death or disability of a stockholder, (ii) confinement to a long-term care facility, or (iii) other exigent circumstances. In order to preserve cash in light of the uncertainty relating to COVID-19 and its potential impact on our overall financial results, on March 30, 2020, our board of directors approved the complete suspension of our SRP, effective on April 29, 2020. Due to the complete suspension, we were unable to honor redemption requests made during the quarter ended March 31, 2020 or the quarter ended June 30, 2020.

On August 20, 2020, our board of directors determined that it would be in our best interests to partially reinstate the SRP, effective as of September 23, 2020.

As of December 31, 2021, our redemption program remained suspended other than for redemptions sought in connection with a stockholder’s death, qualifying disability, confinement to a long-term care facility or other exigent circumstances. On March 7, 2022, the board of directors approved the complete suspension of the Company’s SRP. See Note 12 – Commitments and Contingencies of the Notes to the Consolidated Financial Statements contained in this report for additional information.

For the year ended December 31, 2021, we received redemption requests totaling approximately $5.6 million (approximately 0.4 million shares), approximately $3.9 million of which were fulfilled during the year ended December 31, 2021, with the remaining approximately $1.7 million included in accounts payable and accrued liabilities as of December 31, 2021 and fulfilled in January 2022.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

For the year ended December 31, 2020, we received redemption requests totaling approximately $2.0 million (approximately 0.2 million shares), approximately $1.3 million of which were fulfilled during the year ended December 31, 2020, with the remaining approximately $0.7 million included in accounts payable and accrued liabilities as of December 31, 2020 and fulfilled in January 2021.

For the year ended December 31, 2019, we received redemption requests totaling approximately $4.9 million (approximately 0.5 million shares), approximately $4.5 million of which were fulfilled during the year ended December 31, 2019, with the remaining approximately $0.4 million included in accounts payable and accrued liabilities as of December 31, 2019 and fulfilled in January 2020.

Accounting for Equity Awards

We issue equity based awards in two forms: (1) restricted stock awards consisting of shares of our common stock and (2) long-term incentive plan units of our Operating Partnership (“LTIP Units”), both of which may be issued subject to either time based vesting criteria or performance based vesting criteria restrictions. For time based awards granted which contain a graded vesting schedule, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award was, in substance, a single award. For performance based awards, compensation cost is recognized over the requisite service period if and when we determine the performance condition is probable of being achieved. We record the cost of such equity based awards based on the grant date fair value, and have elected to record forfeitures as they occur.

Employee Benefit Plan

The Company terminated its relationship with a professional employer organization and began maintaining its own retirement savings plan during the year ended 2021 under Section 401(k) of the Internal Revenue Code under which eligible employees can contribute up to 100% of their annual salary, subject to a statutory prescribed annual limit. For the year ended December 31, 2021, the Company made matching contributions to such plan of approximately $0.2 million, based on a company match of 100% on the first 4% of an employee’s compensation.

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisitions along with the assets and liabilities described in Note 3 – Real Estate Facilities and Note 5 – Self Administration Transaction. The fair values of these assets and liabilities were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. Additionally, certain such assets and liabilities are required to be fair valued periodically or valued pursuant to ongoing fair value requirements and impairment analyses and have been valued subsequently utilizing the same techniques noted above. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes our fixed rate notes payable at December 31, 2021 and 2020. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	December 31, 2021		December 31, 2020
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$353,600,000	$340,967,113	$316,000,000	$301,988,969

As of December 31, 2021 and 2020, we had interest rate swaps, interest rate caps, and a net investment hedge (See Notes 6 and 8). The valuations of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair value of the interest rate swaps were determined using the market standard methodology of netting the discounted future

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

fixed cash payments and the discounted expected variable cash payments. Our fair values of our net investment hedges are based primarily on the change in the spot rate at the end of the period as compared with the strike price at inception.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our derivatives were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through December 31, 2021, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of our derivatives. As a result, we determined that our derivative valuations in their entirety were classified in Level 2 of the fair value hierarchy.

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of other comprehensive (loss) income into earnings (loss) when the hedged net investment is either sold or substantially liquidated.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2014. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not equal net income as calculated in accordance with GAAP).

For income tax purposes, distributions to common stockholders are characterized as ordinary dividends, capital gain dividends, or as nontaxable distributions. To the extent that we make a distribution in excess of our

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

current or accumulated earnings and profits, the distribution will be a non-taxable return of capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares.

As a REIT, we generally will not be subject to U.S. federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to U.S. federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for U.S. federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state, local, and foreign taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary effective January 1, 2014. In general, our TRS performs additional services for our customers and provides the advisory and property management services to the Managed REITs and otherwise generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax.

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. As of December 31, 2021, the net deferred tax liability of approximately $7.7 million was comprised of a deferred tax liability of approximately $0.6 million related to our intangible assets acquired in the Self Administration Transaction, and a net deferred tax liability of approximately $7.1 million recorded at certain of our Canadian entities’ properties. The $7.1 million net deferred tax liability is comprised of a gross deferred tax liability of approximately $10.2 million, net of a gross deferred tax asset of approximately $3.1 million

As of December 31, 2020, the net deferred tax liability of approximately $8.4 million was comprised of a deferred tax liability of approximately $2.6 million related to our intangible assets acquired in the Self Administration Transaction, and a net deferred tax liability of approximately $5.8 million recorded at certain of our Canadian entities’ properties. The $5.8 million net deferred tax liability is comprised of a gross deferred tax liability of approximately $9.6 million, net of a gross deferred tax asset of approximately $3.8 million.

The income tax benefit for the years ended December 31, 2021 and 2020 includes a deferred tax benefit of approximately $2.0 million and $5.9 million, respectively. For the years ended December 31, 2021 and 2020, the income tax benefit was reduced by a current tax expense of approximately $0.2 million and $0.1 million, respectively. There was no material change between our expected tax rates and our actual tax rates.

The Company recorded a net combined foreign, federal, and state income tax benefit of $1.8 million and $5.8 million for the years ended December 31, 2021 and 2020, respectively, which are included in Other in our consolidated statements of operations. As of December 31, 2021 and 2020, there were unrecognized tax benefits of approximately $3.7 million and $4.1 million. These unrecognized tax benefits represent the tax benefit from the carry forward of non-capital losses at certain of our Canadian properties for Canadian income tax purposes which we have recorded a full valuation allowance against.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of December 31, 2021 and 2020, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The tax years 2017-2020 remain open to examination by the major taxing jurisdictions to which we are subject.

Concentration

No single self storage customer represents a significant concentration of our revenues. For the month of December 2021, approximately 22%, 21%, and 11% of our rental income was concentrated in Florida, California, and the Greater Toronto Area of Canada, respectively. Our properties within the aforementioned geographic areas are dispersed therein, operating in multiple different regions and sub-markets.

Segment Reporting

Our business is comprised of two reportable segments: (i) self storage operations and (ii) the Managed REIT Platform business. Please see Note 9 – Segment Disclosures for additional detail.

Convertible Preferred Stock

We classify our Series A Convertible Preferred Stock on our consolidated balance sheets using the guidance in ASC 480-10-S99. Our Series A Convertible Preferred Stock can be redeemed by us on or after the fifth anniversary of its issuance, or if certain events occur, such as the listing of our common stock on a national securities exchange, a change in control, or if a redemption would be required to maintain our REIT status. Additionally, if we do not maintain our REIT status the holder can require redemption. As the shares are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series A Convertible Preferred Stock as temporary equity.

We have analyzed whether the conversion features in our Series A Convertible Preferred Stock should be bifurcated under the guidance in ASC 815-10 and have determined that bifurcation is not necessary.

Per Share Data

Basic earnings per share attributable to our common stockholders for all periods presented are computed by dividing net income (loss) attributable to our common stockholders by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock.

Diluted earnings per share is computed by including the dilutive effect of the conversion of all potential common stock equivalents (which includes unvested restricted stock, convertible preferred stock, Class A and Class A-1 OP Units, and LTIP Units) and accordingly, adjusting net income to add back any changes in earnings that reduce earnings per common share in the period associated with the convertible security. For all periods presented, the dilutive effect of convertible preferred stock and unvested restricted stock was not included in the diluted weighted average shares as such impact was antidilutive.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The following table presents the weighted average Class A and Class A-1 OP Units, Preferred Stock, LTIP Units, and Restricted Stock Awards, that were excluded from the computation of earnings per share as their effect would have been antidilutive:

	For the Year Ended December 31,
	2021	2020	2019
	Equivalent Shares (if converted)	Equivalent Shares (if converted)	Equivalent Shares (if converted)
Class A and Class A-1 OP Units	10,097,549	9,095,029	9,095,029
Series A Convertible Preferred Stock	18,761,726	14,917,110	2,428,744
LTIP Units	179,344	46,449	—
Restricted Stock Awards	105,476	81,290	49,555

	29,144,095	24,139,878	11,573,328

Recently Adopted Accounting Guidance

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new guidance changes how entities measure credit losses for most financial assets. This standard requires an entity to estimate its lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses,” which clarified that receivables arising from operating leases are within the scope of the leasing standard (ASU 2016-02), and not within the scope of ASU 2016-13. This new standard became effective on January 1, 2020. Our adoption of this standard did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Guidance

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” The new guidance simplifies the accounting for convertible instruments and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. Additionally, this standard amends the related earnings per share guidance. The guidance in ASU 2020-06 becomes effective for fiscal years beginning after December 15, 2021. The Company has evaluated and determined that there will be no material impact upon adoption of the new standard on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848).” ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. We continue to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2021 and 2020:

Real estate facilities
Balance at December 31, 2019	$1,173,825,368
Impact of foreign exchange rate changes	4,147,798
Acquisitions, additions and other(1)	32,129,416

Balance at December 31, 2020	1,210,102,582
Facilities acquired through merger with SST IV	324,344,636
Facility acquisitions	47,162,974
Impact of foreign exchange rate changes	(138,457)
Improvements and additions(2)	12,151,893
Other facility acquisitions(3)	15,689,143
Disposition due to deconsolidation(3)	(15,689,143)

Balance at December 31, 2021	$1,593,623,628

Accumulated depreciation
Balance at December 31, 2019	$(83,692,491)
Depreciation expense	(31,711,102)
Impact of foreign exchange rate changes	(499,452)

Balance at December 31, 2020	(115,903,045)
Depreciation expense	(40,158,233)
Disposition due to deconsolidation(3)	62,466
Impact of foreign exchange rate changes	71,937

Balance at December 31, 2021	$(155,926,875)

(1)	Such amount includes approximately $13 million of construction in process that was placed into service during the year ended December 31, 2020.
(2)

Included herein is an addition to our Riverview, Florida property of approximately $2.3 million, which added approximately 25,400 net rentable square feet and approximately 150 additional units, and opened in June of 2021. The remainder consists primarily of solar panel installations, LED lighting conversions, and other general capital improvements.

(3)

Such activity represents the acquisition of a property completed by SST VI OP, which as of the acquisition date was consolidated within our consolidated financial statements. On May 1, 2021, we deconsolidated SST VI OP as we were no longer the primary beneficiary, which resulted in the removal of such facility from our consolidated balance sheet. Our investment in SST VI OP is now included within “Investments in and advances to managed REITs” within our consolidated balance sheet.

Merger with Strategic Storage Trust IV, Inc.

On November 10, 2020, we, SST IV Merger Sub, LLC, a Maryland limited liability company and a wholly-owned subsidiary of ours (“SST IV Merger Sub”), and SST IV entered into an agreement and plan of merger (the “SST IV Merger Agreement”). Pursuant to the terms and conditions set forth in the SST IV Merger Agreement, on March 17, 2021 (the “SST IV Merger Date”), we acquired SST IV by way of a merger of SST IV with and into SST IV Merger Sub, with SST IV Merger Sub being the surviving entity.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

On the SST IV Merger Date, each share of SST IV common stock outstanding immediately prior to the SST IV Merger Date (other than shares owned by SST IV and its subsidiaries or us and our subsidiaries) was automatically converted into the right to receive 2.1875 Class A Shares (the “SST IV Merger Consideration”). Immediately prior to the SST IV Merger Effective Time, all shares of SST IV common stock that were subject to vesting and other restrictions also became fully vested and converted into the right to receive the SST IV Merger Consideration.

As a result of the SST IV Merger, we acquired all of the real estate owned by SST IV, consisting of 24 wholly-owned self storage facilities located across nine states and six self storage real estate joint ventures located in the Greater Toronto Area of Ontario, Canada. As of the SST IV Merger Date, the real estate joint ventures consisted of three operating properties and three properties in various stages of development.

The following table reconciles the total consideration transferred in the SST IV Merger:

Fair Value of Consideration Transferred:
Common stock issued	$231,412,470
Cash (1)	54,250,000
Other	365,703

Total Consideration Transferred	$286,028,173

(1)

The approximately $54.3 million in cash was primarily used to pay off approximately $54.0 million of SST IV debt that we did not assume in the Merger, as well as approximately $0.3 million in transaction costs.

We issued approximately 23.1 million Class A Shares to the former SST IV shareholders in connection with the SST IV Merger. The estimated fair value of our common stock issued was determined by third party valuation specialists primarily based on an income approach to value the properties as well as our Managed REIT Platform, adjusted for market related adjustments and illiquidity discounts, less the estimated fair value of our debt and other liabilities.

These fair value measurements are based on significant inputs not observable in the market and thus represent a Level 3 measurement as discussed in Note 2 – Summary of Significant Accounting Policies. The key assumptions used in estimating the fair value of our common stock included a marketability discount of 6%, and projected annual net operating income, land sales comparisons, growth rates, discount rates, and capitalization rates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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The following table summarizes the relative fair values of the assets acquired and liabilities assumed in the SST IV Merger:

Assets Acquired:
Land	$54,385,560
Buildings	257,618,228
Site improvements	12,340,848
Construction in progress	1,467,090
Intangible assets	20,052,449
Investments in real estate joint ventures	17,495,254
Cash and cash equivalents, and restricted cash	7,763,490
Other assets	4,145,394

Total assets acquired	$375,268,313
Liabilities assumed:
Debt (1)	$81,165,978
Accounts payable and other liabilities	8,074,162

Total liabilities assumed	$89,240,140

Total net assets acquired	$286,028,173

(1)

Debt assumed includes approximately $40.5 million of debt on the KeyBank SST IV CMBS Loan, a $0.1 million fair market value discount on such debt, and the approximately $40.8 million SST IV TCF Loan. See Note 6 – Debt for additional information.

Self Storage Facility Acquisitions

On April 16, 2021, we purchased a self storage facility (the “Oakville III Property”) located in the Greater Toronto Area of Ontario, Canada. We acquired the Oakville III Property from an unaffiliated third party for a purchase price of approximately $25.0 million Canadian Dollars (“CAD”), plus closing costs. Upon acquisition, the property was approximately 42% occupied.

On May 27, 2021, we purchased a self storage facility located in Riverside, California (the “Riverside III Property”). The purchase price for the Riverside III Property was approximately $10.7 million, plus closing costs. Upon acquisition, the property was approximately 95% occupied.

On October 19, 2021 we purchased a self storage facility (the “Lakewood Property”) located in the greater Denver, Colorado area. The purchase price for the Lakewood Property was approximately $17.5 million, plus closing costs. Upon acquisition, the property was approximately 91.3% occupied.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The following table summarizes our purchase price allocation for our acquisitions during the year ended December 31, 2021:

Acquisition	Acquisition Date	Real Estate Assets	Construction in Process	Investment in Real Estate Joint Ventures	Intangibles	Total(1)	2021 Revenue(2)	2021 Net Operating Income(2)(3)
SST IV Merger	3/17/2021	$324,344,636	$1,467,090	$17,495,254	$20,052,449	$363,359,429	$24,956,689	$17,312,323
Iroquois Shore Road- Oakville III	4/16/2021	20,061,045	—	—	332,840	20,393,885	568,351	269,764
Van Buren Blvd - Riverside III	5/27/2021	10,216,645	—	—	450,145	10,666,790	509,698	330,084
Alameda Parkway- Lakewood	10/19/2021	16,885,284	—	—	626,258	17,511,542	241,967	151,443

2021 Total		$371,507,610	$1,467,090	$17,495,254	$21,461,692	$411,931,646	$26,276,705	$18,063,614

(1)	The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid including capitalized acquisition costs.
(2)

The operating results of the self storage properties acquired during the year ended December 31, 2021 were included in our consolidated statements of operations since their respective acquisition date. Such amounts do not include activity from our investments in real estate joint ventures, which are included in Other in our consolidated statements of Operations. For additional information see Note 4 - Investments in Unconsolidated Real Estate Ventures.

(3)	Net operating income excludes corporate general and administrative expenses, interest expenses, depreciation, amortization and acquisition expenses.

Subsequent Acquisitions

On February 8, 2022, subsequent to December 31, 2021, we purchased a self storage facility located in Algonquin, Illinois (the “Algonquin Property”). The purchase price for the Algonquin Property was approximately $19 million, plus closing costs. Upon acquisition, the property was approximately 72.4% occupied. See Note 14 - Subsequent Events for additional information.

Potential Acquisitions

On December 28, 2021, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of an existing operating self storage facility located in the city of Portland, Oregon (the “Portland Property”). The purchase price for the Portland Property is $15 million, plus closing costs. There can be no assurance that we will complete this acquisition. If we fail to acquire the Portland Property, in addition to the incurred acquisition costs, we may also forfeit earnest money as a result.

On January 31, 2022, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of an existing operating self storage facility located in the city of Vancouver, Washington

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

(the “Vancouver Property”). The purchase price for the Vancouver Property is $25 million, plus closing costs. There can be no assurance that we will complete this acquisition. If we fail to acquire the Vancouver Property, in addition to the incurred acquisition costs, we may also forfeit earnest money as a result.

On February 23, 2022, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of an existing operating self storage facility located in the city of Sacramento, California (the “Sacramento Property”). The purchase price for the Sacramento Property is $25.8 million, plus closing costs. There can be no assurance that we will complete this acquisition. If we fail to acquire the Sacramento Property, in addition to the incurred acquisition costs, we may also forfeit earnest money as a result.

On February 24, 2022, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of two existing operating self storage facilities located in the cities of Levittown, Pennsylvania, and Newark, Delaware (the “Levittown and Newark Portfolio”). The purchase price for the Levittown and Newark Portfolio is approximately $40.7 million, plus closing costs. There can be no assurance that we will complete this acquisition. If we fail to acquire the Levittown and Newark Portfolio, in addition to the incurred acquisition costs, we may also forfeit earnest money as a result.

On March 17, 2022, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of an existing operating self storage facility located in the city of St. Johns, Florida (the “St. Johns Property”). The purchase price for the St. Johns Property is $16.3 million, plus closing costs. There can be no assurance that we will complete this acquisition. If we fail to acquire the St. Johns Property, in addition to the incurred acquisition costs, we may also forfeit earnest money as a result.

On March 11, 2022, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of an existing operating self storage facility located in the city of Chandler, Arizona (the “Chandler Property”). The purchase price for the Chandler Property is $25.5 million, plus closing costs. There can be no assurance that we will complete this acquisition. If we fail to acquire the Chandler Property, in addition to the incurred acquisition costs, we may also forfeit earnest money as a result.

We may assign certain of the above purchase and sale agreements in part or in full to one of our Managed REITs.

Acquisition Completed by SST VI OP and Other SST VI OP Events

On March 10, 2021, SmartStop OP made an investment of $5.0 million in SST VI OP, in exchange for common units of limited partnership interest in SST VI OP.

On March 11, 2021, SST VI OP, through a wholly-owned subsidiary, used these funds, in part, to acquire its first self storage facility in Phoenix, Arizona for approximately $16 million. In connection with SST VI OP’s acquisition of the Phoenix property, we provided a $3.5 million mezzanine loan to a wholly-owned subsidiary of SST VI OP with an initial interest rate of 8.5% and term of six months; as well as a 180 day extension option which was exercised and increased the interest rate to 9.25% for the remainder of the term.

In addition to the mezzanine loan, SST VI financed the acquisition, in part, by obtaining a third party mortgage loan on the property of approximately $9 million.

SST VI commenced its private offering in the first quarter of 2021. Given our level of ownership as of March 31, 2021, SST VI OP and its subsidiaries were consolidated in our financial statements, and all related intercompany transactions were eliminated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

On April 16, 2021, in connection with SST VI OP’s investment in a real estate joint venture property located in North York, Ontario Canada, we provided an additional $2.1 million mezzanine loan with similar terms as the mezzanine loan discussed above.

SST VI raised sufficient equity through its private offering such that, since May 1, 2021, we were no longer the primary beneficiary, and their operations are no longer consolidated by us. See Note 10 – Related Party Transactions for more information regarding our investments in SST VI and SST VI OP.

Note 4. Investments in Unconsolidated Real Estate Ventures

As a result of the SST IV Merger, we acquired six self storage real estate joint ventures located in the Greater Toronto Area of Ontario, Canada. As of December 31, 2021, the real estate joint ventures consisted of five operating properties and one property under development. These joint venture agreements are with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land and develop and operate the properties as self storage facilities.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments. For the year ended December 31, 2021, we recorded an aggregate loss of approximately $0.5 million from our equity in earnings related to our unconsolidated real estate ventures in Canada.

The following table summarizes our 50% ownership interests in investments in unconsolidated real estate ventures in the Greater Toronto Area, Canada:

Location	Date Real Estate Venture Became Operational	Carrying Value of Investment as of December 31, 2021
Oshawa	August 2021	$1,801,413
East York	June 2020	6,393,576
Brampton	November 2020	2,354,346
Vaughan	January 2021	2,871,265
Scarborough	November 2021	2,862,677
Kingspoint	Under Development	2,660,007

		$18,943,284

Financing Agreement

We, through our acquisition of the Oshawa, East York, Brampton, Vaughan, and Scarborough joint venture partnerships, also became party to a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The SmartCentres Lender is an affiliate of SmartCentres.

The initial maximum amount available under the MMCA was approximately CAD $60 million, however, the SmartCentres Financing includes an accordion feature such that borrowings pursuant thereto may be increased up to approximately CAD $120 million subject to certain conditions set forth in the MMCA. On August 18, 2021, the Kingspoint property was added to the MMCA, increasing the available capacity to approximately CAD $68.5 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

As of December 31, 2021, approximately CAD $67.2 million was outstanding on the SmartCentres Financing. The proceeds of the SmartCentres Financing have been and will be used to finance the development and construction of the JV Properties.

The SmartCentres Financing is secured by first mortgages on each of the JV Properties. The interest rate on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the BA Equivalent Rate (as defined in the MMCA), plus: (ii) a margin based on the External Credit Rating, plus (iii) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of December 31, 2021, the total interest rate was approximately 2.64%.

The SmartCentres Financing had an original maturity date of May 11, 2021. On April 30, 2021, the SmartCentres Financing was amended and the maturity date was extended until May 11, 2024, and contains two one year extension options. Monthly interest payments are initially added to the outstanding principal balance. At such time as the JV Property is generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. As of December 31, 2021, no such payments had commenced. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each JV Property) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

Note 5. Self Administration Transaction

Overview

On June 28, 2019, we, our Operating Partnership and our TRS entered into a series of transactions, agreements, and amendments to our existing agreements and arrangements with our then-sponsor SAM and SmartStop OP Holdings, LLC (“SS OP Holdings”), a subsidiary of SAM, pursuant to which, effective June 28, 2019, we acquired the self storage advisory, asset management and property management businesses and certain joint venture interests of SAM, along with certain other assets of SAM.

As a result of the Self Administration Transaction, SAM is no longer our sponsor, and we became self-managed and succeeded to the advisory, asset management and property management businesses and certain joint ventures previously in place for us, SST IV (until the SST IV Merger Date), SSGT II, and we acquired the internal capability to originate, structure and manage additional future investment products which would be sponsored by SmartStop REIT Advisors, LLC (“SRA”), our indirect subsidiary.

Agreements

Contribution Agreement

On June 28, 2019, we along with our Operating Partnership, as contributee, and SAM and SS OP Holdings, as contributor, entered into a Contribution Agreement (the “Contribution Agreement”) whereby the Operating Partnership acquired the Self Storage Platform and certain other assets, including (a) SAM’s, or its subsidiaries’, 100% membership interests in our Former External Advisor and Former External Property Managers, the advisor and property manager for SST IV, the advisor and property manager for SSGT II, entities related to the Tenant Protection Programs joint ventures, and certain entities related to SAM’s self storage business in Canada; (b) all

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

equipment, furnishings, fixtures and computer equipment as set forth in the Contribution Agreement; (c) certain personal property as set forth in the Contribution Agreement; (d) all intellectual property, goodwill, licenses and sublicenses granted and obtained with respect thereto (including all rights to the “SmartStop®” brand and “Strategic Storage®” related trademarks); (e) SAM’s processes, practices, procedures and workforce related to the self storage business (then consisting of a total of approximately 350 on-site self storage employees, regional and district managers, other personnel and the then current executive management team of the Company), and (f) certain other assets as set forth in the Contribution Agreement, in exchange for $769,126 in cash, assumption of existing debt in the amount of $15 million, and 8,698,956 Class A-1 limited partnership units of the Operating Partnership (“Class A-1 Units”) and 3,283,302 Class A-2 limited partnership units of the Operating Partnership (“Class A-2 Units”). For a description of the Class A-1 Units and Class A-2 Units, see below under the heading “Third Amended and Restated Limited Partnership Agreement and Redemption of Limited Partner Interest Agreement.”

Third Amended and Restated Limited Partnership Agreement and Redemption of Limited Partner Interest Agreement

On June 28, 2019, we entered into the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership (as amended, the “Operating Partnership Agreement”), which amended and superseded the Second Amended and Restated Limited Partnership Agreement (the “Former OP Agreement”), and a Redemption of Limited Partner Interest Agreement (the “Redemption of Limited Partner Interest Agreement”) with the Former External Advisor and the Operating Partnership, pursuant to which the Operating Partnership redeemed all of the limited partnership interests held by the Former External Advisor in the Operating Partnership. As a result of the Redemption of Limited Partner Interest Agreement and the Self Administration Transaction, the Former External Advisor’s parent entity, SAM and its affiliates no longer hold either their previously existing 20,000 limited partnership units or their special limited partnership interest in the Operating Partnership; however, SAM received cash of $200,000 and Class A-1 Units and Class A-2 Units in the Operating Partnership, as further described below.

In addition, the revised Operating Partnership Agreement created two new classes of units issued to SS OP Holdings in connection with the Self Administration Transaction: Class A-1 Units and Class A-2 Units.

The Class A-1 Units are subject to the general restrictions on transfer contained in the Operating Partnership Agreement. In addition, through June 28, 2021 (the “Lock-Up Expiration”), the Class A-1 Units could not be sold, pledged, or otherwise transferred or encumbered except in certain limited circumstances set forth in the Contribution Agreement. The Class A-1 Units were and are now otherwise entitled to all rights and duties of the Class A limited partnership units in the Operating Partnership, including cash distributions and the allocation of any profits or losses in the Operating Partnership. The Class A-2 Units may convert into Class A-1 Units as earnout consideration, as described below. The Class A-2 Units are not entitled to cash distributions or the allocation of any profits or losses in the Operating Partnership until the Class A-2 Units are converted into Class A-1 Units.

The conversion features of the Class A-2 Units are as follows: (A) the first time the aggregate incremental assets under management, as amended (“AUM”) (as defined in the Operating Partnership Agreement) of the Operating Partnership equals or exceeds $300,000,000, one-third of the Class A-2 Units will automatically convert into Class A-1 Units, (B) the first time the incremental AUM of the Operating Partnership equals or exceeds $500,000,000, an additional one-third of the Class A-2 Units will automatically convert into Class A-1 Units, and (C) the first time the incremental AUM equals or exceeds $700,000,000, the remaining one-third of the Class A-2 Units will automatically convert into Class A-1 Units (each an “Earnout Achievement Date”). On

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

each Earnout Achievement Date, the Class A-2 Units will automatically convert into Class A-1 Units based on an earnout exchange ratio, which is equal to $10.66 divided by the then current value of our Class A-1 Units, as provided in the Operating Partnership Agreement. On March 24, 2021, 1,094,434 Class A-2 Units held by SS OP Holdings were converted into 1,121,795 Class A-1 Units pursuant to the achievement of the first tier of earnout consideration.

On October 19, 2021, the Nominating and Corporate Governance Committee of our board of directors and our board of directors approved resolutions providing that the denominator in the calculation of the earnout exchange ratio will be $10.66 (the value of the Class A common stock at the time of the Self Administration Transaction, pursuant to which the earnout was established) for the next 12 months, until October 19, 2022. Thereafter, the denominator in the calculation of the earnout exchange ratio will be as provided in the Operating Partnership Agreement.

The Class A-2 Units conversion rights will expire seven years following the closing date of the Self Administration Transaction. Notwithstanding the foregoing, the earnout consideration will be earned and automatically convert in the event of an “Earnout Acceleration Event” (as defined in the Operating Partnership Agreement), which includes each of the following: certain change of control events (as described in the Operating Partnership Agreement), or H. Michael Schwartz being removed either as a member of our board of directors or as one of our executive officers for any reason other than cause. For additional information, see the Accounting Considerations Subsequent to Acquisition section further below.

Fair Value of Consideration Transferred

We accounted for the Contribution Agreement and Membership Interest Purchase Agreement discussed above as a business combination under the acquisition method of accounting. The estimated fair value of the consideration transferred totaled approximately $111.3 million and consisted of the following:

Estimated Fair Value of Consideration Transferred
Cash(1)	$3,918,185
Class A-1 Units	63,643,000
Class A-2 Units (contingent earnout)	30,900,000

Total Consideration Transferred	98,461,185

Fair value of our preexisting 50% equity interests	12,800,000

Total	$111,261,185

(1)	We assumed a net asset of approximately $0.5 million, which per the Contribution Agreement we were required to pay to SAM the value thereof and such amount was included above as cash consideration.

As a result of this acquisition, we remeasured the book value of our preexisting 50% equity method investments in our Tenant Protection Programs joint ventures to fair value, which resulted in a gain of approximately $8.0 million which was presented in the gain resulting from acquisition of unconsolidated affiliates line-item in our consolidated statements of operations as of the date of the acquisition.

The estimated fair value of the contingent earnout, Class A-2 Units, was determined based on a discounted probability weighted forecast of achieving the requisite AUM thresholds. Subsequent to the completion of the Self Administration Transaction, such liability is required to be recorded at fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Allocation of Consideration

The consideration transferred pursuant to the Self Administration Transaction was allocated to the assets acquired and liabilities assumed, based upon their estimated fair values as of the acquisition date. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Identifiable Assets Acquired at Fair Value
Cash and cash equivalents	$36,443
Restricted cash	94,999
Land	975,000
Building	5,389,000
Site Improvements	136,000
Equipment, furniture and fixtures	651,000
Investments in Managed REITs	5,600,000
Other assets	1,084,629
Intangibles - customer relationships	1,600,000
Trademarks	19,800,000
Intangibles - management contracts	24,900,000

Total identifiable assets acquired	$60,267,071

Identifiable Liabilities Assumed at Fair Value
Debt	$19,219,126
Accounts payable and accrued expenses	722,286
Deferred tax liabilities, net	7,415,654

Total liabilities assumed	$27,357,066

Net identifiable assets acquired	$32,910,005
Goodwill	78,372,980
Non-controlling interest related to consolidated Tenant Protection Programs joint ventures	(21,800)

Net assets acquired	$111,261,185

The intangible assets acquired primarily consist of trademarks and the property management and advisory contracts related to the Managed REITs. The value of the property management and advisory contracts were determined based on a discounted cash flow valuation of the projected cash flows of the acquired contracts. The deferred tax liability is the result of differences between the GAAP carrying value of certain amortizing assets and the carrying value for tax purposes related to activities which are conducted through our TRS.

Administrative Services Agreement

On June 28, 2019, we along with our Operating Partnership, the TRS and SSA (collectively, the “Company Parties”) entered into an Administrative Services Agreement with SAM (the “Administrative Services Agreement”), which, as amended, requires that the Company Parties will be reimbursed for providing certain operational and administrative services to SAM which may include, without limitation, accounting and financial support, IT support, HR support, advisory services and operations support, and administrative support as set forth in the Administrative Services Agreement and SAM will be reimbursed for providing certain operational and administrative services to the Company Parties which may include, without limitation, due diligence support, marketing, fulfillment and offering support, events support, insurance support, and administrative and facilities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

support. SAM and the Company Parties will reimburse one another based on the actual costs of providing their respective services. Additionally, SAM will pay the Company Parties an allocation of rent and overhead for the portion it occupies in the Ladera Office. Such agreement has a term of three years (and is automatically renewed annually thereafter unless otherwise terminated no later than 90 days prior to the renewal term) and is subject to certain adjustments as defined in the agreement.

Accounting Considerations Subsequent to Acquisition

The emergence and spread of the COVID-19 pandemic caused significant volatility and disruption in the economy and the capital markets beginning in the first quarter of 2020. The increase in consumer and investor uncertainty had an impact on our Managed REITs, specifically the Managed REITs’ ability to attract investor equity in the face of economic weakness and volatility. The volatility and uncertainty in the economy caused various broker dealers that our Managed REITs had selling agreements with to temporarily halt non-traded REIT sales within their advisory networks. Effective April 30, 2020, the Managed REITs suspended their offerings. Given the disruption that COVID-19 had on the capital markets and our Managed REITs and their ability to raise additional equity, accordingly we evaluated the various intangible assets and liabilities associated with the sponsorship of the Managed REITs for impairment as of March 31, 2020.

Based on the above facts, we revised our capital raise projections for the Managed REITs. We then evaluated the revised projected undiscounted future cash flows of our amortizing intangible assets to determine if they exceeded their respective carrying values and we determined that certain trademarks and management contracts acquired in the Self Administration Transaction were impaired. For such assets we recorded impairments to reduce their carrying value to their respective fair values. For our indefinite-lived trademark, we determined that the carrying value was in excess of its fair value and therefore recorded an impairment equal to the difference. As a result, we recorded impairment charges totaling approximately $11.7 million to intangible assets, consisting of approximately $3.3 million related to our trademarks, approximately $2.2 million related to the management contracts of SST IV and approximately $6.2 million related to the management contracts of SSGT II during the quarter ended March 31, 2020. We similarly evaluated goodwill for impairment and determined that the carrying value of the goodwill related to our Managed REIT segment was in excess of fair value, and therefore impaired and we recognized an impairment charge of approximately $24.7 million during the quarter ended March 31, 2020. Goodwill related to our self storage operations was not impaired.

In connection with the Self Administration Transaction, we acquired a special limited partnership interest in SST IV and SSGT II. This interest, in certain situations, may entitle us to various subordinated distributions under SST IV’s and SSGT II’s operating partnership agreements. Given the revised capital projections noted above, the projected future subordinated distributions had revised estimated fair values less than their carrying values. We deemed this difference to be an other than temporary decline in value and therefore recorded an impairment charge of approximately $4.4 million during the quarter ended March 31, 2020.

As a result of the Self Administration Transaction, we recorded a deferred tax liability, which is the result of differences between the GAAP carrying value of certain amortizing assets and the carrying value for tax purposes of certain assets related to activities which are conducted through our TRS. As the impairment charge reduced the GAAP carrying value of such assets, primarily the Managed REIT management contracts, we adjusted the value of our deferred tax liabilities by pro-rata amounts, reducing the deferred tax liabilities in aggregate by approximately $2.4 million, and recorded such adjustment as other income within the other line-item in our consolidated statement of operations during the quarter ended March 31, 2020.

In connection with the Self Administration Transaction, we issued the Class A-2 Units, as a form of contingent consideration, which is required to be revalued at each reporting period, based on the discounted

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

probability weighted forecast of achieving the requisite AUM thresholds or the occurrence of an Earnout Acceleration Event. The revised capital raise projections discussed above reduced the probability of the Class A-2 Units converting, which had the result of decreasing the estimated fair value of the contingent earnout liability from approximately $31.1 million as of December 31, 2019 to approximately $23.9 million as of the date of the impairment analysis.

On March 24, 2021, we, as the general partner of our Operating Partnership, entered into Amendment No. 3 (the “Amendment”) to the Operating Partnership Agreement, to make certain revisions to the Operating Partnership Agreement. The Amendment (i) revised the definition of “AUM” in connection with the earnout of the Class A-2 Units so that it (A) includes assets acquired by us and our affiliates and (B) includes 100% of any joint venture assets, rather than a pro rata percentage, and (ii) clarifies that the Class A-2 Units may be transferred after the two-year holding period.

On March 24, 2021, 1,094,434 Class A-2 Units held by SS OP Holdings were converted into 1,121,795 Class A-1 Units pursuant to the achievement of the first tier of earnout consideration. The fair value of the contingent earnout liability was reduced as the Class A-2 Units were converted into Class A-1 Units in our Operating Partnership and the fair value of such units was reclassified to the noncontrolling interest in our Operating Partnership line in the equity section of our consolidated balance sheet.

On October 19, 2021, the Nominating and Corporate Governance Committee of our board of directors and our board of directors approved resolutions providing that the denominator in the calculation of the earnout exchange ratio will be $10.66 (the value of the Class A common stock at the time of the Self Administration Transaction, pursuant to which the earnout was established) for the next 12 months, until October 19, 2022. Thereafter the denominator in the calculation of the earnout exchange ratio will be as provided in the Operating Partnership Agreement

As of December 31, 2021, pursuant to the revised definition of “AUM” as described above, we had added incremental assets under management of approximately $472 million, and pursuant to the resolutions providing that the denominator in the calculation of the earnout exchange ratio will be $10.66, the estimated fair value of the contingent earnout liability increased to approximately $30.0 million.

Note 6. Debt

The Company’s debt is summarized as follows:

Loan	December 31, 2021	December 31, 2020	Interest Rate	Maturity Date
KeyBank CMBS Loan(1)	$94,459,583	$95,000,000	3.89%	8/1/2026
KeyBank Florida CMBS Loan(2)	52,000,000	52,000,000	4.65%	5/1/2027
Midland North Carolina CMBS Loan(3)	45,758,741	46,427,994	5.31%	8/1/2024
Canadian CitiBank Loan(4)(10)(11)	—	87,337,110
CMBS SASB Loan(5)(10)	—	235,000,000
CMBS Loan(6)	104,000,000	104,000,000	5.00%	2/1/2029
Secured Loan(7)(8)(10)	—	85,512,000
Stoney Creek Loan(9)(10)	—	5,712,058
Torbarrie Loan(9)(10)	—	6,423,863
SST IV CMBS Loan	40,500,000	—	3.56%	2/1/2030
SST IV TCF Loan	40,782,500	—	3.75%	3/30/2023

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Loan	December 31, 2021	December 31, 2020	Interest Rate	Maturity Date
Credit Facility Term Loan - USD (12)	250,000,000	—	1.90%	3/17/2026
Credit Facility Revolver - USD (12)	233,201,288	—	1.95%	3/17/2024
Oakville III BMO Loan (11)	12,795,250	—	2.70%	5/16/2024
Ladera Office Loan	4,014,185	4,099,152	4.29%	11/1/2026
Premium on secured debt, net	234,604	461,823
Debt issuance costs, net	(3,879,296)	(4,021,767)

Total debt, net	$873,866,855	$717,952,233

(1)

This fixed rate loan encumbers 29 properties (Whittier, La Verne, Santa Ana, Upland, La Habra, Monterey Park, Huntington Beach, Chico, Lancaster I, Riverside, Fairfield, Lompoc, Santa Rosa, Federal Heights, Aurora, Littleton, Bloomingdale, Crestwood, Forestville, Warren I, Sterling Heights, Troy, Warren II, Beverly, Everett, Foley, Tampa, Boynton Beach, and Lancaster II) with monthly interest only payments until September 2021, at which time both interest and principal payments became due monthly. The separate assets of these encumbered properties are not available to pay our other debts.

(2)

This fixed rate loan encumbers five properties (Pompano Beach, Lake Worth, Jupiter, Royal Palm Beach, and Delray) with monthly interest only payments until June 2022, at which time both interest and principal payments will be due monthly. The separate assets of these encumbered properties are not available to pay our other debts.

(3)

This fixed rate loan encumbers 11 self storage properties (Asheville I, Arden, Asheville II, Hendersonville I, Asheville III, Asheville IV, Asheville V, Asheville VI, Asheville VII, Asheville VIII, and Hendersonville II) with monthly interest only payments until September 2019, at which time both interest and principal payments became due monthly.

(4)

This variable rate loan encumbered 10 of our Canadian properties and the amounts shown above are in USD based on the foreign exchange rate in effect of the dates presented. We purchased interest rate caps that capped CDOR at 3.0% until October 15, 2021.

(5)

This variable rate loan encumbered 29 properties (Morrisville, Cary, Raleigh, Vallejo, Xenia, Sidney, Troy, Greenville, Washington Court House, Richmond, Connersville, Port St Lucie, Sacramento, Concord, Oakland, Wellington, Doral, Naples, Baltimore, Aurora, Jones Blvd - Las Vegas, Russell Rd - Las Vegas, Riverside, Stockton, Azusa, Romeoville, Elgin, San Antonio, Kingwood). The separate assets of these encumbered properties were not available to pay our other debts.

(6)

This fixed rate loan encumbers 10 properties (Myrtle Beach I, Myrtle Beach II, Port St. Lucie, Plantation, Sonoma, Las Vegas I, Las Vegas II, Las Vegas III, Ft Pierce, Nantucket Island). The separate assets of these encumbered properties are not available to pay our other debts.

(7)

This variable rate loan encumbered 16 properties (Colorado Springs, Aurora, Phoenix, 3173 Sweeten Creek Rd - Asheville, Elk Grove, Garden Grove, Deaverview Rd - Asheville, Highland Center Blvd - Asheville, Sarasota, Mount Pleasant, Pembroke Pines, Riverview, Eastlake, McKinney, Hualapai Way - Las Vegas, Gilbert). The separate assets of these encumbered properties were not available to pay our other debts.

(8)

This loan had an $85.5 million interest rate swap that effectively fixed the interest rate on the Secured Loan at 5.1% until August 1, 2020. To continue hedging our interest rate risk related to this loan, we purchased an interest rate cap on August 3, 2020 with a notional amount of $80 million that effectively capped LIBOR at 0.5% through August 2, 2021.

(9)

This variable rate loan bore interest at a rate of 1.95% plus Royal Bank of Canada Prime Rate, which was approximately 2.45% as of December 31, 2020, and in no event would the total interest rate have fallen below 4.65% per annum. The amounts shown above are in USD based on the foreign exchange rate in effect as of December 31, 2020.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

(10)	On March 17, 2021, these loans were paid off in full in conjunction with the SST IV Merger, and an aggregate net loss on extinguishment of debt of approximately $2.4 million was recorded.
(11)	The amounts shown above are in USD based on the foreign exchange rate in effect as of the date presented.
(12)	For additional information regarding the Credit Facility, see below.

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of December 31, 2021 was approximately 3.02%. We are subject to certain restrictive covenants relating to the outstanding debt. As of December 31, 2021, we were in compliance with all such covenants.

Credit Facility

On March 17, 2021, we, through our Operating Partnership (the “Borrower”), entered into a credit facility with KeyBank, National Association, as administrative agent, KeyBanc Capital Markets, LLC, Wells Fargo Securities, Citibank, N.A., and BMO Capital Markets, as joint book runners and joint lead arrangers, and certain other lenders party thereto (the “Credit Facility”).

The initial aggregate amount of the Credit Facility was $500 million, which consisted of a $250 million revolving credit facility (the “Credit Facility Revolver”) and a $250 million term loan (the “Credit Facility Term Loan”). The Borrower had the right to increase the amount available under the Credit Facility by an additional $350 million (the “Accordion Feature”), for an aggregate amount of $850 million, subject to certain conditions. The Credit Facility also includes sublimits of (a) up to $25 million for letters of credit and (b) up to $25 million for swingline loans; each of these sublimits are part of, and not in addition to, the amounts available under the Credit Facility Revolver. Borrowings under the Credit Facility may be in either U.S. dollars (each, a “US Borrowing”) or Canadian dollars (each, a “CAD Borrowing”). Upon the closing of the Credit Facility, the Borrower immediately made the following drawdowns: (i) under the Credit Facility Revolver (A) $199 million in USD Borrowings and (B) CAD $2.5 million in CAD Borrowings (approximately $2 million equivalent in U.S. dollars), and (ii) under the Credit Facility Term Loan (A) $150 million in USD Borrowings and (B) CAD $124.7 million in CAD Borrowings (approximately $100 million equivalent in U.S. dollars), for an aggregate amount of approximately $451 million. We used the initial proceeds primarily to pay off certain existing indebtedness as well as indebtedness of SST IV in connection with the SST IV Merger.

The maturity date of the Credit Facility Revolver is March 17, 2024, subject to a one-year extension option. The maturity date of the Credit Facility Term Loan is March 17, 2026, which cannot be extended. The Credit Facility may be prepaid or terminated at any time without penalty; provided, however, that the lenders shall be indemnified for certain breakage costs.

Amounts borrowed under the Credit Facility Revolver and Credit Facility Term Loan bear interest based on both the type of borrowing (either ABR Loans or Eurodollar Loans, each as defined in the Credit Facility), as well as the currency of the borrowing. ABR Loans bear interest at the lesser of (x) the alternate base rate plus the applicable rate, or (y) the maximum rate. Eurodollar Loans bear interest at the lesser of (a) the adjusted LIBO rate or CDOR rate (depending on whether the loan is a US Borrowing or a CAD Borrowing, respectively) for the interest period in effect plus the applicable rate, or (b) the maximum rate. The corresponding applicable rate varies depending on the type of borrowing and our consolidated leverage ratio. As of December 31, 2021, advances under the Credit Facility Term Loan bear interest at 180 basis points over 30-day LIBOR or 30-day CDOR, while advances under the Credit Facility Revolver bear interest at 185 basis points over 30-day LIBOR or 30-day CDOR. The Credit Facility is also subject to an annual unused fee based upon the average amount of

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

the unused portion of the Credit Facility Revolver, which varies from 15 bps to 25 bps, depending on the size of the unused amount, as well as whether a Security Interest Termination Event (defined below) has occurred.

The Credit Facility is fully recourse, jointly and severally, to us, our Operating Partnership, and certain of our subsidiaries (the “Subsidiary Guarantors”). In connection with this, we, our Operating Partnership, and our Subsidiary Guarantors executed guarantees in favor of the lenders. The Credit Facility is also cross-defaulted to (i) any recourse debt of ours, our Operating Partnership, or the Subsidiary Guarantors and (ii) any non-recourse debt of ours, our Operating Partnership, or the Subsidiary Guarantors of at least $75 million.

The Credit Facility is initially secured by a pledge of equity interests in the Subsidiary Guarantors. However, upon the achievement of certain security interest termination conditions, the pledges shall be released and the Credit Facility shall become unsecured (the “Security Interest Termination Event”). The Security Interest Termination Event occurs at the Borrower’s election, once the Borrower satisfies the following security interest termination conditions: (i) a fixed charge coverage ratio of no less than 1.50:1.00; (ii) an unsecured interest coverage ratio of not less than 2.00:1.00; (iii) a consolidated capitalization rate leverage ratio of not greater than 60%; and (iv) a secured debt ratio of no greater than 40%. Following the occurrence of the Security Interest Termination Event, certain terms and conditions of the Credit Facility are modified, including, but not limited to: (i) in certain circumstances, a reduction in the applicable interest rate under the Credit Facility, (ii) the modification or addition of certain financial covenants, (iii) the addition of a floor of at least $25 million for any cross-defaulted recourse debt of ours, our Operating Partnership, or any Subsidiary Guarantor, and (iv) in certain circumstances, a reduction in the annual unused fee for the Credit Facility Revolver.

The Credit Facility contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. In particular, the financial covenants imposed include: a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth, certain limits on both secured debt and secured recourse debt, certain payout ratios of dividends paid to core funds from operations, limits on unhedged variable rate debt, and minimum liquidity. If an event of default occurs and continues, the Borrower is subject to certain actions by the administrative agent, including, without limitation, the acceleration of repayment of all amounts outstanding under the Credit Facility.

On May 3, 2021, we converted all of our CAD Borrowings to USD Borrowings.

On October 7, 2021, the Borrower and lenders who were party to the Credit Facility amended the Credit Facility to increase the commitment on the Credit Facility Revolver by $200 million for a total commitment of $450 million. In connection with the increased commitments, additional lenders were added to the Credit Facility. The commitments on the Credit Facility Term Loan remain unchanged. As a result of this amendment, the aggregate commitment on the Credit Facility is now $700 million. In addition, the Accordion Feature was also amended such that Borrower has the right to increase the aggregate amount of the Credit Facility by an additional $350 million, for an aggregate amount of up to $1.05 billion, subject to certain conditions.

As of December 31, 2021, the Borrower has borrowed approximately $233 million of the $450 million current capacity of the Credit Facility Revolver and all $250 million of the $250 million current capacity of the Credit Facility Term Loan.

SST IV CMBS Loan

On March 17, 2021, in connection with the SST IV Merger, we assumed a $40.5 million CMBS financing with KeyBank as the initial lender pursuant to a mortgage loan (the “SST IV CMBS Loan”). The SST IV CMBS

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Loan is secured by a first mortgage or deed of trust on each of seven properties owned by us (Jensen Beach, Texas City, Riverside, Las Vegas IV, Puyallup, Las Vegas V, and Plant City). The separate assets of these encumbered properties are not available to pay our other debt. The loan has a maturity date of February 1, 2030. Monthly payments due under the loan agreement (the “SST IV CMBS Loan Agreement”) are interest-only, with the full principal amount becoming due and payable on the maturity date.

The amounts outstanding under the SST IV CMBS Loan bear interest at an annual fixed rate equal to 3.56%. Commencing two years after securitization, the CMBS Loan may be defeased in whole, but not in part, subject to certain conditions as set forth in the SST IV CMBS Loan Agreement.

The loan documents for the SST IV CMBS Loan contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty in favor of KeyBank, we serve as a non- recourse guarantor with respect to the SST IV CMBS Loan.

SST IV TCF Loan

On March 17, 2021, in connection with the SST IV Merger, we assumed a term loan with TCF National Bank, a national banking association (“TCF”), as lead arranger and administrative agent for up to $40.8 million (the “SST IV TCF Loan”). The SST IV TCF Loan is secured by a first mortgage on each of the Ocoee Property, the Ardrey Kell Property, the Surprise Property, the Escondido Property, and the Punta Gorda Property (the “SST IV TCF Properties”).

The interest rate on the SST IV TCF Loan is equal to the greater of (i) 3.75% per annum or (ii) an adjustable annual rate equal to LIBOR plus 3.00%. Upon achievement of certain financial conditions, the interest rate will be equal to the greater of (i) 3.50% per annum or (ii) an adjustable annual rate equal to LIBOR plus 2.50%. As of December 31, 2021, the interest rate on the SST IV TCF Loan was 3.75%. In connection with the SST IV Merger, we also assumed an interest rate cap with a notional amount of $30.5 million, such that in no event will LIBOR exceed 0.75% thereon through May 2022.

The SST IV TCF Loan matures on March 30, 2023, with two one-year extension options subject to certain conditions outlined further in the SST IV TCF Loan documents. During the initial term, monthly payments are interest only; during any extension periods, monthly payments are principal and interest. The SST IV TCF Loan may be prepaid in whole or in part, subject to certain conditions as set forth in the SST IV TCF loan agreement.

The SST IV TCF loan agreement also contains a debt service coverage ratio covenant applicable to the borrowers whereby, commencing on March 31, 2022, the SST IV TCF Properties must have a debt service coverage ratio of not less than 1.20 to 1.00. The SST IV TCF loan agreement also contains: customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan agreement.

We serve as a limited recourse guarantor with respect to the SST IV TCF Loan during the initial term. Our obligations as guarantor may decrease based on the debt service coverage ratio on the SST IV TCF Properties.

Oakville III BMO Loan

On April 15, 2021, we purchased the Oakville III Property. We partially financed the Oakville III property acquisition with a loan from Bank of Montreal (the “Oakville III BMO Loan”), which is secured by a first lien on

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

the Oakville III property. The loan is denominated in Canadian dollars and the proceeds from the loan were approximately CAD $16.3 million. We provided a full recourse guaranty on the loan, which will remain in effect until the property achieves 75% physical occupancy, at which point such guaranty will be reduced to 50% of the loan balance. The interest only loan is prepayable at any time without penalty, and bears interest at a rate of 2.25% + CDOR. The Oakville III BMO Loan contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions.

The following table presents the future principal payment requirements on outstanding debt as of December 31, 2021:

2022	$2,914,434
2023	44,166,662
2024	293,039,610
2025	2,869,188
2026	341,916,098
2027 and thereafter	192,605,555

Total payments	877,511,547
Premium on secured debt, net	234,604
Debt issuance costs, net	(3,879,296)

Total	$873,866,855

Note 7. Preferred Equity

Series A Convertible Preferred Stock

On October 29, 2019 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase up to $200 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), in one or more closings (each, a “Closing,” and collectively, the “Closings”). The initial closing (the “Initial Closing”) in the amount of $150 million occurred on the Commitment Date, and the second and final closing in the amount of $50 million occurred on October 26, 2020. We incurred approximately $3.6 million in issuance costs related to the Series A Convertible Preferred Stock, which were recorded as a reduction to Series A Convertible Preferred stock on our consolidated balance sheets.

The shares of Series A Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series A Convertible Preferred Stock will initially be equal to a rate of 6.25% per annum. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 9.0% per annum until the tenth anniversary of the Initial Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is redeemed or repurchased in full. The dividends are payable in arrears for the prior calendar quarter on or before the 15th day of March, June, September and December of each year.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) aggregate

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

purchase price of all outstanding Preferred Shares, plus any accrued and unpaid dividends (the “Liquidation Amount”) and (ii) the amount that would have been payable had the Preferred Shares been converted into common stock pursuant to the terms of the Purchase Agreement immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series A Convertible Preferred Stock for cash at any time following the fifth anniversary of the Initial Closing. The amount of such redemption will be equal to the Liquidation Amount. Upon the listing of our common stock on a national securities exchange (the “Listing”), we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that would have been payable had such Preferred Shares been converted into common stock pursuant to the terms of the Purchase Agreement immediately prior to the Listing, and then all of such Preferred Shares were sold in the Listing, or (ii) the Liquidation Amount, plus a premium amount (the “Premium Amount”) of 10%, 8%, 6%, 4%, or 2% if redeemed prior to the first, second, third, fourth, or fifth anniversary dates of issuance, respectively, or 0% if redeemed thereafter, as set forth in the Articles Supplementary. Upon a change of control event, we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that would have been payable had the Preferred Shares been converted into common stock pursuant to the terms of the Purchase Agreement immediately prior to such change of control or (ii) the Liquidation Amount, plus the Premium Amount, as set forth in the Articles Supplementary. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series A Convertible Preferred Stock have the right to require us to repurchase the Series A Convertible Preferred Stock at an amount equal to the Liquidation Amount with no Premium Amount.

Subject to our redemption rights in the event of a Listing or change of control described above, upon the earlier to occur of (i) the second anniversary of the Initial Closing or (ii) 180 days after a Listing, the holders of Series A Convertible Preferred Stock have the right to convert any or all of the Series A Convertible Preferred Stock held by such holders into common stock at a rate per share equal to the quotient obtained by dividing the Liquidation Amount by the conversion price. The conversion price is $10.66, as may be adjusted in connection with stock splits, stock dividends and other similar transactions.

The holders of Series A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series A Convertible Preferred Stock has not been paid for at least four quarters (whether or not consecutive), the holders of Series A Convertible Preferred Stock have the right to vote together with our stockholders on any matter submitted to a vote of our stockholders, upon which the holders of the Series A Convertible Preferred Stock and holders of common stock shall vote together as a single class. The number of votes applicable to a share of Series A Convertible Preferred Stock will be equal to the number of shares of common stock a share of Series A Convertible Preferred Stock could have been converted into as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Executive Chairman as of the Commitment Date, or his affiliates, (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related and (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of our revenues for our last fiscal year.

In connection with the issuance of the Series A Convertible Preferred Stock, we and the Investor also entered into an investors’ rights agreement (the “Investors’ Rights Agreement”) which provides the Investor with

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

certain customary protections, including demand registration rights and “piggyback” registration rights with respect to our common stock issued to the Investor upon conversion of the Preferred Shares.

As of December 31, 2021, there were 200,000 Preferred Shares outstanding with an aggregate liquidation preference of approximately $203.2 million, which consists of $150 million from the Initial Closing, $50 million from a closing on October 26, 2020 and approximately $3.2 million of accumulated and unpaid distributions. As of December 31, 2020, there were 200,000 Preferred Shares outstanding with an aggregate liquidation preference of approximately $202.9 million, which consisted of $150 million from the Initial Closing, $50 million from a closing on October 26, 2020 and approximately $2.9 million of accumulated and unpaid distributions.

Note 8. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps and caps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable rate debt.

We do not use interest rate derivatives for trading or speculative purposes. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in other income (expense) as income within our consolidated statements of operations.

Foreign Currency Hedges

Our objectives in using foreign currency derivatives are to add stability to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar and to manage our exposure to exchange rate movements. To accomplish this objective, we use foreign currency forwards and foreign currency options as part of our exchange rate risk management strategy. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. By entering into the forward contract and holding it to maturity, we are locked into a future currency exchange rate in an amount equal to and for the term of the forward contract. A foreign currency option contract is a commitment by the seller of the option to deliver, solely at the option of the buyer, a certain amount of currency at a certain price on a specific date. For derivatives designated as net investment hedges, the changes in the fair value of the derivatives are reported in accumulated other comprehensive income. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The following table summarizes the terms of our derivative financial instruments as of December 31, 2021:

	Notional Amount		Strike	Effective Date or Date Assumed	Maturity Date
Interest Rate Swap:
LIBOR Swap	$235,000,000		1.79%	June 15, 2019	February 15, 2022
Foreign Currency Forwards:
Denominated in CAD	$125,925,000	(1)	1.2593	April 12, 2021	April 12, 2023
Denominated in CAD	122,020,000	(1)	1.2202	May 6, 2021	April 12, 2022

(1)	Notional amounts shown are denominated in CAD.

On February 10, 2020, we settled an existing CAD currency forward, receiving a net settlement of approximately $0.5 million and simultaneously entered into a one year CAD $95 million foreign currency forward. On February 10, 2021, we rolled this currency forward into a two month CAD $95 million foreign currency forward, with a settlement date of April 12, 2021. On April 12, 2021, we settled this foreign currency forward, paying a net settlement of approximately $4.5 million, and simultaneously entered into a new CAD $125.9 million currency forward with a settlement date of April 12, 2023. On May 6, 2021, we entered into a second currency forward, for approximately CAD $122 million, with a settlement date of April 12, 2022.

A portion of our gain (loss) from our settled and unsettled foreign currency hedges is recorded net in foreign currency hedge contract gain (loss) in our consolidated statements of comprehensive income (loss), the other portion, a gain of approximately $3.5 million and a loss of approximately $0.8 million related to the portion that is not designated for hedge accounting, is recorded in other income (expense) within our consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2020:

	Notional Amount		Strike	Effective Date or Date Assumed	Maturity Date
Interest Rate Swap:
LIBOR Swap	$235,000,000		1.79%	June 15, 2019	February 15, 2022
Interest Rate Cap:
LIBOR Cap	$80,000,000		0.50%	August 3, 2020	August 2, 2021
CDOR Cap	99,300,000	(1)	3.00%	October 11, 2018	October 15, 2021
CDOR Cap	1,000,000	(1)	3.00%	March 28, 2019	October 15, 2021
CDOR Cap	11,700,000	(1)	3.00%	May 28, 2019	October 15, 2021
Foreign Currency Forward:
Denominated in CAD	$95,000,000	(1)	1.334	February 10, 2020	February 10, 2021	(2)

(1)	Notional amount shown is denominated in CAD.
(2)	On February 10, 2021, we rolled this currency forward into a new $95 million CAD currency forward with a strike price of 1.334, and a maturity date of April 12, 2021.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The following table presents a gross presentation of the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets as of December 31, 2021 and 2020:

	Asset/Liability Derivatives Fair Value
Balance Sheet Location	December 31, 2021	December 31, 2020
Interest Rate Swaps
Accounts payable and accrued liabilities	$490,341	$4,379,424
Foreign Currency Hedges
Other assets	$4,261,100	$—
Accounts payable and accrued liabilities	—	3,270,910

Note 9. Segment Disclosures

Prior to the Self Administration Transaction on June 28, 2019, we internally evaluated all of our properties and interests therein as one industry segment and, accordingly, did not report segment information.

Subsequent to the Self Administration Transaction, we now operate in two reportable business segments: (i) self storage operations and (ii) our Managed REIT Platform business.

Management evaluates performance based upon property net operating income (“NOI”). For our self storage operations, NOI is defined as leasing and related revenues, less property level operating expenses. NOI for the Company’s Managed REIT Platform business represents Managed REIT Platform revenues less Managed REIT Platform expenses.

The following tables summarize information for the reportable segments for the periods presented:

	Year Ended December 31, 2021
	Self Storage	Managed REIT Platform	Corporate and Other	Total
Revenues:
Self storage rental revenue	$150,610,337	$—	$—	$150,610,337
Ancillary operating revenue	7,552,597	—	—	7,552,597
Managed REIT Platform revenue	—	6,322,970	—	6,322,970
Reimbursable costs from Managed REITs	—	4,278,667	—	4,278,667

Total revenues	158,162,934	10,601,637	—	168,764,571

Operating expenses:
Property operating expenses	48,127,657	—	—	48,127,657
Managed REIT Platform expense	—	1,451,166	—	1,451,166
Reimbursable costs from Managed REITs	—	4,278,667	—	4,278,667
General and administrative	—	—	23,265,196	23,265,196
Depreciation	40,203,484	—	742,922	40,946,406
Intangible amortization expense	11,134,100	1,288,105	—	12,422,205
Other property acquisition expenses	934,838	—	—	934,838
Contingent earnout adjustment	—	12,619,744	—	12,619,744
Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control	—	8,389,573	—	8,389,573

Total operating expenses	100,400,079	28,027,255	24,008,118	152,435,452

Gain on sale of real estate	178,631	—	—	178,631

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

	Year Ended December 31, 2021
	Self Storage	Managed REIT Platform	Corporate and Other	Total
Income (loss) from operations	57,941,486	(17,425,618)	(24,008,118)	16,507,750
Other income (expense):
Interest expense	(31,641,943)	—	(176,294)	(31,818,237)
Interest expense – accretion of fair market value of secured debt	110,942	—	—	110,942
Interest expense – debt issuance costs	(1,676,309)	—	—	(1,676,309)
Net loss on extinguishment of debt	(2,444,788)	—	—	(2,444,788)
Other	(366,849)	1,402,476	(1,279,703)	(244,076)

Net income (loss)	$21,922,539	$(16,023,142)	$(25,464,115)	$(19,564,718)

	Year Ended December 31, 2020
	Self Storage	Managed REIT Platform	Corporate and Other	Total
Revenues:
Self storage rental revenue	$104,888,883	$—	$—	$104,888,883
Ancillary operating revenue	5,286,042	—	—	5,286,042
Managed REIT Platform revenue	—	8,048,630	—	8,048,630
Reimbursable costs from Managed REITs	—	5,800,808	—	5,800,808

Total revenues	110,174,925	13,849,438	—	124,024,363

Operating expenses:
Property operating expenses	38,305,199	—	—	38,305,199
Managed REIT Platform expense	—	2,806,921	—	2,806,921
Reimbursable costs from Managed REITs	—	5,800,808	—	5,800,808
General and administrative	—	—	16,471,199	16,471,199
Depreciation	31,773,526	—	521,101	32,294,627
Intangible amortization expense	5,234,312	4,542,804	—	9,777,116
Other property acquisition expenses	1,366,092			1,366,092
Contingent earnout adjustment	—	(2,500,000)	—	(2,500,000)
Impairment of goodwill and intangible assets		36,465,732		36,465,732
Impairment of investments in Managed REITs	—	4,376,879	—	4,376,879

Total operating expenses	76,679,129	51,493,144	16,992,300	145,164,573

Income (loss) from operations	33,495,796	(37,643,706)	(16,992,300)	(21,140,210)
Other income (expense):
Interest expense	(32,417,179)	—	(180,434)	(32,597,613)
Interest expense – accretion of fair market value of secured debt	130,682	—	—	130,682
Interest expense – debt issuance costs	(3,577,730)	—	(8,651)	(3,586,381)
Other	1,708,026	4,557,129	(278,436)	5,986,719

Net loss	$(660,405)	$(33,086,577)	$(17,459,821)	$(51,206,803)

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

	Year Ended December 31, 2019
	Self Storage	Managed REIT Platform	Corporate and Other	Total
Revenues:
Self storage rental revenue	$99,494,560	$—	$—	$99,494,560
Ancillary operating revenue	3,706,700	—	—	3,706,700
Managed REIT Platform revenue	—	3,068,306	—	3,068,306
Reimbursable costs from Managed REITs	—	3,258,983	—	3,258,983

Total revenues	103,201,260	6,327,289	—	109,528,549

Operating expenses:
Property operating expenses	35,723,111	—	—	35,723,111
Property operating expenses – affiliates	6,605,670	—	—	6,605,670
Managed REIT Platform expense	—	2,739,556	—	2,739,556
Reimbursable costs from Managed REITs	—	3,258,983	—	3,258,983
General and administrative	—	—	10,461,453	10,461,453
Depreciation	29,305,979	—	299,299	29,605,278
Intangible amortization expense	9,051,083	2,442,311	—	11,493,394
Contingent earnout adjustment	—	—	200,000	200,000
Self administration transaction expenses	—	—	1,572,238	1,572,238
Acquisition expenses – affiliates	84,061	—	—	84,061
Other property acquisition expenses	141,489	—	—	141,489

Total operating expenses	80,911,393	8,440,850	12,532,990	101,885,233

Gain on sale of real estate	3,944,696	—	—	3,944,696

Operating income (loss)	26,234,563	(2,113,561)	(12,532,990)	11,588,012
Other income (expense):
Interest expense	(37,469,725)	—	(93,522)	(37,563,247)
Interest expense – accretion of fair market value of secured debt	131,611	—	—	131,611
Interest expense – debt issuance costs	(3,990,421)	—	(6,255)	(3,996,676)
Net loss on extinguishment of debt	(2,635,278)	—	(12,355)	(2,647,633)
Gain resulting from acquisition of unconsolidated affiliates	8,017,353	—	—	8,017,353
Other	(1,159,570)	534,612	—	(624,958)

Net loss	$(10,871,467)	$(1,578,949)	$(12,645,122)	$(25,095,538)

Included within self storage total revenues for the years ended December 31, 2021, 2020, and 2019 is approximately $19.0 million, $14.6 million, and $13.4 million, respectively, attributable to our self storage operations within Canada.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The following table summarizes our total assets by segment:

Segments		December 31, 2021	December 31, 2020
Self Storage	(1)	$1,546,835,094	$1,172,178,148
Managed REIT Platform	(2)	21,707,326	44,482,625
Corporate and Other		49,750,356	65,560,284

Total assets	(3)	$1,618,292,776	$1,282,221,057

(1)

Included in the assets of the Self Storage segment as of December 31, 2021 and 2020 are approximately $49.8 million and $45.3 million of goodwill, respectively. Additionally, as of December 31, 2021 and 2020, there were no accumulated impairment charges to goodwill within the Self Storage segment. The increase in goodwill in the Self Storage segment during the year ended December 31, 2021 was the result of a reallocation of goodwill due to the SST IV Merger.

(2)

Included in the assets of the Managed REIT Platform segment as of December 31, 2021 and 2020, are approximately $3.9 million and $8.4 million of goodwill, respectively. Such goodwill is net of accumulated impairment charges in the Managed REIT Platform segment of approximately $24.7 million as of December 31, 2021 and 2020, which relates to the impairment charge recorded during the quarter ended March 31, 2020. See Note 5 – Self Administration Transaction, for further information regarding our goodwill and intangible asset impairment charges within the Managed REIT Platform segment. The decrease in goodwill in the Managed REIT Platform segment during the year ended December 31, 2021 was the result of a reallocation of goodwill due to the SST IV Merger.

(3)

Other than our investments in and advances to Managed REITs, substantially all of our investments in real estate facilities and intangible assets made during the years ended December 31, 2021 and 2020 were associated with our self storage platform.

Note 10. Related Party Transactions

Through the closing of the Self Administration Transaction on June 28, 2019, we incurred expenses under the following advisory and property management agreements; commencing on such closing and continuing thereafter we no longer incur such expenses. The Former Dealer Manager Agreement and the Transfer Agent Agreement described below were not impacted by the Self Administration Transaction.

Former Dealer Manager Agreement

In connection with our Primary Offering, our Former Dealer Manager received a sales commission of up to 7.0% of gross proceeds from sales of Class A Shares and up to 2.0% of gross proceeds from the sales of Class T Shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of both Class A Shares and Class T Shares in the Primary Offering under the terms of the Former Dealer Manager Agreement. In addition, our Former Dealer Manager receives an ongoing stockholder servicing fee as discussed in Note 2 – Summary of Significant Accounting Policies – Organization and Offering Costs.

Affiliated Former Dealer Manager

SAM owns a 15% non-voting equity interest in our Former Dealer Manager. Affiliates of our Former Dealer Manager own limited partnership interests in our Operating Partnership.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Transfer Agent Agreement

SAM owns 100% of the membership interests of Strategic Transfer Agent Services, LLC, our transfer agent (“Transfer Agent”), which is a registered transfer agent with the SEC. Pursuant to our transfer agent agreement, our Transfer Agent provides transfer agent and registrar services to us. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: providing customer service to our stockholders, processing the distributions and any servicing fees with respect to our shares and issuing regular reports to our stockholder. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our Transfer Agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agent and registrar services. Our Transfer Agent also conducts transfer agent and registrar services for other non-traded REITs sponsored by SRA.

Fees paid to our Transfer Agent include a fixed quarterly fee, one-time account setup fees, monthly open account fees and fees for investor inquiries. In addition, we will reimburse our Transfer Agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our Transfer Agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our Transfer Agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it.

The initial term of the transfer agent agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the transfer agent agreement upon 90 days’ prior written notice. In the event that we terminate the transfer agent agreement, other than for cause, we will pay our transfer agent all amounts that would have otherwise accrued during the remaining term of the transfer agent agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2020 and 2021, as well as any related amounts payable as of December 31, 2020 and 2021.

	Year Ended December 31, 2020			Year Ended December 31, 2021
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Transfer Agent fees	$525,108	$489,108	$36,000	$967,341	$916,349	$86,992
Additional paid-in capital
Transfer Agent expenses	—	—	—	150,000	150,000	—
Stockholder servicing fee(1)	—	645,911	631,429	161,545	636,654	156,320
Stockholder servicing fees - SST IV (2)	—	—	—	1,155,887	814,908	340,979

Total	$525,108	$1,135,019	$667,429	$2,434,773	$2,517,911	$584,291

(1)

We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares sold in the Primary Offering. The amount incurred during the year ended December 31, 2021 represents an adjustment to the estimated stockholder servicing fee recorded at the time of the sale of the Class T Shares, based on the current estimated cessation date (March 31, 2022) of such stockholder servicing fee.

(2)	Represents the stockholder servicing fee liability assumed in the SST IV Merger.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Please see Note 3 – Real Estate Facilities and Note 5 – Self Administration Transaction for additional information.

Acquisition of Self Storage Platform from SmartStop Asset Management, LLC and Other Transactions

As a result of the Self Administration Transaction, we acquired the self storage sponsorship platform of SAM. Accordingly, the advisor and property manager entities of SST IV and SSGT II became our indirect subsidiaries, and we became entitled to receive various fees and expense reimbursements under the terms of the SST IV and SSGT II advisory and property management agreements as described below. In addition, we also own the advisor and property manager entities of SST VI and are entitled to receive various fees and expense reimbursements under the terms of the SST VI advisory and property management agreements as described below.

Advisory Agreement Fees

Our indirect subsidiaries, Strategic Storage Advisor IV, LLC, the advisor to SST IV (the “SST IV Advisor”), SS Growth Advisor II, LLC, the advisor to SSGT II (the “SSGT II Advisor”), and Strategic Storage Advisor VI, LLC, the advisor to SST VI (the “SST VI Advisor”) are or were entitled to receive various fees and expense reimbursements under the terms of the SST IV, SSGT II, and SST VI advisory agreements.

SST IV Advisory Agreement

The SST IV Advisor provided acquisition and advisory services to SST IV pursuant to an advisory agreement (the “SST IV Advisory Agreement”) to SST IV up until the SST IV Merger on March 17, 2021.

Effective April 30, 2020, SST IV suspended its offering due to various factors, including the uncertainty relating to the ongoing COVID-19 outbreak and its potential economic impact, the status of fundraising in the non-traded REIT industry due to such uncertainty and the termination of their dealer manager agreement. SST IV’s public offering terminated on September 11, 2020.

The SST IV Advisor received a monthly asset management fee equal to 0.0833%, which is one-twelfth of 1%, of SST IV’s aggregate asset value, as defined. The SST IV Advisor was potentially also entitled to various subordinated distributions under SST IV’s operating partnership agreement pursuant to the special limited partnership interest and its cash flow participation distribution rights if SST IV (1) listed its shares of common stock on a national exchange, (2) terminated the SST IV Advisory Agreement, (3) liquidated its portfolio, or (4) entered into an Extraordinary Transaction, as defined in the SST IV operating partnership agreement.

Effective March 17, 2021, in connection with the SST IV Merger, the SST IV Advisory Agreement was terminated and none of the aforementioned subordinated distributions or fees were paid. As a result of us acquiring SST IV and terminating such contracts, we recorded a write-off of approximately $5.3 million related to the carrying value of the SST IV Advisory Agreement contract. Similarly, we recorded a write-off of approximately $1.2 million related to our special limited partnership interest, which per the terms of the SST IV Merger Agreement, terminated without consideration.

As a result of the Self Administration Transaction, we recorded a deferred tax liability, which was the result of the difference between the GAAP carrying value of the SST IV Advisory Agreement and its carrying value for tax purposes. As we reduced the GAAP carrying value of such intangible asset, as noted above, we adjusted the value of our deferred tax liabilities by pro-rata amounts, reducing the deferred tax liabilities in aggregate by

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

approximately $1.4 million during the year ended December 31, 2021, and recorded such adjustment as Other income within the other line item in our consolidated statements of operations.

SSGT II Advisory Agreement

The SSGT II Advisor provides acquisition and advisory services to SSGT II pursuant to an advisory agreement (the “SSGT II Advisory Agreement”). In connection with the SSGT II private placement offering, SSGT II is required to reimburse the SSGT II Advisor for organization and offering costs from the SSGT II private offering pursuant to the SSGT II Advisory Agreement.

Effective as of April 30, 2020, SSGT II suspended its offering due to various factors, including the uncertainty relating to the ongoing COVID-19 outbreak and its potential economic impact, the status of fundraising in the non-traded REIT industry due to such uncertainty and the termination of its dealer manager agreement.

The SSGT II Advisor receives a monthly asset management fee equal to 0.1042%, which is one-twelfth of 1.25%, of SSGT II’s aggregate asset value, as defined.

The SSGT II Advisor may also be potentially entitled to various subordinated distributions under SSGT II’s operating partnership agreement pursuant to the special limited partnership interest and its cash flow participation distribution rights. So long as the SSGT II Advisory Agreement has not been terminated (including by means of non-renewal), SSGT II is required to pay the SSGT II Advisor a distribution from its operating partnership (other than net sale proceeds), pursuant to a special limited partnership interest, equal to 10.0% of any amount distributed to stockholders in excess of the amount required to provide stockholders with an annual aggregate distribution equal to 5.0% (reflective of the weighted average purchase price per share), cumulative within the subject calendar year (as adjusted for partial periods outstanding). Such distribution will be reconciled and paid annually. The cash flow participation distribution may be payable in cash or operating partnership units (or any combination thereof), at the election of the SSGT II Advisor.

Pursuant to SSGT II’s operating partnership agreement if SSGT II (1) lists its shares of common stock on a national exchange, (2) terminates the SSGT II Advisory Agreement, (3) liquidates its portfolio, or (4) merges with another entity or enters into an Extraordinary Transaction, as defined in the SSGT II operating partnership agreement, the SSGT II Advisor may potentially be entitled to various subordinated distributions.

The SSGT II Advisory Agreement provides for reimbursement of the SSGT II Advisor’s direct and indirect costs of providing administrative and management services to SSGT II.

SST VI Advisory Agreement

The SST VI Advisor provides acquisition and advisory services to SST VI pursuant to an advisory agreement (the “SST VI Advisory Agreement”). In connection with the SST VI private placement offering, SST VI is required to reimburse the SST VI Advisor for organization and offering costs from the SST VI private offering pursuant to the SST VI Advisory Agreement.

Pursuant to the SST VI Advisory Agreement, the SST VI Advisor will receive acquisition fees equal to 1.00% of the contract purchase price of each property SST VI acquires plus reimbursement of any acquisition expenses that SST VI Advisor incurs. The SST VI Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of SST VI’s aggregate asset value, as defined.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The SST VI Advisor may also be potentially entitled to various subordinated distributions pursuant to the special limited partnership interest under SST VI’s operating partnership agreement if SST VI (1) lists its shares of common stock on a national exchange, (2) terminates the SST VI Advisory Agreement, (3) liquidates its portfolio, or (4) merges with another entity or enters into an Extraordinary Transaction, as defined in the SST VI operating partnership agreement.

The SST VI Advisory Agreement provides for reimbursement of the SST VI Advisor’s direct and indirect costs of providing administrative and management services to SST VI.

Managed REIT Property Management Agreements

Our indirect subsidiaries, Strategic Storage Property Management IV, LLC, SS Growth Property Management II, LLC, and Strategic Storage Property Management VI, LLC (collectively the “Managed REITs Property Managers”), are entitled to receive fees for their services in managing the properties owned by the Managed REITs pursuant to property management agreements entered into between the owner of the property and the applicable Managed REIT’s Property Manager.

The Managed REITs’ Property Managers will receive a property management fee equal to 6% of the gross revenues from the properties, generally subject to a monthly minimum of $3,000 per property, plus reimbursement of the costs of managing the properties, and a one-time fee of $3,750 for each property acquired that would be managed by the Managed REITs’ Property Managers. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining such properties. Pursuant to the property management agreements, we through our Operating Partnership employ the on-site staff for the Managed REITs’ properties.

The SST IV and SST VI property managers are or were entitled to a construction management fee equal to 5% of the cost of a related construction or capital improvement work project in excess of $10,000.

Effective March 17, 2021, in connection with the SST IV Merger, the SST IV property management contracts were terminated. As a result of us acquiring SST IV and terminating such contracts, we recorded a write-off of approximately $1.9 million related to the carrying value of the SST IV property management contracts.

In connection with the Self Administration Transaction, we previously recorded a deferred tax liability, which is the result of the difference between the GAAP carrying value of the SST IV property management contracts and their carrying value for tax purposes. As we reduced the GAAP carrying value of such intangible assets, we adjusted the value of our deferred tax liabilities by pro-rata amounts, reducing the deferred tax liabilities in aggregate by approximately $0.5 million, and recorded such adjustment as other income within the other line-item in our consolidated statement of operations.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Summary of Fees and Revenue Related to the Managed REITs

Pursuant to the terms of the various agreements described above for the Managed REITs, the following summarizes the related party fees for the years ended December 31, 2021, 2020, and 2019:

Managed REIT Platform Revenues	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Advisory agreement – SST IV(1)	$716,278	$3,211,661	$1,153,137
Advisory agreement – SSGT II	1,843,769	1,210,529	310,786
Advisory agreement – SST VI	178,282	—	—
Property management agreement – SST IV(1)	346,179	1,429,632	602,162
Property management agreement – SSGT II	709,533	371,751	91,594
Property management agreement – SST VI	99,602	—	—
Tenant Protection Program revenue – SST IV(3)	285,959	893,315	—
Tenant Protection Program revenue – SSGT II	636,671	257,602	37,269
Tenant Protection Program revenue – SST VI	158,662	—	254,148
Other Managed REIT revenue(2)	1,348,035	674,140	619,210

Total	$6,322,970	$8,048,630	$3,068,306

(1)	On March 17, 2021, we acquired SST IV and no longer earn such fees.
(2)	Such revenues primarily include construction management, development fees, and other miscellaneous revenues.
(3)	On March 17, 2021, we acquired SST IV and such revenue is now included in ancillary operating revenue in our consolidated statements of operations.

Reimbursable costs from Managed REITs includes reimbursement of SST IV (until the SST IV Merger Date), SSGT II, and SST VI Advisors’ direct and indirect costs of providing administrative and management services to the Managed REITs. Additionally, reimbursable costs includes reimbursement pursuant to the property management agreements for reimbursement of the costs of managing the Managed REITs’ properties, including wages and salaries and other expenses of employees engaged in operating, managing and maintaining such properties.

As of December 31, 2021 and 2020, we had receivables due from the Managed REITs totaling approximately $1.4 million, and $0.5 million, respectively. Such amounts are included in investments in and advances to the Managed REITs line-item in our consolidated balance sheets. Such amounts included unpaid amounts relative to the above table, in addition to other direct routine expenditures of the Managed REITs that we directly funded.

Investment in SSGT II OP

On September 21, 2020, a wholly-owned subsidiary of our Operating Partnership (the “Preferred Investor”), entered into a preferred unit purchase agreement (the “SSGT II Unit Purchase Agreement”) with SS Growth Operating Partnership II, L.P. (the “SSGT II OP”) and SSGT II. Pursuant to the terms of the SSGT II Unit Purchase Agreement, the Preferred Investor agreed to purchase, in one or more tranches, up to 1.6 million units of limited partnership interest in SSGT II OP (the “SSGT II Preferred Units”) for an aggregate of up to $40 million (the “SSGT II Investment”). Upon the closing of each tranche of the SSGT II Investment, the Preferred Investor was due an investment fee equal to 1% of the investment amount of such tranche.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The Preferred Investor received distributions, payable monthly in arrears, at a rate of 7.25% per annum from the date of investment until 180 days after the date of investment, 8.25% per annum from 181 days after the date of investment until 360 days after the date of investment, and 9.25% per annum thereafter (collectively, the “Pay Rate”). The proceeds of the SSGT II Investment may be used by SSGT II OP to finance self storage acquisition, development, and improvement activities, and working capital or other general partnership purposes. Each SSGT II Preferred Unit had a liquidation preference of $25.00, plus all accumulated and unpaid distributions. The foregoing distributions are payable monthly, and calculated on an actual/360 day basis, and any unpaid distributions accrue at the applicable Pay Rate.

On September 21, 2020, October 29, 2020, and November 4, 2020, the Preferred Investor invested approximately $6.5 million, $13 million, and $13 million, respectively, in the SSGT II Operating Partnership. On November 12, 2020, SSGT II redeemed $19 million of our SSGT II Preferred Units, reducing our investment in SSGT II Preferred Units to $13.5 million, which was recorded in investments in and advances to Managed REITs in our consolidated balance sheets as of December 31, 2020.

On January 21, 2021, SSGT II redeemed the remaining $13.5 million of our outstanding SSGT II Preferred Units.

As of December 31, 2021 and 2020, we were potentially required to purchase an additional $7.5 million in SSGT II Preferred Units.

For the years ended December 31, 2021 and 2020, we recorded income related to the SSGT II Preferred Units totaling approximately $0.1 million and $0.6 million, respectively, which is recorded within the Other line item in our consolidated statements of operations.

Investment in SST VI OP

On March 10, 2021, SmartStop OP made an investment of $5.0 million in SST VI OP, in exchange for common units of limited partnership interest in SST VI OP.

On March 11, 2021, SST VI OP, through a wholly-owned subsidiary, used these funds, in part, to acquire its first self storage facility in Phoenix, Arizona for approximately $16 million. In connection with SST VI OP’s acquisition of the Phoenix property, we provided a $3.5 million mezzanine loan to a wholly-owned subsidiary of SST VI OP with an initial interest rate of 8.5% and term of six months; as well as a 180 day extension option which was exercised and increased the interest rate to 9.25% for the remainder of the term.

On April 16, 2021, in connection with SST VI OP’s investment in a real estate joint venture property located in North York, Ontario Canada, we provided a $2.1 million term loan with similar terms as the mezzanine loan discussed above.

On November 12, 2021, SST VI OP repaid the outstanding balance on the $3.5 million mezzanine loan and the $2.1 million term loan along with all accrued interest. The loans were terminated in accordance with the mezzanine loan agreement and the term loan agreement without fees or penalties.

On December 30, 2021, in connection with SST VI’s acquisition of two self storage facilities, SmartStop OP entered into a mezzanine loan agreement with SST VI OP for up to $45 million (the “SST VI Mezzanine Loan”). The SST VI Mezzanine Loan required a commitment fee equal to 1.0% of the amount drawn at closing of the SST VI Mezzanine Loan. The SST VI Mezzanine Loan is secured by a pledge of the equity interest in the

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

indirect, wholly-owned subsidiaries of SST VI that collectively currently own two self storage facilities in Florida. SST VI OP also serves as a non-recourse guarantor.

The interest rate on the SST VI Mezzanine Loan is a variable rate equal to LIBOR plus 3%. Payments on the SST VI Mezzanine Loan are interest only until December 30, 2022, which is the initial maturity date of the SST VI Mezzanine Loan. SST VI OP may, in certain circumstances, extend the ultimate maturity date of the SST VI Mezzanine Loan through December 30, 2023 upon written notice to us, in which event the interest rate of the SST VI Mezzanine Loan will increase to LIBOR plus 4% per annum. The SST VI Mezzanine Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the SST VI Mezzanine Loan may be released from the pledge of collateral. As of December 31, 2021, SST VI OP had borrowed $6.8 million pursuant to the SST VI Mezzanine Loan and we were potentially required to fund an additional $38.2 million.

Additionally, SmartStop OP already had a special limited partnership interest (the “SLP”), whereby SmartStop OP would receive a subordinated distribution upon certain returns on equity being met.

For the year ended December 31, 2021, we recorded a loss related to our equity interest in SST VI OP of approximately $0.6 million, which is recorded within the Other line item in our consolidated statements of operations.

Administrative Services Agreement

For the years ended December 31, 2021, and 2020, we incurred fees payable to SAM under the Administrative Services Agreement of approximately $0.2 million, and $1.9 million, respectively, which were recorded in the Managed REIT Platform expenses line item in our consolidated statements of operations. We recorded reimbursements from SAM of approximately $0.6 million and $0.4 million during the years ended December 31, 2021 and 2020, respectively, related to services provided to SAM as well as reimbursements of rent and overhead for the portion of the Ladera Office occupied by SAM, which were included in Managed REIT Platform revenue in our consolidated statement of operations.

As of December 31, 2021, a receivable of approximately $60,000 was due from SAM related to the Administrative Services Agreement and included in the other assets line in our consolidated balance sheet.

As of December 31, 2020, a receivable of approximately $50,000 was due from SAM related to the Administrative Services Agreement and included in the due to affiliates line in our consolidated balance sheet.

Note 11. Equity Based Compensation

We issue equity based compensation pursuant to the employee and director long-term incentive plan of SmartStop Self Storage REIT, Inc. (the “Plan”). Pursuant to the Plan, we are able to issue various forms of equity based compensation. Through December 31, 2021, we have issued equity based awards in two forms: (1) restricted stock awards consisting of shares of our common stock and (2) long-term incentive plan units of our Operating Partnership (“LTIP Units”).

Through March 2020, we had only issued restricted stock, which shares are subject to a time based vesting period. In April 2020 the Compensation Committee of the Board of Directors approved the 2020 executive compensation program for our executive officers, which included (1) performance based awards, and (2) time based awards. For both such awards the recipient could choose either LTIP Units or restricted stock consisting of shares of our common stock.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

The fair value of the restricted stock and the LTIP Units was determined based on an estimated value per share, adjusted for an illiquidity discount due to the illiquid nature of the underlying equity. The fair value of the LTIP Units was further adjusted by applying an additional discount as the LTIP Units are not initially economically equivalent to our restricted stock. For the performance based awards, a fair value was determined for each performance ranking scenario, with stock compensation expense recorded using the fair value of the scenario determined to be probable of achievement.

Time Based Awards

We have granted various time based awards, which generally vest ratably over either one, three, or four years commencing in the year of grant, subject to the recipient’s continued employment or service through the applicable vesting date. All grants of time based restricted stock have limitations on transferability during the vesting period, and the grantee does not have the ability to vote any unvested shares. Transferability during the vesting period depends upon when the grant was made, as follows (i) with respect to grants of time based restricted stock made prior to April 2020, the restriction on transfers applies to the entirety of the grant, regardless of vesting, and (ii) with respect to grants of time based restricted stock made in or subsequent to April 2020, the restriction on transfer applies only to the unvested portion of the restricted stock.

With respect to grants of time based LTIPs made to our executive officers in 2020 and 2021, distributions began to accrue effective January 1, 2020 and January 1, 2021 respectively, and are payable as distributions are paid on our Class A Shares without regard to whether the underlying restricted shares have vested. With respect to time based restricted stock, distributions accrue on non-vested shares granted and are paid when the underlying restricted shares vest.

Holders of time based LTIP Units receive allocations of profits and losses with respect to the LTIP Units as of the effective date, distributions from the effective date in an amount equivalent to the distributions declared and paid on our Class A Shares, and the same voting rights as holders of common units, voting as a class with each LTIP Unit holder having one vote per LTIP Unit held. Prior to vesting, time based LTIP Units generally may not be transferred, other than by laws of descent and distribution.

The following table summarizes the activity related to our time based awards:

	Restricted Stock		LTIPs
Time Based Award Grants	Shares	Weighted- Average Grant-Date Fair Value	Units	Weighted- Average Grant-Date Fair Value
Unvested at December 31, 2019	265,806	$9.53	—	$—
Granted	72,383	9.78	214,521	9.09
Vested	(82,351)	9.55	(53,630)	9.09
Forfeited	(6,567)	9.78	—	—

Unvested at December 31, 2020	249,271	$9.58	160,891	$9.09
Granted	78,192	9.85	222,581	9.30
Vested	(105,328)	9.64	(109,276)	9.20
Forfeited	(2,189)	9.78	—	—

Unvested at December 31, 2021	219,946	$9.64	274,196	$9.22

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Performance Based Awards

With respect to performance based awards, the number of shares of restricted stock granted as of the grant date equaled 100% of the targeted award, whereas the number of LTIP Units granted as of the grant date equaled 200% of the targeted award. The targeted award for each executive was determined and approved by the Compensation Committee of our Board of Directors. The actual number of shares of restricted stock or LTIP Units, as applicable, to be issued upon vesting may range from 0% to 200% of the targeted award, such determination being based upon the results of the performance measure. Performance based awards vest based upon our performance as ranked amongst a peer group of publicly traded self storage REITs in terms of the average same-store revenue growth, analyzed over a three year period. This comparison will be conducted using a performance measure of average annual same-store revenue growth, analyzed over a three-year period. Earned awards for the 2020 and 2021 grants will vest, as applicable, no later than March 31, 2023 and March 31, 2024, respectively.

Recipients of performance based restricted stock accrue distributions during the performance period, and such distributions will only be payable on the date that any such shares of restricted stock vest, based upon the performance level attained. Recipients of performance based LTIP Units are issued LTIP Units at 200% of the targeted award and are entitled to receive distributions and allocations of profits and losses with respect to the performance based LTIP Units as of the effective date of each award in an amount equal to 10% of the distributions and allocations available to such LTIP Units, until the Distribution Participation Date (as defined in the Operating Partnership Agreement). The remaining 90% of distributions will accrue and will be payable on the Distribution Participation Date based upon the performance level attained and number of performance based LTIP Units that vest. Following the Distribution Participation Date, recipients will be entitled to receive the full amount of distributions and allocations of profits and losses with respect to the vested performance-based LTIP Units, such amount being equivalent to distributions declared and paid on our Class A Shares.

The following table summarizes our activity related to our performance based awards:

	Restricted Stock		LTIPs
Performance Based Award Grants	Shares	Weighted- Average Grant-Date Fair Value	Units	Weighted- Average Grant-Date Fair Value
Unvested at December 31, 2019	—	$—	—	$—
Granted	5,752	9.78	130,638	9.09
Vested	—	—	—	—
Forfeited	—	—	—	—

Unvested at December 31, 2020	5,752	$9.78	130,638	$9.09
Granted	—	—	148,387	9.30
Vested	—	—	—	—
Forfeited	—	—	(11,918)	9.09

Unvested at December 31, 2021	5,752	$9.78	267,107	$9.21

Holders of performance based restricted stock do not have any rights as a stockholder with respect to the unvested portion of such restricted stock awards. Prior to vesting, shares of performance based restricted stock generally may not be transferred, other than by laws of descent and distribution.

Holders of performance based LTIP Units have the same voting rights as holders of common units, voting as a class with each LTIP Unit holder having one vote per LTIP Unit held. Prior to vesting, performance based LTIP Units generally may not be transferred, other than by laws of descent and distribution.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

LTIP Units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes. The profits interests’ characteristics of the LTIP Units mean that initially they will not be treated as economically equivalent in value to a common unit and the issuance of LTIP Units will not be a taxable event to the Operating Partnership or the recipient. If and when certain events occur pursuant to applicable tax regulations and in accordance with the Partnership Agreement, LTIP Units may become economically equivalent to common units of limited partnership interest of our Operating Partnership on a one-for-one basis.

As of December 31, 2021, 7,366,044 shares of stock were available for issuance under the Plan.

We recorded approximately $2.8 million, $1.6 million, and $0.4 million of equity based compensation expense in general and administrative expense during the years ended December 31, 2021, 2020, and 2019, respectively. We recorded approximately $80,000, $40,000, and none of equity based compensation expense in property operating expenses, within our consolidated statements of operations for the years ended December 31, 2021, 2020, and 2019, respectively. As of December 31, 2021, and 2020, there was approximately $4.5 million and $4.0 million of total unrecognized compensation expense related to non-vested equity awards, respectively. As of December 31, 2021 and 2020, such cost was expected to be recognized over a weighted-average period of approximately 2.1 years and 2.5 years, respectively.

On February 26, 2021, we announced the retirement of Michael S. McClure, then our Chief Executive Officer, effective as of April 15, 2021 (the “Transition Date”). In connection with Mr. McClure’s retirement, and in order to provide an orderly transition, we entered into an Executive Transition Services Agreement with Mr. McClure (the “Agreement”) on February 26, 2021, pursuant to which Mr. McClure will provide consulting services to the Company for a twelve-month period (the “Transition Period”) commencing on the Transition Date.

Pursuant to the Agreement, during the Transition Period and subject to the early termination provisions contained in the Agreement, we will pay Mr. McClure a monthly fee as well as provide reimbursement for costs of continuing group health insurance coverage. Mr. McClure’s existing time-based equity awards will continue to vest during the Transition Period and, upon successful completion of the Transition Period, any remaining outstanding unvested time-based equity awards will immediately vest in full. Mr. McClure’s existing performance-based equity awards will remain outstanding and vest on a pro rata basis at the rate of two-thirds of the amount that would have otherwise vested based on the terms of the awards and actual performance of the Company during the performance period.

In April 2021, the compensation committee of our board of directors approved the 2021 executive compensation terms for our executives, which included (1) performance-based equity grants in the form of either, at the election of the executive, restricted stock awards, or LTIP Units, and (2) time-based equity grants in the form of either, at the election of the executive, restricted stock awards or LTIP Units.

In April 2021, an aggregate of 148,387 LTIP Units were issued to our executive officers in connection with performance-based equity grants.

Similarly, in April 2021 an aggregate of 222,581 LTIP Units were issued to our executive officers in connection with time-based equity grants. These are non-vested grants which shall vest ratably over four years, with the first tranche vesting on December 31, 2021, subject to the recipient’s continued employment through the applicable vesting date.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Note 12. Commitments and Contingencies

Distribution Reinvestment Plan

We have adopted an amended and restated distribution reinvestment plan that allows both our Class A and Class T stockholders to have distributions otherwise distributable to them invested in additional shares of our Class A and Class T Shares, respectively. The purchase price per share pursuant to our distribution reinvestment plan is equivalent to the estimated value per share approved by our board of directors and in effect on the date of purchase of shares under the plan. In conjunction with the board of directors’ declaration of a new estimated value per share of our common stock on October 19, 2021, beginning in October 2021, shares sold pursuant to our distribution reinvestment plan were and will continue to be sold at our new estimated value per share of $15.08 per Class A Share and Class T Share.

On November 30, 2016, we filed with the SEC a Registration Statement on Form S-3, which registered up to an additional $100.9 million in shares under our distribution reinvestment plan (our “DRP Offering”). We may amend or terminate the amended and restated distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders. No sales commissions, dealer manager fee, or stockholder servicing fee will be paid on shares sold through the amended and restated distribution reinvestment plan. Through the termination of our Offering on January 9, 2017, we had sold approximately 1.1 million Class A shares and 0.1 million Class T Shares through our original distribution reinvestment plan. As of December 31, 2021, we had sold approximately 6.9 million Class A Shares and approximately 1.0 million Class T Shares through our DRP Offering.

As described below, on March 7, 2022, our board of directors approved the suspension of our DRP, effective on April 15, 2022.

Share Redemption Program

As described in Note 2 – Summary of Significant Accounting Policies, we have an SRP, which is suspended. Pursuant to the SRP, we may redeem the shares of stock presented for redemption for cash to the extent that such requests comply with the below terms of our SRP and we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the SRP with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders.

On August 20, 2020, our board of directors determined that it would be in the best interests of the Company to amend the terms of the SRP to revise the redemption price per share for all redemptions under the SRP to be equal to the most recently published estimated net asset value per share of the applicable share class (the “SRP Amendment”). Prior to the SRP Amendment, the redemption amount was the lesser of the amount the stockholders paid for their shares or the price per share in the current offering. On October 19, 2021, we declared a new estimated net asset value per share and the redemption price under our SRP immediately changed to $15.08 (our current estimated net asset value per share).

There are several limitations in addition to those noted above on our ability to redeem shares under the SRP including, but not limited to:

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan, less any prior redemptions.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2021, we received redemption requests totaling approximately $5.6 million (approximately 0.4 million shares), approximately $3.9 million of which were fulfilled during the year ended December 31, 2021, with the remaining approximately $1.7 million included in accounts payable and accrued liabilities as of December 31, 2021 and fulfilled in January 2022.

For the year ended December 31, 2020, we received redemption requests totaling approximately $2.0 million (approximately 0.2 million shares), approximately $1.3 million of which were fulfilled during the year ended December 31, 2020, with the remaining approximately $0.7 million included in accounts payable and accrued liabilities as of December 31, 2020 and fulfilled in January 2021.

For the year ended December 31, 2019, we received redemption requests totaling approximately $4.9 million (approximately 0.5 million shares), approximately $4.5 million of which were fulfilled during year ended December 31, 2019, with the remaining approximately $0.4 million included in accounts payable and accrued liabilities as of December 31, 2019 and fulfilled in January 2020.

As described below, on March 7, 2022, our board of directors approved the complete suspension of our SRP, effective immediately.

Suspension of DRP and SRP

In connection with a review of liquidity alternatives by our Board, on March 7, 2022, the Board approved the full suspension of our DRP and SRP. Under our DRP, the Board may amend, modify, suspend or terminate our plan for any reason upon 10 days’ written notice to the participants.

Consistent with the terms of our DRP, distributions declared by the Board for the month of February 2022, which were paid on or about March 15, 2022, were not affected by this suspension. However, beginning with the distributions declared by the Board for the month of March 2022, which will be paid in April 2022, and continuing until such time as the Board may approve the resumption of the DRP, if ever, all distributions declared by the Board will be paid to our stockholders in cash.

Prior to the suspension of our share redemption program, consistent with its terms, all redemption requests received, and not withdrawn, on or prior to the last day of the applicable quarter were processed on the last business day of the month following the end of the quarter in which the redemption requests were received. Accordingly, redemption requests received during the fourth quarter of 2021 were processed on January 31, 2022, and redemption requests received during the first quarter of 2022 ordinarily would have needed to be received on or prior to March 31, 2022 and would have been processed on April 30, 2022. However, the effective date of the aforementioned suspension of our share redemption program occurred prior to March 31, 2022. Accordingly, any redemption requests received during the first quarter of 2022, or any future quarter, will not be processed until such time as the Board may approve the resumption of our share redemption program, if ever.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

Operating Partnership Redemption Rights

Generally, the limited partners of our Operating Partnership, excluding any limited partners with respect to their A-2 Units, have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year.

Additionally, the Class A-1 Units issued in connection with the Self Administration Transaction are subject to the general restrictions on transfer contained in the Operating Partnership Agreement. The Class A-1 Units are otherwise entitled to all rights and duties of the Class A limited partnership units in the Operating Partnership, including cash distributions and the allocation of any profits or losses in the Operating Partnership.

Other Contingencies

We have a severance plan which covers certain officers; this plan provides for severance payments upon certain events, including after a change of control.

From time to time, we are party to legal, regulatory and other proceedings that arise in the ordinary course of our business. In accordance with applicable accounting guidance, management accrues an estimated liability when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. We are not aware of any such proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition.

Note 13. Declaration of Distributions

The Company declared an aggregate of approximately $47.0 million of distributions, or $0.60 per share of Class A and Class T common shares, during the year ended December 31, 2021. On December 20, 2021, our board of directors declared a distribution rate for the first quarter of 2022 of $0.00164 per day per share on the outstanding shares of common stock payable to Class A and Class T stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on January 1, 2022 and ending March 31, 2022. Such distributions payable to each stockholder of record during a month will be paid the following month.

Note 14. Subsequent Events

Issuance of Equity Awards

In February 2022, the compensation committee of our board of directors approved the 2022 executive compensation terms for our executives, which included (1) performance-based equity grants in the form of either, at the election of the executive, restricted stock awards or LTIP Units, and (2) time-based equity grants in the form of either, at the election of the executive, restricted stock awards or LTIP Units.

In February 2022 an aggregate of approximately 113,400 LTIP Units were issued to our executive officers in connection with performance-based equity grants. With respect to performance-based equity grants, the number of LTIP Units granted as of the grant date was equal 200% of the targeted award. These are non-vested

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

grants which shall vest based on ranges from a threshold of 0% to a maximum of 200% of the targeted equity award set for each executive by the compensation committee, with such percentage being determined based upon our ranking as compared to a peer group of publicly traded self storage REITs in terms of the average same-store revenue growth, analyzed over a three-year period.

Similarly, in February 2022 an aggregate of approximately 170,100 LTIP Units were issued to our executive officers in connection with time-based equity grants. These are non-vested grants which shall vest ratably over four years, with the first tranche vesting on December 31, 2022, subject to the recipient’s continued employment through the applicable vesting date.

Subsequent Acquisitions and Draws on Key Bank Credit Facility

On February 8, 2022, we purchased the Algonquin Property for approximately $19 million, plus closing costs. Upon acquisition, the property was approximately 72.4% occupied. The acquisition was funded with proceeds from a draw on the KeyBank Credit Facility Revolver of $19 million.

Potential SSGT II Merger

On February 24, 2022, the Company, SSGT II, and SSGT II Merger Sub, entered into the SSGT II Merger Agreement. The SSGT II Merger Agreement provides that we will acquire SSGT II by way of a merger of SSGT II with and into SSGT II Merger Sub, with SSGT II Merger Sub being the surviving entity.

At the effective time of the SSGT II Merger (the “Merger Effective Time”), SSGT II shall cease to exist as a separate entity in accordance with the applicable provisions of the Maryland General Corporation Law. The special committee our board of directors (the “SmartStop Special Committee”), our board of directors, and the board of directors of SSGT II (the “SSGT II Board”) have unanimously approved the SSGT II Merger, the SSGT II Merger Agreement, and the transactions contemplated by the SSGT II Merger Agreement. The SmartStop Special Committee is comprised entirely of independent directors of the Company.

Pursuant to the terms and subject to the conditions set forth in the SSGT II Merger Agreement, at the SSGT II Merger Effective Time, each share of SSGT II’s common stock, $0.001 par value per share (“SSGT II Common Stock”), issued and outstanding immediately prior to the SSGT II Merger Effective Time (other than shares owned by us, any subsidiary of ours, or any subsidiary of SSGT II) will be converted into the right to receive 0.9118 shares of our Class A Shares, subject to the treatment of fractional shares in accordance with the SSGT II Merger Agreement (the “SSGT II Merger Consideration”).

Assuming all of the conditions of the SSGT II Merger are satisfied and the SSGT II Merger is consummated in accordance with the terms in the SSGT II Merger Agreement, we will acquire all of the real estate owned by SSGT II, which as of February 24, 2022 consisted of (i) 10 wholly-owned self storage facilities located in seven states comprising approximately 7,740 self storage units and approximately 853,900 net rentable square feet, and (ii) SSGT II’s 50% equity interest in three unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada. The unconsolidated real estate ventures consist of one operating self storage property and two parcels of land being developed into self storage facilities, with subsidiaries of SmartCentres owning the other 50% of such entities.

The SSGT II Merger Agreement contains customary representations, warranties, and covenants, including covenants relating to the conduct of our business and the business of SSGT II during the period between the execution of the SSGT II Merger Agreement and the earlier of the completion of the SSGT II Merger or the

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, 2020 and 2019

termination of the SSGT II Merger Agreement in accordance with its terms. The closing of the SSGT II Merger (the “Closing”) is subject to and conditioned on the approval of the SSGT II Merger by the affirmative vote of the holders of not less than a majority of all outstanding shares of SSGT II Common Stock (the “Stockholder Approval”). Pursuant to the terms of the SSGT II Merger Agreement, the Closing is also subject to other customary conditions, including the delivery of certain documents and legal opinions, the accuracy of the representations and warranties of the parties (subject to the materiality standards contained in the SSGT II Merger Agreement), the effectiveness of the registration statement on Form S-4 to be filed by us to register the shares to be issued as SSGT II Merger Consideration, and the absence of a “SmartStop Material Adverse Effect” or “SSGT II Material Adverse Effect” (as each term is defined in the Merger Agreement). Our obligation to consummate the SSGT II Merger is not subject to a financing condition. The Closing is not subject to the approval of our stockholders.

During the period beginning on the date of the SSGT II Merger Agreement and continuing until 11:59 p.m. (California local time) on March 26, 2022 (the “Go Shop Period End Time”), SSGT II (through the SSGT II Board and its representatives) may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative Acquisition Proposals (as defined in the Merger Agreement) (the “Go Shop”).

The closing of the SSGT II Merger is subject to and conditioned on the approval of the SSGT II Merger by the affirmative vote of the holders of not less than a majority of all outstanding shares of SSGT II Common Stock. The closing of the SSGT II Merger is neither subject to a financing condition nor to the approval of our stockholders.

In connection with the termination of the SSGT II Merger Agreement and SSGT II’s entry into an alternative transaction with respect to a Superior Proposal (as defined in the SSGT II Merger Agreement), as well as under other specified circumstances, SSGT II will be required to pay to us a termination payment of $2,600,000 in the event of termination arising out of the Go Shop, or $5,200,000 in the event of termination under certain other circumstances. In addition, the SSGT II Merger Agreement provides for customary expense reimbursement (not to exceed $1,000,000) under specified circumstances set forth in the SSGT II Merger Agreement.

Suspension of DRP and SRP

In connection with a review of liquidity alternatives by our Board, on March 7, 2022, the Board approved the full suspension of our DRP and SRP. Under our DRP, the Board may amend, modify, suspend or terminate our plan for any reason upon 10 days’ written notice to the participants. See Note 12 – Commitments and Contingencies for additional information.

SST VI’s Public Offering declared Effective

On March 17, 2022, the Securities and Exchange Commission (“SEC”) declared SST VI’s registration statement effective. SST VI’s registration statement disclosed it intends to invest the net proceeds from its offering primarily in income-producing and growth self storage properties and related self storage real estate investments.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2021

				Initial Cost to Company					Gross Carrying Amount at December 31, 2021
Description	ST	Encumbrance		Land	Building and Improvements	Total	Cost Capitalized Subsequent to Acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Date of Construction	Date Acquired
Morrisville	NC	$—	(4)	$531,000	$1,891,000	$2,422,000	$203,911		$531,000	$2,094,911	$2,625,911	$567,666	2004	11/3/2014
Cary	NC	—	(4)	1,064,000	3,301,000	4,365,000	230,863		1,064,000	3,531,863	4,595,863	917,894	1998/2005/2006	11/3/2014
Raleigh	NC	—	(4)	1,186,000	2,540,000	3,726,000	366,242		1,186,000	2,906,242	4,092,242	889,757	1999	11/3/2014
Myrtle Beach I	SC	8,491,387		1,482,000	4,476,000	5,958,000	435,551		1,482,000	4,911,551	6,393,551	1,367,874	1998/2005-2007	11/3/2014
Myrtle Beach II	SC	6,736,055		1,690,000	3,654,000	5,344,000	362,654		1,690,000	4,016,654	5,706,654	1,136,026	1999/2006	11/3/2014
Whittier	CA	4,576,550		2,730,000	2,916,875	5,646,875	679,686		2,730,000	3,596,561	6,326,561	1,071,637	1989	2/19/2015
La Verne	CA	3,149,496		1,950,000	2,036,875	3,986,875	337,257		1,950,000	2,374,132	4,324,132	758,982	1986	1/23/2015
Santa Ana	CA	5,167,105		4,890,000	4,006,875	8,896,875	687,193		4,890,000	4,694,068	9,584,068	1,377,289	1978	2/5/2015
Upland	CA	3,592,384		2,950,000	3,016,875	5,966,875	619,634		2,950,000	3,636,509	6,586,509	1,113,079	1979	1/29/2015
La Habra	CA	3,641,552		2,060,000	2,356,875	4,416,875	480,484		2,060,000	2,837,359	4,897,359	787,737	1981	2/5/2015
Monterey Park	CA	2,558,942		2,020,000	2,216,875	4,236,875	371,088		2,020,000	2,587,963	4,607,963	700,623	1987	2/5/2015
Huntington Beach	CA	6,938,658		5,460,000	4,856,875	10,316,875	454,825		5,460,000	5,311,700	10,771,700	1,531,148	1986	2/5/2015
Chico	CA	1,156,470		400,000	1,336,875	1,736,875	318,526		400,000	1,655,401	2,055,401	512,473	1984	1/23/2015
Lancaster	CA	1,673,165		200,000	1,516,875	1,716,875	513,827		200,000	2,030,702	2,230,702	651,895	1980	1/29/2015
Riverside	CA	2,312,887		370,000	2,326,875	2,696,875	645,173		370,000	2,972,048	3,342,048	854,936	1985	1/23/2015
Fairfield	CA	2,731,191		730,000	2,946,875	3,676,875	262,655		730,000	3,209,530	3,939,530	893,230	1984	1/23/2015
Lompoc	CA	2,804,997		1,000,000	2,746,875	3,746,875	247,101		1,000,000	2,993,976	3,993,976	827,581	1982	2/5/2015
Santa Rosa	CA	7,283,157		3,150,000	6,716,875	9,866,875	707,986		3,150,000	7,424,861	10,574,861	2,045,850	1979-1981	1/29/2015
Vallejo	CA	—	(4)	990,000	3,946,875	4,936,875	471,786		990,000	4,418,661	5,408,661	1,188,079	1981	1/29/2015
Federal Heights	CO	2,362,109		1,100,000	3,346,875	4,446,875	385,569		1,100,000	3,732,444	4,832,444	1,223,208	1983	1/29/2015
Aurora	CO	4,773,438		810,000	5,906,875	6,716,875	867,962		810,000	6,774,837	7,584,837	1,857,178	1984	2/5/2015
Littleton	CO	2,165,274		1,680,000	2,456,875	4,136,875	339,294		1,680,000	2,796,169	4,476,169	839,741	1985	1/23/2015
Bloomingdale	IL	2,362,109		810,000	3,856,874	4,666,874	482,572		810,000	4,339,446	5,149,446	1,181,965	1987	2/19/2015
Crestwood	IL	1,623,943		250,000	2,096,875	2,346,875	408,973		250,000	2,505,848	2,755,848	747,404	1987	1/23/2015
Forestville	MD	3,444,719		1,940,000	4,346,875	6,286,875	1,135,417		1,940,000	5,482,292	7,422,292	1,771,423	1988	1/23/2015
Warren I	MI	1,943,803		230,000	2,966,875	3,196,875	589,950		230,000	3,556,825	3,786,825	1,001,700	1996	5/8/2015
Sterling Heights	MI	2,288,303		250,000	3,286,875	3,536,875	900,208		250,000	4,187,083	4,437,083	1,125,799	1977	5/21/2015
Troy	MI	3,395,551		240,000	4,176,875	4,416,875	426,309		240,000	4,603,184	4,843,184	1,242,658	1988	5/8/2015
Warren II	MI	2,239,081		240,000	3,066,875	3,306,875	738,498		240,000	3,805,373	4,045,373	1,109,909	1987	5/8/2015
Beverly	NJ	1,377,888		400,000	1,696,875	2,096,875	347,222		400,000	2,044,097	2,444,097	538,731	1988	5/28/2015
Everett	WA	2,706,553		2,010,000	2,956,875	4,966,875	711,039		2,010,000	3,667,914	5,677,914	1,014,368	1986	2/5/2015
Foley	AL	4,109,079		1,839,000	5,717,000	7,556,000	872,876		1,839,000	6,589,876	8,428,876	1,739,003	1985/1996/2006	9/11/2015
Tampa	FL	1,623,943		718,244	2,257,471	2,975,715	591,736		718,244	2,849,207	3,567,451	731,056	1985	11/3/2015
Boynton Beach	FL	8,119,712		1,983,491	15,232,817	17,216,308	522,682		1,983,491	15,755,499	17,738,990	2,894,164	2004	1/7/2016
Lancaster II	CA	2,337,525		670,392	3,711,424	4,381,816	364,599		670,392	4,076,023	4,746,415	958,848	1991	1/11/2016
Milton(2)	ONT	—	(4)	1,452,870	7,929,810	9,382,680	1,296,349	(3)	1,589,957	9,089,072	10,679,029	1,657,888	2006	2/11/2016
Burlington I(2)	ONT	—	(4)	3,293,267	10,278,861	13,572,128	1,684,237	(3)	3,604,007	11,652,358	15,256,365	2,161,490	2011	2/11/2016
Oakville I(2)	ONT	—	(4)	2,655,215	13,072,458	15,727,673	3,601,041	(3)	2,905,750	16,422,964	19,328,714	3,062,077	2016	2/11/2016
Oakville II(2)	ONT	—	(4)	2,983,307	9,346,283	12,329,590	1,148,190	(3)	3,175,043	10,302,737	13,477,780	1,966,494	2004	2/29/2016

				Initial Cost to Company					Gross Carrying Amount at December 31, 2021
Description	ST	Encumbrance		Land	Building and Improvements	Total	Cost Capitalized Subsequent to Acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Date of Construction	Date Acquired
Burlington II(2)	ONT	—	(4)	2,944,035	5,125,839	8,069,874	792,209	(3)	3,133,248	5,728,835	8,862,083	1,086,359	2008	2/29/2016
Xenia	OH	—	(4)	275,493	2,664,693	2,940,186	125,193		275,493	2,789,886	3,065,379	636,991	2003	4/20/2016
Sidney	OH	—	(4)	255,246	1,806,349	2,061,595	195,147		255,246	2,001,496	2,256,742	672,383	2003	4/20/2016
Troy	OH	—	(4)	150,666	2,596,010	2,746,676	163,453		150,666	2,759,463	2,910,129	715,817	2003	4/20/2016
Greenville	OH	—	(4)	82,598	1,909,466	1,992,064	171,633		82,598	2,081,099	2,163,697	467,252	2003	4/20/2016
Washington Court House	OH	—	(4)	255,456	1,882,203	2,137,659	134,240		255,456	2,016,443	2,271,899	472,400	2003	4/20/2016
Richmond	IN	—	(4)	223,159	2,944,379	3,167,538	173,528		223,159	3,117,907	3,341,066	748,311	2003	4/20/2016
Connersville	IN	—	(4)	155,533	1,652,290	1,807,823	119,477		155,533	1,771,767	1,927,300	420,844	2003	4/20/2016
Port St. Lucie I	FL	—	(4)	2,589,781	6,339,578	8,929,359	246,827		2,589,781	6,586,405	9,176,186	1,337,544	1999	4/29/2016
Sacramento	CA	—	(4)	1,205,209	6,616,767	7,821,976	310,247		1,205,209	6,927,014	8,132,223	1,279,895	2006	5/9/2016
Oakland	CA	—	(4)	5,711,189	6,902,446	12,613,635	283,038		5,711,189	7,185,484	12,896,673	1,323,701	1979	5/18/2016
Concord	CA	—	(4)	19,090,003	17,202,868	36,292,871	527,701		19,090,003	17,730,569	36,820,572	3,380,651	1988/1998	5/18/2016
Pompano Beach	FL	8,590,310		3,947,715	16,656,002	20,603,717	273,564		3,947,715	16,929,566	20,877,281	2,839,090	1979	6/1/2016
Lake Worth	FL	10,308,370		12,108,208	10,804,173	22,912,381	372,050		12,108,208	11,176,223	23,284,431	2,596,479	1998/2003	6/1/2016
Jupiter	FL	11,568,280		16,029,881	10,556,833	26,586,714	350,151		16,029,881	10,906,984	26,936,865	2,119,399	1992/2012	6/1/2016
Royal Palm Beach	FL	9,678,415		11,425,394	13,275,322	24,700,716	245,466		11,425,394	13,520,788	24,946,182	2,948,501	2001/2003	6/1/2016
Port St. Lucie II	FL	6,897,272		5,130,621	8,410,474	13,541,095	364,231		5,130,621	8,774,705	13,905,326	1,829,146	2002	6/1/2016
Wellington	FL	—	(4)	10,233,511	11,662,801	21,896,312	228,681		10,233,511	11,891,482	22,124,993	2,147,885	2005	6/1/2016
Doral	FL	—	(4)	11,335,658	11,485,045	22,820,703	342,908		11,335,658	11,827,953	23,163,611	2,187,326	1998	6/1/2016
Plantation	FL	15,267,178		12,989,079	19,224,919	32,213,998	748,941		12,989,079	19,973,860	32,962,939	3,577,330	2002/2012	6/1/2016
Naples	FL	—	(4)	11,789,085	12,771,305	24,560,390	318,165		11,789,085	13,089,470	24,878,555	2,336,610	2002	6/1/2016
Delray	FL	11,854,625		17,096,692	12,983,627	30,080,319	314,350		17,096,692	13,297,977	30,394,669	2,453,118	2003	6/1/2016
Baltimore	MD	—	(4)	3,897,872	22,427,843	26,325,715	482,503		3,897,872	22,910,346	26,808,218	4,344,071	1990/2014	6/1/2016
Sonoma	CA	6,795,065		3,468,153	3,679,939	7,148,092	208,431		3,468,153	3,888,370	7,356,523	765,760	1984	6/14/2016
Las Vegas I	NV	11,158,848		2,391,220	11,117,892	13,509,112	244,483		2,391,220	11,362,375	13,753,595	1,904,642	2002	7/28/2016
Las Vegas II	NV	11,207,605		3,840,088	9,916,937	13,757,025	279,151		3,840,088	10,196,088	14,036,176	1,820,736	2000	9/23/2016
Las Vegas III	NV	8,474,386		2,565,579	6,338,944	8,904,523	347,209		2,565,579	6,686,153	9,251,732	1,228,886	1989	9/27/2016
Asheville I	NC	6,918,115		3,619,676	11,173,603	14,793,279	457,669		3,619,676	11,631,272	15,250,948	2,104,881	1988/2005/2015	12/30/2016
Asheville II	NC	3,147,488		1,764,969	3,107,311	4,872,280	221,552		1,764,969	3,328,863	5,093,832	634,672	1984	12/30/2016
Hendersonville I	NC	2,172,880		1,081,547	3,441,204	4,522,751	212,209		1,081,547	3,653,413	4,734,960	659,490	1982	12/30/2016
Asheville III	NC	4,529,521		5,096,833	4,620,013	9,716,846	279,316		5,096,833	4,899,329	9,996,162	974,273	1991/2002	12/30/2016
Arden	NC	6,350,930		1,790,118	10,265,741	12,055,859	504,410		1,790,118	10,770,151	12,560,269	1,722,185	1973	12/30/2016
Asheville IV	NC	4,273,906		4,558,139	4,455,118	9,013,257	259,434		4,558,139	4,714,552	9,272,691	942,650	1985/1986/2005	12/30/2016
Asheville V	NC	4,912,945		2,414,680	7,826,417	10,241,097	352,977		2,414,680	8,179,394	10,594,074	1,468,544	1978/2009/2014	12/30/2016
Asheville VI	NC	3,379,252		1,306,240	5,121,332	6,427,572	253,796		1,306,240	5,375,128	6,681,368	895,740	2004	12/30/2016
Asheville VIII	NC	4,393,763		1,764,965	6,162,855	7,927,820	316,428		1,764,965	6,479,283	8,244,248	1,197,519	1968/2002	12/30/2016
Hendersonville II	NC	4,138,146		2,597,584	5,037,350	7,634,934	309,416		2,597,584	5,346,766	7,944,350	1,137,080	1989/2003	12/30/2016
Asheville VII	NC	1,541,793		782,457	2,139,791	2,922,248	79,404		782,457	2,219,195	3,001,652	435,125	1999	12/30/2016
Sweeten Creek Land	NC	—		348,480	—	348,480	—		348,480	—	348,480	—	N/A	12/30/2016
Highland Center Land	NC	—		50,000	—	50,000	—		50,000	—	50,000	—	N/A	12/30/2016
Aurora II	CO	—	(4)	1,584,664	8,196,091	9,780,755	157,997		1,584,664	8,354,088	9,938,752	1,625,937	2012	1/11/2017
Dufferin(2)	ONT	—	(4)	6,258,511	16,287,332	22,545,843	3,225,720	(3)	6,982,313	18,789,250	25,771,563	2,957,742	2015	2/1/2017
Mavis(2)	ONT	—	(4)	4,657,233	14,493,508	19,150,741	2,456,944	(3)	5,195,845	16,411,840	21,607,685	2,555,732	2013	2/1/2017
Brewster(2)	ONT	—	(4)	4,136,329	9,527,410	13,663,739	1,747,889	(3)	4,614,699	10,796,929	15,411,628	1,711,556	2013	2/1/2017
Granite(2)	ONT	—	(4)	3,126,446	8,701,429	11,827,875	1,552,968	(3)	3,488,022	9,892,821	13,380,843	1,489,138	1998/2016	2/1/2017
Centennial(2)	ONT	—	(4)	1,714,644	11,428,538	13,143,182	1,609,284	(3)	1,912,944	12,839,522	14,752,466	1,911,640	2016/2017	2/1/2017

				Initial Cost to Company					Gross Carrying Amount at December 31, 2021
Description	ST	Encumbrance		Land	Building and Improvements	Total	Cost Capitalized Subsequent to Acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Date of Construction	Date Acquired
Ft. Pierce	FL	8,764,926		1,152,931	12,398,306	13,551,237	179,255		1,152,931	12,577,561	13,730,492	1,149,644	2008	1/24/2019
Russell Blvd, Las Vegas II	NV	—	(4)	3,433,634	15,449,497	18,883,131	616,377		3,510,075	15,989,433	19,499,508	1,818,991	1996	1/24/2019
Jones Blvd, Las Vegas I	NV	—	(4)	1,975,283	12,565,410	14,540,693	112,426		1,975,283	12,677,836	14,653,119	1,155,683	1999	1/24/2019
Airport Rd, Colorado Springs	CO	—	(4)	870,373	7,877,813	8,748,186	310,397		870,373	8,188,210	9,058,583	794,832	1983	1/24/2019
Riverside	CA	—	(4)	1,259,685	6,995,794	8,255,479	403,567		1,259,685	7,399,361	8,659,046	748,262	1980	1/24/2019
Stockton	CA	—	(4)	783,938	7,706,492	8,490,430	128,802		783,938	7,835,294	8,619,232	781,841	1984	1/24/2019
Azusa	CA	—	(4)	4,384,861	9,153,677	13,538,538	192,710		4,384,861	9,346,387	13,731,248	891,278	1986	1/24/2019
Romeoville	IL	—	(4)	964,701	5,755,146	6,719,847	317,118		964,701	6,072,264	7,036,965	629,507	1986	1/24/2019
Elgin	IL	—	(4)	1,162,197	2,895,052	4,057,249	174,475		1,162,197	3,069,527	4,231,724	405,281	1986	1/24/2019
San Antonio I	TX	—	(4)	1,602,740	9,196,093	10,798,833	190,860		1,602,740	9,386,953	10,989,693	906,834	1998	1/24/2019
Kingwood	TX	—	(4)	1,016,291	9,358,519	10,374,810	185,592		1,016,291	9,544,111	10,560,402	962,688	2001	1/24/2019
Aurora	CO	—	(4)	1,678,141	5,958,219	7,636,360	97,678		1,678,141	6,055,897	7,734,038	769,655	2015	1/24/2019
Stoney Creek I(2)	ONT	—	(4)	2,363,127	8,154,202	10,517,329	647,749	(3)	2,484,281	8,680,797	11,165,078	865,075	N/A	1/24/2019
Torbarrie(2)	ONT	—	(4)	2,714,051	5,262,813	7,976,864	8,999,685	(3)	2,853,196	14,123,353	16,976,549	964,565	1980	1/24/2019
Baseline	AZ	—	(4)	1,307,289	11,385,380	12,692,669	185,598		1,307,289	11,570,978	12,878,267	1,146,394	2016	1/24/2019
3173 Sweeten Creek Rd, Asheville	NC	—	(4)	1,036,164	8,764,558	9,800,722	1,232,390		1,036,164	9,996,948	11,033,112	903,948	1982	1/24/2019
Elk Grove	IL	—	(4)	2,384,166	6,000,071	8,384,237	195,577		2,384,166	6,195,648	8,579,814	624,144	2016	1/24/2019
Garden Grove	CA	—	(4)	8,076,202	13,152,494	21,228,696	221,713		8,076,202	13,374,207	21,450,409	1,290,282	2017	1/24/2019
Deaverview Rd, Asheville	NC	—	(4)	1,449,001	4,412,039	5,861,040	326,762		1,449,001	4,738,801	6,187,802	504,453	1992	1/24/2019
Highland Center Blvd, Asheville	NC	—	(4)	1,763,875	4,823,116	6,586,991	147,350		1,763,875	4,970,466	6,734,341	514,074	1994	1/24/2019
Sarasota	FL	—	(4)	1,084,165	7,359,913	8,444,078	127,769		1,084,165	7,487,682	8,571,847	688,561	2017	1/24/2019
Mount Pleasant	SC	—	(4)	1,054,553	5,678,794	6,733,347	139,511		1,054,553	5,818,305	6,872,858	536,465	2016	1/24/2019
Nantucket	MA	20,207,279		5,854,837	33,210,517	39,065,354	231,298		5,854,837	33,441,815	39,296,652	2,977,319	2002	1/24/2019
Pembroke Pines	FL	—	(4)	3,146,970	14,296,167	17,443,137	52,301		3,146,970	14,348,468	17,495,438	1,354,706	2018	1/24/2019
Riverview	FL	—	(4)	1,593,082	7,102,271	8,695,353	3,202,819		2,405,974	9,492,198	11,898,172	760,263	2018	1/24/2019
Eastlake	CA	—	(4)	2,120,104	15,417,746	17,537,850	38,746		2,120,104	15,456,492	17,576,596	1,351,755	2018	1/24/2019
McKinney	TX	—	(4)	2,177,186	9,320,876	11,498,062	58,919		2,101,521	9,455,460	11,556,981	875,478	2016	1/24/2019
Hualapai Way, Las Vegas	NV	—	(4)	742,839	9,018,717	9,761,556	56,467		742,839	9,075,184	9,818,023	837,593	2018	1/24/2019
Gilbert	AZ	—	(4)	1,379,687	9,021,255	10,400,942	375,672		1,037,750	9,738,864	10,776,614	769,412	2019	7/11/2019
Industrial, Jensen Beach	FL	4,009,000		893,648	6,969,348	7,862,996	4,413		893,648	6,973,761	7,867,409	181,890	1979	3/17/2021
Emmett F Lowry Expy, Texas City	TX	5,112,000		940,119	8,643,066	9,583,185	12,959		940,119	8,656,025	9,596,144	222,496	2010	3/17/2021
Van Buren Blvd, Riverside II	CA	3,510,000		2,308,151	7,393,117	9,701,268	3,700		2,308,151	7,396,817	9,704,968	182,303	1984	3/17/2021
Las Vegas Blvd, Las Vegas	NV	5,413,000		922,569	11,035,721	11,958,290	16,653		922,569	11,052,374	11,974,943	259,938	1996	3/17/2021
Goodlette Rd, Naples	FL	—	(4)	2,467,683	18,647,151	21,114,834	54,452		2,467,683	18,701,603	21,169,286	450,994	2001	3/17/2021
Centennial Pkwy, LV II	NV	7,118,000		1,397,045	15,193,510	16,590,555	17,056		1,397,045	15,210,566	16,607,611	369,614	2006	3/17/2021
Texas Ave, College Station	TX	—	(4)	3,530,460	5,583,528	9,113,988	22,293		3,530,460	5,605,821	9,136,281	156,964	2004	3/17/2021
Meridian Ave, Puyallup	WA	6,616,000		5,747,712	9,884,313	15,632,025	11,009		5,747,712	9,895,322	15,643,034	286,021	1990	3/17/2021

				Initial Cost to Company					Gross Carrying Amount at December 31, 2021
Description	ST	Encumbrance		Land	Building and Improvements	Total	Cost Capitalized Subsequent to Acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Date of Construction	Date Acquired
Westheimer Pkwy, Katy	TX	—	(4)	1,212,751	6,423,972	7,636,723	35,003		1,212,751	6,458,975	7,671,726	159,761	2003	3/17/2021
FM 1488, The Woodlands II	TX	—	(4)	1,945,532	8,905,822	10,851,354	13,444		1,945,532	8,919,266	10,864,798	232,709	2007	3/17/2021
Hwy 290, Cypress	TX	—	(4)	2,832,498	5,259,689	8,092,187	88,037		2,832,498	5,347,726	8,180,224	146,448	2002	3/17/2021
Lake Houston Pkwy, Humble	TX	—	(4)	2,475,909	6,539,367	9,015,276	21,372		2,475,909	6,560,739	9,036,648	191,140	2004	3/17/2021
Gosling Rd, The Woodlands	TX	—	(4)	1,248,558	7,314,476	8,563,034	30,754		1,248,558	7,345,230	8,593,788	185,048	2002	3/17/2021
Queenston Blvd, Houston	TX	—	(4)	778,007	5,241,798	6,019,805	78,741		778,007	5,320,539	6,098,546	138,910	2007	3/17/2021
Jim Johnson Rd, Plant City	FL	8,722,000		1,176,605	20,045,758	21,222,363	21,140		1,176,605	20,066,898	21,243,503	593,021	2004	3/17/2021
Frelinghuysen Ave, Newark	NJ	—	(4)	10,700,968	24,754,531	35,455,499	1,699,478		10,700,968	26,454,009	37,154,977	644,080	1931	3/17/2021
Redmond Fall City Rd, Redmond	WA	—	(4)	3,874,807	7,061,417	10,936,224	1,139		3,874,807	7,062,556	10,937,363	190,700	1997	3/17/2021
Greenway Rd, Surprise	AZ	—		1,340,075	7,695,947	9,036,022	(20,973)		1,340,075	7,674,974	9,015,049	196,300	2019	3/17/2021
Marshall Farms Rd, Ocoee	FL	—		1,253,081	10,931,368	12,184,449	7,254		1,253,081	10,938,622	12,191,703	261,907	2019	3/17/2021
Ardrey Kell Rd, Charlotte	NC	—		1,316,193	15,140,130	16,456,323	—		1,316,193	15,140,130	16,456,323	362,190	2018	3/17/2021
University City, Charlotte II	NC	—	(4)	1,134,981	11,301,614	12,436,595	9,335		1,134,981	11,310,949	12,445,930	276,730	2017	3/17/2021
Hydraulic Rd, Charlottesville	VA	—	(4)	1,846,479	16,268,290	18,114,769	—		1,846,479	16,268,290	18,114,769	383,007	2017	3/17/2021
Metcalf St, Escondido	CA	40,782,500		1,018,965	18,019,171	19,038,136	7,385		1,018,965	18,026,556	19,045,521	413,320	2019	3/17/2021
Tamiami Trail, Punta Gorda	FL	—		2,034,608	15,764,762	17,799,370	3,130		2,034,608	15,767,892	17,802,500	385,760	1992	3/17/2021
Iroquois Shore Rd, Oakville III(2)	ONT	12,795,250		1,423,150	18,637,895	20,061,045	(221,692	)(3)	1,402,815	18,436,538	19,839,353	380,230	2020	4/16/2021
Van Buren Blvd, Riverside III	CA	—		3,705,043	6,511,602	10,216,645	245,224		3,705,043	6,756,826	10,461,869	144,370	1996	5/27/2021
Alameda Pkwy, Lakewood	CO	—	(4)	2,134,320	14,750,963	16,885,283	91,888		2,134,320	14,842,851	16,977,171	90,911	1998	10/19/2021
Corporate Office	CA	4,014,185		975,000	5,525,000	6,500,000	41,748		975,000	5,566,748	6,541,748	377,239	2018	1/24/2019

		$394,310,259		$393,416,415	$1,130,591,133	$1,524,007,548	$69,616,080		$397,508,081	$1,196,115,547	$1,593,623,628	$155,926,875

(1)	The aggregate cost of real estate for United States federal income tax purposes is approximately $1,655,597,027.
(2)	This property is located in Ontario, Canada.
(3)	The change in cost at these self storage facilities are the net of the impact of foreign exchange rate changes and any actual additions.
(4)

The equity interest in these wholly-owned subsidiaries that directly own these unencumbered real estate assets comprise the borrowing base of the KeyBank Credit Facility and such equity interests were pledged as of December 31, 2021 for the benefit of the lenders thereunder.

Activity in real estate facilities during 2019, 2020, and 2021 was as follows:

	2021	2020	2019
Real estate facilities
Balance at beginning of year	$1,210,102,582	$1,173,825,368	$820,296,026
Facility acquisitions	371,507,610	—	351,070,238
Impact of foreign exchange rate changes	(138,457)	4,147,798	6,582,603
Improvements and additions	12,151,893	32,129,416	7,565,494
Other facility acquisitions	15,689,143	—	—
Asset disposals	—	—	(11,688,993)
Disposition due to deconsolidation	(15,689,143)	—	—

Balance at end of year	$1,593,623,628	$1,210,102,582	$1,173,825,368

Accumulated depreciation
Balance at beginning of year	$(115,903,045)	$(83,692,491)	$(54,264,685)
Asset disposals	—	—	202,416
Depreciation expense	(40,158,233)	(31,711,102)	(29,188,668)
Disposition due to deconsolidation	62,466	—	—
Impact of foreign exchange rate changes	71,937	(499,452)	(441,554)

Balance at end of year	$(155,926,875)	$(115,903,045)	$(83,692,491)

Construction in process
Balance at beginning of year	$1,761,303	$12,237,722	$130,383
Net additions and assets placed into service	37,701	(10,476,419)	12,107,339

Balance at end of year	$1,799,004	$1,761,303	$12,237,722

Real estate facilities, net	$1,439,495,757	$1,095,960,840	$1,102,370,599

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SMARTSTOP SELF STORAGE REIT, INC.,

SSGT II MERGER SUB, LLC,

AND

STRATEGIC STORAGE GROWTH TRUST II, INC.

DATED AS OF FEBRUARY 24, 2022

Annex A-1

Annex A-2

Annex A-3

DISCLOSURE LETTERS

SSGT II Disclosure Letter

SmartStop Disclosure Letter

Annex A-4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2022 (this “Agreement”), is entered into by and among SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), SSGT II Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SmartStop (“Merger Sub”), and Strategic Storage Growth Trust II, Inc., a Maryland corporation (“SSGT II”). Each of SmartStop, Merger Sub, and SSGT II is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, SSGT II (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SSGT II Operating Partnership and (iii) is the sole general partner of SSGT II Operating Partnership;

WHEREAS, SmartStop (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SmartStop Operating Partnership and (iii) is the sole general partner of SmartStop Operating Partnership;

WHEREAS, the Parties wish to effect a business combination transaction in which SSGT II will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”), and each Eligible Share (as defined herein) issued and outstanding immediately prior to the Merger Effective Time (as defined herein) will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, the board of directors of SSGT II (the “SSGT II Board”) has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of, and with respect to this Agreement and the Merger, are fair and reasonable to, SSGT II, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger by the SSGT II stockholders;

WHEREAS, on the recommendation of the special committee (the “SmartStop Special Committee”) of the board of directors of SmartStop (the “SmartStop Board”), the SmartStop Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of SmartStop, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, SmartStop, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, SSGT II, SSGT II Operating Partnership and SSGT II Advisor have entered into a Termination Agreement, which sets forth the terms on which the SSGT II Advisory Agreement shall terminate effective as of the Merger Effective Time without any payment to SSGT II Advisor; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

Annex A-5

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms (including a standstill provision) that are not materially less favorable in the aggregate to SSGT II than the confidentiality provisions in the Exclusivity Agreement; provided, that any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not written and whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., California local time, other than a Saturday, a Sunday or any day on which banks located in New York, New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Code” means the Internal Revenue Code of 1986, as amended.

Annex A-6

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“COVID-19 Measure” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, policy, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to the novel coronavirus causing coronavirus disease 2019 (“COVID-19”).

“Eligible Shares” means each share of SSGT II Common Stock outstanding immediately prior to the Merger Effective Time, other than Excluded Shares.

“Environmental Law” means any Law relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.9118, as such ratio may be adjusted in accordance with Section 3.1(b).

“Excluded Shares” means all shares of SSGT II Common Stock held, as of immediately prior to the Merger Effective Time, by any SSGT II Subsidiary, SmartStop or any SmartStop Subsidiary.

“Exclusivity Agreement” means the Exclusivity and Non-Disclosure Agreement dated January 21, 2022 by and between SmartStop and SSGT II.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3 of this Agreement; provided, that such payment shall not exceed $1,000,000.

“Expenses” means all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Form S-4, the solicitation of stockholder approval, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital

Annex A-7

Structure); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); Section 5.5(f) (SEC Documents and Financial Statements); and Section 5.13(b) (Taxes).

“Full Termination Payment” means $5,200,000.00.

“GAAP” means the United States generally accepted accounting principles.

“Go Shop Termination Payment” means $2,600,000.00.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to SSGT II, the actual knowledge of the persons named in Section 1.1(a) of the SSGT II Disclosure Letter and (ii) with respect to the SmartStop Parties, the actual knowledge of the persons named in Section 1.1(a) of the SmartStop Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

Annex A-8

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which there are adequate accruals or reserves on the financial statements (if such accruals or reserves are required pursuant to GAAP); (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not yet delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to SSGT II, Liens that are disclosed on Section 4.10 of the SSGT II Disclosure Letter, and with respect to SmartStop, Liens that are disclosed on Section 5.10 of the SmartStop Disclosure Letter; (v) with respect to SSGT II, Liens that are disclosed in the most recent audited financial statements of SSGT II, and with respect to SmartStop, Liens that are disclosed in the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by SmartStop; (vi) with respect to SSGT II, Liens arising pursuant to any SSGT II Material Contract or, with respect to SmartStop, Liens arising pursuant to any SmartStop Material Contract; (vii) with respect to any real property of SSGT II or SmartStop, as applicable, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions, or any ground leases; and (viii) with respect to SSGT II or SmartStop, as applicable, Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

Annex A-9

“SmartStop Benefit Plan” means any Benefit Plan of SmartStop or any SmartStop Subsidiary.

“SmartStop Bylaws” means the Amended and Restated Bylaws of SmartStop, dated September 17, 2019.

“SmartStop Charter” means the charter of SmartStop.

“SmartStop Equity Incentive Plan” means the Employee and Director Long-Term Incentive Plan of SmartStop Self Storage REIT, Inc., effective December 20, 2013, as amended, or any successor plan thereto.

“SmartStop Governing Documents” means (i) the SmartStop Charter, (ii) the SmartStop Bylaws, (iii) the certificate of limited partnership of SmartStop Operating Partnership, (iv) the SmartStop Operating Partnership Agreement, (v) the articles of organization of Merger Sub, and (vi) the operating agreement of Merger Sub.

“SmartStop Management Agreement” means each property management agreement entered into by SS Growth Property Management II, LLC or Strategic Storage Property Management VI, LLC and any subsidiary of any REIT managed by a SmartStop Subsidiary.

“SmartStop Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SmartStop and the SmartStop Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of the SmartStop Parties to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SmartStop Material Adverse Effect has occurred: (A) any failure of SmartStop to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SmartStop Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SmartStop operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SmartStop or any SmartStop Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SmartStop and the SmartStop Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SmartStop Operating Partnership” means SmartStop OP, L.P., a Delaware limited partnership and the operating partnership of SmartStop.

“SmartStop Operating Partnership Agreement” means the Third Amended and Restated Limited Partnership Agreement of SmartStop Operating Partnership, dated June 28, 2019, as amended.

Annex A-10

“SmartStop Operating Partnership Units” means the Class A Units set forth in the SmartStop Operating Partnership Agreement.

“SmartStop Parties” means SmartStop and Merger Sub.

“SmartStop Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by SmartStop or any SmartStop Subsidiary as of the date of this Agreement (including all of SmartStop’s or any SmartStop Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SmartStop Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 5.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SmartStop and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by SmartStop or of which SmartStop or any SmartStop Subsidiary is a general partner, manager, managing member or the equivalent, including the SmartStop Operating Partnership.

“SSGT II Advisor” means SS Growth Advisor II, LLC, a Delaware limited liability company and the external investment advisor to SSGT II.

“SSGT II Advisory Agreement” means the Advisory Agreement, dated as of October 26, 2018, by and between SSGT II, SSGT II Operating Partnership and SSGT II Advisor, as amended.

“SSGT II Bylaws” means the Bylaws of SSGT II, dated as of July 18, 2018, as amended from time to time.

“SSGT II Charter” means the charter of SSGT II.

“SSGT II Common Stock” means the common stock of SSGT II.

“SSGT II Governing Documents” means (i) the SSGT II Bylaws, (ii) the SSGT II Charter, (iii) the certificate of limited partnership of SSGT II Operating Partnership, and (iv) the SSGT II Partnership Agreement.

“SSGT II Management Agreements” means (i) the SSGT II Advisory Agreement and (ii) each property management agreement entered into between SS Growth Property Management II, LLC and any SSGT II Subsidiary.

“SSGT II Manager” means any Person, other than SSGT II or a SSGT II Subsidiary, who advises or manages SSGT II or any SSGT II Subsidiary, or any of the SSGT II Properties, pursuant to the SSGT II Management Agreements.

“SSGT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT II and the SSGT II Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of SSGT II to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SSGT II Material Adverse Effect has occurred: (A) any failure of SSGT II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in

Annex A-11

determining whether there has been a SSGT II Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SSGT II operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SSGT II or any SSGT II Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SSGT II and the SSGT II Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SSGT II Operating Partnership” means SS Growth Operating Partnership II, L.P., a Delaware limited partnership and the operating partnership of SSGT II.

“SSGT II Operating Partnership Units” means the common units set forth in the SSGT II Partnership Agreement.

“SSGT II Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of SSGT II Operating Partnership, dated as of October 26, 2018.

“SSGT II Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by SSGT II or any SSGT II Subsidiary as of the date of this Agreement (including all of SSGT II’s or any SSGT II Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SSGT II Special Limited Partner Interest” means the special limited partner interest in the SSGT II Operating Partnership held by SmartStop Storage Advisors, LLC.

“SSGT II Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 4.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SSGT II, and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is, directly or indirectly, owned by SSGT II or of which SSGT II or any SSGT II Subsidiary is a general partner, manager, managing member or the equivalent, including the SSGT II Operating Partnership.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of SSGT II Common Stock entitled to vote at the Stockholders Meeting on the Merger, other than the votes of shares of SSGT II Common Stock owned of record or beneficially by SmartStop, any SmartStop Subsidiary, H. Michael Schwartz or James Barry.

“Stockholders Meeting” means the meeting of the holders of shares of SSGT II Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

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“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes and any duties, assessments or similar governmental charges in the nature of taxes, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means either the Full Termination Payment or the Go Shop Termination Payment, as applicable.

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(i)(i)
Adverse Recommendation Change	Section 7.3(b)
Adverse Recommendation Change Notice	Section 7.3(d)(iii)
Additional Indemnification Agreements Agreement	Section 7.7(a) Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
Go Shop Bidder	Section 7.3(a)
Go Shop Period End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(a)(i)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(i)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Payor	Section 9.3(d)
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 5.5(a)
SDAT	Section 2.3
SmartStop	Preamble
SmartStop Board	Recitals
SmartStop Class A Common Stock	Section 5.4(a)
SmartStop Class T Common Stock	Section 5.4(a)

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Defined Term	Location of Definition
SmartStop Common Stock	Section 5.4(a)
SmartStop Disclosure Letter	Article 5
SmartStop Financial Advisor	Section 5.20
SmartStop Insurance Policies	Section 5.15
SmartStop Material Contract	Section 5.12(b)
SmartStop Permits	Section 5.8(a)
SmartStop Preferred Stock	Section 5.4(a)
SmartStop Restricted Share Awards	Section 5.4(a)
SmartStop SEC Documents	Section 5.5(a)
SmartStop Special Committee	Recitals
SmartStop Subsidiary Partnership	Section 5.13(h)
SmartStop Tax Protection Agreement	Section 5.13(h)
SmartStop Terminating Breach	Section 9.1(c)(i)
SmartStop Voting Debt	Section 5.4(d)
SSGT II	Preamble
SSGT II Audited Financial Statements	Section 4.5(a)
SSGT II Board	Recitals
SSGT II Board Recommendation	Section 4.2(c)
SSGT II Common Stock	Section 4.4(a)
SSGT II Disclosure Letter	Article 4
SSGT II Financial Advisor	Section 4.19
SSGT II Insurance Policies	Section 4.15
SSGT II Material Contracts	Section 4.12(b)
SSGT II Notice of Intention	Section 7.3(c)(i)
SSGT II Permits	Section 4.8(a)
SSGT II Preferred Stock	Section 4.4(a)
SSGT II Subsidiary Partnership	Section 4.13(h)
SSGT II Tax Protection Agreements	Section 4.13(h)
SSGT II Terminating Breach	Section 9.1(d)(i)
SSGT II Unaudited Financial Statements	Section 4.5(a)
SSGT II Voting Debt	Section 4.4(d)
Superior Proposal	Section 7.3(i)(iii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.11(d)
Walnut Grove Purchase Agreement	Section 6.1(b)(xxiii)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

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(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;

(j) references to a Person are also to its successors and permitted assigns;

(k) except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(l) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1 The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, SSGT II shall be merged with and into Merger Sub, whereupon the separate existence of SSGT II will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of SmartStop. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., California local time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as those conditions are reasonably capable of being satisfied), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by SSGT II and SmartStop. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, SSGT II, SmartStop and Merger Sub shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (b) make any other filings, recordings or publications required to be made by SSGT II, SmartStop or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall

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become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents of the Surviving Entity. At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.

Section 2.5 Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.

Section 2.6 Management of the Surviving Entity.(a) By virtue of the Merger, the manager of Merger Sub shall serve as the manager of the Surviving Entity.

Section 2.7 Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of SSGT II acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement, then the members, managers and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of SSGT II, SmartStop or Merger Sub or the holders of any securities of SSGT II, SmartStop or Merger Sub:

(i) Subject to Section 3.1(b) and Section 3.3, each Eligible Share will be converted into the right to receive from SmartStop the number of shares of SmartStop Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares of SmartStop Class A Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(ii) All Eligible Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;

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(iii) All Excluded Shares shall automatically be cancelled and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Merger; and

(iv) Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding membership interests of the Surviving Entity.

(b) Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of SSGT II Common Stock, securities convertible or exchangeable into or exercisable for shares of SSGT II Common Stock, shares of SmartStop Common Stock, or securities convertible or exchangeable into or exercisable for shares of SmartStop Common Stock shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, distribution, merger or exchange or other similar transaction, or a stock dividend having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted. For the avoidance of doubt, (i) no adjustment shall be made pursuant to this Section 3.1(b) for any shares issued pursuant to SSGT II’s or SmartStop’s distribution reinvestment plan or redeemed pursuant to SSGT II’s or SmartStop’s share redemption program and (ii) nothing in this Section 3.1(b) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

(c) Transfer Books. From and after the Merger Effective Time, the share transfer books of SSGT II shall be closed, and thereafter there shall be no further registration of transfers of SSGT II Common Stock. From and after the Merger Effective Time, Persons who held outstanding shares of SSGT II Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(d) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of SmartStop Class A Common Stock less than 1/1,000th of a share shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(d), shall be aggregated and rounded up to the nearest 1/1,000th of a share.

Section 3.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Merger Effective Time, SmartStop shall cause Strategic Transfer Agent Services, LLC, or any successor transfer agent of SmartStop (in either case, the “Transfer Agent”), to record on the stock records of SmartStop the issuance of shares of SmartStop Class A Common Stock (including any fractional shares thereof) equal to the Merger Consideration that is issuable to each holder of Eligible Shares pursuant to Section 3.1. For the avoidance of doubt, payment of the Merger Consideration shall only be made to the Person in whose name the relevant Eligible Shares are registered in the stock transfer books of SSGT II as of the Merger Effective Time.

(b) None of SmartStop, SSGT II, the Surviving Entity, the Transfer Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Eligible Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SmartStop free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(c) No interest shall be paid or accrued on the Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of SmartStop Class A Common Stock) for the benefit of holders of Eligible Shares.

Annex A-17

Section 3.3 Withholding Rights. Each and any of SmartStop, SSGT II, the Surviving Entity or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of SSGT II Common Stock such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of SSGT II and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of SSGT II and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SSGT II

Except as set forth in (a) the disclosure letter prepared by SSGT II and delivered by SSGT II to the SmartStop Parties prior to the execution and delivery of this Agreement (the “SSGT II Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SSGT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, (b) the SSGT II Audited Financial Statements, or (c) or to the Knowledge of the SmartStop Parties in their capacity as the SSGT II Advisor, SSGT II hereby represents and warrants as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to the SmartStop Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) SSGT II is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SSGT II is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect.

(b) Each SSGT II Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SSGT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect.

(c) Section 4.1(c) of the SSGT II Disclosure Letter sets forth a true and complete list of the SSGT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the

Annex A-18

jurisdictions in which SSGT II and the SSGT II Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SSGT II in each SSGT II Subsidiary, including a list of each SSGT II Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) SSGT II has made available to SmartStop complete and correct copies of the SSGT II Governing Documents, which are in full force and effect as of the date of this Agreement. Each of SSGT II and the SSGT II Operating Partnership is in compliance with the terms of its applicable SSGT II Governing Documents. True and complete copies of SSGT II’s and the SSGT II Operating Partnership’s minute books, as applicable, since January 1, 2018 have been made available by SSGT II to SmartStop.

(e) SSGT II has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SSGT II Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) SSGT II has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by SSGT II and the consummation by SSGT II of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SSGT II is necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject with respect to the Merger, to receipt of the Stockholder Approval and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.

(b) This Agreement has been duly executed and delivered by SSGT II and, assuming due authorization, execution and delivery by the SmartStop Parties, constitutes a legally valid and binding obligation of SSGT II, enforceable against SSGT II in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The SSGT II Board has (i) determined that the terms of this Agreement, the Merger, the Merger Consideration and the other transactions contemplated by this Agreement are advisable and in the best interests of, and with respect to the Agreement and the Merger, are fair and reasonable to, SSGT II, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted to a vote of the holders of SSGT II Common Stock and (iv) recommended that holders of SSGT II Common Stock vote in favor of approval of the Merger (such recommendation, the “SSGT II Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The Stockholder Approval is the only vote of the holders of securities of SSGT II required to approve the Merger and the other transactions contemplated by this Agreement.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SSGT II does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the SSGT II Governing Documents or (B) any equivalent organizational or

Annex A-19

governing documents of any other SSGT II Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law or Environmental Permit applicable to SSGT II or any SSGT II Subsidiary or by which any property or asset of SSGT II or any SSGT II Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SSGT II or any SSGT II Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect.

(b) No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by SSGT II or any SSGT II Subsidiary with, nor are any required to be made or obtained by, SSGT II or any SSGT II Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by SSGT II and the SSGT II Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SSGT II and the SSGT II Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect. As of the date hereof, to the Knowledge of SSGT II, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.4 Capital Structure.

(a) The authorized capital stock of SSGT II consists of 110,000,000 shares of capital stock, of which (i) 100,000,000 shares are designated as common stock, $0.001 par value per share (“SSGT II Common Stock”), and (ii) 10,000,000 shares are designated as preferred stock, $0.001 par value per share (“SSGT II Preferred Stock”). At the close of business on February 18, 2022, (i) 12,658,903 shares of SSGT II Common Stock were issued and outstanding, and (ii) no shares of SSGT II Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of SSGT II are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of SSGT II.

(b) All of the SSGT II Operating Partnership Units held by SSGT II are directly owned by SSGT II, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SSGT II Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws. The SSGT II Special Limited Partner Interest, which is held by a SmartStop Subsidiary, constitutes the only special limited partner interest in SSGT II Operating Partnership.

(c) All of the outstanding shares of capital stock of each of the SSGT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SSGT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SSGT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SSGT II or the SSGT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SSGT II Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SSGT II or any SSGT II Subsidiary issued and outstanding

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(“SSGT II Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SSGT II or any of the SSGT II Subsidiaries is a party or by which any of them is bound obligating SSGT II or any of the SSGT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SSGT II or any SSGT II Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SSGT II Voting Debt or other equity interests.

(e) Neither SSGT II nor any SSGT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SSGT II or any of the SSGT II Subsidiaries. Neither SSGT II nor any SSGT II Subsidiary has granted any registration rights on any of its capital stock. No SSGT II Common Stock is owned by any SSGT II Subsidiary.

(f) SSGT II does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of SSGT II Common Stock or SSGT II Operating Partnership Units and any material dividends or other distributions on any securities of any SSGT II Subsidiary, which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 4.5 Financial Statements.

(a) SSGT II has delivered to SmartStop: (i) consolidated audited financial statements of SSGT II and all SSGT II Subsidiaries as of December 31, 2020 and 2019 (the “SSGT II Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet as of December 31, 2021 and an unaudited consolidated income statement of SSGT II and all SSGT II Subsidiaries the Company for the twelve month period from January 1, 2021 through December 31, 2021 (the “SSGT II Unaudited Financial Statements”).

(b) The SSGT II Audited Financial Statements and the SSGT II Unaudited Financial Statements (i) have been prepared from the books and records of SSGT II and SSGT II Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto or (y) in the case of the SSGT II Unaudited Financial Statements, for the absence of notes) and (iii) fairly present in all material respects the consolidated financial position of SSGT II and the SSGT II Subsidiaries, taken as a whole, as of their respective dates and, as applicable, the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of SSGT II and the SSGT II Subsidiaries for the periods presented therein.

(c) SSGT II maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) SSGT II is not, and none of the SSGT II Subsidiaries is, a party to, and neither SSGT II nor any SSGT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between

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or among SSGT II and any SSGT II Subsidiary, on the one hand, and any unconsolidated Affiliate of SSGT II or any SSGT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SSGT II, any SSGT II Subsidiary or SSGT II’s or such SSGT II Subsidiary’s audited financial statements.

(e) Neither SSGT II nor any SSGT II Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, except as contemplated by this Agreement, (a) SSGT II and each SSGT II Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SSGT II nor any SSGT II Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of SSGT II) if taken from and after the date of this Agreement and (c) there has not been any SSGT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SSGT II Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SSGT II dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, neither SSGT II nor any SSGT II Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SSGT II Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, SSGT II and each SSGT II Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for SSGT II and each SSGT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SSGT II Permits”), and all such SSGT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SSGT II Permits, individually, or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect. SSGT II has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect. No event has occurred with respect to any of the SSGT II Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SSGT II Permits. Neither SSGT II nor any of the SSGT II Subsidiaries has received any notice indicating, nor to the Knowledge of SSGT II, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SSGT II or the SSGT II Subsidiaries or the SSGT II Properties that impairs the validity of any SSGT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SSGT II Permit, except where the impairment or revocation of any such SSGT II Permits, individually, or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect.

(b) Since January 1, 2019, neither SSGT II nor any SSGT II Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SSGT II or any SSGT II Subsidiary or by which any property or

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asset of SSGT II or any SSGT II Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections) or (ii) any SSGT II Permits (except for the SSGT II Permits addressed in Section 4.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect.

Section 4.9 Litigation. There is no material Action to which SSGT II or any SSGT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SSGT II, threatened before any Governmental Authority and, to the Knowledge of SSGT II, there is no basis for any such Action. Neither SSGT II nor any SSGT II Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SSGT II or the SSGT II Subsidiaries. No Order has been issued in any proceeding to which SSGT II or any of the SSGT II Subsidiaries is or was a party, or, to the Knowledge of SSGT II, in any other proceeding, that enjoins or requires SSGT II or any of the SSGT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2018, none of SSGT II, any SSGT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SSGT II or any SSGT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10 Properties.

(a) Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SSGT II or a SSGT II Subsidiary owns fee simple title to each of the SSGT II Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SSGT II Material Adverse Effect, neither SSGT II nor any SSGT II Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SSGT II Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SSGT II Material Adverse Effect, neither SSGT II nor any SSGT II Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SSGT II, threatened with respect to any of the SSGT II Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the SSGT II Properties, SSGT II has not received written notice of, nor does SSGT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SSGT II Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SSGT II Material Adverse Effect.

(c) SSGT II and the SSGT II Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SSGT II’s, nor the SSGT II Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SSGT II, is threatened relating to SSGT II, any of the SSGT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) SSGT II and the SSGT II Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) SSGT II and each SSGT II Subsidiary is in possession of all Environmental Permits necessary for SSGT II and each SSGT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental

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Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of SSGT II or any of the SSGT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) Section 4.12(a) of the SSGT II Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SSGT II or any SSGT II Subsidiary is a party to or bound by that:

(i) obligates SSGT II or any SSGT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to SSGT II or any SSGT II Subsidiary;

(ii) constitutes (A) an Indebtedness obligation of SSGT II or any SSGT II Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including SSGT II or a SSGT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SSGT II or a SSGT II Subsidiary or (2) SSGT II or a SSGT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SSGT II or another SSGT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iii) requires SSGT II or any SSGT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(iv) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(v) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SSGT II or any SSGT II Subsidiary with a third party;

(vi) prohibits the pledging of the capital stock of SSGT II or any SSGT II Subsidiary or prohibits the issuance of guarantees by any SSGT II Subsidiary;

(vii) is with a Governmental Authority;

(viii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(ix) is an employment Contract or material consulting Contract;

(x) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xi) is a SSGT II Management Agreement;

(xii) is a ground lease under which SSGT II or any SSGT II Subsidiary holds a leasehold interest in the SSGT II Properties or any portion thereof; or

(xiii) is both (A) not made in the ordinary course of business and (B) material to SSGT II and the SSGT II Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a)Section 4.12(a) Section 4.12(a) Section 4.12(a) to which SSGT II or any SSGT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SSGT II Material Contract.”

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(c) Each SSGT II Material Contract is legal, valid, binding and enforceable on SSGT II and/or the SSGT II Subsidiary that is a party thereto and, to the Knowledge of SSGT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SSGT II and each SSGT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SSGT II Material Contract and, to the Knowledge of SSGT II, each other party thereto has performed all obligations required to be performed by it under such SSGT II Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect. Neither SSGT II nor any SSGT II Subsidiary, nor, to the Knowledge of SSGT II, any other party thereto, is in breach or violation of, or default under, any SSGT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SSGT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect. Neither SSGT II nor any SSGT II Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SSGT II Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect. Since December 31, 2020 and as of the date hereof, neither SSGT II nor any SSGT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SSGT II Material Contract.

Section 4.13 Taxes.

(a) SSGT II and each SSGT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. SSGT II and each SSGT II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SSGT II or any SSGT II Subsidiary do not file Tax Returns that SSGT II or any SSGT II Subsidiary is or may be subject to Tax by such jurisdiction

(b) SSGT II (i) for all taxable years commencing with SSGT II’s year ending December 31, 2018 and through December 31, 2021, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2022 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SSGT II, threatened. SSGT II does not own a direct or indirect ownership interest in an entity that is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SSGT II. SSGT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SSGT II’s year ended December 31, 2019, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SSGT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SSGT II’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SSGT II, threatened with regard to any material Taxes or material Tax Returns of SSGT II or any SSGT II Subsidiary; (ii) no material deficiency for Taxes of SSGT II or any SSGT II Subsidiary, has been claimed, proposed or assessed in writing or, to the Knowledge of SSGT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being

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contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect; (iii) neither SSGT II nor any SSGT II Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SSGT II nor any SSGT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SSGT II nor any SSGT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each SSGT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation (or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e) Neither SSGT II nor any SSGT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, SSGT II and the SSGT II Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SSGT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SSGT II or any SSGT II Subsidiary for any taxable period (or portion thereof) preceding the Merger.

(g) SSGT II and the SSGT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no SSGT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SSGT II threatened to raise, a material claim against SSGT II or any SSGT II Subsidiary for any breach of any SSGT II Tax Protection Agreements. As used herein, “SSGT II Tax Protection Agreements” means any written agreement to which SSGT II or any SSGT II Subsidiary is a party pursuant to which: (i) any liability of SSGT II or any SSGT II Subsidiary to holders of limited partnership interests in a SSGT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SSGT II Subsidiary Partnership, SSGT II or any SSGT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SSGT II Subsidiary Partnership” means a SSGT II Subsidiary that is treated as a partnership for United States federal income tax purposes.

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(i) There are no Liens for Taxes upon any property or assets of SSGT II or any SSGT II Subsidiary except for Permitted Liens.

(j) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SSGT II or any SSGT II Subsidiary, and after the Closing Date, neither SSGT II nor any SSGT II Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except for property Tax appeals made in the ordinary course of business, neither SSGT II nor any SSGT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SSGT II nor any SSGT II Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither SSGT II nor any SSGT II Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SSGT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m) Neither SSGT II nor any SSGT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither SSGT II nor any SSGT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by SSGT II or any SSGT II Subsidiary (other than to SSGT II or a SSGT II Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p) To the Knowledge of SSGT II, SSGT II is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14 Intellectual Property. Neither SSGT II nor any SSGT II Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SSGT II or any SSGT II Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect, (i) no Intellectual Property used by SSGT II or any SSGT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SSGT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SSGT II or any SSGT II Subsidiary, and (iii) SSGT II and the SSGT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SSGT II and the SSGT II Subsidiaries as it is currently conducted. Since January 1, 2019, neither SSGT II nor any SSGT II Subsidiary has received any written or, to the Knowledge of SSGT II, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT II Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SSGT II and the SSGT II Subsidiaries (the “SSGT II Insurance Policies”) have been paid, and SSGT II and the SSGT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SSGT II Insurance Policies. No

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written notice of cancellation or termination has been received by SSGT II or any SSGT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16 Benefit Plans.

(a) SSGT II and the SSGT II Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SSGT II nor any SSGT II Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) None of SSGT II, any SSGT II Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither SSGT II nor any SSGT II Subsidiary has, or has ever had, any employees on its payroll.

Section 4.17 Related Party Transactions. Except (i) for the SSGT II Partnership Agreement or (ii) as described in the SSGT II Audited Financial Statements (the “SSGT II Related Party Agreements”), there are no agreements, arrangements or understandings between SSGT II or any SSGT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any Affiliate, on the other hand (other than those exclusively among SSGT II and SSGT II Subsidiaries).

Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the SSGT II Disclosure Letter, pursuant to the terms of the engagement letter between SSGT II and such Person, true, correct and complete copies of which have been provided to SmartStop prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SSGT II or any SSGT II Subsidiary.

Section 4.19 Opinion of Financial Advisor. The SSGT II Board has received the oral opinion (which opinion has been or will be confirmed in writing) of KeyBanc Capital Markets, Inc. (the “SSGT II Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of the SSGT II Common Stock. SSGT II will deliver to SmartStop a complete and correct copy of such opinion of the SSGT II Financial Advisor promptly after receipt thereof by the SSGT II Board solely for informational purposes (though such delivery need not be prior to entering into this Agreement). SSGT II acknowledges and agrees that the opinion of the SmartStop Financial Advisor, to be delivered as provided in Section 5.20 hereof, is for the benefit of the SmartStop Special Committee and that SSGT II shall not be entitled to rely on that opinion for any purpose.

Section 4.20 Takeover Statutes; Appraisal Rights. Neither SSGT II nor any SSGT II Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SmartStop as defined in Section 3-601 of the MGCL. The SSGT II Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SSGT II Charter, no dissenters’, appraisal or similar rights are available to the holders of SSGT II Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

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Section 4.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SSGT II nor any Person on behalf of SSGT II has made any representation or warranty, express or implied, with respect to SSGT II or any SSGT II Subsidiary, including their respective businesses, operations, assets (including the SSGT II Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SSGT II or any SSGT II Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by SSGT II in this Article 4, none of SSGT II or any other Person makes any representation or warranty to any SmartStop Party or any of their respective Affiliates or Representatives with respect to any written or oral information presented to the SmartStop Parties or any of their respective Affiliates or Representatives in the course of their due diligence of SSGT II, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, SSGT II acknowledges and agrees with the representation of SmartStop and Merger Sub in Section 5.23(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) none of SmartStop, Merger Sub or any other Person has made or is making, and (ii) SSGT II and its Representatives are not relying on, any representations or warranties relating to the SmartStop or Merger Sub whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SSGT II or any of its Representatives by SmartStop, Merger Sub or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SMARTSTOP PARTIES

Except as set forth in (a) the disclosure letter prepared by the SmartStop Parties and delivered by the SmartStop Parties to SSGT II prior to the execution and delivery of this Agreement (the “SmartStop Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SmartStop Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the SmartStop SEC Documents publicly filed with, or publicly furnished to, as applicable, the SEC on or after December 31, 2020 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such SmartStop SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the SmartStop Parties hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to SSGT II that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) SmartStop is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its

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properties and to carry on its business as it is now being conducted. Each of SmartStop and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(b) Each SmartStop Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SmartStop Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(c) Section 5.1(c) of the SmartStop Disclosure Letter sets forth a true and complete list of the SmartStop Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SmartStop and the SmartStop Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SmartStop in each SmartStop Subsidiary, including a list of each SmartStop Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) The SmartStop Parties have made available to SSGT II complete and correct copies of the SmartStop Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the SmartStop Parties is in compliance with the terms of its applicable SmartStop Governing Documents. True and complete copies of SmartStop’s and the SmartStop Operating Partnership’s minute books, as applicable, since January 1, 2018 have been made available by SmartStop to SSGT II.

(e) Except as set forth in Section 5.1(e) of the SmartStop Disclosure Letter, SmartStop has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SmartStop Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority.

(a) Each of the SmartStop Parties has the requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the SmartStop Parties and the consummation by the SmartStop Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and no other corporate, limited partnership or limited liability company proceedings on the part of the SmartStop Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.

(b) This Agreement has been duly executed and delivered by the SmartStop Parties and, assuming due authorization, execution and delivery by SSGT II, constitutes a legally valid and binding obligation of the SmartStop Parties enforceable against the SmartStop Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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(c) On the recommendation of the SmartStop Special Committee, the SmartStop Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of SmartStop, and (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) No vote of any holders of securities of SmartStop or the SmartStop Operating Partnership is required to approve the Merger and the other transactions contemplated by this Agreement.

(e) SmartStop, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the SmartStop Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the SmartStop Governing Documents or (B) any equivalent organizational or governing documents of any other SmartStop Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 5.3(b), conflict with or violate any Law or Environmental Permit applicable to SmartStop or any SmartStop Subsidiary or by which any property or asset of SmartStop or any SmartStop Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SmartStop or any SmartStop Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(b) No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by SmartStop or any SmartStop Subsidiary with, nor are any required to be made or obtained by SmartStop or any SmartStop Subsidiary with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by SmartStop and the SmartStop Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SmartStop and the SmartStop Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. As of the date hereof, to the Knowledge of SmartStop, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 5.4 Capital Structure.

(a) The authorized capital stock of SmartStop consists of 900,000,000 shares of capital stock, of which (i) 700,000,000 shares are designated as common stock, $0.001 par value per share (“SmartStop Common Stock ”), of which 350,000,000 shares are designated as Class A Common Stock, $0.001 par value per share (“SmartStop Class A Common Stock”), and 350,000,000 shares are designated as Class T Common Stock $0.001 par value per share (“SmartStop Class T Common Stock”), and (ii) 200,000,000 shares are designated as preferred stock, $0.001 par value per share, of which 200,000 shares are designated as Series A Convertible

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Preferred Stock, $0.001 par value per share (“SmartStop Preferred Stock”). At the close of business on February 18, 2022, (i) 77,199,632 shares of SmartStop Class A Common Stock (inclusive of 239,159 unvested restricted shares of SmartStop Class A Common Stock granted under the SmartStop Equity Incentive Plan (“SmartStop Restricted Share Awards”)) were issued and outstanding, (ii) 8,074,930 shares of SmartStop Class T Common Stock were issued and outstanding, (iii) 200,000 shares of SmartStop Preferred Stock were issued and outstanding, (iv) a number of shares up to ten percent (10%) of SmartStop outstanding stock were reserved for issuance under the SmartStop Equity Incentive Plan and (v) 7,029,835 shares of SmartStop Class A Common Stock remained available for grant under the SmartStop Equity Incentive Plan. Additionally, as of the date of this Agreement, 98,668,038 units of limited partnership interests in SmartStop Operating Partnership were issued and outstanding, of which 10,216,824 units of limited partnership interest were designated as Class A or Class A-1 Units, 2,188,868 units of limited partnership interest were designated as Class A-2 Units and 987,783 units of limited partnership interests in SmartStop Operating Partnership were designated as LTIP Units, all of which were exchangeable on a one-for-one basis for shares of SmartStop Class A Common Stock, except for 878,507 of unvested LTIP Units and the 2,188,868 units of limited partnership interest designated as Class A-2 Units. All of the outstanding shares of capital stock of SmartStop are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of SmartStop. All shares to be issued by SmartStop as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) All of the SmartStop Operating Partnership Units held by SmartStop are directly owned by SmartStop, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SmartStop Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) All of the outstanding shares of capital stock of each of the SmartStop Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SmartStop Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SmartStop Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SmartStop or SmartStop Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SmartStop Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SmartStop or any SmartStop Subsidiary issued and outstanding (“SmartStop Voting Debt”). Except as set forth in Section 5.4(d) of the SmartStop Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SmartStop or any of the SmartStop Subsidiaries is a party or by which any of them is bound obligating SmartStop or any of the SmartStop Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SmartStop or any of the SmartStop Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SmartStop Voting Debt or other equity interests.

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(e) Except as set forth in Section 5.4(e) of the SmartStop Disclosure Letter, SmartStop is not a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SmartStop or any SmartStop Subsidiaries. Neither SmartStop nor any of the SmartStop Subsidiaries has granted any registration rights on any of its capital stock. No SmartStop capital stock is owned by any SmartStop Subsidiary.

(f) SmartStop does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of SmartStop’s capital stock or SmartStop Operating Partnership Units and any material dividends or other distributions on any securities of any SmartStop Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 5.5 SEC Documents and Financial Statements.

(a) The SmartStop Parties have timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by SmartStop under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since January 1, 2019 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2019, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “SmartStop SEC Documents”).

(b) As of their respective filing dates, the SmartStop SEC Documents (i) complied, or with respect to SmartStop SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to SmartStop SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the SmartStop SEC Documents is, to the Knowledge of SmartStop, the subject of ongoing SEC review or threatened review, and SmartStop does not have any outstanding and unresolved comments from the SEC with respect to any SmartStop SEC Documents. None of the SmartStop SEC Documents is the subject of any confidential treatment request by SmartStop.

(c) The consolidated audited and unaudited financial statements of SmartStop and the SmartStop Subsidiaries included, or incorporated by reference, in the SmartStop SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of SmartStop and the SmartStop Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act and the published rules and regulations of the SEC with respect thereto, which such adjustments are not, individually or in the aggregate, material to SmartStop) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of SmartStop and the SmartStop Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of SmartStop and the SmartStop Subsidiaries for the periods presented therein.

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(d) (i) SmartStop maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by SmartStop in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SmartStop’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of SmartStop required under the Exchange Act with respect to such reports, and (ii) such disclosure controls and procedures are effective in timely alerting SmartStop’s principal executive officer and principal financial officer to material information required to be included in SmartStop’s periodic reports required under the Exchange Act. SmartStop and the SmartStop Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (A) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (B) that transactions are executed in accordance with management’s general or specific authorizations, (C) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (D) that access to assets is permitted only in accordance with management’s general or specific authorizations, (E) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (F) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. SmartStop has disclosed to SmartStop’s auditors and audit committee, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect SmartStop’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) SmartStop is not, and none of the SmartStop Subsidiaries is, a party to, and neither SmartStop nor any SmartStop Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SmartStop and any SmartStop Subsidiary, on the one hand, and any unconsolidated Affiliate of SmartStop or any SmartStop Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SmartStop, any SmartStop Subsidiary or SmartStop’s or such SmartStop Subsidiary’s audited financial statements or other SmartStop SEC Documents.

(f) Neither SmartStop nor any SmartStop Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.6 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, except as contemplated by this Agreement, (a) SmartStop and each SmartStop Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SmartStop nor any SmartStop Subsidiary has taken any action that would have been prohibited by Section 6.2(a) (Conduct of the Business of SmartStop) if taken from and after the date of this Agreement and (c) there has not been any SmartStop Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SmartStop Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SmartStop dated as of December 31, 2020 (including the notes thereto), (b) for

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liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, neither SmartStop nor any SmartStop Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c)  above, has had, or would reasonably be expected to have, a SmartStop Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, SmartStop and each SmartStop Subsidiary is in possession of all Permits necessary for SmartStop and each SmartStop Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SmartStop Permits”), and all such SmartStop Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SmartStop Permits, individually, or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. SmartStop has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. No event has occurred with respect to any of the SmartStop Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SmartStop Permits. Neither SmartStop nor any of the SmartStop Subsidiaries has received any notice indicating, nor to the Knowledge of SmartStop, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SmartStop or the SmartStop Subsidiaries or the SmartStop Properties that impairs the validity of any SmartStop Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SmartStop Permit, except where the impairment or revocation of any such SmartStop Permits, individually, or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(b) Since January 1, 2019, neither SmartStop nor any SmartStop Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SmartStop or any SmartStop Subsidiary or by which any property or asset of SmartStop or any SmartStop Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13, Section 5.16 and Section 5.17, respectively, which are solely addressed in those Sections),or (ii) any SmartStop Permits (except for the SmartStop Permits addressed in Section 5.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

Section 5.9 Litigation. There is no material Action to which SmartStop or any SmartStop Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SmartStop, threatened before any Governmental Authority and, to the Knowledge of SmartStop, there is no basis for any such Action. Neither SmartStop nor any SmartStop Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SmartStop or the SmartStop Subsidiaries. No Order has been issued in any proceeding to which SmartStop or any of the SmartStop Subsidiaries is or was a party, or, to the Knowledge of SmartStop, in any other proceeding, that enjoins or requires SmartStop or any of the SmartStop Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2018, none of SmartStop, any SmartStop Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SmartStop or any SmartStop Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $2,500,000 individually.

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Section 5.10 Properties.

(a) Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SmartStop or a SmartStop Subsidiary owns fee simple title to each of the SmartStop Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SmartStop Material Adverse Effect, neither SmartStop nor any SmartStop Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SmartStop Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SmartStop Material Adverse Effect, neither SmartStop nor any SmartStop Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SmartStop, threatened with respect to any of the SmartStop Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the SmartStop Properties, SmartStop has not received written notice of, nor does SmartStop have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SmartStop Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SmartStop Material Adverse Effect.

(c) SmartStop and the SmartStop Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SmartStop’s, nor the SmartStop Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SmartStop, is threatened relating to any of the SmartStop Parties, any of the SmartStop Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the SmartStop Parties and the other SmartStop Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) SmartStop and each SmartStop Subsidiary is in possession of all Environmental Permits necessary for SmartStop and each SmartStop Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the SmartStop Parties or any of the other SmartStop Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) Section 5.12(a) of the SmartStop Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SmartStop or any SmartStop Subsidiary is a party to or bound by that.

(i) is required to be filed as an exhibit to SmartStop’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act or is required to be described pursuant to Item 404 of such Regulation S-K;

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(ii) obligates SmartStop or any SmartStop Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 and is not cancelable within ninety (90) days without material penalty to SmartStop or any SmartStop Subsidiary;

(iii) constitutes (A) an Indebtedness obligation of SmartStop or any SmartStop Subsidiary with a principal amount as of the date hereof greater than $2,500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including SmartStop or a SmartStop Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SmartStop or a SmartStop Subsidiary or (2) SmartStop or a SmartStop Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SmartStop or another SmartStop Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iv) requires SmartStop or any SmartStop Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of twenty percent (20%) of the equity value of SmartStop per such acquisition or disposition, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(v) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vi) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SmartStop or any SmartStop Subsidiary with a third party;

(vii) prohibits the pledging of the capital stock of SmartStop or any SmartStop Subsidiary or prohibits the issuance of guarantees by any SmartStop Subsidiary;

(viii) is with a Governmental Authority;

(ix) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $2,500,000;

(x) is an employment Contract or material consulting Contract;

(xi) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xii) is a SmartStop Management Agreement;

(xiii) is a ground lease under which SmartStop or any SmartStop Subsidiary holds a leasehold interest in the SmartStop Properties or any portion thereof; or

(xiv) is both (A) not made in the ordinary course of business and (B) material to SmartStop and the SmartStop Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which SmartStop or any SmartStop Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SmartStop Material Contract.”

(c) Each SmartStop Material Contract is legal, valid, binding and enforceable on SmartStop and/or the SmartStop Subsidiary that is a party thereto and, to the Knowledge of SmartStop, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SmartStop and each SmartStop Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SmartStop Material Contract and, to the Knowledge of SmartStop, each other party thereto has performed all obligations required to be performed by it under such SmartStop Material Contract prior to the date hereof, except where in each case

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the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. Neither SmartStop nor any SmartStop Subsidiary, nor, to the Knowledge of SmartStop, any other party thereto, is in breach or violation of, or default under, any SmartStop Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SmartStop Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. Neither SmartStop nor any SmartStop Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SmartStop Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. Since December 31, 2020 and as of the date hereof, neither SmartStop nor any SmartStop Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SmartStop Material Contract.

Section 5.13 Taxes.

(a) Each SmartStop Party and each other SmartStop Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each SmartStop Party and each other SmartStop Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SmartStop or any SmartStop Subsidiary do not file Tax Returns that SmartStop or any SmartStop Subsidiary is or may be subject to Tax by such jurisdiction.

(b) SmartStop (i) for all taxable years commencing with SmartStop’s year ending December 31, 2014 and through December 31, 2021, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2022 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SmartStop, threatened. SmartStop does not own a direct or indirect ownership interest in an entity that is treated as a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SmartStop. SmartStop’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SmartStop’s year ending December 31, 2014, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SmartStop’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SmartStop’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SmartStop, threatened with regard to any material Taxes or material Tax Returns of SmartStop or any SmartStop Subsidiary; (ii) no material deficiency for Taxes of SmartStop or any SmartStop Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of SmartStop, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect; (iii) neither SmartStop nor any SmartStop Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is

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not closed under the applicable statute of limitations; (iv) neither SmartStop nor any SmartStop Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SmartStop nor any SmartStop Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each SmartStop Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation(or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e) Neither SmartStop nor any SmartStop Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) (i) Since its inception, SmartStop and the SmartStop Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SmartStop no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SmartStop or any SmartStop Subsidiary for any taxable period (or portion thereof) preceding the Merger.

(g) SmartStop and the SmartStop Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no SmartStop Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SmartStop threatened to raise, a material claim against SmartStop or any SmartStop Subsidiary for any breach of any SmartStop Tax Protection Agreements. As used herein, “SmartStop Tax Protection Agreements” means any written agreement to which SmartStop or any SmartStop Subsidiary is a party pursuant to which: (i) any liability of SmartStop or any SmartStop Subsidiary to holders of limited partnership interests in a SmartStop Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SmartStop Subsidiary Partnership, SmartStop or any SmartStop Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SmartStop Subsidiary Partnership” means a SmartStop Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i) There are no Liens for Taxes upon any property or assets of SmartStop or any SmartStop Subsidiary except for Permitted Liens.

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(j) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SmartStop or any SmartStop Subsidiary, and after the Closing Date, neither SmartStop nor any SmartStop Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except for property Tax appeals made in the ordinary course of business, neither SmartStop nor any SmartStop Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SmartStop nor any SmartStop Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither SmartStop nor any SmartStop Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SmartStop Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m) Neither SmartStop nor any SmartStop Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither SmartStop nor any SmartStop Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by SmartStop or any SmartStop Subsidiary (other than to SmartStop or a SmartStop Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p) To the Knowledge of SmartStop, SmartStop is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14 Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect, (i) no Intellectual Property used by SmartStop or any SmartStop Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SmartStop, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SmartStop or any SmartStop Subsidiary, and (iii) SmartStop and the SmartStop Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SmartStop and the SmartStop Subsidiaries as it is currently conducted. Since January 1, 2019, neither SmartStop nor any SmartStop Subsidiary has received any written or, to the Knowledge of SmartStop, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SmartStop and the SmartStop Subsidiaries (the “SmartStop Insurance Policies”) have been paid, and SmartStop and the SmartStop Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SmartStop Insurance Policies. No written notice of cancellation or termination has been received by SmartStop or any SmartStop Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

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Section 5.16 Benefit Plans.

(a) Each SmartStop Benefit Plan has been established, maintained, administered and funded in all material respects in accordance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Laws and terms of all applicable Contracts. There are no investigations by any Governmental Authority, proceedings or other claims (except for routine claims for benefits payable under the Benefit Plans of SmartStop) against or involving any SmartStop Benefit Plan or asserting any rights to or claims for benefits under any SmartStop Benefit Plan, and, to the Knowledge of SmartStop, there are not any facts or circumstances that could give rise to any lability in the event of any such investigation, claim or proceeding.

(b) No SmartStop Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and none of the SmartStop Parties or any of their respective ERISA Affiliates has any liability or contingent liability, directly or indirectly, (i) with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code or (ii) under Sections 430(k) or 4971 of the Code.

Section 5.17 Employee and Labor Matters. SmartStop and each SmartStop Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding and occupational safety and health. None of SmartStop or any SmartStop Subsidiary is a party to, is bound by or has or may have any liability or contingent liability under, any collective bargaining or other agreement with a labor organization representing any employees. As of the date of this Agreement, no material strikes, slowdowns or work stoppages are pending or, to the Knowledge of SmartStop, threatened, and no such strike, slowdown or work stoppage has occurred within the 12 months immediately preceding the date of this Agreement.

Section 5.18 Related Party Transactions. Except as described in the publicly available SmartStop SEC Documents filed with or furnished to the SEC on or after January 1, 2019 and prior to the date hereof, no agreements, arrangements or understandings between SmartStop or any SmartStop Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among SmartStop and SmartStop Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.19 of the SmartStop Disclosure Letter, pursuant to the terms of the engagement letter between SmartStop and such Person, true, correct and complete copies of which have been provided to SSGT II prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SmartStop or any SmartStop Subsidiary.

Section 5.20 Opinion of Financial Advisor. The SmartStop Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “SmartStop Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to SmartStop. SmartStop will deliver to SSGT II a complete and correct copy of such opinion of the SmartStop Financial Advisor promptly after receipt thereof by the SmartStop Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement). The SmartStop Parties acknowledge and agree that the opinion of the SSGT II Financial Advisor, to

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be delivered as provided in Section 4.19 hereof, is for the benefit of the SSGT II Board and that none of the SmartStop Parties shall be entitled to rely on that opinion for any purpose.

Section 5.21 Takeover Statutes; Appraisal Rights. Neither SmartStop nor any SmartStop Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SSGT II as defined in Section 3-601 of the MGCL. The SmartStop Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SmartStop Charter, no dissenters’, appraisal or similar rights are available to the holders of SmartStop’s capital stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.22 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by SmartStop.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.23 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SmartStop, nor any Person on behalf of SmartStop, has made any representation or warranty, express or implied, with respect to SmartStop or any SmartStop Subsidiary, including their respective businesses, operations, assets (including the SmartStop Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SmartStop or any SmartStop Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the SmartStop Parties in this Article 5, none of the SmartStop Parties or any other Person makes any representation or warranty to SSGT II or any of its Affiliates or Representatives with respect to any written or oral information presented to SSGT II or any of its Affiliates or Representatives in the course of their due diligence of the SmartStop Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, SmartStop and Merger Sub acknowledge and agree with the representation of SSGT II in Section 4.21(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) neither SSGT II nor any other Person has made or is making, and (ii) SmartStop, Merger Sub and their Representatives are not relying on, any representations or warranties relating to SSGT II whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SmartStop, Merger Sub or any of their Representatives by SSGT II or its Representatives.

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ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by SSGT II.

(a) SSGT II covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SmartStop (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the SSGT II Disclosure Letter, SSGT II shall, and shall cause each SSGT II Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SSGT II as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.

(b) Without limiting the generality of the foregoing, SSGT II further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SmartStop (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the SSGT II Disclosure Letter, SSGT II shall not, and shall not cause or permit any SSGT II Subsidiary to, do any of the following:

(i) (A) amend or propose to amend (1) the SSGT II Governing Documents or (2) such equivalent organizational or governing documents of any SSGT II Subsidiary, or (B) waive the Aggregate Stock Ownership Limit (as defined in the SSGT II Charter) or create an Excepted Holder Limit (as defined in the SSGT II Charter) under the SSGT II Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SSGT II or any SSGT II Subsidiary (other than any SSGT II Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT II or any SSGT II Subsidiary or other equity securities or ownership interests in SSGT II or any SSGT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SSGT II of regular dividends in accordance with past practice for the SSGT II Common Stock, (B) the declaration and payment by SSGT II Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SSGT II Operating Partnership Units, and (C) the declaration and payment of dividends or other distributions to SSGT II by any SSGT II Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SSGT II Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), SSGT II and any SSGT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SSGT II to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SSGT II or a SSGT II Subsidiary, or securities convertible or exchangeable into or exercisable therefor, except for any acquisition of shares of SSGT II Common Stock contemplated under Article 7 of the SSGT II Charter;

(v) except for transactions among SSGT II and one or more SSGT II Subsidiaries or among one or more SSGT II Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of SSGT II or any of the SSGT II Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale,

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pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SSGT II or any of the SSGT II Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SSGT II or any of the capital stock or other equity interests of any SSGT II Subsidiary;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SSGT II or any SSGT II Subsidiary of or from an existing SSGT II Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10%) of the equity value of SSGT II per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SSGT II Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SSGT II or any of the SSGT II Subsidiaries, except (A) Indebtedness incurred under SSGT II’s existing credit facility in the ordinary course of business (including to the extent necessary to pay distributions permitted pursuant to Section 6.1(b)(iii)), (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $500,000, (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SSGT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (D) any mortgage Indebtedness in respect to any real property having a loan-to-value ratio not in excess of 75%;

(viii) make any loans, advances or capital contribution to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SSGT II Subsidiary or any investments permitted pursuant to Section 6.1(b)(vi);

(ix) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any SSGT II Material Contract (or any Contract that, if existing as of the date hereof, would be a SSGT II Material Contract) in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing SSGT II Material Contract that (1) occurs automatically without any action (other than notice of renewal) by SSGT II or any SSGT II Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable SSGT II Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(x) make any payment, direct or indirect, of any liability of SSGT II or any SSGT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by SSGT II on the most recent balance sheet included in the SSGT II Audited Financial Statements as of the date of this Agreement) no greater than $500,000 in the

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aggregate, (II) do not involve the imposition of injunctive relief against SSGT II or any SSGT II Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by SSGT II or any of the SSGT II Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of SSGT II Common Stock in accordance with Section 7.6(c);

(xii) (A) hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or (B) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xiv) enter into any new line of business;

(xv) form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business;

(xvi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xvii) enter into or modify in a manner adverse to SSGT II any SSGT II Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SSGT II’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SSGT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SSGT II to fail to qualify as a REIT or any SSGT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger (except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SSGT II or to prevent or impair the ability of SSGT II to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xx) make any payment, loan, distribution or transfer of assets to any SSGT II Manager except in such amount and as expressly contemplated by this Agreement or any SSGT II Management Agreement;

(xxi) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the SSGT II Common Stock with respect to the Merger or any other transactions contemplated by this Agreement;

(xxii) authorize, or enter into any Contract or arrangement to do any of the foregoing; or

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(xxiii) terminate that certain Purchase and Sale Agreement dated as of January 4, 2018, as amended from time to time (the “Walnut Grove Purchase Agreement”), for the purchase and sale of the property located at 5216 Walnut Grove Avenue, San Gabriel, CA 91776 and more particularly described in the Walnut Grove Purchase Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SSGT II from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the SSGT II Board, such action or inaction is reasonably necessary (A) for SSGT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SSGT II or any SSGT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SSGT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) in order to respond in good faith to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on SSGT II or any SSGT II Subsidiary, including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

Section 6.2 Conduct of Business by SmartStop.

(a) SmartStop covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SSGT II (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(a) of the SmartStop Disclosure Letter, each of the SmartStop Parties shall, and shall cause each SmartStop Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SmartStop as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.

(b) Without limiting the foregoing, SmartStop further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SSGT II (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(b) of the SmartStop Disclosure Letter, the SmartStop Parties shall not, and shall not cause or permit any SmartStop Subsidiary to, do any of the following:

(i) (A) amend or propose to amend (1) the SmartStop Governing Documents or (2) such equivalent organizational or governing documents of any SmartStop Subsidiary, or (B) waive the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit (each as defined in the SmartStop Charter) or create an Excepted Holder Limit (as defined in the SmartStop Charter) under the SmartStop Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SmartStop or any SmartStop Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SmartStop or any SmartStop Subsidiary or other equity securities or ownership interests in SmartStop or any SmartStop Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SmartStop of regular dividends in accordance with past practice for the SmartStop Common Stock and an annual rate not to

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exceed $62.50 per share of SmartStop Preferred Stock, (B) the declaration and payment by SmartStop Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SmartStop Operating Partnership Units, and (C) the declaration and payment of dividends or other distributions to SmartStop by any SmartStop Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SmartStop Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), SmartStop and any SmartStop Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SmartStop to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SmartStop or a SmartStop Subsidiary or securities convertible or exchangeable into or exercisable therefor, except for (A) the withholding of shares to satisfy withholding Tax obligations in respect of SmartStop Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the SmartStop Equity Incentive Plan in effect on the date of this Agreement, (B) the conversion of Class A-2 Units to Class A-1 Units of the SmartStop Operating Partnership pursuant to its terms, (C) redemptions of SmartStop Operating Partnership Units pursuant to the SmartStop Operating Partnership Agreement, (D) the redemption of SmartStop Common Stock pursuant to SmartStop’s share redemption program, and (E) any acquisition of shares of SmartStop Common Stock contemplated under Article VI of the SmartStop Charter;

(v) except for (A) transactions among SmartStop and one or more SmartStop Subsidiaries or among one or more SmartStop Subsidiaries, (B) the issuance of Class A-1 Units upon conversion of Class A-2 Units of the Operating Partnership pursuant to its terms, (C) the issuance of equity awards to officers and directors pursuant to the SmartStop Equity Incentive Plan, and (D) shares of SmartStop Common Stock issued pursuant to SmartStop’s distribution reinvestment plan, sell, pledge, dispose, encumber or grant any shares of SmartStop or any of the SmartStop Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SmartStop or any of the SmartStop Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SmartStop or any of the capital stock or other equity interests of any SmartStop Subsidiary;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SmartStop or any SmartStop Subsidiary of or from an existing SmartStop Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 15% of the equity value of SmartStop per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SmartStop Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SmartStop or any of the SmartStop Subsidiaries, except (A) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $2,500,000, (B) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SmartStop compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (C) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

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(viii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) in excess of $2,500,000, make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SmartStop Subsidiary or any investments permitted pursuant to Section 6.2(b)(vi);

(ix) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(x) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xi) enter into or modify in a manner adverse to SmartStop any SmartStop Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SmartStop’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SmartStop Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SmartStop to fail to qualify as a REIT or any SmartStop Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xiii) adopt a plan of merger (except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SmartStop or to prevent or impair the ability of the SmartStop Parties to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; or

(xiv) authorize, or enter into any Contract or arrangement to do any of the foregoing

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SmartStop from taking any action, or refraining to take any action, at any time or from time to time, (i) if, in the reasonable judgment of the SmartStop Board, such action or inaction is reasonably necessary (A) for SmartStop to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SmartStop or any SmartStop Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SmartStop in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or (ii) in order to respond in good faith to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on SmartStop or any SmartStop Subsidiary, including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

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Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) SmartStop, directly or indirectly, the right to control or direct SSGT II or any SSGT II Subsidiary’s operations prior to the Merger Effective Time, or (ii) SSGT II, directly or indirectly, the right to control or direct SmartStop or any SmartStop Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) SSGT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SSGT II Subsidiaries’ respective operations and (ii) SmartStop shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SmartStop Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) SSGT II shall complete the preparation (with SmartStop’s reasonable cooperation) of the Proxy Statement with respect to the Stockholders Meeting and (ii) SmartStop shall complete the preparation (with SSGT II’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of SmartStop Class A Common Stock to be issued in the Merger (the “Registered Securities”); provided, however, that in no event shall SmartStop file the Form S-4 with the SEC prior to the later of (x) the Go Shop Period End Time, or (y) if SSGT II has timely delivered an SSGT II Notice of Intention, the end of the negotiation period(s) with SmartStop contemplated by Section 7.3(c). Each of SSGT II and SmartStop shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger, unless this Agreement is terminated pursuant to Article 9. Each of SSGT II and SmartStop shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, including the Proxy Statement, and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. SmartStop shall promptly notify SSGT II upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide SSGT II with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise SSGT II of any oral comments with respect to the Form S-4 received from the SEC. Each of SSGT II and SmartStop shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SSGT II and SmartStop, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. SmartStop shall notify SSGT II, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and SmartStop shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. SmartStop shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and SSGT II shall furnish all information concerning SSGT II and its stockholders as may be reasonably requested in connection with any such actions.

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(b) Each of SSGT II, on behalf of itself and the SSGT II Subsidiaries, and SmartStop, on behalf of itself and the SmartStop Subsidiaries, agrees that none of the information supplied or to be supplied by it or such subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to the stockholders of SSGT II, at the time of the Stockholders Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other document to be filed by SmartStop, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the receipt of the Stockholder Approval, any information relating to SmartStop or SSGT II, or any of their respective Affiliates, should be discovered by SmartStop or SSGT II which, in the reasonable judgment of SmartStop or SSGT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and SmartStop and SSGT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of SmartStop and SSGT II.

(c) Subject to SSGT II’s rights with respect to a Superior Proposal under Section 7.3, as promptly as practicable after the SEC advises it has no comments or no further comments to the Form S-4, SSGT II shall, in accordance with applicable Law and the SSGT II Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. SSGT II shall use its reasonable best efforts to cause the Proxy Statement to be mailed to SSGT II’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (provided that there are no outstanding SEC comments on the Form S-4 and the SEC has not otherwise enjoined mailing or use of the Proxy Statement). SSGT II shall, through the SSGT II Board, recommend to its stockholders that they provide the Stockholder Approval, include the SSGT II Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the SSGT II Board shall have made an Adverse Recommendation Change as permitted by Section 7.3; provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 7.1(c), (i) SSGT II’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change as permitted and determined in accordance with Section 7.3, and (ii) SSGT II shall have the right to make one or more postponements, recesses or adjournments of the Stockholders Meeting (A) if, on a date for which the Stockholders Meeting is scheduled, SSGT II has not received proxies representing a sufficient number of shares of SSGT II Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, or (B) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required under applicable Law to be disseminated to SSGT II’s stockholders is timely disseminated to SSGT II’s stockholders; provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (x) in the case of clause (A), more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and in the case of clause (B), more than ten (10) Business Days from the previously scheduled date of such meeting, or (y) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders

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Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if SSGT II shall have received proxies in respect of an aggregate number of shares of SSGT II Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use its reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose SSGT II or SmartStop to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, each Party shall not, and shall cause its respective Representatives and Affiliates not to, except in the ordinary course of business, contact or otherwise communicate with third parties with which the other Party or any of its subsidiaries has a business relationship regarding the business of such other Party and its subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party.

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the confidentiality provisions in Section 2 of the Exclusivity Agreement, which confidentiality provisions shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

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Section 7.3 Go Shop Period; Superior Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (California local time) on the thirtieth (30th) calendar day thereafter (the “Go Shop Period End Time”), SSGT II, the SSGT II Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of SSGT II and the SSGT II Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable NDAs; provided, however, that SSGT II has previously or contemporaneously furnished, made available or provided access to such non-public information to SmartStop; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to SSGT II or any of the SSGT II Subsidiaries; and (iv) disclose to the stockholders of SSGT II any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT II Board with respect to the Merger or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the SSGT II Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the SSGT II Board determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the Go Shop Period End Time) has resulted in, or would be reasonably expected to result in, a Superior Proposal; provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between SSGT II and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. Subject to the immediately preceding sentence, no later than two (2) Business Days after the Go Shop Period End Time, SSGT II shall notify SmartStop in writing of the identity, at such time, of each Go Shop Bidder and provide to SmartStop (A) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to SSGT II or any SSGT II Subsidiary and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as expressly permitted by this Section 7.3, and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, SSGT II shall not, and shall cause each of the SSGT II Subsidiaries not to, and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than SmartStop or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that SSGT II shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the SSGT II Board if the SSGT II Board determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with the SSGT II directors’ duties under Maryland Law),

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(iv) withdraw, modify or amend the SSGT II Board Recommendation in any manner adverse to SmartStop or fail to make the SSGT II Board Recommendation or fail to include the SSGT II Board Recommendation in the Proxy Statement, (v) approve, publicly endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), an “Adverse Recommendation Change”), (vi) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA pursuant to Section 7.3(a)), or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the SSGT II Charter, the SSGT II Bylaws or organizational documents or agreements of any SSGT II Subsidiary. In furtherance of the foregoing and except as otherwise permitted by this Section 7.3, SSGT II shall, and shall cause each SSGT II Subsidiary and each Representative of SSGT II and the SSGT II Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall promptly terminate all physical and electronic data room access previously granted to any such Person and use reasonable efforts to cause such Person to return or destroy all non-public information concerning SSGT II and the SSGT II Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person. Notwithstanding anything in this Agreement to the contrary, at any time after the Go Shop Period End Time, and prior to, but not after, Stockholder Approval is obtained, SSGT II and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal; provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) SSGT II, prior to or concurrently with the time such information is provided, provides such information to SmartStop, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the SSGT II Board has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with legal counsel and financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c) At any time on or prior to the fifth (5th) Business Day after the Go Shop Period End Time (or, in the event of timely delivery of a SSGT II Notice of Intention, the earlier of (i) the end of the negotiation period(s) with SmartStop contemplated herein or (ii) written notice from SmartStop that it does not intend to negotiate further with SSGT II), the SSGT II Board may, if the SSGT II Board determines in good faith (after consultation with its legal advisor) that failing to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by SSGT II of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate this Agreement pursuant to Section 9.1(c)(ii) and enter into an agreement related to such Superior Proposal, provided, that:

(i) SSGT II has notified SmartStop in writing that the SSGT II Board intends to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “SSGT II Notice of Intention”); and

(ii) during the five (5) Business Day period following SmartStop’s receipt of a SSGT II Notice of Intention, SSGT II shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), SmartStop in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; provided, that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SSGT II may not enter into any such Superior Proposal pursuant this Section 7.3(c) unless SSGT II has complied with the requirements of clause (i) and (ii) of this Section 7.3(c) with respect to such Acquisition Proposal including sending a SSGT II Notice of Intention (except that the new negotiation period under this Section 7.3(c) shall be three (3) Business Days instead of five (5) Business Days).

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(d) At any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time (or, in the event of timely delivery of a SSGT II Notice of Intention, the earlier of (i) the end of the negotiation period(s) with SmartStop contemplated in Section 7.3(c) or (ii) written notice from SmartStop that it does not intend to negotiate further with SSGT II), and prior to receipt of the Stockholder Approval, the SSGT II Board may, if the SSGT II Board determines in good faith (after consultation with its legal advisor) that the failure to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by SSGT II of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make an Adverse Recommendation Change (and SSGT II may terminate this Agreement in accordance with Section 9.1(c)(iii) and enter into an agreement related to such Superior Proposal); provided, that:

(i) (A) such Acquisition Proposal did not result from SSGT II’s material breach of its obligations under this Section 7.3, and (B) the SSGT II Board has determined in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and that the failure of SSGT II to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by SmartStop pursuant to Section 7.3(d)(iii);

(ii) SSGT II has notified SmartStop in writing that the SSGT II Board intends to make an Adverse Recommendation Change (an “Adverse Recommendation Change Notice”); and

(iii) during the five (5) Business Day period following SmartStop’s receipt of an Adverse Recommendation Change Notice, SSGT II shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), SmartStop in making adjustments to the terms and conditions of this Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided, that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SSGT II may not make an Adverse Recommendation Change unless SSGT II has complied with the requirements of clauses (i)-(iii) of this Section 7.3(d) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(d)(iii), SmartStop’s rejection of SSGT II’s offer to negotiate pursuant to this Section 7.3(d)(iii) shall not have any bearing on SmartStop’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(e) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approval is obtained, the SSGT II Board may, if the SSGT Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with SSGT II’s directors’ duties under Maryland Law, make an Adverse Recommendation Change in response to an Intervening Event.

(f) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the SSGT II Board or SSGT II, directly or indirectly, from (i) taking and disclosing to the stockholders of SSGT II a position with respect to an Acquisition Proposal as contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any required disclosure to the stockholders of SSGT II under applicable Law or (iii) making any disclosure to the stockholders of SSGT II if the SSGT II Board determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the SSGT II directors under Maryland Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT II Board with respect to the Merger or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the SSGT II Board Recommendation; provided, further, that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.

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(g) Notwithstanding anything to the contrary contained in this Agreement, none of SSGT II, any SSGT II Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(h) SSGT II agrees that in the event any Representative of SSGT II or any SSGT II Subsidiary takes any action that, if taken by SSGT II would constitute a violation of this Section 7.3, and such action was taken at the direction or with the prior consent of the SSGT II Board, then SSGT II shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(i) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than SmartStop or any SmartStop Subsidiaries), whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving SSGT II or any SSGT II Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of SSGT II, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT II or any SSGT II Subsidiaries that are significant subsidiaries representing twenty percent (20%) or more of the consolidated assets of SSGT II and the SSGT II Subsidiaries, taken as a whole, (C) issuance, sale or other disposition by SSGT II or any SSGT II Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of SSGT II Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of SSGT II Common Stock, (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT II in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of SSGT II Common Stock, or (F) transaction that is similar in form, substance, or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT II and one or more of the SSGT II Subsidiaries or solely among the SSGT II Subsidiaries.

(ii) “Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of SSGT II and the SSGT II Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the SSGT II Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the SSGT II Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any effect arising out of or related to the COVID-19 pandemic or COVID-19 Measures and (iii) any effect arising out of the announcement or pendency of, or actions required to be taken pursuant to, this Agreement.

(iii) “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) that the SSGT II Board determines in its good

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faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by SmartStop) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the SSGT II Board determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the stockholders of SSGT II (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by SmartStop).

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is executed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, SmartStop shall and shall cause each SmartStop Subsidiary and each of their respective Affiliates to, and SSGT II shall and shall cause each SSGT II Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of SmartStop

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after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of SmartStop after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The SmartStop Parties and their Representatives shall give prompt notice to SSGT II, and SSGT II and its Representatives shall give prompt notice to the SmartStop Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The SmartStop Parties and their respective Representatives shall give prompt notice to SSGT II, and SSGT II and its Representatives shall give prompt notice to the SmartStop Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the SmartStop Parties,

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SSGT II or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(a), Section 9.1(c)(i), or Section 9.1(d)(i).

(c) The SmartStop Parties and their respective Representatives shall give prompt notice to SSGT II, and SSGT II and its Representatives shall give prompt notice to the SmartStop Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any SmartStop Subsidiary or SSGT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. SSGT II and its Representatives shall give the SmartStop Parties the opportunity to reasonably participate in the defense and settlement of any Action against SSGT II or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SmartStop’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SmartStop’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). SmartStop and its Representatives shall give SSGT II the opportunity to reasonably participate in the defense and settlement of any Action against SmartStop or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SSGT II’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SSGT II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, SmartStop shall (and shall cause the Surviving Entity to), to the fullest extent SSGT II would be permitted to do so under applicable Law and the SSGT II Governing Documents as currently in effect:

(i) indemnify, defend and hold harmless each current and former manager, director, officer, partner, member, trustee, employee and agent of SSGT II or any of the SSGT II Subsidiaries or other individuals with rights to indemnification or exculpation pursuant to the SSGT II Governing Documents or any indemnification agreements of SSGT II or SSGT II Subsidiaries (such agreements, the “Additional Indemnification Agreements”) (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of SSGT II or any of the SSGT II Subsidiaries (whether asserted or claimed prior to, at or after the Merger Effective Time) or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger (whether asserted or claimed prior to, at or after the Merger Effective Time), and

(ii) pay in advance of the final disposition of any such Action the costs and expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification of any Indemnified Party), without the requirement of any bond or other security, in each case to the fullest extent permitted by applicable Law, but subject to SmartStop’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, SmartStop or the Surviving Entity, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional

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release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by SmartStop and the Surviving Entity under this Section 7.7(a), (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law.

(b) Without limiting the foregoing, and to the extent permitted by applicable Law, each of SmartStop and the Surviving Entity agree that during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses now existing in favor of any Indemnified Party as provided in the SSGT II Governing Documents and Additional Indemnification Agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years following the Merger Effective Time, the organizational documents of SmartStop, Merger Sub and any applicable SmartStop Subsidiary shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the SSGT II Governing Documents or any similar organizational documents or agreements of any SSGT II Subsidiary. No such provision shall be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(d) For a period of six (6) years after the Merger Effective Time, SmartStop shall cause the Surviving Entity to maintain in effect SSGT II’s current directors’ and officers’ liability insurance covering each Person currently covered by SSGT II’s directors’ and officers’ liability insurance policies for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as SSGT II’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SSGT II’s existing policies as of the date hereof or (ii) in consultation with SmartStop, SSGT II may obtain extended reporting period coverage under SSGT II’s existing insurance programs (to be effective as of the Merger Effective Time) for a period of six (6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(d) in excess of 300% of the most recent annual premiums paid by SSGT II for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(e) If SmartStop or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SmartStop or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of SmartStop, SSGT II and the Surviving Entity and shall not be amended in a manner that is adverse to the

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Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. SmartStop shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

Section 7.8 Dividends.

(a) In the event that a distribution with respect to the shares of SSGT II Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SSGT II Common Stock on the Closing Date promptly after the Merger Effective Time. SSGT II shall coordinate with SmartStop on the declaration, setting of record dates and payment dates of dividends on SSGT II Common Stock so that holders of SSGT II Common Stock (i) do not receive dividends on both SSGT II Common Stock and SmartStop Class A Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either SSGT II Common Stock or SmartStop Class A Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on SmartStop Class A Common Stock received in the Merger and a dividend permitted by the proviso to Section 6.1(b)(iii) on SSGT II Common Stock or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on SmartStop Class A Common Stock received in the Merger or a dividend permitted by the proviso to Section 6.1(b)(iii) on SSGT II Common Stock.

(b) In the event that either SSGT II or SmartStop shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of SSGT II, to holders of SSGT II Common Stock, in an amount per share of SSGT II Common Stock equal to the product obtained by multiplying (A) the dividend declared by SmartStop with respect to each share of SmartStop Class A Common Stock by (B) the Exchange Ratio, and (ii) in the case of SmartStop, to holders of SmartStop Class A Common Stock, in an amount per share of SmartStop Class A Common Stock equal to the quotient obtained by dividing (A) the dividend declared by SSGT II with respect to each share of SSGT II Common Stock by (B) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the SmartStop Charter or the SSGT II Charter on the Merger and the other transactions contemplated by this Agreement.

Section 7.10 Obligations of SmartStop with respect to Merger Sub. SmartStop shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.11 Tax Matters.

(a) Each of SmartStop and SSGT II shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of

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Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or with respect to any state or local income tax a similar determination under applicable state or local Law), by reporting consistently as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes (and, where applicable, state and local income tax purposes). Neither SmartStop nor SSGT II shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) SmartStop shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to Nelson Mullins Riley & Scarborough LLP, or other tax counsel to SmartStop delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SmartStop and SmartStop Operating Partnership, in form and substance mutually agreeable to SSGT II and SmartStop (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SmartStop and SmartStop Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.11(b) and the tax opinions described in Section 8.2(f) and Section 8.3(e). The tax representations letters described in clause (iii) above shall also be provided to SSGT II, and for purposes of the opinion required by Section 8.3(f), SSGT II may rely on the representation letter provided pursuant to this Section 7.11(b) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(c) SSGT II shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SSGT II and SSGT II Operating Partnership, in form and substance mutually agreeable to SSGT II and SmartStop (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SSGT II and SSGT II Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.11(c) and the tax opinions described in Section 8.2(e) and Section 8.3(f). The tax representations letters described in clause (iii) above shall also be provided to SmartStop, and for purposes of the opinion required by Section 8.2(f), SmartStop may rely on the representation letter provided pursuant to this Section 7.11(c) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(d) SmartStop and SSGT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. These taxes shall be the obligations of SmartStop and the SmartStop Subsidiaries without deduction or withholding from or to the Merger Consideration.

(e) With respect to the taxable year of SSGT II ending with the Merger Effective Time, SSGT II shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause SSGT II to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

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Section 7.12 Section 16 Matters. Prior to the Merger Effective Time, to the extent permitted by applicable Law, SmartStop shall take all such steps as may be required to cause any acquisitions of the SmartStop Class A Common Stock (including derivative securities with respect to the SmartStop Class A Common Stock ) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SmartStop to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (which, in the case of SSGT II, means waiver by the SSGT II Board and, in the case of SmartStop, means waiver by the SmartStop Special Committee) at or prior to the Merger Effective Time of the following conditions:

(a) Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the SSGT II Disclosure Letter and Section 8.1(a) of the SmartStop Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law, the SSGT II Charter and the SSGT II Bylaws.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of the SmartStop Parties. The obligations of the SmartStop Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SmartStop, at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of SSGT II set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of SSGT II contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SSGT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not

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reasonably be expected to have a SSGT II Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b) Performance of Covenants and Obligations of SSGT II. SSGT II shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SSGT II Material Adverse Effect.

(d) Delivery of Certificate. SSGT II shall have delivered to SmartStop a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SSGT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Opinion. SmartStop shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SSGT II reasonably satisfactory to SmartStop, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartStop, to the effect that, commencing with SSGT II’s taxable year that ended on December 31, 2019, SSGT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and prior, current and proposed ownership, organization and method of operation have enabled SSGT II to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SSGT II and SSGT II Operating Partnership.

(f) Section 368 Opinion. SmartStop shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SmartStop, dated as of the Closing Date, in form and substance reasonably acceptable to SmartStop, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.11.

Section 8.3 Conditions to Obligations of SSGT II. The obligations of SSGT II to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SSGT II at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the SmartStop Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the SmartStop Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SmartStop Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SmartStop Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

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(b) Performance of Covenants and Obligations of SmartStop and Merger Sub. SmartStop and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SmartStop Material Adverse Effect.

(d) Delivery of Certificate. SmartStop shall have delivered to SSGT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SmartStop certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion. SSGT II shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SmartStop reasonably satisfactory to SSGT II, dated as of the Closing Date and in form and substance reasonably satisfactory to SSGT II, to the effect that, commencing with SmartStop’s taxable year that ended on December 31, 2014, SmartStop has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled SmartStop to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SmartStop and SmartStop Operating Partnership.

(f) Section 368 Opinion. SSGT II shall have received a written opinion of Bass, Berry & Sims PLC, or other nationally recognized tax counsel to SSGT II, dated as of the Closing Date, in form and substance reasonably acceptable to SSGT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.11.

(g) Ancillary Agreements. The Termination Agreement contemplated herein shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall not have been rescinded or withdrawn in any way.

ARTICLE 9

TERMINATION, FEES AND EXPENSES

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent duly authorized by the SmartStop Special Committee and the SSGT II Board;

(b) by either SmartStop (with the prior approval of the SmartStop Special Committee) or by SSGT II (with the prior approval of the SSGT II Board):

(i) if the Merger shall not have occurred on or before 11:59 p.m., California local time, on November 21, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (in the case of SmartStop, including the failure of Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

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(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (in the case of SmartStop, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party (in the case of SmartStop, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c) by SSGT II (with the prior approval of the SSGT II Board):

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SmartStop or Merger Sub set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “SmartStop Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SSGT II to SmartStop and two (2) Business Days before the Outside Date; provided, however, that SSGT II shall not have such right to terminate this Agreement if a SSGT II Terminating Breach shall have occurred and be continuing at the time SSGT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) if SSGT II has accepted a Superior Proposal by a Go Shop Bidder within five (5) Business Days after the Go Shop Period End Time (or, in the event of timely delivery of a SSGT II Notice of Intention, the earlier of (i) the end of the negotiation period(s) with SmartStop contemplated by Section 7.3(c) or (ii) written notice from SmartStop that it does not intend to negotiate further with SSGT II); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b)(iii) is made in full to SmartStop and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(iii) if SSGT II has accepted a Superior Proposal at any time (A) beginning on the later of: (1) six (6) Business Days after the Go Shop Period End Time and (2) in the event of timely delivery of a SSGT II Notice of Intention, six (6) Business Days after the earlier of: (i) the end of the negotiation period(s) with SmartStop contemplated by Section 7.3(c) or (ii) written notice from SmartStop that it does not intend to negotiate further with SSGT II, and (B) prior to receipt of the Stockholder Approval, in accordance with the provisions of Section 7.3(d) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b)(iv) is made in full to SmartStop and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iv) if, prior to receipt of the Stockholder Approval, an Intervening Event has occurred and the SSGT II Board has determined in good faith (after consultation with its legal and financial advisors) that the failure to terminate this Agreement would be inconsistent with the directors’ duties under applicable Law.

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(d) by SmartStop (with the prior approval of the SmartStop Special Committee):

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SSGT II set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “SSGT II Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SmartStop to SSGT II and two (2) Business Days before the Outside Date; provided, however, that SmartStop shall not have such right to terminate this Agreement if a SmartStop Terminating Breach shall have occurred and be continuing at the time SmartStop delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if, at any time (A) beginning on the later of: (x) six (6) Business Days after the Go Shop Period End Time or (y) in the event of timely delivery of a SSGT II Notice of Intention, six (6) Business Days after the earlier of: (i) the end of the negotiation period(s) with SmartStop contemplated by Section 7.3(c) or (ii) written notice from SmartStop that it does not intend to negotiate further with SSGT II, and (B) prior to the receipt of the Stockholder Approval, (1) the SSGT II Board has made an Adverse Recommendation Change, (2) the SSGT II Board shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (3) a tender offer or exchange offer for any shares of SSGT II Common Stock that constitutes an Acquisition Proposal (other than by SmartStop or any of its Affiliates) is commenced and the SSGT II Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SSGT II and to publicly reaffirm the SSGT II Board Recommendation within ten (10) Business Days of being requested to do so by SmartStop, (4) the SSGT II Board fails to include the SSGT II Board Recommendation in the Proxy Statement, or (5) SSGT II shall have materially breached or failed to comply in any material respect with any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SSGT II or the SmartStop Parties, except that the Exclusivity Agreement (other than the provisions of Section 1 thereof) and the provisions of Section 4.21 (No Other Representations and Warranties; Non-Reliance), Section 5.23 (No Other Representations and Warranties; Non-Reliance), Section 7.4 (Public Announcements), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any willful material breach (or failure to perform) that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act (or failure to act) would cause a breach of this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that upon the Closing, the Surviving Company shall pay all unpaid fees and expenses of the Parties.

(b) In the event that this Agreement is terminated:

(i) (A) (x) by SmartStop pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or communicated to

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the SSGT II Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by SSGT II or SmartStop pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to SSGT II has been publicly announced, disclosed or otherwise communicated to SSGT II ’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, (I) a transaction in respect of an Acquisition Proposal with respect to SSGT II is consummated, (II) SSGT II enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter, or (III) SSGT II recommends to stockholders of SSGT II or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter, then SSGT II shall pay to SmartStop the Full Termination Payment;

(ii) by SSGT II pursuant to Section 9.1(c)(i), then SmartStop shall pay to SSGT II an amount equal to the Expense Reimbursement Payment;

(iii) by SSGT II pursuant to Section 9.1(c)(ii), then SSGT II shall pay to SmartStop the Go Shop Termination Payment;

(iv) by SSGT II pursuant to Section 9.1(c)(iii) or (iv), then SSGT II shall pay to SmartStop the Full Termination Payment;

(v) by SmartStop pursuant to Section 9.1(d)(i), then SSGT II shall pay to SmartStop an amount equal to the Expense Reimbursement Payment; or

(vi) by SmartStop pursuant to Section 9.1(d)(ii), then SSGT II shall pay to SmartStop the Full Termination Payment.

(c) Termination Payment. The Parties agree and acknowledge that in no event shall a Party be required to pay a Termination Payment or Expense Reimbursement Payment on more than one occasion. Payment of the Termination Payment or Expense Reimbursement Payment, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii) or (iv), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment or Expense Reimbursement Payment payable pursuant to any other provision of Section 9.3(b).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment or the Expense Reimbursement Payment, as applicable, becomes payable and is paid hereunder, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment or the Expense Reimbursement Payment, as applicable (the “Payor”), its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.

(e) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment or the Expense Reimbursement Payment, as applicable, when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due to the Recipient pursuant to Section 9.3(b) and, in order to obtain the payment, the Recipient commences an Action that results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses

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(including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) If the Payor becomes obligated to make a payment under this Section 9.3, then, if requested by the Recipient, the Payor shall deposit into escrow an amount in cash equal to the Termination Payment or the Expense Reimbursement Payment, as applicable, with an escrow agent selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Payor and the escrow agent. The payment or deposit into escrow of the Termination Payment or the Expense Reimbursement Payment, as applicable, shall be made by the Payor in accordance with the timing set forth in Section 9.3(c) or, at the Recipient’s reasonable request, promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment or the Expense Reimbursement Payment, as applicable, in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by Recipient to the escrow agent of any one (or a combination) of the following:

(i) a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii) a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable; or

(iii) a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment or Expense Reimbursement Payment, as applicable, that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith).

Annex A-68

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., California local time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a) if to SSGT II to:

Board of Directors

Strategic Storage Growth Trust II, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: H. Michael Schwartz

E-mail: hms@smartstop.com

with copies (which shall not constitute notice) to:

Bass, Berry & Sims PLC

100 Peabody Place Suite 1300

Memphis, TN 38103

Attn: Richard Mattern

E-mail: rmattern@bassberry.com

(b) if to SmartStop or Merger Sub to:

Special Committee of the Board of Directors

SmartStop Self Storage REIT, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Harold “Skip” Perry

E-mail: sperry@realglobeadivosrs.com

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attn: Michael K. Rafter

Email: mike.rafter@nelsonmullins.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully

Annex A-69

separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, Schedules, the SmartStop Disclosure Letter and the SSGT II Disclosure Letter) and Section 2 of the Exclusivity Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 3 and Section 7.7, which, from and after the Merger Effective Time, shall be for the benefit of the holders of SSGT II Common Stock immediately prior to the Merger Effective Time and Indemnified Parties, respectively, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, SSGT II (in all events subject to the prior approval of the SSGT II Board) and SmartStop (for itself and on behalf of the other SmartStop Parties, and in all events subject to the prior approval of the SmartStop Special Committee) may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Party, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 9.3 (Fees and Expenses).

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

Annex A-70

(b) All disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (vi) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vii) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action, or (b) such other time period established by the court presiding over such Action.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY and UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES

Annex A-71

THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows.]

Annex A-72

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

SMARTSTOP SELF STORAGE REIT, INC.

By:		/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive officer

STRATEGIC STORAGE GROWTH TRUST II, INC.

By:		/s/ Matt F. Lopez
Name: Matt F. Lopez
Title: Chief Financial officer

SSGT II MERGER SUB, LLC

By:		SmartStop Self Storage REIT, Inc.,
its Member

	By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive officer

(Signature Page to Agreement and Plan of Merger)

Annex A-73

Annex B

CONFIDENTIAL

February 24, 2022

The Board of Directors

Strategic Storage Growth Trust II, Inc.

10 Terrace Road

Ladera Ranch, California 92694

Ladies and Gentlemen:

The Board of Directors of Strategic Storage Growth Trust II, Inc. (“SSGT II”) has requested our opinion as to the fairness, from a financial point of view, to the unaffiliated holders (as defined below) of SSGT II Common Stock (as defined below), of the consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated February 24, 2022 (the “Merger Agreement”), to be entered into among SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), SSGT II Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SmartStop (“Merger Sub”), and SSGT II. As used in this opinion, “unaffiliated holders” means the holders of SSGT II Common Stock other than SmartStop and its affiliates.

Pursuant to the Merger Agreement, SSGT II will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company in the Merger, and each share of the common stock, $0.001 par value per share, of SSGT II (the “SSGT II Common Stock”), issued and outstanding immediately prior to the Merger, other than such shares of SSGT II Common Stock held by any SSGT II subsidiary, SmartStop or any SmartStop subsidiary, all of which will be cancelled, will be converted into the right to receive consideration per share equal to 0.9118 shares of the Class A common stock, $0.001 par value per share, of SmartStop, subject to treatment of fractional shares (rounded to the nearest 1/1,000th) (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a February 22, 2022 draft copy of the Merger Agreement, which we understand to be in substantially final form; (ii) certain publicly available information concerning SmartStop that we consider relevant to our inquiry, including, but not limited to, SmartStop’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2020 and SmartStop’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 in each case filed with the Securities and Exchange Commission; (iii) certain internal information, primarily financial in nature, concerning the business and operations of SSGT II furnished to us by SSGT II for purposes of our analysis and certain publicly available information concerning SSGT II that we consider relevant to our inquiry; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of SmartStop furnished to us on behalf of the special committee of the Board of Directors (the “Special Committee”) of SmartStop for purposes of our analysis; (v) certain publicly available information with respect to the financial performance and securities of certain other companies that we believe to be comparable to SSGT II and SmartStop and that we consider relevant to our inquiry; and (vi) certain publicly available information concerning the financial terms of

Annex B-1

The Board of Directors

Strategic Storage Growth Trust II, Inc.

February 24, 2022

certain other transactions that we consider relevant to our inquiry. We have also met with certain officers of SSGT II and employees of SSGT II’s external advisors to discuss the business, financial condition, operations and prospects of SSGT II, as well as other matters we believed relevant to our inquiry. We have also performed such other analyses and considered such other data and information as we deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have further relied upon the assurances of the management of SSGT II that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. We have also assumed that the representations and warranties of each of the parties to the Merger Agreement are and will be true and correct in all respects material to our analysis. We have not been engaged to, and have not independently attempted to, verify any of such information or its accuracy or completeness. We have also relied upon the management of SSGT II as to the reasonableness and achievability of the SSGT II financial forecast (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such forecast was reasonably prepared on bases that reflect the best currently available estimates and judgments of the management of SSGT II of the future financial performance of SSGT II and other matters covered thereby. We have also relied upon the management of SmartStop as to the reasonableness and achievability of the SmartStop financial forecast (and the assumptions and bases therefor) as provided to us by the Special Committee of SmartStop (and its advisors) and, with SmartStop’s consent, we have assumed that such forecast was reasonably prepared on bases that reflect the best currently available estimates and judgments of the management of SmartStop of the future financial performance of SmartStop and other matters covered thereby. We have not been engaged to assess the reasonableness or achievability of such forecasts or the assumptions on which they were based, and we express no view as to such forecasts or assumptions. In addition, we have not conducted a physical inspection, valuation or appraisal of any of the assets (including properties or facilities) or liabilities of SSGT II or SmartStop. We are also not expressing any view or opinion with respect to, and, at your direction, we have relied upon, the assessments of representatives of SSGT II regarding legal, regulatory, accounting, tax and similar matters relating to SSGT II, SmartStop or the Merger, as to which matters we understand that SSGT II obtained such advice as it deemed necessary from qualified advisors and professionals. We have also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SSGT II, SmartStop or the Merger that would be meaningful to our analysis.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that the conditions to the Merger as set forth in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver, modification or amendment of any term or condition that would be meaningful to our analysis. We were not engaged to, nor did we, run a sales process to seek alternative purchasers for SSGT II.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available to us as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to the unaffiliated holders of SSGT II Common Stock pursuant to the Merger Agreement and does not address SSGT II’s underlying business decision to engage in the Merger or any other terms of the Merger, or the fairness of the Merger, or any consideration paid in connection therewith, to creditors or other constituencies of SSGT II. In addition, we do not express any

Annex B-2

The Board of Directors

Strategic Storage Growth Trust II, Inc.

February 24, 2022

opinion as to (i) the fairness of the Merger or (ii) the amount or the nature of the compensation now paid or to be paid, in each case, to any of the directors, officers or employees of SSGT II, or class of such persons, relative to the consideration to be paid to shareholders of SSGT II. We have not evaluated nor do we express any opinion on the solvency or viability of the parties to the Merger Agreement or their respective affiliates or the ability of such parties to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of KBCM.

We have acted as financial advisor to SSGT II in connection with the Merger and will receive from SSGT II a fee for our services, a significant portion of which is contingent upon the consummation of the Merger (the “Transaction Fee”). In addition, SSGT II has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances for certain liabilities that may arise out of our engagement. We also will receive a fee in connection with the delivery of this opinion, which fee will be credited against any Transaction Fee earned. We and our affiliates, including KeyBank National Association, which is the administrative agent under an existing secured term loan for SmartStop, have previously provided commercial and investment banking services to SmartStop and have received compensation in the aggregate amount of approximately $4.2 million from January 1, 2020 through the date hereof (consisting of $0.6 million in 2020 and $3.6 million in 2021). In the ordinary course of our businesses, we and our affiliates, our and our affiliates’ employees, and funds or other entities that such persons manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of SSGT II or SmartStop, any of their affiliates or third parties, or any currency or commodity that may be involved in the Merger, in each case for our own account or for the accounts of customers. We may in the future provide financial advisory and/or underwriting services to SSGT II and its affiliates and to SmartStop and its affiliates for which we may receive compensation.

It is understood that this opinion was prepared for the use of the SSGT II Board of Directors in connection with and for the purpose of their evaluation of the proposed Merger. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. Our opinion does not constitute a recommendation to any stockholder of SSGT II as to how such stockholder should vote with respect to the Merger or any other matter.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration to be paid to the unaffiliated holders of SSGT II Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ KEYBANC CAPITAL MARKETS INC.

Annex B-3

Annex C

SMARTSTOP SELF STORAGE REIT, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to SmartStop Self Storage REIT, Inc. (“SmartStop”) and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the Proxy Statement and Prospectus, of which this Annex C forms a part. References to “Notes” in this section are to the notes to SmartStop’s Financial Statements as of and for the Years ended December 31, 2021 and 2020, included in the section “Index to Financial Information” in the Proxy Statement and Prospectus. References to “this report” are references to SmartStop’s Annual Report on Form 10-K for the Year Ended December 31, 2021. See also “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Proxy Statement and Prospectus.

Overview

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company”), is a self-managed and fully-integrated self storage real estate investment trust (“REIT”). Our year-end is December 31. As used in this report, “we,” “us,” “our,” and “Company” refer to SmartStop Self Storage REIT, Inc. and each of our subsidiaries.

We focus on the ownership, operation, and acquisition of self storage properties located primarily within the top 100 metropolitan statistical areas, or MSAs, throughout the United States and the top census metropolitan areas, or CMAs, in Canada. According to the 2022 Self Storage Almanac, we are the 11th largest owner and operator of self storage properties in the United States based on number of properties, units, and rentable square footage. As of December 31, 2021, our wholly-owned portfolio consisted of 139 self storage properties diversified across 18 states and the Greater Toronto Area of Ontario, Canada comprising approximately 92,000 units and 10.6 million net rentable square feet. Additionally, we had a 50% equity interests in six unconsolidated real estate ventures located in the Greater Toronto Area, which consisted of five operating self storage properties and one parcel of land currently under development into a self storage facility. Further, through our Managed REIT Platform, we now serve as the sponsor of three Managed REITs: Strategic Storage Growth Trust II, Inc., a private REIT (“SSGT II”), Strategic Storage Trust VI, Inc., a publicly-registered non-traded REIT (“SST VI”), and Strategic Storage Growth Trust III, Inc., a new private REIT which is in its initial stages of formation (“SSGT III”), which pay us fees to manage and operate 17 self storage properties.

Our primary business model is focused on owning and operating high quality self storage properties in high growth markets in the United States and Canada. We finance our portfolio through a diverse capital strategy which includes cash generated from operations, borrowings under our syndicated revolving line of credit, secured and unsecured financing, equity offerings and joint ventures. Our business model is designed to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow in order to maximize long-term stockholder value at acceptable levels of risk. We execute our organic growth strategy by pursuing revenue-optimizing and expense-minimizing opportunities in the operations of our existing portfolio. We execute our external growth strategy by developing, redeveloping, acquiring and managing self storage facilities in the United States and Canada, and we look to acquire properties that are physically stabilized, recently developed, in various stages of lease up or at certificate of occupancy. We seek to acquire under-managed facilities that are not operated by institutional operators, where we can implement our proprietary management and technology to maximize net operating income.

Annex C-1

As discussed herein, we, through our subsidiaries, also served as the sponsor of Strategic Storage Trust IV, Inc., a public non-traded REIT (“SST IV”) through March 17, 2021, and currently serve as the sponsor of SSGT II, SST VI, and SSGT III, (SSGT II, SST VI, SSGT III, and prior to March 17, 2021, SST IV, the “Managed REITs”), and operate the properties owned by the Managed REITs, consisting of, as of December 31, 2021, 17 properties and approximately 12,000 units and 1.3 million rentable square feet. In addition, we have the internal capability to originate, structure and manage additional investment products (the “Managed REIT Platform”) which would be sponsored by SmartStop REIT Advisors, LLC (“SRA”). We generate asset management fees, property management fees, acquisition fees, other fees and a portion of the tenant protection program revenue. For the property management and advisory services that we provide, we are reimbursed for certain expenses which help to offset our company’s net operating expenses.

Industry Outlook

Self storage industry fundamentals are currently robust, with many properties operating at optimal revenue-producing occupancy and favorable industry dynamics resulting in above-average pricing power for self storage operators. Operators are able to achieve high same-store occupancy levels through a diverse base of customer demand from individuals as well as businesses. As of the end of the second quarter of 2021, according to the 2022 Self Storage Almanac, the industry average occupancy was 94.5% and as of December 31, 2021, the US listed REITs averaged ending occupancy of 94.4%. Additionally, the self storage industry maintained strong occupancy and revenue growth throughout the course of the COVID-19 pandemic, exemplifying how the fundamentals of self storage continue to drive demand in the face of a variety of a challenging operating environment. Based on these favorable supply and demand dynamics, we believe that disciplined self storage operators will generate revenue growth in the near term and will continue to drive revenue through various economic cycles. Likewise, we expect only moderate growth in new supply through 2022. We believe that overhead costs and maintenance capital expenditures are considerably lower in the self storage industry as compared to other real estate sectors, and as a result of that strong operating leverage, self storage companies are able to achieve comparatively higher operating and cash flow margins. Although property taxes were kept in check through assessment challenges in 2021, we expect elevated property tax increases in our sector in the coming years. We expect same-store expense growth resulting from increases in employee costs, property insurance and property taxes in 2022, to be partially offset by operating efficiencies gained from leveraging technology, resulting in what we believe will be manageable same store expense increases.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”). Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this report. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

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We believe that our critical accounting policies include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the valuation of goodwill and related impairment considerations, the valuation of our trademarks and related impairment considerations, the valuation of our contingent consideration liability, the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2—Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements contained in this report, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Real Property Assets Valuation

We evaluate our real property assets for impairment based on events and changes in circumstances that may impact the carrying amounts of such assets. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the real property asset and recognize an impairment loss. Our evaluation of the impairment of real property assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss, if any, recognized may vary based on the estimates and assumptions we use.

Intangible Assets Valuation

In connection with the acquisition of the self storage advisory, asset management and property management businesses and certain joint venture interests of SmartStop Asset Management, LLC, our former sponsor (“SAM”), along with certain other assets of SAM (collectively, the “Self Administration Transaction”), we allocated a portion of the consideration to the contracts that we acquired related to the Managed REITs and the customer relationships related to our tenant insurance, tenant protection plans or similar programs (the “Tenant Protection Programs”). For these intangibles, we are amortizing such amounts on a straight-line basis over the estimated benefit period of the contracts and customer relationships. We evaluate these intangible assets for

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impairment when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In such an event, an impairment charge is recognized and the intangible asset is marked down to its fair value.

See Note 5—Self Administration Transaction of the Notes to the Consolidated Financial Statements contained within this report for additional information.

Goodwill Valuation

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is allocated to various reporting units, as applicable, and is not amortized. We perform an annual impairment test for goodwill and between annual tests, we evaluate the recoverability of goodwill whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be fully recoverable. If circumstances indicate the carrying amount may not be fully recoverable, we perform a quantitative impairment test of goodwill to compare the fair value of each reporting unit to its respective carrying amount. If the carrying amount of goodwill exceeds its fair value, an impairment charge will be recognized.

See Note 5—Self Administration Transaction of the Notes to the Consolidated Financial Statements contained within this report for additional information.

Trademarks Valuation

Trademarks are based on the value of our brands. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible value of our ownership of the brand name.

We qualitatively evaluate whether any triggering events or changes in circumstances have occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. If any change in circumstance or triggering event occurs, and results in a significant impact to our revenue and profitability projections, or any significant assumption in our valuation methods is adversely impacted, the impact could result in a material impairment charge in the future.

See Note 5—Self Administration Transaction of the Notes to the Consolidated Financial Statements contained within this report for additional information.

Contingent Earnout Valuation

In connection with the Self Administration Transaction, we issued the Class A-2 Units, as a form of contingent consideration, which is required to be revalued at each reporting period, based on the discounted probability weighted forecast of achieving the requisite AUM thresholds or the occurrence of an Earnout Acceleration Event (both as defined in Note 5—Self Administration Transaction in the Notes to the Consolidated Financial Statements).

Estimated Useful Lives of Real Property Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

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Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

We evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the joint venture entities included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the Code) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2014. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in a manner that will enable us to continue to qualify for treatment as a REIT for federal income tax purposes, and we intend to continue to operate as to remain qualified as a REIT for federal income tax purposes.

COVID-19 Pandemic

Our rental revenue and operating results depend significantly on the demand for self storage space. Since the beginning of the COVID-19 pandemic in late March 2020, our operations have adjusted to meet the needs of our customers and employees, while striving to create a safe environment for everyone at our properties and corporate offices. We also adjusted our in-store operations in order to comply with the various governmental orders, and, in certain cases, we had to temporarily close some of our offices. Additionally, we expanded our options for customers to rent units via contactless means, including directly through our website and call center. The negative operational and financial impacts associated with COVID-19 were most significant to our business in the second quarter of 2020, with customer demand for self storage resuming at or above normalized levels during the second half of 2020 and continuing through 2021.

The challenges associated with the COVID-19 pandemic were partially offset by other trends that helped maintain the demand for self storage. The broader shift of people working from home, elevated migration patterns and strength in the housing market helped drive continued growth in self storage demand through 2021, resulting in the highest physical occupancies the company has achieved to date.

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As rental activity, occupancy levels, and rental rates recovered during the second half of 2020 and through 2021, our financial performance has continued to improve. Same-store and overall results are expected to normalize over the coming quarters as the comparable periods change.

The underlying relative strength in the self storage industry in the midst of the COVID-19 pandemic continued into 2021. The ultimate extent and duration of the COVID-19 pandemic could still affect the self storage industry and/or us, potentially by the impact of governmental orders or broader economic conditions, and inflation which could impact our customers, and in turn could affect our financial condition, collections, liquidity, and results of operations. These potential future developments are uncertain and cannot be predicted. This includes new information that may also emerge concerning the breadth of the COVID-19 outbreak, as well as the actions to contain or treat its impact, including the distribution and broad acceptance of various vaccines for COVID-19 or the efficacy of those vaccines against new COVID-19 variants.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from our self storage tenant leases; (ii) fees generated from our Managed REITs; (iii) our Tenant Protection Programs; and (iv) sales of packing and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

As of December 31, 2021 and 2020, we owned 139 and 112 operating self storage facilities, respectively. Our operating results for the year ended December 31, 2020 included full year periods for 111 operating self storage facilities and partial period results for one operating property where development was completed and the property was placed in service during 2020. Our operating results for the year ended December 31, 2021 included full year periods for 112 operating self storage facilities and partial period results for 27 operating properties. Operating results in future periods will depend on the results of operations of these properties and of the real estate properties that we acquire in the future.

SST IV Merger

On March 17, 2021, we acquired 24 operating self storage facilities and six real estate joint ventures by way of merger with SST IV. The 24 SST IV operating properties had a weighted average physical occupancy of 89.1%, 92.6%, 96.1%, 95.6%, and 94.8% as of December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021, and December 31, 2021, respectively.

We expect the SST IV Merger to be accretive to FFO, as adjusted as we continue to recognize a lower cost of capital, as the former SST IV properties reach higher levels of physical and economic occupancy and continued growth from the six joint venture properties in various stages of lease up and development.

Comparison of the Years Ended December 31, 2021 and 2020

Total Self Storage Revenues

Total self storage related revenues for the years ended December 31, 2021 and 2020 were approximately $158.2 million and $110.2 million, respectively. The increase in total self storage revenues of approximately $48.0 million, or 43.6%, is partially attributable to the 24 operating self storage facilities acquired in connection

Annex C-6

with the SST IV Merger (approximately $25.0 million or 22.7%) and increased same-store revenues (approximately $18.1 million or 17.4%).

We expect self storage revenues to increase in future periods as our lease-up properties continue to increase occupancy and/or rates, and to otherwise fluctuate based on the performance of our same-store pool, which will be influenced by the overall economic environment and fluctuations in self storage supply, amongst other things.

Managed REIT Platform Revenue

Managed REIT Platform revenue for the years ended December 31, 2021 and 2020 was approximately $6.3 million and $8.0 million, respectively. The decrease in Managed REIT Platform revenue of approximately $1.7 million is primarily attributable to the SST IV Merger in March of 2021. We expect Managed REIT Platform revenues to initially remain lower than what was recorded in 2020 as a result of the SST IV Merger as we no longer receive fees from SST IV, and subsequently increase as our other Managed REITs grow their assets under management. If and when the SSGT II Merger closes, that will also cause a decrease in such fees.

Reimbursable Costs from Managed REITs

Reimbursable costs from Managed REITs for the years ended December 31, 2021 and 2020 were approximately $4.3 million and $5.8 million, respectively. Such revenues consist of costs incurred by us as we provide property management and advisory services to the Managed REITs, which are reimbursed by our Managed REITs, pursuant to our related contracts with the Managed REITs. We expect reimbursable costs from Managed REITs to fluctuate commensurate with our Managed REITs’ increase in operations as we receive reimbursement for providing such services, and decline in the short term if and when the SSGT II Merger closes.

Property Operating Expenses

Property operating expenses for the years ended December 31, 2021 and 2020 were approximately $48.1 million (or 30.4% of self storage revenue) and $38.3 million (or 34.8% of self storage revenue), respectively. Property operating expenses include the costs to operate our facilities including payroll expense, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses of approximately $9.8 million is primarily attributable to the 24 operating self storage facilities acquired in connection with the SST IV Merger (approximately $7.6 million). We expect property operating expenses to decrease as a percentage of revenues as revenues increase. Additionally, we expect same-store expense growth to continue from increases in employee costs, property insurance and property taxes in the coming years, to be partially offset by operating efficiencies gained from leveraging technology.

Managed REIT Platform Expenses

Managed REIT Platform expenses for the years ended December 31, 2021 and 2020 were approximately $1.5 million and $2.8 million, respectively. Such expenses primarily consisted of expenses related to non-reimbursable costs associated with the operation of the Managed REIT Platform we acquired on June 28, 2019, and the Administrative Services Agreement (as described in Note 5—Self Administration Transaction, of the Notes to the Consolidated Financial Statements contained in this report). We expect Managed REIT Platform expenses to fluctuate in future periods commensurate with the level of services provided through the Administrative Services Agreement.

Reimbursable Costs from Managed REITs

Reimbursable costs from Managed REITs for the years ended December 31, 2021 and 2020 were approximately $4.3 million and $5.8 million, respectively. Such expenses consist of costs incurred by us as we provide property management and advisory services to the Managed REITs, which are reimbursed by our Managed REITs, pursuant to our related contracts with the Managed REITs.

Annex C-7

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2021 and 2020 were approximately $23.3 million and $16.5 million, respectively. These expenses consist primarily of compensation-related costs, legal expenses, accounting expenses, transfer agent fees, directors’ and officers’ insurance expense and board of directors-related costs. The increase is primarily attributable to increased board of directors’ related costs, other professional costs and compensation-related expenses. We expect general and administrative expenses to decrease as a percentage of total revenues over time.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2021 and 2020 were approximately $53.4 million and $42.1 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of our in place lease intangible assets resulting from our self storage acquisitions and amortization of certain intangible assets acquired in the Self Administration Transaction. The increase in depreciation and amortization expense is primarily attributable to additional depreciation and amortization on the properties and intangibles acquired in the SST IV Merger.

Other Acquisition Expenses

Other acquisition expenses for the years ended December 31, 2021 and 2020 were approximately $0.9 million and $1.4 million, respectively. These acquisition expenses were incurred prior to acquisitions becoming probable in accordance with our capitalization policy.

Contingent Earnout Adjustment

The contingent earnout adjustments for the years ended December 31, 2021 and 2020 reflects an increase in the contingent earnout liability of approximately $12.6 million and a reduction in the liability of approximately $2.5 million, respectively. The increase of approximately $15.1 million during the year ended December 31, 2021 was due primarily to increases in our assets under management coupled with amendments made to the provisions of the earnout during 2021.

Impairment of Goodwill and Intangible Assets

Impairment of goodwill and intangible assets for the years ended December 31, 2021 and 2020 was none and approximately $36.5 million, respectively. The impairment charge incurred in the first quarter of 2020 was the result of the impairment of certain assets and goodwill associated with the Managed REIT Platform.

Impairment of Investments in Managed REITs

Impairment of investments in Managed REITs for the years ended December 31, 2021 and 2020 were none and approximately $4.4 million, respectively. Certain of our equity investments in the Managed REITs derive their value from the potential to receive certain subordinated distributions based on certain performance criteria of the Managed REITs, and we determined in the first quarter of 2020 that those criteria were less likely to be met, causing a reduction in the fair value of the related equity investments. We determined that such reduction in fair value was other than temporary, therefore requiring the impairment charge recorded.

Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control

Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control for the years ended December 31, 2021 and 2020 was approximately $8.4 million and none, respectively. Such expense

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represents the Company’s write-off of the SST IV special limited partnership interest we held in SST IV, which per the terms of the SST IV Merger, terminated without consideration, as well as the write-off of the intangible assets related to the SST IV advisory agreement and property management contracts due to the termination of such contracts with the SST IV Merger.

Gain on Sale of Real Estate

Gain on sale of real estate for the years ended December 31, 2021 and 2020 was approximately $0.2 million and none, respectively. The gain was related to a sale of a parcel of excess land attached to the self storage facility we own in McKinney, Texas. The sale of this parcel did not affect the operations of our McKinney, Texas property.

Interest Expense and Accretion of Fair Market Value of Secured Debt

Interest expense and the accretion of fair market value of secured debt for the years ended December 31, 2021 and 2020 were approximately $31.7 million and $32.5 million, respectively. The decrease of approximately $0.8 million is primarily attributable to lower rates on a year over year basis, partially offset by an increase in the average outstanding principal balance, primarily as a result of the SST IV Merger. The reduction in overall rates during 2021 is as a result of the new Credit Facility, entered into in connection with the SST IV Merger. In future periods we expect interest expense to fluctuate commensurate with our future debt levels and interest rates. We will seek out future opportunities to optimize our debt capital sources, including sources that result in a lower overall cost of debt.

Interest Expense—Debt Issuance Costs

Interest expense—debt issuance costs for the years ended December 31, 2021 and 2020 were approximately $1.7 million and $3.6 million, respectively. We expect interest expense—debt issuance costs to fluctuate commensurate with our future financing activity.

Net Loss on Extinguishment of Debt

Net loss on extinguishment of debt for the years ended December 31, 2021 and 2020 was $2.4 million and none, respectively.

Other

Other (income) expense for the years ended December 31, 2021 and 2020 was approximately $0.2 million of expense, as compared to approximately $6.0 million of income, respectively. Other consists primarily of state and federal tax expense, adjustments to deferred tax liabilities, foreign currency fluctuations, changes in value related to our foreign currency and interest rate hedges not designated for hedge accounting, and equity in earnings attributable to our unconsolidated joint ventures. The change is primarily the result of favorable deferred tax adjustments of approximately $5.9 million during 2020, primarily related to the intangible impairments noted above.

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Same-Store Facility Results—Years Ended December 31, 2021 and 2020

The following table sets forth operating data for our same-store facilities (those properties included in the consolidated results of operations since January 1, 2020, excluding nine lease-up properties we owned as of January 1, 2020) for the years ended December 31, 2021 and 2020. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2021	2020	% Change	2021 (6)	2020	% Change	2021	2020	% Change
Revenue(1)	$121,860,493	$103,765,638	17.4%	$36,302,441	$6,409,287	N/M	$158,162,934	$110,174,925	43.6%
Property operating expenses(2)	$35,677,340	34,522,834	3.3%	$12,450,317	3,782,365	N/M	48,127,657	38,305,199	25.6%
Net operating income	$86,183,153	$69,242,804	24.5%	$23,852,124	$2,626,922	N/M	$110,035,277	$71,869,726	53.1%
Number of facilities	103	103		37	9		140	112
Rentable square feet(3)	7,595,600	7,557,300		3,069,400	680,300		10,665,000	8,237,600
Average physical occupancy(4)	95.1%	90.6%		N/M	N/M		94.2%	89.4%
Annualized rent per occupied square foot(5)	$16.51	$14.81		N/M	N/M		$16.30	$14.55

N/M Not meaningful

(1)	Revenue includes rental revenue, Tenant Protection Programs revenue, ancillary revenue, and administrative and late fees.
(2)	Property operating expenses excludes corporate general and administrative expenses, interest expense, depreciation, amortization expense, and acquisition expenses.
(3)

Of the total rentable square feet, parking represented approximately 940,000 square feet and 680,000 square feet as of December 31, 2021 and 2020, respectively. On a same-store basis, for the same periods, parking represented approximately 680,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

(6)	Included in the non same-store data is a self storage facility consisting of approximately 84,000 square feet owned by SST VI OP, which was consolidated for approximately three months in 2021.

Our same-store revenue increased by approximately $18.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 due to higher annualized rent per occupied square foot and increased occupancy.

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The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	For the Year Ended December 31,
	2021	2020
Net loss	$(19,564,718)	$(51,206,803)
Adjusted to exclude:
Managed REIT Platform revenue	(6,322,970)	(8,048,630)
Managed REIT Platform expenses	1,451,166	2,806,921
General and administrative	23,265,196	16,471,199
Depreciation	40,946,406	32,294,627
Intangible amortization expense	12,422,205	9,777,116
Other property acquisition expenses	934,838	1,366,092
Contingent earnout adjustment	12,619,744	(2,500,000)
Impairment of goodwill and intangible assets	—	36,465,732
Impairment of investments in Managed REITs	—	4,376,879
Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control	8,389,573	—
Gain on sale of real estate	(178,631)	—
Interest expense	31,818,237	32,597,613
Interest expense – accretion of fair market value of secured debt	(110,942)	(130,682)
Interest expense – debt issuance costs	1,676,309	3,586,381
Net loss on extinguishment of debt	2,444,788	—
Other	244,076	(5,986,719)
Total net operating income	$110,035,277	$71,869,726

Comparison of the Years Ended December 31, 2020 and 2019

The results of operations and cash flows for the years ended December 31, 2020 compared to December 31, 2019 were included in our Annual Report on Form 10-K for the year ended December 31, 2020 which was filed with the SEC on March 26, 2021.

Non-GAAP Financial Measures

Funds from Operations

Funds from operations (“FFO”) is an industry wide metric promulgated by the National Association of Real Estate Investment Trusts, or NAREIT, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our FFO calculation complies with NAREIT’s policy described above.

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FFO, as Adjusted

We use FFO, as adjusted, as an additional non-GAAP financial measure to evaluate our operating performance. We previously used Modified Funds from Operations (“MFFO”) (as defined by the Institute for Portfolio Alternatives) as a non-GAAP measure of operating performance. Management replaced the MFFO measure with FFO, as adjusted, because FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among our peer group, which includes publicly traded REITs. Further, we believe FFO, as adjusted, is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, we make further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, adjustments of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, and gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, which we believe are not indicative of the Company’s overall long-term operating performance. We exclude these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our continuing operating portfolio performance over time and makes our results more comparable period to period and to other REITs, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use FFO, as adjusted, as one measure of our operating performance when we formulate corporate goals and evaluate the effectiveness of our strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and FFO, as adjusted, should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) and should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry, and we would have to adjust our calculation and characterization of FFO or FFO, as adjusted. The

Annex C-12

following is a reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to FFO and FFO, as adjusted, for each of the periods presented below:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss (attributable to common stockholders)	$(29,401,595)	$(54,354,394)	$(24,750,333)
Add:
Depreciation of real estate	40,158,233	31,711,102	29,188,668
Amortization of real estate related intangible assets	11,030,316	5,110,207	8,441,245
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	754,831	—	—
Deduct:
Gain resulting from acquisition of unconsolidated affiliates(1)	—	—	(8,017,353)
Gain on deconsolidation	(169,533)	—	—
Gain on sale of real estate	(178,631)	—	(3,944,696)
Adjustment for noncontrolling interests	(5,727,520)	(4,756,580)	(2,079,045)
FFO (attributable to common stockholders)	16,466,101	(22,289,665)	(1,161,514)
Other Adjustments:
Intangible amortization expense – contracts(2)	1,391,889	4,666,909	3,052,149
Acquisition expenses(3)	934,838	1,366,092	225,550
Acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities	210,377	—	—
Self administration transaction expenses(4)	—	—	1,572,238
Contingent earnout adjustment(5)	12,619,744	(2,500,000)	200,000
Write-off of equity interest and preexisting relationships in SST IV upon consolidation	8,389,573	—	—
Impairment of goodwill and intangible assets(6)	—	36,465,732	—
Impairment of investments in Managed REITs(6)	—	4,376,879	—
Accretion of fair market value of secured debt(7)	(110,942)	(130,682)	(131,611)
Net loss on extinguishment of debt(8)	2,444,788	—	2,647,633
Foreign currency and interest rate derivative losses, net(9)	366,849	203,995	730,719
Adjustment of deferred tax liabilities(2)	(2,025,869)	(5,926,732)	(806,083)
Adjustment for noncontrolling interests	(2,720,691)	(5,321,725)	(619,663)
FFO, as adjusted (attributable to common stockholders)	$37,966,657	$10,910,803	$5,709,418

(1)

Such gain was recorded as a result of obtaining control of certain of our Tenant Protection Programs joint ventures in the Self Administration Transaction and in accordance with the NAREIT White Paper was excluded from the determination of FFO.

(2)

These items represent the amortization, accretion, or adjustment of intangible assets or deferred tax liabilities. As these items are non-cash and not primary drivers in our decision-making process, FFO is adjusted for their effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric to other real estate companies.

(3)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics.

(4)

Self administration transaction expenses consist primarily of legal fees, as well as fees for other professionals and financial advisors incurred in connection with the Self Administration Transaction. We believe that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of our operating performance.

Annex C-13

(5)

The contingent earnout adjustment represents the adjustment to the fair value of the Class A-2 Units issued in connection with the Self Administration Transaction. FFO is adjusted to arrive at FFO, as adjusted, as this acquisition related item is not a primary driver in our decision-making process and excluding this provides investors a view of our continuing operating portfolio performance over time.

(6)

The impairment charges relate to our goodwill, intangible assets and investments in the Managed REIT Platform acquired in the Self Administration Transaction. We believe that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of our operating performance and provides for a means of determining a comparable sustainable operating performance metric.

(7)

This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes as of the date of acquisition. Such amounts have been excluded from FFO, as adjusted, because we believe FFO, as adjusted, provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing interest rate risk and do not rely on another party to manage such risk.

(8)

The net loss associated with the extinguishment of debt includes prepayment penalties, the write-off of unamortized deferred financing fees, and other fees incurred. We believe that adjusting for such non-recurring items provides useful supplemental information because such losses may not be reflective of on-going transactions and operations and is consistent with management’s analysis of our operating performance.

(9)

This represents the mark-to-market adjustment for our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings, as well as changes in foreign currency related to our foreign equity investments not classified as long term. These derivative contracts are intended to manage the Company’s exposure to interest rate and foreign currency risk which may not be reflective of our ongoing performance and may reflect unrealized impacts on our operating performance. Such amounts are recorded in “Other” within our consolidated statements of operations.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing our operating results:

•	Interest expense—debt issuance costs of approximately $1.7 million, $3.6 million, and $4.0 million, respectively, were recognized for the years ended December 31, 2021, 2020, and 2019.

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2021 and 2020 are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Change
Net cash flow provided by (used in):
Operating activities	$58,764,984	$26,769,871	$31,995,113
Investing activities	$(120,214,731)	$(28,958,838)	$(91,255,893)
Financing activities	$25,674,567	$13,739,338	$11,935,229

Cash flows provided by operating activities for the years ended December 31, 2021 and 2020 were approximately $58.8 million and $26.8 million, respectively, an increase of approximately $32.0 million. The increase in cash provided by our operating activities is primarily the result of an increase in net income when excluding the impact of non-cash items included in the determination of net income, which resulted in an increase in cash provided by operating activities of approximately $32.5 million, slightly offset by an approximately $0.5 million reduction in cash resulting from changes in working capital accounts.

Annex C-14

Cash flows used in investing activities for the years ended December 31, 2021 and 2020 were approximately $120.2 million and $29.0 million, respectively, a decrease in the use of cash of approximately $91.3 million. The increase in cash used in investing activities primarily relates to the SST IV Merger and the acquisitions of our Oakville III, Riverside III, and Lakewood properties, all of which were completed during the year ended December 31, 2021 as compared to only normal capital improvement and development activities with no self storage acquisitions during the year ended December 31, 2020. Additionally, during the year ended December 31, 2021, we received $13.5 million from the redemption of our SSGT II Preferred Units, compared to a net cash outflow of $13.5 million for our net investment in SSGT II Preferred Units during the year ended December 31, 2020.

Cash flows provided by financing activities for the years ended December 31, 2021 and 2020 were approximately $25.7 million and $13.7 million, respectively, a change of approximately $11.9 million. The change in financing activities is primarily attributable to the approximately $72.6 million of additional net debt proceeds during the year ended December 31, 2021, compared to approximately $50 million in proceeds from the issuance of Series A Convertible Preferred Stock during the year ended December 31, 2020, as well as an additional $11.1 million in distributions paid to our common and preferred stockholders and noncontrolling interest holders in our Operating Partnership during 2021, when compared to 2020, primarily related to the SST IV Merger and additional $50 million of outstanding Series A Convertible Preferred Stock.

Liquidity and Capital Resources

Short-Term Liquidity and Capital Resources

We generally expect that we will meet our short-term liquidity requirements from the combination of existing cash balances and net cash provided from property operations and the Managed REIT Platform. Alternatively, we may issue additional secured or unsecured financing from banks or other lenders, or we may enter into various other forms of financing. On March 17, 2021, we entered into a debt facility (the “Credit Facility”), which was further expanded in October 2021. As a result of the increased capacity on our Credit Facility, we have additional operational flexibility and are better positioned to take advantage of additional opportunities, while meeting our liquidity needs.

COVID-19 initially caused significant volatility in the debt and equity markets, and any continued and/or further impact will depend on future developments, which are highly uncertain. While we do not expect such events to have a material impact upon our liquidity in the short-term, continued uncertainty or deterioration in the debt and equity markets over an extended period of time could potentially impact our liquidity over the long-term.

Distribution Policy and Distributions

Preferred Stock Dividends

The shares of Series A Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series A Convertible Preferred Stock will initially be equal to a rate of 6.25% per annum, which accrues daily but is payable quarterly in arrears. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 9.0% per annum until the tenth anniversary of the Initial Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is either converted or repurchased in full.

Annex C-15

Common Stock Distributions

On December 20, 2021, our board of directors declared a distribution rate for the first quarter of 2022 of approximately $0.00164 per day per share on the outstanding shares of common stock payable to both Class A and Class T stockholders of record of such shares as shown on our books at the close of business on each day during the period commencing on January 1, 2022 and continuing on each day thereafter through and including March 31, 2022. In connection with these distributions, after the stockholder servicing fee is paid, approximately $0.0014 per day will be paid per Class T share. Pursuant to the selling agreements we entered into with respect to the sale of Class T Shares, no further stockholder servicing fees will be paid on Class T Shares subsequent to April 2022. Such distributions payable to each stockholder of record during a month will be paid the following month.

Background and History of Common Stock Distributions

Since substantially all of our operations are performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions. The terms of the Series A Convertible Preferred Stock place certain restrictions on our ability to pay distributions to our common stockholders. In general, we are prohibited from paying distributions to our common stockholders other than regular cash dividends on a basis consistent with past practice and dividends payable in shares of common stock in connection with an initial listing of such shares. Accordingly, we are presently only permitted to pay cash distributions, which may be reinvested in stock pursuant to our DRP, unless otherwise approved by the holder of the Series A Convertible Preferred Stock. Absent the foregoing restrictions, our charter allows our board of directors to authorize payments to stockholders in cash or other assets of the Company or in stock, including in stock of one class payable to holders of stock of another class.

We may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt or other financing sources.

Distributions are paid to our common stockholders based on the record date selected by our board of directors. Such distributions are based on daily declaration and record dates. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions are authorized at the discretion of our board of directors, which are directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Absent the restrictions noted above, our board of directors may increase, decrease or eliminate the distribution rate that is being paid on our common stock at any time. Distributions are made on all classes of our common stock at the same time. The per share amount of distributions on Class A Shares and Class T Shares differ because of different allocations of class-specific expenses. Specifically, distributions on Class T Shares are lower than distributions on Class A Shares because Class T Shares are subject to ongoing stockholder servicing fees. The funds that are available for distribution may be affected by a number of factors, including the following:

•	our operating and interest expenses;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	construction defects or capital improvements;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	financings and refinancings; and

•	dividends with respect to the outstanding shares of our Series A Convertible Preferred Stock.

Annex C-16

The following shows our distributions paid and the sources of such distributions for the respective periods presented:

	Year Ended December 31, 2021		Year Ended December 31, 2020
Distributions paid in cash – common stockholders	$26,157,045		$19,160,171
Distributions paid in cash – Operating Partnership unitholders	6,139,772		5,514,994
Distributions paid in cash – preferred stockholders	12,277,935		8,786,655
Distributions reinvested	19,564,929		15,954,081
Total distributions	$64,139,681		$49,415,901
Source of distributions
Cash flows provided by operations	$58,764,984	91.6%	$26,769,871	54.2%
Cash provided by financing activities	—	0.0%	6,691,949	13.5%
Offering proceeds from distribution reinvestment plan	5,374,697	8.4%	15,954,081	32.3%
Total sources	$64,139,681	100%	$49,415,901	100%

From our inception through December 31, 2021, we paid cumulative distributions of approximately $246 million, of which approximately $206 million were paid to common stockholders, as compared to cumulative FFO of approximately $19.0 million.

For the year ended December 31, 2021, we paid distributions of approximately $64.1 million, of which approximately $45.7 million was paid to common stockholders, as compared to FFO of approximately $16.5 million, which reflects a write-off of equity interest and preexisting relationships of approximately $8.4 million and acquisition related expenses of approximately $0.9 million.

For the year ended December 31, 2020, we paid distributions of approximately $49 million, of which approximately $35 million was paid to common stockholders, as compared to negative FFO of approximately $22 million, which reflects impairment of goodwill, intangible assets, and our investments in Managed REITs, net of deferred tax liability and contingent earnout adjustments, of approximately $32 million, and acquisition related expenses of approximately $1.4 million.

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

Annex C-17

We may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from available funds or from debt financing and pursuant to our distribution reinvestment plan. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investments in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

Indebtedness

As of December 31, 2021, our net debt was approximately $873.9 million, which included approximately $340.7 million in fixed rate debt, $536.8 million in variable rate debt and approximately $0.2 million in net debt premium less approximately $3.9 million in net debt issuance costs. See Note 6—Debt and Note 14—Subsequent Events of the Notes to the Consolidated Financial Statements for more information about our indebtedness.

Additionally, we are party to a master mortgage commitment agreement (the “SmartCentres Financing”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”). The SmartCentres Lender is an affiliate of SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”), that owns the other 50% of our unconsolidated real estate joint ventures located in the Greater Toronto Area of Canada. As of December 31, 2021, approximately $67.2 million Canadian Dollars (“CAD”) was outstanding on the SmartCentres Financing. The proceeds of the SmartCentres Financing have been and will be used to finance the development and construction of the JV Properties. See Note 4—Investments in Unconsolidated Real Estate Ventures for additional information regarding the SmartCentres Financing.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for potential property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness.

Long-term potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, issuance of equity instruments, undistributed funds from operations, and additional public or private offerings. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

Our material cash requirements from contractual and other obligations primarily relate to our debt obligations. The expected timing of those outstanding principal payments are shown in the table below. The information in this section should be read in conjunction with Note 6—Debt, and Note 12—Commitments and Contingencies, of the Notes to the Consolidated Financial Statements contained within this report.

Principal Payments due during the years ending December 31: Total
2022	$2,914,434
2023	44,166,662
2024	293,039,610
2025	2,869,188
2026	341,916,098
2027 and thereafter	192,605,555
Total payments	$877,511,547

Annex C-18

As of December 31, 2021, pursuant to the SSGT II Unit Purchase Agreement, we were also contractually obligated to purchase up to an additional $7.5 million in SSGT II Preferred Units at SSGT II’s option. Additionally, as of December 31, 2021, pursuant to the SST VI Mezzanine Loan, we were potentially required to fund an additional $38.2 million in debt to SST VI at their option. See Note 10—Related Party Transactions of the Notes to the Consolidated Financial Statements for more information about our obligations under these agreements.

For cash requirements related to potential acquisitions currently under contract, please see Note 3—Real Estate Facilities of the Notes to the Consolidated Financial Statements.

Subsequent Events

Please see Note 14—Subsequent Events, of the Notes to the Consolidated Financial Statements contained in this report.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities, which we believe will be slightly higher over the summer months due to increased moving activity.

Annex C-19

Annex D

Strategic Storage Growth Trust II, Inc. and Subsidiaries

Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

Annex D-1

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

Annex D-2

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

Strategic Storage Growth Trust II, Inc.

Ladera Ranch, California

Opinion

We have audited the consolidated financial statements of Strategic Storage Growth Trust II, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

Annex D-3

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Costa Mesa, California

April 1, 2022

Annex D-4

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

	December 31, 2021	December 31, 2020
ASSETS
Real estate facilities:
Land	$21,257,569	$21,257,569
Buildings	102,645,808	101,691,342
Site improvements	6,001,343	5,966,969

	129,904,720	128,915,880
Accumulated depreciation	(6,801,994)	(3,102,316)

	123,102,726	125,813,564
Construction in process	4,992,929	361,366

Real estate facilities, net	128,095,655	126,174,930
Cash and cash equivalents	14,704,643	3,703,775
Restricted cash	818,589	—
Investments in unconsolidated real estate ventures (Note 5)	7,528,407	7,828,114
Other assets, net	1,411,996	2,195,760
Intangible assets, net of accumulated amortization	252,320	1,485,073

Total assets	$152,811,610	$141,387,652

LIABILITIES AND EQUITY
Secured debt, net	$74,433,048	$41,681,105
Accounts payable and accrued liabilities	1,561,341	824,369
Due to affiliates	128,442	198,410
Distributions payable to stockholders	374,830	366,713
Distributions payable to preferred unitholders in our Operating Partnership	—	82,900

Total liabilities	76,497,661	43,153,497

Commitments and contingencies (Note 9)
Redeemable common stock	5,862,077	3,588,637
Preferred equity in our Operating Partnership	—	13,449,229
Equity:
Strategic Storage Growth Trust II, Inc. equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2021 and 2020	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 12,617,838 and 12,378,529 issued and outstanding at December 31, 2021 and 2020	12,616	12,377
Additional paid-in capital	99,128,260	99,128,499
Distributions	(11,400,479)	(7,025,489)
Accumulated deficit	(17,536,024)	(11,151,133)
Accumulated other comprehensive income	245,438	229,671

Total Strategic Storage Growth Trust II, Inc. equity	70,449,811	81,193,925

Noncontrolling interests in our Operating Partnership	2,061	2,364

Total equity	70,451,872	81,196,289

Total liabilities and equity	$152,811,610	$141,387,652

See notes to consolidated financial statements.

Annex D-5

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2021 AND 2020

	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues:
Self storage rental revenue	$10,223,004	$4,678,545
Ancillary operating revenue	140,635	68,823

Total revenues	10,363,639	4,747,368

Operating expenses:
Property operating expenses	4,060,391	2,375,046
Property operating expenses – affiliates	2,445,752	1,543,090
General and administrative	1,329,349	1,312,464
Depreciation	3,749,499	2,348,045
Intangible amortization expense	1,232,753	1,396,366
Acquisition expense – affiliates	82,262	417,778
Other property acquisition expenses	16,050	161,791

Total operating expenses	12,916,056	9,554,580

Operating loss	(2,552,417)	(4,807,212)
Other income (expense):
Interest expense	(2,682,965)	(1,583,974)
Interest expense – debt issuance costs	(749,192)	(214,230)
Investment loss, net	—	(190,172)
Equity in loss of unconsolidated joint venture	(317,342)	(627,274)
Interest and other income	21,243	178,259

Net loss	(6,280,673)	(7,244,603)

Less: Distributions to preferred unitholders in our Operating Partnership	(53,630)	(257,316)
Less: Accretion of preferred equity costs	(50,771)	(361,964)
Net loss attributable to the noncontrolling interests in our Operating Partnership	183	228

Net loss attributable to Strategic Storage Growth Trust II, Inc. common stockholders	$(6,384,891)	$(7,863,655)

See notes to consolidated financial statements.

Annex D-6

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2021 AND 2020

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net loss	$(6,280,673)	$(7,244,603)
Other comprehensive loss:
Foreign currency translation adjustment	15,767	120,468

Comprehensive loss	(6,264,906)	(7,124,135)

Less: Distributions to preferred unitholders in our Operating Partnership	(53,630)	(257,316)
Less: Accretion of preferred equity costs	(50,771)	(361,964)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests in our Operating Partnership	180	223

Comprehensive loss attributable to Strategic Storage Growth Trust II, Inc. common stockholders	$(6,369,127)	$(7,743,192)

See notes to consolidated financial statements.

Annex D-7

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED DECEMBER 31, 2021 AND 2020

	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income	Strategic Storage Growth Trust II, Inc. Equity	Noncontrolling Interests in our Operating Partnership	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership
Balance as of December 31, 2019	10,747,766	$10,747	$86,757,022	$(2,813,339)	$(3,287,478)	$109,203	$80,776,155	$2,712	$80,778,867	$1,364,275	$—
Gross proceeds from issuance of common stock	1,396,620	1,396	13,775,654	—	—	—	13,777,050	—	13,777,050	—	—
Offering costs	—	—	(1,403,943)	—	—	—	(1,403,943)	—	(1,403,943)	—	—
Changes to redeemable common stock	—	—	(2,224,362)	—	—	—	(2,224,362)	—	(2,224,362)	2,224,362	—
Distributions to common stockholders	—	—	—	(4,212,150)	—	—	(4,212,150)	—	(4,212,150)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(120)	(120)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(257,316)
Issuance of shares for distribution reinvestment plan	234,143	234	2,224,128	—	—	—	2,224,362	—	2,224,362	—	—
Net loss attributable to Strategic Storage Growth Trust II, Inc.	—	—	—	—	(7,863,655)	—	(7,863,655)	—	(7,863,655)	—	257,316
Net loss attributable to the noncontrolling interest	—	—	—	—	—	—	—	(228)	(228)	—	—
Foreign currency translation adjustment	—	—	—	—	—	120,468	120,468	—	120,468	—	—
Gross proceeds from issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	32,500,000
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(19,000,000)
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	(412,735)
Accretion of preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	361,964

Balance as of December 31, 2020	12,378,529	12,377	99,128,499	(7,025,489)	(11,151,133)	229,671	81,193,925	2,364	81,196,289	3,588,637	13,449,229

Changes to redeemable common stock	—	—	(2,273,440)		—	—	(2,273,440)	—	(2,273,440)	2,273,440	—
Distributions to common stockholders	—	—	—	(4,374,990)	—	—	(4,374,990)	—	(4,374,990)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(120)	(120)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(53,630)
Issuance of shares for distribution reinvestment plan	239,309	239	2,273,201	—	—	—	2,273,440	—	2,273,440	—	—
Net loss attributable to Strategic Storage Growth Trust II, Inc.	—	—	—	—	(6,384,891)	—	(6,384,891)	—	(6,384,891)	—	53,630
Net loss attributable to the noncontrolling interest	—	—	—	—	—	—	—	(183)	(183)	—	—
Foreign currency translation adjustment	—	—	—	—	—	15,767	15,767	—	15,767	—	—
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(13,500,000)
Accretion of preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	50,771

Balance as of December 31, 2021	12,617,838	$12,616	$99,128,260	$(11,400,479)	$(17,536,024)	$245,438	$70,449,811	$2,061	$70,451,872	$5,862,077	$—

See notes to consolidated financial statements.

Annex D-8

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2021 AND 2020

	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(6,280,673)	$(7,244,603)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,982,252	3,744,411
Amortization of debt issuance costs	749,192	214,230
Loss on marketable securities	—	864,630
Equity in loss of unconsolidated joint venture	317,342	627,274
Unrealized foreign currency gains	(8,100)	(77,088)
Interest payment added to debt principal	—	579,215
Changes in operating assets and liabilities:
Other assets, net	(200,291)	(279,166)
Accounts payable and accrued liabilities	305,480	156,224
Due to affiliates	(69,968)	27,593

Net cash used in operating activities	(204,766)	(1,387,280)

Cash flows from investing activities:
Purchase of real estate	—	(71,672,077)
Additions to real estate	(5,188,910)	(1,072,318)
Return of deposits on acquisition of real estate	—	100,000
Deposits on acquisitions of real estate	(400,000)	—
Deposits on investments in unconsolidated real estate ventures	—	(147,276)
Settlement of company owned life insurance	1,856,109	—
Investment in company owned life insurance	(497,306)	—
Investments in unconsolidated real estate ventures, net	(80,304)	(1,365,722)
Sale of marketable securities	—	25,351,547
Purchase of marketable securities	—	(10,904,177)

Net cash used in investing activities	(4,310,411)	(59,710,023)

Cash flows from financing activities:
Proceeds from issuance of secured debt	38,313,000	8,450,000
Scheduled principal payments on secured debt	(16,309)	—
Repayment of secured debt	(5,400,000)	—
Debt issuance costs	(843,940)	(149,312)
Gross proceeds from issuance of common stock	—	13,726,799
Offering costs	—	(1,475,609)
Proceeds from issuance of preferred equity in our Operating Partnership	—	32,500,000
Redemption of preferred equity in our Operating Partnership	(13,500,000)	(19,000,000)
Preferred equity issuance costs	—	(412,735)
Distributions paid to common stockholders	(2,093,434)	(1,937,026)
Distributions paid to preferred unitholders in our Operating Partnership	(136,530)	(174,416)
Distributions paid to noncontrolling interests in our Operating Partnership	(120)	(120)

Net cash provided by financing activities	16,322,667	31,527,581

Effect of exchange rate changes on cash	11,967	(6,751)

Net change in cash and cash equivalents, and restricted cash	11,819,457	(29,576,473)

Cash and cash equivalents, and restricted cash, beginning of year	3,703,775	33,280,248

Cash and cash equivalents, and restricted cash, end of year	$15,523,232	$3,703,775

Annex D-9

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2021 AND 2020

Supplemental disclosures and non-cash transactions:
Cash paid for interest	$2,629,404	$985,422
Deposits applied to purchase of real estate	$—	$1,000,000
Distributions payable to common stockholders	$374,830	$366,713
Distributions payable to preferred unitholders in our Operating Partnership	$—	$82,900
Issuance of shares pursuant to distribution reinvestment plan	$2,273,440	$2,224,362
Foreign currency translation adjustment	$15,767	$120,468
Construction in progress included in accounts payable and accrued liabilities	$431,493	$—
Write off of fully amortized debt issuance costs	$46,464	$—
Transfer of other assets to debt issuance costs	$50,000	$—

See notes to consolidated financial statements.

Annex D-10

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Note 1. Organization

Strategic Storage Growth Trust II, Inc., a Maryland corporation (the “Company”), was formed on July 18, 2018 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. Our year-end is December 31. As used therein, “we,” “us,” “our” and “Company” refer to Strategic Storage Growth Trust II, Inc. and each of our subsidiaries.

Prior to June 28, 2019, both we and Strategic Storage Trust II, Inc. (“SST II”) were sponsored by SmartStop Asset Management, LLC (“SAM,” or our “Prior Sponsor”). On June 28, 2019, SST II acquired the self storage advisory, asset management and property management business and certain joint venture interests (the “Self Storage Platform”) of SAM, along with certain other assets of SAM (collectively, the “Self Administration Transaction”). Immediately after the Self Administration Transaction, SST II changed its name to SmartStop Self Storage REIT, Inc. (“SmartStop”). As a result of the Self Administration Transaction, SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop, became the sponsor (our “Sponsor”) of our Private Offering of shares of our common stock, as described below. Our Sponsor owns 100% of SS Growth Advisor II, LLC (our “Advisor”) and SS Growth Property Management II, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on July 17, 2018. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor (our “Advisory Agreement”) on October 26, 2018. A majority of our officers are also officers of our Advisor and our Sponsor.

Potential Merger

On February 24, 2022, the Company, SmartStop Self Storage REIT, Inc. and SSGT II Merger Sub, LLC, a Maryland limited liability company and a wholly-owned subsidiary of SmartStop (“Merger Sub”), entered into a definitive agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and conditions set forth in the Merger Agreement, SmartStop will acquire the Company by way of merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”). The Merger is expected to close during the first half of 2022, subject to satisfaction of various conditions, including approval by the Company’s stockholders. See Note 12—Subsequent Events for additional information related to the Merger and other transactions entered into in conjunction with the Merger Agreement.

Offering Related

On July 18, 2018, our Advisor purchased 126 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001. Our Articles of Amendment and Restatement, which were filed with the State Department of Assessments and Taxation of Maryland on October 26, 2018, authorized 100,000,000 shares of common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $0.001 per share. On October 26, 2018, we commenced a private placement offering of up to $250 million in common stock (the “Primary Offering”), and $20 million in common stock pursuant to our distribution reinvestment plan (collectively, the “Private Offering”).

On January 9, 2019, we satisfied the initial escrow conditions of our Private Offering by raising in excess of $1 million, and we commenced formal operations. On March 30, 2020, our board of directors approved the close of the Primary Offering (the “Close Down”) upon the earlier of: (i) the date the aggregate number of investors in the Primary Offering reached 1,900 or (ii) September 30, 2020 (the “Close Date”). On April 17, 2020, our board

Annex D-11

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

of directors approved the suspension of our Primary Offering, effective as of April 30, 2020, based upon various factors, including the uncertainty relating to the ongoing COVID-19 outbreak and its potential economic impact, the status of fundraising in the non-traded REIT industry due to such uncertainty and the termination of our Dealer Manager Agreement. On September 30, 2020, the Offering was closed to new investors, although we continued to offer shares of common stock to our existing stockholders pursuant to our distribution reinvestment plan. On February 24, 2022, our board of directors approved the suspension of our distribution reinvestment plan, effective as of March 6, 2022. See Note 12 – Subsequent Events. As of December 31, 2021, we had sold approximately 12.6 million shares of common stock for gross offering proceeds of approximately $110.8 million in our Private Offering.

We have invested the net proceeds from our Private Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2021, we wholly owned ten operating self storage properties located in seven states (Arizona, California, Texas, Florida, Nevada, Washington, and Wisconsin) as well as 50% equity interests in two unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada (“Greater Toronto Area”). Our unconsolidated real estate ventures consist of one operating self storage property and one parcel of land being developed into a self storage facility, with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”), owning the other 50% of such entities. In addition, we have entered into two other contribution agreements with respect to two separate tracts of land in the Greater Toronto Area owned by SmartCentres. For more information, see Note 5 – Investment in Unconsolidated Real Estate Ventures.

Our operating partnership, SS Growth Operating Partnership II, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on July 19, 2018. On October 26, 2018, we contributed our Advisor’s initial $1,000 capital contribution to our Operating Partnership in exchange for the general partner interest, and our Advisor purchased a limited partnership interest in our Operating Partnership for $2,000, which limited partnership interest was subsequently transferred to SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Sponsor, in connection with the Self Administration Transaction. Additionally, on January 18, 2019, our Chief Executive Officer purchased a limited partnership interest in our Operating Partnership for $1,000. Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire. As of December 31, 2021, we owned approximately 99.9% of the common units of limited partnership interests of our Operating Partnership. The remaining approximately 0.1% of the common units are owned by our Advisor and our Chief Executive Officer. As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We conduct certain activities through our taxable REIT subsidiary, SS Growth TRS II, Inc., a Delaware corporation (the “TRS”) which was formed on August 2, 2018, and is a wholly owned subsidiary of our Operating Partnership.

Other Corporate History

Our Property Manager is a Delaware limited liability company which was formed on July 17, 2018 to manage our properties. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 8 – Related Party Transactions – Property Management Agreement.

Our dealer manager was Select Capital Corporation, a California corporation (our “Former Dealer Manager”). On October 26, 2018, we executed a dealer manager agreement (the “Dealer Manager Agreement”),

Annex D-12

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

with our Former Dealer Manager. Our Former Dealer Manager was responsible for marketing our shares to be offered pursuant to our Primary Offering. On April 17, 2020, in accordance with provisions of the Dealer Manager Agreement, we provided a 60-day termination notice to our Former Dealer Manager and pursuant to such notice, the Dealer Manager Agreement was terminated on June 16, 2020. Our Prior Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Former Dealer Manager. See Note 8 – Related Party Transactions for additional detail.

Our Prior Sponsor owns 100% of the membership interests of Strategic Transfer Agent Services, LLC, our transfer agent (our “Transfer Agent”). On December 20, 2018, the Company executed an agreement (the “Transfer Agent Agreement”), with our Transfer Agent to provide transfer agent and registrar services to us that are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. See Note 8 – Related Party Transactions – Transfer Agent Agreement.

As we accepted subscriptions for shares of our common stock, we transferred all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we were deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership was deemed to have simultaneously paid the sales commissions and other costs associated with the Private Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, as amended (the “Operating Partnership Agreement”). SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Recent Market Conditions

The global economy has been adversely impacted by the COVID-19 pandemic, including in the United States and in the markets in which we operate. The COVID-19 pandemic and the resulting effects, including shutdowns or weakness in national, regional and local economies have affected our business, primarily starting in late March of 2020. During the second quarter of 2020, many of the factors underlying the demand for self storage were negatively impacted, but improved during the third and fourth quarters, and through 2021. Future governmental orders, rising inflation, or broad economic weakness could adversely impact our business, financial condition, liquidity and results of operations, however, the extent and duration to which our operations will be impacted is highly uncertain and cannot be predicted.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these

Annex D-13

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

As of December 31, 2021, we had not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. See Note 5 – Investment in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Under the equity method, our investments will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Annex D-14

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents. We may maintain cash and cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes and interest as required by our loan agreements.

Marketable Securities

Marketable securities consisted of investments in equity securities with readily determinable fair values. Marketable securities were carried at fair value with realized and unrealized gains or losses, and dividend income reflected in the consolidated statements of operations. Realized gains and losses on the sale of marketable securities were recorded at the date of sale and are determined using the specific cost identification method. Dividends were recorded on the ex-dividend date. See Note 4 – Investment in Marketable Securities.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values as of the date of acquisition. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately zero and $1.7 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2021 and 2020, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the years ended December 31, 2021 and 2020, our property acquisitions did not meet the definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisitions did not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed. During the years ended December 31, 2021 and 2020, we acquired zero and five properties, respectively, that did not meet the definition of a business, and we capitalized approximately zero and $150,000, respectively, of acquisition-related transaction costs.

Annex D-15

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

During the years ended December 31, 2021 and 2020, we expensed approximately $100,000 and $600,000, respectively, of acquisition-related transaction costs that did not meet our capitalization policy during the respective periods.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including those held through joint ventures may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the years ended December 31, 2021 and 2020, no impairment losses were recognized.

Advertising

Advertising costs are included in property operating expenses and general and administrative lines within our consolidated statements of operations, depending on the nature of the expense. These costs are expensed in the period in which the cost is incurred. During the years ended December 31, 2021 and 2020, we expensed approximately $350,000 and $220,000, respectively, within property operating expenses and approximately $80,000 and $130,000, respectively, within general and administrative expenses.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in accounts payable and accrued liabilities in our consolidated balance sheets and contractually due but unpaid rent is included in other assets.

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts in the accompanying consolidated balance sheets in other assets. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Annex D-16

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place lease intangibles. We are amortizing in-place lease intangibles on a straight-line basis over 18 months, the estimated average rental period for the leases. As of December 31, 2021 and 2020, the gross amounts allocated to in-place lease intangibles were approximately $3.3 million in each year, and accumulated amortization of in-place lease intangibles totaled approximately $3.1 million and $1.8 million, respectively.

The total estimated future amortization expense of intangible assets for the year ending December 31, 2022 is approximately $250,000.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining secured debt are presented on the consolidated balance sheets as a reduction of the related debt. During the years ended December 31, 2021 and 2020, costs incurred in connection with obtaining additional debt was approximately $890,000 and $150,000, respectively. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2021 and 2020, accumulated amortization of debt issuance costs related to our secured debt totaled approximately $650,000 and $240,000, respectively. For the year ended December 31, 2021, we expensed approximately $340,000 and wrote off approximately $50,000 of fully amortized debt issuance costs in accordance with GAAP.

Organization and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs. Our Advisor funded our organization and offering costs on our behalf prior to the commencement of our formal operations on January 9, 2019 when we commenced formal operations. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Private Offering, our Former Dealer Manager received a sales commission of up to 7.0% of gross proceeds from sales of common stock in the Private Offering and a dealer manager fee up to 3.5%

Annex D-17

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

of gross proceeds from sales of common stock in the Private Offering under the terms of the Dealer Manager Agreement.

Our Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorized them to sell our shares. Upon sale of our shares by such broker-dealers, our Former Dealer Manager re-allowed all of the sales commissions paid in connection with sales made by these broker-dealers. Our Former Dealer Manager also re-allowed to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Former Dealer Manager, payment of attendance fees required for employees of our Former Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All related adjustments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Changes in investments held in foreign currency classified as short term in accordance with GAAP are recorded in other income (expense).

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value.

In order to preserve cash in light of the uncertainty relating to COVID-19 and its potential impact on our overall financial results, on March 30, 2020, our board of directors approved the suspension of our share redemption program, effective on April 29, 2020. The share redemption program will remain suspended until its resumption is approved by the board, if ever. As a result, we were unable to honor redemption requests made during the year ended December 31, 2020.

For the year ended December 31, 2020, we received redemption requests totaling approximately $65,000, for approximately 6,600 shares; however, due to the suspension of our share redemption program, no share redemption requests were fulfilled. For the year ended December 31, 2021, we did not receive redemption requests.

Annex D-18

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisitions. The fair values of these assets and liabilities were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of real estate assets and liabilities as of the acquisition dates were derived using Level 3 inputs. Our investment in marketable securities was measured at fair value on a recurring basis. The fair value of our investment in marketable securities was derived using Level 1 inputs as they have quoted prices in active markets for identical assets. The carrying amounts of cash and cash equivalents, other assets, variable – rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes our fixed rate notes payable at December 31, 2021 and 2020. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument.

Annex D-19

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The fair value of the fixed rate note payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	December 31, 2021		December 31, 2020
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$23,400,000	$23,046,691	$8,600,000	$8,250,000

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2019. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP).

As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Recently Issued Accounting Guidance

In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848).” ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. We continue to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.

Annex D-20

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2021 and 2020:

Real estate facilities
Balance at December 31, 2019	$57,131,214
Real estate facility acquisitions	71,008,852
Improvements and additions	775,814

Balance at December 31, 2020	128,915,880 (1)
Real estate facility acquisitions	—
Improvements and additions	988,840

Balance at December 31, 2021	$129,904,720 (1)

Accumulated depreciation
Balance at December 31, 2019	$(787,854)
Depreciation expense	(2,314,462)

Balance at December 31, 2020	(3,102,316)
Depreciation expense	(3,699,678)

Balance at December 31, 2021	$(6,801,994)

(1)	In addition, as of December 31, 2021 and 2020, construction in progress totaled approximately $5 million and $0.4 million, respectively.

There were no acquisitions during the year ended December 31, 2021. The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2020:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	2020 Revenue(2)	2020 Property Operating Income (Loss)(2)(3)
Homestead – FL	03/17/20	$14,193,961	$263,107	$14,457,068	$482,651	$132,720
Mill Creek – WA (Expansion Land)	09/10/20	1,668,758	—	1,668,758	—	—
Lutz – FL	09/22/20	14,829,257	285,144	15,114,401	148,132	75,434
St. Petersburg – FL	09/22/20	13,980,551	583,741	14,564,292	214,339	102,699
Las Vegas – NV	10/30/20	13,854,506	—	13,854,506	13,319	(36,968)
Olympia – WA	11/05/20	12,481,819	531,233	13,013,052	160,073	109,156

		$71,008,852	$1,663,225	$72,672,077	$1,018,514	$383,041

(1)

The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction, including capitalized acquisition costs.

(2)	The operating results of the facilities acquired above have been included in our consolidated statements of operations since their respective acquisition dates.
(3)	Property operating income (loss) excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.

Annex D-21

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Note 4. Investment in Marketable Securities

During the year ended December 31, 2020, we made investments in the common stock of Jernigan Capital, Inc. (NYSE: JCAP) (“JCAP”) totaling approximately $10.9 million. JCAP was a publicly traded Real Estate Investment Trust that invested primarily in new or recently-constructed operating self storage facilities primarily located in dense urban submarkets within large United States metropolitan statistical areas. JCAP’s former investments include mortgage loans typically coupled with equity interests as well as outright ownership of self storage facilities.

During the year ended December 31, 2020, we sold approximately $4.0 million (approximately 230,000 shares) in common stock of JCAP. On November 9, 2020, JCAP liquidated all of their remaining outstanding common stock owned by us at $17.30 per share in connection with their merger with an affiliate of NexPoint Advisors, L.P. (“NexPoint”) and we received approximately $21.3 million for our approximately 1.2 million remaining shares, which closed out our investment in JCAP.

During the year ended December 31, 2020, we received approximately $0.7 million of dividends from our investment in JCAP.

The table below summarizes the changes to our marketable securities for the year ended December 31, 2020:

Balance as of December 31, 2019	$15,312,000
Purchases of marketable securities	10,904,177
Sale of marketable securities	(4,042,601)
Liquidation of marketable securities at merger	(21,308,946)
Realized loss on marketable securities	(864,630)

Balance as of December 31, 2020	$—

The following table sets forth the details of investment loss, net for the year ended December 31, 2020:

Unrealized loss on marketable securities	$—
Realized loss on marketable securities	(864,630)
Dividends on marketable securities	674,458

Investment loss, net	$(190,172)

Note 5. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, pursuant to which the joint ventures acquired an operating property and tracts of land to develop into self storage facilities.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

Annex D-22

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The following table summarizes our investments in unconsolidated real estate ventures:

					Carrying Value of Investment
Property	Location	Date Real Estate Venture Acquired	Real Estate Venture Status	Equity Ownership %	December 31, 2021	December 31, 2020
Dupont	Toronto, Ontario	October 2019	Operational	50%	$6,146,174	$6,436,416
Aurora	Aurora, Ontario	November 2020	Under Development	50%	1,382,233	1,391,698

					$7,528,407	$7,828,114

The condensed financial information for our investment in unconsolidated real estate venture in Dupont is as follows as of and for the years ended of December 31, 2021 and 2020:

Condensed Balance Sheets

All values reported in US Dollars	December 31, 2021	December 31, 2020
Total assets (Primarily real estate facilities, net of $26,442,798 and $27,026,876, respectively)	$26,705,299	$27,328,718

Total liabilities (Primarily secured debt, net of $14,133,497 and $14,115,365, respectively)	$14,412,951	$14,455,886
Total equity	12,292,348	12,872,832

Total liabilities and equity	$26,705,299	$27,328,718

Condensed Statements of Operations

All values reported in US Dollars	Year Ended December 31, 2021	Year Ended December 31, 2020
Total revenues	$1,140,639	$717,453
Property operating expenses	(516,233)	(475,072)
Depreciation and amortization	(802,748)	(885,855)

Operating loss	(178,342)	(643,474)

Other income (expense):
Interest expense	(462,522)	(611,373)
Other	6,180	299

Net loss	$(634,684)	$(1,254,548)

Financing Agreement

On April 30, 2021, we and SmartCentres, through the Dupont joint venture partnership (the “Dupont JV”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The SmartCentres Lender is an affiliate of SmartCentres. The initial maximum amount available was $18 million CAD, however, the SmartCentres Financing includes an accordion feature such that borrowings pursuant thereto may be increased subject to certain conditions set forth in the MMCA. The initial draw on the SmartCentres Financing was made

Annex D-23

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

on April 30, 2021 for $18 million CAD. The proceeds of the SmartCentres Financing were used to repay and terminate the outstanding loan commitment with First National Financial LP in accordance with the loan agreement without fees or penalties. On October 22, 2021, the Aurora joint venture partnership (the “Aurora JV”) was added to the MMCA and became a co-borrower with the Dupont JV, increasing the maximum capacity to approximately $34.3 million CAD. The proceeds from the SmartCentres Financing were and will be used to finance the development and construction of a self storage facility on the Aurora property. As of December 31, 2021, the loan balance on the Dupont JV and Aurora JV was approximately $18 million CAD and $6.7 million CAD, respectively.

Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the BA Equivalent Rate, plus: (ii) a margin based on the External Credit Rating, plus (iii) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of December 31, 2021, the total interest rate was approximately 2.64%.

The SmartCentres Financing matures on May 11, 2024, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon the Dupont and Aurora JV generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. As of December 31, 2021, the Dupont JV has made interest payments of approximately $300,000. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each JV Property) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

Potential Acquisitions

In January 2020, we, through a wholly-owned subsidiary of our Operating Partnership, executed two contribution agreements with subsidiaries of SmartCentres for the joint ventures to acquire two tracts of land located in Whitby, Ontario (the “Whitby Land”) and Markham, Ontario (the “Markham Land”) in the Greater Toronto Area of Canada. At closing, we will subscribe to 50% of the units in respective limited partnerships (in each case, the “Limited Partnership”) with SmartCentres, through our respective subsidiaries for a subscription price equal to 50% of the land purchase price. A subsidiary of SmartCentres will contribute the Whitby Land to the Limited Partnership with the final value being subject to an earn-out payment based on the performance of the self storage facility to be built thereon. A subsidiary of SmartCentres will contribute the Markham Land to the Limited Partnership with the value of $2 million CAD. We (through our subsidiaries) and SmartCentres (through its subsidiaries) will each be a 50% limited partner and each have an equal ranking general partner in the Limited Partnership. We expect the acquisitions of the Markham and Whitby Land to close in the first half of 2022. In some circumstances, if we fail to complete the acquisitions, the relevant Limited Partnership may forfeit up to approximately $200,000 CAD in earnest money on the Markham Land; no earnest money deposit was made in connection with the Whitby Land. See Note 12 – Subsequent Events.

Note 6. Preferred Equity

On September 21, 2020, we, through our Operating Partnership entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with SSSR Preferred Investor, LLC (the “Preferred Investor”), a wholly-owned subsidiary of our Sponsor. Pursuant to the Unit Purchase

Annex D-24

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Agreement, the Preferred Investor agreed to provide up to $40,000,000 through a preferred equity investment in our Operating Partnership (the “Preferred Investment”), as described in the underlying documents, in exchange for up to 1,600,000 preferred units of limited partnership interest of our Operating Partnership (the “Preferred Units”), each having a liquidation preference of $25.00 per Preferred Unit (the “Liquidation Amount”), plus all accrued and unpaid distributions. We incurred approximately $0.4 million in issuance costs related to the Series A Cumulative Redeemable Preferred Units, which are recorded as a reduction to Series A Cumulative Redeemable Preferred Units on our consolidated balance sheet.

The holders of Preferred Units receive distributions (the “Distributions”) on each Preferred Unit in an amount equal to the applicable Pay Rate on the Liquidation Amount, payable monthly in arrears. The Pay Rate is as defined: (a) 7.25% per annum from the Date of Issuance until 180 days after the Date of Issuance; (b) 8.25% per annum from 181 days after the Date of Issuance until 360 days after the Date of Issuance; and (c) 9.25% per annum thereafter.

The Preferred Units may be redeemed by our Operating Partnership, in whole or in part, at the option of our Operating Partnership at any time.

The holder of the Preferred Units may require our Operating Partnership to repurchase the Preferred Units upon the occurrence of any of the following (each an “Optional Repurchase Event” and as defined within the Amendment): (i) a breach of any of the Protective Provisions; (ii) an Event of Default; (iii) a Change of Control that has not been consented to in accordance with the terms of the Amendment or (iv) our failure to qualify as a REIT under the Internal Revenue Code. The repurchase price for the Preferred Units will be the sum of the Liquidation Amount plus all accumulated and unpaid Distributions thereon to the date of repurchase.

During September, October and November of 2020, in a number of transactions in conjunction with the acquisition of four self storage facilities, the Preferred Investor invested a total of $32.5 million in our Operating Partnership and was issued 1.3 million Preferred Units. Pursuant to the close of each tranche of the Preferred Investment, the Preferred Investor was paid an investment fee equal to 1% of the investment amount of such tranche (the “Investment Fee”). The total Investment Fee paid to the Preferred Investor was approximately $325,000. On November 4, 2020, we redeemed 760,000 Preferred Units outstanding from the Preferred Investor for an aggregate redemption price of $19 million. On January 21, 2021, we redeemed the remaining 540,000 Preferred Units outstanding from the Preferred Investor for an aggregate redemption price of $13.5 million and paid all accrued and unpaid distributions. As of December 31, 2021, no Preferred Units were outstanding and the Operating Partnership has the ability to issue an additional 300,000 Preferred Units for a Preferred Investment of $7.5 million.

Note 7. Secured Debt

The Company’s debt is summarized as follows:

Secured Debt	December 31, 2021	December 31, 2020	Interest Rate	Maturity Date
Huntington Term Loan	$52,000,000	$33,900,000	3.75%	11/7/2022
CIT Term Loan	8,233,691	8,250,000	4.00%	11/1/2024
Las Vegas Loan	8,963,000	—	4.38%	5/1/2025
Milwaukee Loan	5,850,000	—	4.38%	5/1/2025
Debt Issuance Costs, net	(613,643)	(468,895)

Total Secured Debt, net	$74,433,048	$41,681,105

Annex D-25

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The weighted average interest rate on our consolidated debt as of December 31, 2021 was approximately 3.86%.

Huntington Term Loan

On November 7, 2019, we, through four special purpose entities (collectively, the “Original Borrower”), entered into a term loan agreement with Huntington National Bank (“HNB”), formerly TCF National Bank, as lender (the “HNB Term Loan”). Under the terms of the HNB Term Loan, the Original Borrower had an initial maximum borrowing capacity up to $33.9 million. On November 7, 2019, we borrowed approximately $24.8 million on the HNB Term Loan. The HNB Term Loan was secured by four properties (Sacramento, Phoenix, Houston and Milwaukee) serving as collateral (the “Original Properties”). The HNB Term Loan allowed the Original Borrower to draw up to an additional $8.5 million for the acquisition of the Homestead, Florida property (the “Homestead Advance”) and approximately $0.6 million for interest payments to be added to the loan principal.

On March 17, 2020, the HNB Term Loan was amended (the “First Amendment”) to (i) add a special purpose entity as an additional borrower and the Homestead property as collateral securing the HNB Term Loan and (ii) increase the loan by approximately $8.5 million, which we immediately drew. The additional proceeds were primarily used to acquire the Homestead, Florida property.

On January 21, 2021, the HNB Term Loan was further amended (the “Second Amendment”) to (i) add three special purpose entities as additional borrowers (the “New Borrowers”) and three properties (Lutz, St. Petersburg and Olympia) as collateral securing the HNB Term Loan (the “New Properties”), (ii) increase the loan by approximately $18.1 million (the “Additional Proceeds”), which we immediately drew, for a total outstanding loan balance of approximately $52.0 million. In addition, one of the Original Borrowers and the Milwaukee property that served as collateral was released from the HNB Term Loan. Other than as described in the foregoing, none of the other material terms of the HNB Loan were changed by the Second Amendment. The Additional Proceeds were primarily used to redeem the remaining Preferred Units outstanding with the Preferred Investor and provide operating cash reserves.

The HNB Term Loan has a maturity date of November 7, 2022 with two one year extension options. Payments due under the HNB Term Loan are interest-only during the initial term, and principal and interest during the extension term. The loan proceeds are categorized as “Tranche A Loan Proceeds” or “Tranche B Loan Proceeds”. Tranche A Loan Proceeds bear interest at a rate based on LIBOR plus 250 basis points with a floor of 3.75%. Tranche B Loan Proceeds bear interest at a rate based on LIBOR plus 225 basis points with a floor of 3.75%. As of December 31, 2021, the applicable interest rate was 3.75%. The HNB Term Loan may be prepaid, either in whole or in part, subject to certain conditions as set forth in the loan agreement.

The loan agreement also contains a debt service coverage ratio covenant applicable to the Borrowers and as defined, customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan agreement. In addition, we serve as a limited recourse guarantor with respect to the HNB Term Loan. As of December 31, 2021, we were in compliance with such covenants.

CIT Term Loan

On November 14, 2019, in connection with the acquisition of the property in Mill Creek, WA (the “Mill Creek Property”), we, through a special purpose entity formed to acquire and hold the Mill Creek Property,

Annex D-26

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

entered into a term loan with CIT Bank (U.S.A), formerly Mutual of Omaha, (the “CIT Term Loan”) for approximately $8.25 million, which is secured by a deed of trust on the Mill Creek Property. Monthly payments due under the loan agreement (the “CIT Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter. The Mill Creek Loan has a fixed annual interest rate of 4% and matures on November 1, 2024. The CIT Term Loan may be prepaid in whole, subject to certain conditions as set forth in the loan agreement.

The loan agreement for the CIT Term Loan also contains a debt service coverage ratio covenant and customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan agreement. As of December 31, 2021, we were in compliance with such covenants.

Las Vegas Loan

On April 6, 2021, we, through a wholly-owned special purpose entity, entered into an approximately $9.0 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Las Vegas Loan”). The Las Vegas Loan is secured by a first mortgage deed of trust on the Las Vegas property. The loan has a maturity date of May 1, 2025. Monthly payments due under the loan agreement (the “Las Vegas Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Las Vegas Loan bears interest at an annual fixed rate equal to 4.375%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Las Vegas Loan Agreement. The loan agreement contains: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan agreement. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Las Vegas Loan. As of December 31, 2021, we were in compliance with such covenants.

Milwaukee Loan

On April 29, 2021, we, through a wholly-owned special purpose entity, entered into an approximately $5.9 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Milwaukee Loan”). The Milwaukee Loan is secured by a first mortgage deed of trust on the Milwaukee property. The loan has a maturity date of May 1, 2025. Monthly payments due under the loan agreement (the “Milwaukee Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Milwaukee Loan bears interest at an annual fixed rate equal to 4.375%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Milwaukee Loan Agreement. The loan agreement contains: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan agreement. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Milwaukee Loan. As of December 31, 2021, we were in compliance with such covenants.

Annex D-27

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The following table presents the future principal payment requirements on outstanding secured debt as of December 31, 2021:

2022	$52,195,408
2023	388,425
2024	8,167,221
2025	14,295,637
Thereafter	—

Total payments	75,046,691
Debt issuance costs, net	(613,643)

Total	$74,433,048

Note 8. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and our Dealer Manager Agreement with our Former Dealer Manager entitle our Advisor and our Former Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Private Offering may be paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of our Private Offering. Organization and offering costs consist of all expenses (other than sales commissions, and the dealer manager fee) to be paid by us in connection with the Private Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Private Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

Advisory Agreement

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As noted above, we are required under our Advisory Agreement to reimburse our Advisor for organization and offering costs.

Our Advisor receives a monthly asset management fee equal to 0.1042%, which is one-twelfth of 1.25%, of our aggregate asset value, as defined. Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate our Advisory Agreement, or (3) liquidate our portfolio.

Annex D-28

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Our Advisory Agreement shall continue in force until December 31, 2026. Thereafter, our Advisory Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.

Dealer Manager Agreement

On April 17, 2020, in accordance with provisions of the Dealer Manager Agreement, we provided a 60-day termination notice to our Former Dealer Manager and pursuant to such notice, the Dealer Manager Agreement was terminated on June 16, 2020. In connection with our Private Offering, our Former Dealer Manager received a sales commission of up to 7.0% of gross proceeds from sales of common stock in the Private Offering under the terms of the Dealer Manager Agreement.

Our Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorized them to sell our shares. Upon sale of our shares by such broker-dealers, our Former Dealer Manager re-allowed all of the sales commissions paid in connection with sales made by these broker-dealers. Our Former Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Former Dealer Manager, payment of attendance fees required for employees of our Former Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.

Affiliated Dealer Manager

Our Prior Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Former Dealer Manager.

Property Management Agreement

Our Property Manager receives a monthly management fee for the property equal to the greater of $3,000 or 6% of the gross revenues from the property plus reimbursement of the Property Manager’s costs of managing the property. In addition, our Property Manager or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreement has a three year term and automatically renews for successive three year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager we will also pay our Property Manager a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

Transfer Agent Agreement

Our Prior Sponsor is the owner and manager of our Transfer Agent, which is a registered transfer agent with the SEC. Pursuant to our transfer agent agreement, our Transfer Agent provides transfer agent and registrar

Annex D-29

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

services to us. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: providing customer service to our stockholders, processing the distributions and any servicing fees with respect to our shares and issuing regular reports to our stockholders. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our Transfer Agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agent and registrar services. Our Transfer Agent also conducts transfer agent and registrar services for our Sponsor and other non-traded REITs sponsored by our Sponsor.

Fees to be paid to our Transfer Agent are based on a fixed quarterly distribution fee, monthly open account fee, monthly portal fee, one-time initial account setup fee, one-time transfer fee and phone call fee per investor call received by our transfer agent. In addition, we will reimburse our Transfer Agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our Transfer Agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our Transfer Agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it.

The initial term of the Transfer Agent Agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the Transfer Agent Agreement upon 90 days’ prior written notice. In the event that we terminate the Transfer Agent Agreement, other than for cause, we will pay our transfer agent all amounts that would have otherwise accrued during the remaining term of the Transfer Agent Agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2021 and 2020, as well as any related amounts payable as of December 31, 2021 and 2020:

	Year Ended December 31, 2020			Year Ended December 31, 2021
	Incurred	Paid	Payable	Incurred		Paid	Payable
Expensed
Operating expenses (including organizational costs)	$1,217,021	$1,379,078	$191,004	$1,531,399		$1,610,814	$111,589
Asset management fees	1,210,529	1,216,076	—	1,834,044		1,834,044	—
Property management fees	332,561	335,774	3,731	611,708		615,439	—
Transfer Agent expenses	121,067	117,392	3,675	138,364		125,186	16,853
Acquisition expenses	417,778	417,778	—	92,580	(1)	92,580	—
Additional Paid-in Capital
Selling commissions	931,227	966,492	—	—		—	—
Dealer Manager fees	343,348	355,173	—	—		—	—
Offering costs	129,368	152,138	—	—		—	—

Total	$4,702,899	$4,939,901	$198,410	$4,208,095		$4,278,063	$128,442

(1)	Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.

Annex D-30

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated October 26, 2018 (the “JV Agreement”), our TRS will receive 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate will receive the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the years ended December 31, 2021 and 2020, an affiliate of our Property Manager received net revenue from this joint venture of approximately $580,000 and $260,000, respectively.

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the years ended December 31, 2021 and 2020, we paid approximately $4,000 and $3,000, respectively, in fees to the Auction Company related to our properties. Our properties receive the proceeds from such online auctions.

Note 9. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the date of commencement of our Private Offering. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders. The distribution reinvestment plan sets the price for our shares to be equal to 95% of the then-current per share offering price of the Company’s common stock.

As of December 31, 2021, we have sold approximately 620,000 shares of common stock through our distribution reinvestment plan offering. On February 24, 2022, our board of directors approved the suspension of our distribution reinvestment plan, effective as of March 6, 2022. See Note 12 – Subsequent Events.

Share Redemption Program

We adopted a share redemption program that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter

Annex D-31

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by a separate mailing to our stockholders.

The repurchase price will depend on the length of time the stockholder has held such shares as follows; i) 90% of the redemption amount after one year from purchase date, ii) 92.5% of the redemption amount after two years from purchase date, iii) 95% of the redemption amount after three years from purchase date, and iv) 100% of the redemption amount after four years from purchase date. As long as we are engaged in an offering, the redemption amount shall equal the lesser of the amount the stockholder paid for their shares or the price per share in the offering. If we are no longer engaged in an offering, our board of directors will determine the redemption amount.

There are several limitations on our ability to redeem shares under the share redemption program including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

In order to preserve cash in light of the uncertainty relating to COVID-19 and its potential impact on our overall financial results, on March 30, 2020, our board of directors approved the suspension of our share redemption program, effective on April 29, 2020. The share redemption program will remain suspended until its resumption is approved by the board, if ever. As a result, we were unable to honor redemption requests made during the year ended December 31, 2020.

For the year ended December 31, 2020, we received redemption requests totaling approximately $65,000, for approximately 6,600 shares; however, due to the suspension of our share redemption program, no share redemption requests were fulfilled. For the year ended December 31, 2021, we did not receive redemption requests.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after

Annex D-32

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

their limited partnership units have been outstanding for one year. SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our advisor under the Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

The Company is under contract to complete a property expansion with the estimated cost to complete totaling approximately $2.4 million as of December 31, 2021.

Note 10. Declaration of Distributions

Cash Distribution Declaration

In order to give our board of directors maximum flexibility to monitor and evaluate the situation related to the financial impact of COVID-19, on March 30, 2020, our board of directors changed its distribution authorizations from a quarterly to monthly authorization starting with the second quarter of 2020. On September 25, 2020, the board of directors returned to a distribution policy that provides authorizations of distribution rates from monthly to quarterly for the fourth quarter of 2020 and the foreseeable future.

During the years ended December 31, 2021 and 2020, the board of directors authorized a daily distribution rate of approximately $0.000959 per day per share for stockholders as of the close of each business day of the period.

On December 20, 2021, the board of directors authorized a daily distribution rate of approximately $0.000959 per day per share for stockholders as of the close of each business day of the period commencing on January 1, 2022 and ending on March 31, 2022. See Note 12 – Subsequent Events.

Note 11. Potential Acquisitions

San Gabriel Property

On January 4, 2018, a subsidiary of our sponsor executed a purchase and sale agreement with an unaffiliated third party for the acquisition of a property that is being developed into a self storage facility located in San Gabriel, California (the “San Gabriel Property”). On June 9, 2021, a subsidiary of our sponsor assigned the PSA to one of our subsidiaries. The purchase price for the San Gabriel Property is approximately $15.4 million, plus closing and acquisition costs. We expect the acquisition of the San Gabriel Property to close in the second quarter of 2022 after construction is complete on the self storage facility and a certificate of occupancy has been issued. We expect to fund such acquisition with net proceeds from our debt financing. If we fail to acquire the San Gabriel Property, in addition to the incurred acquisition costs, we may also forfeit approximately $400,000 in earnest money as a result.

Annex D-33

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Note 12. Subsequent Events

Cash Distribution Declaration

On March 25, 2022, our board of directors changed its distribution authorizations from a quarterly to monthly authorization starting with the second quarter of 2022 and authorized a daily distribution rate of approximately $0.000959 per day per share for stockholders as of the close of each business day of the period commencing on April 1, 2022 and ending on April 30, 2022.

Markham Acquisition

In January 2020, one of our subsidiaries entered into a purchase and sale agreement with a subsidiary of SmartCentres to acquire a tract of land owned by SmartCentres and located in Markham, Ontario (the “Markham Land”) in the Greater Toronto Area of Canada. On January 31, 2022, we closed on the Markham Land, which is now owned by a limited partnership (the “Boxgrove Limited Partnership”), in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner in the Boxgrove Limited Partnership. At closing, we subscribed for 50% of the units in the Boxgrove Limited Partnership at an agreed upon subscription price of approximately $1 million CAD, representing a contribution equivalent to 50% of the agreed upon fair market value of the Markham Land. The Boxgrove Limited Partnership intends to develop a self storage facility on the Markham Land which we expect to be completed in the second half of 2023.

Potential Merger with SmartStop Self Storage REIT, Inc.

On February 24, 2022, the Company, SmartStop and Merger Sub entered into the Merger Agreement in connection with the Merger. At the effective time of the Merger (the “Merger Effective Time”), the Company shall cease to exist as a separate entity in accordance with the applicable provisions of the Maryland General Corporation Law. The board of directors of the Company, the board of directors of SmartStop, and the special committee of the board of directors of SmartStop have unanimously approved the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Merger Effective Time, each share of the Company’s Common Stock, $0.001 par value per share, issued and outstanding immediately prior to the Merger Effective Time (other than shares owned by SmartStop, any subsidiary of SmartStop or any subsidiary of the Company) will be converted into the right to receive 0.9118 shares of SmartStop Class A Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement (the “Merger Consideration”).

The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to the conduct of the respective businesses of the Company and SmartStop during the period between the execution of the Merger Agreement and the earlier of the completion of the Merger or the termination of the Merger Agreement in accordance with its terms. The closing of the Merger (the “Closing”) is subject to and conditioned on the approval of the Merger by the affirmative vote of the holders of not less than a majority of all outstanding shares of the Company’s Common Stock (the “Stockholder Approval”). Pursuant to the terms of the Merger Agreement, the Closing is also subject to other customary conditions, including the delivery of certain documents and legal opinions, the accuracy of the representations and warranties of the parties (subject to the materiality standards contained in the Merger Agreement), the effectiveness of the registration statement on Form S-4 to be filed by SmartStop to register the shares of the SmartStop Common Stock to be issued as Merger Consideration, and the absence of a “SmartStop Material Adverse Effect” or “SSGT II Material Adverse Effect”

Annex D-34

STRATEGIC STORAGE GROWTH TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

(as each term is defined in the Merger Agreement). The Closing is not subject to a financing condition or the approval of SmartStop’s stockholders.

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (California local time) on March 26, 2022 (the “Go Shop Period End Time”), the Company (through the board of directors and its representatives) may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative Acquisition Proposals (as defined in the Merger Agreement) (the “Go Shop”).

In connection with the termination of the Merger Agreement and the Company’s entry into an alternative transaction with respect to a superior proposal, as well as under other specified circumstances, the Company will be required to pay SmartStop a termination payment of $2,600,000 in the event of termination arising out of the Go Shop, or $5,200,000 in the event of termination under certain other circumstances. In addition, the Merger Agreement provides for customary expense reimbursement (not to exceed $1,000,000) under specified circumstances set forth in the Merger Agreement.

We expect the Merger to close during the first half of 2022; however, there is no guarantee that the Merger will be consummated.

Ancillary Agreements

Concurrently with the entry into the Merger Agreement, (i) the Company, our Operating Partnership, and our Advisor, entered into a termination agreement (the “Termination Agreement”), pursuant to which, among other things, the Advisory Agreement, dated as of October 26, 2018, by and among the Company, our Operating Partnership, and our Advisor will terminate upon the Merger Effective Time and the Advisor will waive any claim or right it has or may have to any fee or payment, if any, to which it would otherwise be entitled pursuant to the Advisory Agreement.

Suspension of Distribution Reinvestment Plan

In connection with the Merger Agreement, on February 24, 2022, the board of directors approved the suspension of the DRP with an effective date of March 6, 2022. Therefore, further distributions will be paid in cash to all stockholders unless and until the DRP is reinstated. The Board may amend, suspend or terminate the DRP for any reason upon 10 days’ written notice to the participants of the DRP.

The Company has evaluated events subsequent to December 31, 2021 and through April 1, 2022, the date the consolidated financial statements were available to be issued, for their impact on the consolidated financial statements.

Annex D-35

Annex E

SmartStop’s Reconciliation of Non-GAAP Financial Measures

Same-Store Information

The following table sets forth operating data for SmartStop’s same-store facilities (those properties included in the consolidated results of operations since January 1, 2020, excluding nine lease-up properties SmartStop owned as of January 1, 2020) for the years ended December 31, 2021 and 2020. SmartStop considers the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2021	2020	% Change	2021 (6)	2020	% Change	2021	2020	% Change
Revenue (1)	$121,860,493	$103,765,638	17.4%	$36,302,441	$6,409,287	N/M	$158,162,934	$110,174,925	43.6%
Property operating expenses (2)	$35,677,340	34,522,834	3.3%	$12,450,317	3,782,365	N/M	48,127,657	38,305,199	25.6%

Net operating income	$86,183,153	$69,242,804	24.5%	$23,852,124	$2,626,922	N/M	$110,035,277	$71,869,726	53.1%

Number of facilities	103	103		37	9		140	112
Rentable square feet (3)	7,595,600	7,557,300		3,069,400	680,300		10,665,000	8,237,600
Average physical occupancy (4)	95.1%	90.6%		N/M	N/M		94.2%	89.4%
Annualized rent per occupied square foot (5)	$16.51	$14.81		N/M	N/M		$16.30	$14.55

N/M Not meaningful

(1)	Revenue includes rental revenue, Tenant Protection Programs revenue, ancillary revenue, and administrative and late fees.

(2)	Property operating expenses excludes corporate general and administrative expenses, interest expense, depreciation, amortization expense, and acquisition expenses.

(3)

Of the total rentable square feet, parking represented approximately 940,000 square feet and 680,000 square feet as of December 31, 2021 and 2020, respectively. On a same-store basis, for the same periods, parking represented approximately 680,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. SmartStop has excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

(6)	Included in the non same-store data is a self storage facility consisting of approximately 84,000 square feet owned by SST VI OP, which was consolidated for approximately three months in 2021.

Annex E-1

Net Operating Income

Net Operating Income (“NOI”) is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating SmartStop’s operating results.

The following table presents a reconciliation of net loss as presented on SmartStop’s consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	For the Year Ended December 31,
	2021	2020
Net loss	$(19,564,718)	$(51,206,803)
Adjusted to exclude:
Managed REIT Platform revenue	(6,322,970)	(8,048,630)
Managed REIT Platform expenses	1,451,166	2,806,921
General and administrative	23,265,196	16,471,199
Depreciation	40,946,406	32,294,627
Intangible amortization expense	12,422,205	9,777,116
Other property acquisition expenses	934,838	1,366,092
Contingent earnout adjustment	12,619,744	(2,500,000)
Impairment of goodwill and intangible assets	—	36,465,732
Impairment of investments in Managed REITs	—	4,376,879
Write-off of equity interest and preexisting relationships in SST IV upon acquisition of control	8,389,573	—
Gain on sale of real estate	(178,631)	—
Interest expense	31,818,237	32,597,613
Interest expense—accretion of fair market value of secured debt	(110,942)	(130,682)
Interest expense—debt issuance costs	1,676,309	3,586,381
Net loss on extinguishment of debt	2,444,788	—
Other	244,076	(5,986,719)

Total net operating income	$110,035,277	$71,869,726

Funds from Operations

Funds from operations (“FFO”) is an industry wide metric promulgated by the National Association of Real Estate Investment Trusts, or NAREIT, which SmartStop believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

SmartStop defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate

Annex E-2

related asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate its operating performance. SmartStop previously used Modified Funds from Operations (“MFFO”) (as defined by the Institute for Portfolio Alternatives) as a non-GAAP measure of operating performance. Management replaced the MFFO measure with FFO, as adjusted, because FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, adjustments of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, and gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, which SmartStop believes are not indicative of its overall long-term operating performance. SmartStop excludes these items from GAAP net income to arrive at FFO, as adjusted, as they are not the primary drivers in SmartStop’s decision-making process and excluding these items provides investors a view of SmartStop’s continuing operating portfolio performance over time and makes SmartStop’s results more comparable period to period and to other REITs, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of its operating performance when it formulates corporate goals and evaluates the effectiveness of its strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of SmartStop’s performance, as an alternative to cash flows from operations, which is an indication of SmartStop’s liquidity, or indicative of funds available to fund SmartStop’s cash needs including its ability to make distributions to its stockholders. FFO and FFO, as adjusted, should not be considered as an alternative to net income (determined in accordance with GAAP) and should be reviewed in conjunction with other measurements as an indication of SmartStop’s performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry, and SmartStop would have to adjust its calculation and characterization of FFO or

Annex E-3

FFO, as adjusted. The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and FFO, as adjusted, for each of the periods presented below:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss (attributable to common stockholders)	$(29,401,595)	$(54,354,394)	$(24,750,333)
Add:
Depreciation of real estate	40,158,233	31,711,102	29,188,668
Amortization of real estate related intangible assets	11,030,316	5,110,207	8,441,245
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	754,831	—	—
Deduct:
Gain resulting from acquisition of unconsolidated affiliates(1)	—	—	(8,017,353)
Gain on deconsolidation	(169,533)	—	—
Gain on sale of real estate	(178,631)	—	(3,944,696)
Adjustment for noncontrolling interests	(5,727,520)	(4,756,580)	(2,079,045)

FFO (attributable to common stockholders)	16,466,101	(22,289,665)	(1,161,514)
Other Adjustments:
Intangible amortization expense - contracts(2)	$1,391,889	$4,666,909	$3,052,149
Acquisition expenses(3)	934,838	1,366,092	225,550
Acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities	210,377	—	—
Self administration transaction expenses(4)	—	—	1,572,238
Contingent earnout adjustment(5)	12,619,744	(2,500,000)	200,000
Write-off of equity interest and preexisting relationships in SST IV upon consolidation	8,389,573	—	—
Impairment of goodwill and intangible assets(6)	—	36,465,732	—
Impairment of investments in Managed REITs(6)	—	4,376,879	—
Accretion of fair market value of secured debt(7)	(110,942)	(130,682)	(131,611)
Net loss on extinguishment of debt(8)	2,444,788	—	2,647,633
Foreign currency and interest rate derivative losses, net(9)	366,849	203,995	730,719
Adjustment of deferred tax liabilities(2)	(2,025,869)	(5,926,732)	(806,083)
Adjustment for noncontrolling interests	(2,720,691)	(5,321,725)	(619,663)

FFO, as adjusted (attributable to common stockholders)	$37,966,657	$10,910,803	$5,709,418

(1)

Such gain was recorded as a result of obtaining control of certain of SmartStop’s Tenant Protection Programs joint ventures in the Self Administration Transaction and in accordance with the NAREIT White Paper was excluded from the determination of FFO.

(2)

These items represent the amortization, accretion, or adjustment of intangible assets or deferred tax liabilities. As these items are non-cash and not primary drivers in SmartStop’s decision-making process, FFO is adjusted for their effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric to other real estate companies.

(3)

In evaluating investments in real estate, SmartStop differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics.

Annex E-4

(4)

Self administration transaction expenses consist primarily of legal fees, as well as fees for other professionals and financial advisors incurred in connection with the Self Administration Transaction. SmartStop believes that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of SmartStop’s operating performance.

(5)

The contingent earnout adjustment represents the adjustment to the fair value of the Class A-2 Units issued in connection with the Self Administration Transaction. FFO is adjusted to arrive at FFO, as adjusted, as this acquisition related item is not a primary driver in SmartStop’s decision-making process and excluding this provides investors a view of SmartStop’s continuing operating portfolio performance over time.

(6)

The impairment charges relate to SmartStop’s goodwill, intangible assets and investments in the Managed REIT Platform acquired in the Self Administration Transaction. SmartStop believes that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of SmartStop’s operating performance and provides for a means of determining a comparable sustainable operating performance metric.

(7)

This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes as of the date of acquisition. Such amounts have been excluded from FFO, as adjusted, because SmartStop believes FFO, as adjusted, provides useful supplementary information by focusing on operating fundamentals, rather than events not related to SmartStop’s normal operations. SmartStop is responsible for managing interest rate risk and does not rely on another party to manage such risk.

(8)

The net loss associated with the extinguishment of debt includes prepayment penalties, the write-off of unamortized deferred financing fees, and other fees incurred. SmartStop believes that adjusting for such non-recurring items provides useful supplemental information because such losses may not be reflective of on-going transactions and operations and is consistent with management’s analysis of SmartStop’s operating performance.

(9)

This represents the mark-to-market adjustment for SmartStop’s derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings, as well as changes in foreign currency related to SmartStop’s foreign equity investments not classified as long term. These derivative contracts are intended to manage SmartStop’s exposure to interest rate and foreign currency risk which may not be reflective of SmartStop’s ongoing performance and may reflect unrealized impacts on SmartStop’s operating performance. Such amounts are recorded in “Other” within SmartStop’s consolidated statements of operations.

Annex E-5